As filed with the Securities and Exchange Commission on June 23, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Constellation Energy Group, Inc.

(Exact name of registrant as specified in its charter)

Maryland	4911	52-1964611
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

750 E. Pratt Street

Baltimore, Maryland 21202

(410) 783-2800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

E. Follin Smith

Executive Vice President, Chief Financial Officer and Chief Administrative Officer

750 E. Pratt Street

Baltimore, Maryland 21202

(410) 783-2800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Irving B. Yoskowitz, Esq.	George P. Stamas, Esq.	Edward F. Tancer, Esq.	Philip A. Gelston, Esq.
Constellation Energy Group, Inc.	Mark D. Director, Esq.	FPL Group, Inc.	Sarkis Jebejian, Esq.
750 E. Pratt Street	Thomas W. Christopher, Esq.	700 Universe Boulevard	Cravath, Swaine & Moore LLP
Baltimore, Maryland 21202	Kirkland & Ellis LLP	Juno Beach, Florida 33408	Worldwide Plaza
(410) 783-2800	655 Fifteenth Street, N.W.	(561) 694-4000	825 Eighth Avenue
	Washington, D.C. 20005		New York, New York 10019
	(202) 879-5000		(212) 474-1000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Constellation Energy Group, Inc. Common Stock—without par value	404,244,659	$15,066,791,930	$1,612,147

(1)	The maximum number of shares of Constellation Energy Group, Inc. issuable upon consummation of the share exchange of one share of Constellation common stock for each outstanding share of common stock of FPL Group, Inc. and based on 404,244,659 shares of common stock of FPL Group, Inc. estimated by FPL Group, Inc. to be outstanding immediately prior to the closing of the merger.
(2)	Estimated solely for purposes of calculating the registration fee and computed pursuant to Rules 457(f) and (o) promulgated under the Securities Act, based on $37.27, the average of the high and the low prices of common stock of Constellation Energy Group, Inc. as reported on the New York Stock Exchange on June 22, 2006 ($53.82) adjusted to take into account the proposed stock split of the shares of common stock of Constellation Energy Group, Inc. to be effective immediately prior to the merger, and multiplied by the maximum number of shares of common stock of Constellation Energy Group, Inc. to be issued pursuant to the merger.
(3)	Calculated in accordance with Section 6(b) of the Securities Act and Rule 457(f)(1) promulgated thereunder.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, pursuant to said Section 8(a), may determine.

The information in this preliminary joint proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary joint proxy statement/prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Copy—Subject to Completion, dated June 23, 2006

Dear Constellation stockholders and FPL Group shareholders:

On behalf of the boards of directors and management teams of both Constellation Energy Group, Inc., which we refer to as Constellation, and FPL Group, Inc., which we refer to as FPL Group, we are pleased to deliver our joint proxy statement/prospectus for the merger of our two companies. Upon completion of the merger and the related Constellation stock split to be undertaken in connection with the completion of the merger, Constellation stockholders prior to the merger will own approximately 40% of the combined company’s outstanding shares of common stock and the FPL Group shareholders prior to the merger will own approximately 60% of the combined company’s outstanding shares of common stock. We will use the term “combined company” to refer to Constellation as it will exist after completion of the merger.

We believe the merger will create a strong combined company that will deliver important benefits to our stockholders and customers and the communities we serve.

We are asking Constellation stockholders to approve (1) the issuance of shares of Constellation common stock to the former FPL Group shareholders in the merger and (2) an amendment and restatement of the Constellation charter to, among other things, increase the number of authorized shares of Constellation common stock (to facilitate both the stock split and the issuance of shares in the merger). The Constellation board of directors recommends that Constellation stockholders vote FOR the proposals related to the merger.

We are asking the FPL Group shareholders to approve the merger agreement. The FPL Group board of directors recommends that FPL Group shareholders vote FOR the proposal related to the merger.

The places, dates and times of the annual meetings are as follows:

For FPL Group shareholders:	For Constellation stockholders:
[•]	[•]

Before voting, you should carefully review all the information contained in the attached joint proxy statement/prospectus. For a discussion of risk factors which you should consider in evaluating the merger, see “ RISK FACTORS” beginning on page 23.

Your vote is very important. Whether or not you expect to attend the applicable annual meeting, the details of which are described on the following pages, please complete, date, sign and promptly return the accompanying proxy card in the enclosed envelope or submit your voting instructions by telephone or through the Internet if that option is available to you.

We enthusiastically support the merger of our two companies and join with our boards of directors in recommending that you vote FOR the proposals related to the merger.

Sincerely,

LEWIS HAY, III Chairman, President and Chief Executive Officer FPL Group, Inc.	MAYO A. SHATTUCK III Chairman, President and Chief Executive Officer Constellation Energy Group, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger described in this joint proxy statement/prospectus or the securities to be issued pursuant to the merger under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [•], 2006, and is first being mailed to stockholders on or about [•], 2006.

750 E. Pratt Street

Baltimore, Maryland 21202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF CONSTELLATION ENERGY GROUP, INC.

NOTICE IS HEREBY GIVEN that Constellation Energy Group, Inc. (“Constellation”) will hold the annual meeting of its stockholders at [•] on [•], 2006, at [•], local time. The purpose of this annual meeting is to consider and vote on the following matters:

1.	A proposal to approve the issuance of shares of Constellation common stock to FPL Group shareholders (which we refer to herein as the share issuance proposal) as contemplated by the Agreement and Plan of Merger, dated as of December 18, 2005, among Constellation, CF Merger Corporation (which is a wholly owned subsidiary of Constellation) and FPL Group (which we refer to as the merger agreement). A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

2.	A proposal to approve, effective as of the completion of the merger, the amended and restated charter of Constellation substantially in the form attached as Annex F to the accompanying joint proxy statement/prospectus, which we refer to as the charter amendment proposal, such approval to include, among other things, the following individual proposals:

•	to add 700 Universe Boulevard, Juno Beach, Florida 33408 as the address of Constellation’s additional principal office;

•	to provide that the minimum size of the Constellation board of directors shall be increased from no less than three members to consist of no less than seven members;

•	to provide that, as of the closing date of the merger and until at least the second anniversary of the closing date of the merger, any vacancy on the Constellation board of directors that results from any cause other than an increase in the number of directors will be filled pursuant to Section 11(c)(i) of Article III of the by-laws of Constellation in effect at the closing date of the merger;

•	to increase the number of authorized shares of common stock to 1.2 billion;

•	to increase the number of authorized shares of preferred stock to 125 million;

•	to provide that each share of common stock shall have one vote, and, except as otherwise provided in respect of any class of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the common stock;

•	to provide that shares of common stock shall not have cumulative voting rights;

•	to provide that dividends may be paid ratably on the common stock at such time and in such amounts as the Constellation board of directors may deem advisable;

•	to provide that in the event of any liquidation, dissolution or winding up of Constellation, whether voluntary or involuntary, the holders of the common stock shall be entitled, together with the holders of any other class of stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of Constellation, to share ratably in the net assets of Constellation remaining, after payment or provision for payment of the debts and other liabilities of Constellation and the amount to which the holders of any class of stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of Constellation shall be entitled; and

•

to provide that the Constellation board of directors may classify and reclassify any unissued shares of Constellation stock (whether or not such shares have been previously classified or reclassified) by setting or changing in any one or more respects, from time to time before issuance of such shares, the class and series designations of shares of capital stock or setting or changing the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares.

3.	The election of Class I directors to the Constellation board of directors to serve three year terms to expire in 2009.

4.	A proposal to ratify the appointment of PricewaterhouseCoopers LLP as Constellation’s independent registered public accounting firm for the year 2006.

5.	A stockholder proposal.

6.	Any such other matters as may properly come before the annual meeting and any adjournment or postponement of the annual meeting.

The record date for stockholders entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof is [•], 2006. As of the record date, there were [•] shares of Constellation common stock outstanding. Each share of Constellation common stock is entitled to one vote on each matter properly brought before the meeting. If you wish to vote your shares at the meeting, the inspector of elections will be available to record your vote at the meeting site beginning at [•], local time, on the date of the meeting. Voting is expected to close at the commencement of the meeting.

Your board of directors recommends that you vote FOR the charter amendment proposal, the share issuance proposal, each of the board of directors’ nominees as Class I directors and the other proposals that are described in detail in the accompanying joint proxy statement/prospectus, other than the stockholder proposal discussed therein. Your board of directors makes no voting recommendation with respect to the stockholder proposal. Your attention is directed to the accompanying joint proxy statement/prospectus for a discussion of the merger and the merger agreement.

Your vote is important. You are cordially invited to attend the meeting, but whether or not you expect to attend in person, you are urged to mark, date and sign the enclosed proxy card and return it in the enclosed prepaid envelope or follow the alternative proxy submission procedures described on the proxy card and in the accompanying joint proxy statement/prospectus so that your shares can be voted. If you attend, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

Charles A. Berardesco

Corporate Secretary

Baltimore, Maryland

[•], 2006

YOUR VOTE IS VERY IMPORTANT

PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY CARD OR FOLLOW THE TELEPHONE OR INTERNET PROXY SUBMISSION PROCEDURES DESCRIBED ON THE PROXY CARD SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. YOUR PROMPT ACTION WILL AID CONSTELLATION IN REDUCING THE EXPENSE OF PROXY SOLICITATION.

P.O. Box 14000

700 Universe Boulevard

Juno Beach, Florida 33408-0420

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

[•], 2006

The annual meeting of shareholders of FPL Group, Inc. will be held at [•] on [•], 2006, beginning at [•], to consider and vote on the following matters:

•	A proposal to approve the Agreement and Plan of Merger, dated as of December 18, 2005, among Constellation Energy Group, Inc., CF Merger Corporation (which is a wholly owned subsidiary of Constellation) and FPL Group. A copy of the merger agreement is included as Annex A to the accompanying joint proxy statement/prospectus.

•	Election of FPL Group’s directors.

•	Ratification of the appointment of Deloitte & Touche LLP as FPL Group’s independent registered public accounting firm for the year 2006.

•	Such other matters as may properly come before the annual meeting and any adjournment or postponement of the annual meeting.

The record date for shareholders entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof is [•], 2006.

Your board of directors recommends that you vote FOR the FPL Group proposals that are described in detail in the accompanying joint proxy statement/prospectus. Your attention is directed to the accompanying joint proxy statement/prospectus for a discussion of the merger and the merger agreement, as well as the other matters that will be considered at the meeting.

Admittance to the meeting will be limited to shareholders. Shareholders who plan to attend are requested to so indicate by marking the appropriate space on the enclosed proxy card or following the telephonic or Internet instructions. You will need a form of personal identification to attend the annual meeting. Shareholders whose shares are held in street name (the name of a broker, trust, bank or other nominee) should bring with them a legal proxy or a recent brokerage statement or letter from the street name holder confirming their beneficial ownership of shares. For the safety of attendees, all boxes, handbags and briefcases are subject to inspection.

Please mark, date, sign and return the enclosed proxy card promptly so that your shares can be voted, regardless of whether you expect to attend the meeting. Alternatively, you may submit your proxy by telephone or electronically by following the instructions on your proxy card. If you attend, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

Alissa E. Ballot

Vice President & Corporate Secretary

Juno Beach, Florida

[•], 2006

YOUR VOTE IS VERY IMPORTANT

PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY CARD OR FOLLOW THE TELEPHONE OR INTERNET PROXY SUBMISSION PROCEDURES DESCRIBED ON THE PROXY CARD SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. YOUR PROMPT ACTION WILL AID FPL GROUP IN REDUCING THE EXPENSE OF PROXY SOLICITATION.

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Constellation and FPL Group from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Constellation Energy Group, Inc. Investor Relations 750 E. Pratt Street Baltimore, Maryland 21202 (410) 783-3647	FPL Group, Inc. Shareholder Services 700 Universe Blvd. Juno Beach, Florida 33408-0420 (800) 222-4511

If you would like to request documents, please do so by [•], 2006 in order to receive them before your annual meeting.

You should rely on the information contained or incorporated by reference into this joint proxy statement/prospectus to vote at your annual meeting. No person is authorized to give any information or to make any representation not contained or incorporated by reference into this joint proxy statement/prospectus and, if given or made, that information or representation should not be relied upon as having been authorized.

See the discussion below under “Where You Can Find More Information” beginning on page 235.

SUBMITTING PROXIES BY MAIL, TELEPHONE OR INTERNET

If you are a Constellation stockholder of record, you may submit your proxy:

•	by mail, by signing and dating each proxy card you receive, indicating your voting preference on each proposal and returning each proxy card in the prepaid envelope which accompanied that proxy card;

•	by telephone, by calling the toll-free number 1-800-PROXIES (1-800-776-9437) in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions; or

•	through the Internet, by going to the following website: www.voteproxy.com, entering the information requested on your computer screen and following the simple instructions.

If you are a FPL Group shareholder of record, you may submit your proxy:

•	by mail, by signing and dating each proxy card you receive, indicating your voting preference on each proposal and returning each proxy card in the prepaid envelope which accompanied that proxy card;

•	by telephone, by calling the toll-free number 1-866-695-6074 in the United States or Canada on a touch-tone phone and following the recorded instructions; or

•	through the Internet, by going to the following website: www.computershare.com/us/proxy/fpl, entering the information requested on your computer screen and following the simple instructions.

If you are a beneficial owner (but not the holder of record) of shares of Constellation common stock or FPL Group common stock, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which proxy submission options are available to you.

Except as specifically noted, stock or stock-related numbers in this joint proxy statement/prospectus related to any period prior to the completion of the merger have not been adjusted to show the effect of the proposed stock split of shares of Constellation common stock discussed herein.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation.

i

ii

iii

Annex A	Agreement and Plan of Merger
Annex B	Opinion of Morgan Stanley & Co. Incorporated
Annex C	Opinion of Goldman, Sachs & Co.
Annex D	Opinion of Merrill Lynch Pierce, Fenner & Smith Incorporated
Annex E	Opinion of Lehman Brothers Inc.
Annex F	Form of Amended and Restated Constellation Charter
Annex G	Form of Amended and Restated Constellation By-laws
Annex H	Constellation Energy Group, Inc. Audit Committee Charter
Annex I	FPL Group, Inc. Audit Committee Charter

iv

CHAPTER ONE

THE INTRODUCTION

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETINGS

Q:	Why am I receiving this document?

A:	We are delivering this joint proxy statement/prospectus to you because you are either a Constellation stockholder, a FPL Group shareholder, or both. This document is serving as both a joint proxy statement of Constellation and FPL Group and a prospectus of Constellation. It is a joint proxy statement because it is being used by our boards of directors to solicit proxies from our stockholders. It is a prospectus because Constellation is offering shares of its common stock in exchange for shares of FPL Group common stock in connection with the proposed merger of the two companies (which we refer to herein as the merger).

Q:	What do I need to do now?

A:	After you carefully read this joint proxy statement/prospectus, complete, sign and mail your proxy card in the enclosed return envelope, or submit your proxy by telephone or through the Internet, as soon as possible, so that your shares may be represented at your meeting. In order to assure that your vote is recorded, please submit your proxy as instructed on your proxy card even if you currently plan to attend your meeting in person.

Q:	Why have Constellation and FPL Group decided to merge?

A:	Constellation and FPL Group believe that the combination will provide substantial strategic and financial benefits to their stockholders and customers and the communities they serve, including:

•	diversification of business and increased scale;

•	financial strength and flexibility;

•	expanded capacity to generate electricity;

•	stronger competitive energy business platform;

•	enhanced nuclear expertise;

•	increased breadth of fuel mix and renewable portfolio, which will include the largest wind generation portfolio in the country;

•	improved and strengthened regulated businesses, with a broader platform for greater reliability and enhanced customer service; and

•	combined expertise and synergies.

Additional information on the reasons for the merger is located beginning on page 58 for Constellation and on page 81 for FPL Group.

Q:	When do you expect the merger to be completed?

A:

We hope to complete the merger as soon as reasonably practicable. We are working to complete the merger by the end of 2006. In light of recently adopted energy legislation in Maryland and uncertainties surrounding its implementation, including the application of new, comprehensive approval requirements applicable to the merger and the reconstitution of the Maryland Public Service Commission (which must review and approve the merger), we cannot predict when regulatory review in Maryland will be completed, whether approval will be received or the potential terms and conditions of any approval that is received. In addition, other factors outside of our control could require us to complete the merger at a later time or not to complete it at all. For a discussion of the conditions to the completion of the merger and of the risks associated with obtaining regulatory approvals in connection with the merger, see “The Proposed Merger—The Merger Agreement—Conditions” beginning on page 142 and “Risks Factors — The merger is subject to receipt of consent or approval from governmental entities that could delay or prevent the completion of the merger or impose conditions that could have a material adverse effect on the combined company or that could cause abandonment of the merger” beginning on page 25.

Q:	If I am a Constellation stockholder, what will I receive as a result of the stock split and merger?

A:	In connection with the completion of the merger, Constellation will effect a stock split of the shares of Constellation common stock outstanding immediately prior to the completion of the merger (which we refer to herein as the stock split). As a result of the stock split, Constellation stockholders will receive 1.444 shares of common stock of the combined company for every share of Constellation common stock they owned immediately prior to the stock split and the merger. We will not issue fractional shares but will pay cash in lieu of fractional shares resulting from the stock split.

Q:	If I am a FPL Group shareholder, what will I receive as a result of the merger?

A:	FPL Group shareholders will receive one share of common stock of the combined company (after the effectiveness of the stock split) in exchange for each share of FPL Group common stock they owned immediately prior to the merger.

Q:	Should I send in my stock certificates now?

A:	Constellation Stockholder:

No.   After the stock split is completed, Constellation will send holders of Constellation common stock prior to the effectiveness of the stock split the additional shares of Constellation common stock received as a result of the stock split (and/or cash in lieu of fractional shares resulting from the stock split).

A:	FPL Group Shareholder:

No.   After the merger is completed, Constellation will send FPL Group shareholders written instructions for exchanging their FPL Group stock certificates for certificates representing Constellation common stock.

Q:	On what am I being asked to vote?

A:	Constellation Stockholder:

You are being asked to consider and vote on the following matters:

1.	A proposal to approve the issuance of shares of Constellation common stock to FPL Group shareholders (which we refer to herein as the share issuance proposal) as contemplated by the Agreement and Plan of Merger, dated as of December 18, 2005, among Constellation, CF Merger Corporation (which is a wholly owned subsidiary of Constellation) and FPL Group (which we refer to herein as the merger agreement). A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

2.	A proposal to approve, effective as of the completion of the merger, the amended and restated charter of Constellation substantially in the form attached as Annex F to this joint proxy statement/prospectus, which we refer to as the charter amendment proposal, such approval to include, among other things, several individual proposals set forth in this joint proxy statement/prospectus under the section “The Proposed Merger—Post-Merger Corporate Governance and Management—Amended and Restated Constellation Charter and By-laws” beginning on page 146.

3.	The election of Class I directors to the Constellation board of directors to serve three year terms to expire in 2009.

4.	A proposal to ratify the appointment of PricewaterhouseCoopers LLP as Constellation’s independent registered public accounting firm for the year 2006.

5.	A stockholder proposal.

6.	Any such other matters as may properly come before the annual meeting and any adjournment or postponement of the annual meeting.

A:	FPL Group Shareholder:

You are being asked to consider and vote on the following matters:

1.	A proposal to approve the merger agreement.

2.	Election of FPL Group’s directors.

3.	Ratification of the appointment of Deloitte & Touche LLP as FPL Group’s independent registered public accounting firm for the year 2006.

4.	Such other matters as may properly come before the annual meeting and any adjournment or postponement of the annual meeting.

Q:	What is the purpose of the amendment and restatement of the Constellation charter?

A:	Constellation is proposing to amend and restate its charter to effect various terms of the merger as described in this joint proxy statement/prospectus. Constellation does not intend to amend and restate the Constellation charter unless the merger will be completed (even if the Constellation stockholders have approved the charter amendment proposal).

Q:	Are there risks I, as a Constellation stockholder or FPL Group shareholder, should consider in deciding how to vote on the proposals related to the merger?

A:	Yes, in evaluating the proposals related to the merger, you should carefully read this joint proxy statement/prospectus, including the factors discussed in the section titled “Risk Factors” beginning on page 23. You are urged to read this joint proxy statement/prospectus in its entirety prior to voting or submitting a proxy.

Q:	Why is my vote important?

A:	If you do not return your proxy card or submit your proxy by telephone or through the Internet or vote in person at your annual meeting, it will be more difficult for Constellation and FPL Group to obtain the necessary quorum to hold their respective annual meetings. For both the Constellation annual meeting and the FPL Group annual meeting, the presence, in person or by proxy, of holders of a majority of the issued and outstanding shares entitled to vote at the meeting constitutes a quorum for the transaction of business. If a quorum is not present at either Constellation’s annual meeting or FPL Group’s annual meeting, the stockholders of that company will not be able to take action on any of the proposals at that meeting. In addition, for the Constellation charter amendment proposal and the FPL Group proposal to approve the merger agreement, if you do not vote, it will have the same effect as a vote AGAINST the proposal, as described below. In addition, for the Constellation share issuance proposal, if you do not vote, it will be less likely that the minimum vote required for a vote on the proposal to be effective will be obtained. Therefore, if you do not vote, it will be more difficult for Constellation and FPL Group to obtain the stockholder approvals necessary for the completion of the merger, and it will be less likely that the merger will be completed.

Q:	May I vote in person?

A:	Yes. If you are a stockholder of record as of [•], 2006 for Constellation or [•], 2006 for FPL Group, you may attend your annual meeting and vote your shares in person instead of returning your signed proxy card or submitting your proxy by telephone or through the Internet. However, because you can revoke a previously granted proxy by attending your annual meeting and voting your shares in person, we urge you to return your proxy card or submit your proxy by telephone or through the Internet even if you intend to attend your annual meeting.

Q:	If I am a record holder of my shares, what happens if I don’t submit a proxy (whether by returning my proxy card or submitting my proxy by telephone or through the Internet) or attend my annual meeting to vote in person?

A:	Constellation Stockholder:

If you do not return your proxy card or submit your proxy by telephone or through the Internet or vote in person at your annual meeting, your vote will not be counted and it will be less likely that a quorum to conduct business at your annual meeting will be obtained. In addition, if you are a Constellation stockholder, not returning your proxy card and not voting in person at the annual meeting will have the same effect as a vote AGAINST the approval of the Constellation charter amendment proposal because the approval of the proposal by a majority of the outstanding shares of Constellation common stock entitled to vote on the proposal is required to approve the charter amendment proposal. In addition, for the Constellation share issuance proposal, if you do not vote, it will be less likely that the minimum vote required for a vote on the proposal to be effective will be obtained.

A:	FPL Group Shareholder:

If you do not return your proxy card or submit your proxy by telephone or through the Internet or vote in person at your annual meeting, your vote will not be counted and it will be less likely that a quorum to conduct business at your annual meeting will be obtained. In addition, if you are a FPL Group shareholder, not returning your proxy card and not voting in person at the annual meeting will have the same effect as a vote AGAINST the approval of the proposal to approve the merger agreement because the approval of the proposal by a majority of the outstanding shares of FPL Group common stock entitled to vote on the proposal is required to approve the merger agreement.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me even if I don’t give my broker voting instructions?

A:	Your broker will vote your shares if you provide instructions on how to vote. In addition, brokerage firms have the authority under the rules of the New York Stock Exchange, which we refer to herein as the NYSE, to vote their clients’ unvoted shares on certain routine matters. However, the proposals related to the merger and the Constellation stockholder proposal are not routine matters under the NYSE rules, and your broker does not have discretionary authority to vote on those proposals. Therefore, if your shares are held in “street name” by your broker and you do not provide your broker with instructions on how to vote your “street name” shares, if you are a Constellation stockholder, your broker will not be permitted to vote on the charter amendment proposal, the share issuance proposal or the Constellation stockholder proposal or, if you are a FPL Group shareholder, your broker will not be permitted to vote on the approval of the merger agreement.

You should therefore be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet submission of proxies.

Under the NYSE rules, brokers do have authority to vote their clients’ unvoted shares on certain routine matters, including those related to the election of directors and the ratification of appointment of an independent registered public accounting firm. If you do not provide voting instructions, your broker may choose to vote for you or leave your shares unvoted on such routine matters.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of Constellation common stock or FPL Group common stock that are registered under different names or in different forms, or you own shares in both companies. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations and others, you will receive multiple sets of proxy materials. It is necessary for you to vote, sign and return all of the proxy cards, or follow the instructions for any alternative voting procedure on each of the proxy cards you receive, in order to vote all of the shares you own. Each proxy card you receive will be accompanied by its own prepaid return envelope; if you submit your proxy by mail, make sure you return each proxy card in the return envelope which accompanied that proxy card.

Q.	How do I vote my FPL Group 401(k) shares?

A.	If you participate in any of FPL Group, Inc.’s Employee Retirement Savings Plans (which we refer to herein as the FPL Group Retirement Savings Plans), you may give voting instructions to Fidelity Management Trust Company, as trustee of the FPL Group Retirement Savings Plans, by completing and returning the Retirement Savings Plans proxy card accompanying this joint proxy statement/prospectus. Your instructions will tell the trustee how to vote the number of shares of FPL Group common stock reflecting your proportionate interest in the FPL Group Stock Fund and the FPL Group Leveraged ESOP Fund. Your instructions will also determine the vote on a proportionate number of the Leveraged ESOP shares which are held in the FPL Group Retirement Savings Plans but not yet allocated to participants. If you do not give the trustee of the FPL Group Retirement Savings Plans voting instructions, the number of shares reflecting your proportionate interest will not be voted, but your proportionate share of the unallocated Leveraged ESOP shares will be voted by the trustee in the same proportions as it votes unallocated shares for which instructions are received. The trustee will vote your shares in accordance with your duly executed proxy card received by [•], 2006.

You may also revoke previously given voting instructions by [•], 2006, by filing with the trustee of the FPL Group Retirement Savings Plans either a written notice of revocation or a properly completed and signed Retirement Savings Plans proxy card bearing a later date. Your voting instructions will be kept confidential by the trustee.

Q.	How do I vote my Constellation 401(k) shares?

A.	If you participate in either the Constellation Energy Group, Inc. Employee Savings Plan or the Represented Employee Savings Plan for Nine Mile Point (which we refer to herein as the Constellation Savings Plans), you may give voting instructions to T. Rowe Price, as trustee of the Constellation Savings Plans, by completing and returning the proxy card accompanying this joint proxy statement/prospectus. Your instructions will tell the trustee of the Constellation Savings Plans how to vote the number of shares of Constellation common stock held in your account. If you do not give the trustee of the Constellation Savings Plans voting instructions, your shares will be voted by the trustee of the Constellation Savings Plans in the same proportions as it votes shares for which instructions are received. The trustee will vote your shares in accordance with your duly executed proxy card received by [•], 2006.

You may also revoke previously given voting instructions by [•], 2006, by filing with the trustee of the Constellation Savings Plans either a written notice of revocation or a properly completed and signed proxy card bearing a later date. Your voting instructions will be kept confidential by the trustee.

Q:	Can I revoke my proxy and change my vote?

A:	Yes. You have the right to revoke your proxy at any time prior to the time your shares are voted at your annual meeting. If you are a stockholder of record, your proxy can be revoked in several ways:

•	by timely delivery of a written revocation to your company’s corporate secretary,

•	by submitting another valid proxy bearing a later date, or

•	by attending your annual meeting and voting your shares in person.

You may also revoke your proxy and submit a new proxy by telephone or through the Internet.

However, if your shares are held in the name of your bank, broker, custodian or other recordholder, you must check with your bank, broker, custodian or other recordholder to determine how to revoke your proxy.

Q:	When and where is my annual meeting?

A:	Constellation Stockholder:

The Constellation annual meeting will take place at [•] on [•], 2006 at [•], local time.

A:	FPL Group Shareholder:

The FPL Group annual meeting will take place at [•] on [•], 2006 at [•], local time.

Q.	Who can attend the FPL Group annual meeting?

A.	Subject to space availability, all FPL Group shareholders as of the record date, or their duly appointed proxies, may attend the FPL Group annual meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at [•]:00 a.m., local time, and seating will begin at [•]:00 a.m., local time. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport.

You will need proof of ownership to enter the meeting.

If your shares are registered or held in the name of your broker or bank or other nominee, your shares are held in “street name.” Please note that if you hold your shares in “street name,” you will need to bring proof of your ownership of FPL Group common stock as of the record date, such as a copy of a bank or brokerage statement, and check in at the registration desk at the meeting.

Q:	Will my annual meeting be webcast?

A:	Constellation Stockholder:

Yes.   The Constellation annual meeting will be webcast (audio only) on [•], 2006. If you do not attend the meeting, you are invited to visit www.constellation.com at [•], Eastern Time, on that day to access the webcast of the meeting. You will not be able to vote your shares via the webcast. A replay of the webcast also will be available on Constellation’s website through [•], 2006.

A:	FPL Group Shareholder:

Yes.   The FPL Group annual meeting will be webcast (audio only) on [•], 2006. If you do not attend the meeting, you are invited to visit www.fplgroup.com at [•], Eastern Time, on that day to access the webcast of the meeting. You will not be able to vote your shares via the webcast. A replay of the webcast also will be available on FPL Group’s website through [•], 2006.

Q:	Who can answer any questions I may have about the annual meetings or the merger?

A:	Constellation stockholders may call [•] at 1-800-[•]-[•].

FPL Group shareholders may call [•] at 1-800-[•]-[•].

SUMMARY OF THE PROPOSED MERGER

This summary highlights selected information from this joint proxy statement/prospectus with respect to the proposed merger and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger agreement, you should carefully read this entire joint proxy statement/prospectus and the documents to which we refer you. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 235. We have included references to other portions of this joint proxy statement/prospectus to direct you to a more complete description of the topics presented in this summary, which you should review carefully in their entirety.

The Companies (see page 49)

Constellation Energy Group, Inc.

750 E. Pratt Street

Baltimore, Maryland 21202

(410) 783-2800

Constellation Energy Group, Inc. (which we refer to herein as Constellation) is an energy company that operates in three business segments—merchant energy, regulated electric and regulated gas. Constellation’s primary businesses include a merchant energy business and Baltimore Gas and Electric Company (which we refer to herein as BGE), an electric and gas public utility, which is regulated by the Public Service Commission of the State of Maryland (which we refer to herein as the MPSC) and the Federal Energy Regulatory Commission (which we refer to herein as FERC). Constellation’s merchant energy business is subject to regulation by FERC and the Nuclear Regulatory Commission (which we refer to herein as the NRC). In addition to the merchant energy business, Constellation also operates in various other nonregulated businesses. Constellation was incorporated in Maryland in 1995, and in 1999, Constellation became the holding company for BGE and its subsidiaries. BGE was incorporated in Maryland in 1906.

Shares of Constellation common stock are traded on the New York Stock Exchange under the symbol “CEG.”

FPL Group, Inc.

700 Universe Boulevard

Juno Beach, Florida 33408

(561) 694-4000

FPL Group, Inc. (which we refer to herein as FPL Group) was incorporated in Florida in 1984. Its principal subsidiary, Florida Power & Light Company (which we refer to herein as Florida Power & Light) is a rate-regulated utility engaged in the generation, transmission, distribution and sale of electric energy. Florida Power & Light is subject to regulation by FERC, the Florida Public Service Commission (which we refer to herein as the FPSC) and the NRC. FPL Group Capital Inc (which we refer to herein as FPL Capital), a wholly owned subsidiary of FPL Group, holds the capital stock and provides funding for FPL Group’s operating subsidiaries other than Florida Power & Light. The business activities of these other operating subsidiaries primarily consist of the competitive energy supply business of FPL Energy, LLC and its subsidiaries (which we refer to herein as FPL Energy), which is subject to regulation by FERC and the NRC.

Shares of FPL Group common stock are traded on the New York Stock Exchange under the symbol “FPL.”

The Merger (see page 49)

Upon completion of the merger, FPL Group will become a wholly owned subsidiary of Constellation. Under the terms of the merger, a wholly owned subsidiary of Constellation formed for the purpose of the merger will merge with and into FPL Group. As a result, FPL Group will survive the merger and will become a wholly owned subsidiary of Constellation upon completion of the merger.

The merger will be completed only after the satisfaction or waiver of the conditions to the completion of the merger discussed below.

The merger agreement is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement carefully and fully, as it is the legal document that governs the merger.

Constellation Stock Split (see page 134)

In connection with the completion of the merger, Constellation will effect a stock split of the shares of Constellation common stock outstanding immediately prior to the completion of the merger. As a result of the stock split, Constellation stockholders will receive 1.444 shares of Constellation common stock for each share of Constellation common stock they held immediately prior to the merger. Constellation will not issue fractional shares resulting from the stock split. Accordingly, the total number of shares of Constellation common stock that each Constellation stockholder will receive pursuant to the stock split will be rounded down to the nearest whole number. Each Constellation stockholder also will receive a cash payment for the remaining fraction of a share of Constellation common stock that he, she or it would otherwise receive, if any, based on the market value of Constellation common stock at the close of business on the last trading day before the closing date of the merger. Constellation does not intend to effect the stock split unless the merger will be completed.

Example: If you currently own 100 shares of Constellation common stock, you will be entitled to receive 144 shares of Constellation common stock and a cash payment for the market value of 0.40 shares at the close of business on the last trading day before the closing date of the merger.

As a result of the merger, Constellation stockholders will continue to hold their shares of Constellation common stock, as adjusted by the stock split.

FPL Group Shareholder Merger Consideration (see page 134)

In the merger, after giving effect to the stock split, FPL Group shareholders will receive one share of Constellation common stock for each share of FPL Group common stock that they held immediately prior to the merger. Upon completion of the merger and stock split, Constellation stockholders prior to the merger will own approximately 40% of the combined company’s outstanding shares of common stock and the FPL Group shareholders prior to the merger will own approximately 60% of the combined company’s outstanding shares of common stock.

Material U.S. Federal Income Tax Consequences of the Merger (see page 105)

As a condition to the completion of the merger, each of Kirkland & Ellis LLP, legal counsel to Constellation, and Cravath, Swaine & Moore LLP, legal counsel to FPL Group, must have delivered its opinion, each dated as of the effective time of the merger, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that each of Constellation, FPL Group and CF Merger Corporation (the wholly owned merger subsidiary of Constellation) will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code. These opinions will be based, in part, on customary factual assumptions and written factual representations. A holder of FPL Group common stock will not recognize any gain or loss for federal income tax purposes upon the exchange of the holder’s shares of FPL

Group common stock for shares of Constellation common stock pursuant to the merger. The automatic conversion of each share of Constellation common stock into 1.444 shares of Constellation common stock in the stock split will not be a taxable event to the holders of the Constellation common stock, except with respect to cash received in the stock split in lieu of a fractional share of Constellation common stock.

The federal income tax consequences described above may not apply to you depending on the facts of your situation. You should consult your own tax advisor.

Amended and Restated Constellation Charter (see page 146)

Constellation is proposing to amend and restate its charter to effect various terms of the merger as described in this joint proxy statement/prospectus. The complete text of the amended and restated charter of Constellation substantially in the form to become effective upon completion of the merger transaction is attached as Annex F to this joint proxy statement/prospectus.

Under the merger agreement, completion of the merger is subject to the satisfaction (or, if legally permitted, waiver) of specified closing conditions. Approval by the Constellation stockholders of the amended and restated Constellation charter is one of those conditions. Constellation and FPL Group may not waive the requirement for Constellation stockholders to approve the charter amendment to increase the number of authorized shares of Constellation common stock.

Constellation does not intend to amend and restate the Constellation charter unless the merger will be completed (even if the Constellation stockholders have approved the charter amendment proposal).

Post-Merger Governance and Management (see page 146)

Certain matters relating to post-merger governance and management of the combined company are set forth in the merger agreement, including the following:

•	the combined company will maintain dual headquarters in Juno Beach, Florida and Baltimore, Maryland;

•	Lewis Hay, III, currently Chairman, President and Chief Executive Officer of FPL Group, will become the chief executive officer of the combined company, and Mayo A. Shattuck III, currently Chairman, President and Chief Executive Officer of Constellation, will become chairman of the combined company; and

•	the board of directors of the combined company will be composed of nine persons who served as directors of FPL Group prior to completion of the merger and six persons who served as directors of Constellation prior to completion of the merger.

Required Stockholder Approvals (see page 43)

For Constellation Stockholders:

Approval of the proposal to amend and restate the Constellation charter requires the affirmative vote of holders of a majority of the outstanding shares of Constellation common stock entitled to vote thereon on each amendment contemplated by the amended and restated Constellation charter. Approval of the proposal to issue shares of Constellation common stock as contemplated by the merger agreement requires the affirmative vote of a majority of votes cast on the proposal, provided that the total vote cast on the proposal represents over 50% of all shares of Constellation common stock entitled to vote on the proposal. Approval by the Constellation stockholders of each individual amendment contemplated by the amended and restated Constellation charter and approval of the share issuance proposal are conditions to the completion of the merger under the merger agreement.

On [•], 2006, which is the record date for determining those Constellation stockholders who are entitled to vote at the Constellation annual meeting, directors and executive officers of Constellation and their affiliates beneficially owned [•] shares of Constellation common stock, representing approximately [•]% of the shares of Constellation common stock outstanding on the record date. Although none of the members of the board of directors of Constellation or its executive officers have executed voting agreements, based solely on discussions with its board of directors and executive officers, to Constellation’s knowledge, directors and executive officers of Constellation and their affiliates intend to vote their common stock in favor of the share issuance proposal and the charter amendment proposal.

For FPL Group Shareholders:

Approval of the proposal to approve the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of FPL Group common stock entitled to vote thereon. Approval of the proposal to approve the merger agreement is a condition to the completion of the merger.

On [•], 2006, which is the record date for determining those FPL Group shareholders who are entitled to vote at the FPL Group annual meeting, directors and executive officers of FPL Group and their affiliates beneficially owned [•] shares of FPL Group common stock, or approximately [•]% of the outstanding shares of FPL Group common stock entitled to vote at the annual meeting. Although none of the members of the FPL Group board of directors or its executive officers have executed voting agreements, based solely on discussions with its board of directors and executive officers, to FPL Group’s knowledge, directors and executive officers of FPL Group and their affiliates intend to vote their common stock in favor of the approval of the merger agreement.

Recommendations to Constellation Stockholders and FPL Group Shareholders (see pages 58 and 81)

To Constellation Stockholders:

The Constellation board of directors has approved the merger agreement, determined that the merger agreement and the transactions contemplated thereby, including the merger, the issuance of shares of Constellation common stock as contemplated by the merger agreement and the amendment and restatement of the Constellation charter, are advisable, fair to, and in the best interests of Constellation and Constellation stockholders, and recommends that Constellation stockholders vote FOR the share issuance proposal and the charter amendment proposal.

To FPL Group Shareholders:

The FPL Group board of directors has approved the merger agreement, determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of FPL Group and FPL Group shareholders, and recommends that FPL Group shareholders vote FOR the proposal to approve the merger agreement.

Opinions of Constellation’s Financial Advisors (see page 63)

Each of Morgan Stanley & Co. Incorporated (which we refer to herein as Morgan Stanley) and Goldman, Sachs & Co. (which we refer to herein as Goldman Sachs) rendered its oral opinion to the Constellation board of directors (subsequently confirmed in writing as of December 18, 2005) that, as of that date and based upon and subject to the assumptions, qualifications and limitations discussed in such opinion, assuming the prior effectiveness of the stock split, the exchange ratio of one share of Constellation common stock for each share of FPL Group common stock pursuant to the merger agreement was fair, from a financial point of view, to the Constellation stockholders. The full text of the opinions of Morgan Stanley and Goldman Sachs, each dated

December 18, 2005, which discuss, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in connection with each opinion, are attached to this joint proxy statement/prospectus as Annex B and Annex C, respectively. Constellation stockholders are urged to read these opinions carefully in their entirety.

Each of the Morgan Stanley opinion and the Goldman Sachs opinion is addressed to the Constellation board of directors and is directed only to the fairness to the Constellation stockholders, from a financial point of view, of the exchange ratio in the proposed merger. Neither the Morgan Stanley opinion nor the Goldman Sachs opinion constitutes a recommendation to any Constellation stockholder as to how any such stockholder should vote with respect to the merger proposals or any other matter. The opinions also do not address the prices at which shares of Constellation common stock will trade following the completion of the merger or at any other time.

Opinions of FPL Group’s Financial Advisors (see page 86)

On December 16, 2005, Merrill Lynch Pierce, Fenner & Smith Incorporated (which we refer to herein as Merrill Lynch) rendered its oral opinion to the FPL Group board of directors (subsequently confirmed in writing on December 18, 2005), that, as of that date, and based upon and subject to the assumptions made, matters considered and qualifications and limitations set forth in the written opinion, the exchange ratio of 1.000 share of Constellation common stock for each share of FPL Group common stock provided for in the merger, subject to the prior effectiveness of the stock split whereby each outstanding share of Constellation common stock will be automatically converted into, assuming the effectiveness of the merger, 1.444 shares of Constellation common stock, was fair, from a financial point of view, to the holders of FPL Group common stock. The full text of the written opinion of Merrill Lynch, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Merrill Lynch, is attached as Annex D to this joint proxy statement/prospectus. You are urged to read the Merrill Lynch opinion carefully in its entirety.

On December 16, 2005, Lehman Brothers Inc. (which we refer to herein as Lehman Brothers) rendered its oral opinion to the FPL Group board of directors (subsequently confirmed in writing on December 18, 2005) that, as of such date, and based upon and subject to certain matters stated in such written opinion, from a financial point of view, the exchange ratio, assuming the prior effectiveness of the stock split, to be offered to the shareholders of FPL Group in the merger is fair to the shareholders of FPL Group. The full text of the written opinion of Lehman Brothers, which sets forth the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion is attached as Annex E to this joint proxy statement/prospectus. You are urged to read the Lehman Brothers opinion carefully in its entirety.

Each of the Merrill Lynch opinion and the Lehman Brothers opinion is addressed to the FPL Group board of directors. Neither the Merrill Lynch opinion nor the Lehman Brothers opinion constitutes a recommendation to any FPL Group shareholder as to how any such shareholder should vote with respect to the proposed merger or any other matter. The opinions also do not address the prices at which shares of Constellation common stock will trade following the completion of the merger or at any other time.

Risk Factors (see page 23)

There are a number of risks related to the merger, including the following:

•	Constellation and FPL Group may be unable to obtain the regulatory approvals required to complete the merger or, in order to obtain these approvals, the combined company may be required to comply with material restrictions or conditions, including requirements that would impose significant additional costs on the business;

•	if the merger is not completed, the trading price of Constellation common stock or FPL Group common stock may decline to the extent that the market prices reflect a market assumption that the merger will be completed;

•	because recently adopted energy legislation in Maryland is still in the process of being implemented, Constellation and FPL Group do not know the impact such legislation will have on the business of Constellation, both as a stand-alone company and, if the merger is completed, as part of the combined company;

•	the value of shares of Constellation common stock will fluctuate before and after the merger;

•	Constellation and FPL Group may be unable to successfully integrate the operations of their respective businesses;

•	Constellation may incur significant transaction, merger-related and restructuring costs in connection with the merger; and

•	the goodwill that will be recorded in connection with the merger may become impaired, which could adversely affect the combined company’s financial results.

Furthermore, there are a number of risks relating to the businesses of Constellation, FPL Group and the combined company, including the following:

•	the business of the combined company will be subject to risks currently affecting the businesses of Constellation and FPL Group, such as being subject to complex laws and regulations and to changes in laws and regulations, including recent energy legislation in Maryland and other state and federal initiatives regarding rate caps, rate adjustments, deferral of cost recovery, restructuring of the energy industry and environmental compliance;

•	Constellation and FPL Group operate in the deregulated segments of the electric power industry created by restructuring initiatives at both state and federal levels, and if competitive restructuring of the electric power industry is reversed, discontinued, restricted or delayed, the combined company’s business prospects and financial condition could be materially adversely impaired;

•	significant risks resulting from the operation of power generation facilities, including nuclear facilities, could adversely affect the results of operation and financial condition of the combined company;

•	the combined company’s competitive energy business will have contractual obligations to certain customers to provide full requirements service, which make it difficult to predict and plan for load requirements and may result in increased operating costs to the business;

•	the combined company’s generation business may incur substantial costs and liabilities due to its ownership and operation of nuclear generating facilities;

•	the combined company’s competitive energy business may incur substantial costs and liabilities and be exposed to volatility as a result of its participation in the wholesale energy markets;

•	Constellation and FPL Group often rely on single suppliers and at times on single customers at their respective facilities, exposing Constellation and FPL Group to significant financial risks if any such supplier or customer should fail to perform its obligations; and

•	war, acts and threats of terrorism and catastrophic events may adversely affect the combined company’s results of operations in unpredictable ways.

For a more complete discussion of these and other risk factors please see “Risk Factors” beginning on page 23 and the documents filed by each of Constellation and FPL Group with the Securities and Exchange Commission (which we refer to herein as the SEC) which are incorporated by reference into this joint proxy statement/prospectus.

Conditions to the Completion of the Merger (see page 142)

The completion of the merger depends upon the satisfaction or waiver of a number of conditions, including the following:

•	the approval of the merger agreement by the FPL Group shareholders, and the approval by the Constellation stockholders of the issuance of shares of Constellation common stock as contemplated by the merger agreement and the amendment of the Constellation charter;

•	the absence of any law, judgment, injunction or other order by a governmental entity prohibiting completion of the merger and the absence of any proceeding by any governmental entity seeking such an order;

•	the approval for listing by the NYSE of the Constellation common stock to be issued pursuant to the merger, subject to official notice of issuance; and

•	the Constellation stock split having become effective.

In addition, individually, our respective obligations to effect the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of the following additional conditions:

•	the representations and warranties of the other party with respect to capital stock contained in the merger agreement being true and correct in all material respects;

•	the representations and warranties of the other party being true and correct except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the other party, and would not reasonably be expected to materially decrease the long-term value of the other party;

•	the other party having performed in all material respects all obligations required to be performed and complied with by it under the merger agreement;

•	the receipt of an opinion of the party’s counsel which provides that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•	the receipt of the required statutory approvals (discussed below) without such approvals imposing terms or conditions that, individually or in the aggregate, would reasonably be expected to (i) have a material adverse effect on either party or the combined company and (ii) materially decrease the long-term value of either party or the combined company;

•	since December 31, 2004 there has been no change, event or development that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the other party and would reasonably be expected to materially decrease the long-term value of the other party and its subsidiaries taken as a whole; and

•	the receipt by each party of a certificate from an executive officer of the other party with respect to satisfaction of certain of the closing conditions.

Regulatory Matters (see page 108)

The approval of, among others, the following U.S. federal, state and local regulatory authorities must be obtained before the merger can be completed:

•	FERC;

•	the NRC; and

•	the regulatory agencies in several of the states in which Constellation and/or FPL Group operate electric and/or gas businesses.

In addition, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the merger cannot be completed until we have made required notifications and provided certain information and materials to the Federal Trade Commission (which we refer to herein as the FTC) and the Antitrust Division of the United States Department of Justice and until specified waiting period requirements have expired. Constellation and FPL Group received early termination of the statutory waiting period on March 24, 2006.

As of the date of this joint proxy statement/prospectus, each of Constellation and FPL Group was in the process of seeking such approvals as are required by applicable law or regulations.

Termination of the Merger Agreement (see page 143)

Constellation and FPL Group may mutually agree to terminate the merger agreement and abandon the merger at any time prior to completion of the merger, whether before or after the FPL Group shareholders have approved the merger agreement or the Constellation stockholders have approved the share issuance proposal or the charter amendment proposal.

In addition, either party could decide, without the consent of the other, to terminate the merger agreement in a number of situations (subject to certain limitations and exceptions), including:

•	if the merger is not completed by December 31, 2006 (which date is automatically extended to June 30, 2007 if the conditions to closing relating to statutory and regulatory approvals of the merger have not been fulfilled but all other conditions to closing are fulfilled or are capable of being fulfilled);

•	if a court or other governmental entity issues an order, decree or ruling or takes any other action permanently prohibiting the completion of the merger and the order, decree or ruling or other action has become final and nonappealable;

•	if the required approval of the Constellation stockholders or FPL Group shareholders is not obtained at the respective stockholder meetings;

•	if any condition to the obligation of such party to complete the merger becomes incapable of being satisfied;

•	if the board of directors of the other party withdraws or adversely modifies its recommendation to its stockholders in favor of the proposals related to the merger; or

•	if the other party breaches its representations, warranties, covenants or other agreements contained in the merger agreement, which breach is not cured within 75 days and would result in a failure of either the closing conditions relating to the breach of representations and warranties or the performance of obligations, each as described above.

Termination Fees (see page 144)

Generally, if following receipt by a party of a competing takeover proposal, the merger agreement is terminated because such party’s board of directors has withdrawn or adversely modified its recommendation to its stockholders in favor of the proposals related to the merger, the merger agreement is terminated because the merger has not been completed by the applicable termination date or such party’s stockholders have failed to approve the proposals related to the merger, then, subject to certain limitations, such party will be required to reimburse the other party for its out-of-pocket expenses and, if such party enters into a competing transaction within a specified period of time, it will be required to pay the other party a termination fee. The termination fee payable by FPL Group to Constellation would be $650 million (reduced by the amount of any expense reimbursement), and the termination fee payable by Constellation to FPL Group would be $425 million (reduced by the amount of any expense reimbursement).

In addition, in circumstances where either party has withdrawn or adversely modified its recommendation to its stockholders in favor of the proposals related to the merger after receipt of a competing takeover proposal and such party’s stockholders fail to approve the proposals related to the merger at a stockholder meeting, such party shall be required to promptly pay a fee of $100 million to the other party, such amount to be credited against the total termination fee of $425 million or $650 million to be paid by Constellation or FPL Group, respectively, if such termination fee becomes payable.

Payment of Dividends Until and After Completion of the Merger

The merger agreement permits each of Constellation and FPL Group to continue to pay regular dividends to its respective stockholders in accordance with past practices (with permitted increases in accordance with the terms of the merger agreement). Constellation and FPL Group expect to continue their respective stated dividend policies until completion of the merger. On May 19, 2006, Constellation declared a second quarter 2006 dividend payable on July 3, 2006 equal to $0.3775 per share. On May 26, 2006, FPL Group declared a second quarter 2006 dividend payable on June 15, 2006 equal to $0.375 per share.

Constellation and FPL Group have agreed to coordinate dividend declarations and the related record dates and payment dates so that their stockholders will not receive two dividends, or fail to receive one dividend, for any single calendar quarter. Accordingly, prior to completion of the merger, we may coordinate and amend our record dates and payment dates in order to effect this policy.

Subject to applicable law and fiduciary duties, we expect that the combined company will pay a per share quarterly dividend consistent with the quarterly dividend paid by FPL Group. After adjusting for the stock split, this is a higher per share dividend amount than Constellation has paid historically. (If Constellation’s second quarter 2006 dividend were adjusted for the stock split, the per share dividend amount would be $0.2614.) As a result, we expect that Constellation stockholders will receive an increase in their quarterly dividends following completion of the merger. If the combined company were to pay the same per share quarterly dividend as FPL Group’s second quarter 2006 dividend ($0.375 per share), Constellation stockholders prior to the merger would experience more than a 43% increase in their quarterly dividends from the combined company, as compared to Constellation’s second quarter 2006 dividend, after adjusting for the stock split.

Example: If you owned 1,000 shares of Constellation common stock prior to the merger, you would have received a second quarter dividend of $0.3775 per share, or $377.50 in total. After the stock split and the merger, you will own 1,444 shares of common stock of the combined company. If the combined company declares and pays a quarterly dividend of $0.375 per share after the merger, which equals FPL Group’s second quarter 2006 dividend, your total quarterly dividend on your 1,444 shares of the combined company common stock would be $541.50, or an increase of approximately 43% over what you would have otherwise received for the second quarter.

Comparison of the Rights of Constellation Stockholders and FPL Group Shareholders (see page 219)

The rights of Constellation stockholders are governed by Maryland law, and the rights of FPL Group shareholders are governed by Florida law. Moreover, there are differences in the rights of Constellation stockholders and FPL Group shareholders as a result of the provisions of the charter or certificate of incorporation and by-laws of each company and FPL Group’s shareholders rights plan.

Constellation Common Stock NYSE Listing (see page 114)

The shares of Constellation common stock to be issued pursuant to the merger will be listed on the New York Stock Exchange under the symbol “CEG.”

Treatment of FPL Group Stock Options and Other Equity-Based Awards (see page 119)

Upon completion of the merger, all outstanding stock options to purchase FPL Group common stock, all shares of FPL Group restricted stock and all outstanding FPL Group other equity-based awards will be converted into awards that relate to shares of Constellation common stock and will vest on, and otherwise be subject to, the same terms and conditions as the corresponding FPL Group award. The number of shares of Constellation common stock underlying the new Constellation stock option will equal the number of shares of FPL Group common stock for which the corresponding FPL Group stock option was exercisable. The per share exercise price of each new Constellation stock option will equal the exercise price of the corresponding FPL Group stock option. Each share of FPL Group restricted stock will be converted into one share of Constellation restricted stock, and each FPL Group other equity-based award will be converted into one Constellation other equity-based award.

Treatment of Constellation Stock Options and Other Equity-Based Awards (see page 125)

Upon completion of the merger, all outstanding Constellation stock options to purchase Constellation common stock will be adjusted for the stock split, and all outstanding Constellation stock options that were issued prior to the end of 2005 will become fully vested. The vested Constellation stock options will either be cashed out on the completion of the merger or will be exercisable in accordance with their terms. Pursuant to the terms of Constellation’s equity incentive plans, certain of the Constellation restricted stock and Constellation restricted stock units will vest upon completion of the merger and will be cashed out within 30 days. Constellation restricted stock and restricted stock units that do not become vested pursuant to the terms of Constellation’s equity incentive plans will continue to vest in accordance with their terms after the completion of the merger. Constellation performance units will vest on a pro-rata basis on the completion of the merger, as set forth in the applicable Constellation equity incentive plan under which they were issued. Vested performance units will be cashed out within 30 days of the completion of the merger and unvested performance units will terminate.

No Appraisal Rights (see page 113)

Neither the holders of FPL Group common stock nor the holders of Constellation common stock will have any right to an appraisal of the value of their shares in connection with the merger.

Accounting Treatment for the Merger (see page 105)

The merger will be accounted for as a reverse acquisition under the purchase method of accounting in accordance with the accounting principles generally accepted in the United States of America, which means that FPL Group will be treated as the accounting acquiror and Constellation will be treated as the “acquired” company for financial reporting purposes, and the assets and liabilities of Constellation will be recorded, as of the completion of the merger, at their respective fair values and added to those of FPL Group.

Additional Interests of FPL Group’s and Constellation’s Executive Officers and Directors in the Merger (see page 115)

When FPL Group shareholders and Constellation stockholders consider their board of directors’ recommendation that they vote in favor of the proposals related to the merger, FPL Group shareholders and

Constellation stockholders should be aware that FPL Group’s and Constellation’s executive officers and directors may have interests in the merger that may be different from, or in addition to, the interests of FPL Group shareholders or Constellation stockholders. Those interests include, among other things, the accelerated vesting of equity-based awards, specified severance benefits payable under certain circumstances, the appointment of directors and officers to the Constellation board of directors and management team, and in the case of Constellation, the payment of cash for certain equity-based and other awards.

As a result, the directors and officers of FPL Group and Constellation may be more likely to recommend the approval of the merger proposals than if they did not have these interests.

Each of the FPL Group board of directors and the Constellation board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger. FPL Group shareholders and Constellation stockholders should consider these and other interests of FPL Group’s and Constellation’s directors and executive officers that are described in this joint proxy statement/prospectus.

Recent Closing Prices of Constellation Common Stock and FPL Group Common Stock

The following table includes the closing prices per share of Constellation common stock and FPL Group common stock as reported on the NYSE Composite Transaction Tape on:

•	December 13, 2005, the last full trading day prior to press reports of rumors that Constellation and FPL Group were considering entering into a merger transaction;

•	December 16, 2005, the last full trading day prior to the public announcement of the execution of the merger agreement; and

•	[•], 2006, the most recent practicable date prior to the mailing of this joint proxy statement/prospectus to the Constellation stockholders and the FPL Group shareholders.

	Constellation Common Stock		FPL Group Common Stock
December 13, 2005		$56.27		$42.87
December 16, 2005		$61.62		$42.95
[•], 2006	$	[•]	$	[•]

Selected Historical Financial Information

We are providing the following selected historical financial information to assist you in your analysis of the financial aspects of the merger. The information is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes contained in each company’s annual and quarterly reports, which have been incorporated by reference into this joint proxy statement/prospectus, as well as other information that has been filed with the SEC by Constellation and FPL Group. See “Where You Can Find More Information” beginning on page 235 for information on where you can obtain copies of this information. The historical results included below and elsewhere in this joint proxy statement/prospectus are not indicative of the future performance of Constellation, FPL Group or the combined company.

Constellation Selected Historical Financial Information

	Three months ended		As of and for the year ended December 31,
	March 31, 2006	March 31, 2005	2005	2004	2003	2002(a)	2001(b)
	(in millions, except per share data)
	(unaudited)
Summary of Operations
Operating Revenues	$4,897	$3,572	$17,132	$12,286	$9,454	$4,772	$3,683
Income from Continuing Operations and Before Cumulative Effects of Changes in Accounting Principles	$113	$119	$607	$567	$456	$516	$119
Income (Loss) from Discontinued Operations, Net of Income Taxes	1	2	23	(27)	19	10	(37)
Cumulative Effects of Changes in Accounting Principles, Net of Income Taxes	—	—	(7)	—	(198)	—	9

Net Income	$114	$121	$623	$540	$277	$526	$91

Earnings Per Common Share from Continuing Operations and Before Cumulative Effects of Changes in Accounting Principles—Assuming Dilution	$0.63	$0.67	$3.38	$3.28	$2.74	$3.14	$0.75
Income (Loss) from Discontinued Operations	—	0.01	0.13	(0.16)	0.11	0.06	(0.23)
Cumulative Effects of Changes in Accounting Principles	—	—	(0.04)	—	(1.19)	—	0.05

Earnings Per Common Share—Assuming Dilution	$0.63	$0.68	$3.47	$3.12	$1.66	$3.20	$0.57

Dividends Declared Per Common Share	$0.38	$0.34	$1.34	$1.14	$1.04	$0.96	$0.48

Summary of Financial Condition
Total Assets	$19,730	$18,638	$21,474	$17,347	$15,593	$14,943	$14,698
Long-Term Debt, Excluding Current Maturities	$4,227	$4,804	$4,369	$4,813	$5,039	$4,614	$2,713
Common Shareholders’ Equity	$4,324	$5,028	$4,915	$4,727	$4,141	$3,862	$3,844

(a)	Total revenues for the year ended December 31, 2002 include $256 million of gains recognized on the sale of Constellation’s outstanding shares of Orion Power Holdings, Inc.
(b)	Net income for the year ended December 31, 2001 includes workforce reduction costs of $64 million after-tax, contract termination related costs of $140 million after-tax and impairment losses and other costs of $131 million after-tax.

FPL Group Selected Historical Financial Information

	Three months ended March 31,				As of and for the year ended December 31
	2006		2005		2005		2004		2003		2002		2001
	(in millions, except per share data)
	(Unaudited)
Summary of Operations
Operating Revenues	$3,584		$2,437		$11,846		$10,522		$9,630		$8,173		$8,217
Income Before Cumulative Effects of Changes in Accounting Principles	$248	(a)	$137	(b)	$885	(b)	$887	(b)	$893	(b)	$695	(c)	$781	(a)
Cumulative Effects of Changes in Accounting Principles, Net of Income Taxes	—		—		—		—		(3	)(d)	(222	)(e)	—

Net Income	$248	(a)	$137	(b)	$885	(b)	$887	(b)	$890	(f)	$473	(g)	$781	(a)

Earnings Per Common Share—Assuming Dilution:
Earnings Per Common Share Before Cumulative Effects of Changes in Accounting Principles	$0.63	(a)	$0.36	(b)	$2.29	(b)	$2.45	(b)	$2.51	(b)	$2.01	(c)	$2.31	(a)
Cumulative Effects of Changes in Accounting Principles	—		—		—		—		(0.01	)(d)	(0.64	)(e)	—

Earnings Per Common Share—Assuming Dilution	$0.63	(a)	$0.36	(b)	$2.29	(b)	$2.45	(b)	$2.50	(f)	$1.37	(g)	$2.31	(a)

Dividends Declared Per Common Share	$0.375		$0.355		$1.42		$1.30		$1.20		$1.16		$1.12

Summary of Financial Condition
Total Assets(d)(e)	$32,836		$29,343		$33,004		$28,333		$26,935		$23,185		$20,713
Long-Term Debt, Excluding Current Maturities(d)	$7,828		$8,501		$8,039		$8,027		$8,723		$5,790		$4,858
Obligations Under Capital Lease, Excluding Current Maturities(d)	$—		$—		$—		$—		$—		$140		$133

(a)	Includes merger-related expenses and net unrealized mark-to-market gains associated with non-qualifying hedges.
(b)	Includes net unrealized mark-to-market gains or losses associated with non-qualifying hedges.
(c)	Includes impairment and restructuring charges, charges related to certain wind projects and leveraged leases, a favorable settlement of litigation with the IRS and net unrealized mark-to-market gains associated with non-qualifying hedges.
(d)	Reflects the adoption of FASB Interpretation No. 46, Consolidation of Variable Interest Entities, in July 2003.
(e)	Reflects the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, in January 2002.
(f)	Includes the cumulative effect of an accounting change and net unrealized mark-to-market gains associated with non-qualifying hedges.
(g)	Includes the cumulative effect of an accounting change, impairment and restructuring charges, charges related to certain wind projects and leveraged leases, a favorable settlement of litigation with the IRS and net unrealized mark-to-market gains associated with non-qualifying hedges.

Selected Unaudited Pro Forma Condensed Combined Financial Information

The merger will be accounted for as a reverse acquisition under the purchase method of accounting in accordance with the accounting principles generally accepted in the United States of America, which means that FPL Group will be treated as the accounting acquiror and Constellation will be treated as the “acquired” company for financial reporting purposes and that the assets and liabilities of Constellation will be recorded, as of the completion of the merger, at their respective fair values and added to those of FPL Group. For a more detailed description of purchase accounting, see “The Proposed Merger—Accounting Treatment” beginning on page 105.

Constellation and FPL Group have presented below selected unaudited pro forma condensed combined financial information that reflects the purchase method of accounting and is intended to provide you with a better picture of what their businesses might have looked like had they actually been combined at the beginning of the earliest period presented. The unaudited pro forma condensed combined financial information has been prepared assuming that one share of Constellation common stock had been issued in exchange for each outstanding share of FPL Group common stock pursuant to the merger and 1.444 shares of Constellation common stock had been issued for each outstanding share of Constellation common stock pursuant to the stock split prior to the merger. The unaudited pro forma condensed combined financial information may have been different had the companies actually been combined at the beginning of the earliest period presented. The selected unaudited pro forma condensed combined financial information does not reflect the effect of asset dispositions, if any, or cost savings that may result from the merger. You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after the completion of the merger. The following selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combined Financial Statements and related notes included in the section “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 151.

	Three Months Ended March 31, 2006	Year Ended December 31, 2005
	(in millions, except per share data)
Income Statement Data
Operating revenues	$8,474	$29,046
Income from operations	677	2,707
Income from continuing operations	355	1,610
Earnings per share from continuing operations:
Basic	$0.55	$2.53
Diluted	0.54	2.49
Weighted average number of shares and share equivalents:
Basic	647	637
Diluted	653	646

	As of March 31, 2006
	(in millions)

Balance Sheet Data
Cash and cash equivalents	$573
Total assets	62,292
Long-term debt	12,179
Total liabilities	42,570
Common shareholders’ equity	19,722

Historical and Unaudited Pro Forma Per Share Information

The following table includes selected historical per share information of Constellation and FPL Group and unaudited pro forma condensed combined per share information after giving effect to the merger between Constellation and FPL Group, under the purchase method of accounting, assuming that one share of Constellation common stock had been issued in exchange for each outstanding share of FPL Group common stock pursuant to the merger and 1.444 shares of Constellation common stock had been issued for each outstanding share of Constellation common stock pursuant to the stock split prior to the merger. You should read this information in conjunction with the selected historical financial information included elsewhere in this joint proxy statement/prospectus and the historical financial statements of Constellation and FPL Group and related notes that are incorporated in this joint proxy statement/prospectus by reference. The unaudited Constellation pro forma condensed combined consolidated per share information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combined Financial Statements and related notes in the section “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 151. The historical per share information is derived from audited financial statements as of and for the year ended December 31, 2005 and unaudited financial statements for the three months ended March 31, 2006. The unaudited pro forma Constellation per share equivalents are calculated by multiplying the unaudited Constellation pro forma combined per share amounts by 1.444. The pro forma combined outstanding shares are based on the number of shares of Constellation common stock outstanding at March 31, 2006 and December 31, 2005 multiplied by 1.444 and the number of shares of FPL Group common stock outstanding at March 31, 2006 and December 31, 2005.

The unaudited pro forma condensed combined per share information does not purport to represent what the actual results of operations of Constellation and FPL Group would have been had the companies been combined during the period presented or to project Constellation’s and FPL Group’s results of operations that may be achieved after the completion of the merger.

	Three Months Ended March 31, 2006	Year Ended December 31, 2005
Unaudited Pro Forma Combined Company
Per common share data:
Income from continuing operations:
Basic	$0.55	$2.53
Diluted	$0.54	$2.49
Cash dividends declared(1)	$0.375	$1.42
Shareholders’ equity per share	$30.25

Constellation—Historical
Per common share data:
Income from continuing operations:
Basic	$0.63	$3.42
Diluted	$0.63	$3.38
Cash dividends declared	$0.3775	$1.34
Shareholders’ equity per share	$24.18	$27.57

FPL Group—Historical
Per common share data:
Income from continuing operations:
Basic	$0.64	$2.33
Diluted	$0.63	$2.29
Cash dividends declared	$0.375	$1.42
Shareholders’ equity per share	$22.69	$22.11

Unaudited Pro Forma Constellation Equivalents Combined
Per common share data:
Income from continuing operations:
Basic	$0.79	$3.65
Diluted	$0.78	$3.60
Cash dividends declared	$0.54	$2.05
Shareholders’ equity per share	$43.68

(1)	We expect Constellation will continue the dividend policy of FPL Group in effect at the time of completion of the merger. Accordingly, the pro forma cash dividends declared per share of common stock are equal to the dividend declared by FPL Group in the first quarter of 2006 and during the year ended December 31, 2005.

Comparative Per Share Market Price and Dividend Information

Constellation common stock and FPL Group common stock are each listed on the NYSE. Constellation’s and FPL Group’s ticker symbols are “CEG” and “FPL,” respectively. The following table shows, for the calendar quarters indicated, based on published financial sources: (1) the high and low sale prices of shares of Constellation common stock and FPL Group common stock as reported on the NYSE Composite Transaction Tape and (2) the cash dividends paid or to be paid per share of Constellation common stock and FPL Group common stock. The FPL Group share information for 2004 has been adjusted to reflect the effect of the two-for-one stock split of the FPL Group common stock effective March 15, 2005.

	Constellation Common Stock			FPL Group Common Stock
	High	Low	Dividends	High	Low	Dividends
2004
First Quarter	$41.47	$38.52	$0.285	$34.41	$31.67	$0.31
Second Quarter	$41.35	$35.89	$0.285	$33.63	$30.10	$0.31
Third Quarter	$41.18	$36.76	$0.285	$34.93	$31.21	$0.34
Fourth Quarter	$44.90	$39.90	$0.285	$38.05	$33.67	$0.34

2005
First Quarter	$53.55	$43.01	$0.335	$41.38	$35.90	$0.355
Second Quarter	$57.91	$50.36	$0.335	$42.72	$39.16	$0.355
Third Quarter	$62.09	$56.50	$0.335	$48.11	$40.30	$0.355
Fourth Quarter	$62.60	$50.40	$0.335	$48.05	$40.75	$0.355

2006
First Quarter	$60.55	$54.01	$0.3775	$43.42	$38.85	$0.375
Second Quarter (through June 22, 2006)	$55.68	$50.72	$0.3775	$41.97	$37.81	$0.375

Subject to applicable law and fiduciary duties, we expect that the combined company will pay a per share quarterly dividend consistent with the quarterly dividend paid by FPL Group. After adjusting for the stock split, this is a higher per share dividend amount than Constellation has paid historically. (If Constellation’s second quarter 2006 dividend were adjusted for the stock split, the per share dividend amount would be $0.2614.) As a result, we expect that Constellation stockholders will receive an increase in their quarterly dividends following completion of the merger. If the combined company were to pay the same per share quarterly dividend as FPL Group’s second quarter 2006 dividend ($0.375 per share), Constellation stockholders prior to the merger would experience more than a 43% increase in their quarterly dividends from the combined company, as compared to Constellation’s second quarter 2006 dividend, after adjusting for the stock split.

RISK FACTORS

Constellation stockholders and FPL Group shareholders should carefully consider the following factors, in addition to those factors discussed elsewhere herein and in the documents that we have filed with the Securities and Exchange Commission and which we have incorporated by reference into this joint proxy statement/prospectus and the other information in this joint proxy statement/prospectus, before voting at their respective annual meetings.

Risks Relating to the Merger

The merger may not be completed, which could adversely affect Constellation’s and/or FPL Group’s business operations and stock prices.

To complete the merger, Constellation stockholders must approve the issuance of shares of Constellation common stock as contemplated by the merger agreement and the amended and restated Constellation charter, and FPL Group shareholders must approve the merger agreement. In addition, each of Constellation and FPL Group must also obtain certain other approvals and consents from various federal and state governmental and regulatory authorities.

Constellation and FPL Group have not yet obtained all regulatory clearances, consents and approvals required to complete the merger. Governmental or regulatory agencies could still seek to block or challenge the merger or could impose restrictions they deem necessary or desirable in the public interest as a condition to approving the merger. If these approvals are not received, or they are not received on terms that satisfy the conditions set forth in the merger agreement, then neither Constellation nor FPL Group will be obligated to complete the merger.

The recent adoption of energy legislation in Maryland creates additional uncertainty about the timing of required regulatory approval in Maryland, as well as the potential terms and conditions of such approval, if it is received. In addition, one or more parties may challenge the constitutionality of one or more provisions of the new legislation. The outcome of any challenges and the additional uncertainty that could result cannot be predicted. This legislation and its impact on the merger approval process are discussed in the section “The Proposed Merger—Regulatory Matters Relating to the Merger” beginning on page 108.

In addition, the merger agreement contains customary other closing conditions, which are described in the section “The Proposed Merger—The Merger Agreement—Conditions” beginning on page 142, which may not be satisfied or waived. If Constellation and FPL Group are unable to complete the merger, Constellation and FPL Group would be subject to a number of risks, including the following:

•	Constellation and FPL Group would not realize the benefits of the proposed merger, including any synergies from combining the two companies;

•	the trading price of Constellation common stock and/or FPL Group common stock may decline to the extent that the current market prices reflect a market assumption that the merger will be completed; and

•	Constellation and FPL Group would continue to be exposed to the general competitive pressures and risks discussed elsewhere in this joint proxy statement/prospectus and in their respective Annual Reports on Form 10-K for the year ended December 31, 2005 and other SEC filings, which are incorporated by reference into this joint proxy statement/prospectus, which pressures and risks may be increased if the merger is not completed.

The occurrence of any of these events individually or in combination could have a material adverse effect on the results of operations or the trading price of Constellation common stock or FPL Group common stock.

Constellation and FPL Group will be subject to business uncertainties and contractual restrictions while the merger is pending that could adversely affect their businesses.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Constellation and FPL Group, regardless of whether the merger is eventually completed, and, consequently, on the combined company. Although Constellation and FPL Group have taken steps designed to reduce any adverse effects, these uncertainties may impair Constellation’s or FPL Group’s ability to attract, retain and motivate key personnel until the merger is completed, or the merger agreement is terminated, and for a period of time thereafter, and could cause customers, suppliers and others that deal with Constellation or FPL Group to seek to change existing business relationships with Constellation or FPL Group.

Employee retention and recruitment may be particularly challenging during the pendency of the merger, as employees and prospective employees may experience uncertainty about their future roles with the combined company. The departure of existing key employees or the failure of potential key employees to accept employment with either of the companies, despite Constellation’s and FPL Group’s retention and recruiting efforts, could have a material adverse impact on FPL Group’s or Constellation’s business, financial condition and operating results, regardless of whether the merger is eventually completed.

The pursuit of the merger and the preparation for the integration of Constellation and FPL Group may place a significant burden on management and internal resources. The diversion of management attention away from day-to-day business concerns and any difficulties encountered in the transition and integration process could have a material adverse impact on FPL Group’s or Constellation’s business, financial condition and operating results, regardless of whether the merger is eventually completed. In general, the integration activities are expected to affect primarily the companies’ competitive businesses and not their regulated utilities.

In addition, the merger agreement restricts each of Constellation and FPL Group, without the other party’s consent, from making certain acquisitions and taking other specified actions until the merger occurs or the merger agreement terminates. These restrictions may prevent Constellation and FPL Group from pursuing otherwise attractive business opportunities and making other changes to their businesses prior to completion of the merger or termination of the merger agreement. Please see the section titled “The Proposed Merger—The Merger Agreement—Covenants” beginning on page 135 for a description of the restrictive covenants applicable to Constellation and FPL Group.

The value of shares of Constellation common stock to be received by Constellation stockholders as a result of the stock split and by FPL Group shareholders in the merger will fluctuate.

Immediately prior to the completion of the merger, each outstanding share of Constellation common stock will be split into 1.444 shares of Constellation common stock (with cash paid in lieu of fractional shares resulting from the stock split). Upon completion of the merger, each outstanding share of FPL Group common stock will be converted into the right to receive one share of Constellation common stock. Both the number of shares of Constellation common stock to be received by Constellation stockholders in the stock split and the number of shares of Constellation common stock issued pursuant to the merger for each share of FPL Group common stock is fixed, and neither number will be adjusted in the event of any change in the market prices of Constellation common stock or FPL Group common stock prior to the effective time of the stock split and the completion of the merger.

The market prices of Constellation common stock and FPL Group common stock immediately prior to the effective time of the stock split and the completion of the merger may vary significantly from their market prices at the date of this joint proxy statement/prospectus and at the date of the annual meetings of the stockholders of Constellation and the shareholders of FPL Group. See “The Introduction—Summary of the Proposed Merger—Comparative Per Share Market Price and Dividend Information” beginning on page 22 for more detailed share price information. These variations may be the result of various factors, including:

•	changes in the business, operations or prospects of Constellation and/or FPL Group;

•	speculation regarding the likelihood that the merger will be completed and the timing of the completion;

•	general market and economic conditions; and

•	litigation and/or regulatory developments.

The stock split and the merger may not be completed until a significant period of time has passed after the Constellation and FPL Group annual meetings. At the time of their respective annual meetings, Constellation stockholders and FPL Group shareholders will not know the exact value of the Constellation common stock that will be received as a result of the stock split or issued in connection with the merger.

Stockholders of Constellation and shareholders of FPL Group are urged to obtain current market quotations for Constellation common stock and FPL Group common stock.

The merger is subject to receipt of consent or approval from governmental entities that could delay or prevent the completion of the merger or impose conditions that could have a material adverse effect on the combined company or that could cause abandonment of the merger.

Completion of the merger is conditioned upon the receipt of consents, orders, approvals or clearances, as required, from the public utility commissions or similar entities in several of the states in which Constellation and/or FPL Group operate electric and/or gas businesses, as well as from FERC and the NRC. Although certain approvals have already been obtained (including approvals of the Federal Communications Commission (which we refer to herein as the FCC) and early termination under the Hart-Scott-Rodino Antitrust Improvements Act of 1976), the remaining required approvals, including from the MPSC, may not be obtained and the required conditions to closing may not be satisfied. Among other things, governmental entities could condition their approval of the merger upon Constellation and/or FPL Group entering into agreements to restrict the operations of the combined businesses in accordance with specified business conduct rules, to divest generation facilities or to take other actions. In addition, governmental entities could impose significant additional costs on the business of the combined company, including requiring that merger savings be used to reduce rates charged to utility customers. The terms of any such conditions that may be imposed, if any, are not known by Constellation or FPL Group as of the date of this joint proxy statement/prospectus.

Recently adopted energy legislation in Maryland requires the appointment of a new group of commissioners at the MPSC and directs the MPSC to complete a prompt and comprehensive review of the merger pursuant to new standards. These changes have created additional uncertainty about the MPSC approval process and may result in substantial delay in the timing of required MPSC approval of the merger or the imposition of terms and conditions that are unfavorable to the combined company, such as a requirement to forego an amount of expected merger savings. A substantial delay in obtaining satisfactory approvals or the imposition of unfavorable terms or conditions in connection with such approvals could have a material adverse effect on the business, financial condition or results of operations of Constellation, FPL Group or the combined company, could result in Constellation or FPL Group litigating with one or more governmental entities and/or may cause the abandonment of the merger by Constellation or FPL Group.

The annual meetings at which the Constellation stockholders and the FPL Group shareholders will vote on the merger proposals are expected to take place before all such approvals have been obtained and, in certain cases where they have not been obtained, before the terms of any conditions to obtain such approvals that may be imposed are known. As a result, if stockholder approval of the merger proposals is obtained at such meetings, Constellation and FPL Group may make decisions after the annual meetings to waive a condition or approve certain actions required to obtain necessary approvals without seeking further stockholder approval.

See “The Proposed Merger—Regulatory Matters Relating to the Merger” beginning on page 108 for a description of the regulatory approvals necessary in connection with the merger, as well as of recent energy legislation adopted in Maryland.

The anticipated benefits of combining Constellation and FPL Group may not be realized.

Constellation and FPL Group entered into the merger agreement with the expectation that the merger would result in various benefits, including, among other things, synergies, cost savings and operating efficiencies.

Although we expect to achieve the anticipated benefits of the merger, including the synergies, achieving them is subject to a number of uncertainties, including:

•	whether state authorities, FERC, the NRC or any other regulatory authorities whose approval is required to complete the merger impose conditions on the merger or require the combined company to share a portion of the expected synergies of the merger with customers, any of which may have an adverse effect on the combined company;

•	the ability of the two companies to combine certain of their operations or take advantage of expected growth opportunities; and

•	general competitive factors in the market place.

No assurance can be given that these benefits will be achieved or, if achieved, the timing of their achievement. Failure to achieve these anticipated benefits could result in increased costs and decreases in the amount of expected revenues of the combined company.

The integration of Constellation and FPL Group following the merger will present significant challenges that may result in a decline in the anticipated potential benefits of the merger.

The merger involves the integration of two companies that previously operated independently. The difficulties of combining the companies’ operations include:

•	integrating the best practices of two companies, including generation and utility operations and staff functions;

•	combining the competitive energy businesses and the energy marketing and trading businesses;

•	the necessity of coordinating geographically separated organizations, systems and facilities;

•	integrating personnel with diverse business backgrounds and organizational cultures;

•	reducing the costs associated with each company’s operations; and

•	preserving important relationships of both Constellation and FPL Group and resolving potential conflicts that may arise.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the possible loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business, results of operations, financial condition or prospects of the combined company after the merger.

Constellation and FPL Group expect the merger to generate potential pre-tax cost synergies of $200 million to $250 million for the combined company on an annualized basis by the end of 2009 (assuming completion of the merger on December 31, 2006 and excluding costs of integration). A substantial majority of these synergies are expected to come from the competitive energy businesses. These savings may not be realized within the time periods contemplated, or at all.

Each of Constellation and FPL Group will incur significant transaction, merger-related and restructuring costs in connection with the merger.

Constellation and FPL Group expect to incur costs associated with combining the operations of the two companies, as well as transaction fees and other costs related to the merger. The combined company also will incur restructuring and integration costs in connection with the merger. Constellation and FPL Group are in the early stages of assessing the magnitude of these costs and, therefore, are not able to provide estimates of these costs. The costs related to restructuring will be included as a liability or as an expense in the purchase price allocation, depending on the nature of the restructuring activity. Although Constellation and FPL Group expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction, merger-related and restructuring costs over time, any net benefit may not be achieved in the near term, or at all.

The combined company will record goodwill that could become impaired and adversely affect the combined company’s operating results.

Under the merger agreement, upon the completion of the merger, FPL Group will become a wholly owned subsidiary of Constellation. However, under generally accepted accounting principles in the United States of America (which we refer to herein as GAAP), FPL Group will be treated as the acquiror for accounting purposes and the merger will be accounted for under the purchase method of accounting as a purchase by FPL Group of Constellation. Under the purchase method of accounting, the total implied purchase price deemed paid by FPL Group in the merger will be allocated to Constellation’s tangible assets and liabilities and identifiable intangible assets, if any are identified, based on their fair values as of the date of completion of the merger. The excess of the deemed purchase price over those fair values will be recorded as goodwill. We expect that the merger will result in the creation of goodwill based upon the application of purchase accounting. To the extent the value of goodwill or intangibles becomes impaired, the combined company may be required to incur material charges relating to such impairment. Such a potential impairment charge could have a material impact on the combined company’s operating results.

Members of the management and boards of directors of Constellation and FPL Group have interests in the merger that are different from, or in addition to, those of other stockholders and that could have influenced their decision to support or approve the merger.

In considering whether to approve the merger transaction, Constellation stockholders and FPL Group shareholders should recognize that some of the members of management and the boards of directors of Constellation and FPL Group have interests in the merger that differ from, or are in addition to, their interests as stockholders of Constellation and shareholders of FPL Group. These interests are described in “The Proposed Merger—Additional Interests of FPL Group’s and Constellation’s Directors and Executive Officers in the Merger” beginning on page 115.

Risks Relating to the Businesses of Constellation, FPL Group and the Combined Company

The business of the combined company will be subject to risks currently affecting the businesses of Constellation and FPL Group.

After the completion of the merger, the business of the combined company, as well as the price of Constellation common stock, will be subject to numerous risks currently affecting the businesses of Constellation and FPL Group. For a discussion of Constellation’s business and FPL Group’s business, together with certain factors to consider in connection with such businesses, see Constellation’s Annual Report on Form 10-K for the year ended December 31, 2005 and FPL Group’s Annual Report on Form 10-K for the year ended December 31, 2005 and the other filings with the SEC by Constellation and FPL Group that are incorporated by reference into this joint proxy statement/prospectus.

Constellation’s and FPL Group’s businesses are, and the combined company’s business will be, subject to extensive regulation that will affect operations and costs.

Constellation and FPL Group are, and the combined company will be, subject to regulation under environmental laws, the Federal Power Act, the Atomic Energy Act of 1954 and the Energy Policy Act of 2005

and certain sections of Maryland, Florida and other state statutes relating to public utilities and the operation of electric or natural gas facilities. Changing governmental policies and regulatory actions can have a significant impact on Constellation and FPL Group. This includes, particularly, the policies and actions of FERC, the NRC, the MPSC, the FPSC and the utility commissions of other states in which Constellation and FPL Group and their respective subsidiaries have operations.

State and federal regulations can impact, among other things, allowed rates of return, industry and rate structure, operation of nuclear power facilities, operation and construction of plant facilities, operation and construction of transmission facilities, acquisition, disposal, depreciation and amortization of assets and facilities, transactions between subsidiaries and affiliates, recovery of fuel and purchased power costs, recovery of storm-related repair costs, decommissioning costs, return on common equity and equity ratio limits, payment of dividends and present or prospective wholesale and retail competition (including but not limited to retail choice and transmission costs).

Certain regulatory commissions also have the authority to disallow recovery of any and all costs that they consider excessive or imprudently incurred. In addition, Constellation’s subsidiary, BGE, and FPL Group’s subsidiary, Florida Power & Light, hold franchise agreements with local municipalities and counties and must renegotiate those agreements as they expire.

All of these factors may have a negative impact on the business and results of operations of Constellation and FPL Group.

Florida Power & Light’s base rates for electric service are subject to regulation by the FPSC, and BGE’s distribution rates are subject to regulation by the MPSC, and such rates are effective until new rates are approved. In addition, limited categories of costs are recovered through adjustment charges that are periodically reset to reflect current and projected costs. Inability to recover material costs not included in rates or adjustment clauses, including increases in uncollectible customer accounts that may result from higher gas or electric costs, could have an adverse effect on cash flow and financial position of the combined company. Recently adopted energy legislation in Maryland mandates rate stabilization that requires BGE to defer the recovery of a portion of its purchased power costs and to phase in the recovery of these costs over a period of years. This arrangement takes effect on July 1, 2006. It will require BGE to finance the deferred portion of its purchased power costs until it has been recovered from customers. BGE also is required to credit residential electric rates by approximately $39 million per year for 10 years, beginning on January 1, 2007. Because this energy legislation is still in the process of being implemented, Constellation and FPL Group do not know the impact such legislation will have on the business of Constellation, both as a stand-alone entity and, if the merger is completed, as part of the combined company. For a further discussion of this legislation and its impact on BGE and on the merger, see “The Proposed Merger—Regulatory Matters Relating to the Merger” beginning on page 108.

As a result, the regulatory process may restrict Constellation’s or FPL Group’s ability to grow earnings in certain parts of their businesses, can cause delays in or affect business planning and transactions, can increase the combined company’s costs and does not provide any assurance as to achievement of earnings levels.

Constellation and FPL Group operate in a changing market environment influenced by various legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the energy industry, including deregulation of the production and sale of electricity. Constellation, FPL Group and each of their respective subsidiaries will need to adapt to these changes, which could restrict their ability to grow the competitive businesses. In addition, Constellation, FPL Group and the combined company may face increasing competitive pressure in their competitive businesses.

The operation of power generation facilities, including nuclear facilities, involves significant risks that could adversely affect the results of operation and financial condition of the combined company.

The operation of power generation facilities involves many risks, including start up risks, breakdown or failure of equipment, transmission lines, substations or pipelines, use of new technology, availability of water, the dependence on a specific fuel source, including the transportation of fuel, the impact of unusual or adverse weather conditions (including natural disasters such as hurricanes) or environmental compliance, as well as the risk of performance below expected or contracted levels of output or efficiency. This could result in lost revenues and/or increased expenses. Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses, including the cost of replacement power. For risks relating to nuclear generating facilities, see “—The combined company’s generation business may incur substantial costs and liabilities due to its ownership and operation of nuclear generating facilities.” beginning on page 30.

Breakdown or failure of a Constellation or FPL Group operating facility may prevent the facility from performing under applicable power sales agreements which, in certain situations, could result in termination of the agreement or incurring a liability for liquidated damages.

The construction of, and capital improvements to, power generation facilities involve substantial risks. Should construction or capital improvement efforts be unsuccessful, the results of operations and financial condition of the combined company could be negatively affected.

Constellation’s and FPL Group’s ability to successfully and timely complete their power generation facilities currently under construction, those projects yet to begin construction or capital improvements to existing facilities is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, the combined company could be subject to additional costs, termination payments under committed contracts and/or the write-off of its investment in the project or improvement.

The use of derivative contracts by Constellation and FPL Group in the normal course of business could result in financial losses that negatively impact the results of operations of the combined company.

Constellation and FPL Group use derivative instruments, such as swaps, options, futures and forwards, to manage their commodity and financial market risks and to engage in trading activities. The combined company could recognize financial losses as a result of volatility in the market values of these contracts or if a counterparty fails to perform.

In the absence of actively quoted market prices and pricing information from external sources, the valuation of these derivative instruments involves management’s judgment or use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts. In addition, FPL Group’s use of such instruments for its utility business could be subject to prudency challenges and, if found imprudent, cost recovery could be disallowed by the FPSC. In addition, the combined company may not cover the entire exposure of its assets or positions to market price volatility and the coverage will vary over time. Fluctuating commodity prices may negatively impact the combined company’s financial results and financial position to the extent it has unhedged positions.

The combined company’s competitive energy business will have contractual obligations to certain customers to provide full requirements service, which make it difficult to predict and plan for load requirements and may result in increased operating costs to the business.

The combined companies’ competitive energy business will have contractual obligations to certain customers to supply service to these customers to satisfy all or a portion of such customers’ energy requirements. The uncertainty regarding the amount of load that the combined company’s competitive energy business must be prepared to supply may increase the operating cost of the combined company’s competitive energy business. A significant under- or over-estimation of load requirements could result in the combined company’s competitive energy business not having enough, or having too much, power to cover its load obligations, in which case it would be required to buy or sell power from or to third parties at prevailing market prices. Those prices may not be favorable and thus could increase its operating costs.

Any divestiture of generation assets or capacity in order to obtain the required regulatory approvals to complete the merger increases the likelihood of the combined company’s generation business not having enough power to cover its load obligations.

BGE will be required to defer recovery of a portion of its costs incurred in satisfying its provider of last resort (POLR) obligations, which may adversely affect the combined company’s financial results and liquidity.

Under the electric restructuring Maryland enacted in 1999 and various settlements approved by the MPSC in 2003 and 2005, BGE is obligated to serve as the POLR for all retail customers in its service territories for various periods ending between 2007 and 2010. POLR obligations are the obligations of energy delivery businesses to provide electricity to customers that do not choose a competitive supplier and, by their nature, are difficult to quantify.

As the POLR supplier, BGE is required to secure load requirements through a wholesale bidding process sufficient to serve those customers in its service territory in the event that customers do not choose alternate suppliers or if a third party supplier is unable to satisfy its obligations. The settlements provide that BGE be able to recover all of its supply and certain other actual costs of providing POLR service. However, in June 2006, the Maryland legislature adopted energy legislation requiring BGE to defer recovery of some of its costs of providing residential POLR service in light of the anticipated increase in POLR prices that otherwise would have taken place upon the expiration of the residential rate freeze in June 2006. The legislation’s rate stabilization provisions cap rate increases at 15% from July 1, 2006 to May 31, 2007. Thereafter, rates will be permitted to increase to market by no later than January 1, 2008 on terms and conditions to be determined by the MPSC, in order to provide for a smooth transition to market rates without adversely affecting the creditworthiness of BGE. BGE is allowed to recover deferred costs from its customers over a period not to exceed 10 years, with the terms and conditions of cost recovery to be determined by the MPSC, in accordance with the terms of the Maryland legislation. The final terms and conditions of the rate stabilization and cost recovery plans could have a material adverse impact on the financial results and condition of Constellation and, if the merger is completed, on the combined company. The new Maryland legislation is discussed in the section of this joint proxy statement/prospectus entitled “The Proposed Merger—Regulatory Matters Relating to the Merger” beginning on page 108.

The combined company’s generation business may incur substantial costs and liabilities due to its ownership and operation of nuclear generating facilities.

Following completion of the merger, it is expected that, prior to giving effect to any divestitures required by governmental authorities to complete the merger, approximately 18% of the combined company’s owned generation capacity will be nuclear and the combined company will own approximately 8.8% of the nuclear generation capacity in the United States. Accordingly, the combined company will have greater exposure to risks that adversely affect the nuclear generation industry compared to other companies in the utility industry.

The ownership and operation of nuclear generating facilities involve risks, including:

•	mechanical or structural problems;

•	inadequacy or lapses in maintenance protocols;

•	impairment of reactor operation and safety systems due to human or mechanical error;

•	costs of storage, handling and disposal of nuclear materials, including the availability or unavailability of a permanent repository for spent nuclear fuel;

•	regulatory actions, including shut down of units because of public safety concerns, whether at the plants of the combined company or other nuclear operators;

•	limitations on the amounts and types of insurance coverage commercially available;

•	uncertainties regarding both technological and financial aspects of decommissioning nuclear generating facilities; and

•	environmental risks, including risks associated with changes in environmental legal requirements.

In the event of a nuclear accident at one of the combined company’s nuclear plants, the cost of property damage and other expenses incurred may exceed the combined company’s insurance coverage available from both private sources and an industry retrospective payment plan. In addition, in the event of an accident at one of the combined company’s or another participating insured party’s nuclear plants, the combined company could be assessed retrospective insurance premiums. Uninsured losses or the payment of retrospective insurance premiums could each have a material adverse effect on the combined company’s financial condition and results of operations.

The combined company’s competitive energy business may incur substantial costs and liabilities and be exposed to price volatility as a result of its participation in the wholesale energy markets.

Constellation and FPL Group buy and sell electricity in both the wholesale bilateral markets and spot markets, which expose the companies to the risks of rising and falling prices in those markets, and their cash flows may vary accordingly. At any given time, the wholesale spot market price of electricity for each hour is generally determined by the cost of supplying the next unit of electricity to the market during that hour. This is highly dependent on the regional generation market. In many cases, the next unit of electricity supplied would be supplied from generating stations fueled by fossil fuels, primarily coal, natural gas and oil. Consequently, the open market wholesale price of electricity may reflect the cost of coal, natural gas or oil plus the cost to convert the fuel to electricity and an appropriate return on capital. Therefore, changes in the supply and cost of coal, natural gas and oil may impact the open market wholesale price of electricity.

A portion of Constellation’s and FPL Group’s power generation facilities operate wholly or partially without long-term power purchase agreements. As a result, power from these facilities is sold on the spot market or on a short-term contractual basis, which if not fully hedged may affect the volatility of Constellation’s or FPL Group’s financial results. In addition, Constellation’s and FPL Group’s businesses depend upon transmission facilities owned and operated by others; if transmission is disrupted or capacity is inadequate or unavailable, Constellation’s and FPL Group’s ability to sell and deliver wholesale power may be limited.

Currently, Constellation’s and FPL Group’s power generation facilities purchase a portion of their fuel through short-term contracts or on the spot market. Fuel prices may also be volatile, and the price that can be obtained for power sales may not change at the same rate as changes in fuel costs. Also, Constellation’s and FPL Group’s competitive energy businesses expose them to other risks, including credit risk and other risks relating to counterparties’ failure to perform, and to the risk of commodity price fluctuations. Fuel price increases and defaults by suppliers and other counterparties may adversely affect results of operations.

Volatility in market prices for fuel and electricity may result from among other things:

•	weather conditions;

•	seasonality;

•	electricity usage;

•	illiquid markets;

•	transmission or transportation constraints or inefficiencies;

•	availability of competitively priced alternative energy sources;

•	demand for energy commodities;

•	available supplies of natural gas, crude oil and refined products, and coal;

•	generating unit performance;

•	natural disasters, wars, embargoes and other catastrophic events;

•	federal and state energy and environmental regulation, legislation and policies; and

•	geopolitical concerns affecting global supply of oil and natural gas.

In addition to risks discussed above, risks specifically affecting the combined company’s success in competitive wholesale markets include the ability to efficiently operate generating assets, the successful and timely completion of project restructuring activities, maintenance of the qualifying facility status of certain projects, transmission and transportation availability, competition from new sources of generation and the level of generation capacity. The combined company’s inability or failure to effectively hedge its assets or positions against changes in commodity prices, interest rates, counterparty credit risk or other risk measures could significantly impair its future financial results.

Constellation and FPL Group often rely on single suppliers and at times on single customers, exposing Constellation and FPL Group to significant financial risks if either should fail to perform its obligations.

Constellation and FPL Group often rely on a single supplier for the provision of fuel, water and other services required for operation of a facility, and at times they rely on a single customer or a few customers to purchase all or a significant portion of a facility’s output, in some cases under long-term agreements that provide the support for any project debt used to finance the facility. The failure of any one supplier or customer to fulfill its contractual obligations could negatively impact the combined company’s financial results. Consequently, the combined company’s financial performance depends on the continued performance by suppliers and customers of their obligations under these long-term agreements.

Constellation and FPL Group operate in the competitive segments of the electric and natural gas industries created by restructuring initiatives at both state and federal levels. If competitive restructuring of the electric power or natural gas industry is reversed, discontinued, restricted or delayed, Constellation and FPL Group’s business prospects and financial condition could be materially adversely affected.

The regulatory environment applicable to the electric and natural gas industries has undergone substantial changes as a result of restructuring initiatives at both the state and federal levels. These initiatives have had a significant impact on the nature of the electric and natural gas industries and the manner in which their participants conduct their businesses. Constellation and FPL Group have targeted the competitive segments of the electric and natural gas industries created by these initiatives.

Due to recent events in the energy markets, energy companies have been under increased scrutiny by state legislatures, regulatory bodies, capital markets and credit rating agencies. This increased scrutiny could lead to substantial changes in laws and regulations affecting Constellation and FPL Group, including modifications to the auction processes in competitive markets and new accounting standards that could change the way we are required to record revenues, expenses, assets and liabilities. These changes are ongoing. Constellation and FPL Group cannot predict the future development of deregulation or reregulation in these markets or the ultimate effect that this changing regulatory environment will have on the combined company’s business.

Existing regulations may be revised or reinterpreted, new laws and regulations may be adopted or become applicable to Constellation or FPL Group or their facilities and future changes in laws and regulations may have a detrimental effect on their businesses. This includes regulations adopted to implement the recently enacted Maryland energy legislation.

Certain restructured markets have experienced supply problems and/or price volatility. These conditions have been the subject of a significant amount of publicity, much of which has been critical of the restructuring initiatives. The recent adoption in Maryland of energy legislation was a response to these market conditions. The legislation, among other things, introduces a temporary cap on rate increases and requires a reconstituted MPSC to evaluate the status of Maryland’s deregulated electricity market, including the implications of requiring or allowing utilities to construct or acquire generating facilities and to re-evaluate the allowance for stranded costs under the Maryland Electric Customer Choice and Competition Act of 1999.

In other markets, including California, proposals have been made by governmental agencies and/or other interested parties to re-regulate areas of these markets which have previously been deregulated. Additional proposals to re-regulate may be made and legislative or other attention to the electric and natural gas restructuring process may delay or reverse the deregulation process.

If competitive restructuring of the electric and natural gas markets is reversed, discontinued, restricted or delayed, or if recently enacted Maryland energy legislation is implemented in a manner adverse to Constellation, Constellation’s and FPL Group’s business prospects and financial condition could be negatively impacted.

The combined company’s results may be harmed if transportation and transmission availability is limited or unreliable.

The combined company will depend on transportation and transmission facilities owned and operated by utilities and other energy companies to deliver the electricity, coal and natural gas it sells to the wholesale and retail markets, as well as the coal and natural gas it purchases to supply some of its electric generation facilities. FERC requires wholesale electric transmission services to be offered on an open access, non-discriminatory basis. However, sufficient transmission services are not always available. If transportation or transmission is disrupted, or transportation or transmission capacity is inadequate, the combined company’s ability to sell and deliver products may be hindered. Such disruptions could also hinder the ability of the combined company to provide electricity or natural gas to its retail electric and gas customers and may materially adversely affect its business.

The combined company’s financial results may fluctuate on a seasonal and quarterly basis or as a result of severe weather.

Weather conditions affect Constellation’s and FPL Group’s businesses. The combined company’s overall operating results may fluctuate substantially on a seasonal basis. The pattern of this fluctuation may change depending on the nature and location of any facilities the combined company acquires and the terms of any contract to which it becomes a party.

Weather conditions directly influence the demand for electricity and natural gas and affect the price of energy commodities. Weather also can affect the production of electricity at wind and hydro-powered facilities. Generally, demand for electricity peaks in winter and summer and demand for gas peaks in winter. Typically, when winters are warmer than expected and summers are cooler than expected, demand for energy is lower, resulting in less electric and gas consumption than forecasted.

Depending on prevailing market prices for electricity and gas, these and other unexpected conditions may reduce the combined company’s revenues and results of operations. Results of operations will be substantially dependent on weather conditions and may make period-to-period comparisons less relevant. Any substantial fluctuations in operating results for fiscal quarters or on a year-to-year basis may cause the combined company’s stock price to be volatile.

Severe weather can affect the combined company’s results of operation. Severe weather can be destructive, causing outages and/or property damage. This could require the combined company to incur additional costs. Catastrophic weather, such as hurricanes, could impact the combined company’s or its customers’ operating facilities, communication systems and technology. Unfavorable weather conditions may have a material adverse effect on the combined company’s financial condition and results of operations.

A downgrade in the combined company’s credit ratings could negatively affect its ability to access capital and/or operate its wholesale and retail competitive supply businesses.

Constellation, FPL Group and their respective subsidiaries rely on access to capital markets as a source of liquidity for capital requirements not satisfied by operating cash flows. If any of their, or the combined company’s, credit ratings were to be downgraded, especially below investment grade, its ability to raise capital on favorable terms, including the commercial paper markets, could be hindered, and their and the combined company’s borrowing costs would increase. Additionally, the business prospects of their wholesale and retail competitive supply businesses, which in many cases rely (or will rely) on the creditworthiness of Constellation or FPL Group, or that of the combined company, would be negatively impacted. Some of the factors that affect credit ratings are cash flows, liquidity and the amount of debt as a component of total capitalization.

In addition, the ability and timing of the regulated utility businesses of Constellation and FPL Group to recover their costs of providing service could have a material adverse effect on the credit ratings of the utilities and of the combined company.

Reduced liquidity in the markets in which Constellation and FPL Group operate could impair the combined company’s ability to appropriately manage the risks of its operations.

Over the past several years, several competitive energy businesses have ended or significantly reduced their competitive energy activities as a result of several factors, including government investigations, changes in market design and deteriorating credit quality. As a result, several regional energy markets experienced a significant decline in liquidity. While there have been recent improvements in liquidity, future reductions in liquidity may restrict the combined company’s ability to manage its risks and could affect its operating results and financial position.

The combined company’s ability to successfully identify, complete and integrate acquisitions is subject to significant risks, including the effect of increased competition resulting from the consolidation of the power industry.

The combined company is likely to encounter significant competition for acquisition opportunities that may become available as a result of the consolidation of the power industry. In addition, the combined company may be unable to identify attractive acquisition opportunities at favorable prices and to successfully and timely complete and integrate them.

Market performance will affect the combined company’s decommissioning trust funds and benefit plan asset values.

The performance of the capital markets will affect the value of the assets that are held in trust to satisfy the combined company’s future obligations under its pension and post-retirement benefit plans and to decommission nuclear generating plants. A decline in the market value of those assets, as was experienced from 2000 to 2002, may increase the combined company’s funding requirements for these obligations.

War and threats of terrorism and catastrophic events that could result from terrorism may impact the combined company’s results of operations in unpredictable ways.

Constellation and FPL Group do not fully know the impact that any future terrorist attacks may have on the energy industry in general and on the combined company in particular. In addition, any retaliatory military strikes or sustained military campaigns may affect the combined company’s operations in unpredictable ways, such as changes in insurance markets and disruptions of fuel supplies and markets, particularly oil. The possibility alone that infrastructure facilities, such as electric generation, electric and gas transmission and distribution facilities, would be direct targets of, or indirect casualties of, an act of terrorism may affect the combined company’s operations. Such activity may have an adverse effect on the United States economy in general. A lower level of economic activity might result in a decline in energy consumption, which may adversely affect the combined company’s revenues or restrict its future growth. Instability in the financial markets as a result of terrorism or war may affect the combined company’s stock price and its ability to raise capital.

The combined company may incur substantial costs to fulfill its obligations related to environmental matters.

Subsidiaries of Constellation and FPL Group are subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, wildlife protection, the management of natural resources and the protection of human health and safety. These could, among other things, require additional pollution control equipment, limit the use of certain fuels, restrict the output of certain facilities, or otherwise increase costs. Significant capital expenditures, operating and other costs are associated with compliance with environmental requirements. These expenditures and costs could become even more significant in the future as a result of regulatory changes.

For example, the Environmental Protection Agency (which we refer to herein as the EPA) recently adopted the Clean Air Interstate Rule (which we refer to herein as CAIR), which requires further reductions of sulfur dioxide and nitrogen oxide emissions from fossil fuel-fired plants located in 28 eastern states, including states where many of Constellation’s and FPL Group’s plants are located. The EPA also recently issued the Clean Air Mercury Rule (which we refer to herein as CAMR), which will regulate mercury emissions from coal-fired power plants.

In addition, the State of Maryland passed the Healthy Air Act in April 2006. This law will require generating facilities within the state to reduce emissions of sulfur dioxide, nitrogen dioxide, and mercury by greater amounts and more quickly than the CAIR and CAMR standards. The Healthy Air Act also requires Maryland to join the Northeast’s Regional Greenhouse Gas Initiative, which may result in rules regarding emission reductions in carbon dioxide and other greenhouse gases from generating facilities. CAIR and CAMR are still in the process of being implemented by the affected states, and the additional Maryland requirements are subject to further agency rulemaking. As a result, Constellation and FPL Group do not yet know the impact the CAIR, the CAMR or the Healthy Air Act will have on their financial results.

The EPA also issued a rule under the Clean Water Act that will require certain Constellation and FPL Group plants to implement “best technology available” to minimize adverse effects to fish and shellfish from cooling water intake structures at those plants. The capital expenditures and compliance costs related to new air emissions standards and the Clean Water Act requirements could be material to the combined company’s financial results.

Subsidiaries of Constellation and FPL Group are subject to liability under environmental laws for the costs of remediating environmental contamination. Remediation activities include the cleanup of current facilities, former properties, including former manufactured gas plants, and offsite waste disposal facilities. The remediation costs may negatively impact the combined company’s financial results. Also, subsidiaries of Constellation and FPL Group are currently involved in proceedings relating to sites where hazardous substances have been released and may be subject to additional proceedings in the future.

Subsidiaries of Constellation and FPL Group are subject to legal proceedings by individuals alleging injury from exposure to hazardous substances. Depending upon the outcome of these proceedings, the liabilities incurred could be material to the combined company’s financial results. Additional proceedings could be filed against Constellation and FPL Group in the future.

The combined company’s ability to obtain insurance and the terms of any available insurance coverage could be affected by national, state or local events and company-specific events.

The combined company’s ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by national, state or local events as well as company-specific events. For example, due to the high cost and limited coverage available from third-party insurers, FPL Group historically has not obtained, and the combined company may not be able to obtain, insurance coverage on its transmission and distribution property against catastrophic events, such as hurricanes. Storm and property insurance reserve funds may not cover all storm costs incurred by the combined company upon the occurrence of catastrophic events, and such uninsured costs may have a material adverse effect on the combined company’s financial condition.

Constellation and FPL Group are involved in numerous legal proceedings, the outcome of which are uncertain, and resolution adverse to either company could negatively affect their cash flows, financial conditions or results of operations.

Constellation and FPL Group are subject to numerous legal proceedings, many of which are discussed in Constellation’s and FPL Group’s periodic reports filed with the SEC, which are incorporated by reference into this joint proxy statement/prospectus. Litigation is subject to many uncertainties, and we cannot predict the outcome of individual matters with certainty. It is possible that the final resolution of some of the matters in which Constellation or FPL Group are involved could require them to make expenditures in excess of established reserves, over an extended period of time and in a range of amounts that could have a material negative effect on their financial condition, cash flows and results of operations.

Customer growth in service areas may affect results of operations.

Constellation’s and FPL Group’s results of operations are affected by the growth in customer accounts in Florida Power & Light’s and BGE’s service areas, respectively. Customer growth can be affected by population growth as well as economic factors, including job and income growth, housing starts and new home prices. Customer growth will directly influence the demand for electricity and the need for additional power generation and power delivery facilities of the combined company.

The combined company is subject to employee workforce factors that could affect its businesses and financial condition.

The combined company is subject to employee workforce factors, including loss or retirement of key executives and other employees, availability of qualified personnel, collective bargaining agreements with union employees and work stoppage that could affect the businesses and financial condition of the combined company.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this joint proxy statement/prospectus, and in documents that are incorporated by reference into this joint proxy statement/prospectus, that are subject to risks and uncertainties. These statements are based on the current beliefs and assumptions of each company’s management. Generally, forward-looking statements include information concerning possible or assumed future actions, events or results of operations of Constellation, FPL Group or the combined company. Forward-looking statements include the information in this joint proxy statement/prospectus regarding:

•	management forecasts;

•	regulatory matters;

•	financial projections and estimates;

•	efficiencies/cost avoidance;

•	cost savings;

•	income and margins;

•	earnings per share;

•	growth;

•	economies of scale;

•	combined operations;

•	the economy;

•	future economic performance;

•	conditions to, and the timetable for, completing the merger;

•	future acquisitions and dispositions;

•	litigation;

•	potential and contingent liabilities;

•	management’s plans;

•	business portfolios;

•	taxes; and

•	merger and integration-related expenses.

These statements may be preceded by, followed by or otherwise include the words “may,” “will,” “should,” “could,” “would,” “potential,” “possible,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “hopes” or similar expressions. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.

Forward-looking statements are not guarantees of performance. You should understand that the following important factors, in addition to those discussed in “Risk Factors” beginning on page 23 and elsewhere in this joint proxy statement/prospectus, and in the documents which are incorporated by reference into this joint proxy statement/prospectus, could affect the future results of Constellation and FPL Group, and of the combined company after the completion of the merger, and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	the ability of Constellation and FPL Group to satisfy all conditions precedent to the completion of the merger (including the receipt of stockholder and various regulatory approvals);

•	future legislation or regulatory actions (including to implement the recently adopted energy legislation in Maryland) that could further limit revenues or cost recoveries or impose additional costs or otherwise adversely affect Constellation, FPL Group or the combined company;

•	the ability of Constellation and FPL Group to integrate their operations successfully;

•	the timing of the integration of Constellation and FPL Group necessary to achieve enhanced earnings or realize cost savings;

•	the retention of existing, and continued attraction of additional, customers and employees;

•	an unsolicited offer of another company to acquire assets or capital stock of Constellation or FPL Group that could interfere with the merger;

•	unexpected costs or unexpected liabilities related to the merger, or the effects of purchase accounting that may be different from Constellation’s and FPL Group’s expectations;

•	the effects of uncertainty surrounding the merger that may cause the businesses of Constellation and FPL Group to suffer as a result thereof;

•	other economic, business and competitive factors and volatility of energy and commodities markets;

•	the costs and other effects of legal proceedings, as well as changes in applicable tax laws, rates or policies, rates of inflation, securities laws and corporate governance requirements;

•	changes in accounting policies, practices or their interpretations; and

•	the factors described in each of Constellation’s and FPL Group’s reports filed with the SEC.

Because forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference.

All written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus and attributable to Constellation or FPL Group or any person acting on either company’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither Constellation nor FPL Group undertakes any obligation to release any revisions or updates to such forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

CHAPTER TWO

INFORMATION ABOUT THE ANNUAL MEETINGS AND VOTING

The Constellation board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of Constellation common stock for use at the annual meeting of the Constellation stockholders. The FPL Group board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of FPL Group common stock for use at the annual meeting of the FPL Group shareholders.

Matters Relating to the Meetings

	Constellation Meeting	FPL Group Meeting
Time and Place:	[•], 2006 at [•] local time, at [•].	[•], 2006 at [•] local time, at [•].

Purpose of Meeting is to Vote on the Following Items:

To consider and vote on the following:

1.      A proposal to approve the issuance of shares of Constellation common stock to FPL Group shareholders as contemplated by the Agreement and Plan of Merger, dated as of December 18, 2005, among Constellation, CF Merger Corporation (which is a wholly owned subsidiary of Constellation) and FPL Group, which we refer to as the share issuance proposal. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

2.      A proposal to approve, effective as of the completion of the merger, the amended and restated charter of Constellation substantially in the form attached as Annex F to this joint proxy statement/prospectus, which we refer to as the charter amendment proposal, such approval to include, among other things, the following individual proposals:

•     to add 700 Universe Boulevard, Juno Beach, Florida 33408 as the address of Constellation’s additional principal office;

•     to provide that the minimum size of the Constellation board of directors shall be increased from no less than three members to consist of no less than seven members;

To consider and vote on the following:

1.      A proposal to approve the Agreement and Plan of Merger, dated as of December 18, 2005, among Constellation Energy Group, Inc., CF Merger Corporation (which is a wholly owned subsidiary of Constellation) and FPL Group. A copy of the merger agreement is included as Annex A to this joint proxy statement/prospectus.

2.      Election of the following persons to the FPL Group board of directors: Sherry S. Barrat, Robert M. Beall, II, J. Hyatt Brown, James L. Camaren, J. Brian Ferguson, Lewis Hay, III, Rudy E. Schupp, Michael H. Thaman, Hansel E. Tookes II and Paul R. Tregurtha.

3.      The ratification of the appointment of Deloitte & Touche LLP as FPL Group’s independent registered public accounting firm for the year 2006.

4.      Such other matters as may properly come before the annual meeting and any adjournment or postponement of the annual meeting.

Constellation Meeting	FPL Group Meeting

•     to provide that, as of the closing date of the merger and until at least the second anniversary of the closing date of the merger, any vacancy on the Constellation board of directors that results from any cause other than an increase in the number of directors will be filled pursuant to Section 11(c)(i) of Article III of the by-laws of Constellation in effect at the closing date of the merger;

•     to increase the number of authorized shares of common stock to 1.2 billion;

•     to increase the number of authorized shares of preferred stock to 125 million;

•     to provide that each share of common stock shall have one vote, and, except as otherwise provided in respect of any class of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the common stock;

•     to provide that shares of common stock shall not have cumulative voting rights;

•     to provide that dividends may be paid ratably on the common stock at such time and in such amounts as the Constellation board of directors may deem advisable;

•     to provide that in the event of any liquidation, dissolution or winding up of Constellation, whether voluntary or involuntary, the holders of the common stock shall be entitled, together with the holders of any other class of stock hereafter classified or reclassified not having a preference on

Constellation Meeting	FPL Group Meeting

distributions in the liquidation, dissolution or winding up of Constellation, to share ratably in the net assets of Constellation remaining, after payment or provision for payment of the debts and other liabilities of Constellation and the amount to which the holders of any class of stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of Constellation shall be entitled; and

•     to provide that the Constellation board of directors may classify and reclassify any unissued shares of Constellation stock (whether or not such shares have been previously classified or reclassified) by setting or changing in any one or more respects, from time to time before issuance of such shares, the class and series designations of shares of capital stock or setting or changing the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares.

Constellation stockholders may vote on each of the individual amendments contemplated by the amended and restated Constellation charter separately (corresponding with each of the bullet points above) or on all of the amendments collectively.

3.      The election of Class I directors to the Constellation board of directors to serve three year terms to expire in 2009. (The Constellation board of directors has nominated Douglas L. Becker, Edward A. Crooke, Mayo A. Shattuck III and Michael D. Sullivan as directors.)

	Constellation Meeting	FPL Group Meeting

4.      A proposal to ratify the appointment of PricewaterhouseCoopers LLP as Constellation’s independent registered public accounting firm for the year 2006.

5.      A stockholder proposal.

6.      Any such other matters as may properly come before the annual meeting and any adjournment or postponement of the annual meeting.

Record Date:	The record date for holders of shares entitled to vote is [•], 2006.	The record date for holders of shares entitled to vote is [•], 2006.

Outstanding Shares:	As of [•], 2006, the record date for the Constellation meeting, there were [•] shares of Constellation common stock outstanding.	As of [•], 2006, the record date for the FPL Group meeting, there were [•] shares of FPL Group common stock, par value $.01 per share, outstanding.

Shares Entitled to Vote:

Shares of Constellation common stock outstanding as of the close of business on the record date are entitled to be voted at the annual meeting.

Each outstanding share of Constellation common stock is entitled to one vote.

Shares of FPL Group common stock outstanding as of the close of business on the record date are entitled to be voted at the annual meeting.

Each outstanding share of FPL Group common stock is entitled to one vote.

Quorum Requirement; “Broker Non-Votes”:

A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of a majority of the issued and outstanding shares of Constellation common stock is a quorum.

For purposes of establishing a quorum, abstentions in person, proxies received but marked as abstentions as to any or all matters to be voted on, and proxies received with broker non-votes on some but not all matters, count as present.

A “broker non-vote” occurs when a broker does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner. “Broker non-votes” will not be counted as having been voted on the proposal.*

A quorum of shareholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of a majority of the issued and outstanding shares of FPL Group common stock is a quorum.

For purposes of establishing a quorum, abstentions in person, proxies received but marked as abstentions as to any or all matters to be voted on, and proxies received with broker non-votes on some but not all matters, count as present.

A “broker non-vote” occurs when a broker does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner.*

*	Under the NYSE rules, if your broker holds your shares in its name, your broker may not vote your shares on, in the case of Constellation, the share issuance proposal, the charter amendment proposal or the stockholder proposal, absent instructions from you. In the case of FPL Group, if your broker holds your shares in its name, your broker may not vote your shares on the proposal to approve the merger agreement, absent instructions from you. Without your voting instructions on those proposals, a “broker non-vote” will occur.

Required Votes for the Constellation and FPL Group Proposals

Company	Vote Necessary
Constellation:

Proposal 1 (Share Issuance Proposal)

Approval of the proposal to issue shares of Constellation common stock as contemplated by the merger agreement requires the affirmative vote of a majority of votes cast on the proposal, provided that the total vote cast on the proposal represents over 50% of all shares of Constellation common stock entitled to vote on the proposal. Abstentions and “broker non-votes” have no effect on this proposal, except that they will not constitute votes cast for purposes of obtaining the required minimum vote.

Proposal 2 (Charter Amendment Proposal)

Approval of the proposal to amend and restate the Constellation charter requires the affirmative vote of holders of at least a majority of the outstanding shares of Constellation common stock entitled to vote thereon on each amendment contemplated by the amended and restated Constellation charter. Abstentions and “broker non-votes” have the same effect as a vote AGAINST this proposal.

Proposal 3 (Election of Directors)

Directors are elected by a plurality of the votes cast, assuming a quorum is present. Abstentions and “broker non-votes” have no effect on this proposal, except they will be counted as having been present for purposes of determining the presence of a quorum.

Proposal 4 (Proposal to Ratify Independent Registered Public Accounting Firm)

Approval of the proposal to ratify PricewaterhouseCoopers LLP as Constellation’s independent registered public accounting firm for the year 2006 requires the affirmative vote of a majority of the votes cast by holders of shares of Constellation common stock present in person or by proxy at the meeting and entitled to vote, assuming a quorum is present. Abstentions and “broker non-votes” have no effect on this proposal, except they will be counted as having been present for purposes of determining the presence of a quorum.

Proposal 5 (Stockholder Proposal)

Approval of the stockholder proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Constellation common stock present in person or by proxy and entitled to vote at the meeting, assuming a quorum is present. Abstentions and “broker non-votes” have no effect on this proposal, except they will be counted as having been present for purposes of determining the presence of a quorum.

Adjournments; Postponements

Approval of a proposal by the Constellation board of directors to adjourn or postpone the meeting requires the affirmative vote of a majority of the votes cast by holders of shares of Constellation common stock present in person or by proxy at the meeting, whether or not a quorum is present.

Company	Vote Necessary

Other Matters Properly Before the Meetings

val of the any other matters that may properly come before the meeting requires the affirmative vote of a majority of the votes cast by holders of shares of Constellation common stock present in person or by proxy at the meeting and entitled to vote (unless a greater vote is required for the matter pursuant to Constellation’s charter or by-laws or applicable law), assuming a quorum is present.

FPL Group:

The Florida Business Corporation Act (which we refer to herein as the FBCA) provides that directors are elected by a plurality of the votes cast and that all other matters are approved if the votes cast in favor of the action exceed the votes cast against the action (unless the matter is one for which the FBCA or the articles of incorporation require a greater vote). Therefore, under the FBCA, abstentions and broker non-votes have no legal effect on whether a matter is approved. However, the FPL Group bylaws, which were adopted prior to the current FBCA and remain in effect, provide that any matter, including the election of directors, is to be approved by the affirmative vote of a majority of the total number of shares represented at the meeting and entitled to vote on such matter (unless the matter is one for which the FBCA or some other law or regulation expressly requires or permits the FPL Group board of directors to require a greater vote, or the FPL Group articles of incorporation or bylaws require a greater or different vote).

Under the FBCA, the affirmative vote of a majority of the shares of FPL Group common stock outstanding and entitled to be cast is required to approve the merger agreement.

As to any other matter voted on by shareholders at the annual meeting, including the election of directors, the affirmative vote of a majority of the total number of shares represented at the meeting and entitled to vote is required. Abstentions and, with respect to the election of directors, votes to withhold, have the same effect as a vote against a matter. Broker non-votes received by FPL Group count as present for purposes of establishing a quorum and have the same effect as a vote AGAINST the proposal to approve the merger agreement. Because brokers have discretionary voting power for the other proposals scheduled to be voted on, including the election of directors, there can be no broker non-votes on such proposals. If other matters are properly brought before the annual meeting as to which brokers do not have discretionary voting power, broker non-votes will have no legal effect with respect to such matters.

Proxies

Submitting Your Proxy. If you are a stockholder of record, you may vote in person by ballot at your annual meeting or by submitting a proxy. We recommend you submit your proxy even if you plan to attend your annual meeting. If you attend the annual meeting, you may vote by ballot, which cancels any proxy previously submitted.

Instructions are included on your proxy card. If you properly give your proxy and submit it in time, the individuals named as your proxy will vote your shares as you have directed. You may vote FOR or AGAINST the proposals (or, in the case of the election of directors, FOR or WITHHOLD the nominees) or abstain from voting.

How to Submit a Proxy

	Constellation	FPL Group
By Mail:

If you are a stockholder of record and choose to submit your proxy by mail, please mark each proxy card you receive, date and sign it, and return it in the prepaid envelope which accompanied that proxy card.

If you are a beneficial owner, please refer to your proxy card or the information provided to you by your bank, broker, custodian or recordholder.

If you are a shareholder of record and choose to submit your proxy by mail, please mark each proxy card you receive, date and sign it, and return it in the prepaid envelope which accompanied that proxy card.

If you are a beneficial owner, please refer to your proxy card or the information provided to you by your bank, broker, custodian or recordholder.

By Telephone or Internet:

If you are a stockholder of record, you can submit your proxy by telephone by calling the toll-free telephone number on your proxy card or through the Internet by going to the following website: www.voteproxy.com. Please have your proxy card available when you call or go online. Telephone voting and Internet voting are each available 24 hours a day and seven days per week and will be accessible until [•] p.m., Eastern time, on [•], 2006. You will be prompted to enter the number printed on your proxy card and to follow the instructions to submit your proxy. Our telephone and Internet voting procedures are designed to authenticate stockholders by using individual control numbers.

If you are a beneficial owner, please refer to your proxy card or the information provided by your bank, broker, custodian or recordholder for information on telephone or Internet voting. If you submit your proxy by telephone or through the Internet, please do not mail your proxy card. If you are located outside the United States, Canada and Puerto Rico, see your proxy card or other materials for additional instructions. If you hold shares through a broker or other custodian, please check the voting form used by that firm to see if it offers telephone or Internet proxy submissions.

If you are a shareholder of record, you can submit your proxy by telephone by calling the toll-free telephone number on your proxy card or through the Internet by going to the following website: www.computershare.com/us/proxy/fpl. Please have your proxy card available when you call or go online. Telephone and Internet voting is available 24 hours a day and seven days per week and will be accessible until 1 a.m, Central time, on [•], 2006. You will be prompted to enter the number printed on your proxy card and to follow the instructions to submit your proxy. Our telephone and Internet voting procedures are designed to authenticate shareholders by using individual control numbers.

If you are a beneficial owner, please refer to your proxy card or the information provided by your bank, broker, custodian or recordholder for information on telephone or Internet voting. If you submit your proxy by telephone or through the Internet, please do not mail your proxy card. If you are located outside the United States and Canada, see your proxy card or other materials for additional instructions. If you hold shares through a broker or other custodian, please check the voting form used by that firm to see if it offers telephone or Internet proxy submissions.

If you sign and date your proxy but do not make specific choices, your proxy will follow the respective board of director recommendations and vote your shares:

Constellation	FPL Group

“FOR” the proposal to issue shares of Constellation common stock as contemplated by the merger agreement	“FOR” the approval of the merger agreement

“FOR” the proposal to approve all of the amendments contemplated by the amended and restated charter

“FOR” the election of each of the Constellation board of directors’ nominees as Class I directors to the Constellation board of directors (the Constellation board of directors has nominated Douglas L. Becker, Edward A. Crooke, Mayo A. Shattuck III and Michael D. Sullivan)	“FOR” the elections as FPL Group directors of the nominees named in this joint proxy statement/prospectus

“FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as Constellation’s independent registered public accounting firm for the year 2006	“FOR” the ratification of the appointment of Deloitte & Touche LLP as FPL Group’s independent registered public accounting firm for the year 2006

“ABSTAIN” on the stockholder proposal

In accordance with the best judgment of the persons acting under the proxy concerning other matters that are properly brought before the meeting and at any adjournment or postponement thereof.	In accordance with the best judgment of the persons acting under the proxy concerning other matters that are properly brought before the meeting and at any adjournment or postponement thereof.

Revoking Your Proxy. You may revoke your proxy at any time prior to the time your shares are voted. If you are a stockholder of record, your proxy can be revoked in several ways:

•	by timely delivery of a written revocation to your company’s corporate secretary;

For Constellation:	For FPL Group:
Constellation Energy Group, Inc.	FPL Group, Inc.
Corporate Secretary	Corporate Secretary
750 East Pratt Street, 18th Floor	P.O. Box 14000
Baltimore, Maryland 21202	700 Universe Boulevard
Juno Beach, Florida 33408-1420

•	by submitting another valid proxy bearing a later date; or

•	by attending your annual meeting and voting your shares in person. Attendance at your annual meeting will not by itself revoke a previously granted proxy.

If your shares are held in the name of your bank, broker, custodian or other recordholder, you must contact the holder of record in order to revoke your proxy.

Voting in Person. If you are a stockholder of record and you wish to vote in person at the Constellation or FPL Group annual meeting, you will be given a ballot at the meeting. However, if your shares are held in the name of your bank, broker, custodian or other recordholder, you must obtain a legal proxy, executed in your favor, from the holder of record and present it to the inspectors of election with your ballot to be able to vote at your annual meeting.

Proxy Solicitation. Constellation and FPL Group are soliciting proxies for their respective meetings and will each pay its own costs of soliciting proxies.

In addition to this mailing, proxies may be solicited by directors, officers or employees of Constellation and FPL Group in person or by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services. Constellation has retained Georgeson Shareholder Communications, Inc. to assist in the distribution and solicitation of proxies for its meeting. Constellation will pay Georgeson Shareholder Communications, Inc. an aggregate fee of approximately $[•] (excluding fees for additional shareholder services), plus reasonable expenses, for these services. FPL Group has retained Georgeson Shareholder Communications, Inc. to assist in the distribution and solicitation of proxies for its meeting. FPL Group will pay Georgeson Shareholder Communications, Inc. an aggregate fee of approximately $50,000, plus reasonable expenses, for these services.

Constellation and FPL Group also reimburse brokers and other nominees for their expenses in sending these soliciting materials to you and getting your voting instructions.

Do not send in any stock certificates with your proxy cards. The exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for FPL Group common stock to former FPL Group shareholders as soon as practicable after the completion of the merger.

Electronic Access to Proxy Statement

This joint proxy statement/prospectus may be viewed online at www.fplgroup.com and www.constellation.com.

If you are a FPL Group shareholder of record, you can elect to receive future annual reports and proxy statements electronically by going to the web site www.computershare.com/us/sc/fpl and following the instructions there, or by following the instructions provided if you vote by Internet. If you choose this option your choice will remain in effect until cancelled. If you should choose to cancel the electronic delivery option and resume mail delivery of these documents, return to the web site www.computershare.com/us/sc/fpl and make the appropriate selection or notify FPL Group’s transfer agent, Computershare Investor Services, LLC at 2 North LaSalle Street, Chicago, Illinois 60602 by mail. If you hold your shares of FPL Group common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect the electronic delivery option.

Other Business; Adjournments

We are not currently aware of any other business to be acted upon at either meeting. If, however, other matters are properly brought before either meeting, or any adjourned meeting, your proxies include discretionary authority on the part of the individuals appointed to vote your shares or act on those matters according to their best judgment, including to adjourn the meeting, unless you have expressly elected to withhold discretionary authority on your proxy card.

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Neither Constellation nor FPL Group currently intends to seek an adjournment of its meeting.

Constellation Stockholder Account Maintenance

Constellation’s transfer agent is American Stock Transfer & Trust Company. All communications concerning accounts of Constellation stockholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock and similar issues, can be handled by calling American Stock Transfer & Trust Company at (800) 258-0499. For other information about Constellation, stockholders can visit Constellation’s web site at www.constellation.com.

FPL Group Shareholder Account Maintenance

FPL Group’s transfer agent is Computershare Investor Services, LLC. All communications concerning accounts of FPL Group shareholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock and similar issues, can be handled by calling FPL Group Shareholder Services at (800) 222-4511, or by calling Computershare Investor Services, LLC at (888) 218-4392. For other information about FPL Group, shareholders can visit FPL Group’s web site at www.fplgroup.com.

Shares Beneficially Owned by Constellation Directors and Officers

Constellation directors and executive officers beneficially owned [•] shares of Constellation common stock on [•], 2006, the record date for the Constellation annual meeting. These shares represent in total approximately [•]% of the total voting power of Constellation’s voting securities outstanding and entitled to vote as of the record date for the Constellation annual meeting. Constellation currently expects that Constellation’s directors and executive officers will vote their shares in favor of the share issuance proposal and the charter amendment proposal, although none of them has entered into any agreements obligating them to do so. See “Other Matters to be Considered at the Annual Meetings—Constellation Proposal 3: Election of Directors—Stock Ownership” beginning on page 172.

Shares Beneficially Owned by FPL Group Directors and Officers

FPL Group directors and executive officers beneficially owned [•] shares of FPL Group common stock on [•], 2006, the record date for the FPL Group annual meeting. These shares represent in total approximately [•]% of the total voting power of FPL Group’s voting securities outstanding and entitled to vote as of the record date for the FPL Group annual meeting. FPL Group currently expects that FPL Group’s directors and executive officers will vote their shares in favor of the proposal to approve the merger agreement, although none of them has entered into any agreements obligating them to do so. See “Other Matters to be Considered at the Annual Meetings—FPL Group Proposal 2: Election of Directors—Common Stock Ownership of Certain Beneficial Owners and FPL Group Management” beginning on page 193.

CHAPTER THREE

THE PROPOSED MERGER

The Companies

Constellation Energy Group, Inc.

CF Merger Corporation

750 E. Pratt Street

Baltimore, Maryland 21202

(410) 783-2800

Constellation Energy Group, Inc. is an energy company that operates in three business segments—merchant energy, regulated electric and regulated gas. Constellation’s primary businesses include a merchant energy business and BGE, an electric and gas public utility, which is regulated by the MPSC and FERC. Constellation’s merchant energy business is subject to regulation by FERC and the NRC. In addition to the merchant energy business, Constellation also operates in various other nonregulated businesses.

Constellation was incorporated in Maryland in 1995, and in 1999, Constellation became the holding company for BGE and its subsidiaries. BGE was incorporated in Maryland in 1906. At December 31, 2005, Constellation and its subsidiaries employed approximately 9,850 people.

Shares of Constellation common stock are traded on the NYSE under the symbol “CEG”.

For additional information about Constellation and its business, see “References to Additional Information” beginning on page i and “Where You Can Find More Information” beginning on page 235.

CF Merger Corporation is a Florida corporation and a wholly owned subsidiary of Constellation. CF Merger Corporation was organized solely for the purpose of entering into the merger agreement with FPL Group and completing the merger. It has not conducted any business operations.

FPL Group, Inc.

700 Universe Boulevard

Juno Beach, Florida 33408

(561) 694-4000

FPL Group was incorporated in 1984 under the laws of Florida. FPL Group’s principal subsidiary, Florida Power & Light, is a rate-regulated utility engaged in the generation, transmission, distribution and sale of electric energy. Florida Power & Light is subject to regulation by the FPSC, FERC and the NRC. FPL Capital, a wholly owned subsidiary of FPL Group, holds the capital stock and provides funding for FPL Group’s operating subsidiaries other than Florida Power & Light. The business activities of these operating subsidiaries primarily consist of FPL Energy’s competitive energy supply business, which is subject to regulation by FERC and the NRC. At December 31, 2005, FPL Group and its subsidiaries employed approximately 12,400 people.

Shares of FPL Group common stock are traded on the NYSE under the symbol “FPL”.

For additional information about FPL Group and its business, see “References to Additional Information” beginning on page i and “Where You Can Find More Information” beginning on page 235.

General

In the merger, FPL Group will merge with a wholly owned subsidiary of Constellation. Immediately prior to the merger, Constellation will effect a stock split whereby each outstanding share of Constellation common stock will be converted into 1.444 shares of Constellation common stock. Then, upon completion of the merger, each outstanding share of FPL Group common stock will be converted into the right to receive one share of Constellation common stock. The merger and the related stock split will result in FPL Group becoming a wholly owned subsidiary of Constellation. Upon completion of the merger and the stock split, the Constellation stockholders prior to the merger will own approximately 40% of the combined company’s outstanding shares of common stock and the FPL Group shareholders prior to the merger will own approximately 60% of the combined company’s outstanding shares of common stock.

The Constellation board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of Constellation common stock for use at the Constellation annual meeting at which the proposals related to the merger will be considered and voted on. This joint proxy statement/prospectus is also being used by Constellation as a prospectus related to the offering of shares of its common stock in exchange for shares of FPL Group common stock in connection with the merger. The FPL Group board of directors also is using this joint proxy statement/prospectus to solicit proxies from the holders of FPL Group common stock for use at the FPL Group annual meeting at which the proposal related to the merger will be considered and voted on.

Constellation Merger Proposals

At the Constellation annual meeting, among other matters, holders of Constellation common stock will be asked to consider and vote on the approval of the issuance of shares of Constellation common stock as contemplated by the merger agreement and the amended and restated charter of Constellation.

THE MERGER WILL NOT BE COMPLETED UNLESS, AMONG OTHER THINGS, THE CONSTELLATION STOCKHOLDERS APPROVE (1) THE SHARE ISSUANCE PROPOSAL AND (2) THE CHARTER AMENDMENT PROPOSAL. UNDER THE MERGER AGREEMENT, COMPLETION OF THE MERGER IS SUBJECT TO THE SATISFACTION (OR, IF LEGALLY PERMITTED, WAIVER) OF SPECIFIED CLOSING CONDITIONS. APPROVAL BY THE CONSTELLATION STOCKHOLDERS OF THE AMENDED AND RESTATED CONSTELLATION CHARTER IS ONE OF THOSE CONDITIONS. CONSTELLATION AND FPL GROUP MAY NOT WAIVE THE REQUIREMENT FOR CONSTELLATION STOCKHOLDERS TO APPROVE THE CHARTER AMENDMENT TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CONSTELLATION COMMON STOCK.

FPL Group Merger Proposal

At the FPL Group annual meeting, among other matters, holders of FPL Group common stock will be asked to consider and vote on the approval of the merger agreement.

THE MERGER WILL NOT BE COMPLETED UNLESS, AMONG OTHER THINGS, THE FPL GROUP SHAREHOLDERS APPROVE THE MERGER AGREEMENT.

Background of the Merger

The senior management teams and boards of directors of each of Constellation and FPL Group actively monitor and assess developments in the energy industry and are generally aware of the business activities of other major energy companies, including each other. Executives from each of Constellation and FPL Group periodically interact with each other at industry gatherings and as part of various energy industry organizations. In addition, Messrs. Shattuck and Hay have served as directors of Capital One Financial Corporation since October 2003, and they also have served as directors of the Institute of Nuclear Power Operations. As a result of these roles, they see and speak with each other several times each year.

Over the past several years, senior management and the boards of directors of each of Constellation and FPL Group have regularly reviewed strategic opportunities in the energy industry in response to developments within their respective businesses, industry trends, competitive conditions and changes in legislation and regulation. These reviews have included periodic assessments of potential business combinations with other energy companies. This included Constellation’s review in early 2002 of an unsolicited offer from another integrated energy company to acquire Constellation at an approximately 20% premium to Constellation’s then trading price of approximately $28.75. Constellation determined that, in light of what it believed was the low valuation attributed to Constellation at that time, the negative effect such an acquisition would have on its employees and the State of Maryland in terms of potential job losses, and the business plan which was being developed by a new management team led by Mr. Shattuck as the new chief executive officer, it was in the best long-term interests of Constellation to remain independent and seek to implement the business plan. During the next several years, Constellation implemented its business plan, including the growth of its competitive wholesale energy business, the acquisition and growth of its retail power and gas businesses and the acquisition of the Nine Mile Point and R.E. Ginna Nuclear power plants.

In May 2005, Messrs. Shattuck and Hay had a number of general discussions by telephone about recent developments in the energy industry. Among other things, they discussed recent energy industry transactions and the prospects for the adoption of comprehensive federal energy legislation, including the potential impact that the repeal of the Public Utility Holding Company Act might have on the industry. During these conversations, they also discussed strategic trends and opportunities within their respective companies and in the energy industry generally. In addition, they discussed briefly, and generally, the possibility of a strategic transaction between FPL Group and Constellation. Although no specific potential terms or proposals were discussed, they agreed to meet in June to discuss this possibility further.

On June 15, 2005, Messrs. Shattuck and Hay met in New York City. They discussed primarily high-level issues relating to the companies’ businesses and a potential business combination, including strategic, management and governance matters. They also discussed the status of FPL Group’s pending rate case in Florida. No agreements were reached, but both expressed interest in continuing these discussions.

On July 12, 2005, Messrs. Shattuck and Hay met in Baltimore. Mr. Hay provided Mr. Shattuck with a summary outline of possible key terms for a potential stock-for-stock merger reflecting what Mr. Hay described as a “modest premium” for Constellation stockholders. Their discussion focused primarily on the potential strategic benefits of a combination of the two companies’ businesses and various governance issues that would be raised by a merger.

On July 22, 2005, during a regularly scheduled Constellation board of directors meeting held by telephonic conference call, Mr. Shattuck (in executive session) briefed the members of the Constellation board of directors about his discussions to date with Mr. Hay. Specific terms of a potential transaction were not discussed, and no action of the board of directors was requested. Mr. Shattuck indicated his expectation that he would have further discussions with Mr. Hay and that the senior management team would begin to evaluate FPL Group more closely as a potential merger partner based on publicly available information.

On July 29, 2005, a regularly scheduled FPL Group board of directors meeting was held. At such meeting, Mr. Hay summarized for the directors his discussions to date with Mr. Shattuck regarding a potential merger and indicated that FPL Group’s management would continue to evaluate Constellation’s businesses and the potential strategic benefits of a combination of the two companies.

On August 18, 2005, Messrs. Shattuck and Hay met in Juno Beach and continued to discuss strategic and business considerations of a possible merger, as well as to review the potential terms and timetable for such a transaction.

During September and October, senior management of Constellation and FPL Group had numerous discussions regarding a potential merger in addition to those described below.

On September 1, 2005, Messrs. Shattuck and Hay spoke by telephone. They discussed the terms of FPL Group’s recent settlement of its rate case in Florida. They generally agreed that if they were to pursue a transaction, the combined company would commit to maintain dual headquarters in Baltimore and Juno Beach. They also agreed that, subject to confirmatory due diligence by FPL Group, the combined company would use the Constellation name. In addition, they discussed potential pricing for the merger that would provide Constellation stockholders with a premium consistent with comparable market transactions in the energy industry. They also agreed that the companies should enter into a mutual confidentiality agreement and begin to exchange business information. Over the next several days, Messrs. Irving B. Yoskowitz, Executive Vice President and General Counsel of Constellation, and Edward F. Tancer, Vice President and General Counsel of FPL Group, negotiated a confidentiality agreement that both companies signed on September 6, 2005.

On September 21, 2005, senior executives of FPL Group and Constellation met in Baltimore to exchange initial presentations on their companies’ respective businesses.

On September 26, 2005 and October 5, 2005, Messrs. Shattuck and Hay continued their discussions by phone of a possible merger, including with respect to a possible management team for the combined company as well as economic, governance and other key terms. They also discussed the possibility of Mr. Hay attending a Constellation board of directors meeting.

During September, October and November, senior management of each of Constellation and FPL Group met regularly with their respective outside legal, financial and other outside professional advisors to discuss the structure of a potential merger, regulatory considerations and approvals, potential synergies and other matters that would arise in the course of a potential merger between the two companies.

On October 1, 2005, FPL Group engaged Merrill Lynch to act as its financial advisor in connection with a possible merger with Constellation.

Throughout the month of October, the companies exchanged and discussed high-level information about their businesses, including with respect to financial, operational, accounting and compensation and benefits matters.

On October 14, 2005, at a regularly scheduled meeting of the FPL Group board of directors, management updated the board of directors on the status of its preliminary discussions with Constellation and made a presentation regarding Constellation’s businesses and the potential merger. After engaging in discussion, the FPL Group board of directors indicated that management should continue the discussions with Constellation. Mr. Hay telephoned Mr. Shattuck on October 19, 2005 to update him on the outcome of the FPL Group board of directors meeting and to discuss a possible timetable for due diligence and the negotiation of definitive agreements.

On October 21, 2005, at an executive session of a regularly scheduled meeting of the Constellation board of directors, the senior management of Constellation provided the directors with a high-level overview of a possible merger and FPL Group’s business, financial condition and management based upon publicly available information and information provided by FPL Group over the past several weeks. The board of directors discussed with management the strategic rationale for a possible merger with FPL Group, the matters that Messrs. Shattuck and Hay had been discussing and a possible timetable for due diligence and the negotiation of definitive agreements. The Constellation board of directors instructed management to proceed with comprehensive due diligence and continue its discussions of a potential merger with FPL Group. The board of directors emphasized the significance of ensuring that a combined company would continue to have a meaningful presence in, and substantial financial and employment commitments to, Baltimore and the State of Maryland.

On October 25, 2005, Mr. Shattuck telephoned Mr. Hay to discuss with him the results of the Constellation board of directors meeting. At the conclusion of the call, it was agreed that both companies would proceed with more intensive due diligence over the next few weeks and would ask their outside legal counsel to begin preparing transaction documents.

On October 27, 2005, Constellation engaged Morgan Stanley as its financial advisor with respect to a possible merger with FPL Group.

On October 31, 2005, certain senior executives of Constellation and FPL Group (other than Messrs. Shattuck and Hay) held a telephone conference call with representatives of Morgan Stanley and Merrill Lynch regarding possible financial terms of a potential merger and additional financial and operational due diligence matters.

During November, Kirkland & Ellis LLP, outside legal counsel for Constellation, and Cravath, Swaine & Moore, LLP, outside legal counsel for FPL Group, had several discussions, including with respect to legal documentation, the possible timing of negotiations of a merger agreement and due diligence matters.

On November 3, 2005, certain senior executives of Constellation and FPL Group (other than Messrs. Shattuck and Hay) met in Baltimore to review financial results for the two companies and other financial and accounting matters.

On November 4, 2005, the Compensation Committee of the Constellation board of directors met to discuss proposed amendments to existing change in control severance agreements with Constellation’s executive officers, which originally had been presented to the Committee at its October 20, 2005 meeting for review and consideration. Representatives of Constellation’s legal and human resources staffs, the Committee’s outside compensation consultant, Hewitt Associates LLC, and the Committee’s outside legal counsel for compensation matters, Sullivan & Cromwell LLP, attended portions of this meeting. At the meeting, the Committee approved the proposed amendments and directed management to prepare amended and restated change in control severance agreements to reflect these amendments. For a discussion of these amended and restated agreements, see “—Additional Interests of Constellation’s Directors and Executive Officers in the Merger—Change in Control Severance Agreements” beginning on page 122.

On November 4, 2005, Messrs. Hay and Shattuck met in Baltimore to further discuss the potential merger. They reviewed a revised summary outline and discussed transaction structure, pricing, management and governance issues, executive compensation matters and a proposed schedule for further due diligence and the negotiation of a definitive agreement. During the conversation, they discussed that the transaction would be a stock-for-stock deal involving a fixed exchange ratio and that Constellation stockholders would receive a premium consistent with comparable market transactions. Mr. Hay indicated that the merger must in any event be accretive to FPL Group. In addition, they agreed that each of Messrs. Hay and Shattuck would maintain offices in Baltimore and Juno Beach and discussed the size of the combined company board of directors and various other governance matters. They also discussed their respective management roles in a combined business, generally agreeing that Mr. Hay would be the chief executive officer and Mr. Shattuck would serve as an executive chairman. In addition, they agreed that Mr. Shattuck initially would have management responsibility for the competitive energy business. They also discussed additional senior executive personnel matters and various other compensation matters.

On or about November 7, 2005, the companies established an electronic data room to be used for legal, financial and operational due diligence, and both companies posted extensive and detailed information about their businesses in that data room throughout November and December. During this period, representatives of the companies, along with their outside legal, financial and accounting advisors, exchanged requests for information and responses to those requests, exchanged information supplementally and reviewed and discussed all such information.

On November 9, 2005, certain senior executives of Constellation and FPL Group (other than Messrs. Shattuck and Hay) met in Florida to review and discuss FPL Group’s businesses. The FPL Group management team delivered a presentation on the company’s wind and other businesses, and there was a general discussion of FPL Group’s business plans, as well as legislative and regulatory matters in Florida. The next day, Ms. Follin Smith, Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Constellation, met with Mr. Hay.

On November 17, 2005, certain senior executives of Constellation and FPL Group (other than Messrs. Shattuck and Hay) met in Washington, DC to review and discuss business, financial, operational, tax, personnel, compensation and risk management issues regarding Constellation. A significant portion of the discussion involved a presentation by Constellation executives of Constellation’s competitive energy business and its risk management and energy trading policies and practices. The executives also discussed litigation matters relating to both Constellation and FPL Group.

On November 21, 2005, Cravath sent to Kirkland & Ellis a first draft of a proposed merger agreement.

On November 30, 2005, Messrs. Thomas F. Brady, Executive Vice President, Corporate Strategy and Retail Competitive Supply of Constellation, and James L. Robo, Vice President, Corporate Development and Strategy of FPL Group and President of FPL Energy, met with representatives of Morgan Stanley and Merrill Lynch in New York City to discuss potential economic terms. Based on the discussion, the parties decided that negotiations would continue with the understanding that the premium to be received by Constellation stockholders would be between 13-17%. Later that day, Messrs. Shattuck and Hay spoke by telephone to discuss, among other matters, the overall status of due diligence and negotiations, including various items in the draft merger agreement. They also discussed certain senior executive personnel and compensation matters, various governance matters, the status of pending environmental legislation in Maryland and the two companies’ recently released third quarter financial results.

On December 2, 2005, at a regularly scheduled meeting of the Constellation board of directors, the senior management team updated the directors on due diligence, the status of discussions regarding terms of a potential merger with FPL Group and the key open due diligence items remaining to be addressed by each company. Representatives of Kirkland & Ellis reviewed the board of directors’ fiduciary obligations in the context of a potential merger transaction, discussed the potential key terms of a merger agreement and outlined for the board of directors the various regulatory approvals that would be required and the likely timing for securing such approvals. Representatives of Morgan Stanley discussed with the board of directors various preliminary valuation matters regarding a potential transaction based on discussions completed to date.

At the conclusion of the meeting, the Constellation board of directors went into executive session (with Mr. Shattuck remaining in attendance). Mr. Hay and four of FPL Group’s directors joined that session, at the invitation of the Constellation board of directors. They discussed strategic considerations and a range of governance and management matters that would be raised by a merger.

On December 3, 2005, Messrs. Hay and Shattuck discussed by telephone their and their company’s respective directors’ impressions of the December 2, 2005 meetings, as well as other matters.

On December 6, 2005, Kirkland & Ellis sent to Cravath proposed revisions to the draft merger agreement. The proposed revisions did not address economic or governance matters. Representatives of the two law firms discussed the proposed revisions by telephone on December 7, 2005. Later that day, Cravath distributed a proposed exhibit to the merger agreement (which became Exhibit C to the final agreement) addressing certain governance matters for the combined companies, including the management roles to be played by each of Messrs. Shattuck and Hay, the proposed composition of the combined company’s board of directors and the standing board of directors committees, the combined company’s dual headquarters and the primary locations for specific corporate and operating business functions and various other governance matters.

On December 6, 2005, at a special meeting of the FPL Group board of directors, the senior management team of FPL Group updated the board of directors on the possible merger with Constellation. Mr. Hay described the status of discussions and other members of senior management made a presentation regarding certain business and financial matters relating to FPL Group, Constellation and the potential merger as well as an update regarding due diligence. In addition, Merrill Lynch made a financial presentation regarding the potential merger. The board of directors indicated that management should complete due diligence and continue discussions with Constellation. The board of directors also approved the hiring of Lehman Brothers as its own advisor to provide an additional fairness opinion with respect to the potential merger if it was eventually presented to the board of directors for approval.

Representatives of Constellation and FPL Group (other than Messrs. Shattuck and Hay), together with their respective outside legal counsel and financial advisors, met in New York City on December 8 and 9, 2005 to review and negotiate the terms of the draft merger agreement (other than pricing) and of the governance matters in proposed Exhibit C. Substantial attention was devoted to the terms of the no solicitation covenants, termination fees and other provisions relating to a competing takeover proposal, as well as the conditions to closing, integration matters and the terms of the covenants that governed the operation of the two businesses between signing and closing. Following the resolution of a number of issues, it was agreed that the companies and their outside advisors would meet again in Baltimore along with Messrs. Shattuck and Hay on December 11, 2005 to seek to resolve the remaining open substantive issues.

On December 9, 2005, Messrs. Shattuck and Hay had numerous telephone conversations and discussed various open issues, including the issues being negotiated at the meetings in New York City on the same day. They also discussed various governance and compensation matters. In addition, Mr. Hay told Mr. Shattuck that it would be desirable for Mr. Shattuck to continue to remain employed by the combined company for a period of time following the closing of the merger, and they discussed various possible terms of such employment.

On December 9, 2005, the Constellation board of directors engaged Goldman Sachs to undertake a study to enable it to render its opinion as to the fairness of the exchange ratio contemplated by the potential merger agreement to the board of directors if the merger agreement was eventually presented to the board of directors for approval.

On December 11, 2005, senior executives of Constellation and FPL Group and their respective outside legal counsel and financial advisors continued the negotiation of the merger agreement in Baltimore. The negotiations focused on the remaining open merger agreement issues other than price. The parties resolved various open issues involving the interim operating covenants, conditions to closing, no solicitation covenants, termination fees and other provisions relating to a competing takeover proposal, including that the termination fee for each company would equal approximately 4% of its market capitalization. They also agreed on various governance matters.

Throughout the week of December 12, 2005, the companies’ respective outside legal counsel exchanged and discussed several revised drafts of the merger agreement and Exhibit C. During that week, each company also distributed to the other initial drafts of its disclosure letter. The proposed forms of the amended and restated Constellation charter and by-laws also were prepared and negotiated and it was agreed that the Constellation board of directors would be declassified upon the completion of the merger.

On December 14, 2005, news reports were published regarding rumored negotiations between Constellation and FPL Group regarding a potential merger. The companies declined to comment on the rumors or the news reports.

From December 13 through 15, 2005, Messrs. Shattuck and Hay discussed economic terms in a series of telephone calls. Their respective financial advisors participated in several of these calls. The focus of the discussion was on a proposed ratio for Constellation’s pre-merger stock split. Over the course of these discussions, the parties narrowed the range between their positions. In a subsequent discussion between the financial advisors on December 15, 2005, Merrill Lynch stated that FPL Group’s management was prepared to recommend a ratio of 1.44 to 1. Constellation’s financial advisors stated that Constellation’s management continued to believe that the companies should agree upon a higher ratio.

On December 14 and 15, 2005, Constellation’s Compensation Committee met with Mr. Shattuck, other members of the company’s legal and human resources staffs, the Committee’s outside compensation consultant and the Committee’s outside counsel to discuss Mr. Shattuck’s post-merger employment as the chairman of the combined company, as well as certain other severance, retention and other compensation matters. The Committee concluded that it was critical that Mr. Shattuck remain with the combined company for a period of time after a merger and as a result requested that he enter into an employment agreement pursuant to which Mr. Shattuck would continue with the combined company following the merger.

On December 15, 2005, at a regularly scheduled meeting, in addition to approving various matters relating to 2006 director and executive officer compensation, FPL Group’s Compensation Committee met to discuss severance and retention matters relating to the merger. Mr. Hay, members of the company’s human resources staff and representatives of the Committee’s outside compensation consultant, the Committee’s outside legal counsel for compensation matters and Cravath attended portions of this meeting. At the meeting, the Committee approved amendments to the executive severance retention agreements with FPL Group’s executives, an amendment to the employment agreement between FPL Group and Mr. Hay and the establishment of a retention program to assist in retaining employees of FPL Group through and after the merger.

On December 16, 2005, before the Constellation board of directors was scheduled to meet to discuss the proposed transaction and during a break in the meeting of the FPL Group board of directors (and prior to the beginning of the discussion of the proposed merger), Messrs. Shattuck and Hay and their financial advisors again discussed financial terms and Messrs. Shattuck and Hay agreed to recommend a pre-merger stock split ratio of 1.444-to-1 to their respective boards of directors. Representatives of Kirkland & Ellis and Cravath also negotiated and agreed to final changes to the provisions of the merger agreement that set forth the circumstances under which termination fees would become payable.

On December 16, 2005, the Constellation board of directors held a special meeting to consider the proposed merger. At the meeting, senior management updated the directors on the results of additional due diligence activities and merger agreement negotiations since the December 2, 2005 meeting. The board of directors discussed with management the business, operational and financial aspects of the proposed merger. Representatives of Kirkland & Ellis again reviewed with the board of directors their fiduciary obligations in the context of considering a proposed merger. They also reviewed with the board of directors in detail the terms of the then-current draft of the proposed merger agreement. They reported that all of the material terms had been negotiated and agreed. They also discussed with the board of directors the current drafts of the disclosure letters and the post-merger governance principles in Exhibit C. Representatives of Morgan Stanley and Goldman Sachs separately reviewed with the directors their financial analyses of the proposed merger. Each of them indicated that, based upon these analyses, they were each prepared to render an opinion to the Constellation board of directors that, based upon and subject to the assumptions, qualifications and limitations described by them and to be set forth in their written opinions, and assuming the prior effectiveness of the stock split, the exchange ratio of one share of Constellation common stock for each share of FPL Group common stock pursuant to the merger agreement was fair, from a financial point of view, to the Constellation stockholders. See “—Opinions of Constellation’s Financial Advisors” beginning on page 63.

Following these presentations, the Constellation board of directors meeting was recessed, and Constellation’s Compensation Committee met to discuss the proposed employment agreement with Mr. Shattuck, and certain additional matters. The Committee reviewed and discussed with its outside compensation consultant and its outside counsel for compensation matters information that had been prepared by management summarizing the level of compensation and other benefits that Mr. Shattuck would receive under existing plans and agreements in the event of a merger between the company and FPL Group, which would constitute a change in control under Constellation’s plans and Constellation’s executive severance and retention agreements. The Committee reviewed a detailed employment agreement term sheet that had been revised and negotiated with Mr. Shattuck. The terms were consistent with those discussed by the Committee the prior day and members of the Committee reported on their discussions with Mr. Shattuck about the proposed terms. The Committee then approved the term sheet and authorized the Committee’s chairman and one of its other members to work with the Committee’s outside counsel to review a definitive agreement and for the Committee’s chairman to acknowledge such agreement, on behalf of the Committee, when it was finalized.

Following the completion of the Compensation Committee meeting, the board of directors reconvened in executive session (with only the non-executive directors present) to discuss the matters and information that the Compensation Committee reviewed and its decision regarding the terms of an employment agreement with Mr. Shattuck, as well as to continue its discussion of the proposed merger. Thereafter, Mr. Shattuck rejoined the other directors, and the board of directors continued to discuss the proposed merger. At the conclusion of the discussion, by unanimous vote of all of the directors present, the board of directors approved the merger agreement (subject to final negotiation to be completed by the company’s senior executives, in their discretion) and the merger, as well as the issuance of shares of Constellation common stock in connection with the merger and the proposed amendments to the Constellation charter and recommended that such matters be submitted for approval to the Constellation stockholders, as required.

On December 16, 2005, a regularly scheduled meeting of the FPL Group board of directors was held. At this meeting, members of FPL Group management made presentations to the FPL Group board of directors regarding, among other matters, an overview of the proposed merger and its key terms, the assignment of key management roles at a combined company, the principal reasons for the proposed merger and a due diligence and financial review of Constellation’s businesses and the proposed merger. Representatives of Merrill Lynch and Lehman Brothers made separate financial presentations regarding the proposed merger and indicated that they would be prepared to separately deliver to the FPL Group board of directors their respective opinions as to the fairness of the exchange ratio. See “—Opinions of FPL Group’s Financial Advisors” beginning on page 86. Representatives of Cravath reviewed for the FPL Group board of directors the fiduciary duties of the directors in connection with the consideration of the proposed merger. Representatives of Cravath also informed the board of directors that the material terms of the merger agreement had been fully negotiated and made a presentation of the terms and conditions of the draft merger agreement and other legal documents, focusing on the structure of the proposed transaction, the conditions to closing, post closing governance and related matters, the no solicitation covenants, the termination fees and other provisions relating to a competing takeover proposal. Representatives of Cravath also made a presentation regarding various compensation matters. The members of the FPL Group board of directors considered and discussed the various presentations made at the meeting. At this point, all the participants other than the members of the board of directors left the meeting and the meeting continued. Thereafter, Mr. Hay left the meeting and the non-executive directors met in executive session. Mr. Hay subsequently rejoined the other directors, and the FPL Group board of directors unanimously approved the proposed merger and the merger agreement (subject to final negotiation of the terms and conditions) and authorized FPL Group’s management to conclude negotiations and execute the merger agreement on the terms described to the FPL Group board of directors.

Following completion of the FPL Group board of directors meeting, Mr. Hay telephoned Mr. Shattuck, and they advised each other that their respective boards of directors had approved the proposed merger. They agreed to work out all final changes over the following two days with the objective of signing the definitive documents in time for a public announcement at 6:00 a.m. on Monday, December 19, 2005. Each of them advised their respective boards of directors, management teams and outside advisors of this.

On December 17 and 18, 2005, the companies and their outside legal counsel agreed upon all final revisions to all of the definitive documents. None of the revisions altered material terms of the merger agreement. During this time, the companies also negotiated various final changes to the permissible levels of acquisitions, dispositions, capital expenditures, share issuances and employee severance and retention payments that would be permitted during the period from the execution of the merger agreement until the closing of the merger. In addition, there were several conference calls among Mr. Shattuck, members of Constellation’s Compensation Committee, representatives of Constellation’s outside legal counsel for compensation matters (Cleary Gottlieb Steen & Hamilton LLP), the Committee’s outside counsel for compensation matters, representatives of Kirkland & Ellis, and inside counsel of Constellation to discuss and finalize Mr. Shattuck’s employment agreement. In addition, inside counsel of Constellation and representatives of Cleary Gottlieb and Kirkland & Ellis had several telephone conversations with inside counsel of FPL and representatives of Cravath to discuss and finalize Mr. Shattuck’s employment agreement. Revised drafts of the employment agreement were distributed to and reviewed by all parties and additional comments were received and reflected.

On the evening of December 18, 2005, the companies’ outside legal counsel agreed to final changes to the disclosure letters, and the chairman and one other member of Constellation’s Compensation Committee, after conferring with its outside counsel and reviewing a proposed final draft of Mr. Shattuck’s employment agreement, approved and acknowledged the final form of that agreement. Thereafter, the companies executed the merger agreement and approved a joint press release for issuance the next morning to announce the execution of the merger agreement.

Constellation’s Reasons for the Merger; Recommendation of the Constellation Board of Directors

The Constellation board of directors has approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, the issuance of shares of Constellation common stock as contemplated by the merger agreement and the amendment and restatement of the Constellation charter, are advisable, fair to and in the best interests of Constellation and Constellation stockholders and recommends that Constellation stockholders vote FOR the proposal to approve the issuance of shares of Constellation common stock as contemplated by the merger agreement and the proposal to approve the amended and restated charter of Constellation.

In reaching its decision to recommend that the Constellation stockholders approve the issuance of shares of Constellation common stock as contemplated by the merger agreement and approve the amended and restated charter of Constellation, the Constellation board of directors consulted with Constellation management, as well as Morgan Stanley, Constellation’s financial advisor in connection with the merger, Goldman Sachs, an investment bank engaged to undertake a study to enable it to render its opinion to the Constellation board of directors with respect to the fairness from a financial point of view of the exchange ratio of one share of Constellation common stock for each share of FPL Group common stock, assuming the prior effectiveness of the stock split, and Kirkland & Ellis LLP, Constellation’s outside counsel, and considered various material factors described below. The following discussion of the information and factors considered by the Constellation board of directors is not intended to be exhaustive, but includes all material factors considered by the Constellation board of directors. In view of the wide variety of factors considered by the Constellation board of directors in connection with its evaluation of the merger, the Constellation board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described below, individual members of the Constellation board of directors may have given different weight to different factors. The Constellation board of directors considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations. Among the material information and factors considered by the Constellation board of directors were the following:

Strategic Considerations. The Constellation board of directors considered a number of factors pertaining to the strategic rationale for the merger, including the following:

•

Improving the Balance of the Business. The combined company will have greater balance between regulated and unregulated businesses. Constellation expects that following the merger approximately half of the combined company’s earnings will come from its two utilities and approximately half will come from its competitive energy and other non-utility businesses. The larger and more stable financial profile of the combined company should result in enhanced opportunities for growth, improved gross margins and greater operational and financing flexibility.

•	Expanding and Enhancing the Competitive Energy Business. The merger will create one of the leading competitive energy businesses by combining Constellation’s wholesale and retail competitive power supply business and generation portfolio with FPL Group’s leading and rapidly growing nuclear and renewable deregulated energy platform of nearly 12,500 megawatts of capacity. The transaction will increase the size of the generation assets of Constellation’s competitive energy business from approximately 12,000 megawatts to approximately 24,000 megawatts and create a more diverse portfolio of owned generation and purchased power across an increased portion of North America. The merger also will allow Constellation to apply the sophisticated hedging, portfolio management and risk management tools it has developed in its competitive energy business to a broader supply and customer base in the combined company’s competitive energy business.

•	Increasing the Diversity of the Business. The merger will allow Constellation to increase the diversification of its energy delivery and generation portfolio and its customer base. In the energy delivery business, the combined company will have two utility-based franchises with service areas encompassing more than 5.5 million people. These service areas also are located in dramatically different climates, which will diversify the impact of weather on the results of the utility operations. In addition, the combined company is expected to have approximately 45,000 megawatts of generation capacity in multiple states, with a fuel mix consisting of nuclear, coal, gas, oil, wind and other renewables. After the completion of the merger, Constellation will have the largest wind generation portfolio in the country. This generation portfolio diversification should create a more balanced portfolio in terms of geography, fuel mix, dispatch and load-servicing capacity.

•	Increasing the Strength of the Balance Sheet. The combined company will be one of the largest energy companies in North America and will rank first in terms of overall United States generation capacity and in wind generation in particular and third in nuclear generation capacity and will be the number one wholesale competitive supplier and retail competitive supplier in the United States, in each case in terms of megawatts. After the completion of the merger, Constellation will have approximately $57 billion in assets and substantial cash flow from operations. The combination of Constellation and FPL Group will create what Constellation believes to be the strongest balance sheet in the industry, which will expand opportunities for productive, new capital deployments and support the growth of the competitive energy business.

•	Increasing the Capability and Opportunities for Growth. The merger will combine two fast-growing energy companies: Constellation, with its fast-growing competitive energy business, and FPL Group, with its fast-growing utility and unregulated renewable generation platforms. The expanded geographic footprint, increased generation assets and customer base and strong balance sheet of the combined company will provide Constellation with greater capability and opportunities to expand its business. The merger not only provides an opportunity for the combined company to capitalize on operating improvements and to share best practices, but also creates opportunities to expand the renewable and nuclear energy businesses.

•	Complementary Assets and Areas of Expertise. The merger will combine companies with complementary assets and areas of expertise: Constellation’s expertise in competitive energy supply and, more specifically, in the areas of hedging, portfolio management and risk management, and FPL Group’s deregulated generation capacity in certain markets (such as New England and Texas) where Constellation has a leading share of the competitive supply market but limited capacity and FPL Group’s expertise in wind energy and in managing a large, geographically dispersed transmission and energy delivery system. The combined company is expected to be able to draw upon the intellectual capital, technical expertise and experience of a deeper and more diverse workforce.

•	Improving the Regulated Businesses. The merger will allow Constellation to improve and strengthen the regulated businesses of both companies. These improvements will result from the strong balance sheet of the merged company, modest potential cost savings through leveraging utility expertise across a broader platform and improving reliability through enhanced best practices. Florida Power & Light is the largest energy supplier in Florida, one of the fastest growing energy markets in North America.

•	Expanding and Improving Nuclear Operations. The combined company will have expanded nuclear operations which should enable the combined company to realize increased savings and efficiencies. The Constellation board of directors believes that the combined company’s nuclear operations will provide a strong platform to pursue continued nuclear consolidation and to potentially develop new nuclear plants.

Impact of the Merger on Customers, Employees and Suppliers. The Constellation board of directors evaluated the expected impact of the merger on Constellation’s customers, employees and suppliers and the benefits that would be derived from the merger by enhancing operations and strengthening reliability and by providing more opportunities for employees in a larger, more competitive company.

Impact of the Merger on Communities. The Constellation board of directors evaluated the expected impact of the merger on the communities served by Constellation and the benefits that would likely result to these communities from the greater strength of the merged company as compared to Constellation on a stand-alone basis and the likely improvements in the overall reliability and quality of service. The Constellation board of directors also considered that Constellation would maintain a headquarters in Baltimore, Maryland, that the merged company would continue to have substantial operations in Maryland and that the merged company would continue to be a significant benefactor of charities in the greater Baltimore and Maryland region.

Share Prices. The Constellation board of directors took note of the historic stock prices of Constellation and FPL Group and that the combination of the Constellation stock split and the exchange ratio in the merger reflected a 14.8% premium over the 20-day average closing price of Constellation common stock as of December 13, 2005, the last trading day prior to the first public reports of a possible transaction between Constellation and FPL Group.

Financial Considerations. The Constellation board of directors considered the expected financial impact of the merger on Constellation, including that the merger is expected to be accretive to stockholders of both companies after the first year, excluding transaction costs and the effects of purchase accounting, and that the accretive nature of the transaction would result in increased earnings per share of the combined company. The Constellation board of directors also considered the historic financial condition, operating results and businesses of Constellation and FPL Group, including information with respect to their respective earnings histories. The Constellation board of directors also considered that the merger was expected to result in an increased dividend for holders of Constellation common stock.

Opinions of Financial Advisors. The Constellation board of directors considered the financial analyses and presentations of each of Morgan Stanley and Goldman Sachs, as presented to the Constellation board of directors on December 16, 2005 (and subsequently confirmed in writing as of December 18, 2005) that as of that date and subject to and based upon the assumptions, qualifications and limitations discussed in each opinion, the exchange ratio pursuant to the merger agreement, assuming the prior effectiveness of the stock split, was fair, from a financial point of view, to the holders of Constellation common stock. See “—Opinions of Constellation’s Financial Advisors” beginning on page 58.

Strategic Alternatives. The Constellation board of directors considered the trends and competitive developments in the industry and the range of strategic alternatives available to Constellation, including the possibility of business combinations with other participants in the industry or continuing to operate as a stand-alone entity.

Recommendation of Management. The Constellation board of directors took into account management’s recommendation in favor of the merger.

Terms of the Merger Agreement. The Constellation board of directors reviewed and considered the terms of the merger agreement, including the fixed nature of the exchange ratio, the restrictions on each party’s operations between the signing of the merger agreement and the closing of the transaction, the representations and warranties of each party, the conditions to each party’s obligation to complete the merger, the rights of each party to consider and engage in negotiations regarding potentially superior proposals, the rights of each party to withdraw or otherwise change its recommendation to its stockholders in favor of the proposals related to the merger agreement, the rights of each party to terminate the merger agreement and the obligations of each party to pay a termination fee or reimburse the other party for expenses. See “The Merger Agreement” beginning on page 133 for a detailed discussion of the terms and conditions of the merger agreement.

Due Diligence. The Constellation board of directors considered the scope of the due diligence investigation of FPL Group conducted by Constellation management and Constellation’s outside advisors and evaluated the results thereof.

Synergies. The Constellation board of directors considered that, although no assurance can be given that any particular level of cost savings and other synergies will be achieved, Constellation and FPL Group management had identified estimated synergies of approximately $200 million to $250 million that could be realized by the third full year of operations following completion of the merger. A substantial majority of these synergies are expected to come from the competitive energy business. Constellation management estimated that approximately one-third of these synergies would be realized in each of the three years following completion of the merger, prior to the payment of out-of-pocket expenses, taxes and transaction costs. The Constellation board of directors took note of the fact that the synergy numbers were estimates, that they may change and that achieving the synergies is subject to a number of uncertainties. See “The Introduction—Risk Factors—Risks Relating to the Merger” beginning on page 23.

Likelihood of Completion of the Merger. The Constellation board of directors considered the likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals without unacceptable conditions. The Constellation board of directors took note of the closing condition in the merger agreement that neither Constellation nor FPL Group is required to complete the merger if any governmental authority were to impose terms or conditions in connection with the required statutory approvals that would reasonably be expected to have a material adverse effect and materially decrease the long-term value of either party (or the merged company). The Constellation board of directors further considered the potential length of the regulatory approval process and that the merger agreement provides that, subject to certain exceptions, it may not be terminated until December 31, 2006, which may be extended to June 30, 2007 under specified circumstances.

Post-Merger Corporate Governance. The Constellation board of directors considered the corporate governance provisions of the merger agreement and the amended and restated charter and amended and restated by-laws of Constellation to be adopted upon completion of the merger, including that, upon completion of the merger, the Constellation board of directors will be comprised of six persons who served as Constellation directors prior to the merger and nine persons who served as FPL Group directors prior to the merger, that Mr. Mayo A. Shattuck III will serve as Chairman of the Board of Directors of the combined company and Mr. Lewis Hay, III, the current Chairman, President and Chief Executive Officer of FPL Group, will serve as the Chief Executive Officer of the combined company. The Constellation board of directors also considered the terms of Mr. Shattuck’s employment agreement. See “—Post-Merger Governance and Management” beginning on page 146 for further information.

The Constellation board of directors also considered potential risks associated with the merger, including the following:

FPL Group Business Risks. The Constellation board of directors considered certain risks associated with FPL Group’s business and operations, including the impact of hurricanes on FPL Group’s regulated utility business and on the regulatory and legislative environment in Florida, limits on the ability of Florida Power & Light to obtain insurance coverage for storm damage and FPL Group’s various contingent liabilities. It was noted that storm restoration costs incurred by FPL Group’s regulated utility business would not affect the distribution rates charged by Constellation’s regulated utility business.

Termination Fee; Alternative Proposals. The Constellation board of directors considered the risk that, although Constellation has the right under certain limited circumstances to consider and participate in negotiations with respect to proposals for alternative transactions, the provisions of the merger agreement relating to the potential payment of a termination fee of $425 million may have the effect of discouraging such proposals. In addition, the Constellation board of directors considered that, under specified circumstances related to the presence of an alternative proposal, Constellation would be required to pay FPL Group a fee of $100 million or reimburse FPL Group for its out-of-pocket expenses, although in no event would the aggregate amount payable by Constellation to FPL Group exceed $425 million, which payment obligations also could have the effect of discouraging alternative proposals. The merger agreement also includes other customary restrictions on the ability of Constellation to solicit offers for alternative proposals or engage in discussions regarding such proposals, subject to exceptions, which could have the effect of discouraging such proposals from being made or pursued. The Constellation board of directors understood that these provisions may have the effect of discouraging alternative proposals and may make it less likely that the transactions related to such proposals would be negotiated or pursued, even if potentially more favorable to the stockholders of Constellation than the merger. See “—The Merger Agreement—Termination of Merger Agreement—Termination Fees/Reimbursement of Expenses Payable by Constellation” beginning on page 144 for further information regarding such fees and expenses.

Employee Matters. The Constellation board of directors considered the impact that business uncertainty pending completion of the merger could have on the ability to attract, retain and motivate key personnel until the merger is completed. The Constellation board of directors also considered the terms of Constellation’s various employee benefit plans and agreements that would entitle executive officers and employees to receive payments and other benefits upon completion of the merger and took account of the costs of such plans and agreements and the potential impact they might have on retention of executives and key employees following the merger.

Additional Interests of Executive Officers and Directors. The Constellation board of directors considered that certain executive officers and directors of Constellation may have interests with respect to the merger in addition to their interests as stockholders of Constellation. See “—Additional Interests of FPL Group’s and Constellation’s Directors and Executive Officers in the Merger” beginning on page 115 for further information.

Fixed Exchange Ratio. The Constellation board of directors considered that neither the ratio for the stock split nor the one-for-one exchange ratio that FPL Group shareholders will receive pursuant to the merger will adjust to compensate for changes in the price of Constellation common stock or FPL Group common stock prior to the closing of the merger.

Restrictions on Interim Operations. The Constellation board of directors considered the provisions of the merger agreement placing restrictions on Constellation’s operations during the period between the signing of the merger agreement and the completion of the merger.

Diversion of Management. The Constellation board of directors considered the possible diversion of management’s time and attention from Constellation’s ongoing business due the substantial time and effort necessary to complete the merger and plan for and implement the integration of the operations of Constellation and FPL Group.

The Constellation board of directors believed that, overall, the potential benefits of the merger to Constellation and its stockholders outweighed the risks.

The Constellation board of directors realized that there can be no assurance about future results, including results considered or expected as described in the factors listed above, such as assumptions regarding potential synergies. It should be noted that this explanation of the Constellation board of directors’ reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Note Regarding Forward-Looking Statements” beginning on page 37.

Opinions of Constellation’s Financial Advisors

Each of Morgan Stanley and Goldman Sachs rendered its oral opinion to the Constellation board of directors (subsequently confirmed in writing as of December 18, 2005) that as of such date and based upon and subject to the assumptions, qualifications and limitations discussed in its written opinion, assuming the prior effectiveness of the stock split, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to holders of Constellation common stock.

The full text of the opinions of Morgan Stanley and Goldman Sachs, each dated December 18, 2005, which discuss, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the reviews undertaken by each of Morgan Stanley and Goldman Sachs in rendering their respective opinions, are attached as Annex B and Annex C, respectively, to this joint proxy statement/prospectus and are incorporated into this joint proxy statement/prospectus by reference. The summary of each of the Morgan Stanley and Goldman Sachs fairness opinions provided in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of each of the opinions. Constellation stockholders are urged to read these opinions carefully and in their entirety. Each of the Morgan Stanley and Goldman Sachs opinions is addressed to the Constellation board of directors and is directed only to the fairness, from a financial point of view, assuming the prior effectiveness of the stock split, of the exchange ratio pursuant to the merger agreement. Neither the Morgan Stanley nor Goldman Sachs opinion constitutes a recommendation to any Constellation stockholder as to how any such stockholder should vote with respect to the proposed merger or any other matter. The opinions also do not address the prices at which shares of Constellation common stock will trade following the completion of the merger or at any other time.

Opinion of Morgan Stanley & Co. Incorporated

In connection with rendering its opinion, Morgan Stanley, among other things:

i)	reviewed certain publicly-available financial statements and other business and financial information of Constellation and FPL Group, respectively;

ii)	reviewed certain internal financial statements and other financial and operating data concerning Constellation and FPL Group, prepared by the managements of Constellation and FPL Group, respectively;

iii)	reviewed certain financial projections prepared by the management of Constellation and FPL Group;

iv)	discussed the past and current operations and financial condition and the prospects of Constellation and FPL Group with senior executives of Constellation and FPL Group, respectively;

v)	reviewed the pro forma impact of the merger on various Constellation financial metrics;

vi)	reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger prepared by the managements of Constellation and FPL Group with senior executives of Constellation and FPL Group, respectively;

vii)	discussed the strategic rationale for the merger with senior executives of Constellation and FPL Group;

viii)	reviewed the reported prices and trading activity for the Constellation common stock and the FPL Group common stock;

ix)	compared the financial performance of Constellation and FPL Group and the prices and trading activity of the Constellation common stock and the FPL Group common stock with that of certain other comparable publicly-traded companies and their securities;

x)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

xi)	participated in discussions and negotiations among representatives of Constellation and FPL Group and their financial and legal advisors;

xii)	reviewed the merger agreement and certain related documents; and

xiii)	considered such other factors and performed such other analyses as it deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to it by Constellation and FPL Group for the purposes of its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Constellation and FPL Group. Morgan Stanley also relied on the assessments of senior management of Constellation and FPL Group of the strategic rationale for the merger. Morgan Stanley assumed that the stock split would occur on the terms set forth in the merger agreement, including, among other things, the timing thereof. In addition, Morgan Stanley assumed that the merger and the other transactions contemplated in the merger agreement would be completed in accordance with the terms set forth in the merger agreement, including, among other things, that the merger would be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended. Morgan Stanley assumed that, in connection with the receipt of all necessary regulatory approvals for the proposed merger, no restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Constellation or of FPL Group, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley is not a legal, regulatory or tax expert and relied upon the assessments of Constellation, after receiving advice from its other advisors, with respect to such issues. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, December 18, 2005.

In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition or business combination involving Constellation or any of its assets.

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with the delivery of its oral opinion on December 16, 2005, which was subsequently confirmed in writing on December 18, 2005. Although each analysis was provided to the Constellation board of directors, in connection with arriving at its opinion, Morgan Stanley considered all of its analysis as a whole and did not attribute any particular weight to any analysis described below. Some of these summaries include information in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses.

For purposes of its analysis, Morgan Stanley noted that the stock split would occur immediately prior to the effectiveness of the merger, and as a result the effective exchange ratio for Constellation stockholders would be 1.444 shares of Constellation common stock for each share of existing Constellation common stock.

Historical Trading and Exchange Ratio Analysis. Morgan Stanley reviewed ranges of closing prices of Constellation common stock and FPL Group common stock for various periods ending on December 13, 2005.

Morgan Stanley noted that for the 52-week period ending December 13, 2005, the range of closing prices per share for Constellation common stock was $42.45 to $62.60. Morgan Stanley also noted that for the 52-week period ending December 13, 2005, which was the last trading day prior to reports appearing in the press regarding a potential merger, the range of closing prices per share for FPL Group common stock was $35.90 to $48.11. Morgan Stanley also observed the following:

Period Ending December 13, 2005	Average Constellation Price Per Share	Average FPL Group Price Per Share	Historical Trading Ratio
20 Trading Days Prior	$53.44	$42.39	1.26	x
3 Months Prior	$55.42	$43.63	1.27	x
6 Months Prior	$56.74	$43.16	1.31	x
12 Months Prior	$53.50	$41.33	1.29	x
3 Years Prior	$41.83	$35.14	1.19	x

Morgan Stanley noted that the effective exchange ratio was 1.444x, resulting in an implied consideration to Constellation of $61.90 per share, based on a closing price of FPL Group common stock of $42.87 as of December 13, 2005.

Comparable Public Companies Analysis. Morgan Stanley reviewed and compared certain publicly available and internal Constellation and FPL Group financial information, ratios and publicly available market multiples relating to Constellation and FPL Group to corresponding financial data for publicly-traded utility companies that shared characteristics with Constellation and FPL Group to derive an implied valuation range for each company.

The companies included in the Constellation comparable companies analysis were:

•	Entergy Corporation

•	Exelon Corporation

•	PPL Corporation

•	Sempra Energy

•	TXU Corporation

The companies included in the FPL Group comparable companies analysis were:

•	Dominion Resources, Inc.

•	Entergy Corporation

•	Exelon Corporation

•	Progress Energy, Inc.

Morgan Stanley then reviewed both publicly available and internal Constellation financial information to compare financial information and multiples of market value of the companies included in the Constellation comparable companies analysis to the following Constellation metrics based on publicly available and internal financial information:

•	stock price to 2006 estimated EPS;

•	stock price to 2007 estimated EPS; and

•	Aggregate Value (defined as equity value plus estimated non-convertible debt, minority interest, capital lease obligations and preferred stock less cash and cash equivalents as of September 30, 2005) to the estimated 2006 EBITDA.

The following table reflects the results of this analysis, as compared to the multiples for Constellation based on average statistics of earnings and EBITDA estimates for these companies obtained from I/B/E/S, a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors:

	Price to EPS				Aggregate Value to EBITDA
	2006E		2007E		2006E
Representative range derived from
Constellation comparables	12.5x – 15.0	x	10.5x – 13.0	x	7.0x – 8.0	x
Constellation multiples	14.6	x	11.6	x	7.3	x

Applying a representative range of multiples derived from the comparable public companies analysis, Morgan Stanley calculated a range of implied equity values per share of Constellation based on Constellation’s projected financial results with respect to the following Constellation metrics:

•	stock price to 2006 estimated earnings per share (which we refer to herein as EPS);

•	stock price to 2007 estimated EPS; and

•	Aggregate Value to the estimated 2006 EBITDA.

Based on this analysis, Morgan Stanley derived a range of implied equity values per share of Constellation common stock of $44.51 to $64.63. Morgan Stanley noted that the effective exchange ratio was 1.444x, resulting in an implied consideration to Constellation of $61.90 per share, based on a closing price of FPL Group common stock of $42.87 as of December 13, 2005.

Morgan Stanley then reviewed publicly available financial information to compare financial information and multiples of market value of the companies included in the FPL Group comparable companies analysis to FPL Group’s publicly available and internal financial information:

•	stock price to 2006 estimated EPS;

•	stock price to 2007 estimated EPS; and

•	Aggregate Value to the estimated 2006 EBITDA.

The following table reflects the results of the analysis, as compared to the multiples for FPL Group based on representative ranges of median I/B/E/S earnings and EBITDA forecasts:

	Price to EPS				Aggregate Value to EBITDA
	2006E		2007E		2006E
Representative range derived from
FPL Group comparables	14.0x – 16.0	x	12.0x – 14.0	x	7.5x – 8.5	x
FPL Group multiples	15.3	x	13.5	x	8.0	x

Applying a range of multiples derived from the comparable public companies analysis, Morgan Stanley calculated a range of implied equity values per share of FPL Group based on average statistics of earnings and EBITDA estimates obtained from I/B/E/S with respect to FPL Group’s:

•	stock price to 2006 estimated EPS;

•	stock price to 2007 estimated EPS; and

•	Aggregate Value to the estimated 2006 EBITDA.

Based on this analysis, Morgan Stanley derived a range of implied equity values per share of FPL Group common stock of $36.72 to $45.00. Morgan Stanley noted that the closing price of FPL Group common stock on December 13, 2005 was $42.87.

No company utilized in the comparable public companies analysis is identical to Constellation or FPL Group. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Constellation and FPL Group and other factors that could affect the public trading value of the companies to which they are being compared. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Constellation or FPL Group, such as the impact of competition on Constellation or FPL Group and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of Constellation or FPL Group or the industry or in the financial markets in general. Mathematical analysis, such as determining the mean, median or average, is not in itself a meaningful method of using comparable company data.

Discounted Cash Flow Analyses. Morgan Stanley also performed a discounted cash flow analysis based on consolidated financial projections provided by the management of Constellation for the period from January 1, 2006 through December 31, 2008 and FPL Group for the period from January 1, 2006 through December 31, 2008. Unlevered free cash flows were calculated as net income available to common stockholders plus the aggregate of depreciation and amortization, deferred taxes, and other noncash expenses and after-tax net interest expense less the sum of capital expenditures and investment in noncash working capital.

For the Constellation discounted cash flow analysis, Morgan Stanley calculated a range of terminal values at the end of the projection period by applying a multiple to Constellation’s projected 2008 EBITDA provided by Constellation’s management and to publicly available Morgan Stanley equity research projected 2008 EBITDA. The Aggregate Value to EBITDA multiple range used in each case was 6.5x to 7.5x. The free cash flows and range of terminal values were then discounted to present values using a range of discount rates which were chosen by Morgan Stanley based upon analysis of market discount rates applicable to comparable companies. The weighted average cost of capital range used in each case was 6.5% to 7.5%. From this analysis, Morgan Stanley calculated a range of equity values per share of Constellation common stock as of December 13, 2005 of $45.06 to $66.79. Morgan Stanley noted that the effective exchange ratio was 1.444x, resulting in an implied consideration to Constellation of $61.90 per share, based on a closing price of FPL Group common stock of $42.87 as of December 13, 2005.

For the FPL Group discounted cash flow analysis, Morgan Stanley calculated a range of terminal values at the end of the projection period by applying a multiple to FPL Group’s projected 2008 EBITDA. The Aggregate Value to EBITDA multiple range used was 7.0x to 8.0x. The free cash flows and range of terminal values were then discounted to present values using a range of discount rates which were chosen by Morgan Stanley based upon analysis of market discount rates applicable to comparable companies. The weighted average cost of capital range used was 6.0% to 7.0%. From this analysis, Morgan Stanley calculated a range of equity value per share of FPL Group common stock as of December 13, 2005 of $36.30 to $46.41. Morgan Stanley noted that the closing price of FPL Group common stock on December 13, 2005 was $42.87.

Sum-of-Parts Comparable Public Companies Analysis. Using Constellation management estimates, Morgan Stanley compared certain publicly available financial measures of selected comparable companies to those of the relevant businesses within Constellation. Morgan Stanley selected these comparable companies based upon its views as to the comparability of the financial and operating characteristics of these companies to the relevant Constellation businesses. Morgan Stanley calculated reference value ranges for the Constellation businesses by applying various multiples derived from these comparable companies to selected financial measures of the relevant Constellation businesses based on information provided by Constellation’s management. With respect to Constellation’s synthetic fuel assets, Morgan Stanley conducted a separate discounted cash flow analysis covering the entire period during which Constellation’s synthetic fuel assets were projected to provide cash flow; therefore, a comparable public companies multiple based approach was not used for this business. Based on this analysis, Morgan Stanley calculated per share values for Constellation common stock ranging from $48.60 to $57.18. Morgan Stanley noted that the effective exchange ratio was 1.444x, resulting in an implied consideration to Constellation of $61.90 per share based on a closing price of FPL Group common stock of $42.87 as of December 13, 2005.

Analysis of Selected Precedent Transactions. Using publicly available information, Morgan Stanley considered the following 6 announced or completed transactions:

•	PacifiCorp Holdings, Inc. / MidAmerican Energy Holdings Company, announced May 24, 2005

•	Cinergy Corp. / Duke Energy Corporation, announced May 9, 2005

•	Public Service Enterprise Group Incorporated (“PSEG”) / Exelon Corporation, announced December 20, 2004

•	UniSource Energy Corporation / Kohlberg Kravis Roberts & Co., announced November 24, 2003

•	Portland General Electric Company / Texas Pacific Group & Oregon Electric Utility Company, LLC, announced November 18, 2003

•	Connectiv / Potomac Electric Power Company (“PEPCO”), announced February 12, 2001

Morgan Stanley considered certain financial and market statistics of the selected precedent transactions, including stock price to earnings multiples, Aggregate Value to EBITDA multiples and premium to unaffected market prices. Based on an assessment of stock price to earnings multiples of the selected precedent transactions, Morgan Stanley applied a multiple to Constellation’s 2005 estimated earnings ranging from 15.0x – 17.0x and a multiple to Constellation’s 2006 estimated earnings ranging from 14.0x – 16.0x. Based on the analysis of stock price to earnings multiples of the selected precedent transactions, Morgan Stanley calculated per share values for Constellation ranging from $48.96 to $62.90. Based on an assessment of Aggregate Value to EBITDA multiples of the selected precedent transactions, Morgan Stanley applied a multiple to Constellation’s 2005E EBITDA ranging from 8.5x – 10.0x. Based on the analysis of Aggregate Value to EBITDA multiples of the selected precedent transactions, Morgan Stanley calculated per share values for Constellation ranging from $57.40 to $71.26. Based on an assessment of premium to unaffected market prices, Morgan Stanley applied a premium to Constellation’s December 13, 2005 market price ranging from 13% to 19% and a premium to Constellation’s average market price for the 20 days ending December 13, 2005 ranging from 13% to 19%. Based on the analysis of premium to unaffected prices, Morgan Stanley calculated per share values for Constellation ranging from $60.39 to $66.96. Morgan Stanley noted that the effective exchange ratio was 1.444x, resulting in an implied consideration to Constellation of $61.90 per share based on a closing price of FPL Group common stock of $42.87 as of December 13, 2005.

No transaction utilized as a comparison in the analysis of selected precedent transactions is identical to the merger in business mix, timing and size. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Constellation and other factors that would affect the value of the companies to which it is being compared. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, global business, economic, market and financial conditions and other matters, many of which are beyond the control of Constellation, such as the impact of competition on Constellation and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of Constellation or the industry or the financial markets in general. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using precedent transactions data.

Pro Forma Transaction Analysis. Using financial projections provided by Constellation’s and FPL Group’s managements, Morgan Stanley reviewed the pro forma impact of the merger on Constellation’s and FPL Group’s estimated EPS for the years 2006-2008. For purposes of this analysis, Morgan Stanley assumed the transaction closed on January 1, 2006.

Using each company’s forward-looking financial information as the basis of comparison, the pro forma impact on Reported Earnings Per Share (defined as earnings per share taking into account all projected merger-related adjustments, including certain purchase accounting adjustments and Constellation’s estimates of expected synergies) was found to be accretive to earnings from 2006 to 2008 to Constellation and accretive to earnings from 2006 to 2008 to FPL Group.

Using each company’s forward-looking financial information as the basis of comparison, the pro forma impact on Recurring Earnings Per Share (defined as earnings per share taking into account all projected merger- related adjustments (including Constellation’s estimates of expected synergies) except for certain purchase accounting adjustments) was found to be accretive to earnings from 2006 to 2008 to Constellation and accretive to earnings from 2006 to 2008 to FPL Group.

Contribution Analysis. Morgan Stanley reviewed the pro forma effect of the merger and computed the implied equity contribution of Constellation and FPL Group for the years ended December 31, 2006 and December 31, 2007. Such financial results included EBITDA, EBIT and net income provided by the management of FPL and Constellation. The computation showed, among other things, that Constellation’s implied equity contribution based on 2006 and 2007 projected EBITDA was 38% and 42%, respectively; Constellation’s implied equity contribution based on 2006 and 2007 projected EBIT was 40% and 45%, respectively; and Constellation’s implied equity contribution based on 2006 and 2007 net income was 39% and 41%, respectively. Morgan Stanley noted that the effective exchange ratio was 1.444x, which would result in a proforma ownership of the combined company for holders of Constellation common stock equal to approximately 40%.

In connection with the review of the transaction with the Constellation board of directors, Morgan Stanley performed a variety of financial and comparable analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Furthermore, Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of the analyses, without considering all of them, would create an incomplete view of the process underlying Morgan Stanley’s analyses and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Morgan Stanley with respect to the actual value of Constellation common stock or FPL Group common stock.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Constellation or FPL Group. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by the estimates. The analyses performed were performed solely as part of Morgan Stanley’s analysis of the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement and assuming the prior effectiveness of the stock split, and were conducted in connection with the delivery of Morgan Stanley’s opinion dated December 18, 2005 to the Constellation board of directors. The analyses do not purport to be appraisals or to reflect the prices at which Constellation common stock or FPL Group common stock might actually trade. The stock split applicable to each share of Constellation common stock and the exchange ratio under the merger agreement and other terms of the merger agreement were determined through arm’s length negotiations between Constellation and FPL Group and approved by the Constellation board of directors. The opinion of Morgan Stanley was one of a number of factors taken into consideration by the Constellation board of directors in making its decision to approve the merger agreement and the transactions contemplated by the merger agreement. Consequently, Morgan Stanley’s analyses described above should not be viewed as determinative of the opinion of the Constellation board of directors with respect to the value of Constellation or FPL Group. See “—Constellation’s Reasons for the Merger; Recommendation of the Constellation Board of Directors” beginning on page 58.

Morgan Stanley, as part of its investment banking businesses, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Constellation selected Morgan Stanley as its financial advisor based upon the firm’s qualifications, experience and expertise and because it is an internationally recognized investment banking firm with substantial experience in transactions similar to the merger. In the ordinary course of its trading and brokerage activities, Morgan Stanley and its affiliates may at any time hold long or short positions, trade or otherwise effect transactions, for their own accounts or for the accounts of customers, in the equity or debt securities or senior loans of Constellation or FPL Group or any currency or commodity related to Constellation or FPL Group. Pursuant to the terms of its engagement, Constellation has agreed to pay Morgan Stanley a fee of $22,000,000 payable according to the following schedule: (a) 25% of the fee payable upon the execution of the merger agreement, (b) 25% of the fee payable upon approval of the merger proposals by the Constellation stockholders, and (c) the remainder of the fee payable upon the completion of the merger. Constellation has also agreed to reimburse Morgan Stanley for its fees and expenses incurred in performing its services. In addition, Constellation has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement and any related transactions. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Constellation and FPL Group and have received fees for the rendering of these services. In addition, Morgan Stanley is a participant in various revolving credit facilities of Constellation and FPL Group. Morgan Stanley also may or may in the future seek to provide financial advice or financing services to Constellation and FPL Group and may receive fees for such services.

Opinion of Goldman, Sachs & Co.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Constellation and FPL Group for the five fiscal years ended December 31, 2004;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Constellation and FPL Group;

•	certain other communications from Constellation and FPL Group to their respective stockholders;

•	certain internal financial analyses and forecasts for FPL Group prepared by the management of FPL Group; and

•	certain internal financial analyses and forecasts for Constellation and for FPL Group delivered by the management of Constellation, which are collectively referred to as the Forecasts, including certain cost savings and operating synergies projected by the managements of Constellation and FPL Group to result from the merger.

Goldman Sachs also held discussions with members of the senior management of Constellation and FPL Group regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the Constellation common stock and the FPL Group common stock, compared certain financial and stock market information for Constellation and FPL Group with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the utilities industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed with the consent of Constellation that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Constellation and FPL Group, as the case may be. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Constellation or FPL Group or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs also assumed that all governmental, regulatory or other consents and approvals necessary for the completion of the merger will be obtained without any adverse effect on Constellation or FPL Group or on the expected benefits of the merger in any way meaningful to Goldman Sachs’ analysis.

The following is a summary of the material financial analyses presented by Goldman Sachs to the Constellation board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs. The order of analyses described does not represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 13, 2005 (the last trading day prior to published press reports regarding the potential merger), except for the closing share price data referred to in the first bullet of the Transaction Premium Analysis below, which is as of December 15, 2005, and is not necessarily indicative of current market conditions.

While the merger agreement provides that each share of FPL Group common stock will be converted into the right to receive one share of Constellation common stock, subject to the prior effectiveness of a 1.444-for-1 split of the Constellation common stock, for purpose of its analyses, Goldman Sachs considered the exchange ratio, after giving effect to the stock split, to be the economic equivalent of an implied exchange ratio of 1.444 shares of FPL Group common stock for each share of Constellation common stock.

Transaction Premium Analysis

Goldman Sachs calculated the premium implied by the implied exchange ratio over the market price per share of Constellation common stock at certain times. Goldman Sachs compared implied Constellation share prices, which were based upon (i) an implied exchange ratio of 1.444 shares of FPL Group common stock for each share of Constellation common stock and (ii) the trading price per share of FPL Group common stock at or for the periods referred to, with the following trading prices for Constellation common stock:

•	the closing price of $61.09 on December 15, 2005;

•	the closing price of $56.27 on December 13, 2005;

•	the average price of $53.53 for the 20 trading days ending December 13, 2005;

•	the average price of $53.33 for the calendar month ending December 13, 2005;

•	the average price of $55.39 for the three calendar months ending December 13, 2005;

•	the 52-week high of $62.14 through December 13, 2005; and

•	the 52-week low of $43.08 through December 13, 2005.

The results of Goldman Sachs’ calculations are reflected below:

Period:	Implied Premium Based on 1.444 Exchange Ratio and then current FPL Group Stock Price:
As of December 15, 2005	1%
As of December 13, 2005	10%
20-day average	15%
1-month average	15%
3-month average	14%
52-week high	11%
52-week low	21%

Historical Exchange Ratio Analysis

Goldman Sachs calculated the implied exchange ratios of Constellation common stock to FPL Group common stock based on the average closing share prices of Constellation common stock and FPL Group common stock for the three-month, six-month, one-year, three-year and five-year periods ended December 13, 2005. Goldman Sachs also calculated the implied exchange ratios of Constellation common stock to FPL Group common stock based on the average closing share prices of Constellation common stock and FPL Group common stock as of several dates within the last thirty trading days ended December 13, 2005. The following table reflects the results of this analysis:

Period:	Implied Exchange Ratio:
1 Day Prior to December 13, 2005	1.31	x
5 Days Prior to December 13, 2005	1.26	x
10 Days Prior to December 13, 2005	1.25	x
15 Days Prior to December 13, 2005	1.24	x
20 Days Prior to December 13, 2005	1.26	x
25 Days Prior to December 13, 2005	1.27	x
30 Days Prior to December 13, 2005	1.28	x
3 Month Average	1.27	x
6 Month Average	1.32	x
1 Year Average	1.29	x
3 Year Average	1.18	x
5 Year Average	1.15	x

Contribution Analysis

Goldman Sachs analyzed the implied relative contributions, expressed as a percentage, of Constellation and FPL Group to the gross margin, earnings before interest, taxes, depreciation and amortization, or EBITDA, earnings before interest and taxes, or EBIT, and net income of the combined company for calendar years 2005 through 2008. Goldman Sachs also analyzed the implied relative contributions, expressed as a percentage, to the equity value of the combined company. Specifically, Goldman Sachs applied enterprise value multiples to forecasts prepared by the management of Constellation of gross margin, EBITDA and EBIT for each of Constellation and FPL Group for the calendar years 2005 through 2008 to calculate enterprise values for each of Constellation and FPL Group. Goldman Sachs then subtracted each party’s net debt and minority interest to arrive at an implied equity value and calculated the percentage that each party’s equity value represented of the combined equity value. Goldman Sachs performed this analysis using weighted average multiples, based upon each party’s enterprise value relative to the other’s, as well as using only FPL Group’s enterprise value multiples. In each case, these analyses were based on forecasts of the future results of Constellation and FPL Group delivered by the management of Constellation. In determining the potential contribution of each company, Goldman Sachs did not take into account any operating, financial or accounting impacts resulting from the merger, any cost savings or other benefits projected by Constellation and FPL Group to be realized from the merger or any other pro forma impacts of the merger. The results of this analysis are as follows:

	% Contribution:		Implied % of Combined Equity Value-Weighted Average Multiples:		Implied % of Combined Equity Value-FPL Group Multiples:
	FPL Group	Constellation	FPL Group	Constellation	FPL Group	Constellation
Gross Margin Estimates
2005	61.6%	38.4%	57.1%	42.9%	57.4%	42.6%
2006	62.7%	37.3%	58.8%	41.2%	59.0%	41.0%
2007	62.2%	37.8%	58.0%	42.0%	58.3%	41.7%
2008	61.4%	38.6%	56.8%	43.2%	57.1%	42.9%
EBITDA Estimates
2005	61.0%	39.0%	56.1%	43.9%	56.5%	43.5%
2006	61.3%	38.7%	56.6%	43.4%	56.9%	43.1%
2007	59.9%	40.1%	54.4%	45.6%	55.0%	45.0%
2008	58.7%	41.3%	52.5%	47.5%	53.4%	46.6%
EBIT Estimates
2005	58.3%	41.7%	52.0%	48.0%	52.9%	47.1%
2006	62.1%	37.9%	57.8%	42.2%	58.1%	41.9%
2007	59.4%	40.6%	53.6%	46.4%	54.4%	45.6%
2008	57.3%	42.7%	50.3%	49.7%	51.5%	48.5%
Net Income Estimates
2005	58.5%	41.5%	58.5%	41.5%	58.5%	41.5%
2006	61.1%	38.9%	61.1%	38.9%	61.1%	38.9%
2007	58.6%	41.4%	58.6%	41.4%	58.6%	41.4%
2008	60.2%	39.8%	60.2%	39.8%	60.2%	39.8%

Based upon an implied exchange ratio of 1.444 shares of FPL Group common stock for each share of Constellation common stock, Goldman Sachs calculated that Constellation stockholders prior to the merger would own approximately 40.4% of the common stock of the combined company and that FPL Group shareholders prior to the merger would own approximately 59.6% of the common stock of the combined company.

Selected Companies Analysis

Goldman Sachs reviewed selected publicly available financial information, ratios and multiples for Constellation and FPL Group and compared that data to corresponding data for the following selected publicly traded companies in the utilities industry:

•	Ameren Corporation

•	American Electric Power Company, Inc.

•	Dominion Resources, Inc.

•	Duke Energy Corporation (pro forma for merger with Cinergy Corp. announced May 9, 2005)

•	Edison International, Inc.

•	Entergy Corporation

•	Exelon Corporation (not pro forma for merger with PSEG announced December 20, 2004 due to pending regulatory approvals)

•	FirstEnergy Corporation

•	PG&E Corporation

•	PPL Corporation

•	Progress Energy, Inc.

•	Public Service Enterprise Group Incorporated (“PSEG”)

•	Sempra Energy

•	The Southern Company, Inc.

•	TXU Corporation

•	Xcel Energy, Inc.

Although none of the selected companies is directly comparable to Constellation and FPL Group, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Constellation and FPL Group.

The enterprise value for each of Constellation, FPL Group and the selected companies utilized by Goldman Sachs was calculated by adding the net debt and minority interest of each company to its equity market capitalization. The equity market capitalization for each of Constellation, FPL Group and the selected companies was calculated by multiplying each company’s closing stock price as of December 13, 2005 by the number of that company’s fully diluted shares outstanding. Each company’s total debt includes short-term debt, long-term debt and preferred stock, pro forma for any issuances or repurchases. Historical financial results utilized by Goldman Sachs for purposes of this analysis were based upon information contained in the applicable company’s latest publicly available financial statements. Estimates of future results for the selected companies used by Goldman Sachs in this analysis were based on median estimates provided by Institutional Brokers Estimate System, referred to as IBES (a data service that compiles estimates issued by securities research analysts), and calendarized for those companies whose fiscal years do not end in December. Estimates of future results for Constellation and FPL Group used by Goldman Sachs in this analysis were based on forecasts delivered by the management of Constellation. Goldman Sachs’ analysis of the selected companies compared the following to the results for Constellation and FPL Group:

•	the December 13, 2005 closing stock price as a percentage of the 52-week closing high stock price;

•	the enterprise value as a multiple of EBITDA for the last twelve months, or LTM, and EBITDA for each of calendar years 2006 and 2007;

•	the enterprise value as a multiple of LTM EBIT and EBIT for each of calendar years 2006 and 2007;

•	the December 13, 2005 closing stock price as a multiple of earnings per share, or EPS (referred to as P/E ratio), for each of calendar years 2006 and 2007;

•	5-year EPS compounded annual growth rate, or CAGR;

•	equity market capitalization as a multiple of book value, defined as stockholders’ equity;

•	total debt as a percentage of capitalization, which is defined as total debt plus minority interest and stockholders’ equity;

•	P/E ratio as a multiple of 5-year EPS CAGR; and

•	dividend yield.

The following table compares the relevant multiples and percentages referred to above calculated for the selected companies, Constellation and FPL Group:

	Selected Companies								FPL Group		Constellation
	High		Mean		Median		Low
December 13, 2005 Stock Price as % of 52-Week Closing High	98%		93%		93%		89%		90%		91%
Enterprise Value/EBITDA Multiples
LTM	11.0	x	8.4	x	8.2	x	5.4	x	9.3	x	8.5	x
2006	10.6	x	8.0	x	7.9	x	5.4	x	8.4	x	7.5	x
2007	9.8	x	7.5	x	7.3	x	5.2	x	7.9	x	6.8	x
Enterprise Value/EBIT Multiples
LTM	15.2	x	13.0	x	13.3	x	7.3	x	16.8	x	12.8	x
2006	15.8	x	11.7	x	11.5	x	8.3	x	14.5	x	11.3	x
2007	15.2	x	11.0	x	10.7	x	8.6	x	13.2	x	9.7	x
Stock price/2006 earnings	17.8	x	14.5	x	14.6	x	9.6	x	15.1	x	14.3	x
Stock price/2007 earnings	15.5	x	13.3	x	13.4	x	9.5	x	13.2	x	11.6	x
5-Year EPS CAGR	11.3%		5.2%		5.0%		3.0%		5.1%		12.0%
Market Cap/book value	3.7	x	2.1	x	1.9	x	1.4	x	1.9	x	1.8	x
Debt/Cap	94.1%		59.0%		57.3%		46.1%		54.7%		45.3%
2006 PE/5-Year EPS CAGR	5.2	x	3.2	x	3.0	x	0.9	x	3.0	x	1.2	x
Dividend Yield	5.3%		3.6%		3.4%		1.5%		3.3%		2.4%

Selected Transactions Analysis

Goldman Sachs analyzed certain publicly available information relating to selected transactions involving companies in the utilities industry announced between February 2000 and May 2005. These transactions (listed by acquiror/target and month and year of announcement) included:

•	MidAmerican Energy Holdings Company / PacifiCorp Holdings, Inc. (May 2005)

•	Duke Energy Corporation / Cinergy Corp. (May 2005)

•	Exelon Corporation / PSEG (December 2004)

•	PNM Resources, Inc. / TNP Enterprises, Inc. (July 2004)

•	Ameren Corporation / Illinois Power Company (February 2004)

•	Saguaro Utility Group L.P. (KKR) / UniSource Energy Corporation (November 2003)

•	Texas Pacific Group & Oregon Electric Utility Company, LLC / Enron Corp. & Portland General Electric Company (November 2003)

•	Exelon Corporation / Illinois Power Company (September 2003)

•	Southern Nevada Water Authority / Nevada Power Company (August 2002)

•	Ameren Corporation / Cilcorp Inc. (AES Corporation) (April 2002)

•	Northwest Natural Gas Company / Portland General Electric Company (October 2001)

•	E.ON AG / PowerGen plc (April 2001)

•	Energy East Corporation / RGS Energy Group, Inc. (February 2001)

•	Potomac Electric Power Company / Conectiv (February 2001)

•	National Grid Group plc / Niagara Mohawk Holdings, Inc. (September 2000)

•	FirstEnergy Corp. / GPU, Inc. (August 2000)

•	The AES Corporation / IPALCO Enterprises, Inc. (July 2000)

•	PowerGen plc / LG&E Energy Corp. (February 2000)

For each of the selected transactions, Goldman Sachs derived the equity and levered value of the target company implied by the transaction, based upon publicly available information. Levered value is defined as the equity value of the target company plus the target’s net debt plus the minority interest of the target company. Equity value is defined as fully diluted shares outstanding multiplied by the implied offer price for each share of the target company’s common stock. Goldman Sachs then calculated each target’s equity or levered value, as the case may be, as a multiple of forward EPS, LTM EBITDA, book value and net value of property, plant and equipment, or PP&E (to the extent that information was publicly available), and set forth the high, low, mean and median forward EPS, LTM EBITDA, book value and net PP&E multiples calculated for the relevant selected transactions. Data regarding forward EPS, LTM EBITDA, book value and net PP&E were based on publicly available information.

The following table shows the results of this analysis:

	High		Low		Mean		Median
Equity Value as a multiple of Forward EPS	15.0	x	11.4	x	13.8	x	14.4	x
Levered Value as a multiple of LTM EBITDA	12.2	x	6.6	x	8.7	x	8.5	x
Levered Value as a multiple of Book Value	3.2	x	0.9	x	1.7	x	1.6	x
Levered Value as a multiple of Net PP&E	2.2	x	0.8	x	1.6	x	1.6	x

Goldman Sachs also calculated the premium of each target’s per share consideration to the undisturbed stock price, which was defined as the 30 day prior average stock price, and to the 52-week high stock price of the target’s stock (to the extent that information was publicly available), and set forth the high, low, mean and median undisturbed stock price and 52-week high stock price premia calculated for the relevant selected transactions. The following table shows the results of this analysis:

	High	Low	Mean	Median
Per Share Merger Consideration Premium to:
Undisturbed Share Price	32.3%	10.2%	20.6%	17.9%
52-Week High	17.4%	1.4%	8.2%	8.0%

Implied Transaction Multiples Analysis

Goldman Sachs reviewed selected multiples for Constellation, assuming completion of the merger, and compared that data to corresponding data for selected transactions and public companies. Goldman Sachs compared the implied equity value as a multiple of earnings for calendar years 2005 through 2007, the implied equity value as a multiple of book value as of September 30, 2005 and the implied transaction value as a multiple of LTM EBITDA and EBITDA for calendar years 2005 through 2007 to corresponding mean and median multiples for selected transactions and public companies that were used in the Selected Transactions Analysis and Selected Companies Analysis described above.

The implied equity value of Constellation was derived by calculating the product of (i) the implied exchange ratio of 1.444 shares of FPL Group common stock for each share of Constellation common stock, (ii) the $42.87 closing trading price per share of FPL Group common stock as of December 13, 2005 and (iii) the number of diluted shares of Constellation common stock as of year end 2005 based on the estimates of Constellation’s management. The implied transaction value was calculated by adding net debt of Constellation to the implied equity value. The earnings and book value figures were based on the estimates of the management of Constellation and EBITDA was calculated as EBIT plus depreciation and amortization based on forecasts prepared by Constellation’s management. The following table compares the relevant multiples referred to above calculated for the selected transactions, selected public companies and Constellation:

	Selected Transactions				Selected Public Companies				Constellation
	Median		Mean		Median		Mean
Equity Value / Estimated Earnings
2005	NA		NA		16.2	x	16.2	x	17.6	x
2006(1)	14.4	x	13.8	x	14.6	x	14.5	x	15.7	x
2007	NA		NA		13.4	x	13.3	x	12.5	x
Equity Value / Book Value as of 9/30/2005(2)	1.6	x	1.7	x	1.9	x	2.1	x	2.0	x
Transaction Value / Estimated EBITDA
LTM(3)	8.5	x	8.7	x	8.2	x	8.4	x	9.1	x
2005	NA		NA		8.5	x	8.7	x	8.5	x
2006	NA		NA		7.9	x	8.0	x	7.9	x
2007	NA		NA		7.3	x	7.5	x	6.9	x

(1)	The Selected Transactions figures reflect the median and mean multiples for each target’s equity value as a multiple of one year forward EPS as of the completion of the relevant transaction, as set forth in the Selected Transactions Analysis above.
(2)	The Selected Transactions figures reflect the median and mean multiples for each target’s levered value as a multiple of LTM EBITDA as of the completion of the relevant transaction, as set forth in the Selected Transactions Analysis above.
(3)	The Selected Transactions figures reflect the median and mean multiples for each target’s levered value as a multiple of Book Value as of the completion of the relevant transaction, as set forth in the Selected Transactions Analysis above.

Merger of Equals Analysis

Goldman Sachs analyzed the premia paid in the context of all-stock transactions between two companies in which the resulting ownership of the combined company by stockholders of either of the combining companies was not less than 40% nor greater than 60% of the combined company, or mergers of equals. For calendar years 2001 through 2005, Goldman Sachs then calculated the median premium paid relative to the share price of the target company four weeks prior to the announcement of the transaction. The premia used by Goldman Sachs in this analysis were based on information provided by SDC Platinum, a financial transactions database, and reflected information available as of December 5, 2005. The following table shows the results of this analysis for mergers of equals in the United States:

Calendar Year:	Median Premium Relative to Share Price 4 Weeks Prior to Announcement:
2001	11.1%
2002	(8.1)%
2003	0.1%
2004	9.2%
2005	7.5%

The following table shows the results of this analysis for mergers of equals globally:

Calendar Year:	Median Premium Relative to Share Price 4 Weeks Prior to Announcement:
2001	11.2%
2002	(8.1)%
2003	1.0%
2004	10.1%
2005	5.0%

Stand-Alone Discounted Cash Flow Analyses

Constellation Discounted Cash Flow Analysis

Goldman Sachs performed illustrative discounted cash flow analyses to determine indications of illustrative implied equity values for Constellation and illustrative implied equity values per share of Constellation common stock based on Constellation management’s forecasts. Goldman Sachs also performed an illustrative discounted cash flow analysis to determine indications of illustrative implied terminal value multiples for Constellation based upon projected 2008 EBITDA as provided by Constellation’s management. In performing the illustrative discounted cash flow analysis, Goldman Sachs applied discount rates ranging from 6.5% to 8.5% to the projected cash flows of Constellation for calendar years 2006 through 2008. Goldman Sachs also applied perpetuity growth rates ranging from 3.00% to 4.00%. For purposes of the equity value per share analysis, Goldman Sachs utilized outstanding share information as of year end 2005 for Constellation as provided by the management of Constellation.

Based on the foregoing, Goldman Sachs derived illustrative implied equity values for Constellation ranging from $6,836 million to $19,984 million, illustrative implied equity values per share ranging from $37.83 to $110.59 per share with respect to Constellation common stock and implied terminal value multiples for 2008 EBITDA ranging from 4.7x to 10.4x. Applying the mid-point discount rate of 7.5% and the mid-point perpetuity growth rate of 3.50%, Goldman Sachs derived an illustrative implied equity value for Constellation of $10,945 million, an illustrative implied equity value per share of $60.57 with respect to Constellation common stock and an implied terminal value multiple for 2008 EBITDA of 6.4x.

FPL Group Discounted Cash Flow Analysis

Goldman Sachs performed illustrative discounted cash flow analyses to determine indications of illustrative implied equity values for FPL Group and illustrative implied equity values per share of FPL Group common stock based on forecasts delivered by the management of Constellation. Goldman Sachs also performed an illustrative discounted cash flow analysis to determine indications of implied terminal value multiples for FPL Group based upon projected 2008 EBITDA as provided by Constellation’s management. In performing the illustrative discounted cash flow analysis, Goldman Sachs applied discount rates ranging from 5.25% to 7.25% to the projected cash flows of FPL Group for calendar years 2006 through 2008. Goldman Sachs also applied perpetuity growth rates ranging from 2.50% to 3.50%. For purposes of the equity value per share analysis, Goldman Sachs utilized outstanding share information as of year end 2005 for FPL Group as provided by the management of Constellation.

Based on the foregoing, Goldman Sachs derived illustrative implied equity values for FPL Group ranging from $8,611 million to $40,523 million, illustrative implied equity values per share ranging from $22.38 to $105.33 per share with respect to FPL Group common stock and implied terminal value multiples for 2008 EBITDA ranging from 5.5x to 15.1x. Applying the mid-point discount rate of 6.25% and the mid-point perpetuity growth rate of 3.00%, Goldman Sachs derived an illustrative implied equity value for FPL Group of $17,204 million, an illustrative implied equity value per share of $44.72 with respect to FPL Group common stock and an implied terminal value multiple for 2008 EBITDA of 8.1x.

Combined Company Discounted Cash Flow Analysis

Goldman Sachs performed illustrative discounted cash flow analyses to determine indications of illustrative implied equity values for Constellation’s implied 40% share of the combined company and illustrative implied equity values per share of the common stock of the combined company utilizing forecasts prepared by the management of Constellation and assuming the completion of the merger. In performing the illustrative discounted cash flow analysis with respect to the combined company based on forecasts prepared by the management of Constellation, Goldman Sachs applied discount rates ranging from 5.75% to 7.75% to the projected cash flows of the combined company for calendar years 2006 through 2008. Goldman Sachs also applied perpetuity growth rates ranging from 2.75% to 3.75%. For purposes of this analysis, Goldman Sachs utilized outstanding share information as of year end 2005 for the combined company as provided by Constellation’s management and assumed synergies projected by Constellation’s management to result from the merger.

Based on the foregoing, Goldman Sachs derived illustrative implied equity values for Constellation’s implied 40% share of the combined company ranging from $6,822 million to $25,326 million and illustrative implied equity values ranging from $37.76 to $140.16 per share of the common stock of the combined company. Applying the mid-point discount rate of 6.75% and the mid-point perpetuity growth rate of 3.25%, Goldman Sachs derived an illustrative implied equity value for Constellation’s implied 40% share of the combined company of $12,139 million and an illustrative implied equity value of $67.18 per share of the common stock of the combined company.

Analysis of Present Value of Hypothetical Future Stock Prices

Constellation Common Stock

Goldman Sachs calculated illustrative implied present values of the future trading prices and dividends per share of Constellation common stock based on hypothetical future share prices for Constellation common stock derived using Constellation management’s estimates of Constellation’s quarterly dividend for calendar years 2006, 2007 and 2008 and of Constellation’s EPS for calendar year 2008. For purposes of this analysis, Goldman Sachs calculated the hypothetical future share prices for Constellation common stock by multiplying the estimates of calendar year 2008 EPS for Constellation by hypothetical P/E ratios ranging from 12.0x to 15.0x and a 12% growth rate. Using discount rates ranging from 9.0% to 11.0%, Goldman Sachs derived illustrative implied present values for a share of Constellation common stock, together with the implied present value of Constellation’s future quarterly dividends, ranging from $59.55 to $73.41 using a 9% discount rate, $58.00 to $71.48 using a 10% discount rate and $56.50 to $69.62 using an 11% discount rate.

Pro Forma Constellation Common Stock Adjusted for the Exchange Ratio

Goldman Sachs calculated illustrative implied present values of the future trading prices and dividends per share of Constellation common stock, after giving effect to the merger, based on hypothetical future share prices for the common stock of the combined company derived using Constellation management’s estimates of quarterly dividend for calendar years 2006, 2007 and 2008 and of the combined company’s EPS for calendar year 2008. For purposes of this analysis, Goldman Sachs calculated the hypothetical future share prices for the common stock of the combined company by multiplying the estimates of calendar years 2008 EPS for the combined company by hypothetical P/E ratios ranging from 13.0x to 16.0x and a 12% growth rate. Using discount rates ranging from 8.0% to 10.0%, Goldman Sachs derived illustrative implied present values for a share of the common stock of the combined company, together with the implied present value of the combined company’s future quarterly dividends, ranging from $70.26 to $85.04 using a 8% discount rate, $68.43 to $82.81 using a 9% discount rate and $66.67 to $80.66 using a 10% discount rate.

Pro Forma EPS and Dividend Accretion/Dilution Analyses

Goldman Sachs performed an illustrative pro forma EPS analysis of the financial impact of the merger on Constellation and FPL Group, using estimates for Constellation, estimates for FPL Group and synergies projected to result from the merger, delivered by the management of Constellation. In preparing these analyses, Goldman Sachs assumed that the implied per share merger consideration to be paid by FPL Group to holders of Constellation common stock will consist of FPL Group common stock based on the exchange ratio contemplated by the merger agreement.

Based on the foregoing analysis, Goldman Sachs calculated that the merger would be :

•	dilutive to FPL Group’s EPS in 2006 and accretive to FPL Group’s EPS in 2007 and 2008;

•	accretive to Constellation’s EPS in 2006 and 2008 and dilutive to Constellation’s EPS in 2007; and

•	significantly accretive to Constellation’s dividend in 2006, 2007 and 2008.

Based on the foregoing analysis and taking into account certain purchase accounting adjustments, which were provided to Goldman Sachs by the management of Constellation, Goldman Sachs calculated that the merger would be:

•	significantly accretive to FPL Group’s EPS in 2006, 2007 and 2008;

•	significantly accretive to Constellation’s EPS in 2006, 2007 and 2008; and

•	significantly accretive to Constellation’s dividend in 2006, 2007 and 2008.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Constellation or FPL Group or the contemplated merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Constellation board of directors that the exchange ratio, assuming the prior effectiveness of the stock split, pursuant to the merger agreement was fair from a financial point of view to the holders of the Constellation common stock. Goldman Sachs’ opinion does not address the underlying business decision of Constellation to engage in the transaction nor did Goldman Sachs expressing any opinion as to the prices at which Constellation common stock or FPL Group common stock will trade at any time. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Constellation, FPL Group, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasted.

The exchange ratio contemplated by the merger agreement was determined through arms’-length negotiations between Constellation and FPL Group and was approved by the Constellation board of directors. Goldman Sachs did not recommend any specific exchange ratio to Constellation or its board of directors or that any exchange ratio constituted the only appropriate exchange ratio for the merger. Goldman Sachs was engaged solely for the purpose of undertaking a study to enable it to render its opinion to the Constellation board of directors as to the fairness from a financial point of view to the holders of the Constellation common stock of the exchange ratio contemplated by the merger agreement, assuming the effectiveness of the stock split, pursuant to the merger agreement and did not participate in the negotiations leading to the proposed merger.

As described above, Goldman Sachs’ opinion to the Constellation board of directors was one of many factors taken into consideration by the Constellation board of directors in making its decision to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with its fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C to this joint proxy statement/prospectus.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has provided certain investment banking and other services to Constellation from time to time, including having extended an unfunded loan commitment (aggregate principal amount $155,000,000) to Constellation in November 2005. Goldman Sachs also may provide investment banking services to Constellation and FPL Group in the future. In connection with the above-described investment banking and other services, Goldman Sachs has received, and may receive, compensation.

In addition to the foregoing, Goldman Sachs Power LLC, an affiliate of Goldman Sachs (which we refer to herein as Goldman Sachs Power), is party to an Amended and Restated Software Development and License Agreement, dated as of October 25, 2001 (which we refer to herein as the Amended License Agreement), with Constellation Energy Commodities Group, Inc., a subsidiary of Constellation formerly known as Constellation Power Source, Inc. (which we refer to herein as CCG). The Amended License Agreement was entered into in connection and contemporaneously with the termination of certain business arrangements between Goldman Sachs Power and certain of its affiliates, on the one hand, and Constellation and CCG, on the other hand. Goldman Sachs Power has advised CCG that the Amended License Agreement would remain in effect between the parties following the completion of the merger.

Furthermore, Indiantown Cogeneration, L.P. and Cedar Bay Generating Company, Limited Partnership, entities that are indirectly owned by Cogentrix Energy, Inc., an indirect wholly owned subsidiary of The Goldman Sachs Group, Inc., the parent company of Goldman Sachs, are currently plaintiffs in two lawsuits pending against affiliates of FPL Group relating to contract disputes. The captions of the cases are Indiantown Cogeneration, L.P. v. Florida Power & Light Company (pending in the U.S. District Court for the Middle District of Florida) and Cedar Bay Generating Company, Limited Partnership v. Florida Power & Light Company (pending in the Fourth Judicial Circuit Court, Duval County Florida).

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Constellation, FPL Group and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Constellation and FPL Group for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

The Constellation board of directors engaged Goldman Sachs because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated December 9, 2005, Constellation agreed to pay Goldman Sachs a fee of $5,000,000 for its services, which was payable upon Goldman Sachs’ delivery of its opinion. In addition, Constellation has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including liabilities under the federal securities laws.

FPL Group’s Reasons for the Merger; Recommendation of the FPL Group Board of Directors

The FPL Group board of directors has approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of FPL Group and FPL Group shareholders, and recommends that FPL Group shareholders vote FOR the proposal to approve the merger agreement.

In evaluating the merger, the FPL Group board of directors consulted with management, as well as Merrill Lynch, FPL Group’s financial advisor in connection with the merger, Lehman Brothers, which was engaged to render a fairness opinion to the FPL Group board of directors with respect to the merger, Cravath, Swaine & Moore LLP, FPL Group’s outside transaction counsel, and Skadden, Arps, Slate, Meagher & Flom LLP, FPL Group’s outside federal regulatory counsel, and considered a number of factors, including those described below. The following discussion of the information and factors considered by the FPL Group board of directors is not intended to be exhaustive. In view of the wide variety of factors considered by the FPL Group board of directors in connection with its evaluation of the merger, the FPL Group board of directors did not consider it practical to, nor did it attempt to, quantify, rank, or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of the FPL Group board of directors may have given different weight to different factors. The FPL Group board of directors considered this information and these factors as a whole and overall considered the relevant information and factors to be favorable to, and in support of, its determinations and recommendations. Among the information and factors considered by the FPL Group board of directors were the following:

Strategic Considerations. The FPL Group board of directors considered a number of factors pertaining to the strategic rationale for the merger, including the following:

•	Expanded Scale, Skill, Scope and Diversification. The combined company will have a leading platform in the competitive energy sector, a more diversified utility business and multiple tangible growth opportunities. The combined company is expected to be the nation’s largest competitive energy supplier and have the second-largest electric utility portfolio in the United States and the largest generation portfolio in the United States, with more than 45,000 megawatts of generation. FPL Group believes that the combined company will have one of the biggest and fastest-growing utility businesses in the United States as well as a competitive energy business with greater diversity in its customer mix in terms of size, geography and contract length. FPL Group further believes that the combined company will have a solid base of stable growing earnings and cash flow built on one of the strongest balance sheets in the industry.

•	Leading Competitive Energy Business. FPL Group believes that the merger will create a premier competitive energy company in the United States which will benefit from increased fuel and market diversity and the combination of FPL Group’s and Constellation’s complementary assets and skill bases. FPL Group further believes that the combined company will lower its costs and better serve customers by matching FPL Group’s generation assets with Constellation’s leading competitive supply portfolio. FPL Group expects the combined company to be the market leader in both competitive retail and key wholesale markets, including New England and the Pennsylvania New Jersey Maryland Interconnection LLC region (which we refer to herein as PJM). The combined company will be the second largest independent power producer in the United States, based on total megawatts of generating assets currently in operation in deregulated markets, with assets in key regions, including the Northeast, California, PJM and the Texas markets. FPL Group believes that the combined company will have significant opportunities for generation margin expansion resulting from lower-priced hedges and contracts rolling off and being replaced with new contracts at market prices. FPL Group further believes that a more balanced combined merchant power business will be better positioned to take advantage of future opportunities in the electric wholesale market.

•	Stronger Utility Business Platform. The merger is expected to create the second-largest electric utility portfolio in the United States, and the combined company will have greater diversification of regulatory regimes. In addition, FPL Group believes that, by sharing expertise, the merger will result in a better opportunity for both utilities to better serve customers and assist each other in the event of natural disasters.

•	Enhanced Nuclear Expertise. The combined company will have expanded nuclear operations with potential for increased savings and efficiencies. FPL Group believes that the combined company’s nuclear operations will bring an increased depth of resources and talent and provide a strong platform to pursue continued nuclear consolidation and to potentially develop a new nuclear program.

•	Anticipated Financial Strength and Flexibility. FPL Group believes that the combined company will have the strongest balance sheet in the industry, which will expand opportunities for productive new capital deployments. In addition, the diversification of the energy supply and generation portfolios of the combined company are expected to result in improved earnings and a more stable cash flow.

•	Compatible Business Model. FPL Group believes that FPL Group and Constellation have largely compatible business models, including both companies’ utility businesses, large nuclear fleets and competitive wholesale and retail supply businesses.

•	More Diverse and Balanced Fuel Mix. The combined company will have a more balanced fuel mix and a broader geographic coverage, which will improve load-serving capabilities. The combined company, which will have the largest wind generation portfolio in the United States as well as significantly improved coal and nuclear expertise, is expected to be able to reduce fuel risk exposure and increase purchasing power.

•	Combined Expertise. FPL Group believes that the merger will combine complementary areas of expertise: FPL Group’s expertise in operations and wind energy and Constellation’s risk management, commodity and retail expertise. The combined company is expected to be able to draw upon the intellectual capital, technical expertise and experience of a deeper, more diverse workforce.

•	Impact on Florida Power & Light’s Customers. The FPL Group board of directors considered the impact of the merger on Florida Power & Light’s customers. Specifically, the FPL Group board of directors believes that the merger should benefit Florida Power & Light’s customers through a broader range of coal and nuclear expertise and modest, direct cost savings.

Cost Savings and Synergies. The FPL Group board of directors considered that, although no assurances can be given that any particular level of cost savings and other synergies will be achieved, FPL Group management had identified estimated revenue and cost synergies of approximately $200 to $250 million annually before integration-related costs by the end of the third year of the combination. A substantial majority of these synergies are expected to come from competitive energy businesses. These cost savings are expected to result from consolidation of competitive energy business unit operations, improved procurement strategies and consolidation of information systems and corporate overhead/support activities. The FPL Group board of directors noted that expected cost savings and synergies are estimates, that they may change and that achieving the expected cost savings and synergies is subject to a number of risks and uncertainties. See “The Introduction—Risk Factors—Risks Relating to the Merger—The anticipated benefits of combining Constellation and FPL Group may not be realized” beginning on page 25.

Share Price; Tax-Free Exchange. The FPL Group board of directors considered the historical stock prices of FPL Group and Constellation, including that the exchange ratio for the Constellation stockholders (giving effect to the stock split) represented a premium of approximately 14.8% based on the exchange ratio calculated using the average of the 20-day closing prices of Constellation and FPL Group common stock for the period ending December 13, 2005, the last trading day prior to the first public reports of a possible transaction between FPL Group and Constellation. The FPL Group board of directors also considered that the merger is designed to be tax-free to the holders of FPL Group common stock.

Financial Considerations. The FPL Group board of directors considered the expected earnings, cash flow, balance sheet and dividend impact of the merger, the expected market reaction to the merger and the financial prospects of FPL Group and Constellation. The FPL Group board of directors also considered the historical financial condition and operating results of FPL Group and Constellation, as well as historical stock market information. The FPL Group board of directors believes that the merger will be accretive to FPL Group shareholders in the first full year of combined operations, excluding transaction and integration costs related to the merger. The FPL Group board of directors expects that the combined company’s dividend will be the same as that of FPL Group immediately prior to the completion of the merger.

Impact of the Merger on Communities. The FPL Group board of directors evaluated the expected impact of the merger on the communities in which FPL Group and Constellation are located and which they serve. In particular, the FPL Group board of directors believes that the merger will benefit the municipalities served by the combined company by creating a Fortune 100 company able to provide more reliable service with a shared commitment to clean energy and other environmental concerns. In addition, the companies expect to maintain their substantial presence in the cities and communities they serve, including continuing significant charitable contributions.

Opinions of Financial Advisors. The FPL Group board of directors considered the financial analyses and presentation of Merrill Lynch presented to the FPL Group board of directors at its meeting on December 16, 2005 and also considered the oral opinion of Merrill Lynch to the FPL Group board of directors, subsequently confirmed in writing on December 18, 2005, that, as of that date, and subject to and based upon the various assumptions, limitations and qualifications set forth in such written opinion, the exchange ratio in the merger was fair from a financial point of view to the holders of FPL Group common stock. See “—Opinions of FPL Group’s Financial Advisors—Opinion of Merrill Lynch Pierce, Fenner & Smith Incorporated” beginning on page 87. The FPL Group board of directors also considered the financial analyses and presentation of Lehman Brothers in connection with the merger, presented to the FPL Group board of directors at its meeting on December 16, 2005 and also considered the oral opinion of Lehman Brothers to the FPL Group board of directors subsequently confirmed in writing on December 18, 2005, that, as of that date and subject to and based upon the various assumptions, limitations and qualifications set forth in such written opinion, from a financial point of view, the exchange ratio in the merger, assuming the prior effectiveness of the stock split, to be offered to holders of FPL Group common stock was fair to the holders of FPL Group common stock. See “—Opinions of FPL Group’s Financial Advisors—Opinion of Lehman Brothers Inc.” beginning on page 97.

Recommendation of Management. The FPL Group board of directors considered management’s recommendation in support of the merger.

Terms of the Merger Agreement. The FPL Group board of directors reviewed the terms of the merger agreement, including the representations and warranties, obligations and rights of the parties under the merger agreement, the conditions to each party’s obligation to complete the merger, the rights of each party to consider and engage in negotiations regarding potentially superior proposals, the rights of each party to withdraw or otherwise change its recommendation to its shareholders in favor of the proposals related to the merger agreement, the instances in which each party is permitted to terminate the merger agreement and the related termination fees payable by each party in the event of termination of the merger agreement under specified circumstances. See “—The Merger Agreement” beginning on page 133 for a detailed discussion of the terms and conditions of the merger agreement. The FPL Group board of directors also considered the course of negotiations of the merger agreement.

Due Diligence. The FPL Group board of directors considered the scope of the due diligence investigation conducted by management and FPL Group’s outside advisors and evaluated the results thereof.

Corporate Governance. The FPL Group board of directors considered the corporate governance provisions of the merger agreement to be adopted by Constellation upon completion of the merger, including that Lewis Hay, III will be the Chief Executive Officer of the combined company, and that the board of directors of the combined company will be composed of nine persons who served as directors of FPL Group prior to the completion of the merger and six persons who served as directors of Constellation prior to the completion of the merger.

Strategic Alternatives. The FPL Group board of directors considered the trends and developments in the industry and the range of strategic alternatives available to FPL Group, including the possibility of business combinations with other participants in the industry or continuing to operate as a stand-alone entity.

Likelihood of Completion of the Merger. The FPL Group board of directors considered the likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals without unacceptable conditions.

The FPL Group board of directors also considered the potential risks of the merger, including the following:

Fixed Exchange Ratio. The FPL Group board of directors considered that the fixed exchange ratio will not adjust downwards to compensate for declines in the price of Constellation common stock prior to the closing of the merger and that the terms of the merger agreement do not include termination rights triggered expressly by a decrease in value of Constellation due to a decline in the market price of the Constellation common stock. The FPL Group board of directors determined that this structure was appropriate and the risk acceptable in view of: the FPL Group board of directors’ focus on the relative intrinsic values and financial performance of FPL Group and Constellation and the percentage of the combined company to be owned by holders of FPL Group common stock prior to the merger; and the inclusion in the merger agreement of conditions to the obligations of FPL Group to effect the merger such as the absence of a material adverse change in Constellation’s business.

Constellation Business Risks. The FPL Group board of directors considered certain risks inherent in Constellation’s business and operations, including risks associated with Constellation’s competitive supply business operations (including its nuclear operations), risks relating to Constellation’s proprietary trading, the regulatory environment in Maryland and its impacts on BGE and Constellation’s environmental and other contingent liabilities. Based on reports of management and outside advisors regarding the due diligence process, the FPL Group board of directors believes that these risks are manageable as part of the ongoing business of the combined company.

Severance and Retention Arrangements. The FPL Group board of directors considered the severance and retention arrangements covering executives and employees of Constellation and related costs and the impact of such arrangements on the retention of key management of Constellation.

Regulatory Approvals. The FPL Group board of directors considered the regulatory approvals required to complete the merger and the risk that governmental authorities and third parties might seek to impose unfavorable terms or conditions as part of granting the required approvals or that such approvals may not be obtained at all. The FPL Group board of directors further considered the potential length of the regulatory approval process and the period of time FPL Group may be subject to the merger agreement.

Diversion of Management. The FPL Group board of directors considered the possible diversion of management resulting from the substantial time and effort necessary to complete the merger and integrate the operations of FPL Group and Constellation following completion of the merger.

Impact on Credit Rating and Risk Profile. The FPL Group board of directors considered the possibility that the merger could result in potential impacts to the credit rating for the combined company and certain of its subsidiaries and the implications of such impacts.

Restrictions on Interim Operations. The FPL Group board of directors considered the provisions of the merger agreement placing restrictions on FPL Group’s operations during the period prior to completion of the merger.

Increased Regulation. The FPL Group board of directors considered the additional regulation, including the regulatory oversight that would result from the addition of public utility operations in Maryland, to which the combined company will be subject. The FPL Group board of directors also considered the potential impact of new federal environmental regulations and proposed state environmental regulation on the future operations of the combined company.

Termination Fee; Alternative Proposals. The FPL Group board of directors considered the risk that, although FPL Group has the right under certain limited circumstances to consider and participate in negotiations with respect to alternative acquisition proposals, the provisions of the merger agreement relating to the potential payment of a termination fee of $650 million may have the effect of discouraging such proposals. In addition, the FPL Group board of directors considered that, under specified circumstances, FPL Group would be required to pay to Constellation a fee of $100 million or reimburse Constellation for its out-of-pocket expenses, although in no event would the aggregate amount payable by FPL Group to Constellation exceed $650 million, which payment obligations also could have the effect of discouraging alternative proposals. The merger agreement also includes other customary restrictions on the ability of FPL Group to solicit offers for alternative proposals or engage in discussions regarding such proposals, subject to exceptions, which could have the effect of discouraging such proposals from being made or pursued. The FPL Group board of directors understood that these provisions may have the effect of discouraging alternative proposals and may make it less likely that the transactions related to such proposals would be negotiated or pursued, even if potentially more favorable to the shareholders of FPL Group than the merger. See “—The Merger Agreement—Termination of Merger Agreement—Termination Fees/Reimbursement of Expenses Payable by FPL Group” beginning on page 144 for further information.

Integration. The FPL Group board of directors evaluated the challenges inherent in the merging of two business enterprises of the size and scope of FPL Group and Constellation, including the possibility of not achieving the anticipated cost-savings and synergies and other benefits sought to be obtained from the merger.

Personnel. The FPL Group board of directors considered the adverse impact that business uncertainty pending completion of the merger could have on the ability to attract, retain and motivate key personnel until the merger is completed. The FPL Group board of directors also considered other adverse impacts that the merger could have on the retention of key employees.

Interests of Executive Officers and Directors. The FPL Group board of directors considered that certain executive officers and directors of FPL Group may have interests with respect to the merger in addition to their interests as shareholders of FPL Group, including that Mr. Hay was expected to be Chief Executive Officer of the combined company and that other FPL Group executive officers were also expected to have positions with the combined company. See “— Additional Interests of FPL Group’s and Constellation’s Directors and Executive Officers in the Merger” beginning on page 115 for further information.

The FPL Group board of directors believed that, overall, the potential benefits of the merger to FPL Group and the FPL Group shareholders outweighed the risks.

The FPL Group board of directors realized that there can be no assurance about future results, including results considered or expected as described in the factors listed above. It should be noted that this explanation of the FPL Group board of directors’ reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Note Regarding Forward-Looking Statements” beginning on page 37.

Opinions of FPL Group’s Financial Advisors

On October 1, 2005, FPL Group engaged Merrill Lynch to act as its lead financial advisor in connection with the proposed merger. On December 16, 2005, Merrill Lynch delivered its oral opinion to the FPL Group board of directors, subsequently confirmed in its written opinion dated December 18, 2005, that, as of that date, and based upon and subject to the assumptions made, matters considered and qualifications and limitations set forth in the written opinion, the exchange ratio of 1.000 share of Constellation common stock for each share of FPL Group common stock provided for in the merger, subject to the prior effectiveness of the stock split whereby each outstanding share of Constellation common stock will be automatically converted into 1.444 shares of Constellation common stock, was fair, from a financial point of view, to the holders of FPL Group common stock.

The full text of the written opinion of Merrill Lynch, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Merrill Lynch, is attached as Annex D to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. The following summary of Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. Shareholders of FPL Group are urged to read and should read the entire opinion carefully. Merrill Lynch’s opinion was delivered to the FPL Group board of directors for its benefit and use and is directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of FPL Group common stock and does not address the fairness to, or any other consideration of, the holders of any other class of securities, creditors or other constituencies of FPL Group, including the merits of the underlying decision by FPL Group to engage in the merger. Merrill Lynch’s opinion does not constitute a recommendation to any FPL Group shareholder as to how such shareholder should vote with respect to the proposed merger or any matter related thereto. Merrill Lynch has consented to the inclusion in this joint proxy statement/prospectus of its written opinion and of the summary of that opinion set forth below.

In December 2005, FPL Group engaged Lehman Brothers to act as advisor to its board of directors to render to the FPL Group board of directors an opinion with respect to the merger. On December 16, 2005, Lehman Brothers rendered its preliminary oral opinion which was subsequently confirmed in writing on December 18, 2005 to the FPL Group board of directors that as of such date and, based upon and subject to certain matters stated in such opinion, from a financial point of view, the exchange ratio, assuming the prior effectiveness of the stock split, to be offered to the shareholders of FPL Group in the merger is fair to the shareholders of FPL Group.

The full text of Lehman Brothers’ written opinion, dated as of December 18, 2005 is attached as Annex E to this joint proxy statement/prospectus. You are urged to read Lehman Brothers’ opinion carefully in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. A summary of Lehman Brothers’ opinion and the methodology that Lehman Brothers used to render its opinion is included below. This summary is qualified in its entirety by reference to the full text of the opinion. Lehman Brothers’ opinion was provided for the use and benefit of the FPL Group board of directors in connection with its consideration of the merger. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any shareholder of FPL Group as to how such shareholder should vote in connection with the merger. Lehman Brothers was not requested to opine as to, and Lehman Brothers’ opinion does not in any manner address, FPL Group’s underlying business decision to proceed with or effect the merger. Lehman Brothers has consented to the inclusion in this joint proxy statement/prospectus of its written opinion and of the summary of that opinion set forth below.

Opinion of Merrill Lynch Pierce, Fenner & Smith Incorporated

In preparing its opinion to the FPL Group board of directors, Merrill Lynch performed various financial and comparative analyses, including those described below. The summary set forth below does not purport to be a complete description of the analyses underlying Merrill Lynch’s opinion or the presentation made by Merrill Lynch to the FPL Group board of directors. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, or focusing on information presented in tabular format, without considering all of the analyses and factors or the narrative description of the analyses, would create a misleading or incomplete view of the process underlying its opinion.

In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, the opinion of Merrill Lynch was one of several factors taken into consideration by the FPL Group board of directors in making its determination to approve the merger agreement. Consequently, Merrill Lynch’s analyses should not be viewed as determinative of the decision of the FPL Group board of directors with respect to the fairness from a financial point of view of the exchange ratio provided for in the merger agreement.

In arriving at its opinion, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to Constellation and FPL Group that Merrill Lynch deemed to be relevant;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Constellation and FPL Group, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the merger, which is referred to as the expected synergies, furnished to Merrill Lynch by Constellation and FPL Group, respectively;

•	conducted discussions with members of senior management and representatives of Constellation and FPL Group concerning the matters described in the first two bullets above, as well as their respective businesses and prospects before and after giving effect to the merger and the expected synergies;

•	reviewed the market prices and valuation multiples for Constellation common stock and FPL Group common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	reviewed the results of operations of Constellation and FPL Group and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

•	participated in certain discussions and negotiations among representatives of Constellation and FPL Group and their financial and legal advisors;

•	reviewed the potential pro forma impact of the merger;

•	reviewed the merger agreement dated December 18, 2005; and

•	reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or that was publicly available. Merrill Lynch did not assume any responsibility for independently verifying such information and did not undertake any independent evaluation or appraisal of any of the assets or liabilities of Constellation or FPL Group and it was not furnished with any such evaluation or appraisal, nor did it evaluate the solvency or fair value of Constellation or FPL Group under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Constellation or FPL Group. With respect to the financial forecast information relating to Constellation and FPL Group and the expected synergies prepared by the management of FPL Group and furnished to or discussed with Merrill Lynch by Constellation or FPL Group, Merrill Lynch assumed, with the consent of the FPL Group board of directors, that they had been reasonably prepared and reflected the best currently available estimates and judgments of the management of Constellation or FPL Group as to the expected future financial performance of Constellation or FPL Group, as the case may be, and the expected synergies. Merrill Lynch expressed no opinion as to such financial forecast information, the expected synergies or the assumptions on which they are based. Merrill Lynch further assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes and that the final form of the merger agreement would be substantially similar to the last draft reviewed by it.

Merrill Lynch’s opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, December 18, 2005. Merrill Lynch further assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the merger. Merrill Lynch did not express any opinion as to the prices at which Constellation common stock or FPL Group common stock would trade following the announcement of the merger or the price at which Constellation common stock would trade following the completion of the merger.

Merrill Lynch’s Financial Analyses

The following is a summary of the material financial analyses that Merrill Lynch performed in connection with its opinion to the FPL Group board of directors. The financial analyses summarized below include information presented in tabular format. In order to understand fully the financial analyses performed by Merrill Lynch, the tables must be read together with the text of the summary. The tables alone do not constitute a complete description of the financial analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch. To the extent the following quantitative information reflects market data, except as otherwise indicated, Merrill Lynch based this information on market data as they existed prior to December 18, 2005. This information, therefore, does not necessarily reflect current or future market conditions.

Analysis of Constellation

Historical Trading Performance

Merrill Lynch reviewed historical trading prices for Constellation common stock. The review indicated that for the 52-week period beginning on December 14, 2004 and ending on December 13, 2005, Constellation common stock traded as low as $43.08 per share and as high as $62.14 per share, compared to the closing price per share of Constellation common stock on December 13, 2005, one day prior to media reports of a potential merger, of $56.27; and the implied offer value per Constellation share of $61.90 implied from the exchange ratio of 1.000 provided for in the merger agreement, the split ratio of 1.444 for the Constellation stock split and the closing price of FPL Group common stock on December 13, 2005.

Research Analysts’ Price Targets

Merrill Lynch reviewed the most recent research analysts’ per share target prices for Constellation common stock, which ranged from $57.00 to $75.00 compared with the implied offer value per Constellation share of $61.90.

Analysis of Selected Comparable Publicly Traded Companies

Based on financial projections provided by Constellation’s management and provided by FPL Group’s management, Merrill Lynch compared financial and operating information and ratios for Constellation with the corresponding financial and operating information and ratios for a selected group of publicly traded companies in the energy industry, including FPL Group, that Merrill Lynch deemed to be reasonably comparable to Constellation. The publicly traded companies selected as the primary comparable companies to Constellation included Edison International, Exelon Corp. (pro forma for the merger with Public Service Enterprise Group, Inc. or “PSEG” announced on December 20, 2004), FPL Group, PPL Corp., Sempra Energy and TXU Corp.

The financial and operating information and ratios reviewed by Merrill Lynch included, among other things, the ratio of price per share to estimated earnings per share, commonly referred to as EPS, for calendar year 2006, and the ratio of total enterprise value (calculated as equity market value, plus (i) total debt excluding securitization debt where applicable, (ii) preferred stock and (iii) minority interests, less cash and cash equivalents) to estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA (adjusted to eliminate cash flows dedicated to servicing securitization debt, where applicable), for calendar year 2006. All multiples were based on closing stock prices on December 13, 2005. Estimated financial data for the selected comparable companies were based on First Call estimates and publicly available research analysts’ estimates.

Based on these analyses, Merrill Lynch derived a range of implied values for Constellation common stock from $43.62 to $62.86 per share using multiples of price per share to estimated EPS for calendar year 2006, and from $52.40 to $69.88 per share using multiples of total enterprise value to estimated EBITDA for calendar year 2006. Merrill Lynch noted that, if the portion of the approximate after-tax net present value of expected synergies to be received by FPL Group shareholders (based upon pro forma ownership of Constellation common stock by FPL Group shareholders) were added to the comparable publicly traded companies valuations of Constellation common stock, the high end of the range of implied valuations for Constellation common stock using multiples of price per share to estimated EPS for calendar year 2006 would be increased from $62.86 per share to approximately $68.80 per share, and the high end of the range of implied valuations for Constellation common stock using multiples of total enterprise value to estimated EBITDA for calendar year 2006 would be increased from $69.88 per share to approximately $75.82 per share.

Merrill Lynch performed a discounted cash flow analysis to approximate the after-tax net present value of expected synergies. Assuming a discount rate ranging from 6.5% to 7.5% and a range of terminal values derived by applying EBITDA multiples to expected synergies for the third year after the merger closes, the analysis indicated an average total approximate net present value of expected synergies of $1.801 billion after taking into account an average present value of costs to achieve synergies of $381 million. Assuming FPL Group shareholders prior to the merger own approximately 60% of the pro forma company, FPL Group shareholders would receive approximately $1.081 billion of the approximate after-tax net present value of expected synergies on a proportionate basis, or $5.94 per share of Constellation common stock.

These ranges of implied value per share of Constellation common stock were based in each case on approximately 181.8 million fully-diluted shares outstanding, after deducting approximately $3.955 billion of net debt (as of September 30, 2005). Each implied per share value of Constellation common stock derived from Merrill Lynch’s comparable company analyses was compared to the per share value for Constellation implied in the merger of $61.90 and the closing price of Constellation common stock on December 13, 2005 of $56.27 per share.

Sum-of-the-Parts Selected Comparables Analyses

Merrill Lynch analyzed four segments of Constellation’s business: utility, merchant energy, other non-regulated, and synfuel tax credits. Based on financial projections provided by Constellation’s management and provided by FPL Group’s management, Merrill Lynch compared financial and operating information and ratios for the utility segment with the corresponding financial and operating information and ratios for a selected group of publicly traded companies with operations deemed to be reasonably comparable to Constellation’s utility segment, including CenterPoint Energy, Inc., Consolidated Edison Inc., Energy East Corp., Northeast Utilities, NSTAR, Pepco Holdings Inc. and PG&E Corp.

Merrill Lynch analyzed the merchant energy segment by dividing it into three sub-segments: mid-Atlantic region generation plants, Power Purchase Agreement-based generation plants and qualifying facilities;

wholesale/trading; and retail. With respect to the first sub-segment, Merrill Lynch analyzed the purchase price and implied transaction multiples paid in transactions involving energy generating assets based on the type of fuel such assets used to generate energy. Merrill Lynch reviewed transactions involving facilities that used nuclear, coal, oil, gas and hydro power to generate energy, and analyzed the transaction value of such transactions as a multiple of kilowatt of net installed capacity. Merrill Lynch validated the results of its kilowatt of net installed capacity multiple analyses for the Mid-Atlantic region generation plants, Power Purchase Agreement-based generation plants and qualifying facilities included in the merchant energy segment by also performing an analysis of implied multiples of 2007 EBITDA for these plants and facilities. The publicly traded companies selected as primary comparable companies to the Constellation merchant energy segment included Mirant Corp., NRG Energy Inc. and Reliant Energy Inc. With respect to the wholesale/trading sub-segment, Merrill Lynch compared financial information and ratios with the corresponding financial information and ratios for a selected range of companies engaged in the business of trading and exchanging financial and commodity products. With respect to the retail sub-segment, Merrill Lynch analyzed, among other things, the purchase prices and implied transaction multiples paid in comparable transactions involving target companies in the retail energy business.

With respect to the other non-regulated segment, Merrill Lynch compared financial and operating information and ratios with the corresponding financial and operating information and ratios for energy-related industrial service companies and also analyzed, among other things, the purchase prices and implied transaction multiples paid in comparable transactions involving target companies in the retail energy and home services businesses. Finally, with respect to the synfuel tax credits, Merrill Lynch performed discounted cash flow analyses for the period from January 1, 2006 through December 31, 2007, inclusive, using discount rates ranging from 6.5% to 7.5% and no terminal value (because those credits were expected to expire after two years). Merrill Lynch derived a range of selected multiples for these four segments as follows:

Segment	Metric/Methodology	Multiple
Utility:	2006E Earnings	13.0x – 16.0x
	2006E EBITDA	7.0x – 8.0x

Merchant Energy:
Mid-Atlantic, PPAs, QFs	$/KW of Net Installed Capacity	$150 – $1,500
Wholesale/Trading	2006E EBITDA	5.0x – 6.0x
Retail	2006E EBITDA	5.0x – 6.0x
Other Non-regulated:	2006E EBITDA	5.0x – 7.0x
Synfuel Tax Credits:	2 year DCF	6.5% – 7.5%

Combined, Merrill Lynch’s analyses for each of the four segments indicated a range of implied values per share of Constellation common stock from $50.60 to $67.23. Merrill Lynch noted that, if the portion of the approximate after-tax net present value of expected synergies to be received by FPL Group shareholders (based upon pro forma ownership of Constellation common stock by FPL Group shareholders) were added to the sum-of-the parts selected comparables valuations for Constellation common stock, the high end of the range of implied valuations for Constellation common stock would be increased from $67.23 per share to approximately $73.17 per share.

These ranges of implied value per share of Constellation common stock were based in each case on approximately 181.8 million fully-diluted shares outstanding, after deducting approximately $3.955 billion of net debt (as of September 30, 2005), and approximately $2.065 billion of undervalued contracts. Each implied per share value of Constellation common stock derived from Merrill Lynch’s sum-of-the-parts selected comparables analyses was compared to the per share value for Constellation implied in the merger of $61.90 and the closing price of Constellation common stock on December 13, 2005 of $56.27 per share.

Sum-of-the-Parts Discounted Cash Flow Analyses

Based on financial projections provided by Constellation’s management and provided by FPL Group’s management, Merrill Lynch estimated the present value of the unlevered free cash flows that each of Constellation’s business segments were expected to produce over a three year period. Ranges of terminal values were derived by applying a range of EBITDA multiples to fiscal year 2008 estimated EBITDA for each Constellation business segment except with respect to Constellation’s synfuel tax credits, for which no terminal value was used because these credits were expected to expire after two years. The free cash flows and terminal values were then discounted to present value using a range of discount rates for each Constellation business segment as follows:

Segment	Time Period	Discount Rate	Exit Multiple
Utility:	3 Years	6.0% – 7.0%	7.0x – 8.0	x
Merchant Energy:	3 Years	9.0% – 11.0%	7.0x – 8.0	x
Other Non-regulated:	3 Years	6.5% – 7.5%	5.0x – 7.0	x
Synfuel Tax Credits:	2 Years	6.5% – 7.5%	NA

Combined, Merrill Lynch’s discounted cash flow analyses of each of Constellation’s business segments indicated a range of implied values per share of Constellation common stock from $52.54 to $74.71. Merrill Lynch noted that, if the portion of the approximate after-tax net present value of expected synergies to be received by FPL Group shareholders (based upon pro forma ownership of Constellation common stock by FPL Group shareholders) were added to the sum-of-the-parts discounted cash flow valuations of Constellation common stock, the high end of the range of implied valuations for Constellation common stock would be increased from $74.71 per share to approximately $80.65 per share.

These ranges of implied value per share of Constellation common stock were based in each case on approximately 181.8 million fully-diluted shares outstanding, after deducting approximately $3.947 billion of estimated net debt (as of December 31, 2005). Each implied per share value of Constellation common stock derived from Merrill Lynch’s sum-of-the-parts discounted cash flow analyses was compared to the per share value for Constellation implied in the merger of $61.90 and the closing price of Constellation common stock on December 13, 2005 of $56.27 per share.

Analysis of FPL Group

Historical Trading Performance

Merrill Lynch reviewed historical trading prices for FPL Group common stock. The review indicated that for the 52-week period beginning on December 14, 2004 and ending on December 13, 2005, FPL Group common stock traded as low as $36.03 per share and as high as $47.84 per share, compared to the closing price per share of FPL Group common stock on December 13, 2005, one day prior to media reports of a proposed merger, of $42.87.

Research Analyst Price Targets

Merrill Lynch reviewed the most recent research analysts’ per share target prices for FPL Group common stock, which ranged from $42.00 to $54.00 compared with the closing price per share of FPL Group common stock on December 13, 2005 of $42.87.

Analysis of Selected Comparable Publicly Traded Companies

Merrill Lynch compared financial and operating information and ratios for FPL Group with the corresponding financial and operating information and ratios for a selected group of publicly traded companies in the energy industry, including Constellation, that Merrill Lynch deemed to be reasonably comparable to FPL Group. The publicly traded companies selected as the primary comparable companies to FPL Group included Allegheny Energy Inc., Constellation, Dominion Resources Inc., Duke Energy Corp. (pro forma for the merger with Cinergy Corp. announced on May 9, 2005), Edison International, Entergy Corp., Exelon Corp. (pro forma for the merger with PSEG), NiSource Inc., PPL Corp., Sempra Energy and TXU Corp.

The financial and operating information and ratios reviewed by Merrill Lynch included, among other things, the ratio of price per share to estimated EPS for calendar year 2006, and the ratio of total enterprise value (calculated as equity market value, plus (i) total debt excluding securitization debt where applicable, (ii) preferred stock and (iii) minority interests, less cash and cash equivalents) to estimated EBITDA (adjusted to eliminate cash flows dedicated to servicing securitization debt, where applicable), for calendar year 2006. All multiples were based on closing stock prices on December 13, 2005. Estimated financial data for the selected comparable companies were based on First Call estimates and publicly available research analysts’ estimates.

Based on this analysis, Merrill Lynch derived a range of implied values of FPL Group common stock from $37.09 to $45.65 per share using multiples of price per share to estimated EPS for calendar year 2006, and from $37.85 to $45.81 per share using the multiple of total enterprise value to estimated EBITDA for calendar year 2006.

These ranges of implied value per share of FPL Group common stock were based in each case on approximately 394.9 million fully-diluted shares outstanding, after deducting approximately $9.732 billion of net debt (as of September 30, 2005). Each implied per share value of FPL Group common stock derived from Merrill Lynch’s comparable company analysis was compared to the closing price of FPL Group common stock on December 13, 2005 of $42.87 per share.

Sum-of-the-Parts Selected Comparables Analysis

Merrill Lynch analyzed five segments of FPL Group’s business: utility, merchant energy, FiberNet, other subsidiaries and other investments. Merrill Lynch compared financial and operating information and ratios for the utility segment with the corresponding financial and operating information and ratios for a selected group of publicly traded companies with operations deemed to be reasonably comparable to FPL Group’s utility segment including CenterPoint Energy, Inc., Consolidated Edison Inc., Energy East Corp., Northeast Utilities, NSTAR, Pepco Holdings Inc., PG&E Corp., Progress Energy Inc. and Scana Corp.

Merrill Lynch analyzed the merchant energy segment by analyzing the purchase price and implied transaction multiples paid in transactions involving energy generating assets based on the type of fuel such assets used to generate energy. Merrill Lynch reviewed transactions involving facilities that used nuclear, coal, oil, natural gas, hydro, wind, solar, uranium, waste coal, pet coke and waste-to-energy power to generate energy, and analyzed the transaction values of such transactions as a multiple of kilowatt of net installed capacity. Merrill Lynch validated the results of its dollars per kilowatt of net installed capacity multiple analysis for the merchant energy segment by also performing an analysis of implied multiples of 2006 EBITDA from FPL Group’s merchant energy generation plants. The publicly traded companies selected as primary comparable companies to the FPL Group merchant energy segment included Mirant Corp., NRG Energy Inc. and Reliant Energy Inc.

With respect to FiberNet, Merrill Lynch analyzed, among other things, the purchase prices and implied transaction multiples paid in selected comparable transactions involving target companies in the telecommunications industry.

With respect to FPL Group’s other subsidiaries segment, Merrill Lynch performed an analysis of, among other things, the purchase price and implied transaction multiples paid in comparable transactions involving target companies in the retail energy and energy services businesses. Finally, with respect to FPL Group’s other investments Merrill Lynch applied a 25% discount to such investments’ book value.

Merrill Lynch derived a range of selected multiples for these five segments as follows:

Segment	Metric/Methodology	Multiple
Utility:	2006 Earnings	14.0x – 16.0x
	2006 EBITDA	7.0x – 9.0x
Merchant Energy:	$/KW of Net Installed Capacity	$150 – $1,650
FiberNet:	2006 EBITDA	5.0x – 7.0x
Other Subsidiaries:	2006 EBITDA	5.0x – 7.0x
Other Investments:	Discount to Book Value	(25.0%)

Combined, Merrill Lynch’s analyses with respect to these five segments indicated a range of implied values per share of FPL Group common stock from $39.96 to $50.63.

This range of implied value per share of FPL Group common stock was based on approximately 394.9 million fully-diluted shares outstanding, after deducting approximately $8.630 billion of net debt (as of September 30, 2005). Each implied per share value of FPL Group common stock derived from Merrill Lynch’s sum-of-the-parts selected comparables analysis was compared to the closing price of FPL Group common stock on December 13, 2005 of $42.87 per share.

Sum-of-the-Parts Discounted Cash Flow Analysis

Merrill Lynch estimated the present value of the unlevered free cash flows that each of FPL Group’s business segments were expected to produce over a three year period. Ranges of terminal values were derived by applying a range of EBITDA multiples to fiscal year 2008 estimated EBITDA for each FPL Group business segment except with respect to FPL Group’s other investments, for which Merrill Lynch applied a 25% discount to such investments’ book value. The free cash flows and terminal values were then discounted to present value using a range of discount rates for each of FPL Group’s business segments as follows:

Segment	Time Period	Discount Rate	Exit Multiple
Utility:	3 Years	6.0% – 7.0%	7.0x – 9.0	x
Merchant Energy:	3 Years	9.0% – 11.0%	8.0x – 9.0	x
FiberNet:	3 Years	12.0% – 16.0%	5.0x – 7.0	x
Other Subsidiaries:	3 Years	9.0% – 10.0%	5.0x – 7.0	x

Combined, Merrill Lynch’s analyses of these four segments indicated a range of implied values per share of FPL Group common stock from $34.10 to $49.43.

These ranges of implied value per share of FPL Group common stock were based in each case on approximately 394.9 million fully-diluted shares outstanding, after deducting approximately $9.803 billion of estimated net debt (as of December 31, 2005). Each implied per share value of FPL Group common stock derived from Merrill Lynch’s sum-of-the-parts discounted cash flow analysis was compared to the closing price of FPL Group common stock on December 13, 2005 of $42.87 per share.

Exchange Ratio Analysis

Merrill Lynch reviewed the per share daily closing prices of Constellation common stock and FPL Group common stock for the period beginning on December 15, 2003 and ending on December 13, 2005, and calculated the historical implied exchange ratios by dividing the daily closing prices of Constellation common stock by those of FPL Group common stock. This analysis showed the split ratio pursuant to the Constellation stock split of 1.444, given the exchange ratio pursuant to the merger of 1.000, compared to an implied stock split exchange ratio based on December 13, 2005 closing market prices for Constellation and FPL Group of 1.313, and compared to implied historical average exchange ratios for periods ending December 13, 2005 as follows:

Period Ending December 13, 2005	Implied Average Stock Split Ratio
20 Days:	1.261	x
Three Months:	1.269	x
Six Months:	1.315	x
One Year:	1.293	x
Two Years:	1.246	x

Implied Exchange Ratio Analysis

Merrill Lynch reviewed the ranges of implied values per share of Constellation and FPL Group common stock derived from each of the analyses summarized above and calculated the maximum range of exchange ratios implied from such analyses. Minimum exchange ratios were calculated for each analysis by dividing the lowest estimated implied value per share of Constellation common stock by the highest estimated implied value per share of FPL Group common stock derived from each analysis. Maximum exchange ratios were calculated for each analysis by dividing the highest estimated implied value per share of Constellation common stock by the lowest estimated implied value per share of FPL Group common stock derived from each analysis. This analysis showed an implied range for the split ratio pursuant to the Constellation stock split as follows:

Analyses	Implied Stock Split Ratio
Historical Trading Performance:	0.901x – 1.725	x
Research Analyst’s Price Targets:	1.056x – 1.786	x
Analysis of Selected Comparable Publicly Traded Companies (EPS):	0.956x – 1.695	x
Analysis of Selected Comparable Publicly Traded Companies (EBITDA):	1.144x – 1.846	x
Sum-of-the-Parts Selected Comparables:	1.000x – 1.682	x
Sum-of-the-Parts Discounted Cash Flow:	1.063x – 2.191	x

Pro Forma Merger Analysis

Based on financial projections provided by Constellation’s management and provided by FPL Group’s management, Merrill Lynch analyzed the pro forma impact of the proposed merger on FPL Group’s EPS for the fiscal years ending December 31, 2007 and 2008. For purposes of this analysis, Merrill Lynch used the expected synergies provided by the management of FPL Group.

Merrill Lynch’s analysis indicated that, including the expected synergies, the proposed merger would be approximately $0.00 to $0.17 accretive to FPL Group’s EPS for fiscal year ending December 31, 2007 and would be approximately $0.00 to $0.20 accretive to FPL Group’s EPS for fiscal year ending December 31, 2008.

Other Factors

In the course of preparing its opinion, Merrill Lynch also reviewed and considered other information and data, including the following:

•	trading characteristics of Constellation and FPL Group; and

•	historical market prices for Constellation common stock and FPL Group common stock.

Miscellaneous

Pursuant to the terms of Merrill Lynch’s engagement, FPL Group has agreed to pay Merrill Lynch a fee of $22,000,000 payable according to the following schedule: (a) 25% of the fee payable upon public announcement of the merger agreement, (b) 25% of the fee payable upon approval of the merger by the FPL Group shareholders, and (c) the remainder of the fee payable upon the closing of the merger. FPL Group also has agreed to reimburse Merrill Lynch for reasonable expenses incurred by Merrill Lynch in performing its services and to indemnify Merrill Lynch and related persons and entities against liabilities, including liabilities under the U.S. federal securities laws, arising out of Merrill Lynch’s engagement.

Merrill Lynch has, in the past, provided financial advisory and financing services to FPL Group and Constellation and/or their affiliates and may continue to do so. Merrill Lynch has received, and may receive, fees for the rendering of such services. In March 2004, Merrill Lynch acted as lead underwriter with respect to a $300 million offering of Trust Originated Preferred Securitiessm by FPL Capital, a wholly owned subsidiary of FPL Group. In November 2005, Merrill Lynch acted as a lead remarketing agent on a $506 million FPL Capital Series B Debenture remarketing. In addition, in the ordinary course of its business, Merrill Lynch may actively trade Constellation common stock and other securities of Constellation, as well as FPL Group common stock and other securities of FPL Group, for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

As described above, Merrill Lynch utilized comparable publicly traded company analysis and comparable transactions analysis to establish a fair trading value of Constellation common stock and FPL Group common stock vis-à-vis the publicly traded companies in the energy, telecommunications and other industries that Merrill Lynch deemed to be reasonably comparable to Constellation and FPL Group, respectively. Although similar, none of the selected comparable companies or companies involved in the selected comparable transactions is identical to Constellation or FPL Group. Accordingly, Merrill Lynch believes a complete analysis of the foregoing comparable company analysis and comparable transaction analysis calculations cannot be limited to a quantitative review of the results. Rather, they involve complex considerations and qualitative judgments concerning differences in financial and operating characteristics of the selected comparable companies and companies involved in the selected comparable transactions as well as other factors that could affect the public trading dynamics of the selected comparable companies as well as Constellation and FPL Group.

In conducting its analyses and arriving at its opinions, Merrill Lynch utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Merrill Lynch to provide its opinion to the FPL Group board of directors as to the fairness, from a financial point of view, of the exchange ratio to the holders of FPL Group common stock and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Merrill Lynch made, and was provided by the management of FPL Group and Constellation with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Merrill Lynch, FPL Group or Constellation. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of FPL Group, Constellation or their respective advisors, neither FPL Group nor Merrill Lynch nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

FPL Group retained Merrill Lynch based upon Merrill Lynch’s experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

The terms of the merger were determined through negotiations between Constellation and FPL Group and were approved by the FPL Group board of directors. Although Merrill Lynch provided advice to FPL Group during the course of these negotiations, the decision to enter into the merger was solely that of the FPL Group board of directors. As described above, the opinion and presentation of Merrill Lynch to the FPL Group board of directors were only one of a number of factors taken into consideration by the FPL Group board of directors in making its determination to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. Merrill Lynch’s opinion was provided to the FPL Group board of directors to assist it in connection with its consideration of the merger and does not constitute a recommendation to any stockholder as to how to vote or take any other action with respect to the merger. Merrill Lynch’s opinion does not in any manner address the prices at which shares of FPL Group common stock will trade after the announcement of the merger or at which shares of Constellation common stock will trade after the announcement or completion of the merger.

Opinion of Lehman Brothers Inc.

In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses described below. Lehman Brothers also relied on these analyses in preparing the presentation made to the FPL Group board of directors. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to FPL Group or Constellation but rather made its determination as to the fairness, from a financial point of view, to the shareholders of FPL Group of the exchange ratio, assuming the prior effectiveness of the stock split, to be offered to the shareholders of FPL Group in the merger on the basis of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of FPL Group and Constellation. None of FPL Group, Constellation, Lehman Brothers or any other person assumes any responsibility if future results are materially different from those discussed. Any estimates contained in Lehman Brothers’ analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of the businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

Based on the terms of the merger agreement, the agreed upon stock split ratio is fixed at 1.444x, and the actual exchange ratio to be offered to FPL Group shareholders is fixed at 1.000x. Lehman Brothers discussed the 1.444x stock split ratio with the FPL Group board of directors and used this stock split ratio as the basis for its opinion as to the fairness of the exchange ratio and its oral presentation to the FPL Group board of directors.

In arriving at its opinion, Lehman Brothers reviewed and analyzed, among other things:

•	the merger agreement and the specific terms of the merger;

•	publicly available information concerning FPL Group and Constellation that Lehman Brothers believed to be relevant to its analysis, including each of their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2004, Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2005 and other relevant filings with the SEC;

•	financial and operating information with respect to the business, operations and prospects of FPL Group furnished to Lehman Brothers by FPL Group, including financial projections of FPL Group and extensions of such financial projections, in each case, prepared by FPL Group’s management;

•	financial and operating information with respect to the business, operations and prospects of Constellation furnished to Lehman Brothers by FPL Group, including financial projections of Constellation prepared by the managements of Constellation and FPL Group;

•	trading histories of FPL Group common stock and of Constellation common stock from December 13, 2003 through December 13, 2005 and a comparison of each of their trading histories with each other and with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the historical financial results and present financial condition of FPL Group and Constellation with each other and with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the financial terms of the merger with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant;

•	the relative contributions of FPL Group and Constellation to the historical and future financial performance of the combined company on a pro forma basis; and

•	the potential pro forma impact of the merger on the future financial condition and financial performance of FPL Group, including the cost savings, operating synergies and strategic benefits expected to result from the combination of the businesses of FPL Group and Constellation as estimated by the management of FPL Group (which we refer to as the expected synergies in this section “—Opinion of Lehman Brothers Inc.”) and purchase accounting adjustments to the basis of Constellation for reporting purposes under generally accepted accounting principles in the United States as estimated by the management of FPL Group (which we refer to as the purchase accounting adjustments in this section “—Opinion of Lehman Brothers Inc.”).

In addition, Lehman Brothers had discussions with the managements of FPL Group and Constellation concerning their respective businesses, operations, assets, liabilities, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and further relied upon the assurances of the managements of FPL Group and Constellation that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of FPL Group and Constellation, upon advice of FPL Group, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of FPL Group and Constellation as to the future financial performance of FPL Group and Constellation, respectively, and that FPL Group and Constellation would perform substantially in accordance with such projections. Lehman Brothers assumed, upon the advice of FPL Group, that the positions in the trading book of the Constellation Energy Commodities Group were accurately reflected in the financial statements of Constellation and the financial impact of such positions as reflected in the financial projections of Constellation would be realized substantially in accordance with such estimates and relied upon such financial statements and projections in performing its analysis. Lehman Brothers also assumed, upon the advice of FPL Group, that the amount and timing of the expected synergies were reasonable and the expected synergies would be realized and purchase accounting adjustments recorded, in each case substantially in accordance with such estimates, and Lehman Brothers relied on the expected synergies and purchase accounting adjustments in performing its analysis. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of FPL Group or Constellation and did not make or obtain any evaluations or appraisals of the assets or liabilities of FPL Group or Constellation. Lehman Brothers further assumed, upon advice of FPL Group, that all material governmental, regulatory or other consents or approvals necessary for the completion of the merger would be obtained within the constraints contemplated by the merger agreement. Lehman Brothers’ opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of Lehman Brothers’ opinion.

In addition, Lehman Brothers expressed no opinion as to the prices at which shares of FPL Group common stock or Constellation common stock would trade at any time following the announcement of the merger or Constellation common stock would trade at any time following the completion of the merger.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the FPL Group board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary.

Comparable Companies Analysis

In order to assess how the public market values shares of comparable publicly traded companies, Lehman Brothers reviewed and compared specific financial multiples relating to FPL Group and Constellation to corresponding financial ratios for comparable publicly traded utility companies. Lehman Brothers selected these companies based upon its views as to the comparability of the financial and operating characteristics of these companies to FPL Group and Constellation.

The companies included in the comparable companies analysis for FPL Group were:

•	Edison International, Inc.

•	Entergy Corporation

•	PPL Corporation

•	Ameren Corporation

•	The Southern Company

The companies included in the comparable companies analysis for Constellation were:

•	Dominion Resources, Inc.

•	Entergy Corporation

•	Exelon Corporation

•	PPL Corporation

•	Edison International, Inc.

•	Sempra Energy

Lehman Brothers used publicly available research analysts’ estimates to compare specific financial multiples of these companies to FPL Group’s and Constellation’s:

•	stock price to 2006 estimated earnings per share, or EPS;

•	stock price to 2007 EPS;

•	firm value to 2006 estimated EBITDA, where firm value means market equity value as of December 13, 2005 plus the following balance sheet items as of September 30, 2005: debt, minority interest, nonconvertible preferred stock and all out-of-money convertible securities less cash, and where EBITDA means earnings before interest, taxes, depreciation and amortization; and

•	firm value to 2007 estimated EBITDA.

Multiples were based on closing stock prices on December 13, 2005 which was the last day of trading prior to published rumors of a pending transaction between FPL Group and Constellation. The following table reflects the results of the analysis:

	Firm Value to EBITDA				Stock Price to EPS
	2006E		2007E		2006E		2007E
Comparable Companies: Selected Range
FPL Group	7.75x – 8.25	x	7.50x – 8.00	x	14.50x – 15.50	x	13.50x – 14.50	x
Constellation	7.50x – 8.00	x	7.25x – 7.75	x	14.00x – 15.00	x	12.50x – 13.50	x

Applying a range of multiples derived from the comparable public companies analysis to corresponding financial data for FPL Group and Constellation provided to Lehman Brothers by FPL Group and Constellation as discussed below, Lehman Brothers calculated a range of implied equity values per share of FPL Group and Constellation common stock which were then used to calculate a range of implied exchange ratios without expected synergies. Then, to determine the impact of synergies, Lehman Brothers assumed that the merger will generate pre-tax annual synergies before integration-related costs by the third year of the combination consistent with FPL Group’s and Constellation’s expectations of $200 million—$250 million of annual synergies. The following table reflects the results of this analysis:

Comparable Companies Analysis
Implied Exchange Ratio: No Synergies	0.91x – 1.27	x
Implied Exchange Ratio: With Synergies	0.78x – 1.10	x

Lehman Brothers noted that the 1.000x exchange ratio to be offered to the shareholders of FPL Group in the merger, assuming the prior effectiveness of the stock split, fell within the range of the implied exchange ratio, with and without expected synergies, of the comparable companies analysis. However, because of the inherent differences between the business, operations and prospects of FPL Group, Constellation and the companies included in the comparable companies analysis, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable companies analysis and accordingly made and took into consideration qualitative judgments concerning differences between the financial and operating characteristics and prospects of FPL Group, Constellation and the companies included in the comparable companies analysis that would affect the public trading values of each.

Discounted Cash Flow Analysis

Lehman Brothers performed discounted cash flow analyses on FPL Group and Constellation using financial projections for FPL Group provided by FPL Group’s management for the period from January 1, 2006 through December 31, 2008, and financial projections for Constellation prepared by Constellation’s management and provided to Lehman Brothers by FPL Group’s management, for the period from January 1, 2006 through December 31, 2008.

For the FPL Group discounted cash flow analysis, Lehman Brothers calculated terminal values by applying a range of terminal multiples of 7.75x to 8.25x to FPL Group’s 2008 EBITDA. This range was based on the firm value to 2006 estimated EBITDA multiple range derived in the comparable companies analysis. The cash flow streams and terminal values were discounted to present values using a range of discount rates from 5.18% to 6.18% with a midpoint discount rate of 5.68%. From this analysis, Lehman Brothers calculated a range of implied equity values per share of FPL Group common stock.

For the Constellation discounted cash flow analysis, Lehman Brothers calculated terminal values by applying a range of terminal multiples of 7.50x to 8.00x to Constellation’s 2008 EBITDA. This range was based on the firm value to 2006 estimated EBITDA multiple range derived in the comparable companies analysis. The cash flow streams and terminal values were discounted to present values using a range of discount rates from 5.57% to 6.57% with a midpoint discount rate of 6.07%. From this analysis, Lehman Brothers calculated a range of implied equity values per share of Constellation common stock.

Based on the range of values calculated in the FPL Group and Constellation discounted cash flow analysis with and without expected synergies (net of any estimated costs to achieve such synergies), Lehman Brothers calculated a range of implied equity values per share of FPL Group common stock and Constellation common stock which were then used to calculate a range of implied exchange ratios, with and without expected synergies. The following table reflects the results of this analysis:

Discounted Cash Flow Analysis
Implied Exchange Ratio: No Synergies	0.84x – 1.22	x
Implied Exchange Ratio: With Synergies	0.71x – 1.06	x

Lehman Brothers noted that the exchange ratio to be offered to the shareholders of FPL Group in the merger, assuming the prior effectiveness of the stock split, fell within the range of the implied exchange ratio, with and without synergies, of the discounted cash flow analysis.

Sum of the Parts Analysis

Lehman Brothers performed a “sum of the parts” analysis of FPL Group and Constellation by valuing their respective primary business segments individually and deriving a range of values for each of FPL Group and Constellation as a whole. Lehman Brothers considered the following primary business segments for FPL Group and Constellation:

FPL Group:

•	Florida Power & Light

•	FPL Energy

•	FPL FiberNet

•	Corporate

Constellation:

•	Baltimore Gas and Electric Company

•	Constellation Energy Commodities Group

•	Constellation Generation Group

•	Constellation NewEnergy

•	Other unregulated operations

In the case of Constellation, corporate costs were allocated by segment rather than analyzed separately consistent with Constellation’s financial projections by segment.

Based on the range of values calculated in the FPL Group and Constellation sum of the parts analysis, Lehman Brothers calculated a range of implied equity values per share of FPL Group common stock and Constellation common stock which were then used to calculate a range of implied exchange ratios, assuming the prior effectiveness of the stock split. The following table reflects the results of this analysis:

Sum of Parts Analysis
Implied Exchange Ratio: No Synergies	0.88x – 1.41	x
Implied Exchange Ratio: With Synergies	0.75x – 1.25	x

Lehman Brothers noted that the exchange ratio to be offered to the shareholders of FPL Group in the merger, assuming the prior effectiveness of the stock split, fell within the range of the implied exchange ratio of the sum of the parts analysis.

Stock Trading History

Lehman Brothers considered historical data with regard to the trading prices of FPL Group common stock and Constellation common stock for the period from December 13, 2004 through December 13, 2005 and the relative stock price performances during the same period of FPL Group, Constellation and certain peer companies of each of FPL Group and Constellation as set forth above in the comparable companies analysis. During this period, the closing price of FPL Group common stock ranged from $36.03 to $47.84 per share and the closing price of Constellation common stock ranged from $43.08 to $62.14. Lehman Brothers noted that the price of FPL Group common stock increased approximately 16% and the price of Constellation common stock increased approximately 30% over the period from December 13, 2004 to December 13, 2005.

Historical Exchange Ratio

Lehman Brothers reviewed the ratio of the closing share price of Constellation common stock to the closing share prices of FPL Group common stock on December 13, 2005. Lehman Brothers also reviewed the ratio of the average of daily closing share prices of Constellation common stock to the average of daily closing share prices of FPL Group for the two-year, one-year, six-month, three-month and four-week periods ended December 13, 2005. The following table reflects the results of the analysis, including the implied premium to Constellation stockholders based on an assumed 1.444x split of Constellation common stock and the corresponding exchange ratio pro forma for a 1.444x split ratio:

Period	0% Premium Split Ratio		Implied Premium to Constellation Stockholders at 1.444x Split Ratio	Exchange Ratio pro forma for 1.444x Split of Constellation Stock
Two-years	1.252	x	15.3%	1.244	x
One-year	1.295	x	11.5%	1.186	x
Six-months	1.315	x	9.8%	1.159	x
Three-months	1.270	x	13.7%	1.218	x
Four-weeks	1.260	x	14.6%	1.233	x
December 13, 2005	1.313	x	10.0%	1.162	x

Lehman Brothers also reviewed the ratio of the average of the twenty day rolling average daily closing share prices of Constellation common stock to the average of the twenty day rolling average daily closing share prices of FPL Group common stock for the period ending on December 13, 2005 and the two-year, one-year, six-month, three-month and four-week periods ended December 13, 2005. The following table reflects the results of the analysis, including the implied premium to Constellation stockholders based on an assumed 1.444x stock split of Constellation common stock and the corresponding exchange ratio pro forma for a 1.444x stock split ratio:

Period	0% Premium Split Ratio		Implied Premium to Constellation Stockholders at 1.444x Split Ratio	Exchange Ratio pro forma for 1.444x Split of Constellation Stock
Two-years	1.250	x	15.5%	1.246	x
One-year	1.293	x	11.7%	1.188	x
Six-months	1.317	x	9.6%	1.156	x
Three-months	1.280	x	12.8%	1.205	x
Four-weeks	1.253	x	15.2%	1.242	x
December 13, 2005	1.261	x	14.5%	1.232	x

Lehman Brothers noted that the ratios of historical split ratios were below the 1.444x stock split ratio offered to Constellation stockholders. Lehman Brothers also noted that the historical split ratios did not include any premium offered to Constellation stockholders.

Premiums Paid Analysis

Lehman Brothers reviewed the premiums paid to stockholders in selected precedent transactions with an equity value greater than $1 billion for (1) all industries announced from 1998 to December 13, 2005 (691 transactions in total) and (2) comparable transactions in the utility sector. The selected comparable historical transactions in the utility sector were the following:

•	Duke Energy Corporation’s proposed acquisition of Cinergy Corp. (announced May 9, 2005)

•	Exelon Corporation’s proposed acquisition of Public Service Enterprise Group Incorporated (announced December 20, 2004)

•	Proposed acquisition of UniSource Energy Corporation by Saguaro Acquisition Corp., a corporation whose indirect owners include investment funds affiliated with J.P. Morgan Partners, LLC, Kohlberg, Kravis, Roberts & Co., L.P., and Wachovia Capital Partners (announced November 2003, terminated December 30, 2004)

•	Energy East Corporation’s acquisition of RGS Energy Group, Inc. (announced February 2001)

•	Potomac Electric Power Company’s merger with Conectiv (announced February 2001)

•	FirstEnergy Corp.’s acquisition of GPU, Inc. (announced August 2000)

•	PECO Energy Company’s merger with Unicom Corp. (announced September 1999)

•	Northern States Power Company’s merger with New Century Energies, Inc. (announced March 1999)

•	American Electric Power Company, Inc.’s merger with Central & South West Corporation (announced December 1997)

Lehman Brothers calculated the premium paid per share by the acquiror in these transactions compared to the share price of the target company one day prior, one week prior and four weeks prior to the selected historical transactions’ respective announcement date. Given the recent nature of the transactions, the premiums for the Exelon Corporation / Public Service Enterprise Group and Duke Energy / Cinergy transactions were specifically reviewed. These premiums were then compared to the implied premium to be paid to Constellation stockholders, based on an assumed 1.0x exchange ratio to FPL Group shareholders immediately after giving effect to a 1.444x split of Constellation common stock, over the price one day prior to, one week prior to, and for the four weeks prior to December 13, 2005. FPL Group was considered the acquiror for purposes of this analysis. The following table reflects the results of the analysis:

	Premium to Price Prior to Announcement
	1 Day	1 Week	4 Weeks
Selected Historical Transactions: All Industries	28.4%	32.3%	37.8%
Selected Historical Transactions: Utility Sector	16.7%	21.0%	21.6%
Duke / Cinergy	13.4%	15.2%	14.1%
Exelon / PSEG	8.5%	16.6%	17.4%
Implied Premium in the Merger (as of December 13, 2005)	8.8%	14.2%	18.4%

Lehman Brothers noted that the implied premiums in the merger were lower than the premiums paid in the selected historical transactions, other than the premium paid over the trading price one day prior to announcement in the Exelon / PSEG transaction. In the case of Exelon / PSEG, if December 16, 2004 was selected as the measurement date to account for pre-announcement rumors that increased the stock price of PSEG between December 16, 2004 and the announcement date of December 20, 2004, then the implied premiums in the merger would be lower than the premium paid over the trading price one day prior (14.4%), one week prior (21.1%) and four weeks prior (18.4%) to December 16, 2004 in the Exelon / PSEG transaction.

Contribution Analysis

Lehman Brothers analyzed the respective contributions of FPL Group and Constellation to projected EBITDA, net income and funds from operations (defined as net income plus depreciation and amortization) for the years 2005 through 2008 without any transaction synergies. Based on the relative contributions of FPL Group and Constellation to the combined company, Lehman Brothers determined a range of implied exchange ratios for FPL Group common stock immediately prior to the effectiveness of the merger, as follows:

	Implied Exchange Ratio Based on Contributions to the Combined Company (No Synergies)
2005E EBITDA	1.04	x
2006E EBITDA	1.09	x
2007E EBITDA	0.88	x
2008E EBITDA	0.80	x
2005E Net Income	1.07	x
2006E Net Income	1.11	x
2007E Net Income	0.94	x
2008E Net Income	1.04	x
2005E Funds from Operations	1.49	x
2006E Funds from Operations	1.35	x
2007E Funds from Operations	1.22	x
2008E Funds from Operations	1.36	x

High	1.49	x
Low	0.80	x

Lehman Brothers noted that the exchange ratio to be offered to the shareholders of FPL Group in the merger fell within the range of the implied exchange ratios of the contribution analysis.

Accretion/Dilution Analysis

Lehman Brothers analyzed and considered the impact of the merger on the estimated EPS and dividends per share of FPL Group for the years 2007 and 2008, using financial projections for FPL Group provided by FPL Group’s management for the period from January 1, 2006 through December 31, 2008 and financial projections for Constellation prepared by the management of Constellation, including expected synergies.

Lehman Brothers assumed that, among other things:

•	there would be a 1.0x exchange ratio immediately after giving effect to a 1.444x split of Constellation common stock;

•	FPL Group would be the acquiror for purchase accounting purposes, and any required write-ups and purchase accounting-related adjustments would be in line with those provided by FPL Group;

•	the combined company’s pro forma dividend would be such that FPL Group shareholders would have the same projected dividend as most recently paid by FPL Group with increases that are consistent with past practice taking into account of the proposed exchange ratio;

•	transaction-related costs were treated as one-time items and excluded for accretion/dilution analysis;

•	the merger would be tax-free to both FPL Group shareholders and Constellation stockholders except for any increase in projected dividends to Constellation stockholders; and

•	the merger would close on January 1, 2007.

Based on this analysis, the merger is expected to result in an increase in earnings per share when compared to FPL Group’s earnings per share on a stand-alone basis in the years 2007 and 2008 both with and without expected purchase accounting adjustments.

General

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The FPL Group board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with FPL Group, Constellation and the utility industry generally and because its investment banking professionals have substantial expertise in transactions comparable to the merger.

As compensation for its services in connection with the merger, FPL Group has agreed to pay Lehman Brothers a fee of $5 million, which was due and payable upon delivery of Lehman Brothers’ fairness opinion on December 18, 2005. FPL Group has also agreed to reimburse Lehman Brothers for certain expenses incurred by Lehman Brothers, including fees of outside legal counsel, and to indemnify Lehman Brothers and related parties against liabilities arising out of Lehman Brothers’ engagement and the rendering of its opinion. Lehman Brothers has performed in the past various investment banking services for FPL Group and Constellation (including financings and advisory services) for which it received customary fees, and Lehman Brothers currently performs and expects to perform in the future various investment banking services for FPL Group and Constellation for which it expects to receive customary fees. In March, 2004, Lehman Brothers acted as lead underwriter with respect to a $300 million offering of Trust Originated Preferred Securities by FPL Capital, a wholly owned subsidiary of FPL Group. In November 2005, Lehman Brothers acted as a lead remarketing agent on a $575 million FPL Capital Series A Debenture remarketing. In addition, in January 2006, Lehman Brothers acted as lead manager with respect to a $400 million offering of FPL Group First Mortgage Bonds. In the ordinary course of its business, Lehman Brothers actively trades in the debt or equity securities of FPL Group and Constellation for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities.

Accounting Treatment

The merger will be accounted for under the purchase method of accounting as a reverse acquisition in accordance with GAAP. As a result, FPL Group will be treated as the accounting acquiror and Constellation will be treated as the “acquired” company for financial reporting purposes, and the assets and liabilities of Constellation will be recorded, as of the completion of the merger, at their respective fair values and added to those of FPL Group. The reported financial condition and results of operations of the combined company issued after completion of the merger will reflect Constellation’s balances and results after completion of the merger but will not be restated retroactively to reflect the historical financial position or results of operations of Constellation. Following the completion of the merger, the earnings of the combined company will reflect purchase accounting adjustments, including increased amortization and depreciation expense for acquired assets and assumed liabilities.

Material United States Federal Income Tax Consequences of the Merger

General. This discussion addresses the material United States federal income tax consequences of the automatic conversion of each share of Constellation common stock into 1.444 shares of Constellation common stock in the stock split immediately prior to the completion of the merger and the exchange of shares of FPL Group common stock for shares of Constellation common stock in the merger.

This discussion addresses only holders of Constellation common stock or FPL Group common stock who are “United States persons,” as defined for United States federal income tax purposes. For these purposes a “United States person” is:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This discussion and the opinions of Kirkland & Ellis LLP, legal counsel to Constellation, and Cravath, Swaine & Moore LLP, legal counsel to FPL Group, that are described in this discussion are or will be based, in part, upon customary written factual representations that have been or will be received from Constellation and FPL Group, which factual representations counsel has assumed to be true, complete and correct and each of which must be accurate as of the effective time of the merger. If any of those assumptions or representations are inaccurate as of the effective time of the merger, the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus.

Neither this discussion nor the opinions of counsel bind the Internal Revenue Service or any court, nor preclude the Internal Revenue Service from adopting a contrary position. The Internal Revenue Service generally will not issue rulings to taxpayers on proposed tax-free transactions unless the Internal Revenue Service determines that a significant issue is involved and must be resolved. No ruling has been or will be sought from the Internal Revenue Service on the tax consequences of the merger or the stock split. This discussion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. If the Internal Revenue Service were to successfully challenge the “reorganization” status of the merger, the tax consequences would be very different from those set forth above. The tax consequences under foreign laws, United States state and local laws and United States federal laws other than United States federal income tax laws are not addressed.

This discussion addresses only holders of Constellation common stock or FPL Group common stock who hold that common stock as a capital asset and does not address any non-income tax or any foreign, state or local tax consequences of the stock split or the merger. This discussion does not address all aspects of federal income taxation that may be relevant to a holder of that common stock in light of that holder’s particular circumstances or to a holder subject to special rules, such as:

•	a financial institution or insurance company;

•	a mutual fund;

•	a tax-exempt organization;

•	a broker or dealer in securities or foreign currencies;

•	a trader in securities that elects to apply a mark-to-market method of accounting;

•	a holder that holds its Constellation common stock or its FPL Group common stock as part of a hedge, appreciated financial position, straddle or conversion transaction; or

•	a holder that acquired its Constellation common stock or its FPL Group common stock pursuant to the exercise of options or otherwise as compensation.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Holders of Constellation common stock and FPL Group common stock are urged to consult their tax advisors as to the specific tax consequences to them of the stock split and the merger, including the applicability and effect of federal, state, local and foreign income and other tax laws in light of their particular circumstances.

Federal Income Tax Consequences of the Merger. As a condition to the completion of the merger, each of Kirkland & Ellis LLP, legal counsel to Constellation, and Cravath, Swaine & Moore LLP, legal counsel to FPL Group, will have delivered its opinion, each dated as of the effective time of the merger, that the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that each of Constellation, FPL Group and CF Merger Corporation (the wholly owned subsidiary of Constellation that will merge with and into FPL Group) will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code. Neither Constellation nor FPL Group intends to waive this condition. In the opinion of Kirkland & Ellis LLP, legal counsel to Constellation, and Cravath, Swaine & Moore LLP, legal counsel to FPL Group:

•	no gain or loss will be recognized by FPL Group, Constellation or CF Merger Corporation in the merger;

•	a holder of FPL Group common stock will not recognize any gain or loss upon the exchange of the holder’s shares of FPL Group common stock for shares of Constellation common stock in the merger;

•	a holder of FPL Group common stock will have a tax basis in the Constellation common stock received in the merger equal to the tax basis of the FPL Group common stock surrendered by the holder in exchange for that Constellation common stock in the merger; and

•	a holder of FPL Group common stock will have a holding period for shares of Constellation common stock received in the merger that includes its holding period for its shares of FPL Group common stock surrendered by the holder in exchange for that Constellation common stock in the merger.

Federal Income Tax Consequences of the Constellation Stock Split. In connection with the completion of the merger, Kirkland & Ellis LLP, legal counsel to Constellation, will have delivered its opinion, dated as of the effective time of the merger, that the automatic conversion of each share of Constellation common stock into 1.444 shares of Constellation common stock in the stock split immediately prior to the completion of the merger will not be a taxable event to the holders of the Constellation common stock, except that gain or loss will be recognized by the holders of the Constellation common stock on the receipt of cash in lieu of a fractional share of Constellation common stock. In the opinion of Kirkland & Ellis LLP, legal counsel to Constellation:

•	the basis of each such 1.444 shares of Constellation common stock to such holders will be equal to the basis of each corresponding share of Constellation common stock in the hands of such holders immediately prior to such automatic conversion, reduced by any tax basis of the Constellation common stock that is allocable to a fractional share of Constellation common stock for which cash is received;

•	the holding period of the new shares as converted will include the holding period for the corresponding shares of Constellation common stock immediately prior to such automatic conversion; and

•	to the extent that a holder of Constellation common stock receives cash in lieu of a fractional share of Constellation common stock, the holder will be required to recognize gain or loss equal to the difference between (1) the amount of cash received and (2) the tax basis of the Constellation common stock that is allocable to the fractional share of the Constellation common stock for which cash is received. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period for the fractional share of Constellation common stock exchanged for cash is more than one year at the time of the automatic conversion.

Backup withholding, currently at 28%, may apply with respect to certain payments such as cash received for fractional shares, unless the holder of the Constellation common stock receiving such payments (1) is an exempt holder (generally, corporations, tax-exempt organizations, qualified pension and profit-sharing trusts, individual retirement accounts, or nonresident aliens who, when required, provide certification as to their status) or (2) provides a certificate containing the holder’s name, address, correct federal taxpayer identification number and a statement that the holder is exempt from backup withholding. A nonexempt holder that fails to provide the required certification may be subject to backup withholding and the withheld amount will be remitted to the Internal Revenue Service as a credit against that holder’s federal income tax liability.

Miscellaneous. Each holder of FPL Group common stock who receives shares of Constellation common stock in the merger and each holder of Constellation common stock immediately before the merger should observe the requirement to file certain statements with their federal income tax returns as set forth in Treasury Regulations section 1.368-3(b), including statements setting forth the basis of the shares surrendered in the merger and the fair market value of the shares received in the merger. Each holder should also retain permanent records necessary to determine gain or loss from a subsequent disposition of the shares received in the merger in accordance with the requirements of Treasury Regulations section 1.368-3(c).

Regulatory Matters Relating to the Merger

General

To complete the merger, Constellation and FPL Group need to obtain approvals or consents from, or make filings with a number of United States federal and state public utility, antitrust and other regulatory authorities. The material United States federal and state approvals, consents and filings are described below. The approvals are collectively referred to in this joint proxy statement/prospectus as the “required statutory approvals.”

It is a condition to completion of the merger that “final orders” are obtained for these approvals and that such orders do not impose terms or conditions that (i) would reasonably be expected to have a material adverse effect on (A) the combined company, (B) Constellation or (C) FPL Group and (ii) would reasonably be expected to materially decrease the long-term value of (A) the combined company, (B) Constellation or (C) FPL Group. A “final order” means action by the relevant regulator that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting periods before the merger may be completed have expired, and as to which all conditions to the completion of the merger have been satisfied. The merger agreement provides that each party thereto shall cooperate and promptly prepare and file all necessary documentation, applications, notices, petitions and filings and use its reasonable best efforts to obtain necessary approvals and authorizations to effect the merger.

While Constellation and FPL Group believe that they will receive the required statutory approvals and other clearances for the merger, the recently adopted energy legislation in Maryland and the reconstitution of the MPSC have created additional uncertainty and the potential for further delay. There can be no assurance as to the timing of these approvals and clearances or their ability to obtain these approvals and clearances on satisfactory terms or otherwise. There can be no assurance that any of these approvals will be obtained or, if obtained, will not contain terms or conditions that could reasonably be expected to have a material adverse effect on the combined company following completion of the merger. Based on the current status of the regulatory approval process, the parties are working, assuming all other conditions to completion of the merger are satisfied, to complete the merger by the end of 2006. If one or more regulatory agencies (including the MPSC) conduct hearings or proceedings or otherwise open an investigation, the closing of the merger may not occur until 2007. The recently adopted Maryland energy legislation requires the MPSC to conduct proceedings to evaluate the merger pursuant to new standards and procedures.

Each of Constellation and FPL Group currently intend to submit the merger proposals to their respective stockholders at their 2006 annual meetings. It is possible that a governmental agency will not have approved the merger by the date of such annual meetings, which could delay completion of the merger for a significant period of time after Constellation stockholders and FPL Group shareholders have approved the proposals relating to the merger. Any delay in the completion of the merger could diminish the anticipated benefits of the merger or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the transaction. In addition, it is possible that, among other things, a governmental agency could condition its approval of the merger upon Constellation and FPL Group entering into an agreement to divest a portion of their combined businesses or assets or to restrict the operations of the combined businesses in accordance with specified business conduct rules. See “Risk Factors — The merger is subject to receipt of consent or approval from governmental entities that could delay or prevent the completion of the merger or impose conditions that could have a material adverse effect on the combined company or that could cause abandonment of the merger” beginning on page 25. A governmental agency also could impose significant additional costs on the business of the combined company, including requiring that merger savings be used to reduce rates charged to utility customers. Acceptance of any such conditions could diminish the benefits of the merger to the combined company and result in additional costs, loss of revenue or other effects. Alternatively, rejection of such conditions could result in Constellation and FPL Group litigating with a governmental entity, which could delay the proposed merger or cause the proposed merger to be abandoned.

No additional stockholder approval is expected to be required for any decision by Constellation or FPL Group after the annual meeting of Constellation stockholders and the annual meeting of FPL Group shareholders to agree to any terms and conditions necessary to resolve any regulatory objections to the merger.

Each of Constellation and FPL Group has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary or advisable to complete and make effective in the most expeditious manner reasonably practicable the merger and the other transactions contemplated by the merger agreement including (i) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the completion of the transactions contemplated thereby, and (ii) the execution and delivery of any additional instruments necessary to complete the transactions contemplated by the merger agreement.

As more fully described in “—The Merger Agreement—Termination of Merger Agreement” beginning on page 143, the merger agreement may be terminated by Constellation or FPL Group at any time prior to the completion of the merger if the merger has not been completed by December 31, 2006, provided, however, if the conditions to closing relating to antitrust, other governmental approvals of the merger or the absence of orders, injunctions or laws have not been satisfied, but all other conditions to closing are fulfilled or are capable of being fulfilled as of such date, such date is automatically extended to June 30, 2007. However, a party may not terminate the merger agreement if the cause of the merger not being completed is that party’s failure to fulfill its obligations under the merger agreement.

Antitrust Matters

The merger is subject to review by the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Constellation and FPL Group filed the required notification and report forms with the FTC and the Antitrust Division on February 22, 2006 and received early termination of the statutory waiting period on March 24, 2006. If the merger is not completed by March 24, 2007, Constellation and FPL Group will be required to refile their notification and report forms with the FTC and the Antitrust Division, which would commence a new statutory waiting period.

The grant of early termination does not mean that a federal or state agency or a private party is prevented from challenging the merger under the antitrust laws and seeking to enjoin it or impose conditions such as divestiture of certain assets.

State Approvals

New Maryland Legislation. In June 2006, the Maryland legislature adopted energy legislation that, among other things:

•	reconstitutes the MPSC by dismissing all five of the current MPSC commissioners effective June 30, 2006 and requiring that five new commissioners be selected by the Governor of Maryland from a list prepared by legislative leaders;

•

imposes rate stabilization measures that (i) cap rate increases by BGE for residential POLR service at 15% from July 1, 2006 to May 31, 2007, (ii) give residential POLR customers the option from June 1,

2007 until January 1, 2008 of paying a full market rate or choosing a short term rate stabilization plan in order to provide a smooth transition to market rates without adversely affecting the creditworthiness of BGE, and (iii) provide for full market rates for residential POLR service starting January 1, 2008;

•	allows BGE to recover deferred costs from its customers over a period not to exceed 10 years, on terms and conditions to be determined by the MPSC, including through the issuance of rate stabilization bonds that securitize the deferred costs;

•	directs the MPSC to conduct a comprehensive review of Maryland’s deregulated electricity market, including the implications of requiring or allowing utilities to construct, acquire or lease power generating facilities and alternative approaches to power procurement;

•	directs the MPSC to investigate measures to mitigate the impact of residential rate increases on BGE customers, including by investigating the prior determination of and allowances for stranded costs that occurred when BGE transferred assets to its affiliates in 2000 and by requiring the MPSC to provide funds to residential customers of BGE for mitigation of BGE’s rate increases, including any adjustment in favor of BGE’s customers to allowances for such stranded costs and any funds identified by the MPSC as properly allocated to BGE and its residential customers as conditions to the MPSC’s approval of the merger;

•	expands the authority of the MPSC to review acquisitions, dispositions and financings by public service companies operating in Maryland;

•	requires BGE to credit residential electric rates by approximately $39 million per year for 10 years, beginning January 1, 2007, through suspending the collection of the residential return component of the administrative charge for POLR service and a credit against funds collected from BGE rate payers for the nuclear decommissioning trust for Constellation’s Calvert Cliffs nuclear plant;

•	directs Maryland’s taxing authority to consider whether property tax valuation methodologies applied to power plants located in Maryland should be revised in light of the values of those properties in a restructured electric industry; and

•	directs the MPSC to conduct a full review of the merger pursuant to new standards and procedures and include certain conditions in any order approving the merger as discussed below.

Because the legislation requires substantial additional decisions and proceedings by the MPSC and other governmental authorities to implement many of its provisions, Constellation and FPL Group cannot predict the impact of the legislation on Constellation, the combined company, the energy market in Maryland or the merger. The new legislation and its implementation through applicable regulatory proceedings could have a material adverse effect on the business and financial results of Constellation and the combined company. In addition, one or more parties may challenge the constitutionality of one or more provisions of the new legislation. The outcome of any challenges and the additional uncertainty that could result cannot be predicted.

Maryland Public Service Commission. Under recently enacted legislation in Maryland, the merger is subject to the approval of the MPSC, which is required to promptly and comprehensively review and take action on the merger. The new law provides that the MPSC shall issue an order approving the merger if it finds that the merger “is consistent with the public interest, convenience, and necessity, including benefits and no harm to consumers.” The legislation requires that the MPSC include, in any order approving the merger, the following conditions:

•	the merger does not provide for the transfer of any facilities between Florida Power & Light or BGE and an “associate company”;

•	the merger does not provide for the new issuance of securities by Florida Power & Light or BGE for the benefit of an associate company;

•	the merger does not provide for new pledges or encumbrances of assets of Florida Power & Light or BGE for the benefit of an associate company;

•	the merger does not provide for new affiliate contracts between nonutility associate companies and Florida Power & Light or BGE, other than for goods and services that are subject to FERC review under Sections 205 and 206 of the Federal Power Act; and

•	any savings from the merger must be applied in part to “the elimination of carrying charges and the delay of increases” in residential electric rates for BGE customers.

Although BGE filed an application with the MPSC in January 2006 seeking MPSC approval of the merger, Constellation and FPL Group expect that a revised application will be filed with the MPSC in the near future that addresses the standards and application requirements of the new legislation. Because new commissioners are being appointed to the MPSC and because the legislation requires the MPSC to consider a substantial number of important matters in addition to the merger (such as BGE’s rate stabilization arrangements), the timing and scope of any proceedings relating to the merger and the timing of MPSC action on the merger is uncertain. There is no assurance that approval will be granted or that the conditions of any approval, if received, will be satisfactory to either Constellation or FPL Group, or both of them.

Florida Public Service Commission. While the FPSC does not have jurisdiction to approve the merger of electric utilities, under chapter 366 of the Florida Statutes, the FPSC has broad authority over the rates, charges and reliability of Florida Power & Light as a public utility under Florida law and may elect to review the impact of the merger, whether in the near term or in a future ratemaking or other proceeding. The FPSC has intervened in FPL Group’s and Constellation’s merger proceedings with FERC.

New Hampshire Public Utility Commission. Florida Power & Light owns a substation at the FPL Energy Seabrook, LLC nuclear facility (the “Seabrook Substation”) located in Seabrook, New Hampshire. As a condition of owning and operating the Seabrook Substation, Florida Power & Light became a public utility in New Hampshire. Under New Hampshire law, approval of the New Hampshire Public Utilities Commission (which we refer to herein as the NHPUC) is not required if the merger will not have an adverse effect on rates, terms, service or operation of Florida Power & Light within the state. On February 17, 2006, FPL Group and Constellation filed a joint application with the NHPUC in support of a finding that the transaction will not have an adverse effect on rates, terms, service or operation of Florida Power & Light within the state and an alternative request for approval of the merger. On April 18, 2006, the NHPUC issued a letter accepting FPL Group and Constellation’s representation that the proposed merger will not adversely affect rates, terms, service, or operations of any New Hampshire public utility. Thus, no further action by the NHPUC is required.

New Jersey Department of Environmental Protection. FPL Group, through its subsidiaries, has an interest in a plant and property in New Jersey that is subject to the New Jersey Industrial Site Recovery Act (which we refer to herein as ISRA). On February 9, 2006, FPL Group filed for a declaratory ruling from the New Jersey Department of Environmental Protection (which we refer to herein as the NJDEP) that ISRA does not apply to the merger. On March 6, 2006, the NJDEP issued a response confirming that the merger is not subject to the provisions of ISRA as there is no change of control of the facility with FPL Group.

New York Public Service Commission. As owners of generation facilities in the State of New York, subsidiaries of FPL Group and Constellation are subject to the jurisdiction of the New York Public Service Commission (which we refer to herein as the NYPSC). Under Section 70 of the New York Public Service Law, the NYPSC’s declaratory ruling of exemption or, alternatively, its approval, is required in connection with the indirect transfer of ownership interests in such subsidiaries in connection with the merger. The NYPSC will make a declaratory ruling of exemption if it finds there is no potential for harm to customers; it will approve the transfer if it is found to be in the public interest.

Public Utility Commission of Texas. The Public Utility Commission of Texas (which we refer to herein as PUCT) is authorized by Sections 39.158 and 39.154 of the Texas Public Utility Regulatory Act to independently review proposals to merge or consolidate electric generation facilities that offer electricity for sale in Texas. PUCT will approve the proposed transaction if the combining owners’ generating capacity operating in the Electric Reliability Council of Texas (which we refer to herein as ERCOT) is less than 20% of ERCOT’s total capacity. The combined capacity of FPL Group and Constellation operating in ERCOT is approximately 5,076 MW, or approximately 6.25% of ERCOT’s total capacity. On February 6, 2006, FPL Group and Constellation and their subsidiaries that own and/or operate electric generation facilities in Texas jointly filed an application requesting PUCT’s approval of the merger based on a determination that the 20% threshold is not exceeded.

Nuclear Regulatory Commission

Florida Power & Light holds certain NRC operating licenses for its Turkey Point and St. Lucie nuclear generating facilities. An indirect subsidiary of FPL Energy holds an NRC operating license for the Seabrook Station nuclear generating facility. Another indirect subsidiary of FPL Energy holds an NRC operating license for the Duane Arnold Energy Center nuclear generating facility. The NRC licenses authorize Florida Power & Light and the indirect subsidiaries of FPL Energy to own and/or operate their nuclear generating facilities.

Constellation, through its various subsidiaries, holds six relevant NRC licenses for its three nuclear facilities—Calvert Cliffs, Nine Mile Point and Ginna. Constellation is the sole owner of these facilities, with the exception of Nine Mile Point, Unit 2. Constellation owns 82% of that unit and The Long Island Power Authority owns the remaining 18%.

The Atomic Energy Act of 1954, as amended, provides that a NRC license may not be transferred or, in any manner disposed of, directly or indirectly, through a transfer of control of any license unless the NRC finds that the transfer complies with the Atomic Energy Act and consents to the transfer. Therefore, the consent of the NRC may be required for the indirect transfer of control pursuant to the merger of the licenses held by the parties. On January 23, 2006, Constellation requested a threshold determination by the NRC that the NRC’s consent is not required because the merger does not involve the transfer of any of the licenses for the Constellation nuclear facilities, along with an application requesting consent to the transfer should the NRC determine such consent is required. The threshold determination request was denied by the NRC. In addition, on January 23, 2006, Florida Power & Light and the two indirect subsidiaries of FPL Energy jointly filed an application requesting that the NRC consent to the transfers of the licenses for their respective nuclear facilities. The NRC will consent to the transfers if it determines that:

•	the proposed transferee is qualified to be the holder of the license; and

•	the transfer of the license is otherwise consistent with applicable provisions of laws, regulations and orders of the NRC.

Federal Communications Commission

The parties own certain business radio licenses issued by the FCC. FCC approval is required prior to the transfer of control of any entity holding such FCC licenses. The FCC will review whether the transfer of control of such entities and licenses is in the public interest. The parties filed their application with the FCC on March 3, 2006. The FCC issued its approvals in March 2006. If the merger is not completed by September 29, 2006, the parties will be required to file an application with the FCC for a six-month extension.

Federal Energy Regulatory Commission

Each of Constellation and FPL Group has public utility subsidiaries subject to the jurisdiction of FERC under the Federal Power Act. Section 203 of the Federal Power Act provides that no holding company in a holding company system that includes a transmitting utility or an electric utility may merge or consolidate with a holding company system that includes a transmitting utility or electric utility company without first having obtained authorization from FERC.

FERC must approve the merger if it finds that the transaction is consistent with the public interest. FERC has stated in its 1996 utility merger policy statement that, in analyzing a merger under Section 203, it will evaluate the following criteria:

•	the effect of the merger on competition in wholesale electric power markets, utilizing an initial screening approach derived from the Department of Justice/Federal Trade Commission-Initial Merger Guidelines to determine if a merger will result in an increase in an applicant’s market power;

•	the effect of the merger on the applicants’ FERC jurisdictional ratepayers; and

•	the effect of the merger on state and federal regulation of the applicants.

In addition, in accordance with the Energy Power Act of 2005, FERC must also find that the transaction will not result in the cross-subsidization by public utility subsidiaries of other subsidiaries or improper encumbrances or pledges of utility assets and, if such cross-subsidization or encumbrances were to occur, whether they are in the public interest.

On February 9, 2006, Constellation and FPL Group made the initial filing of their application for approval with FERC. Constellation and FPL Group currently expect that the FERC schedule relating to approval under Section 203 will not impact the anticipated timing of closing of the merger.

As part of the application, both Constellation and FPL Group committed that they will not seek to include merger-related costs in their wholesale rates or filed transmission revenue requirements for a period of five years after the merger is completed unless there are off-setting merger-related savings equal to or in excess of such merger-related costs. In addition, Constellation and FPL Group have stated to FERC that the merger will not result in the cross-subsidization of their unregulated businesses by their regulated utility businesses or the pledge or encumbrance of utility assets for the benefit of their unregulated businesses. Nevertheless, Constellation and FPL Group have agreed to a hold harmless commitment to protect captive wholesale and transmission customers from any adverse rate effects that could result from any such cross-subsidization, pledge or encumbrance for a period of five years following the completion of the merger.

Other Approvals

The merger may also be subject to review by the governmental authorities of various other jurisdictions under the antitrust and utility regulation laws of those jurisdictions. Constellation and FPL Group do not expect that any of these reviews will impact the anticipated timing of the closing of the merger.

There can be no assurance that the reviewing authorities will permit the applicable statutory waiting periods to expire or that the reviewing authorities will terminate the applicable statutory waiting periods at all or otherwise approve the merger without restrictions or conditions that would have a material adverse effect on the combined company if the merger were completed. These restrictions and conditions could include mandatory licenses, sales or other dispositions of assets, divestitures, or the holding separate of assets, businesses or FPL Group capital stock or implementation of adverse rate or operating conditions.

Appraisal Rights

Holders of Constellation common stock and FPL Group common stock do not have appraisal rights under Maryland or Florida law in connection with the merger.

Federal Securities Laws Consequences; Stock Transfer Restriction Agreements

This registration statement of which this joint proxy statement/prospectus is a part does not cover any resales of the Constellation common stock to be received by the shareholders of FPL Group upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any such resale.

All shares of Constellation common stock received by FPL Group shareholders pursuant to the merger will be freely transferable, except that shares of Constellation common stock received by persons who are deemed to be “affiliates” of FPL Group under the Securities Act of 1933 at the time of the FPL Group annual meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of FPL Group for such purposes generally include individuals or entities that control, are controlled by or are under common control with, FPL Group, as the case may be, and include directors and certain executive officers of FPL Group. The merger agreement requires that FPL Group use reasonable best efforts to cause each affiliate to execute a written agreement which provides that such persons will not offer, sell or otherwise dispose of any of the shares of Constellation common stock issued to them pursuant to the merger in violation of the Securities Act of 1933 or the related SEC rules and regulations promulgated thereunder.

Stock Exchange Listing; Delisting and Deregistration of FPL Group Common Stock

It is a condition to the merger that the shares of Constellation common stock issuable pursuant to the merger be approved for listing on the NYSE, subject to official notice of issuance. Shares of Constellation common stock will continue to be traded on the NYSE under the symbol “CEG” immediately following the completion of the merger. If the merger is completed, FPL Group common stock will cease to be listed on the NYSE and its shares will be deregistered under the Securities Exchange Act of 1934.

Business Relationships between FPL Group and Constellation

In the ordinary course of business during the three years ended December 31, 2005 and the three months ended March 31, 2006, FPL Group and Constellation have purchased and sold power and natural gas from each other and BGE has provided post-hurricane assistance to FPL Group. In addition, FPL Group and Constellation each hold partnership interests in limited partnerships related to solar energy.

ADDITIONAL INTERESTS OF FPL GROUP’S AND CONSTELLATION’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

Stockholders should note that some FPL Group and Constellation directors and executive officers have interests in the merger as directors or executive officers that are in addition to, and may be different from, the interests of other FPL Group shareholders and Constellation stockholders.

Positions with the Combined Company

As provided in the merger agreement, at the completion of the merger, the Constellation board of directors will be composed of nine persons who served as FPL Group directors prior to the merger and six persons who served as Constellation directors prior to the merger. The merger agreement also provides that Lewis Hay, III, the current Chairman, President and Chief Executive Officer of FPL Group, will become Chief Executive Officer of Constellation, and that Mayo A. Shattuck III, the current Chairman, President and Chief Executive Officer of Constellation, will remain Chairman of the Constellation board of directors. In addition, following the merger, James L. Robo, who is currently the Vice President, Corporate Development and Strategy of FPL Group and the President of FPL Energy, will oversee the combined company’s generation operations and its utilities, E. Follin Smith will continue in her role as Constellation’s Chief Financial Officer and Chief Administrative Officer, Armando Olivera will continue in his role as President of Florida Power & Light, Kenneth W. DeFontes, Jr. will continue in his role as President and Chief Executive Officer of BGE, Thomas V. Brooks will continue in his role as Chairman of CCG, and Moray P. Dewhurst, who is currently the Vice President, Finance and Chief Financial Officer of FPL Group, will oversee transition and integration of FPL Group and Constellation.

Additional Interests of FPL Group’s Directors and Executive Officers in the Merger

Executive Retention Employment Agreements

Each of Lewis Hay, III, Moray P. Dewhurst, Robert H. Escoto, Robert L. McGrath, Armando J. Olivera, James L. Robo, Antonio Rodriguez, John A. Stall and Edward F. Tancer is a party to an executive retention employment agreement with FPL Group. Under the original terms of the executive retention employment agreements, if the merger resulted in a “change in control” (as defined in the agreements), each executive officer would have become entitled to guaranteed employment terms when the merger agreement was executed and would have become entitled to payments automatically upon completion of the merger and other payments if his employment was terminated without cause or if he resigned for good reason prior to the second or third anniversary of the merger. However, effective as of the date of the merger agreement, all of the executive retention employment agreements were amended to provide that none of (a) the execution of the merger agreement, (b) the approval of the merger agreement by the FPL Group shareholders or (c) the completion of the merger will constitute a change in control or a potential change in control for purposes of the agreements. In the case of Mr. Hay, the amendment to his executive retention employment agreement cannot be rescinded. Accordingly, Mr. Hay will not become entitled to any payments or benefits under his executive retention employment agreement in connection with the merger. Each other executive officer will only become entitled to payments and benefits under his executive retention employment agreement as a result of the merger if (a) the merger would have resulted in a change in control under his executive retention employment agreement in the absence of the amendment, (b) the executive officer becomes entitled to rescind the amendment and (c) he exercises the right to rescind.

In the absence of the amendments, a change in control would occur as a result of the merger under the executive retention employment agreements with Messrs. Hay, Dewhurst, Olivera, Robo, Rodriguez and Stall if FPL Group common stock outstanding immediately prior to the merger (as converted pursuant to the merger) does not represent more than 60% of the common stock and other voting securities (if any) entitled to vote in the election of directors of the combined company immediately following the merger. For purposes of the executive retention employment agreements with Messrs. Escoto, McGrath and Tancer, in the absence of the amendments, a change in control would occur as a result of the merger if FPL Group common stock outstanding immediately prior to the merger (as converted pursuant to the merger) does not represent more than 55% of the common stock and other voting securities (if any) entitled to vote in the election of directors of Constellation immediately following the merger. Based upon the number of outstanding shares of Constellation common stock and FPL Group common stock as of the date of this joint proxy statement/prospectus, FPL Group common stock outstanding immediately prior to the merger (as converted pursuant to the merger) is expected to represent approximately 60% of the common stock and voting securities entitled to vote in the election of directors of the combined company immediately following the merger (and there are expected to be no other voting securities). The precise percentages will depend upon the number of new shares issued through the date of completion of the merger by each of Constellation and FPL Group, as permitted by the merger agreement. Accordingly, the merger may constitute a change in control under the agreements with Messrs. Hay, Dewhurst, Olivera, Robo, Rodriguez and Stall but is not expected to constitute a change in control under the agreements with Messrs. Escoto, McGrath and Tancer.

The amendments to the executive retention employment agreements provide that each executive officer (other than Mr. Hay) may rescind his amendment if, at any time prior to the second anniversary (for Messrs. Rodriguez and Stall) or third anniversary (for Messrs. Escoto, McGrath, Olivera, Robo and Tancer) of the completion of the merger, (a) his employment is terminated without “cause” (as defined in the amendment), (b) his base salary, annual target bonus opportunity or annual long-term incentive opportunity is reduced from the levels in effect on the date of the merger agreement, (c) he is required to relocate 20 miles or more from his place of employment as of the date of the merger agreement, (d) Mr. Hay ceases (for any reason, including his resignation) to serve as Chief Executive Officer of FPL Group prior to the completion of the merger or Chief Executive Officer of Constellation following the merger, (e) the executive officer is assigned duties or responsibilities that are a material diminishment of those in effect on the date of the merger agreement or (f) there is a material diminution or adverse change in his duties, responsibilities or reporting requirements from those in effect immediately following the merger. Mr. Dewhurst’s amendment may be rescinded as a result of the occurrence of the events described in clauses (a) through (d) of the preceding sentence prior to the third anniversary of the merger, but instead of having the right to rescind as a result of the occurrence of one of the events described in clause (e) or (f), Mr. Dewhurst will have the right to rescind if, as of the one-year anniversary of the merger, there is a material diminution or adverse change to his titles, duties, responsibilities or reporting requirements from those in effect on the date of the merger agreement. Notwithstanding any rights of an executive officer to rescind his amendment, the executive officer will only be entitled to payments and benefits under his executive retention employment agreement if the merger would have constituted a change in control under his executive retention employment agreement in the absence of the amendment.

Although the merger is not expected to result in a change in control pursuant to the terms of FPL Group’s long-term incentive plan, certain executive officers could nevertheless become entitled to accelerated vesting of incentive awards granted under FPL Group’s long-term incentive plan pursuant to their executive retention employment agreements. In the event that the merger would have constituted a change in control under the executive retention employment agreements with Messrs. Dewhurst, Olivera, Robo, Rodriguez or Stall and any such executive officer validly rescinds his amendment, regardless of whether or not his employment terminates, he will become automatically entitled to accelerated vesting of certain incentive awards (including accelerated vesting of 100% of unvested stock options and non-performance stock-based awards, with the exception of certain awards granted effective in February 2006 to Messrs. Dewhurst and Robo that will not accelerate, and 50% of unvested performance stock-based awards) that were granted to him prior to completion of the merger. The following table sets forth for each of Messrs. Dewhurst, Olivera, Robo, Rodriguez and Stall the amount that such individual would receive in respect of incentive awards that are currently outstanding and will be unvested on the date of completion of the merger, assuming the completion of the merger occurs on December 31, 2006 and that such individual becomes entitled to rescind and validly rescinds the amendment to his executive retention employment agreement immediately thereafter. Amounts are based on a price of FPL Group common stock of $40.87 and calculated assuming all awards are exercised and all underlying shares are sold. Actual amounts may be higher or lower depending on the value of Constellation common stock on the date any accelerated vesting is triggered and the number of incentive awards that are unvested on the date any accelerated vesting is triggered.

Executive Officer	Cash that would be paid if unvested awards were accelerated and cashed out
Mr. M. Dewhurst	$3,270,400
Mr. A. Olivera	$3,226,300
Mr. J. Robo	$3,223,900
Mr. A. Rodriguez	$1,591,300
Mr. J. Stall	$2,693,700

For a description of the conversion of FPL Group long-term incentive awards into Constellation long-term incentive awards, see the section “Treatment of FPL Group Long-Term Incentive Plan Awards” beginning on page 119.

If the merger would have constituted a change in control under the executive retention employment agreements with Messrs. Dewhurst, Olivera, Robo, Rodriguez or Stall and any such executive officer becomes entitled to rescind and validly rescinds the amendment and his employment is terminated without “cause” or he terminates his employment for “good reason” (as such terms are defined in the agreements), prior to the second anniversary (for Messrs. Rodriguez and Stall) or third anniversary (for Messrs. Dewhurst, Olivera and Robo) of the completion of the merger, such executive officer will become entitled to the following additional benefits:

•	a lump-sum cash payment equal to a pro rata portion of the executive’s annual bonus;

•	a lump-sum cash payment equal to two times (for Messrs. Rodriguez and Stall) or three times (for Messrs. Dewhurst, Olivera and Robo) the sum of his then-current annual base salary and annual bonus;

•	a lump-sum cash payment in respect of enhanced supplemental retirement benefits (including matching contributions), assuming two additional years of service credit (for Messrs. Rodriguez and Stall) or three additional years of service credit (for Messrs. Dewhurst, Olivera and Robo);

•	accelerated vesting of the second 50% of unvested performance stock-based awards granted prior to the merger that did not accelerate automatically upon rescission of the amendment;

•	accelerated vesting of a pro rata portion of incentive awards granted upon or following completion of the merger (including stock options and other stock-based awards), assuming continued employment for two years (for Messrs. Rodriguez and Stall) or three years (for Messrs. Dewhurst, Olivera and Robo) following the merger;

•	continued welfare and fringe benefits for specified periods; and

•	continued social and business club memberships, use of a company car, personal financial planning and other perquisites for specified periods or a lump-sum cash payment equal to the value of benefits, if elected by the executive officer.

The following table sets forth the estimated value of such payments and benefits based on compensation and benefit levels in effect on the date of this joint proxy statement/prospectus, and assuming the completion of the merger occurs on December 31, 2006, and that such individual becomes entitled to rescind and validly rescinds his amendment and is terminated by Constellation without “cause” or resigns for “good reason” immediately thereafter. Such amounts do not include amounts payable in respect of incentive awards granted following the completion of the merger or distribution of vested benefits under any benefit plan or agreement.

Executive Officer	Cash severance (1)	Value of accelerated vesting (if any) and enhancement of supplemental retirement plan benefits		Cash that would be paid if the second 50% of performance stock-based awards granted prior to completion of merger are accelerated and cashed out	Value of other benefits
Mr. M. Dewhurst	$3,668,500	$1,180,600		$1,416,500	$209,000
Mr. A. Olivera	$3,998,100	$2,579,000		$1,331,500	$232,900
Mr. J. Robo	$4,320,900	$1,413,900	(2)	$1,410,800	$226,900
Mr. A. Rodriguez	$1,384,100	$1,465,800		$670,800	$196,400
Mr. J. Stall	$2,166,300	$694,400		$1,031,100	$190,000

Notes:

(1)	Includes bonus and severance equal to two or three times (as applicable) the sum of the executive’s then current annual base salary and annual bonus.
(2)	Includes $412,400 for Mr. Robo, which is the value of the accelerated vesting of his unvested benefits under the supplemental executive retirement plan. Pursuant to the plan, following a change in control, if a participant’s employment is terminated as a result of the change in control, all benefits accrued by the participant under the plan will fully vest.

Although the executive retention employment agreements provide for a gross-up in respect of any golden parachute excise taxes imposed on an executive officer, the merger will not result in the imposition of golden parachute excise taxes on payments to FPL Group’s executive officers because FPL Group will not experience a change in control for purposes of the golden parachute rules. Accordingly, no gross-up payments will be made to any FPL Group executive officers.

Employment Agreement with Mr. Hay

In addition to the executive retention employment agreement with Mr. Hay, FPL Group is also a party to an employment agreement with Mr. Hay that currently governs the terms and conditions of his employment. Effective as of the date of the merger agreement, the employment agreement was amended to provide that the employer for purposes of the agreement would include Constellation following the merger.

Pursuant to his employment agreement, upon completion of the merger, Mr. Hay will become entitled to terminate his employment for “good reason” (as defined in his employment agreement) and receive benefits and payments under his employment agreement because he will not be the Chairman of Constellation immediately following the merger. Mr. Hay is not expected to exercise this right at the time of the completion of the merger but reserves the right to do so. If Mr. Hay does elect to terminate his employment for “good reason” or if his employment is terminated involuntarily without “cause” (as defined in his employment agreement), Mr. Hay will be entitled to receive the following termination benefits under his employment agreement:

•	payment of a pro rata portion of Mr. Hay’s annual incentive bonus at the higher of (i) Mr. Hay’s average annual incentive bonus for the prior two years, or (ii) the target annual bonus for the year in which termination occurs;

•	an amount equal to two times the sum of Mr. Hay’s annual base salary and annual incentive bonus, determined as described in the preceeding bullet point;

•	payment of a pro rata portion of each outstanding and unvested performance share grant under the long-term incentive plan, assuming that target performance was achieved;

•	continued vesting of any restricted stock and stock options outstanding under the long-term incentive plans for a period of two years following termination;

•	continued welfare benefit plan participation for specified periods; and

•	payment of the cash value of two additional years of service credit under all applicable pension, 401(k), SERP and supplemental SERP plans.

Assuming that the completion of the merger occurs on December 31, 2006 and that Mr. Hay’s employment is terminated involuntarily without “cause” or he resigns for “good reason” immediately thereafter, the value of the payments due to Mr. Hay (not including amounts payable in respect of outstanding grants under FPL Group’s long-term incentive plan or distribution of vested benefits under any benefit plan or agreement) would be approximately $9,085,700 based on Mr. Hay’s compensation and benefit levels in effect on the date of this joint proxy statement/prospectus, and the amount that Mr. Hay would receive in respect of performance share awards that he currently holds, assuming all underlying shares are sold, based on a price of FPL Group common stock of $40.87, would be $6,625,500. The actual amount of the payment in respect of performance share awards may be higher or lower depending on the value of Constellation common stock on the date of termination of employment. In addition, the estimated value of the unvested stock options and restricted stock held by Mr. Hay on December 31, 2006 that would continue to vest during the two-year period following Mr. Hay’s termination of employment, assuming that the price of FPL Group common stock (as converted into Constellation common stock pursuant to the merger) remains at $40.87 per share throughout such two-year period and that all stock options are exercised and all shares are sold immediately upon vesting, would be $6,301,500. Actual amounts of any payments in respect of stock options and restricted stock may be higher or lower depending on the value of Constellation common stock on the date of vesting or exercise. In addition, estimated amounts in respect of performance share awards, stock options and restricted stock do not reflect any value that may be paid in connection with awards granted to Mr. Hay after the date of this joint proxy statement/prospectus.

For a description of the amendments to be made to Mr. Hay’s employment agreement prior to completion of the merger in order to reflect Mr. Hay’s role and duties with Constellation, as set forth in the merger agreement, see the section “Post Merger Governance and Management—Other Board of Directors Matters—Appointment and Removal of Officers” beginning on page 149.

Treatment of FPL Group Long-Term Incentive Plan Awards

Stock Options. On the closing of the merger, each outstanding stock option to purchase FPL Group common stock granted pursuant to the FPL Group Amended and Restated Long-Term Incentive Plan, the Gexa Corporation 2002 Non-Employee Director Option Plan and the Gexa Corporation Amended and Restated 2004 Incentive Plan (such plans, together with the FPL Group Non Employee Directors Stock Plan, the “FPL Group Stock Plans”) will be converted into an option to purchase Constellation common stock. The number of shares of Constellation common stock underlying the new Constellation option will, subject to the prior effectiveness of the stock split, equal the number of shares of FPL Group common stock that were subject to the FPL Group stock option at an exercise price per share equal to the exercise price of the FPL Group stock option on the same terms and conditions, including vesting, as were applicable to the FPL Group stock option.

Restricted Stock. Each share of FPL Group restricted stock issued pursuant to the FPL Group Stock Plans shall be converted on the closing of the merger, subject to the prior effectiveness of the stock split, into one share of Constellation restricted stock, on the same terms and conditions, including vesting, as were applicable to such share of FPL Group restricted stock prior to the merger.

Other Equity-Based Awards. All outstanding FPL Group other equity based awards, including performance share awards, shall be amended and converted on the closing of the merger, subject to the prior effectiveness of the stock split, into an equity or equity-based award in respect of a number of shares of Constellation common stock equal to the number of shares of FPL Group common stock subject to such FPL Group other equity-based award on the same terms and conditions, including vesting, as were applicable to such FPL Group other equity based award.

For information regarding certain awards with respect to FPL Group’s common stock held by each of FPL Group’s named executive officers, see “Other Matters to be Considered at the Annual Meeting—FPL Group Proposal 2: Election of Directors” beginning on page 190.

FPL Group Deferred Compensation and Supplemental Executive Retirement Plan

In the event that the merger constitutes a change in control under FPL Group’s deferred compensation plan, and if a participant in the plan is terminated as a result of the change in control, all amounts deferred by that participant will become payable in a single lump sum on the first day of the month following the termination of employment subsequent to the merger. Under the deferred compensation plan, a change in control will occur if FPL Group common stock outstanding immediately prior to the merger (as converted pursuant to the merger) does not represent more than 60% of the common stock and other voting securities (if any) entitled to vote in the election of directors of the combined company immediately following the merger. Accordingly, the merger may constitute a change in control under the deferred compensation plan.

The approval of the merger agreement by the FPL Group shareholders will constitute a change in control under FPL Group’s supplemental executive retirement plan. Accordingly, if a participant in the plan is terminated as a result of the change in control, all benefits accrued under the plan by that participant will vest and payment of benefits will be made either in a lump sum within three months following the participant’s termination of employment or in accordance with the form of distribution selected by the participant under FPL Group’s tax-qualified pension plan, as determined by the terminated participant.

In the event of a change in control under the deferred compensation plan and the supplemental executive retirement plan, the grantor trusts that secure benefits under the plans will become irrevocable and cannot be amended and a reversion of excess trust assets cannot be taken. Such trusts are currently not funded in excess of plan liabilities.

Mr. Robo is the only executive officer of FPL Group who has benefits under the FPL Group supplemental executive retirement plan that were not fully vested as of the date of this joint proxy statement/prospectus. The value of the accelerated vesting of his benefits is included in the table beginning on page 118 in “Executive Retention Employment Agreements” under the column entitled “Value of accelerated vesting (if any) and enhancement of supplemental retirement plan benefits.” All other executive officers who participate in the FPL Group supplemental executive retirement plan are fully vested in their benefits under the plan.

FPL Group Retention Bonus Program

Effective as of the date of the merger agreement, FPL Group established an employee retention bonus plan to provide certain employees of FPL Group and its affiliates with an incentive to remain in the employment of FPL Group or an affiliate (including Constellation) through and after the merger. The aggregate amount that may be paid to all participants in the plan is $70 million. Under the plan, participants may become entitled to bonuses in amounts ranging from one-half times base pay to two times the sum of base pay and average annual incentive compensation. A participant will generally be entitled to 50% of his or her retention bonus if he or she remains employed through the completion of the merger and the remaining 50% if he or she remains employed through the first anniversary of completion of the merger. In the event that a participant’s employment is terminated without “cause” (as defined in the plan) or as a result of the participant’s death or disability or because the participant refuses to accept a new position with a reduced base salary or reduced target bonus opportunity, the participant will receive the bonus payments he or she would have received had he or she remained employed until the first anniversary of the merger. In the event that the merger is not completed, no payments will be made pursuant to the employee retention bonus plan. FPL Group has reserved the right to amend the employee retention bonus plan in any way, other than to increase the aggregate amount that may be paid to all plan participants. In order for any executive officer to participate in the employee retention bonus plan, the compensation committee of the FPL Group board of directors must approve such participation. FPL Group and Constellation have agreed to work together in good faith to establish retention programs or policies that are in the best interest of the combined company.

The following table shows the maximum potential bonus, based on compensation levels in effect on the date of this joint proxy statement/prospectus, that each executive officer of FPL Group who is a participant in the employee retention bonus plan is eligible to receive under the plan.

Executive Officer	Maximum Potential Retention Bonus
Mr. Paul I. Cutler	$457,852
Mr. K. Michael Davis	$561,966

Pre-Closing Actions

FPL Group has reserved the right, prior to completion of the merger, to take the following actions:

•	amend the employment agreement between FPL Group and Mr. Hay to reflect the provisions of the merger agreement, as described in the section “Post Merger Governance and Management—Appointment and Removal of Officers” beginning on page 149;

•	increase compensation and benefits of directors, executive officers and employees in the ordinary course of business consistent with past practice; and

•	grant additional equity-based awards with respect to up to 5,500,000 shares of FPL Group common stock (or equivalents thereof), provided that such grants are made in the ordinary course of business consistent with past practice.

Indemnification and Insurance

Constellation has agreed pursuant to the merger agreement to continue to provide certain rights of indemnification to directors and officers of FPL Group following the completion of the merger and to continue to provide directors and officers of FPL Group directors’ and officers’ liability insurance following the completion of the merger. See “The Merger Agreement—Covenants—Indemnification and Insurance” beginning on page 140.

Restrictions on Sales of Shares by Affiliates of FPL Group

All shares of Constellation common stock received by FPL Group shareholders pursuant to the merger will be freely transferable, except that shares of Constellation common stock received by persons who are deemed to be “affiliates” of FPL Group under the Securities Act of 1933 at the time of the FPL Group annual meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of FPL Group for such purposes generally include individuals or entities that control, are controlled by or are under common control with, FPL Group, as the case may be, and include directors and certain executive officers of FPL Group. See “The Proposed Merger—Federal Securities Law Consequences; Stock Transfer Restriction Agreements” beginning on page 113 for more information on the transfer restrictions to which affiliates of FPL Group as of the annual meeting of the FPL Group shareholders would be subject with respect to the shares of Constellation common stock to be issued pursuant to the merger agreement.

Beneficial Ownership of FPL Group Common Stock by FPL Group’s Directors and Executive Officers

For information regarding beneficial ownership of FPL Group common stock by each current FPL Group director and executive officer and all directors and executive officers as a group, see “Other Matters to be

Considered at the Annual Meetings—FPL Group Proposal 2: Election of Directors—Common Stock Ownership of Certain Beneficial Owners and FPL Group Management” beginning on page 193.

Additional Interests of Constellation’s Directors and Executive Officers in the Merger

Under the terms of various contractual agreements and corporate benefit and incentive plans, Constellation’s executive officers and directors will be entitled to receive certain payments and benefits in connection with the completion of the merger. The agreements and plans provide for payments and benefits under the following two circumstances:

•	If an individual’s employment with Constellation is terminated under specified circumstances following the merger; and

•	Upon completion of the merger, with respect to currently outstanding equity and long-term incentive awards.

As described below, in connection with the merger, Constellation established a retention program for its employees. However, no executive officers have been granted awards under this program.

Payments Due Upon a Termination of Employment

Under the terms of change in control severance agreements with eight of Constellation’s executive officers, and under the terms of Constellation’s annual incentive bonus plan, which covers approximately 150 Constellation employees, an executive officer whose employment with Constellation is terminated under specified circumstances following the completion of the merger will be entitled to receive specified payments and benefits. None of these payments or benefits will be received by executive officers who remain employed with Constellation for at least two years following completion of the merger.

Change in Control Severance Agreements

Each of Mayo A. Shattuck III, E. Follin Smith, Thomas F. Brady, Thomas V. Brooks, Michael J. Wallace, Irving B. Yoskowitz, John R. Collins, and Marc L. Ugol is a party to a change in control severance agreement with Constellation. In November 2005, the Compensation Committee of the Constellation board of directors approved amendments to these agreements, which are reflected in amended and restated agreements that were executed in December 2005 and January 2006. We refer to the amended and restated agreements as the “Change in Control Agreements.” The amendments did not alter the fact that completion of the merger will constitute a change in control under the Change in Control Agreements.

In general, payments and benefits under the change in control severance agreements are intended to provide salary and bonus payments and retirement and insurance payments and benefits equal to what an executive whose employment is terminated following the merger would have received if he or she had continued to be employed for an additional two or three years (depending on the terms of the individual’s agreement).

Potential Cash Severance Payments. If the employment of an executive who is party to a Change in Control Agreement is terminated by Constellation without “cause,” or if the executive resigns with “good reason” (as such terms are defined in the executive’s Change in Control Agreement), and if this occurs within two years following completion of the merger, a “qualifying termination” occurs. In such event, the executive (other than Mr. Brooks) would become entitled to receive a lump-sum cash severance payment equal to two times (for Mr. Collins) or three times (for Messrs. Brady, Shattuck, Ugol, Wallace and Yoskowitz and Ms. Smith) the sum of (i) the executive’s then current annual base salary or the executive’s annual base salary at the time of the merger, whichever is higher, plus (ii) the executive’s average annual incentive bonus (calculated as the average of the executive’s two highest annual incentive bonus amounts in the past five years, measured from the date of the merger or the date of termination of employment, whichever is higher). In connection with entering into the employment agreement described in “ —New Employment Agreement with Mr. Shattuck” beginning on page 129, Mr. Shattuck waived the payment of any cash severance he would have been entitled to receive under his Change in Control Agreement. In addition, Mr. Shattuck subsequently executed waivers of certain other payments and benefits contemplated by the employment agreement and his Change in Control Agreement, and the description in this section “Additional Interests of Constellation’s Directors and Executive Officers in the Merger” reflects the effect of those waivers.

If Mr. Brooks’ employment terminates at any time during the two year period following completion of the merger and it is a “qualifying termination,” Mr. Brooks would become entitled to a lump-sum cash severance payment equal to the lesser of $5,000,000 and two times the sum of (i) his then-current annual base salary or his annual base salary at the time of completion of the merger, whichever is higher, plus (ii) his average annual incentive bonus (calculated as the average of the two highest annual incentive bonus amounts in the past five years, measured from the date of the merger or the date of termination of employment, whichever is higher).

Based upon compensation and benefit levels in effect on June 23, 2006 and assuming the merger was completed on December 31, 2006 and a “qualifying termination” occurred immediately thereafter, each executive officer who is a party to a Change in Control Agreement would be entitled to receive the following cash severance payments in connection with the termination of his or her employment.

Executive Officer	Cash severance payments
Mr. T. Brady	$2,760,000
Mr. T. Brooks	$5,000,000
Mr. J. Collins	$1,167,500
Mr. M. Shattuck	—
Ms. F. Smith	$6,562,500
Mr. M. Ugol	$2,175,000
Mr. M. Wallace	$5,737,500
Mr. I. Yoskowitz	$4,095,300

For a discussion of cash severance payments that would be owed upon a termination of employment to executive officers who are not parties to a Change in Control Agreement, see “—Senior Management Retention Program and Senior Management Severance Plan” beginning on page 131.

Potential Enhanced Supplemental Retirement Benefits. If the employment of an executive who is party to a Change in Control Agreement (other than Messrs. Brooks and Shattuck) is terminated within two years following the merger, and if that termination is a “qualifying termination,” then the executive would become entitled to receive a lump-sum cash payment in respect of enhanced supplemental retirement benefits under Constellation’s Senior Executive Supplemental Plan, its Supplemental Pension Plan or its Benefits Restoration Plan (the “Constellation Supplemental Plans,” which are described in “Other Matters to be Considered at the Annual Meetings—Constellation Proposal 3: Election of Directors—Executive Compensation—Pension Benefits” beginning on page 179), calculated as of the date of termination or the merger, whichever is greater, by (a) waiving any age and service eligibility requirements, (b) using a deemed average annual incentive bonus amount in lieu of any other annual incentive bonus amount, (c) adding three years of executive level service (two years for Mr. Collins) to the executive’s actual service, and (d) for the purposes of computing the present value of the benefit that otherwise would be paid to the executive at age 62, adding three years to the executive’s age (two years for Mr. Collins). In general, the enhancements are intended to provide an executive whose employment is terminated following the merger with the additional value that would have been received if he or she had continued to be employed for an additional two or three years (depending on the terms of the individual’s Change in Control Agreement). For an executive who has satisfied the age and service eligibility requirements of the Constellation Supplemental Plans as of the date of a “qualifying termination” (meaning that the executive would have been entitled to receive his or her supplemental retirement benefit upon any termination of employment, even if the merger had not occurred), this arrangement does not provide for any accelerated vesting of such executive’s supplemental retirement benefits.

Mr. Brooks is not entitled to any enhanced supplemental retirement benefits or any accelerated vesting of such benefits. Mr. Shattuck is not currently vested in any portion of the supplemental retirement benefits under the Constellation Supplemental Plans (although he will be vested in Constellation’s Benefits Restoration Plan as of December 31, 2006). None of those supplemental retirement benefits will vest on an accelerated basis or become payable to him as a result of the completion of the merger and the changes to his position, responsibilities and compensation that are contemplated by the employment agreement, which will take effect upon the completion of the merger. The employment agreement modifies the enhancements to Mr. Shattuck supplemental retirement benefits, as discussed in “—New Employment Agreement with Mr. Shattuck” beginning on page 129. Absent a future event that entitles Mr. Shattuck to accelerated vesting of his supplemental retirement benefits under the Constellation Supplemental Plans, he will not become fully vested in such benefits until 2011.

Based upon compensation and benefit levels in effect on June 23, 2006 and assuming the merger was completed on December 31, 2006 and a qualifying termination occurred immediately thereafter, each executive officer who is a party to a Change in Control Agreement would be entitled to receive the following accelerated and enhanced supplemental retirement benefits in connection with the termination of his or her employment:

Executive Officer	Acceleration of amounts executive would otherwise have received if not terminated prior to standard vesting (A)	Enhancement if terminated (B)	Total potential value if terminated (A + B)
Mr. T. Brady	—	$1,318,800	$1,318,800
Mr. T. Brooks	—	—	—
Mr. J. Collins	—	$235,700	$235,700
Mr. M. Shattuck	—	$4,267,300	$4,267,300	(1)
Ms. F. Smith	$3,301,600	$3,863,500	$7,165,100
Mr. M. Ugol	$267,000	$314,500	$581,500
Mr. M. Wallace	—	$6,399,100	$6,399,100
Mr. I. Yoskowitz	$211,400	$727,100	$938,500

(1)	Reflects the value of enhancements to Mr. Shattuck’s supplemental retirement benefits specified in his Change in Control Agreement, as modified by his employment agreement, which is described in “—New Employment Agreement with Mr. Shattuck” beginning on page 129.

Other Potential Benefits. In the event of a “qualifying termination,” each executive officer who is a party to a Change in Control Agreement (other than Mr. Brooks) will receive two or three years of continued health and life insurance benefits, depending on the terms of the executive’s agreement. Constellation estimates the cost of these benefits to be between $29,000 and $46,000 for each executive officer. For a discussion of other benefits payable upon termination of employment to an executive officer who is not a party to a Change in Control Agreement, see “—Senior Management Retention Program and Senior Management Severance Plan” beginning on page 131.

If an executive who is party to a Change in Control Agreement would be subject to the excise tax as a result of Section 280G of the Internal Revenue Code, and is required to make a payment due to the application of this section, the executive will receive a gross up payment such that he or she is placed in the same after-tax position as if no excise tax had been imposed. Constellation estimates, based on assumptions that it believes are reasonable, that the maximum aggregate amount of gross-up payments that could be owed to the executives who are parties to the Change in Control Agreements would be approximately $15 million. In addition, Constellation has the right to delay payments to comply with Section 409A of the Internal Revenue Code and the obligation to notify the executive if a payment would be subject to Section 409A, as well as to negotiate reasonably and in good faith to amend the terms of the arrangements between the executive officer and Constellation to comply with Section 409A of the Internal Revenue Code. Constellation has also agreed not to take actions (without the executive’s written consent) that would expose any benefits or payments to the executive to additional taxes under Section 409A of the Internal Revenue Code and to hold the executive harmless for any action Constellation may take in violation of these obligations.

The Change in Control Agreements also entitle Constellation’s executive officers to receive certain “replacement” options, having specified terms and conditions as discussed in “—Treatment of Outstanding Awards under Constellation’s Compensation Plans—Treatment of Constellation Long-Term Incentive Plan Awards” beginning on page 125.

Treatment of Annual Incentive Bonus in Year of Employment Termination

Pursuant to the Constellation Executive Annual Incentive Plan, Constellation officers and key employees are eligible for annual incentive awards based on the achievement of specified performance goals. Approximately 150 employees participate in the Plan. The Plan provides that if a Plan participant’s service is terminated within two years following a change in control the participant will be entitled to receive his or her target award for the year of termination, calculated assuming the participant has achieved the maximum performance possible. The award will be pro-rated for the portion of the year worked, although the Compensation Committee of the Constellation board of directors has the discretion to award the entire annual amount. Payment of the award will be made in a lump sum in cash within 60 days of the participant’s separation from service. The completion of the merger will constitute a change in control under the Executive Annual Incentive Plan.

The following table sets forth, individually for each executive officer of Constellation who is a party to a Change in Control Agreement, and for the other five executive officers as a group, the entire full-year amount that each Constellation executive officer would be entitled to receive, assuming completion of the merger and termination of such executive officer’s employment with Constellation on December 31, 2006 (with no pro-ration, because the annual incentive period ends on December 31, 2006).

Executive Officer	Award for Year of Termination (assuming termination on December 31, 2006)
Mr. T. Brady	$510,000
Mr. T. Brooks	$—	(1)
Mr. J. Collins	$352,500
Mr. M. Shattuck	—	(2)
Ms. F. Smith	$1,725,500
Mr. M. Ugol	$450,000
Mr. M. Wallace	$1,575,000
Mr. I. Yoskowitz	$1,068,800
All other executive officers as a group	$1,737,000	(3)

(1)	Mr. Brooks is not eligible for such a payment because he does not have a specified target award.

(2)	Mr. Shattuck will not be entitled to receive any incentive award under the Annual Incentive Plan as a result of termination of employment following completion of the merger. He will be entitled to receive an incentive award under the Plan solely based upon the achievement of applicable performance metrics.

(3)	Two of the other five executive officers are not eligible for such a payment because they do not have specified target awards.

Treatment of Outstanding Awards Under Constellation’s Compensation Plans

Treatment of Constellation Long-Term Incentive Plan Awards.

Stock Options. Under the Constellation 2002 Senior Management Long-Term Incentive Plan, the Executive Long-Term Incentive Plan, the Management Long-Term Incentive Plan and the 1995 Long-Term Incentive Plan (such plans, collectively, the “Constellation Stock Plans”), the completion of the merger will constitute a change in control. As a result, the vesting of all outstanding Constellation stock options to purchase Constellation common stock that were granted under these plans prior to the end of 2005 will be accelerated and will be immediately exercisable in full.

In addition, on the closing of the merger, options granted under the 2002 Senior Management Long-Term Incentive Plan or the Executive Long-Term Incentive Plan that are vested will be canceled, and Constellation will pay the holders of such vested options cash equal to any gain on the options. All outstanding options granted under the Management Long-Term Incentive Plan or the 1995 Long-Term Incentive Plan prior to the end of 2005 will remain outstanding, will be fully vested and exercisable and will be adjusted to reflect the stock split.

Under the terms of their Change in Control Agreements, executive officers will receive a grant of “replacement” options to purchase a number of shares of Constellation common stock equal to the number of shares (as adjusted to reflect the stock split) subject to options that the executive holds and that are cancelled upon completion of the merger. The replacement options will be subject to the same vesting terms and expiration dates as options that were canceled, except that (a) the exercise price of the replacement options will be the higher of the exercise price of the canceled options (as adjusted to reflect the stock split) or the fair market value of the Constellation common stock at the time the replacement options are granted and (b) the replacement options will have the same vesting terms that the canceled options had prior to any vesting acceleration as a result of the merger. The replacement options will automatically vest if, within two years following the completion of merger, Constellation terminates the executive’s employment without “cause” or the executive resigns for “good reason” (in each case, as defined in the Change in Control Agreement, except that in the case of Mr. Shattuck “good reason” will be as defined in his employment agreement). Executive officers who are not party to a Change in Control Agreement will receive similar replacement options, as the Compensation Committee of the Constellation board of directors has determined to grant such replacement options to all Constellation employees who hold options under the Constellation Stock Plans that will be cancelled upon completion of the merger. Such replacement options will have the same terms and conditions as are specified in the Change in Control Agreements, except that they will automatically vest within two years following the merger only if Constellation terminates the employee without “cause” (as such term is defined by the Compensation Committee).

The following table sets forth, individually for each executive officer of Constellation who is a party to a Change in Control Agreement, and for the other five executive officers as a group, the following, assuming completion of the merger on December 31, 2006: (i) the amount in cash, assuming a per share price of Constellation common stock of $52.00, that would be received in respect of stock options that, as of December 31, 2006, would be fully vested and that will be cancelled on completion of the merger, (ii) the amount in cash, assuming a per share price of $52.00, that would be received in respect of stock options that, as of December 31, 2006, would be unvested, but will become fully vested and will be cancelled upon completion of the merger and (iii) the number of shares that will be subject to replacement options that will be granted upon completion of the merger (without adjustment to reflect the stock split). The actual amount of cash received may be higher or lower depending on the value of Constellation common stock on the date on which the merger is actually completed.

Executive Officer	Cash paid upon cancellation of outstanding vested stock options	Cash paid upon cancellation of outstanding unvested stock options	Number of shares of Constellation common stock subject to replacement options
Mr. T. Brady	$3,066,000	$260,000	220,880
Mr. T. Brooks(1)	$1,204,000	$496,000	561,466
Mr. J. Collins	$1,767,000	$107,000	121,150
Mr. M. Shattuck (1), (2)	$1,258,000	1,374,000	1,570,344
Ms. F. Smith (1)	$809,000	$353,000	437,290
Mr. M. Ugol	$972,000	$107,000	79,150
Mr. M. Wallace (1)	$740,000	$302,000	422,686
Mr. I. Yoskowitz (3)	—	—	163,830
All other executive officers as a group (4)	$2,548,000	$132,000	213,701

(1)

Dollar amounts and numbers of replacement options include payments for, and replacements of options to purchase 1,051,361, 361,897, 295,710, and 271,684 shares of Constellation common stock that were granted to Messrs. Shattuck, Brooks and Wallace and Ms. Smith, respectively, on December 21, 2005 in connection with the exercise, at the request of Constellation, of certain of their outstanding options. See “Other Matters to be Considered at the Annual Meetings — Constellation Proposal 3: Election of Directors—Executive Compensation” beginning on page 173 for information regarding option exercises and grants in 2005.

(2)	See “—New Employment Agreement with Mr. Shattuck” beginning on page 129 for a description of additional accelerated vesting and survival arrangements that would apply in certain circumstances to options granted to Mr. Shattuck. Mr. Shattuck has informed Constellation that he intends to direct Constellation to remit all of the after-tax cash proceeds that he would otherwise receive upon the closing of the merger to a charitable foundation or other charitable organization.

(3)	Under the terms of an employment letter between Mr. Yoskowitz and Constellation, options to purchase Constellation common stock that are unvested will continue to vest following a termination of his employment for any reason other than a termination by Constellation for “cause,” or by Mr. Yoskowitz without “good reason,” and all such options will remain outstanding for the remainder of their term.

(4)	This group of executive officers also holds aggregate options to purchase 12,937 shares of Constellation common stock that are subject to accelerated vesting on the completion of the merger but will not be cancelled and will remain outstanding in accordance with the terms of the applicable Constellation Stock Plan. The average weighted exercise price of these options is $39.63.

Restricted Stock and Restricted Stock Units. Each share of Constellation restricted stock and each Constellation restricted stock unit granted on or prior to the date of the merger agreement under the 2002 Senior Management Long-Term Incentive Plan or the Executive Long-Term Incentive Plan will be adjusted at the closing of the merger to reflect the stock split and will immediately vest, with the holder becoming entitled to receive, in full satisfaction of the rights of such holder with respect to each such share of restricted stock or restricted stock unit, an amount in cash equal to the fair market value of one share of Constellation common stock within 30 days of the completion of the merger.

Restricted stock and restricted stock units granted under the Management Long-Term Incentive Plan or the 1995 Long-Term Incentive Plan on or prior to the date of the merger agreement will be adjusted at the closing of the merger to reflect the stock split and will vest on the closing of the merger on a pro rata basis (if not already vested), based on the number of months from the start of the applicable restriction period to the date of the closing of the merger (as compared to the total number of months in the restriction period for the shares of restricted stock or restricted stock units). Each holder of a share of vested restricted stock or a vested restricted stock unit will be entitled to receive, in full satisfaction of the rights of such holder with respect to each such share of restricted stock or restricted stock unit, an amount in cash equal to the fair market value of one share of Constellation common stock within 30 days of the completion of the merger. Each share of restricted stock and each restricted stock unit granted under the two plans that does not become vested as a result of the merger will remain outstanding and continue to vest in accordance with its terms.

Performance Units. Constellation performance units granted under the Constellation Stock Plans on or prior to the date of the merger agreement will vest on the closing of the merger on a pro rata basis, based on the number of months from the start of the applicable performance period to the date of the closing of the merger (as compared to the total number of months in the performance period for the performance units). Holders of vested performance units will be entitled to receive, in full satisfaction of their rights with respect to vested units, an amount in cash equal to $2 per unit within 30 days of the completion of the merger. Any performance units that do not vest as of the date of the completion of the merger will terminate.

Outstanding performance units were granted for two performance periods:

•	2004 LTIP: performance period of 2004 through 2006

•	2005 LTIP: performance period of 2005 through 2007

If the merger is completed on December 31, 2006, the performance period for the 2004 LTIP performance units will have been completed. Consequently, the only additional payment for the 2004 LTIP performance units would result from the plan’s requirement that performance units be paid assuming the achievement of maximum performance targets, resulting in a payment of $2 per unit. If the merger is completed after the payout date for the 2004 LTIP (currently scheduled for early 2007), there will be no additional payment related to the merger in respect of the 2004 LTIP performance units, as these units will have been paid out in accordance with their terms prior to merger completion. As noted above, payout of 2005 LTIP performance units and, if the merger closes before December 31, 2006, the 2004 LTIP performance units, will be pro-rated to reflect the portion of the applicable performance period completed prior to the merger.

The following table sets forth, individually for each executive officer of Constellation who is a party to a Change in Control Agreement, and for the other five executive officers as a group, the amount in cash, assuming completion of the merger on December 31, 2006 and a per share price of Constellation common stock of $52.00, that would be received in respect of the following: (i) restricted stock units that are currently fully vested but that remain subject to a transfer restriction provision and (ii) outstanding shares of restricted stock and performance units that would not have been vested on the date of completion of the merger, but will become vested on an accelerated basis on such date. The actual amounts of cash received may be higher or lower depending on the date on which the merger is actually completed (for performance units) and the value of Constellation common stock on the date of completion of the merger (for restricted stock and restricted stock units).

Executive Officer	2004 LTIP— Cash for 2004-2006 Performance Units	2005 LTIP— Cash for 2005-2007 Performance Units	Cash Received in Respect of Restricted Stock and Restricted Stock Units
Mr. T. Brady	$800,000	$466,000	$347,000
Mr. T. Brooks	$1,500,000	$1,000,000	$2,360,000
Mr. J. Collins	$312,000	$266,000	$139,000
Mr. M. Shattuck (1)	$4,000,000	$3,400,000	$2,780,000	(2)
Ms. F. Smith	$1,000,000	$1,000,000	$582,000
Mr. M. Ugol	$312,000	$266,000	$139,000
Mr. M. Wallace	$900,000	$666,000	$1,770,000
Mr. I. Yoskowitz	$—	$1,000,000	$330,000
All other executive officers as a group	$822,000	$856,000	$5,236,000

(1)	Mr. Shattuck has informed Constellation that he intends to direct Constellation to remit all of the after-tax cash proceeds that he would otherwise receive upon the closing of the merger to a charitable foundation or other charitable organization.

(2)	Excludes shares of restricted stock that will vest by their terms in January 2007, which will not vest on an accelerated basis or be cashed out upon completion of the merger. Such shares of restricted stock will continue to vest in accordance with their original terms and remain outstanding after completion of the merger.

Two members of the Constellation board of directors (Mr. Crooke and Ms. Martin) hold shares of Constellation restricted stock that were not vested as of the date of this joint proxy statement/prospectus and that will immediately vest upon completion of the merger and will be settled in cash. Assuming a per share price of Constellation common stock of $52.00, the amount in cash that each such director would be expected to receive is $45,760. The actual amounts of cash received may be higher or lower depending on the value of Constellation common stock on the date of completion of the merger.

Constellation 2006 Long-Term Incentive Award and Retention Program

Each year, as part of their normal compensation package, approximately 150 Constellation employees, including all of its executive officers, typically receive an award of long-term incentive compensation that consists of a combination of stock options and performance units. These awards are intended to provide an incentive for long-term performance and, through the potential increase in the value of Constellation common stock, compensation opportunities for employees.

For 2006, the Compensation Committee of Constellation’s board of directors concluded that, in light of the pending merger, grants of stock options and/or performance units were not appropriate and that a program focused on retention of employees was required. Therefore, no such long-term incentive awards were made for 2006. Instead, the Committee approved a program that provides for target awards payable in cash. The awards were designed to provide recipients with an approximation of the value they could have expected to earn if they had received ordinary course long-term incentive awards, consistent with Constellation’s past practices. Grants under the program provide for cash payouts of 25% of the total award amount to be made upon the earlier of completion of the merger or March 2007. The remainder of such award would be payable one year thereafter (or earlier upon an individual’s employment being terminated without cause or, in the case of executive officers who are party to Change in Control Agreements, upon resignation for “good reason” (as such term is defined in the Change in Control Agreements)). If the merger is not completed by March 2007, payments under this program will occur on the same dates, however such payments will be subject to the achievement of specified performance criteria.

The following tables sets forth, individually for each executive officer of Constellation who is a party to a Change in Control Agreement, and for the other five executive officers as a group, the maximum potential amount that could be paid to each executive officer of Constellation under this incentive award and retention program, assuming completion of the merger on December 31, 2006:

Executive Officer	25% Initial Payment		75% Payment on First Anniversary of Initial Payment
Mr. T. Brady	$234,500		$703,500
Mr. T. Brooks	$750,000		$2,250,000
Mr. J. Collins	$100,000		$300,000
Mr. M. Shattuck	$1,950,000	(1)	$5,850,000
Ms. F. Smith	$625,000		$1,875,000
Mr. M. Ugol	$131,300		$393,800
Mr. M. Wallace	$335,000		$1,005,000
Mr. I. Yoskowitz	$335,000		$1,005,000
All other executive officers as a group	$1,836,800		$5,510,300

(1)	Mr. Shattuck has informed Constellation that he intends to direct Constellation to remit all of the after-tax cash proceeds that he would otherwise receive upon the closing of the merger to a charitable foundation or other charitable organization.

New Employment Agreement with Mr. Shattuck

In connection with the execution of the merger agreement, Mr. Shattuck agreed to requests that he enter into an employment agreement. In the employment agreement, Mr. Shattuck waived his right to receive the lump-sum cash severance payment provided for in his Change in Control Agreement. Because he will not continue as Chief Executive Officer of Constellation following completion of the merger, he would have had the right under his Change in Control Agreement to resign for “good reason” following completion of the merger and collect all of the payments and benefits provided for in that agreement, including the lump-sum cash severance payment. Mr. Shattuck has not previously had an employment agreement with Constellation. The employment agreement was requested to ensure that Mr. Shattuck would remain with the combined company following completion of the merger, so that it would continue to have the benefit of his expertise.

The employment agreement has a three-year term and will be void if the merger is not completed. Mr. Shattuck will remain as the Chairman of the Board of Directors of Constellation on completion of the merger. He also will have management responsibilities for Constellation’s competitive energy businesses and assist Constellation’s Chief Executive Officer in developing corporate strategy until the earlier of (a) the first anniversary of completion of the merger and (b) the date on which these management responsibilities are transitioned to new management. Thereafter, Mr. Shattuck will assume other senior management responsibilities as will be agreed by Constellation and Mr. Shattuck. In his role as an executive, Mr. Shattuck will report to Constellation’s Chief Executive Officer. Also, Mr. Shattuck will be nominated to the Constellation board of directors during the three-year term of his employment agreement.

Under the employment agreement, Mr. Shattuck’s base salary for 2006 will not be increased after completion of the merger. Members of the Constellation board of directors who were Constellation directors immediately prior to the completion of the merger will determine his bonus for 2006. Mr. Shattuck’s aggregate guaranteed base salary and bonus will be $5,000,000 in 2007 and $2,500,000 in each of 2008 and 2009, provided that his aggregate base salary and bonus in any year will be no less than that of Constellation’s Chief Executive Officer. In addition, Mr. Shattuck’s opportunities under Constellation’s long-term incentive plans and his benefits and perquisites will be at least as favorable as those provided to Constellation’s Chief Executive Officer. So long as he is a director of Constellation, Mr. Shattuck will be entitled to continue security and car services, use of office space in Baltimore, Maryland and the services of a personal assistant or secretary. Mr. Shattuck also has agreed not to knowingly hire, employ or solicit officers of Constellation or key employees of the Constellation Commodities Group for one year after he ceases to be employed by Constellation.

The employment agreement also provides that on completion of the merger, Mr. Shattuck will receive a grant of Constellation restricted stock units (including dividend equivalents) that are subject to complete forfeiture (as described below) and with a fair market value calculated pursuant to the terms of the employment agreement, which, assuming the merger is completed on December 31, 2006, will be approximately $13,500,000. The restricted stock units will vest on the first anniversary of completion of the merger as long as Mr. Shattuck is employed by Constellation at that time. They will vest earlier upon his death or disability or if his employment is terminated by Constellation without “cause” (as defined in his Change in Control Agreement) or by Mr. Shattuck for “good reason” (as defined in the employment agreement) prior to the first anniversary of the completion of the merger, neither of which is expected. If Mr. Shattuck’s employment is terminated by Constellation for “cause” or if he resigns without “good reason,” in either case prior to the first anniversary of the completion of the merger, he will forfeit all of the restricted stock units.

If Mr. Shattuck’s employment is terminated by Constellation without “cause” (as defined in his Change in Control Agreement) or if he resigns for “good reason” (as defined in his employment agreement) at any time during the three-year term of the employment agreement (neither of which is expected), he will be entitled to receive a lump-sum cash termination payment. This termination payment will be equal to the unpaid portion of the aggregate guaranteed salary and bonus for the remainder of the three-year term (as specified in his employment agreement). No such payment will be owed to Mr. Shattuck if his employment terminates any time after the three-year term.

If Mr. Shattuck’s employment is terminated (a) as a result of his death or disability, (b) by Constellation without “cause” or by Mr. Shattuck with “good reason” or (c) after the first anniversary of completion of the merger, for any reason other than by Constellation for “cause,” any Constellation stock options that were granted on or after the date of completion of the merger will vest automatically. In addition, upon a termination of Mr. Shattuck’s employment (other than a termination by Constellation for “cause”), all Constellation stock options that are then vested (or then become vested) will remain outstanding for the remainder of their term. All outstanding equity awards (including options) will vest upon a subsequent change in control of Constellation to the same extent as equity awards held by Constellation’s Chief Executive Officer vest in such circumstance.

If Mr. Shattuck’s employment terminates for any reason following completion of the merger, the provisions in the Change in Control Agreement regarding gross-up payments for excise taxes applicable to payments subject to Section 280G of the Internal Revenue Code and compliance with Section 409A of the Internal Revenue Code, as described in “—Change in Control Severance Agreements” beginning on page 122, will remain applicable.

Under the terms of Mr. Shattuck’s employment agreement and his Change in Control Agreement, any future supplemental retirement benefits that Mr. Shattuck becomes entitled to receive pursuant to the terms of the

Constellation Supplemental Plans will be calculated based on (a) the level of his compensation at the date of the merger, (b) his age at termination of employment plus three years, and (c) using actuarial assumptions in effect at the time of termination of Mr. Shattuck’s employment or immediately prior to the merger, whichever are more favorable to Mr. Shattuck.

Senior Management Retention Program and Senior Management Severance Plan

Executives who are party to a Change in Control Agreement are not eligible to participate in either the Senior Management Retention Program or the Senior Management Severance Plan.

Senior Management Retention Program. To promote the retention of senior managers, Constellation has established the Senior Management Retention Program. Prior to completion of the merger, Constellation may provide for retention awards to employees, including executive officers, not in excess of $75 million in the aggregate. As of the date of this joint proxy statement/prospectus, no such retention awards have been granted to any executive officers.

Senior Management Severance Plan. Under the terms of the Senior Management Severance Plan, eligible employees whose service with Constellation is terminated without “cause” will be eligible to receive a minimum severance payment based on number of years of service, with a minimum payment of six months of base salary and average bonus, plus medical and dental continuation during the severance period and executive outplacement and educational assistance. Under the plan, an individual will be deemed terminated by Constellation if he or she is required to move more than 50 miles from his or her current office location. If the employment of each of the five executive officers of Constellation who are not party to a Change in Control Agreement were to be terminated (or deemed terminated) the aggregate amount of cash severance that would be payable to these executives under the Senior Management Severance Plan would be approximately $5,646,500.

Deferred Compensation Plan for Non-Employee Directors

Pursuant to the Constellation Deferred Compensation Plan for Non-Employee Directors, notwithstanding a director’s deferral elections or any other provision of the plan relating to distribution of deferred amounts, if a director’s board membership terminates for any reason within one year following a change in control, the director will be entitled to a lump-sum distribution of all amounts deferred under the plan within 30 days of termination of board membership. The completion of the merger will be a change in control under this plan. No determination has been made regarding which current board members will continue as board members of the combined company following the consummation of the merger. The current balance deferred under this plan as of May 30, 2006 is $4,735,000.

Pre-Closing Actions

Constellation has reserved the right, prior to completion of the merger, to take the following actions:

•	grant additional equity-based awards with respect to up to 5,100,000 shares of Constellation common stock (or equivalents thereof), prior to adjusting for the stock split, provided that such grants are made in the ordinary course of business consistent with past practice. Such options will not vest or be subject to cash-out or cancellation upon the completion of the merger;

•	increase compensation and benefits of directors, executive officers and employees in the ordinary course of business consistent with past practice; and

•	provide any employee who becomes subject to an excise tax as a result of Section 280G of the Internal Revenue Code with a gross-up payment such that he or she is placed in the same after tax position as if no excise tax had been imposed.

Indemnification and Insurance

Constellation has agreed pursuant to the merger agreement to continue to provide certain rights of indemnification to directors and officers of Constellation following the completion of the merger and to continue to provide directors and officers of Constellation directors’ and officers’ liability insurance following the completion of the merger. See “The Merger Agreement—Covenants—Indemnification and Insurance” beginning on page 140.

Beneficial Ownership of Constellation Common Stock by Constellation’s Directors and Executive Officers

For information regarding beneficial ownership of Constellation common stock by each current Constellation director and executive officer and all directors and executive officers as a group, see “Other Matters to be Considered at the Annual Meetings—Constellation Proposal 3: Election of Directors—Stock Ownership” beginning on page 172.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference. All stockholders of Constellation and shareholders of FPL Group are urged to read the merger agreement carefully and in its entirety.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Constellation or FPL Group. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings each of Constellation and FPL Group makes with the SEC, which are available without charge at www.sec.gov. See “Where You Can Find More Information” beginning on page 235.

The merger agreement contains representations and warranties Constellation and FPL Group made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Constellation and FPL Group and may be subject to important qualifications and limitations agreed by Constellation and FPL Group in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk between Constellation and FPL Group rather than establishing matters as facts.

General

The merger agreement provides for the merger of a newly-formed, wholly owned subsidiary of Constellation with and into FPL Group, with FPL Group continuing as the surviving corporation. As a result of the merger, FPL Group will become a wholly owned subsidiary of Constellation.

Closing Matters

Closing. Unless the parties agree otherwise, the closing of the merger will take place on the third business day after all closing conditions have been satisfied or waived (other than any condition that by its nature cannot be satisfied until the closing), unless the merger agreement has been terminated. See “—Conditions” below for a more complete description of the conditions that must be satisfied or waived prior to closing.

Completion of the Merger. As soon as practicable after the satisfaction or waiver of the conditions to the merger, Constellation and FPL Group will file articles of merger with the Department of State of the State of Florida in accordance with the relevant provisions of the Florida Business Corporation Act and make all other required filings or recordings. The merger will become effective when the articles of merger is filed or at such later time as Constellation and FPL Group agree and specify in the articles of merger.

We are working to complete the merger by the end of 2006. However, because completion of the merger is subject to the receipt of regulatory approvals and the satisfaction or waiver of other conditions, we cannot predict the actual timing of the completion of the merger.

Charter and By-laws. Constellation will amend and restate its charter and by-laws, with each amendment and restatement to be effective as of the effective time of the merger. See “—Post-Merger Governance and Management” beginning on page 146 for a description of the material terms and provisions of amended and restated charter of Constellation, which is the subject of the charter amendment proposal, and material terms and provisions of the amended and restated by-laws of Constellation.

Consideration to be Received Pursuant to the Merger; Stock Split

The merger agreement provides that, at the completion of the merger, each share of FPL Group common stock issued and outstanding immediately prior to the completion of the merger, but excluding shares of FPL Group common stock owned by Constellation or FPL Group, will be converted into one share of Constellation common stock and all outstanding options to purchase shares of FPL Group common stock granted under the FPL Group stock plans, all shares of FPL Group restricted stock granted under the FPL Group Stock Plans and all outstanding FPL Group other equity-based awards will be treated as described in the section entitled “—Covenants—Employee Matters” beginning on page 138.

Immediately prior to the completion of the merger, the Constellation common stock shall be divided such that each issued and outstanding share of Constellation common stock will be automatically converted into 1.444 fully paid and nonassessable shares of Constellation common stock. Constellation will not issue fractional shares resulting from the stock split. Accordingly, the total number of shares of Constellation common stock that each Constellation stockholder will receive pursuant to the stock split will be rounded down to the nearest whole number, and each Constellation stockholder will receive a cash payment for the remaining fraction of a share of Constellation common stock that he, she or it would otherwise receive, if any, based on the market value of Constellation common stock at the close of business on the last trading day before the closing date of the merger. Constellation does not intend to effect the stock split unless the merger will be completed. As a result of the merger, Constellation stockholders will continue to hold their shares of Constellation common stock, as adjusted by the stock split. Constellation will make appropriate adjustments of existing awards under its stock plans to reflect the stock split. Awards granted under Constellation’s stock plans will be treated as described in the section “—Additional Interests of Constellation’s Directors and Executive Officers in the Merger—Treatment of Outstanding Awards under Constellation’s Compensation Plans—Treatment of Long-Term Incentive Plan Awards” beginning on page 125.

Exchange of Certificates Pursuant to the Merger

Before the closing of the merger, Constellation will appoint a banking or financial institution mutually agreed to by Constellation and FPL Group as the exchange agent to effectuate the exchange of FPL Group stock certificates for certificates representing shares of Constellation common stock. As soon as reasonably practicable after the closing of the merger, the exchange agent will send a letter of transmittal to each former FPL Group shareholder who holds one or more stock certificates. The letter of transmittal will contain instructions explaining the procedure for surrendering FPL Group stock certificates. You should not return stock certificates with the enclosed proxy card.

FPL Group shareholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive a certificate representing that number of whole shares of Constellation common stock into which their shares of FPL Group common stock were converted pursuant to the merger.

After the merger, each certificate that previously represented shares of FPL Group common stock will only represent the right to receive:

•	certificates representing the shares of Constellation common stock into which those shares of FPL Group common stock have been converted; and

•	dividends or other distributions, if any, of Constellation common stock which FPL Group shareholders are entitled to under the terms of the merger agreement.

Constellation will not pay dividends declared with a record date after the completion of the merger to any holder of any FPL Group stock certificates until the holder surrenders the FPL Group stock certificates. However, once those certificates are surrendered, Constellation will pay to the holder, without interest, any dividends that have been declared and paid after the closing date of the merger on the shares into which those FPL Group shares have been converted, subject to the effect of applicable escheat or similar laws.

After the completion of the merger, FPL Group will not register any transfers of shares of FPL Group common stock.

Constellation stockholders will not exchange their stock certificates in connection with the merger. After the stock split is completed, Constellation will send holders of Constellation common stock prior to the effectiveness of the stock split the additional shares of Constellation common stock received as a result of the stock split (and/or cash in lieu of fractional shares resulting from the stock split).

Listing of Constellation Stock

Constellation has agreed to use its reasonable best efforts to cause the shares of Constellation common stock to be issued pursuant to the merger to be approved for listing on the NYSE, subject to official notice of issuance. Constellation’s symbol “CEG” will be used for the shares, assuming the listing application is approved. Approval for listing on the NYSE of the shares of Constellation common stock issuable to the FPL Group shareholders pursuant to the merger, subject only to official notice of issuance, is a condition to the obligations of Constellation and FPL Group to complete the merger. Constellation also has agreed to use its reasonable best efforts to cause the shares of Constellation common stock issuable upon the exercise of FPL Group stock options or otherwise under the FPL Group Stock Plans assumed by Constellation pursuant to the terms of the merger agreement to be approved for listing on the NYSE promptly after completion of the merger.

Covenants

We have each undertaken certain covenants in the merger agreement concerning the conduct of our respective businesses between the date the merger agreement was signed and the completion of the merger. The following summarizes the more significant of these covenants:

No Solicitation. Each of FPL Group and Constellation has agreed that it will not, and will not permit its respective officers, directors, employees, agents or representatives to:

•	solicit, initiate or knowingly encourage, including by way of furnishing information, any inquiries regarding, or the making of any proposal or offer which constitutes a “takeover proposal” of the type described below; or

•	enter into, continue or otherwise participate in any negotiations related to a takeover proposal.

Under the merger agreement, each of FPL Group and Constellation agreed to cease all existing activities, discussions or negotiations as of the date of the merger agreement with any parties with respect to a takeover proposal. Each party agreed to provide written notice to the other on receipt of any request for information by a person who is reasonably likely to make a takeover proposal or who has made a takeover proposal within 24 hours of receiving such request or proposal.

However, each of FPL Group and Constellation is permitted to participate in negotiations with, and furnish information with respect to itself to, a person making a takeover proposal, if:

•	the respective party’s stockholder meeting to vote on the approval of the merger agreement has not occurred;

•	the respective party’s board of directors concludes in good faith that (i) a takeover proposal that was not solicited by it is reasonably likely to result in the delivery of a “superior proposal” of the type described below, and (ii) the failure to participate in negotiation with and furnish information to a person making such a takeover proposal would be reasonably likely to result in a breach of the fiduciary obligations of such party’s board of directors; and

•

within 24 hours of making such conclusion and prior to furnishing any information to a person making a takeover proposal, it has provided written notice to the other party stating that it has received a takeover proposal and has made the conclusion described above and specifying the principal terms and conditions of the takeover proposal.

A “takeover proposal” means any bona fide inquiry, proposal or offer from any person relating to:

•	any direct or indirect acquisition or purchase of a business constituting 10% or more of the net revenues, net income or assets of the party and its subsidiaries or 10% or more of the voting power of the outstanding capital stock of the party or any of its material subsidiaries;

•	any tender offer or exchange offer that if completed would result in any person beneficially owning 10% or more of the voting power of the outstanding capital stock of the party or any of its material subsidiaries; or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party or any material subsidiary as a result of which a third party would acquire 10% or more of the voting securities of the party or any material subsidiary, other than the transactions contemplated by the merger agreement or transactions solely among wholly owned subsidiaries.

A “superior proposal” means any written takeover proposal (as defined above, provided however that 50% should be substituted for all references to 10% in the definition above) which the party’s board of directors determines in good faith (after consultation with a financial advisor of nationally-recognized reputation) to be more favorable to the party’s stockholders than the transactions contemplated by the merger agreement after taking into account, among other things, all financial considerations and aspects of the takeover proposal, all strategic considerations, all legal and regulatory considerations, the identity of the offeror, the conditions and likelihood of completion, the likelihood of the imposition of obligations in connection with obtaining necessary regulatory approval, any financing condition and the likelihood of financing occurring and the payment of any termination fee under the merger agreement.

Board of Directors’ Covenant to Recommend. The FPL Group board of directors has recommended that the FPL Group shareholders approve the merger agreement. Similarly, the Constellation board of directors has recommended that the Constellation stockholders approve the share issuance proposal and the charter amendment proposal.

Neither FPL Group nor Constellation may withdraw or modify its recommendation to its stockholders or approve or enter into any agreement (other than a confidentiality or standstill agreement permitted by the merger agreement) regarding any takeover proposal unless (i) it determines in good faith, after consulting with outside counsel, that failure to take such action would result in a breach of the fiduciary obligations of its board of directors and (ii) it has provided seven days prior written notice of its intent to make a change in its recommendations to the other party, and, if requested by the other party, negotiated in good faith with the other party during such seven-day period to avoid such a recommendation change.

Even if a party’s board of directors withdraws or modifies its recommendation to its stockholders in favor of the proposals related to the merger, the party is still required to submit the proposals relating to the merger agreement at the annual meeting of its stockholders for consideration, unless the merger agreement is otherwise terminated. See “—Termination of Merger Agreement” beginning on page 143 for a discussion of each party’s ability to terminate the merger agreement.

Restrictions on The Parties’ Business Pending Closing. In general, until either the completion of the merger or the termination of the merger agreement, each of Constellation and FPL Group and their respective subsidiaries are required to carry on their businesses in all material respects in the ordinary course and to use commercially reasonable efforts to preserve their business organizations substantially intact and maintain their existing relations with customers, suppliers, employees and other business associates. Each of Constellation and

FPL Group has also agreed that (except as contemplated by the merger agreement), without the prior written consent of the other party, it will not and will not permit any of its subsidiaries or other controlled entities to:

•	amend its certificate of incorporation or by-laws;

•	declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock (other than (i) the payment of regular quarterly dividends in accordance with past dividend practice, with agreed upon permitted increases for each of calendar years 2006 and 2007, (ii) the payment of dividends or making of distributions from direct or indirect wholly owned subsidiaries to their parent companies and (iii) the payment of dividends to the holders of preferred stock of their subsidiaries in accordance with the terms of the preferred stock in effect as of the date of the merger agreement);

•	split, combine or reclassify its outstanding shares of capital stock;

•	authorize any liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	except in connection with employee stock plans and in certain other defined circumstances, repurchase, redeem or otherwise acquire, or permit any subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

•	issue, deliver or sell any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock (other than (i) the issuance of shares of its common stock and its stock options and other equity-based awards pursuant to its stock plans in amounts previously disclosed to the other party, (ii) the issuance of shares pursuant to the exercise or vesting of stock options and other equity-based awards outstanding as of the date of the merger agreement, (iii) the issuance by any of its direct or indirect wholly owned subsidiaries of its capital stock to it or another of its wholly owned subsidiaries or (iv) in certain other defined circumstances);

•	acquire or agree to acquire any person or assets if the amount to be expended exceeds $400 million in total (which limit will be increased to $650 million if the closing shall not have occurred by December 31, 2006) or $250 million for any single transaction or if the transaction would be reasonably likely to delay the closing, except as disclosed to the other party and as contemplated by its capital expenditure plan;

•	make capital expenditures, other than (i) as disclosed to the other party, (ii) in accordance with the capital expenditure plan, (iii) as required by law or governmental authorities or incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident and (iv) other capital expenditures not in excess of $125 million in each of 2006 and 2007;

•	sell, lease or grant any security interest in or otherwise dispose of or encumber any of its assets or properties, other than (i) dispositions of obsolete equipment or equipment being replaced in the ordinary course, (ii) dispositions of utility assets mandated or approved by applicable local or state regulatory agencies, (iii) dispositions having an aggregate value of less than $150 million in each of 2006 and 2007, (iv) grants of liens in connection with project financings or (v) grants of liens by its operating utility in the ordinary course, in connection with the issuance of permitted debt;

•

incur any debt other than (i) short term borrowings (including under revolving credit facilities) that, with regard to FPL Group, are incurred in the ordinary course of business consistent with past practice and, with regard to Constellation, are incurred up to an aggregate principal amount not to exceed $300 million (such limit to be increased to $500 million if the completion of the merger shall not have occurred by December 31, 2006), (ii) letters of credit obtained in the ordinary course consistent with past practice and not reasonably likely to cause the parties’ credit rating to fall below investment grade, (iii) borrowings made in connection with the refunding of existing indebtedness or refinancing of capital stock or financing associated with any regulatory asset created by law or governmental order, (iv) borrowings to finance permitted capital expenditures or acquisitions, (v) continuation of existing guarantees or (vi) new guarantees entered into in the ordinary course consistent with past practice and not reasonably likely to cause the parties’ credit rating to fall below investment grade;

•	make any loans to any person other than a wholly owned subsidiary, other than loans that do not exceed $100 million in the aggregate;

•	fail to materially comply with its trading guidelines;

•	except as required by any collective bargaining agreement or any employee benefit plan or agreement in effect on the date of the merger agreement, as required by law or as previously disclosed to the other party, (A) enter into, adopt, amend or terminate any employee benefit plan or employee benefit agreement, or (B) except for increases in the ordinary course of business consistent with past practice, increase the compensation or benefits of any director, executive officer or other employee, or pay any benefit not required by any plan or agreement in effect as of the signing date of the merger agreement, provided that clauses (A) and (B) will not prevent Constellation and FPL Group from (i) entering into or making available to newly hired officers and employees or to officers and employees in the context of promotions, in the ordinary course of business consistent with past practice, plans, benefits, agreements and compensation arrangements, (ii) entering into or amending collective bargaining agreements regarding mandatory subjects of bargaining under applicable law, in a manner consistent with past practice to the extent permitted by law and (iii) selectively increasing the compensation of an employee to competitive levels on a defensive basis in an effort to retain such employee (provided that such employee is not an executive officer and has no involvement in any such compensation decision, it being understood that increases applicable to a broad group of employees are not included within the scope of this clause (iii));

•	consent to any material agreements or material modifications of existing agreements with any governmental authority except as required by law to renew permits or agreements in the ordinary course or to effect the completion of the merger to the extent it would have a material adverse effect;

•	make any changes to accounting methods that would materially affect its reported consolidated assets, liabilities or results of operations;

•	fail to maintain insurance in such amounts and against such risks as are customary for companies engaged in similar businesses; or

•	settle any claim relating to taxes or make any tax election, except as would not have a material adverse effect.

Reasonable Best Efforts Covenant. We have each agreed to cooperate with each other and to use our (and cause our respective subsidiaries to use) reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under the merger agreement and applicable laws to complete the merger and the other transactions contemplated by the merger agreement as soon as practicable, including obtaining as promptly as practicable all necessary regulatory approvals. Reasonable best efforts shall not require either of Constellation or FPL Group to sell any asset or agree to conduct business in a manner which would have a material adverse effect on either party or on Constellation and its prospective subsidiaries taken as a whole.

We also have agreed to take all action necessary to ensure that no state anti-takeover statutes or similar regulation is or becomes applicable to the merger and, if any state anti-takeover statute becomes applicable, to take all necessary actions to ensure that the merger and other provisions of the merger agreement be completed as soon as reasonably practicable and to minimize the effect of such statute on the merger.

Employee Matters. Prior to the merger occurring, FPL Group will adjust the terms of awards outstanding under the FPL Group Stock Plans or otherwise to provide that:

•	each outstanding FPL Group stock option granted under the FPL Group Stock Plans shall be converted automatically into an option to acquire, on the same terms and conditions, including vesting, a number of shares of Constellation common stock (subject to the prior effectiveness of the stock split) equal to the number of shares that were subject to the FPL Group stock option at an exercise price per share equal to the exercise price of the FPL Group stock option on the same terms and conditions, including vesting, as were applicable to the FPL Group stock option;

•	each share of FPL Group restricted stock shall be converted into one share of Constellation restricted stock (subject to the prior effectiveness of the stock split) on the same terms and conditions, including vesting, as were applicable to such share of FPL Group restricted stock; and

•	each FPL Group other equity-based award shall be converted into an award in respect of a number of shares of Constellation common stock (subject to the prior effectiveness of the stock split) equal to the number of shares that were subject to the FPL Group equity-based award on the same terms and conditions, including vesting, as were applicable to the FPL Group equity-based award.

At the time of the merger, Constellation will be deemed to have assumed all FPL Group Stock Plans and other equity-based awards and obligations. Constellation will take all necessary actions for the assumption, including the reservation, issuance, registration and listing of Constellation common stock in a number at least equal to the number of shares of Constellation common stock that will be subject to awards under the FPL Group Stock Plans.

Following the completion of the merger, Constellation will, and will cause its subsidiaries to, honor all obligations under any employee-related contracts, agreements and collective bargaining agreements of FPL Group and its subsidiaries that existed on December 18, 2005, the date of the merger agreement, and will continue to honor all obligations under any employee-related contracts, agreements and collective bargaining agreements of Constellation and its subsidiaries that existed on the date of the merger agreement.

As discussed under “—Additional Interests of Constellation’s Directors and Executive Officers in the Merger—Treatment of Outstanding Awards under Constellation’s Compensation Plans—Treatment of Long-Term Incentive Plan Awards” beginning on page 125, on the completion of the merger, Constellation employees will be granted replacement options for all options that they hold that were granted on or prior to the date of the merger agreement under Constellation’s 2002 Senior Management Long-Term Incentive Plan or the Executive Long-Term Incentive Plan and are cancelled in exchange for a cash payment on the completion of the merger.

Please also see the discussion under “—Additional Interests of FPL Group’s and Constellation’s Directors and Executive Officers in the Merger” beginning on page 115 for a description of the treatment of Constellation options, restricted stock, restricted units and performance units on the completion of the merger.

We agreed that, after the execution of the merger agreement, each of FPL Group and Constellation may implement retention plans for the benefit of employees of the relevant entity. FPL Group has implemented the retention plan discussed under “—Additional Interests of FPL Group’s Directors and Executive Officers in the Merger—FPL Group Retention Bonus Program” beginning on page 120. FPL Group may amend the FPL Group employee retention bonus program in any way, other than increasing the maximum dollar amount subject to the program. Constellation has implemented the retention and severance programs discussed in the sections “—Additional Interests of Constellation’s Directors and Executive Officers in the Merger—Treatment of Outstanding Awards under Constellation’s Compensation Plans—Constellation 2006 Long Term Incentive Award and Retention Program” beginning on page 128 and “—Additional Interests of Constellation’s Directors and Executive Officers in the Merger—Senior Management Retention Program and Senior Management Severance Plan” beginning on page 131. For a description of the amount of each executive officer’s potential retention bonus, see “—Additional Interests of FPL Group’s and Constellation’s Directors and Executive Officers in the Merger” beginning on page 115. Constellation and FPL Group have agreed to work together in good faith to establish retention programs or policies that are in the best interest of the combined company.

Indemnification and Insurance. To the fullest extent permitted by applicable law, Constellation has agreed that:

•	all rights to indemnification of former FPL Group and Constellation directors, officers, employees and fiduciaries under benefit plans for liabilities arising from their acts or omissions occurring prior to closing as provided under their respective certificates of incorporation or by-laws or other agreements in effect on the date of the merger agreement will survive the merger;

•	from and after the closing of the merger, directors, officers, employees and fiduciaries under benefit plans currently indemnified by FPL Group or its subsidiaries or by Constellation and its subsidiaries who obtain or retain such positions with Constellation will be entitled to the indemnity rights and protections offered to directors, officers, employees and fiduciaries under benefit plans of Constellation; and

•	for six years after the completion of the merger, Constellation will maintain FPL Group’s and Constellation’s existing officers’ and directors’ liability insurance covering acts or omissions occurring prior to the closing time of the merger in terms and in amounts no less favorable than those in effect on the date of the merger agreement.

Expenses. We have each agreed to pay our own costs and expenses incurred in connection with the merger and the merger agreement, with the exception that we will each pay 50% of any expenses (other than attorneys’ and accounting fees and expenses) incurred in printing, filing with the SEC and mailing the registration statement of which this joint proxy statement/prospectus forms a part and the filings of the premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (including filing fees). See “—Termination of the Merger Agreement—Termination Fees/Reimbursement of Expenses Payable by Constellation” beginning on page 144 and “—Termination of the Merger Agreement—Termination Fees/Reimbursement of Expenses Payable by FPL Group” beginning on page 145 for a description of the events that may result in one party being required to reimburse the other party for expenses in connection with the merger.

Election to Constellation Board of Directors. At or prior to the completion of the merger, Constellation will expand its board of directors to fifteen members. Immediately after the completion of the merger, nine of the directors will have been directors of FPL Group prior to the completion of the merger and six will have been Constellation directors prior to the completion of the merger. See “Post-Merger Governance and Management—Board of Directors of Constellation” beginning on page 147.

Other Covenants. The merger agreement contains certain other covenants, including covenants relating to public announcements and employee communications, access to information and tax matters.

Representations and Warranties

The merger agreement contains customary representations and warranties, generally qualified by material adverse effect, made by each of Constellation and FPL Group to the other as of specified dates. In certain cases the representations and warranties extend to cover the actions of Constellation and FPL Group joint ventures. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Constellation and FPL Group and may be subject to important qualifications and limitations agreed by Constellation and FPL Group in connection with negotiating its terms.

Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk between Constellation and FPL Group rather than establishing matters as facts.

The representations and warranties relate to:

•	corporate existence, qualification to conduct business and corporate standing and power;

•	capital structure;

•	corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•	absence of a breach of the certificate of incorporation, by-laws, law or material agreements as a result of the merger;

•	required approvals and consents as a result of the merger;

•	filings with the SEC and other governmental entities;

•	disclosure controls and procedures;

•	absence of certain changes or events;

•	legal proceedings

•	absence of undisclosed liabilities;

•	information supplied for use in this joint proxy statement/prospectus;

•	permits and compliance with laws;

•	tax matters;

•	employee benefit plans;

•	labor and employee matters;

•	environmental matters;

•	operation of nuclear power plants;

•	insurance;

•	energy trading;

•	required stockholder votes;

•	applicability of anti-takeover statutes;

•	payment of fees to finders or brokers in connection with the merger agreement; and

•	opinions of financial advisors.

The merger agreement also contains certain representations and warranties made solely by FPL Group with respect to the inapplicability of a rights agreement between FPL Group and Computershare Investment Services, LLC.

The merger agreement also contains certain representations and warranties made solely by Constellation with respect to its wholly owned merger subsidiary, including corporate authorization, absence of a breach of the certificate of incorporation or the by-laws, lack of prior business activities and capitalization.

As used in the merger agreement, the term “material adverse effect” means with respect to either Constellation or FPL Group, as applicable, any change, effect, event, occurrence or state of facts:

•	that is materially adverse to the business, assets, properties, financial condition or results of operations of such person and its subsidiaries taken as a whole (and of Constellation and its prospective subsidiaries taken as a whole in the case of references to a “material adverse effect on Constellation and its prospective subsidiaries”) other than any change, effect, occurrence or state of facts arising out of or resulting from:

•	general economic conditions in the United States or conditions of the financial or commodities markets in general, to the extent not disproportionately affecting the applicable person as compared to other similarly situated persons;

•	conditions generally affecting the industries or business segments in which the applicable person or any of its subsidiaries operates, to the extent not disproportionately affecting the applicable person as compared to other similarly situated persons;

•	the public announcement of the merger or the other transactions contemplated in the merger agreement, and

•	changes to GAAP; or

•	that prevents such person from performing its material obligations under the merger agreement or prevents completion of the transactions contemplated by the merger agreement.

The representations and warranties of the parties do not survive the completion of the merger.

Conditions

Our respective obligations to complete the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of the following conditions:

•	the receipt of the approval of the merger agreement by the FPL Group shareholders, and the receipt of the approval by the Constellation stockholders of the share issuance proposal and the charter amendment proposal;

•	the absence of any law, judgment, injunction or other order by a governmental entity that is in effect prohibiting completion of the merger and the absence of any proceeding by any governmental entity seeking such an order;

•	the SEC having declared effective the Constellation registration statement of which this joint proxy statement/prospectus forms a part;

•	the receipt of the approval for listing by the NYSE of the Constellation common stock to be issued pursuant to the merger, subject to official notice of issuance; and

•	the stock split having become effective.

In addition, individually, our respective obligations to effect the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of the following additional conditions:

•	the representations and warranties of the other party with respect to capital structure contained in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date of the merger in all material respects;

•	the representations and warranties of the other party being true and correct as of the date of the merger agreement and as of the closing date of the merger unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or exceptions) in respect of those representations and warranties, taking all the inaccuracies in respect of those representations and warranties together in their entirety, do not result in a material adverse effect on the other party, and would not reasonably be expected to materially decrease the long-term value of the other party and its subsidiaries taken as a whole;

•	the other party having performed in all material respects all obligations required to be performed and complied with by it under the merger agreement;

•	the receipt of an opinion of the party’s counsel which provides that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•

the receipt of the required statutory approvals of the other party, including the expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, without such approvals imposing terms or conditions that would reasonably be expected to (i) have a material adverse effect on either party or Constellation and its prospective subsidiaries and (ii) materially decrease the long-term value of either party or Constellation and its prospective subsidiaries taken as a whole;

•	since December 31, 2004 there has been no change, event or development that has or would reasonably be expected to have a material adverse effect on the other party and would reasonably be expected to materially decrease the long-term value of the other party and its subsidiaries taken as a whole; and

•	the receipt by each party of a certificate from an executive officer of the other party with respect to the satisfaction of certain of the closing conditions.

Termination of Merger Agreement

Right to Terminate. The merger agreement may be terminated at any time prior to the completion of the merger in any of the following ways:

•	by mutual written consent of Constellation and FPL Group;

•	by either Constellation or FPL Group:

•	if the merger has not been completed by December 31, 2006; provided that if all conditions to closing have been fulfilled or are capable of being fulfilled, other than receipt of the required statutory approvals and/or the absence of injunctions on or restraints to the completion of the merger, this date is automatically extended to June 30, 2007; provided, further, that a party may not terminate the merger agreement if the cause of the merger not being completed is that party’s failure to fulfill its obligations under the merger agreement;

•	if either the Constellation stockholders fail to approve the share issuance proposal or charter amendment proposal or the FPL Group shareholders fail to approve the merger agreement;

•	if any final and nonappealable order or injunction by any federal or state court of competent jurisdiction or applicable federal or state law that prevents the completion of the merger is in effect; provided that the party seeking to terminate the merger agreement has used its reasonable best efforts to prevent the entry of and to remove any such order, injunction or law; or

•	if any condition to the obligation of such party to complete the merger becomes incapable of satisfaction prior to the applicable termination date (whether initial or extended); provided that the failure of such condition to be capable of satisfaction is not the result of a material breach of the merger agreement by the party wishing to terminate.

•	by Constellation:

•	if there has been a breach or failure to perform in any material respect of any representation, warranty, covenant or other agreement made by FPL Group in the merger agreement, and the breach or failure to perform:

•	would result in the applicable closing condition to the merger not being satisfied; and

•	is not curable or, if curable, is not cured within 75 days after written notice is given by Constellation to FPL Group;

•	if the FPL Group board of directors withdraws or modifies, in a manner adverse to Constellation, its recommendation to shareholders regarding the merger or fails to reaffirm its recommendation to shareholders regarding the merger within 15 days of receipt of written request at any time when a takeover proposal for FPL Group has been made (with certain extensions to such time period in the case of amendments of the takeover proposal), provided that Constellation may not terminate if the FPL Group board of directors rescinds any recommendation adverse to Constellation regarding the merger or after FPL Group shareholder approval has been obtained.

•	by FPL Group:

•	if there has been a breach or failure to perform in any material respect of any representation, warranty, covenant or other agreement made by Constellation in the merger agreement, and the breach or failure to perform:

•	would result in the applicable closing condition to the merger not being satisfied; and

•	is not curable or, if curable, is not cured within 75 days after written notice is given by FPL Group to Constellation.

•	if the Constellation board of directors makes or modifies, in a manner adverse to FPL Group, its recommendation to stockholders regarding the merger or fails to reaffirm its recommendation to stockholders regarding the merger within 15 days of receipt of written request at any time when a takeover proposal for Constellation has been made (with certain extensions to such time period in the case of amendments of the takeover proposal), provided that FPL Group may not terminate if the Constellation board of directors rescinds any recommendation adverse to FPL Group regarding the merger or the Constellation stockholder approval has been obtained.

Termination Fees/Reimbursement of Expenses Payable by Constellation. Constellation will be required to (a) reimburse FPL Group for its fees and expenses in an aggregate amount not to exceed $40 million (subject to certain circumstances where the reimbursement limitation shall not apply) and/or (b) pay a termination fee of $425 million to FPL Group (provided that any termination fee payable will be reduced by the amount of any fees and expenses previously reimbursed and, if previously paid, the $100 million fee described below) in the event that:

•	following Constellation stockholder approval, a takeover proposal for Constellation is made known to the board of directors or any executive officer of Constellation or is publicly known and the merger agreement is terminated by either party because the merger has not been completed by the applicable termination date (whether initial or extended);

•	prior to or during a Constellation stockholder meeting, a takeover proposal for Constellation is disclosed and the merger agreement is terminated by either party because approval of the share issuance proposal or charter amendment proposal is not obtained; or

•	FPL Group terminates the merger agreement because the Constellation board of directors withdrew or modified, in a manner adverse to FPL Group, its recommendation to stockholders regarding the merger, and prior to the adverse stockholder recommendation, a takeover proposal for Constellation was known to the board of directors, executive officers or stockholders of Constellation or publicly known;

provided, however, that no such termination fee will become payable in the first instance unless prior to the 12 month anniversary of the termination of the merger agreement Constellation or any of its subsidiaries consummates or enters into an agreement to consummate the takeover proposal; or in the second or third instance unless prior to the 24 month anniversary of the termination of the merger agreement Constellation or any of its subsidiaries consummates or enters into an agreement to consummate the takeover proposal. Neither the $425 million termination fee described above nor the $100 million fee described below will become payable in the third instance if the Constellation recommendation that was adverse to FPL Group regarding the merger was primarily due to adverse conditions, events or actions of or relating to FPL Group that would result in a failure of a condition to Constellation’s obligations to complete the merger.

In addition, Constellation will pay FPL Group a fee of $100 million, promptly after Constellation stockholder approval is not obtained, in the event that, after a takeover proposal for Constellation is made known to the board of directors or executive officers of Constellation or is publicly known, the Constellation board of directors withdraws or modifies, in a manner adverse to FPL Group, its recommendation to stockholders regarding the merger and a Constellation stockholder meeting is held but Constellation stockholder approval of the share issuance proposal and charter amendment proposal is not obtained.

Termination Fees/Reimbursement of Expenses Payable by FPL Group. FPL Group will be required to (a) reimburse Constellation for its fees and expenses in an aggregate amount not to exceed $40 million (subject to certain circumstances where the reimbursement limitation shall not apply) and/or (b) pay a termination fee of $650 million to Constellation (provided that any termination fee payable will be reduced by the amount of any fees and expenses previously reimbursed and, if previously paid, the $100 million fee described below) in the event that:

•	following FPL Group shareholder approval, a takeover proposal for FPL Group is made known to the board of directors or any executive officers of FPL Group or is publicly known and the merger agreement is terminated by either party because the merger has not been completed by the applicable termination date (whether initial or extended);

•	prior to or during a FPL Group shareholder meeting, a takeover proposal for FPL Group is disclosed and the merger agreement is terminated by either party because FPL Group shareholder approval of the merger agreement is not obtained; or

•	Constellation terminates the merger agreement because the FPL Group board of directors withdrew or modified, in a manner adverse to Constellation, its recommendation to shareholders regarding the merger, and prior to the adverse shareholder recommendation, a takeover proposal for FPL Group was known to the board of directors, executive officers or shareholders of FPL Group or publicly known;

provided, however, that no such termination fee will become payable in the first instance unless prior to the 12 month anniversary of the termination of the merger agreement FPL Group or any of its subsidiaries consummates or enters into an agreement to consummate the takeover proposal; or in the second or third instance unless prior to the 24 month anniversary of the termination of the merger agreement FPL Group or any of its subsidiaries consummates or enters into an agreement to consummate the takeover proposal. Neither the $650 million termination fee described above nor the $100 million fee described below will become payable in the third instance if the FPL Group recommendation that was adverse to Constellation regarding the merger was primarily due to adverse conditions, events or actions of or relating to Constellation that would result in a failure of a condition to FPL Group’s obligations to complete the merger.

In addition, FPL Group will pay Constellation a fee of $100 million, promptly after FPL Group shareholder approval is not obtained, in the event that, after a takeover proposal for FPL Group is made known to the board of directors or executive officers of FPL Group or is publicly known, the FPL Group board of directors withdraws or modifies, in a manner adverse to Constellation, its recommendation to shareholders regarding the merger and a FPL Group shareholder meeting is held but FPL Group shareholder approval of the merger agreement is not obtained.

Amendments, Extensions and Waivers

Amendments. The merger agreement may be amended by the parties, except that any amendment after a stockholders’ meeting that by law requires approval by stockholders may not be made without such approval. All amendments to the merger agreement must be in writing signed by each party.

Extensions and Waivers. At any time prior to the completion of the merger, any party to the merger agreement may:

•	extend the time for the performance of any of the obligations or other acts of any other party;

•	waive any inaccuracies in the representations and warranties of any other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	subject to the restrictions described in the immediately preceding paragraph, waive compliance by any other party with any of the agreements or conditions contained in the merger agreement.

All extensions and waivers must be in writing and signed by the party against whom the extension or waiver is to be effective.

POST-MERGER GOVERNANCE AND MANAGEMENT

This section of the document describes the material governance and management arrangements that will apply to Constellation upon completion of the merger.

Amended and Restated Constellation Charter and By-laws

Constellation is proposing to amend and restate its charter and by-laws to effect various terms of the merger, as described in this joint proxy statement/prospectus, including those elements discussed in this section of the joint proxy statement/prospectus that describes the governance and management arrangements that will apply to Constellation upon completion of the merger. You should read the complete text of the amended and restated charter and, when they become available, by-laws of Constellation, substantially in the form to become effective upon completion of the merger, which are attached as Annex F and Annex G to this joint proxy statement/prospectus, respectively, in conjunction with this summary. The form of amended and restated charter of Constellation that is attached as an annex to this joint proxy statement/prospectus is substantially similar to the form of such document attached as an exhibit to the merger agreement. Constellation and FPL Group are currently discussing a number of provisions of the amended and restated by-laws of Constellation to become effective upon completion of the merger. The complete text of the amended and restated by-laws of Constellation, substantially in the form to become effective upon completion of the merger, will be attached as Annex G to this joint proxy statement/prospectus by amendment. We urge you to read the full text of the proposed amended and restated charter and, when they become available, by-laws of Constellation because they are the legal documents that will govern Constellation upon the completion of the merger. See “Certain Legal Information—Comparison of Stockholders’ Rights” beginning on page 219 for a further discussion of the amended and restated charter and by-laws of Constellation to be effective upon the completion of the merger.

The amendments contemplated by the amended and restated charter of Constellation to be effective upon the completion of the merger, will, among other amendments:

•	add 700 Universe Boulevard, Juno Beach, Florida 33408 as the address of Constellation’s additional principal office;

•	provide that the minimum size of the Constellation board of directors shall be increased from no less than three members to consist of no less than seven members;

•	provide that, as of the closing date of the merger and until at least the second anniversary of the closing date of the merger, any vacancy on the Constellation board of directors that results from any cause other than an increase in the number of directors will be filled pursuant to Section 11(c)(i) of Article III of the by-laws of Constellation in effect at the closing date of the merger;

•	increase the number of authorized shares of common stock to 1.2 billion;

•	increase the number of authorized shares of preferred stock to 125 million;

•	provide that each share of common stock shall have one vote, and, except as otherwise provided in respect of any class of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the common stock;

•	provide that shares of common stock shall not have cumulative voting rights;

•	provide that dividends may be paid ratably on the common stock at such time and in such amounts as the Constellation board of directors may deem advisable;

•	provide that in the event of any liquidation, dissolution or winding up of Constellation, whether voluntary or involuntary, the holders of the common stock shall be entitled, together with the holders of any other class of stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of Constellation, to share ratably in the net assets of Constellation remaining, after payment or provision for payment of the debts and other liabilities of Constellation and the amount to which the holders of any class of stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of Constellation shall be entitled; and

•	provide that the Constellation board of directors may classify and reclassify any unissued shares of Constellation stock (whether or not such shares have been previously classified or reclassified) by setting or changing in any one or more respects, from time to time before issuance of such shares, the class and series designations of shares of capital stock or setting or changing the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares.

Constellation stockholders may vote on each of the individual amendments contemplated by the amended and restated Constellation charter separately or on all of the amendments collectively. Under the merger agreement, completion of the merger is subject to the satisfaction (or, if legally permitted, waiver) of specified closing conditions. Approval by the Constellation stockholders of the amended and restated Constellation charter is one of those conditions. Constellation and FPL Group may not waive the requirement for Constellation stockholders to approve the charter amendment to increase the number of authorized shares of Constellation common stock.

Constellation does not intend to amend and restate the Constellation charter unless the merger will be completed (even if the Constellation stockholders have approved the charter amendment proposal).

Corporate Offices

The Constellation by-laws to be effective at the completion of the merger will provide that the combined company will maintain dual headquarters in Juno Beach, Florida and Baltimore, Maryland through the fifth anniversary of the completion of the merger. The affirmative vote of 90% of the members of the entire board of directors (rounded up to the nearest whole number) will be required to change this provision at any time prior to the fifth anniversary of the completion of the merger.

Board of Directors of Constellation

The Constellation by-laws to be effective at the completion of the merger will provide that the board of directors of the combined company will be comprised of 15 directors upon completion of the merger to be comprised of:

•	9 directors chosen by FPL Group prior to the merger; and

•	6 directors chosen by Constellation prior to the merger.

The 9 directors chosen by FPL Group will become “FPL Group Designated Directors” and will consist of eight non-executive directors and the current chief executive officer of FPL Group. “FPL Group Designated Director” means (i) any person serving as a director of FPL Group who becomes a director of Constellation upon completion of the merger or (ii) any person designated by a majority of the remaining FPL Group Designated Directors to fill a vacancy caused by the departure of a director of the type described in clause (i) of this sentence.

The 6 directors chosen by Constellation will become “Constellation Designated Directors” and will consist of five non-executive directors and the current chief executive officer of Constellation. “Constellation Designated Director” means (i) any person who continues as a director of Constellation upon completion of the merger or (ii) any person designated by a majority of the remaining Constellation Designated Directors to fill a vacancy caused by the departure of a director of the type described in clause (i) of this sentence.

The Constellation by-laws will provide that, until the second anniversary of the merger, the board of directors will take all necessary action to ensure that (i) any vacancy of a position held by a Constellation Designated Director will be filled by a person designated by a majority of the remaining Constellation Designated Directors and (ii) any vacancy of a position held by a FPL Group Designated Director will be filled by a person designated by a majority of the remaining FPL Group Designated Directors.

The Constellation by-laws will provide that, until the second anniversary of the merger, any vote by the board of directors to alter the provisions set forth above will require the affirmative vote of at least 70% of the members of the board of directors (rounded up to the nearest whole number).

Upon completion of the merger, the board of directors of Constellation will be unclassified and each director will be required to stand for election at each annual meeting.

Effective upon completion of the merger, Mayo A. Shattuck III will serve as Chairman of the Board of Directors as a Constellation Designated Director and Lewis Hay, III will serve as a member of the board of directors as a FPL Designated Director.

Nomination of Director Candidates; Removal of Directors

Nomination of Constellation Directors

The Constellation by-laws to be effective at the completion of the merger will provide that, until the second anniversary of the merger, with respect to each election of directors by stockholders, the board of directors will nominate for election to each position previously held by a Constellation Designated Director, a person designated by a majority of the remaining Constellation Designated Directors, and, for each position previously held by a FPL Group Designated Director, a person designated by a majority of the remaining FPL Group Designated Directors. The Constellation by-laws will provide that, until the second anniversary of the merger, any vote by the board of directors to alter this provision will require the affirmative vote of at least 70% of the members of the board of directors (rounded up to the nearest whole number).

Removal of Constellation Directors

The amended and restated Constellation charter to be effective as of the completion of the merger will provide that any director may be removed at any time but only for cause and only by the affirmative vote of the holders of a majority of the total votes entitled to be cast by the holders of all classes of stock of Constellation entitled to vote at an election of directors, voting together as a single class, subject to the rights of any holders of any class entitled to separately elect one or more directors.

Other Board of Directors Matters

Meetings of the Board of Directors

The Constellation by-laws to be effective at the completion of the merger will provide that through at least the end of the calendar year in which the fifth anniversary of the merger occurs at least two board meetings each calendar year shall be held in each of Baltimore, Maryland and Juno Beach, Florida (or in the general vicinity of each city). If the merger occurs after June 30 in any calendar year, this requirement shall not apply for such calendar year, except that if there are two or more board meetings in the remainder of such calendar year, one board meeting will be required to be held in each of Baltimore, Maryland and Juno Beach, Florida (or in the general vicinity of each city). Until the fifth anniversary of the merger, this provision of the Constellation by-laws may only be amended by the affirmative vote of 90% of the members of the entire board of directors (rounded up to the nearest whole number).

Committees of the Board of Directors

The Constellation by-laws to be effective at the completion of the merger will provide that the board of directors may appoint from among its members one or more committees as it may, from time to time, deem advisable.

At the effective time of the merger, the board of directors shall appoint an audit committee, a compensation committee, a finance and investment committee, a governance and nominating committee and a nuclear power committee. Until the second anniversary of the merger, a FPL Group Designated Director will chair each of the audit, finance and investment and governance and nominating committees and a Constellation Designated Director will chair each of the compensation and nuclear power committees of the board of directors. During this time, the representation of FPL Group Designated Directors and Constellation Designated Directors on each committee of the board of directors will be in proportion to their relative representation on the entire board of directors. Until at least the second anniversary of the merger, there will be no executive committee of the board of directors.

The Constellation by-laws will provide that, until the second anniversary of the merger, any vote by the board of directors to alter the provision set forth above will require the affirmative vote of at least 70% of the members of the board of directors (rounded up to the nearest whole number).

The chair of the governance and nominating committee of the board of directors will serve as the board of directors’ presiding director until at least the second anniversary of the merger.

Stockholder Nominations of Directors and Other Stockholder Proposals

The Constellation by-laws to be effective at the completion of the merger will provide that a stockholder may nominate persons to stand for election to the board of directors at an annual meeting of stockholders and may propose other proper business to be considered by the stockholders at an annual meeting of stockholders. In each case, stockholders must comply with the following procedures, among other things, prior to making nominations or proposing business:

•	The stockholder must give notice of the nomination or business to be considered to the secretary of Constellation not less than 90 nor more than 120 days prior to the first anniversary of the date on which notice of the preceding year’s annual meeting was given to stockholders.

•	The notice must set forth:

•	as to each director nominee, all information that is required to be disclosed in a proxy solicitation for election of directors under applicable law, including a written consent from the nominee to serve as a director if elected;

•	as to any business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting the business at the meeting and any material interest in such business of the stockholder; and

•	as to the stockholder giving the notice, (1) name and address of the stockholder on Constellation’s books, (2) the class and number of shares beneficially owned.

Officers of Constellation

Constellation and FPL Group have agreed that certain officers of Constellation and FPL Group will continue as or become officers of Constellation upon completion of the merger. See “—Additional Interests of FPL Group’s and Constellation’s Directors and Executive Officers in the Merger—Positions with the Combined Company” beginning on page 115 for a further discussion of arrangements regarding these officers.

Appointment and Removal of Officers

The Constellation by-laws to be effective at the completion of the merger will provide that the officers shall be chosen by the board of directors. The board of directors may authorize the chief executive officer to designate and appoint other officers. Officers shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board of directors. Officers shall hold office until their successors are elected and qualified or appointed, or until their earlier resignation or removal. Any officer may be removed by a majority of the board of directors or, if appointed by the Chief Executive Officer, by the Chief Executive Officer. Any vacancy occurring in any office shall be filled by the board of directors or by the Chief Executive Officer if authorized to do so by the board of directors.

With regard to the chief executive officer, the Constellation by-laws will provide that until at least the third anniversary of the merger, Lewis Hay, III will serve in that capacity and report directly to the board of directors. During that time, Mr. Hay will be the only officer reporting directly to the board of directors and all other officers and executives will report, directly or indirectly, to Mr. Hay. Until the third anniversary of the merger, the affirmative vote of 70% of the board of directors (excluding Mr. Hay and Mr. Shattuck) will be required to remove Mr. Hay from the position of chief executive officer or to amend Mr. Hay’s employment agreement. See “—Additional Interests of FPL Group’s and Constellation’s Directors and Executive Officers in the Merger” beginning on page 115 for a further discussion of the arrangements with Messrs. Hay and Shattuck.

CONSTELLATION ENERGY GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The Unaudited Pro Forma Condensed Combined Financial Statements have been prepared to reflect the merger of FPL Group and Constellation. Although Constellation will be issuing shares of Constellation common stock to FPL Group shareholders to effect the merger, the merger will be accounted for as a reverse acquisition under the purchase method of accounting. Under the purchase method of accounting, FPL Group will be treated as the accounting acquiror and Constellation will be treated as the “acquired” company for financial reporting purposes because, upon completion of the merger, the FPL Group shareholders prior to the merger will have a majority of the voting interest in the combined company and a majority of the initial board of directors of the combined company will be designated by FPL Group. Under the terms of the merger agreement, immediately prior to the completion of the merger, Constellation will effect a stock split pursuant to which each share of Constellation common stock will be converted into 1.444 shares of Constellation common stock. Upon the completion of the merger, each share of FPL Group common stock outstanding immediately prior to the merger will be exchanged for one share of Constellation common stock, and FPL Group will be a wholly owned subsidiary of Constellation. Completion of the merger is subject to obtaining certain required consents and approvals and at this time we cannot predict the likelihood and the actual timing of receipt of these approvals and closing of the merger.

The Unaudited Pro Forma Condensed Combined Financial Statements combine amounts from the historical consolidated financial statements of FPL Group and Constellation and include pro forma adjustments that reflect the fair values of Constellation’s assets and liabilities as of March 31, 2006. These adjustments give effect to the merger as if it had occurred:

•	on January 1, 2005 in the Unaudited Pro Forma Condensed Combined Statements of Income for the year ended December 31, 2005 and for the three months ended March 31, 2006; and

•	on March 31, 2006 in the Unaudited Pro Forma Condensed Combined Balance Sheet as of that date.

You should read these Unaudited Pro Forma Condensed Combined Financial Statements in conjunction with the:

•	accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

•	separate unaudited historical financial statements of FPL Group as of and for the three months ended March 31, 2006, included in the FPL Group Quarterly Report on Form 10-Q for the three months ended March 31, 2006, which is incorporated by reference into this joint proxy statement/prospectus;

•	separate historical financial statements of FPL Group as of and for the year ended December 31, 2005 included in the FPL Group 2005 Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference into this joint proxy statement/prospectus;

•	separate unaudited historical financial statements of Constellation as of and for the three months ended March 31, 2006, included in the Constellation Quarterly Report on Form 10-Q for the three months ended March 31, 2006, which is incorporated by reference into this joint proxy statement/prospectus; and

•	separate historical financial statements of Constellation as of and for the year ended December 31, 2005 included in the Constellation 2005 Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference into this joint proxy statement/prospectus.

The historical financial information of FPL Group and Constellation as of and for the three months ended March 31, 2006 reflected in the Unaudited Pro Forma Condensed Combined Financial Statements is unaudited. The historical financial information of each of FPL Group and Constellation for the year ended December 31, 2005 in the Unaudited Pro Forma Condensed Combined Financial Statements is derived from the audited financial statements of FPL Group and Constellation, respectively, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The Unaudited Pro Forma Condensed Combined Financial Statements are provided for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed at the dates indicated. In addition, the Unaudited Pro Forma Condensed Combined Financial Statements do not project the future financial position or operating results of the combined company.

The Unaudited Pro Forma Condensed Combined Financial Statements were prepared using the purchase method of accounting. Accordingly, we have adjusted the historical consolidated financial information to give effect to the impact of the consideration deemed to be issued in connection with the merger. In the Unaudited Pro Forma Condensed Combined Balance Sheet, FPL Group’s deemed expected cost to acquire Constellation has been allocated to the assets deemed to be acquired and liabilities deemed to be assumed based upon management’s preliminary estimate of their respective fair values. The difference between the fair value of the consideration deemed to be issued and the fair value of the assets and liabilities deemed to be acquired or assumed will be recorded as goodwill. Definitive allocations will be performed and finalized based upon certain valuations and other studies that will be performed by management with the assistance of outside valuation specialists as of the closing date of the merger. Accordingly, the pro forma purchase allocation adjustments are preliminary, have been made solely for the purpose of providing unaudited pro forma condensed combined financial information, and are subject to revision based on a final determination of fair value as of the closing of the merger. Additionally, management’s preliminary internal valuation includes estimates and assumptions about numerous factors, including, but not limited to, forward prices for power, fuels and emissions allowances, and the level of interest rates. These factors have exhibited significant volatility in the past, and changes in one or more of these factors prior to closing of the merger could have a significant effect on the final determinations of fair value. As a result, the final determinations of fair value may differ materially from those estimates presented in the Unaudited Pro Forma Condensed Combined Financial Statements.

The Unaudited Pro Forma Condensed Combined Statements of Income also include certain purchase accounting adjustments reflecting items expected to have a continuing impact on the combined results, such as increased revenues, fuel and purchased energy expenses and depreciation and amortization expense on acquired tangible and intangible assets and liabilities. The final purchase price allocation may result in changes in these items or the identification and recording of additional intangible assets and liabilities that are subject to amortization that are not yet reflected in these Unaudited Pro Forma Condensed Combined Financial Statements. The impact of changes in revenues, fuel and purchased energy expenses, and depreciation and amortization, as well as the amortization of any additional intangibles, may materially impact future earnings of the combined company.

The purchase method of accounting applied to the merger is based on currently effective accounting guidance. On June 30, 2005, the Financial Accounting Standards Board issued an exposure draft proposing changes to the rules governing the application of purchase accounting. Based on the proposed timing for issuance of a final standard in the second quarter of 2007, we do not currently anticipate that any significant changes to the rules governing purchase accounting will be effective prior to the anticipated completion of the merger. However, we are unable to predict if changes to the rules governing the application of purchase accounting will actually occur, or when any such changes would become effective, or the impact that applying such changes would have on the Unaudited Pro Forma Condensed Combined Financial Statements.

The Unaudited Pro Forma Condensed Combined Statements of Income do not include the impacts of any revenue, cost or other operating synergies that may result from the merger. In addition, the Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the impact of financing, liquidity, or other working capital activity that may be undertaken in connection with or subsequent to the merger.

As discussed in Note (h) to the Unaudited Pro Forma Condensed Combined Statements of Income and Note (q) to the Unaudited Pro Forma Condensed Combined Balance Sheet, the effects of transactions between FPL Group and Constellation included in each company’s historical financial statements have been eliminated. The Unaudited Pro Forma Condensed Combined Statements of Income do not reflect the one-time gain or loss that will be recorded by FPL Group to record the effective settlement of preexisting contracts between FPL Group and Constellation at the acquisition date (see balance sheet Note (p)). If the merger had occurred on March 31, 2006, FPL Group would have recorded a pre-tax loss of approximately $31 million on the preexisting contracts not reflected on the balance sheet of FPL Group.

Except as discussed in Note (j) to the Unaudited Pro Forma Condensed Combined Balance Sheet, the Unaudited Pro Forma Condensed Combined Financial Statements do not reflect any nonrecurring charges related to the merger. Nonrecurring charges related to mergers typically consist of restructuring or exit costs that are expected to result from the merger. Such nonrecurring charges related to the merger incurred by Constellation may be recognized in the opening balance sheet if certain criteria are met. Direct, incremental third party transaction costs incurred by FPL Group will be allocated to the assets deemed acquired and liabilities deemed assumed in the merger. All other merger-related costs related to FPL Group and Constellation will be expensed as incurred. At this time, the status of integration plans and merger-related costs, except as discussed in Note (j) to the Unaudited Pro Forma Condensed Combined Balance Sheet, is too uncertain to include the anticipated effects of such plans and costs in the pro forma financial statements.

Except as discussed in Note (d) to the Unaudited Pro Forma Condensed Combined Statements of Income, the Unaudited Pro Forma Condensed Combined Financial Statements do not reflect any adjustments to conform Constellation’s accounting policies to FPL Group’s accounting policies. FPL Group and Constellation will continue to evaluate the need to conform accounting policies and upon completion of the merger, Constellation’s accounting policies and financial statements may be revised to conform Constellation’s policies and classifications to those of FPL Group. The impact of these changes on the consolidated results of operations of the combined company may be material.

Constellation’s regulated operations are comprised of BGE’s electric transmission and electric and gas distribution operations. These portions of BGE’s operations are subject to the rate-setting authority of the MPSC and FERC and are accounted for pursuant to SFAS No. 71, Accounting for the Effects of Certain Types of Regulation. The Unaudited Pro Forma Condensed Combined Financial Statements have been prepared on a basis assuming that the merger will not have any impact on the determination of utility service rates for BGE’s regulated operations. However, any change in the rate-setting practices of the MPSC or FERC could have a material effect on Constellation’s financial statements. The rate-setting and cost recovery provisions currently in place for BGE’s regulated operations provide revenues derived from cost, including a return on investment for assets and liabilities included in rate base, except for certain assets and liabilities discussed below. Thus, the fair values of BGE’s individual tangible and intangible assets and liabilities, including debt securities, subject to these rate-setting provisions approximate their carrying values, and the Unaudited Pro Forma Condensed Combined Financial Statements do not reflect any pro forma adjustments related to these amounts. BGE also has certain assets and liabilities for which amortization is recovered in regulated utility service rates but which do not earn a regulated return on investment. Because these assets and liabilities do not earn a regulated return on investment, the Unaudited Pro Forma Condensed Combined Financial Statements include pro forma adjustments to reflect these amounts at their estimated fair value.

The most significant pro forma adjustments include adjustments to reflect at fair value Constellation’s nonregulated property, plant and equipment—power generating assets and energy contracts. The most significant estimates that affect the fair values of these assets and liabilities as well as the magnitude of these adjustments are market prices for energy commodities, which are subject to extreme volatility over time. The effect of changes in energy market prices on the value of these assets and liabilities is interrelated and offsetting: the value of power generating assets is affected by the estimated cash flows that potentially could be realized from selling the power plants’ output in the market and generally increases when power prices increase; alternatively, the value of energy contracts reflects commitments to sell power at specified prices that fix cash flows and generally decreases as power prices increase because of reduced opportunities to obtain the benefit of higher prices. Thus, increases in energy market prices have resulted in substantial and somewhat offsetting increases in the amounts under the associated captions in the Unaudited Pro Forma Condensed Combined Balance Sheet, which are summarized as follows:

	Pro Forma Balance Sheet Footnote Reference		Adjustment to Reflect Fair Value
			(in millions)
Nonregulated Property, Plant and Equipment–power generating assets	(d	)	$3,070
Energy contract liabilities
Current	(n	)	(336)
Noncurrent	(n	)	(1,987)

Net adjustment to reflect fair value of nonregulated property, plant and equipment–power generating assets and energy contracts			$747

The actual adjustments to reflect the fair value of these assets and liabilities at closing will depend upon many factors, including the level of market prices for energy commodities and the composition of Constellation’s contract portfolio at that time. The magnitude of the actual adjustments, as well as the relationship between the adjustments, likely will differ from the amounts summarized above, and such differences could be material. Additionally, the changes in the amounts reported in these balance sheet captions will be amortized into earnings over different periods in the future. Generally, nonregulated property, plant and equipment-power generating assets will be amortized over the plants’ lives, which approximates 27 years, while derivative and unamortized energy contract liabilities will be amortized over the contracts’ remaining terms, which are substantially less than the plants’ remaining lives.

The table below summarizes certain of the pro forma adjustments affecting the Unaudited Pro Forma Condensed Combined Financial Statements, including the adjustments to nonregulated property, plant and equipment and energy contracts, as described above. As previously discussed, actual purchase price adjustments will be based on fair values at closing and could vary significantly due to various factors, including but not limited to, changes in the composition of Constellation’s assets and liabilities, market prices for energy and interest rates prior to completion of the merger. You should read this table along with the Notes to the Unaudited Pro Forma Condensed Combined Financial Statements and Constellation’s Quarterly Report on Form 10-Q for the three months ended March 31, 2006 and Annual Report on Form 10-K for the year ended December 31, 2005, both of which are incorporated by reference into this joint proxy statement/prospectus.

Balance Sheet Caption	Difference in Value as a Result of Purchase Accounting	Pro Forma Balance Sheet Footnote Reference	Pro Forma Income Statement Impact of Purchase Accounting Adjustments	Pro Forma Income Statement Footnote Reference
Inventories—Emission Allowances and Fuel Stocks	• Increase in asset	(c)	• Increased fuel expense	(b)

Nonregulated Property, Plant and Equipment	• Increase in asset	(d)	• Increased depreciation expense	(f)

Nuclear Fuel	• Increase in asset	(g)	• Increased fuel expenses	(b)

Nonregulated Debt	• Increase in liability	(k)	• Decreased interest expense	(g)

Asset Retirement Obligations	• Increase in liability	(l)	• Increased accretion expense	(f)

Pension & Post-Retirement Benefit Obligations	• Increase in liability • Elimination of minimum pension liability intangible asset	(m)	• Decreased benefit expense due to the balance sheet recognition of previously unrecognized actuarial gains/losses and prior service costs related to recognition of a liability for fair value	(c)

Energy Purchases and Sales, Gas Storage/Transport and Fuel Contracts—Mark-to-Market Assets and Liabilities	• Increase in net assets to eliminate valuation allowance for origination gains	(n)	• Decreased operating revenues	(b)

Energy Purchases and Sales, Gas Storage/Transport and Fuel Contracts—Risk Management Assets and Liabilities	• No change to asset/liability value • Elimination of Accumulated Other Comprehensive Loss as part of stockholder equity adjustment to Constellation	(n)	• Increased future revenues based on the elimination of the net loss on cash flow hedges in Accumulated Other Comprehensive Loss	(b)

Energy Purchases and Sales, Gas Storage/Transport and Fuel Contracts—Accrual and Derivative Contracts Qualifying for the Normal Purchase Normal Sale Exception under SFAS 133	• Increase in net liability (Pro forma adjustment shown as a net liability for presentation purposes)	(n)	• Increased future revenues due to repricing of contracts at current market value. Liability amortizes into earnings based on cash flows of the contracts	(b)

CONSTELLATION ENERGY GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

THREE MONTHS ENDED MARCH 31, 2006

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	FPL Group (As Reported) (a)	Constellation (As Reported) (a)	Pro Forma Adjustments		Pro Forma Combined
Operating Revenues	$3,584	$4,897	$97	(b)	$8,474
			(104	) (h)
Expenses
Fuel and purchased energy expenses	2,053	3,924	36	(b)	5,969
			(44	) (h)
Operating expenses	777	600	(13	) (c)	1,357
			(7	) (e)
Depreciation, depletion, amortization and accretion expenses	286	151	34	(f)	471

Total expenses	3,116	4,675	6		7,797

Income (Loss) from Operations	468	222	(13)		677
Other Income, net	24	14	—		38
Fixed Charges
Interest expense, net	169	74	(3	) (g)	240
BGE preference stock dividends	—	3	—		3

Total fixed charges	169	77	(3)		243

Income (Loss) from Continuing Operations Before Income Taxes	323	159	(10)		472
Income Tax Expense (Benefit)	75	46	(4	)(i)	117

Income (Loss) from Continuing Operations	$248	$113	$(6)		$355

Common Stock Data
Weighted-average shares outstanding
Basic	389	179			647	(j)
Diluted	393	180			653	(j)
Earnings per share from continuing operations
Basic	$0.64	$0.63			$0.55
Diluted	$0.63	$0.63			$0.54

See accompanying Notes to Unaudited Pro Forma Condensed Combined Statements of Income, which are an integral part of these statements.

CONSTELLATION ENERGY GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2005

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	FPL Group (As Reported) (a)	Constellation (As Reported) (a)	Pro Forma Adjustments		Pro Forma Combined
Operating Revenues	$11,846	$17,132	$336	(b)	$29,046
			(268	) (h)
Expenses
Fuel and purchased energy expenses	6,171	13,247	120	(b)	19,203
			(335	) (h)
Operating expenses	2,926	2,223	(21	) (c)	5,123
			12	(d)
			(17	) (e)
Depreciation, depletion, amortization and accretion expenses	1,285	604	124	(f)	2,013

Total expenses	10,382	16,074	(117)		26,339

Income from Operations	1,464	1,058	185		2,707
Other Income, net	286	63	—		349
Fixed Charges
Interest expense, net	593	297	(11	) (g)	879
BGE preference stock dividends	—	13	—		13

Total fixed charges	593	310	(11)		892

Income from Continuing Operations Before Income Taxes	1,157	811	196		2,164
Income Tax Expense	272	204	78	(i)	554

Income from Continuing Operations	$885	$607	$118		$1,610

Common Stock Data
Weighted-average shares outstanding
Basic	380	178			637	(j)
Diluted	386	180			646	(j)
Earnings per share from continuing operations
Basic	$2.33	$3.42			$2.53
Diluted	$2.29	$3.38			$2.49

See accompanying Notes to Unaudited Pro Forma Condensed Combined Statements of Income, which are an integral part of these statements.

CONSTELLATION ENERGY GROUP, INC.

Notes to Unaudited Pro Forma Condensed

Combined Statements of Income

(a)	Historical Presentation—Certain reclassifications have been made to the historical presentation of FPL Group’s and Constellation’s financial statements in order to conform to the presentation used in the Unaudited Pro Forma Condensed Combined Statements of Income. These adjustments had no impact on the historical income from continuing operations.

(b)	Operating Revenues, Fuel and Purchased Energy Expenses—Represents the pro forma adjustments required to reflect the net incremental operating revenue, net incremental fuel and emission allowance expenses and net incremental gas storage expenses resulting from: (1) the amortization of the fair value adjustments related to certain of Constellation’s derivative and nonderivative energy purchases and sales, gas storage, fuel contracts, and gas transport contracts (see balance sheet Note (n)), (2) the amortization of the nuclear fuel adjustment to fair value (see balance sheet Note (g)), and (3) the adjustment of emission allowances to fair value, which increases the expense recognition of emission allowances consumed (see balance sheet Note (c)). Nuclear fuel and emission allowances are amortized on a units-of-production basis, while the energy contracts are being amortized over the remaining lives of the underlying contracts.

(c)	Operating Expenses-Pensions and Post-Retirement Benefits—Represents the pro forma adjustment required to reflect a decrease in net periodic pension and post-retirement benefit expense. The decrease is primarily a result of the elimination of the amortization of deferred gains and losses, unrecognized prior service costs and transition obligation due to the recording of the previously unrecognized portion of Constellation’s pension and/or post-retirement benefit obligations (see balance sheet Note (m)).

(d)	Operating Expenses-Stock-Based Compensation—Represents the pro forma adjustment required to reflect the application of SFAS No. 123R, Share-Based Payment, as if both companies adopted this accounting standard effective January 1, 2005. On a stand-alone basis, FPL Group adopted SFAS No. 123, Accounting for Stock-Based Compensation, on January 1, 2004 and SFAS No. 123R on January 1, 2006. Constellation adopted SFAS No. 123R on October 1, 2005.

(e)	Operating Expenses—Merger-Related Costs—Represents the pro forma adjustment to remove merger-related costs previously expensed by FPL Group and Constellation.

(f)	Depreciation, Depletion, Amortization and Accretion Expense—Represents the pro forma adjustment required to reflect the net incremental depreciation expense resulting primarily from the adjustment to record Constellation’s nonregulated property, plant and equipment at estimated fair value (see balance sheet Note (d)), and the additional accretion expense arising from the adjustment to record Constellation’s asset retirement obligations at estimated fair value (see balance sheet Note (l)). As discussed in balance sheet Note (d), the amount of the pro forma adjustment to depreciation expense is based on preliminary estimates of the fair values of the related assets, current depreciation methods and depreciation rates of approximately 3.6% per year.

(g)	Interest Expense—Represents the pro forma adjustment to interest expense resulting from the adjustment to record Constellation’s third-party nonregulated debt at estimated fair value (see balance sheet Note (k)). The final fair value determination of the debt will be based on the credit rating of the underlying securities, the prevailing market interest rates at the completion of the merger, adjusted for estimated issuance costs, and the necessary adjustment will be amortized as a reduction (in the case of a premium to book value) or an increase (in the case of a discount to book value) to interest expense over the remaining life of the individual debt outstanding.

(h)

Intercompany Transactions—Represents the pro forma adjustments required to eliminate the effects of transactions between FPL Group and Constellation included in each company’s historical statements of income. The underlying amounts in these adjustments relate primarily to purchases and sales of power and gas between the companies. The pro forma adjustments for intercompany transactions do not net to zero due to differing accounting designations by FPL Group and Constellation for certain derivative contracts. For example, for accounting purposes, Constellation may treat an energy sales contract with FPL Group as a cash flow hedge, while FPL Group may treat the same contract (the energy purchase contract with Constellation) as a derivative contract requiring mark-to-market accounting treatment.

(i)	Income Tax Expense—Represents the pro forma tax effect of the adjustments described above determined based on an estimated prospective statutory tax rate of approximately 40%, which reflects our best estimate of the combined company’s statutory income tax rates for all jurisdictions. This estimate could change based on changes in the applicable tax rates and finalization of the combined company’s tax position.

(j)	Earnings Per Share and Weighted-Average Shares Outstanding—The pro forma weighted-average number of basic and diluted shares outstanding is calculated by adding FPL Group’s weighted-average number of basic and diluted shares of common stock outstanding for the three months ended March 31, 2006 or for the year ended December 31, 2005, as applicable, and Constellation’s weighted-average number of basic and diluted shares of common stock outstanding for the same periods multiplied by 1.444, reflecting the stock split that will occur immediately prior to completion of the merger. The following table illustrates these computations:

Description	Three Months Ended March 31, 2006	Year Ended December 31, 2005
	(in millions)
Basic:
FPL Group weighted-average common shares	389	380
Constellation weighted-average common shares	179	178
Stock split	1.444	1.444

Adjusted Constellation weighted-average common shares	258	257

Pro forma weighted-average common shares	647	637

Diluted:
FPL Group weighted-average diluted shares	393	386
Constellation weighted-average diluted shares	180	180
Stock split	1.444	1.444

Adjusted Constellation weighted-average diluted shares	260	260

Pro forma weighted-average diluted shares	653	646

CONSTELLATION ENERGY GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

MARCH 31, 2006

(IN MILLIONS)

	FPL Group (As Reported) (a)	Constellation (As Reported) (a)	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$148	$425	$—		$573
Receivables, net	1,529	2,657	(15	)(q)	4,171
Derivative and unamortized energy contract assets	245	1,428	(16	)(p)	1,657
Other current assets	2,100	1,457	348	(c)	3,905

Total current assets	4,022	5,967	317		10,306

Investments And Other Assets
Nuclear decommissioning trust funds	2,644	1,141	—		3,785
Derivative and unamortized energy contract assets	71	1,463	41	(h)	1,567
			(8	)(p)
Goodwill	68	147	6,085	(b)	6,300
Other assets	2,746	797	(31	)(e)	3,593
			10	(f)
			126	(g)
			(20	)(i)
			(35	)(m)

Total investments and other assets	5,529	3,548	6,168		15,245

Net Property, Plant and Equipment	23,285	10,215	3,070	(d)	36,741
			171	(g)

Total Assets	$32,836	$19,730	$9,726		$62,292

LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings	$1,643	$425	$—		$2,068
Current portion of long-term debt	1,976	613	2	(k)	2,591
Accounts payable and accrued liabilities	926	1,658	(12	)(q)	2,572
Derivative and unamortized energy contract liabilities	382	1,915	336	(n)	2,621
			(12	)(p)
Accrued expenses and other	1,563	842	176	(j)	2,581

Total current liabilities	6,490	5,453	490		12,433

Deferred Credits And Other Liabilities
Derivative and unamortized energy contract liabilities	264	2,602	1,987	(n)	4,830
			(23	)(p)
Other liabilities	9,313	2,912	300	(l)	12,916
			149	(m)
			242	(o)

Total deferred credits and other liabilities	9,577	5,514	2,655		17,746

Total Long-term Debt	7,828	4,227	125	(k)	12,179
			(1	)(i)
Minority Interests	—	22	—		22
BGE Preference Stock Not Subject To Mandatory Redemption	—	190	—		190
Common Shareholders' Equity
Common stock and additional paid-in capital	4,465	2,646	42	(p)	15,280
			(2,646	)(r)
			10,773	(r)
Retained earnings	4,606	2,856	(31	)(p)	4,572
			(3	)(q)
			(2,856	)(r)
Accumulated other comprehensive loss	(130)	(1,178)	1,178	(r)	(130)

Total common shareholders' equity	8,941	4,324	6,457		19,722

Total Liabilities And Equity	$32,836	$19,730	$9,726		$62,292

See accompanying Notes to Unaudited Pro Forma Condensed Combined Balance Sheet, which are an integral part of these statements.

CONSTELLATION ENERGY GROUP, INC.

Notes to Unaudited Pro Forma Condensed

Combined Balance Sheet

(a)	Historical Presentation—Certain reclassifications have been made to the historical presentation of FPL Group’s and Constellation’s financial statements to conform to the presentation used in the Unaudited Pro Forma Condensed Combined Balance Sheet.

(b)	Goodwill—Under the terms of the merger agreement, immediately prior to the completion of the merger, Constellation will effect a stock split pursuant to which each share of Constellation common stock will be converted into 1.444 shares of Constellation common stock. Upon the completion of the merger, each share of FPL Group common stock outstanding immediately prior to the merger will be exchanged for one share of Constellation common stock, and FPL Group will be a wholly owned subsidiary of Constellation. Although Constellation will be issuing shares of Constellation common stock to FPL Group shareholders immediately prior to the merger, the merger will be accounted for as a reverse acquisition under the purchase method of accounting. Under the purchase method of accounting, FPL Group will be treated as the accounting acquiror and Constellation will be treated as the “acquired” company for financial reporting purposes because, upon completion of the merger, the FPL Group shareholders prior to the merger will have a majority of the voting interest in the combined company and a majority of the initial board of directors of the combined company will be designated by FPL Group.

Under the purchase method of accounting, the total consideration was determined using the average Constellation closing stock price over the period beginning two trading days before and ending two trading days after December 19, 2005, the date the acquisition was announced. The excess of purchase price over the book values of the assets deemed acquired and liabilities deemed assumed, is as follows ($ in millions):

Value of Constellation common stock issued	$10,765
Value of Constellation stock compensation assumed	10
Estimated FPL Group transaction costs	40
Total value of preexisting contracts between FPL Group and Constellation	(42)

Total estimated purchase price	10,773
Less: Book value of Constellation assets deemed acquired and liabilities deemed assumed	(4,324)

Excess of purchase price over net book value of assets deemed acquired	$6,449

Under the purchase method of accounting, the total estimated purchase price, as shown in the table above, is allocated to Constellation’s net tangible and identifiable intangible assets deemed acquired and liabilities deemed assumed for purposes of preparing pro forma financial information based on their estimated fair values as of March 31, 2006. Final purchase price adjustments will be based on fair values at closing and could vary significantly from the pro forma amounts due to various factors, including but not limited to, changes in the composition of Constellation’s assets and liabilities, market prices for energy and interest rates prior to the completion of the merger. Accordingly, the fair value of these assets and liabilities is preliminary and is also subject to change pending additional information that may come to Constellation’s and FPL Group’s knowledge and restructuring decisions made upon completion of the merger. The preliminary adjustments to the assets deemed acquired and liabilities deemed assumed are as follows ($ in millions):

Excess of purchase price over net book value of assets deemed acquired	$6,449
Adjustments to goodwill related to:
Inventories	(348)
Regulatory assets	31
Intangible assets	(136)
Nonregulated property, plant and equipment	(3,241)
Accrued expenses and other	176
Energy purchases and sales, gas storage and fuel contracts, as well as the elimination of valuation allowance for origination gains on derivative contracts	2,282
Asset retirement obligations	300
Pension and post-retirement benefits, including elimination of pension intangible asset	184
Nonregulated long-term debt, including elimination of deferred debt issuance costs	146
Deferred tax liabilities	242

Total adjustments	(364)

Total adjustment to goodwill	$6,085

Pursuant to SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized; rather, impairment tests are performed at least annually or more frequently if circumstances indicate that an impairment may have occurred. If an impairment exists, the goodwill is immediately written down to its fair value through a current charge to earnings. Accordingly, the goodwill arising from the merger will be subject to an impairment test at least annually.

(c)	Inventories—Represents the pro forma adjustment required to record Constellation’s fuel stock and emission allowances at estimated fair value. The fuel stock and emission allowances adjustment was determined based on existing inventory levels and market information for allowances available through 2035 and, therefore, could be materially affected by changes in the market prices of fuel and emission allowances, as well as changes in the level of inventory held prior to the completion of the merger.

(d)	Nonregulated Property, Plant and Equipment—Represents the pro forma adjustment required to record Constellation’s nonregulated power generating assets at estimated fair value. The adjustment for nonregulated power generating assets was determined based on consideration of a discounted cash flow analysis using management’s view of the forward market curves for energy prices, comparable market transactions and replacement cost. These analyses are significantly affected by assumptions regarding the expected market prices for electricity, fuel and emission allowances, environmental regulation, operating costs, and the level of interest rates.

These adjustments will be depreciated using a rate of approximately 3.6% per year and could be materially affected by changes in estimates of future capacity factors, operating costs, changes in NRC license extension assumptions and the expected market price for electricity, fuel and emission allowances prior to closing of the merger. Independent appraisals are expected to be completed subsequent to the closing of the merger.

(e)	Regulatory Assets—Represents the pro forma adjustment required to record certain of Constellation’s regulatory assets, which are not included in BGE’s rate base and are not earning a return, at estimated fair value. The adjustment was determined based on the present value of cash flows from the assets’ recovery in utility service rates under predetermined amortization schedules and will be amortized over the recovery period.

(f)

Intangible Assets—Represents the pro forma adjustment required to record Constellation’s identifiable intangible assets relating to a trade name at estimated fair value. The adjustment was determined based on discounted cash flow analysis. Other intangible assets have been evaluated and are described separately to the extent an adjustment is required to reflect fair value. Those intangible assets identified include: nuclear fuel contracts (see Note (g)) and energy purchases and sales, gas storage and fuel contracts (see Note (n)).

(g)	Nuclear Fuel—Represents the pro forma adjustment required to record Constellation’s nuclear fuel inventory and purchase contracts at estimated fair value. The adjustment was determined based on nuclear fuel supply contracts previously entered into by Constellation with terms favorable to current market prices and the remaining quantity of fuel in the reactor or in-process of conversion, enrichment and fabrication. Accordingly, approximately $171 million of this adjustment was recorded as an increase to property, plant and equipment, net for fuel in the reactors or in-process of conversion, enrichment and fabrication. Approximately $126 million was recorded as an intangible asset within other noncurrent assets for nuclear fuel supply contracts. The intangible asset will be amortized on a units-of-production basis over the terms of the underlying contracts.

(h)	Derivative Assets and Unamortized Energy Contract Assets—Represents the pro forma adjustment to eliminate the valuation allowance previously recorded for origination gains associated with derivative contracts for which fair values were not observable.

(i)	Deferred Debt Issuance Costs—Represents the pro forma adjustment to adjust Constellation’s nonregulated debt to fair value.

(j)	Accrued Expenses and Other—Represents the pro forma adjustments related to additional costs incurred by Constellation that are directly attributable to the merger of approximately $36 million ($19 million of costs were previously accrued by Constellation), as well as approximately $140 million related to Constellation’s stock-based compensation awards, the vesting of which will accelerate upon the completion of the merger and which will be settled in cash after the merger.

(k)	Nonregulated Long-Term Debt—Represents the pro forma adjustment required to record Constellation’s third-party debt related to its nonregulated operations at estimated fair value. The increase in the fair value of the debt will be amortized through interest expense over the remaining life of the debt. The final fair value determination will be based on the credit ratings of the underlying securities and prevailing market interest rates at the completion of the merger, adjusted for estimated issuance costs, and the necessary adjustment will be amortized as a reduction (in the case of a premium to book value) or an increase (in the case of a discount to book value) to interest expense over the remaining life of the individual debt outstanding.

(l)	Asset Retirement Obligations—Represents the pro forma adjustment required to record Constellation’s asset retirement obligations related to decommissioning its nuclear generating facilities at estimated fair value. The adjustment was determined based on differences between the discount rates originally used to record the obligations and current applicable discount rates. This adjustment could be materially affected by changes in interest rates, updated nuclear decommissioning cost studies, the timing and amount of actual cash flows and changes in management’s assumptions related to nuclear decommissioning. Since the fair value of the asset retirement obligation is determined using a present value approach, the accretion of the liability will be recognized until the liability is settled.

(m)	Pension and Post-Retirement Benefit Obligations—Represents the pro forma adjustment required to record Constellation’s pension and post-retirement benefit obligations to reflect the difference between the present value of the estimated accumulated obligations and the estimated fair values of any related plan assets, including elimination of the amortization of deferred gains and losses, unrecognized prior service cost and transition obligation, as well as the intangible asset related to the minimum pension liability.

The final determination of the pension and post-retirement benefit obligations adjustment may differ materially, mostly due to potential changes in discount rates which are affected by the level of interest rates, return on plan assets up to the date of completion of the merger, plan amendments, potential changes in pension and post-retirement accounting rules and the potential conforming of certain FPL Group and Constellation assumptions surrounding the determination of these obligations.

(n)

Energy Purchases and Sales, Gas Storage and Fuel Contracts—Represents the pro forma adjustment required to record, at estimated fair value, Constellation’s energy purchases and sales, fuel contracts and gas storage transport contracts that are not derivatives or are accounted for as “normal purchase, normal sale” transactions under SFAS No. 133. The adjustments have been presented as a net increase in current and noncurrent liabilities to reflect an approximation of the overall fair value of the portfolio of these contracts. The actual adjustments at the closing of the merger will be recorded as current and noncurrent assets and liabilities reflecting the actual composition of the portfolio and market prices for power and fossil fuels at that time after applying the netting provisions of FASB Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts, to those values.

These adjustments will be amortized to earnings based on the remaining lives of the underlying contracts in proportion to the fair value of the underlying cash flows. Based upon the estimated fair value as of March 31, 2006, the amortization for the next five years would result in an increase to revenues of $336 million for 2006, $679 million in 2007, $380 million in 2008, $269 million in 2009 and $186 million in 2010.

This adjustment could be materially affected by changes in the composition of the portfolio, as well as changes in prices of energy prior to closing. These factors have exhibited significant volatility in the past, and changes in one or more of these factors prior to closing of the merger could have a significant effect on the final determinations of fair value and the related amortization.

(o)	Deferred Income Taxes—The net non-current deferred tax liability represents the estimated impact on the allocation of purchase price to non-current assets and liabilities. This estimate is based on an estimated prospective statutory tax rate of approximately 40% and could change based on changes in the applicable tax rates and finalization of the combined company’s tax position.

(p)	Preexisting Contracts Between FPL Group and Constellation—Represents the pro forma adjustment to record the effect of settling preexisting contracts between FPL Group and Constellation at March 31, 2006 as required by EITF Issue No. 04-1, Accounting for Preexisting Relationships between Parties to a Business Combination. At March 31, 2006, this would result in the settlement by FPL Group of net derivative liabilities totaling $11 million with Constellation. In addition, FPL Group would also record a $31 million pre-tax loss to terminate the remaining term of these preexisting contracts under the provisions of these agreements, which require settlement at fair value. These contracts relate to the purchase and sale of power and natural gas between the companies.

(q)	Intercompany Transactions—Represents the pro forma adjustments required to eliminate the balances associated with transactions between FPL Group and Constellation included in each company’s historical balance sheet.

(r)	Common Shareholders’ Equity—Represents pro forma adjustments to eliminate the historical common shareholders’ equity of Constellation and the issuance of additional Constellation shares in connection with the merger.

CHAPTER FOUR

OTHER MATTERS TO BE CONSIDERED AT THE ANNUAL MEETINGS

CONSTELLATION PROPOSAL 3: ELECTION OF DIRECTORS

Vote Required; Recommendation of the Constellation Board of Directors

Directors are elected by a plurality of the votes cast, assuming a quorum is present. Abstentions and “broker non-votes” have no effect on this proposal, except they will be counted as having been present for purposes of determining the presence of a quorum. See “Information About the Annual Meetings and Voting” beginning on page 39.

THE CONSTELLATION BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CONSTELLATION STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE CONSTELLATION BOARD OF DIRECTORS’ NOMINEES. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR EACH OF THE CONSTELLATION BOARD OF DIRECTORS’ NOMINEES.

Board Structure

The Constellation board of directors is divided into three classes (Class I, Class II and Class III), with one class of directors elected at each annual meeting of stockholders for a three-year term. The Constellation board of directors has nominated Douglas L. Becker, Edward A. Crooke, Mayo A. Shattuck III and Michael D. Sullivan for election as Class I directors at the annual meeting for terms of three years each and until their respective successors are duly elected and qualified. Frank P. Bramble, Sr., a current Class I director, has informed the Constellation board of directors that he will not stand for re-election. Each of the nominated directors agrees to serve if elected. However, if for some reason one of them is unable to serve or for good cause will not serve, your proxies will vote for the election of another person nominated by the Constellation board of directors, unless the Constellation board of directors reduces the number of directors.

Notwithstanding the election of the nominated directors at the annual meeting, if the merger with FPL Group is completed prior to the expiration of the term of such directors, the board of directors of the combined company from and after the completion of the merger will be determined in accordance with the merger agreement, as described under “The Proposed Merger—Post-Merger Governance and Management” beginning on page 146.

Class I Director Nominees For Terms To Expire In 2009

Douglas L. Becker, age 40, a director since April 1999, has been Chairman and Chief Executive Officer of Laureate Education, Inc. (formerly Sylvan Learning Systems, Inc.) since February 2000 and was President and Co-Chief Executive Officer of Laureate Education, Inc. from February 1991 to February 2000. He is also Founder and Principal of Sterling Capital Partners, an investment company. Mr. Becker is a director of Educate, Inc. and was a director of BGE from October 1998 to April 1999.

Edward A. Crooke, age 67, a director since April 1999, served as Vice Chairman of Constellation and BGE from October 2000 until December 2001. He previously was Vice Chairman of Constellation from April 1999 until January 1, 2000. He also served as President and Chief Operating Officer of BGE from 1992 to 1998, Vice Chairman from 1998 to 1999 and as a director from 1988 to April 1999. He is also a director of AEGIS Insurance Services, Inc., Associated Electric & Gas Insurance Services, Limited and Baltimore Equitable Society.

Mayo A. Shattuck III, age 51, a director since May 1999, has been Chairman of Constellation since July 2002 and President and Chief Executive Officer since November 2001. Mr. Shattuck has also been Chairman of the Board of Directors of BGE since July 2002. He was Global Head of Investment Banking and Global Head of Private Banking for Deutsche Banc Alex. Brown from June 1999 to October 2001, and held various officer positions during that period. He is also a director of Capital One Financial Corporation, Gap, Inc., the Edison Electric Institute, the Nuclear Energy Institute and the Institute of Nuclear Power Operations.

Michael D. Sullivan, age 66, a director since April 1999, is a private investor, and is a Co-Founder and has been Chairman of the Board of Life Source, Inc. (nutritional supplements) since March 2001. Mr. Sullivan also has been Chairman of the Board of Advancare Health Care, LLC (home health care) since January 2006. From October 1996 to December 2001, Mr. Sullivan was Chairman of the Board of Golf America Stores, Inc. (golf apparel retailing). Mr. Sullivan was a director of BGE from 1992 to April 1999.

Class II Directors Whose Terms Expire In 2007

James T. Brady, age 65, a director since May 1999, has been the Managing Director—Mid-Atlantic of Ballantrae International, Ltd. (a management consulting firm) since January 2000, and is the former secretary of the Maryland Department of Business & Economic Development, where he served from 1995 to 1998. He was also a managing partner of Arthur Andersen LLP from 1985 to 1995. Mr. Brady is a director of McCormick & Company, Inc., T. Rowe Price Group, Inc. and Aether Holdings, Inc. Mr. Brady also was a director of Constellation Enterprises, Inc. from March 1998 to May 1999.

James R. Curtiss, age 52, a director since April 1999, has been a partner in the law firm of Winston & Strawn since 1993. From 1988 to 1993, he served as a Commissioner of the United States Nuclear Regulatory Commission. He is also a director of Cameco Corporation (owner and operator of uranium mines). Mr. Curtiss was a director of BGE from 1994 to April 1999.

Robert J. Lawless, age 59, a director since January 2002, has been Chairman of the Board, Chief Executive Officer and President of McCormick & Company, Inc. since January 1997. He is also a director of Baltimore Life, Inc.

Class III Directors Whose Terms Expire In 2008

Yves C. de Balmann, age 60, a director since July 2003, has been Co-Chairman of Bregal Investments since September 2002. He was Co-Chairman and Co-Chief Executive Officer of Deutsche Banc Alex. Brown from June 1999 to April 2001, and a Senior Advisor to Deutsche Bank AG from April 2001 to June 2003. He is also a director of ESI Group, a technology company based in France.

Freeman A. Hrabowski, III, age 55, a director since April 1999, has been President of the University of Maryland Baltimore County since 1993. He is also a director of the Baltimore Equitable Society, Broadwing Corporation, McCormick & Company, Inc., Mercantile Bankshares Corporation and Mercantile-Safe Deposit and Trust Company. Dr. Hrabowski was a director of BGE from 1994 to April 1999.

Nancy Lampton, age 63, a director since April 1999, has been Chairman and Chief Executive Officer of American Life and Accident Insurance Company of Kentucky since 1971 and has been Chairman and Chief Executive Officer of its holding company, Hardscuffle, Inc., since January 2000. She is also a director of DNP Select Income Fund, Duff & Phelps Utility and Corporate Bond Trust Inc. and DTF Tax-Free Income Inc. Ms. Lampton was a director of BGE from 1994 to April 1999.

Lynn M. Martin, age 66, a director since October 2003, has been President of The Martin Hall Group LLC, a human resources consulting firm, since January 2005. From 1993 to October 2005, Ms. Martin was an Advisor to Deloitte & Touche LLP, and from 1993 to 1999, she was a Professor at the Kellogg School of Management at Northwestern University. Ms. Martin served as United States Secretary of Labor from 1991 to 1993. Prior to her tenure as Secretary of Labor, she was a member of the United States House of Representatives from 1981 to

1991. She is also a director of The Procter & Gamble Company, Ryder System, Inc., SBC Communications and various funds of The Dreyfus Corporation.

Determination of Independence

A majority of Constellation’s directors are required to be independent in accordance with New York Stock Exchange listing standards. For a director to be considered independent, the Constellation board of directors must affirmatively determine that such director has no material relationship with Constellation. When assessing the materiality of a director’s relationship with Constellation, the Constellation board of directors considers the issue from both the standpoint of the director and from that of persons and organizations with whom or with which the director has an affiliation. The Constellation board of directors has adopted standards to assist it in determining if a director is independent. A director shall be deemed to have a material relationship with Constellation and shall not be deemed to be an independent director if:

•	the director has been an employee of Constellation or any of its affiliated entities at any time since January 1, 2003, or an immediate family member of the director has been an executive officer of Constellation or any of its affiliated entities at any time since January 1, 2003; provided that employment of a director as an interim chairman of the Constellation board of directors or chief executive officer or other executive officer of Constellation shall not disqualify such director from being considered independent following termination of that employment;

•	the director or an immediate family member is a current partner of a firm that is Constellation’s internal or external auditor;

•	the director is a current employee of a firm that is Constellation’s internal or external auditor;

•	the director has an immediate family member who is a current employee of a firm that is Constellation’s internal or external auditor who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice;

•	the director or an immediate family member was at any time since January 1, 2003 (but is no longer) a partner or employee of a firm that is Constellation’s internal or external auditor and personally worked on Constellation’s audit within that time;

•	the director or an immediate family member, is, or has been at any time since January 1, 2003, employed as an executive officer of another company where any of Constellation’s present executive officers at the same time serves or served on that company’s compensation committee;

•	the director is a current executive officer or employee, or an immediate family member is a current executive officer, of another company that has made payments to, or received payments from (other than contributions to tax exempt organizations), Constellation for property or services in an amount which, in any of the other company’s last three fiscal years, exceeds the greater of $1.0 million or 2% of such other company’s consolidated gross revenues; or

•	the director has received, or has an immediate family member who has received, during any twelve-month period since January 1, 2003, more than $100,000 in direct compensation from Constellation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service); provided, however, that (i) compensation received by a director for former service as an interim chairman or chief executive officer or other executive officer need not be considered and (ii) compensation received by an immediate family member for service as an employee of Constellation (other than an executive officer) need not be considered.

The Constellation board of directors has determined that each member of the Constellation board of directors, other than Mr. Shattuck, who is the chief executive officer of Constellation, has no material relationship with Constellation and is independent under NYSE listing standards. In addition, the Constellation

Audit, Compensation and Nominating and Corporate Governance Committees are composed entirely of independent directors under NYSE listing standards, Securities and Exchange Commission requirements and other applicable laws, rules and regulations.

Meetings and Committees of the Constellation Board of Directors

The Constellation board of directors met seven times for regularly scheduled meetings and two times for special meetings in 2005. Each of the directors attended 75% or more of the total number of meetings of the board of directors and of any committees on which the director served.

The Constellation board of directors has the following committees:

Executive Committee: This committee may exercise all of the powers of the board of directors, except that it may not authorize dividends or the issuance of stock (except in certain limited circumstances authorized by the board of directors), recommend to stockholders any action requiring stockholder approval, amend the by-laws, or approve mergers or share exchanges that do not require stockholder approval. The committee met three times in 2005. Mr. Shattuck is Chairman, and Messrs. Bramble, Crooke and Lawless are members.

Audit Committee: This committee oversees Constellation’s auditing, accounting, financial reporting, risk management, corporate compliance and internal control functions as set forth in its charter. The committee also approves the services provided by Constellation’s independent registered public accounting firm, and monitors and evaluates its performance, the fees paid, and the compatibility of the non-audit services provided by the firm with maintaining the firm’s independence. Each member of the committee is an “audit committee financial expert” as that term is defined in the applicable rules of the Securities and Exchange Commission, and “financially literate” as that term is defined in the listing standards of the New York Stock Exchange. Mr. Brady currently serves on the audit committees of three other public companies. The board of directors has determined that such service does not impair the ability of Mr. Brady to effectively serve on the committee. The committee met eight times in 2005. Mr. Brady is Chairman, and Messrs. de Balmann and Bramble are members.

Committee on Nuclear Power: This committee monitors the performance and safety at Constellation’s nuclear power plants. The committee met six times in 2005. Mr. Curtiss is Chairman, and Mr. Crooke, Ms. Lampton and Ms. Martin are members.

Compensation Committee: This committee reviews the recommendations of the Chief Executive Officer for candidates for positions as executive officers of Constellation and recommends candidates to the Constellation board of directors. It reviews and recommends to the Constellation board of directors compensation for directors, and establishes compensation and reviews perquisites and fringe benefits for the Chief Executive Officer and other executive officers. The committee approves the terms of any severance, change in control or employment contract for the Chief Executive Officer and other executive officers. The committee also oversees succession planning for the Chief Executive Officer and senior management. The committee met eight times in 2005. Mr. Lawless is Chairman, and Messrs. Becker and Sullivan, Dr. Hrabowski and Ms. Martin are members.

Nominating and Corporate Governance Committee: This committee considers and recommends to the Constellation board of directors nominees for election as directors, including nominees recommended by stockholders. It oversees corporate governance, Constellation board of directors composition, annual evaluations of the Constellation board of directors and its committees, and committee structure, membership and functions. The committee periodically reviews Constellation’s Corporate Governance Guidelines and Principles of Business Integrity. The committee met six times in 2005. Mr. Sullivan is Chairman, and Messrs. Becker and Lawless, Dr. Hrabowski and Ms. Martin are members.

Constellation maintains on its website, www.constellation.com, copies of the charters of each of the committees of the Constellation board of directors, as well as copies of its Corporate Governance Guidelines, Principles of Business Integrity, Corporate Compliance Program and Insider Trading Policy. Copies of these documents are also available in print upon request of Constellation’s Corporate Secretary. The Principles of Business Integrity is a code of ethics which applies to all of our directors, officers and employees, including the chief executive officer, chief financial officer and chief accounting officer. Constellation will post any amendments to, or waivers of, the Principles of Business Integrity applicable to its chief executive officer, chief financial officer or chief accounting officer on its website.

In addition, the board of directors has designated the Chairman of the Nominating and Corporate Governance Committee to act as its “Lead Director.” In that capacity, the current Chairman, Mr. Sullivan, has the following duties and authority:

•	presiding at all meetings of the Constellation board of directors where the Chairman of the Board of Directors is not present;

•	serving as a liaison between the Chairman of the Board of Directors and the independent directors;

•	approving information sent to the Constellation board of directors, and agendas and meeting schedules for Constellation board of directors meetings;

•	calling meetings of independent directors;

•	chairing executive sessions of the independent members of the Constellation board of directors; and

•	serving as contact for stockholder complaints (other than auditing/accounting complaints, for which the Chairman of the Audit Committee is the contact for stockholders).

Interested parties may communicate directly with Mr. Sullivan in his capacity as Lead Director by writing to the Corporate Secretary, Constellation Energy Group, Inc., 750 East Pratt Street, 18th Floor, Baltimore, Maryland 21202, or by calling (877) 248-1476.

Nominations for Director

The Constellation board of directors seeks diverse candidates who possess the background, skills and expertise to make a significant contribution to the Constellation board of directors, Constellation and its stockholders. Annually, the Nominating and Corporate Governance Committee reviews the qualifications and backgrounds of the directors whose terms expire the next year, as well as the overall composition of the Constellation board of directors, and recommends to the full Constellation board of directors the slate of director candidates to be nominated for election at the next annual meeting of stockholders. The board of directors has adopted a policy whereby the Nominating and Corporate Governance Committee shall consider the recommendations of Constellation stockholders with respect to candidates for election to the board of directors and the process and criteria for such candidates shall be the same as those currently used by Constellation or otherwise suggested by the board of directors or management for director candidates recommended by the board of directors.

Constellation’s Corporate Governance Guidelines, a copy of which is maintained on our website, www.constellation.com, include the following criteria that are to be considered by the Nominating and Corporate Governance Committee and board of directors in considering candidates for nomination to the Constellation board of directors:

•	Experience, including leadership experience in business or administrative activities; breadth of knowledge about issues affecting Constellation and the industries/markets in which it operates; and the ability and willingness to contribute special competencies to Constellation board of directors activities.

•

Personal attributes, including unquestioned personal integrity; loyalty to Constellation and concern for its success and welfare; willingness to criticize and to apply sound business ethics and independent judgment; awareness of the director’s role in Constellation’s corporate citizenship responsibilities and image; availability for meetings and consultation on Constellation matters; broad contacts with relevant business and political leaders; and willingness to assume broad stewardship responsibility on behalf of all constituents for the management of Constellation.

•	Each Constellation board of directors member is expected to devote sufficient time to carrying out Constellation board of directors duties and responsibilities effectively and should be committed to serve on the Constellation board of directors for an extended period of time.

•	Each Constellation board of directors member is expected to become a stockholder and have a financial stake in Constellation. In this regard, directors are required to, within five years of the later of (a) October 23, 2004, or (b) their initial appointment as a director of Constellation, own Constellation stock or deferred stock units with a value equal to at least five times the amount of their annual cash retainer for service as a director.

•	Qualified candidates for membership on the Constellation board of directors will be considered without regard to race, color, religion, sex, sexual orientation, ancestry, national origin or disability.

Each of the nominees for director proposed by the Constellation board of directors is a current director of Constellation, and, as discussed in Determination of Independence on page 167, all of them (other than Mr. Shattuck) have been determined by the Constellation board of directors to be independent under NYSE listing standards.

A stockholder who wishes to recommend to the Nominating and Corporate Governance Committee a nominee for director for the 2007 annual meeting of stockholders should submit the recommendation in writing to the Corporate Secretary, Constellation Energy Group, Inc., 750 East Pratt Street, 18th Floor, Baltimore, Maryland 21202.

Stockholder Communications

The Constellation board of directors has adopted a policy whereby any communications from stockholders of Constellation to the board of directors shall be directed to Constellation’s Corporate Secretary, who shall (i) determine whether any of such communications are significant, and promptly forward significant communications to the board of directors, and (ii) keep a record of all stockholder communications that the Corporate Secretary deems not to be significant and report such communications to the Constellation board of directors on a periodic basis, but not less frequently than quarterly.

A Constellation stockholder who wishes to communicate to the Constellation board of directors may submit such communication in writing to the Corporate Secretary, Constellation Energy Group, Inc., 750 East Pratt Street, 18th Floor, Baltimore, Maryland 21202, or call (877) 248-1476.

The Constellation board of directors has adopted a policy which encourages each director to attend the annual meeting of stockholders. Thirteen of the 14 directors in office as of the date of the 2005 annual meeting of stockholders attended the meeting.

Directors’ Compensation

Constellation does not pay directors who are also employees of Constellation or its subsidiaries for their service as directors. In 2005, non-employee directors received the following compensation:

•	$50,000 annual retainer, a $10,000 annual retainer for the audit committee chairman and a $5,000 annual retainer for each other committee chairman,

•	common stock award with a value of approximately $50,000, which stock is subject to pro rata forfeiture if Constellation board of directors service ceases during the year,

•	$1,250 fee for each regular or special Constellation board of directors or Constellation board of directors committee meeting attended, and

•	reasonable travel expenses to attend meetings.

Directors had the opportunity to elect to defer some or all of their retainers in deferred stock units or in a cash account, and to defer some or all of their fees in a cash account. Directors may also defer their common stock award in deferred stock units. Deferred stock units are bookkeeping entries that track the performance of Constellation common stock and are not actual shares of stock. The bookkeeping entries reflect Constellation common stock price changes, dividends, stock splits and other capital changes. At the end of their Constellation board of directors service, directors receive cash based on the value of their deferred stock units.

Under Constellation’s matching gifts program, Constellation will match up to $10,000 per year in contributions that each director makes to tax-exempt organizations.

Certain Relationships and Transactions

James R. Curtiss, a director of Constellation, is a partner in the law firm of Winston & Strawn. A subsidiary of Constellation paid fees to this firm for legal services rendered in 2005, and expects to pay fees for legal services in 2006.

Report of the Audit Committee

The role of the Audit Committee of the Constellation board of directors is to assist the board of directors in its oversight of Constellation’s responsibility relating to: (i) the integrity of Constellations’ financial statements; (ii) compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (iv) the performance of Constellation’s internal auditors and independent registered public accounting firm; (v) risk assessment; and (vi) risk management. We operate pursuant to a charter that was last amended and restated by the Constellation board of directors in October 2005, a copy of which is attached hereto as Annex H to this joint proxy statement/prospectus. Management of Constellation is responsible for the preparation, presentation and integrity of Constellation’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing Constellation’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The independent registered public accounting firm has free access to the Audit Committee to discuss any matters they deem appropriate.

In the performance of our oversight function, we have considered and discussed the audited financial statements with management and the independent registered public accounting firm. We rely without independent verification on the information provided to us and on the representations made by management and the independent registered public accounting firm. We have discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, we have received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and have considered whether the provision of non-audit services by the independent registered public accounting firm to Constellation is compatible with maintaining the independent registered public accounting firm’s independence and have discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based upon the reports and discussions described in this report, we recommended to the Constellation board of directors that the audited financial statements be included in Constellation’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

James T. Brady, Chairman	Frank P. Bramble, Sr.

Yves C. de Balmann

Stock Ownership

Stock Ownership of Five Percent Beneficial Owners

As of March 31, 2006, to the knowledge of the Constellation board of directors, the only person beneficially owning more than 5% of Constellation voting securities was:

Name and address of beneficial owner	Title of class	Amount of beneficial ownership	Percent of class
Barclays Bank PLC(1) 54 Lombard Street London, England EC3P 3AH	Common Stock	13,610,383	7.63%

(1)	According to Schedules 13G dated January 31, 2006 and February 9, 2006, Barclays Bank PLC has disclosed that as of December 31, 2005, it, together with certain affiliated entities, directly or indirectly, had sole power to direct the vote of 12,218,738 shares and the sole power to direct the disposition of 13,610,383 shares.

Stock Ownership of Directors and Executive Officers

The following table shows as of March 31, 2006, the beneficial ownership of Constellation common stock of each Constellation director, the named executive officers of Constellation shown in the 2005 Summary Compensation Table beginning on page 173, and all Constellation directors and executive officers as a group. If the individual participates in Constellation’s long-term incentive plans, Shareholder Investment Plan or Employee Savings Plan, those shares are included. Each of the individuals listed in the table beneficially owned less than 1% of the outstanding shares of Constellation common stock. All directors and executive officers as a group beneficially owned approximately 2.5% of the outstanding shares of Constellation common stock. None of them beneficially owned shares of any other class of our or any of our subsidiaries’ equity securities. The address of each executive officer and director of Constellation is c/o Constellation Energy Group, Inc., 750 East Pratt Street, Baltimore, Maryland 21202.

Name	Beneficial Ownership (Shares of Common Stock)(1)		Deferred Stock Units(2)
Douglas L. Becker	3,350		7,704
James T. Brady	3,587		3,725
Frank P. Bramble, Sr.	3,180		4,114
Thomas V. Brooks	658,714	(3)	28,340
Edward A. Crooke	85,045		-0-
James R. Curtiss	3,589		10,832
Felix J. Dawson	119,227	(3)	9,293
Yves C. de Balmann	2,051		5,428
Freeman A. Hrabowski, III	3,662		9,231
Nancy Lampton	12,271	(4)	6,011
Robert J. Lawless	3,266		6,461
Lynn M. Martin	2,010		1,177
George E. Persky	112,748	(3)	9,293
Mayo A. Shattuck III	1,786,985	(3)(5)	53,108
E. Follin Smith	516,737	(3)	-0-
Michael D. Sullivan	9,742		4,271
All Directors and Executive Officers as a group (24 individuals)	4,611,515	(3)

(1)	Amounts included in the “Deferred Stock Units” column are not included in this column.

(2)	For non-employee directors, deferred stock units represent the deferral of retainers and restricted stock awards in deferred stock units, as further described in Directors’ Compensation on page 170. For executive officers, deferred stock units represent fully vested restricted stock units that provide for the issuance of shares of common stock to the executive officer five years after the grant date and are subject to restrictions on transfer until that time.
(3)	Includes the following shares that may be acquired upon exercise of stock options that are exercisable on or within 60 days after March 31, 2006: Mr. Brooks, 461,290 shares; Mr. Dawson, 19,900 shares; Mr. Persky, 14,900 shares; Mr. Shattuck, 1,255,151 shares; Ms. Smith, 348,660 shares; and all directors and executive officers as a group, 3,045,453 shares.
(4)	Includes 5,000 shares held by Hardscuffle, Inc. Ms. Lampton disclaims beneficial ownership of such securities.
(5)	Includes 10,000 shares held by a family foundation of which Mr. Shattuck serves as trustee.

Executive Compensation

2005 Summary Compensation Table

		Annual Compensation			Long-Term Compensation
					Awards				Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other ($)(2)	Restricted Stock Awards ($)(3)		Securities Underlying Options (#)(4)		Long-Term Incentive Plan Payout ($)	All Other Compensation ($)(5)
Mayo A. Shattuck III Chairman, President and Chief Executive Officer, Constellation	2005 2004 2003	1,000,000 972,000 900,000	3,001,050 4,000,795 2,600,780	8,306 7,221 6,585	-0- -0- 3,349,984	(7)	1,385,571 277,160 -0-	(6)	-0- -0- -0-	29,900 30,154 44,077

Thomas V. Brooks Chairman, Constellation Energy Commodities Group, Inc. and Vice Chairman and Executive Vice President, Constellation	2005 2004 2003	250,000 250,000 250,000	5,001,050 4,250,795 3,715,780	-0- 1,400 1,006	1,253,432 752,000 890,684	(8) (9) (10)	460,197 103,930 95,950	(6)	-0- -0- -0-	-0- -0- -0-

E. Follin Smith Executive Vice President, Chief Financial Officer and Chief Administrative Officer, Constellation	2005 2004 2003	500,000 473,000 375,000	1,501,050 1,500,795 1,125,780	4,568 19,680 7,276	501,393 500,000 1,251,950	(11) (12) (13)	369,984 69,290 63,340	(6)	-0- -0- -0-	15,046 14,224 40,097

Felix J. Dawson Co-Chief Executive Officer, Constellation Energy Commodities Group, Inc.	2005 2004 2003	200,000 200,000 203,081	5,000,360 2,960,000 1,750,000	-0- -0- -0-	-0- 4,445,322 520,082	(14) (15)	-0- -0- 14,900		-0- -0- -0-	6,300 5,385 20,116

George E. Persky Co-Chief Executive Officer, Constellation Energy Commodities Group, Inc.	2005 2004 2003	175,000 175,000 175,000	5,000,360 2,960,000 1,750,000	-0- -0- -0-	-0- 4,445,322 520,082	(14) (15)	-0- -0- 14,900		-0- -0- -0-	606 5,190 17,030

Notes to 2005 Summary Compensation Table:

(1)	The amounts in the Bonus column include for certain executives the short-term incentive bonus under the Executive Annual Incentive Plan and a bonus under the disability insurance plan. A breakdown of the 2005 amounts in the Bonus column is shown below.

Name	Short-Term Incentive Cash Bonus ($)	Disability Insurance Plan Bonus ($)	Total ($)
M. A. Shattuck III	3,000,000	1,050	3,001,050
T. V. Brooks	5,000,000	1,050	5,001,050
E. F. Smith	1,500,000	1,050	1,501,050
F. J. Dawson	5,000,000	360	5,000,360
G. E. Persky	5,000,000	360	5,000,360

(2)	Represents payroll taxes paid by Constellation on behalf of the executive.
(3)	The following executives held shares of restricted stock listed below at December 31, 2005:

	Shares #	Market Value ($)
M. A. Shattuck III	50,000	2,880,000
T. V. Brooks	28,022	1,614,067
E. F. Smith	28,229	1,625,990
F. J. Dawson	86,232	4,966,963
G. E. Persky	86,232	4,966,963

The fair market value for the shares held is based on the $57.60 closing price per share for Constellation common stock on December 31, 2005.

(4)	Options were granted to certain executives on February 24, 2005 under Constellation’s Executive Long-Term Incentive Plan and vest and become exercisable in three equal annual installments beginning February 24, 2006. See the Option Tables on page 177.
(5)	For 2005 and 2004, the amounts in the All Other Compensation column represent Constellation’s matching contributions under its savings plans. For 2003, the amounts include for certain executives Constellation’s matching contributions under its savings plans and payout of accrued vacation.
(6)	Includes 334,210, 98,300 and 98,300 options that were granted to Messrs. Shattuck and Brooks and Ms. Smith, respectively, on February 24, 2005 as part of annual long-term incentive awards. Also includes 1,051,361, 361,897 and 271,684 replacement options that were granted to Messrs. Shattuck and Brooks and Ms. Smith, respectively, on December 21, 2005. These options replaced 1,467,387, 498,611 and 392,687 vested options that were exercised by such executive officers at the request of the Compensation Committee for purposes of minimizing the potential amount of excise taxes and tax gross-up payable by Constellation on behalf of the executive officer pursuant to Section 4999 of the Internal Revenue Code. The number of replacement options is equal to the actual options exercised, less the number of shares of common stock actually delivered to the executive officer net of tax withholding. Each executive officer continues to hold all of the resulting value realized upon the exercise of such officer’s vested options in shares of Constellation common stock. The replacement options are fully vested, have an exercise price equal to the fair market value of the Constellation common stock on the date of grant and retain the expiration date of the options that were replaced. See the Option Tables beginning on page 177.
(7)	Represents the following:
(i)	52,285 shares of service-based restricted stock that were granted to Mr. Shattuck on February 26, 2003 that vested one year after the grant date. The shares are valued at the fair market value on the date of grant ($25.82 closing price per share for Constellation common stock on February 26, 2003). Dividends on these shares are paid directly to Mr. Shattuck; and
(ii)	50,441 stock units that were granted to Mr. Shattuck on February 26, 2004, that are fully vested but are subject to transfer restriction until February 26, 2009. The units are valued at fair market value on the date of grant ($39.65 closing price per share for of Constellation common stock on February 26, 2004). Dividend equivalents on these units are accumulated and used to purchase additional units.

(8)	Represents 24,529 shares of service-based restricted stock that were granted to Mr. Brooks on February 24, 2005 that vest ratably over three years beginning February 24, 2006. The shares are valued at the fair market value on the date of grant ($51.10 closing price per share for Constellation common stock on February 24, 2005). Dividends on unvested shares are accumulated and used to purchase additional shares.
(9)	Represents 14,717 stock units that are fully vested but are subject to transfer restriction until February 24, 2010. The units are valued at fair market value on the date of grant ($51.10 closing price per share for Constellation common stock on February 24, 2005). Dividend equivalents on these units are accumulated and used to purchase additional units.
(10)	Represents the following:
(i)	24,206 shares of service-based restricted stock that were granted to Mr. Brooks on February 26, 2003 that vested one year after the grant date. The shares are valued at the fair market value on the date of grant ($25.82 closing price per share for Constellation common stock on February 26, 2003). Dividends on these shares were paid directly to Mr. Brooks;
(ii)	5,420 shares of service- and performance-based restricted stock that were granted at target to Mr. Brooks on May 2, 2003 under Constellation’s Executive Long-Term Incentive Plan and that were subject to payout based on Constellation’s 2003 total shareholder return (TSR) relative to the 2003 TSR of Constellation’s peers. These target shares are valued at fair market value on the date of grant ($28.77 closing price per share for Constellation common stock on May 2, 2003). Shares paid out based on Constellation’s 2003 relative TSR performance vest ratably over three years beginning May 2, 2004. Dividends on unvested shares are accumulated and used to purchase additional shares; and
(iii)	2,768 shares of service-based restricted stock that were granted to Mr. Brooks on February 26, 2004 based on Constellation’s 2003 relative TSR performance above target. These shares are valued at fair market value on the date of grant ($39.65 closing price per share for Constellation common stock on February 26, 2004). Shares vest ratably over three years beginning May 2, 2004. Dividends on unvested shares are accumulated and used to purchase additional shares.
(11)	Represents 9,812 shares of service-based restricted stock that were granted to Ms. Smith on February 24, 2005 that vest ratably over three years beginning February 24, 2006. The shares are valued at the fair market value on the date of grant ($51.10 closing price per share for Constellation common stock on February 24, 2005). Dividends on unvested shares are accumulated and used to purchase additional shares.
(12)	Represents 12,610 shares of service-based restricted stock that were granted to Ms. Smith on February 26, 2004 that vest ratably over three years beginning February 26, 2005. The shares are valued at the fair market value on the date of grant ($39.65 closing price per share for Constellation common stock on February 26, 2004). Dividends on unvested shares are accumulated and used to purchase additional shares.
(13)	Represents the following:
(i)	13,555 shares of service-based restricted stock that were granted to Ms. Smith on February 26, 2003 that vested one year after the grant date. The shares are valued at the fair market value on the date of grant ($25.82 closing price per share for Constellation common stock on February 26, 2003). Dividends on these shares are paid directly to Ms. Smith;
(ii)	13,020 shares of service- and performance-based restricted stock that were granted at target to Ms. Smith on May 2, 2003 under Constellation’s Executive Long-Term Incentive Plan and that were subject to payout based on Constellation’s 2003 TSR relative to the 2003 TSR of Constellation’s peers. These target shares are valued at fair market value on the date of grant ($28.77 closing price per share for Constellation common stock on May 2, 2003). Shares paid out based on Constellation’s 2003 relative TSR performance vest ratably over three years beginning May 2, 2004. Dividends on unvested shares are accumulated and used to purchase additional shares; and
(iii)

12,739 shares of service-based restricted stock that were granted to Ms. Smith on February 26, 2004 and 561 shares of service-based restricted stock that were granted to Ms. Smith on March 25, 2004, based on Constellation’s 2003 relative TSR performance above target. These shares are valued at fair market value on the date of grant (closing price per share for Constellation common stock on February 26, 2004 of $39.65 and on March 25, 2004 of $39.70). Shares vest ratably over three years beginning May 2, 2004. Dividends on unvested shares are accumulated and used to purchase additional shares.

(14)	Represents the following:
(i)	38,069 shares of service-based restricted stock that were granted to each of Messrs. Dawson and Persky on February 24, 2005 that vest ratably over three years beginning February 24, 2006. The shares are valued at the fair market value on the date of grant ($51.10 closing price per share for Constellation common stock on February 24, 2005). Dividends on unvested shares are accumulated and used to purchase additional shares; and
(ii)	65,138 shares of service-based restricted stock that were granted to each of Messrs. Dawson and Persky on June 1, 2004 that vest ratably over three years beginning June 1, 2005. The shares are valued at the fair market value on the date of grant ($38.38 closing price per share for Constellation common stock on June 1, 2004). Dividends on unvested shares are accumulated and used to purchase additional shares.
(15)	Represents the following:
(i)	3,470 shares of service- and performance-based restricted stock that were granted at target to each of Messrs. Dawson and Persky on May 2, 2003 under Constellation’s Management Long-Term Incentive Plan and that were subject to payout based on Constellation’s 2003 total shareholder return (TSR) relative to the 2003 TSR of Constellation’s peers. These target shares are valued at fair market value on the date of grant ($28.77 closing price per share for Constellation common stock on May 2, 2003). Shares paid out based on Constellation’s 2003 relative TSR performance vest ratably over three years beginning May 2, 2004. Dividends on unvested shares are accumulated and used to purchase additional shares;
(ii)	1,772 shares of service-based restricted stock that were granted to each of Messrs. Dawson and Persky on February 26, 2004 based on Constellation’s 2003 relative TSR performance above target. These shares are valued at fair market value on the date of grant ($39.65 closing price per share for Constellation common stock on February 26, 2004). Shares vest ratably over three years beginning May 2, 2004. Dividends on unvested shares are accumulated and used to purchase additional shares; and
(iii)	8,827 stock units that are fully vested but are subject to transfer restriction until February 26, 2009. The units are valued at fair market value on the date of grant ($39.65 closing price per share for Constellation common stock on February 26, 2004). Dividend equivalents on these units are accumulated and used to purchase additional units.

Option Grant Table

The following table shows the number of options to purchase Constellation common stock that was granted by Constellation during 2005 to each person named in the 2005 Summary Compensation Table on page 173.

STOCK OPTION GRANTS IN 2005

Individual Grants

Name	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value ($)(3)
M. A. Shattuck III	334,210	(1)	8.7	50.96	2/24/15	2,550,022
	75,874	(2)	2.0	58.33	2/26/14	374,059
	975,487	(2)	25.4	58.33	2/5/12	4,809,151

T. V. Brooks	98,300	(1)	2.6	50.96	2/24/15	750,029
	102,330	(2)	2.7	58.33	11/12/11	504,487
	45,918	(2)	1.2	58.33	5/2/13	226,376
	185,198	(2)	4.8	58.33	5/24/12	913,026
	28,451	(2)	0.7	58.33	2/26/14	140,263

E. F. Smith	98,300	(1)	2.6	50.96	2/24/15	750,029
	46,759	(2)	1.2	58.33	11/12/11	230,522
	18,618	(2)	0.5	58.33	2/26/14	91,787
	29,301	(2)	0.8	58.33	5/2/13	144,454
	141,067	(2)	3.7	58.33	2/5/12	695,460
	35,939	(2)	0.9	58.33	5/24/12	177,179

F. J. Dawson	—		—	—	—	—

G. E. Persky	—		—	—	—	—

(1)	Represents an option grant made on February 24, 2005 pursuant to Constellation’s Executive Long-Term Incentive Plan with an exercise price equal to the fair market value of Constellation common stock on the date of grant ($50.96 average of high and low price per share for Constellation common stock on February 24, 2005). The option grant vests and becomes exercisable in three equal annual installments beginning on February 24, 2006.
(2)	Represents replacement options granted to Messrs. Shattuck and Brooks and Ms. Smith on December 21, 2005 with an exercise price equal to the fair market value of Constellation common stock on the date of grant ($58.33 average of high and low price per share) following the exercise of all vested options held by such executive officers at the request of the Compensation Committee. The replacement options are fully vested. These options replaced 1,467,387, 498,611 and 392,687 vested options that were exercised by Messrs. Shattuck and Brooks and Ms. Smith, respectively, at the request of the Compensation Committee for purposes of minimizing the potential amount of excise taxes and tax gross-up payable by Constellation on behalf of the executive officer pursuant to Section 4999 of the Internal Revenue Code. The number of replacement options is equal to the actual options exercised, less the number of shares of common stock actually delivered to the executive officer net of tax withholding. Each executive officer continues to hold all of the resulting value realized upon the exercise of such officer’s vested options in shares of Constellation common stock.

(3)	Based on Black-Scholes option pricing model. The following assumptions were used in calculating the Grant Date Present Values:

Grant Date	Dividend Yield	Risk-Free Rate of Return	Adjustment for Risk of Forfeiture	Expected Volatility	Option Term	Expected Life		Black- Scholes Value
2/24/05	3.00%	3.87%	3.00%	17.52%	10 yrs.	5 yrs.		$7.63
12/21/05	3.00%	4.34%	0%	20.30%	6-9 yrs.	1 yr.	*	$4.93

*	Options granted on December 21, 2005 will be cancelled upon completion of the merger with FPL Group.

Aggregated Option Exercises and Year End Option Values

AGGREGATED OPTION EXERCISES IN 2005

AND OPTION VALUES AT DECEMBER 31, 2005

Name	Shares Acquired on Exercise (#)(1)	Value Realized ($)(1)		Number of Securities Underlying Unexercised Options at December 31, 2005 Exercisable/Unexercisable (#)	Value of Unexercised In-the-Money Options at December 31, 2005 Exercisable/Unexercisable ($)(2)
M. A. Shattuck III	1,467,387	43,527,637	(3)	1,051,361/518,983	0/5,539,525
T. V. Brooks	498,611	14,303,649	(4)	361,897/199,569	0/2,818,572
E. F. Smith	445,147	13,143,954	(5)	271,684/165,606	0/2,090,643
F. J. Dawson	40,000	1,056,229		14,933/4,967	448,571/143,000
G. E. Persky	—	—		9,933/4,967	285,971/143,000

(1)	On December 21, 2005, at the request of the Compensation Committee, Messrs. Shattuck and Brooks and Ms. Smith exercised all vested options held by them, including options to purchase 550,000 shares held by Mr. Shattuck for which the Compensation Committee accelerated vesting (the “Exercised Options”).
(2)	Based on $57.60, the closing price per share of Constellation common stock on December 31, 2005.
(3)	The value realized consists of the pre-tax value of shares issued to Mr. Shattuck upon the exercise of the Exercised Options. After tax withholding, Mr. Shattuck holds all of the resulting value realized in 416,026 shares of Constellation common stock.
(4)	The value realized consists of the pre-tax value of shares issued to Mr. Brooks upon the exercise of the Exercised Options. After tax withholding, Mr. Brooks holds all of the resulting value realized in 136,714 shares of Constellation common stock.
(5)	The value realized includes the pre-tax value of shares issued to Ms. Smith upon the exercise of the Exercised Options. After tax withholding, Ms. Smith holds all of the resulting value realized in 121,003 shares of Constellation common stock.

Long-Term Incentive Plan Awards Table

Target awards of performance units were made for the three-year performance period that began January 1, 2005 pursuant to Constellation’s Executive Long-Term Incentive Plan. Each performance unit is equivalent to one dollar ($1.00). The value of the performance unit award payouts is dependent on Constellation’s total shareholder return for the three-year performance period relative to the total shareholder return of either investment grade large- and mid-cap companies in the Dow Jones Electricity and Multiutilities Indexes or companies in the S&P 500 Index. The performance measures used to determine the performance unit award payouts are discussed in additional detail in the Report of Compensation Committee on Executive Compensation on page 183. After the end of the three-year performance period, awards will be paid out 50% in cash and 50% in cash or equity at the discretion of the Compensation Committee.

The following table reports potential payouts of performance units awarded to the persons named in the 2005 Summary Compensation Table on page 173. The threshold, target and maximum awards are equal to 50%, 100% and 200%, respectively, of the performance unit target award, for the Dow Jones Electricity and Multiutilities Indexes measure and 50%, 75% and 150%, respectively, of the performance unit target award, for the S&P 500 Index measure. Payouts are interpolated between award levels.

Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Non-Stock Price-Based Plans
			Dow Jones Electricity and Multiutilities Indexes Measure			S&P 500 Index Measure
			Threshold (#)	Target (#)	Maximum (#)	Threshold (#)	Target (#)	Maximum (#)
M. A. Shattuck III	2,550,000	1/1/05 to 12/31/07	1,275,000	2,550,000	5,100,000	1,275,000	1,912,500	3,825,000
T. V. Brooks	750,000	1/1/05 to 12/31/07	375,000	750,000	1,500,000	375,000	562,500	1,125,000
E. F. Smith	750,000	1/1/05 to 12/31/07	375,000	750,000	1,500,000	375,000	562,500	1,125,000
F. J. Dawson	—	—	—	—	—	—	—	—
G. E. Persky	—	—	—	—	—	—	—	—

Pension Benefits

Mr. Shattuck and Ms. Smith participate in the Senior Executive Supplemental Plan. Under the plan, at retirement a participant must be at least age 55 with 10 or more years of vesting service or at least age 62 with five or more years of vesting service to be entitled to any benefits. Benefits paid before age 62 are reduced for early receipt. Mr. Shattuck’s normal retirement annuity benefit under the plan, which is available at age 62 with five or more years of vesting service, will be computed at 60% of covered earnings. At December 31, 2005, based on his current age of 51 and four years and two months of vesting service, Mr. Shattuck was not eligible for benefits under the plan as he did not meet the age and service requirements.

Normal retirement annuity benefits available under the plan at age 62 for Ms. Smith accrue at 5.5% per year of benefit service, up to a maximum annuity benefit of 55% of covered earnings. At December 31, 2005, based on her current age of 46 and four years and seven months of vesting service, Ms. Smith was not eligible to receive benefits under the plan as she did not meet the age and service requirements. As of that date, she has accrued benefits equal to 25.2% of covered earnings, which would be available at age 62 if she meets the service requirement.

Covered earnings are equal to the average of the highest two of the last five years’ base pay amounts plus the average of the highest two of the last five years’ annual incentive award amounts. Benefits payable under the plan are paid in periodic installments unless a participant elects a lump sum. Plan participants are entitled to a 50% survivor annuity benefit at no cost. The benefits computed under the Senior Executive Supplemental Plan will be offset by benefits under the qualified employee pension plan applicable to most employees but will not be offset for Social Security.

Normal retirement annuity benefits are available at age 62 under the Supplemental Pension Plan and are computed as a percentage of covered earnings. Covered earnings are equal to the prior year base salary plus average annual incentive (highest two of the last five years’ annual incentive award percentages multiplied by base pay at the end of the prior year). Benefits accrue under the plan based on years of service ranges. Under the plan, at retirement a participant must be at least age 55 with 10 or more years of service or at least age 62 with one or more years of service. Benefits paid before age 62 are reduced for early receipt. Benefits payable under the plan are paid in periodic installments unless a participant elects a lump sum. Plan participants are entitled to a 50% survivor annuity benefit at no cost. The benefits computed under the Supplemental Pension Plan will be offset by the benefit under the qualified employee pension plan applicable to most employees but will not be offset by Social Security. None of the persons named in the 2005 Summary Compensation Table beginning on page 173 participates in the Supplemental Pension Plan.

Vesting of accrued benefits under the Senior Executive Supplemental Plan and the Supplemental Pension Plan accelerates when any of these events occur: employment termination, demotion or loss of benefit eligibility without cause; a change in control of Constellation followed within two years by the executive’s demotion, employment termination or loss of benefit eligibility; or reduction of previously accrued benefits. As a result of such accelerated vesting, the executive would be entitled to a lump sum payout of the vested amount from the applicable pension plan after employment termination. For a description of how benefits under these plans would be affected by the merger, see “Additional Interests of Constellation’s Directors and Executive Officers—Payments Due Upon a Termination of Employment—Potential Enhanced Supplemental Retirement Benefits” beginning on page 123.

Mr. Brooks’, Mr. Dawson’s and Mr. Persky’s normal retirement lump sum benefits, which are available at age 65 under the Benefits Restoration Plan, accrue in accordance with the benefit formula of the qualified employee pension plan but without regard to Internal Revenue Service limitations. Under the plan, a lump sum benefit is computed based on covered earnings multiplied by a total credit percentage. Covered earnings are equal to the average of the highest three of the last five years’ base pay plus annual incentive. The total credit percentage is equal to the sum of the credit percentages based on the following formula—5% per year of service through age 39, 10% per year of service from age 40 to age 49, and 15% per year of service after age 49. Mr. Brooks’, Mr. Dawson’s and Mr. Persky’s lump sum benefits under the plan at normal retirement age 65 will total 341%, 362% and 371%, respectively, of final average salary and bonus, and will be offset by the benefits under the qualified employee pension plan applicable to most employees, but will not be offset by Social Security. No benefits are available under the plan until a participant has at least five years of service. At December 31, 2005, Mr. Brooks was age 43 and had four years and nine months of service, Mr. Dawson was age 38 and had four years and nine months of service and Mr. Persky was age 35 and had four years and nine months of service. Benefits payable under the plan are paid in periodic installments unless a participant elects a lump sum.

If Mr. Shattuck or Ms. Smith terminate employment after five years of service but prior to meeting the eligibility requirements for benefits under the Senior Executive Supplemental Plan, (i.e., before reaching age 55 with 10 or more years of vesting service or age 62 with five or more years of vesting service), they would be eligible to receive benefits under the Benefits Restoration Plan calculated in the same manner as described above with respect to Messrs. Brooks, Dawson and Persky. At December 31, 2005, Mr. Shattuck was age 51 and had four years and two months of service and Ms. Smith was age 46 and had four years and seven months of service.

Under the Supplemental Benefits Plan, each executive is also entitled to personal financial, tax and estate planning benefits that continue during the year of retirement plus the next two calendar years. If a retired executive continues to serve as a member of the Constellation board of directors, the personal financial, tax and estate planning benefit period extends until Constellation board of directors membership ceases.

Covered earnings used to compute pension benefits for the individuals named in the 2005 Summary Compensation Table on page 173 as of December 31, 2005 were as follows:

M. A. Shattuck III	$4,486,000
T. V. Brooks	3,133,300
E. F. Smith	1,986,500
F. J. Dawson	400,000
G. E. Persky	375,000

Constellation sponsors the Nonqualified Deferred Compensation Plan that provides the opportunity for eligible employees including the individuals named in the 2005 Summary Compensation Table on page 173 to defer certain compensation including base salary and annual incentives. Under the plan, Constellation matches base salary deferral amounts for salary over the Internal Revenue Service compensation limit (applicable to qualified employee 401(k) plans) using the same matching formula as under the Constellation qualified employee 401(k) plan (match of 50% up to the first 6% of employee salary deferral). Nonqualified Deferred Compensation Plan participants may elect to invest their plan account balances in investment options that substantially mirror the qualified employee 401(k) plan options. Plan participants do not pay taxes on amounts deferred, company contributions, or earnings thereon, until amounts are distributed from the Nonqualified Deferred Compensation Plan. An executive’s benefits under the Nonqualified Deferred Compensation Plan always are fully vested and are payable after employment termination.

Constellation previously funded a rabbi trust to secure benefits accrued through December 31, 2002 under the Senior Executive Supplemental Plan and the Supplemental Pension Plan. Constellation’s last contribution to the trust was made during 2003. Constellation currently funds a rabbi trust for the Nonqualified Deferred Compensation Plan. Contributions to the trust include the amount of participant deferred compensation and employer matching contributions. These rabbi trusts do not increase the amount of supplemental pension benefits or deferred compensation. Following completion of the merger with FPL Group, the rabbi trusts cannot be amended for two years, the trustees may not be removed for two years and a reversion of excess trust assets cannot be taken for two years.

A copy of the following Constellation plans may be found in Constellation’s reports as follows: Senior Executive Supplemental Plan—Exhibit 10(e) to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2004; Supplemental Pension Plan—Exhibit 10(d) to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2004; Benefits Restoration Plan—Exhibit 10(m) to the Annual Report on Form 10-K for the year ended December 31, 2001; Supplemental Benefits Plan—Exhibit 10(p) to the Annual Report on Form 10-K for the year ended December 31, 2001; and Nonqualified Deferred Compensation Plan—Exhibit 10(c) to the Annual Report on Form 10-K for the year ended December 31, 2002.

Merger with FPL Group

The completion of the merger with FPL Group will constitute a change in control under Constellation’s equity plans and supplemental pension plans. This may accelerate benefits payable to the named executive officers under certain circumstances as described in this joint proxy statement/prospectus under “The Proposed Merger—Additional Interests of FPL Group’s and Constellation’s Directors and Executive Officers in the Merger” beginning on page 122.

Severance, Employment and Other Agreements

As discussed in this joint proxy statement/prospectus under “The Proposed Merger—Additional Interests of Constellation’s Directors and Executive Officers in the Merger—Payments Due Upon a Termination of Employment—Amended and Restated Change in Control Severance Agreements” beginning on page 122, Constellation has entered into change in control severance agreements with certain executive officers, including Messrs. Shattuck and Brooks and Ms. Smith.

In December 2005, Constellation and Mr. Shattuck entered into an employment agreement relating to his employment by Constellation following the consummation of the merger with FPL Group. In April 2006, Mr. Shattuck waived his right under the employment agreement to receive an enhanced cash severance payment upon termination of his employment during the term of the agreement. This employment agreement is described in this joint proxy statement/prospectus under “The Proposed Merger—Additional Interests of FPL Group’s and Constellation’s Directors and Executive Officers in the Merger—New Employment Agreement with Mr. Shattuck” beginning on page 129.

In July 2004, Ms. Smith entered into an employment agreement with Constellation for an initial term of three years. Each July 1, beginning July 1, 2005, the agreement is extended automatically for an additional one year unless one party provides written notice to the other not to so extend. The term of the employment agreement has been extended until July 1, 2009. Under the terms of the agreement, Ms. Smith serves as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Constellation at a minimum annual base salary of $500,000. During the term of the agreement, Ms. Smith’s annual incentive opportunity target will be 100% of annual base salary, with a minimum annual opportunity of 0% of annual base salary and a maximum annual opportunity of 300% of annual base salary, based on Constellation and individual performance. The agreement also provides for an annual grant of a long-term incentive opportunity with a value at grant of $1,000,000 and an annual grant of service-based restricted stock with a value of $500,000 with three-year ratable vesting. In the event of termination of Ms. Smith’s employment by Constellation without cause or Ms. Smith’s resignation from employment with Constellation for good reason, Ms. Smith will receive (a) the portion of her annual base salary that has been earned but not yet paid, (b) a pro-rated annual incentive award paid at target, (c) a lump sum cash payment of $4,500,000, (d) accelerated vesting of non-performance-based equity awards, (e) payment of any performance-based equity award earned by Ms. Smith under a long-term incentive plan based on Constellation’s performance when such awards are payable to other participants, (f) health and dental benefits under Constellation’s employee plans or substantially equivalent benefits for the remainder of the then current term of the employment agreement or, if later, two years from the date of termination and (g) 60 days of outplacement services at a cost not to exceed $50,000. Ms. Smith is required to release Constellation and its subsidiaries from legal claims as a condition to receiving the benefits.

Ms. Smith’s employment agreement supersedes any prior agreements between her and Constellation except her change in control severance agreement. In the event Ms. Smith is entitled to payments under both the employment agreement and the change in control severance agreement, she will receive payments and benefits under the agreement most beneficial to her.

Common Stock Performance Graphs

5-Year Performance Graph

The following graph assumes $100 was invested on December 31, 2000 in Constellation common stock and compares the share price performance with the S&P 500 Index and the S&P 500 Electric Utilities Index. Total return is computed assuming reinvestment of dividends.

1-Year Performance Graph

The following graph assumes $100 was invested on December 31, 2004 in Constellation common stock and compares the share price performance with the S&P 500 Index and the S&P 500 Electric Utilities Index. Total return is computed assuming reinvestment of dividends.

Report of Compensation Committee on Executive Compensation

Compensation Committee

The Compensation Committee of the Constellation board of directors is responsible for executive compensation policies. We also approve all compensation and benefit plans, specific salary amounts, and other compensation awards for individual executive officers. All of our Committee members are independent directors.

Philosophy

We design compensation policies to encourage executives to manage Constellation in the best long-term interests of its stockholders and to enable Constellation to attract and retain highly motivated executives with outstanding skills and who are best suited to drive its success over the long term. The Committee has retained an outside executive compensation consultant as our advisor in the areas of executive compensation and benefits.

The Committee references Constellation’s comparative labor markets for the purposes of establishing executive compensation and benefits. The applicable labor markets correspond with Constellation’s executive hiring experience, and include companies whose executives have similar roles and responsibilities and are representative of industries relevant to Constellation’s businesses. Peer groups are reflective of the industries and labor markets in which Constellation competes for executives, and general industry companies of similar size to Constellation.

The elements of executive compensation are:

•	base salary,

•	short-term incentive awards, and

•	long-term incentive awards.

The Committee’s philosophy is that base salary should be linked to the median level of the relevant labor market. The aggregate of an executive’s base salary and target short-term incentive awards should approximate the median level of the relevant labor market for average performance, and base salary and actual short-term incentive award payouts should approximate the 75th percentile for superior personal and company performance. Long-term incentive award grants should bring target total direct compensation to approximately the 50th percentile of the relevant labor market. Under this approach, a high proportion of executive compensation is “at risk” in the form of short- and long-term incentive opportunities. As described below, staff and business unit and individual performance are among the criteria we use in determining base salary, and are key components in determining both short-term and long-term incentive awards. Also, stock-based compensation such as stock options and restricted stock link a significant portion of long-term compensation to stock price appreciation realized by all Constellation stockholders.

In addition, executives receive various company-provided perquisites. The Committee reviewed the type and level of perquisites provided to executive officers, and determined that the perquisites provided during 2005 were reasonable. During 2005, the incremental cost to Constellation of the perquisites provided to any executive officer did not exceed $50,000.

The Committee has also established stock ownership guidelines for Constellation’s executives. The guidelines seek to align the interests of these executives with the interests of stockholders, by encouraging long-term value creation by requiring each executive to acquire holdings of Constellation stock with a value equal to established multiples of base salary. For those executives who are members of Constellation’s executive management committee, the stock ownership guidelines are:

• Chief Executive Officer	7 times base salary
• Executive Vice Presidents	5 times base salary
• Senior Vice Presidents	3 times base salary

Under the guidelines, Messrs. Brooks, Dawson and Persky are required to acquire holdings of Constellation stock with a value equal to the average of their base salary plus short-term incentive awards plus long-term incentive awards over the prior three years.

Annual Cash Compensation

Base Salary. We used compensation data developed by well recognized compensation consulting firms, the Committee’s compensation philosophy and our assessment of individual, staff and business unit performance to determine base salary increases for executives in 2005. Mr. Shattuck’s 2005 base salary was unchanged from 2004 remaining at $1 million.

Short-Term Incentives. Bonus payments under the 2002 Executive Annual Incentive Plan approved by stockholders in 2002 (the “Executive Annual Incentive Plan”) for Mr. Shattuck and other executives represent the short-term incentive component of executive compensation. The Committee considered bonuses for Mr. Shattuck and the other executives based on achievement of corporate financial and business plan objectives, and individual performance.

At the beginning of 2005, the Committee determined the appropriate short-term incentive amount at target performance for each executive except Messrs. Brooks, Dawson and Persky. The Committee then established annual incentive performance metrics for different 2005 adjusted earnings per share ranges for each level of performance. The Committee also established the maximum annual incentive award opportunity available to each executive including Messrs. Brooks, Dawson and Persky.

Constellation’s 2005 adjusted earnings per share was in excess of the target performance level established by the Committee at the beginning of the year. Compared to 2004, adjusted earnings per share was up 16%, exceeding the top end of Constellation’s guidance. In determining actual bonus payments to be made to each executive, the Committee also assessed individual and business and staff unit performance against the pre-established quantitative and qualitative measures, and also took into account the following accomplishments: Constellation’s superior earnings growth rate compared to comparable companies; Constellation’s wholesale competitive supply business had a strong year with new origination up 99% driven by strong portfolio management and trading performance and a prospering coal and gas business; Constellation’s generation business and corporate staff realized productivity benefits of $90 million, $10 million over the pre-established target; the further strengthening of Constellation’s balance sheet by continued reduction of the debt to capital ratio; Constellation was named the Most Admired Energy Company in North America by FORTUNE Magazine, received the 2005 Edison Award from the Edison Electric Institute, the power industry’s highest honor, and ranked as the top utility in Business Week’s annual evaluation of the best performing companies in the S&P 500 stock index. Based on this review, the Committee authorized bonus payments for 2005 performance to Mr. Shattuck and the other named executives, as shown in the column in the 2005 Summary Compensation Table beginning on page 173 titled Annual Compensation—Bonus.

Long-Term Incentives

The Constellation Executive Long-Term Incentive Plan allows various types of awards that are linked to corporate performance, including stock options as well as restricted stock, restricted stock units and performance units subject to performance-based contingencies. Outstanding grants under the Plan include performance-based restricted stock, performance units and stock options. The value of these long-term incentive grants correlates to future performance, as performance-based restricted stock and performance unit grants are subject to forfeiture if performance criteria are not satisfied and stock options provide value to the executive only to the extent the market price of Constellation common stock appreciates over the option term. Most grants are subject to forfeiture if the executive’s employment terminates for certain reasons during the applicable performance period.

2005 Grants. In February 2005, the Committee made grants to Mr. Shattuck and certain other executives under the Executive Long-Term Incentive Plan at levels designed to provide appropriate long-term performance incentives. The amount of the grants made to each executive was determined taking into account market compensation data, corporate, business and staff unit and individual performance. The grants consisted of the following:

•	50% of the grant value was delivered in non-qualified stock options with ratable vesting over three years. Awards become exercisable in three equal annual installments on February 24, 2006, February 24, 2007 and February 24, 2008. These options provide a reward for stock price appreciation over a long-term period of up to 10 years, seeking to align the interests of the executives with those of stockholders. The options granted are included in the column of the 2005 Summary Compensation Table beginning on page 173 titled Long-Term Compensation—Securities Underlying Options and in the Option Tables beginning on page 173.

•	The remaining 50% of the grant value was delivered in the form of performance units that vest at the end of the three-year performance period. The performance units were granted at target and are paid out only if Constellation meets performance objectives established by the Committee. The primary performance criteria is Constellation’s 2005-2007 total shareholder return (TSR) relative to investment grade large- and mid-cap companies in the combined Dow Jones Electricity and Multiutilities Indexes. If Constellation’s TSR is below a minimum threshold during the performance period, then Constellation’s TSR will be measured against the TSR of companies in the S&P 500 Index. The potential payouts of performance units to Mr. Shattuck and certain other executives under the primary and secondary performance measures are shown in the Long-Term Incentive Plan Awards Table beginning on page 178.

Also in February 2005, the Committee made grants of service-based restricted stock under Constellation’s long-term incentive plans to certain named executive officers, which vest ratably over three years. Dividends are automatically reinvested. The dollar value of the restricted stock granted is shown in the column of the 2005

Summary Compensation Table beginning on page 173 titled Long-Term Compensation—Restricted Stock Awards beginning on page 173.

In December 2005, the Committee requested four executive officers, including Messrs. Shattuck and Brooks and Ms. Smith, to exercise all vested options held by them, including options to purchase 550,000 shares held by Mr. Shattuck for which the Committee accelerated vesting, for purposes of minimizing the amount of excise taxes and tax gross-up which might be payable by Constellation on behalf of each executive officer pursuant to Section 4999 of the Internal Revenue Code. Following the exercise of such vested options, the Committee granted replacement options to each of the executive officers that are fully vested, have an exercise price equal to the fair market value of Constellation common stock on the date of grant and retain the expiration date of the options that were replaced. The number of replacement options is equal to the actual options exercised, less the number of shares of common stock actually delivered to the executive officer net of tax withholding. Each executive officer continues to hold all the resulting value realized upon the exercise of such officer’s vested options in shares of Constellation common stock. The replacement options granted are included in the column of the 2005 Summary Compensation Table beginning on page 173 entitled Long-Term Compensation—Securities Underlying Options. The option exercises and replacement option grants also are included in the Option Tables beginning on page 177.

Merger with FPL Group

In December 2005, the Committee reviewed and approved an employment agreement between Constellation and Mr. Shattuck relating to Mr. Shattuck’s employment by Constellation following the merger with FPL Group, which will become effective upon the completion of the merger. The employment agreement with Mr. Shattuck is described in this joint proxy statement/prospectus under “The Proposed Merger—Additional Interests of Constellation’s Directors and Executive Officers in the Merger” beginning on page 122.

Policy Concerning $1 Million Deduction Limitation

Section 162(m) of the Internal Revenue Code limits to $1 million the tax deduction of public companies for compensation paid to their chief executive officers and the four other most highly compensated executive officers. There are several exemptions to Section 162(m), including one for qualified performance-based compensation. To be qualified, performance-based compensation must meet various requirements, including stockholder approval. Our Committee’s general intent is to design and administer the executive compensation programs in a manner that will preserve the deductibility of compensation payments to executive officers. However, this goal is secondary in importance to achievement of our compensation philosophy discussed earlier in this report, including managing Constellation in the best long-term interests of its stockholders. We previously adopted, and our stockholders approved, the Executive Annual Incentive Plan and the Executive Long-Term Incentive Plan in order to meet the performance-based qualification under the Internal Revenue Code. While we adopted the above-mentioned plans, we feel it is appropriate to maintain the flexibility of our Committee to exercise judgment in assessing an executive’s performance in order to achieve the desired compensation objectives, which may result in certain nondeductible compensation payments from time to time.

Robert J. Lawless, Chairman	Lynn M. Martin

Douglas L. Becker	Michael D. Sullivan

Freeman A. Hrabowski, III

Section 16(a) Beneficial Ownership Reporting Compliance

Constellation’s directors and executive officers are required to file initial reports of ownership and reports of changes of ownership of Constellation common stock with the Securities and Exchange Commission. Based upon a review of these filings and written representations from the Constellation directors and executive officers, all required filings were timely made in 2005.

CONSTELLATION PROPOSAL 4: RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS CONSTELLATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006

Vote Required; Recommendation of the Constellation Board of Directors

Approval of the proposal to ratify PricewaterhouseCoopers LLP as Constellation’s independent registered public accounting firm for the year 2006 requires the affirmative vote of a majority of the votes cast by holders of shares of Constellation common stock present in person or by proxy at the meeting and entitled to vote, assuming a quorum is present. Abstentions and “broker non-votes” have no effect on this proposal, except they will be counted as having been present for purposes of determining the presence of a quorum. See “Information About the Annual Meetings and Voting” beginning on page 39.

THE CONSTELLATION BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CONSTELLATION STOCKHOLDERS VOTE FOR APPROVAL OF THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR APPROVAL OF THIS PROPOSAL.

General

The Audit Committee of the Constellation board of directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm of Constellation for the fiscal year ending December 31, 2006. PricewaterhouseCoopers LLP has been Constellation’s independent auditors since 1941. A member of PricewaterhouseCoopers LLP will be at the annual meeting and will have the opportunity to make a statement and answer appropriate questions. If the stockholders fail to ratify PricewaterhouseCoopers LLP as the independent registered public accounting firm, the Audit Committee will reconsider its selection.

Fees

Below is a breakdown of fees paid to PricewaterhouseCoopers LLP in 2004 and 2005:

	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2004	$7,752,473	$1,081,097	$72,977	$0
2005	$6,606,982	$567,707	$74,250	$0

The “Audit Fees” category includes approximately $3.9 million and $2.7 million for 2004 and 2005, respectively, of fees paid to PricewaterhouseCoopers LLP in connection with its performance of Sarbanes-Oxley Section 404 attestation procedures. The “Audit-Related Fees” category for 2004 includes approximately $0.8 million of advisory services with respect to preparing for Sarbanes-Oxley Act Section 404 attestation. The “Audit-Related Fees” category for 2004 and 2005 also includes fees paid in connection with other services related to our annual audit and interim reviews including statutory audits and, for 2005, services related to the merger with FPL Group. The “Tax Fees” category consists, for 2004 and 2005, of fees paid in connection with executive tax services.

Policy for Approval of Audit and Permitted Non-Audit Services

The Audit Committee is responsible for the appointment, compensation, and oversight of the work of Constellation’s independent registered public accounting firm. As part of this responsibility, the Audit Committee has adopted an Audit and Non-Audit Pre-Approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent registered public accounting firm must be approved. All services to be provided by the independent registered public accounting firm as well as the related fees must be pre-approved by the Audit Committee and all such services and fees were pre-approved in 2004 and 2005. The Chairman of the Audit Committee has been delegated the authority to specifically pre-approve services, which pre-approval is subsequently reviewed with the Committee. In no event may pre-approval authority be delegated to Constellation management. In the course of carrying out its responsibilities, the Audit Committee considers whether services proposed to be performed by the independent registered public accounting firm are consistent with the rules promulgated by the Securities and Exchange Commission on auditor independence. The Audit Committee also considers the independent registered public accounting firm’s familiarity with Constellation’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance Constellation’s ability to manage or control risk or improve audit quality.

CONSTELLATION PROPOSAL 5: STOCKHOLDER PROPOSAL

Vote Required; Recommendation of the Constellation Board of Directors

Approval of the stockholder proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Constellation common stock present in person or by proxy at the meeting and entitled to vote, assuming a quorum is present. Abstentions and “broker non-votes” have no effect on this proposal, except they will be counted as having been present for purposes of determining the presence of a quorum. See “Information About the Annual Meetings and Voting” beginning on page 39.

THE CONSTELLATION BOARD OF DIRECTORS MAKES NO VOTING RECOMMENDATION WITH RESPECT TO THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE COUNTED AS ABSTENTIONS.

General

Constellation has been advised by the International Brotherhood of Electrical Workers Pension Benefit Fund, 900 Seventh Street, N.W., Washington, DC 20001, that it holds 4,033 shares of common stock and that the following proposal will be presented for action at the annual meeting:

RESOLVED, That the shareholders of Constellation Energy Group Inc. (“Company”) urge that the Board of Directors take the necessary steps to declassify the Board of Directors for the purpose of establishing annual elections for directors. The Board of Directors declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected.

Stockholder’s Supporting Statement

We believe the election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. We believe that classification of the board of directors, which results in only a portion of the board being elected annually, is not in the best interests of our Company and its stockholders for the following reasons.

Constellation Energy Group’s board of directors is divided into three classes, with approximately one-third of all directors elected annually to three-year terms. Eliminating this classification system would require each director to stand for election annually, which we believe would give stockholders an opportunity to register their views on the performance of the board collectively and each director individually.

We believe that electing directors annually is one of the best methods available to stockholders to ensure that Constellation Energy Group, Inc. is managed in the best interests of stockholders. A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February 2003) looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual director elections) and firm value, though the study did not break out the impact of individual governance practices.

In our view, annual director elections is a growing trend. In 2005, according to IRRC, more than 30 companies - including Raytheon, Prudential Financial, Northrop Grumman, and Goldman Sachs - sought and received shareholder approval to declassify their boards. This number was up sharply from the previous year.

We regard as unfounded the concern expressed by some that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders. In the unlikely event that stockholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and would reflect the need for change.

We urge you to vote FOR this resolution.

Constellation Board of Directors’ Position on Stockholder Proposal

The Constellation board of directors has considered the proposal set forth above relating to declassifying the board of directors and has determined not to oppose the proposal and to make no voting recommendation on the proposal to stockholders. In doing so, the Constellation board of directors notes that stockholders are being asked in this joint proxy statement/prospectus to approve a charter amendment, to take effect upon completion of Constellation’s merger with FPL Group, that will, among other things, declassify the board of directors. Constellation is working to complete the merger by the end of 2006, and if the merger is completed by then, directors will stand for annual election beginning with Constellation’s 2007 annual meeting of stockholders.

Approval of this stockholder proposal would not automatically eliminate Constellation’s classified board structure. However, if stockholders approve this proposal and the merger with FPL Group is not completed before the 2007 annual meeting of stockholders, the Constellation board of directors, to the extent consistent with its fiduciary duty to act in a manner it believes to be in the best interests of Constellation and its stockholders, will abide by the vote of stockholders and will present for a vote of stockholders at the 2007 annual meeting an amendment to the Constellation charter that, if approved, would eliminate the classified board structure.

This proposal will not be approved unless it receives the affirmative votes of the holders of a majority of the votes cast on such proposal. Abstentions and broker non-votes will not be counted as either for or against the proposal. If not otherwise specified, proxies will be counted as abstentions.

FPL GROUP PROPOSAL 2: ELECTION OF DIRECTORS

Vote Required; Recommendation of the FPL Group Board of Directors

FPL Group directors are elected by the affirmative vote of a majority of the total number of shares represented at the meeting and entitled to vote for the election of directors, assuming a quorum is present.

Abstentions and votes to withhold have the same effect as a vote against the election of a director, and broker non-votes have no legal effect. See “Information About the Annual Meetings and Voting” beginning on page 39.

THE FPL GROUP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FPL GROUP SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE FPL GROUP BOARD OF DIRECTORS’ NOMINEES.

Nominees

The FPL Group board of directors is currently comprised of twelve members. One member of the FPL Group board of directors, H. Jesse Arnelle, has reached the mandatory retirement age and will retire from the board effective immediately prior to the Annual Meeting, and a second member of the board, Frank G. Zarb, has announced his retirement from the board effective at the same time. In accordance with the FPL Group bylaws, the FPL Group board of directors has adopted a resolution, effective immediately preceding the Annual Meeting, reducing the size of the board to ten members. Each of the other members of the FPL Group board of directors is standing for re-election at the meeting.

Listed below are the ten nominees for election as directors, their principal occupations, and certain other information regarding them. Unless otherwise noted, each director has held his or her present position continuously for five years or more and his or her employment history is uninterrupted. Except as provided in the next sentence, directors serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified. Notwithstanding the election of nominated directors at the annual meeting, the board of directors of the combined company from and after the completion of the merger will be determined in accordance with the merger agreement, as described under “The Proposed Merger—Post-Merger Governance and Management” beginning on page 146.

Unless you specify otherwise in your proxy, it will be voted FOR the election of the listed nominees.

Sherry S. Barrat. Mrs. Barrat, 56, is president of Personal Financial Services for The Northern Trust Company, a banking corporation headquartered in Chicago, Illinois. Mrs. Barrat is a member of Northern Trust’s Management Committee. Prior to being appointed to her current office in January 2006, Mrs. Barrat served as chairman and chief executive officer of Northern Trust Bank of California, N.A., from 1999 through 2005, and as President of Northern Trust Bank of Florida’s Palm Beach Region from 1992 through 1998. Mrs. Barrat joined Northern Trust in 1990 in Miami. Mrs. Barrat has been a director of FPL Group since 1998.

Robert M. Beall, II. Mr. Beall, 62, is chairman and chief executive officer of Beall’s, Inc., the parent company of Beall’s Department Stores, Inc., and Beall’s Outlet Stores, Inc., which operate retail stores located from Florida to California. Mr. Beall is a director of SunTrust Banks, Inc., Blue Cross/Blue Shield of Florida, and the National Retail Federation. He is also past chairman of the Florida Chamber of Commerce and a member of the Florida Council of 100. Mr. Beall has been a director of FPL Group since 1989.

J. Hyatt Brown. Mr. Brown, 68, is chairman and chief executive officer of Brown & Brown, Inc., an insurance broker based in Daytona Beach and Tampa, Florida. He is a director of SunTrust Banks, Inc., BellSouth Corporation, Rock-Tenn Company, and International Speedway Corporation. Mr. Brown is a former member of the Florida House of Representatives and served as Speaker of the House from 1978 to 1980. He is a member and past chairman of the Board of Trustees of Stetson University. Mr. Brown has been a director of FPL Group since 1989.

James L. Camaren. Mr. Camaren, 51, was chairman and chief executive officer of Utilities, Inc. until May 2006. Utilities, Inc. was one of the largest investor-owned water utilities in the United States until March 2002, when it was acquired by Nuon, a Dutch company. He joined the company in 1987 and served successively as vice president of business development, executive vice president, and vice chairman, becoming chairman and chief executive officer in 1996. Mr. Camaren has been a director of FPL Group since 2002.

J. Brian Ferguson. Mr. Ferguson, 52, is chairman and chief executive officer of Eastman Chemical Company, a global chemical company engaged in the manufacture and sale of a broad portfolio of chemicals, plastics, and fibers. Prior to becoming chairman and chief executive officer in January 2002, Mr. Ferguson served as president of Eastman’s Chemicals Group, where he had direct responsibility for all chemicals-based business organizations, as well as the manufacturing, sales, pricing and product management, technology and geographical aspects of the business group. He joined Eastman in 1977 and led several businesses in the U.S. and Asia. Mr. Ferguson is a director of the American Chemistry Council and the National Association of Manufacturers and serves on the President’s Export Council. Mr. Ferguson has been a director of FPL Group since July 2005.

Lewis Hay, III. Mr. Hay, 50, became a director, president and chief executive officer of FPL Group in June 2001, and chairman of FPL Group and chairman and chief executive officer of Florida Power & Light in January 2002. He joined FPL Group in 1999 as vice president, finance and chief financial officer. From March 2000 until December 2001 he served as president of FPL Group’s wholesale power generation subsidiary, FPL Energy, LLC. He is a director of Florida Power & Light, Capital One Financial Corporation and Harris Corporation.

Rudy E. Schupp. Mr. Schupp, 55, has been the president and chief executive officer, and a director, of 1st United Bank, located in Boca Raton, Florida, and chief executive officer and a director of its parent company, 1st United Bancorp, Inc., since mid-2003. He was the chairman, president and chief executive officer of Republic Security Bank in West Palm Beach, Florida from 1984 until March 2001, and the chairman, president and chief executive officer of its parent company, Republic Security Financial Corporation (“RSFC”) from 1985 until March 2001, when RSFC was acquired by Wachovia Corporation. Following the acquisition, he served as Chairman of Florida Banking of Wachovia Bank, N.A. until December 2001. In November 2001 Mr. Schupp became a Managing Director of Ryan Beck & Co., an investment banking and brokerage company, a position he held until March 2003. He is a former director of the Miami Branch of the Federal Reserve Bank of Atlanta, a former president of the Florida Bankers Association and the former chairman of the Business Development Board of Palm Beach County. Mr. Schupp has been a director of FPL Group since March 2005.

Michael H. Thaman. Mr. Thaman, 42, has been senior vice president and chief financial officer of Owens Corning, a world leader in building materials systems and composite systems, since April 2000, and has been its chairman since April 2002. Mr. Thaman joined Owens Corning in August 1992 as director, corporate development, and has held other positions with it since that time. From January 1999 to April 2000, he served successively as vice president and president of the company’s exterior systems business. Mr. Thaman has been a director of FPL Group since 2003.

Hansel E. Tookes, II. Mr. Tookes, 58, retired from Raytheon Company in December 2002. He joined Raytheon in 1999 as president and chief operating officer of Raytheon Aircraft Company, was appointed chairman and chief executive officer of Raytheon Aircraft Company in 2000, and became president of Raytheon International in 2001. From 1980 until joining Raytheon, Mr. Tookes held a variety of leadership positions with United Technologies Corporation, including serving as president of its subsidiary, Pratt & Whitney’s Large Military Engines Group. He is a director of Corning Incorporated, Harris Corporation and Ryder System, Inc. and a member of the National Academies Aeronautics and Space Engineering Board. Mr. Tookes has been a director of FPL Group since March 2005.

Paul R. Tregurtha. Mr. Tregurtha, 70, is chairman and chief executive officer of Mormac Marine Group, Inc., a maritime company, and of Moran Transportation Company, a tug and marine transportation services enterprise. He is also vice chairman of Interlake Steamship Company and Lakes Shipping Company. Mr. Tregurtha previously served as chairman, chief executive officer, president and chief operating officer of Moore McCormack Resources, Inc., a natural resources and water transportation company. Mr. Tregurtha is a director of Teachers Insurance and Annuity Association. He has been a director of FPL Group since 1989.

THE FPL GROUP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES.

Performance Graph

The graph below compares the cumulative total returns, assuming reinvestment of dividends, of FPL Group common stock with the companies in the Standard & Poor’s 500 Index (S&P 500), the Standard & Poor’s Electric Utilities Index (S&P Electrics) and the Dow Jones US Electric Utilities Index (Dow Jones Electrics). The comparison covers the five years ended December 31, 2005, and is based on an assumed $100 investment on December 31, 2000, in each of the S&P 500, the S&P Electrics, the Dow Jones Electrics and FPL Group common stock. The S&P Electrics is based on the performance of 12 companies and the Dow Jones Electrics is based on the performance of 43 companies. The S&P Electrics is more heavily weighted toward companies engaged, to a significant extent, in the traditional state-regulated electric utility business. The Dow Jones Electrics, which includes all of the companies included in the S&P Electrics, also includes a number of companies that are exclusively or primarily engaged in the market-based wholesale power generation business. FPL Group is primarily engaged in the traditional electric utility business, but is increasingly engaged in the wholesale power generation business as well. Therefore, both indexes have been selected for comparison purposes. FPL Group is included in all three indexes.

Total Return for the

Five Years Ended December 31, 2005

Common Stock Ownership of Certain Beneficial Owners and FPL Group Management

The following table indicates how much FPL Group common stock is beneficially owned by each person known by FPL Group to own 5% or more of the FPL Group common stock. Unless otherwise indicated, each person has sole voting and dispositive power.

Name and Address of Beneficial Owner:	Amount and Nature of Beneficial Ownership		Percent of Class(a)
Fidelity Management Trust Company 82 Devonshire Street Boston, Massachusetts 02109	25,351,470	(b)	6.3%

Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	21,608,000	(c)	5.3%

(a)	As of March 14, 2006.
(b)	Shares held as Trustee under the Florida Power & Light Company Master Trust for the retirement savings plans of FPL Group and its affiliates as of March 14, 2006. The Trustee disclaims beneficial ownership of such securities. Shares are voted by the Trustee in accordance with instructions of the participants to whose accounts such shares are allocated, and a proportionate number of shares which are held in the plans but not yet allocated to participants are voted in accordance with such instructions.
(c)	This information has been derived from Schedule 13G/A of Capital Research and Management Company (“Capital Research”), filed with the Securities and Exchange Commission on February 10, 2006. Capital Research, which reported sole voting power over 3,000,000 shares and sole dispositive power over 21,608,000 shares, is deemed to be the beneficial owner of these shares as a result of acting as an investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

The following table shows the number of shares of FPL Group common stock beneficially owned as of March 14, 2006 by each of FPL Group’s directors and each named executive officer listed in the Summary Compensation Table, as well as the number of shares beneficially owned by all of FPL Group’s directors and executive officers as a group. Together these individuals beneficially own less than one percent (1%) of FPL Group common stock as of March 14, 2006. The table also includes information about stock options and phantom or deferred shares credited to the accounts of FPL Group’s directors and executive officers under various compensation and benefit plans. The address of each executive officer and director of FPL Group is c/o FPL Group, Inc., 700 Universe Boulevard, Juno Beach, Florida 33408.

	Common Stock Beneficially Owned
Name	Shares Owned(1)		Shares Under Options Exercisable Within 60 Days	Total Shares Beneficially Owned(2)		Phantom/Deferred Shares(3)
H. Jesse Arnelle(4)	11,028			11,028		27,074
Sherry S. Barrat	12,200			12,200		17,700
Robert M. Beall, II	18,840	(5)		18,840	(5)	5,926
J. Hyatt Brown	32,500	(5)		32,500	(5)	8,190
James L. Camaren	13,100			13,100		4,713
Moray P. Dewhurst	125,613		486,666	612,279		49,979
J. Brian Ferguson	2,800			2,800
Lewis Hay, III	335,211		833,334	1,168,545		217,630
Armando J. Olivera	137,313		286,666	423,979		26,606
James L. Robo	82,292		336,666	418,958		51,217
Rudy E. Schupp	3,200			3,200
John A. Stall	74,079		143,334	217,413		25,293
Michael H. Thaman	6,200			6,200
Hansel E. Tookes II	1,672	(5)		1,672	(5)	2,400
Paul R. Tregurtha	13,400			13,400		13,874
Frank G. Zarb(4)	11,800			11,800
All directors and executive officers as a group (22 persons)	1,096,010		2,336,600	3,432,610		480,224

(1)	Includes shares of restricted stock for Messrs. Dewhurst (34,664), Hay (159,834), Olivera (40,666), Robo (33,666) and Stall (38,666), as well as for Mrs. Barrat (10,200) and Messrs. Arnelle (7,400), Beall (11,800), Brown (11,800), Camaren (7,600), Ferguson (2,800), Schupp (2,800), Thaman (6,200), Tookes (400), Tregurtha (7,400) and Zarb (7,600) and a total of 456,926 shares of restricted stock for all directors and officers as a group. The holders of such shares of restricted stock have voting power, but not dispositive power.
(2)	Represents the total of shares listed under the columns “Shares Owned” and “Shares Under Options Exercisable Within 60 Days.”
(3)	Includes phantom shares under a deferred compensation plan for Mr. Arnelle and under FPL Group’s Supplemental Executive Retirement Plan, as amended, and phantom shares granted to certain directors in connection with the termination in 1996 of the FPL Group, Inc. Non-Employee Director Retirement Plan, all of which are payable in cash, as well as, for Mrs. Barrat (2,000), Mr. Dewhurst (21,602), Mr. Hay (203,655), Mr. Olivera (23,178), Mr. Stall (23,676), Mr. Arnelle (4,400), Mr. Tookes (2,400), and Mr. Tregurtha (4,400) and all directors and officers as a group (309,399), shares of common stock, the receipt of which has been deferred under FPL Group’s Deferred Compensation Plan until, for executive officers, retirement, and for non-executive directors, termination of Board service as to which they have neither voting nor dispositive power. Also includes, for Mr. Dewhurst (23,946) and Mr. Robo (47,893), shares held by the trustee of a grantor trust pursuant to a deferred stock grant made under FPL Group’s LTIP, as to which such officers have neither voting nor dispositive power.
(4)	Mr. Arnelle and Mr. Zarb are retiring as directors of FPL Group immediately prior to the Annual Meeting.
(5)	Includes, for Mr. Beall, 40 shares owned by a son of Mr. Beall who is over 21 years of age, as to which Mr. Beall disclaims beneficial ownership; for Mr. Brown, 700 shares owned by children of Mr. Brown who are over 21 years of age, as to which Mr. Brown disclaims beneficial ownership; and for Mr. Tookes, 272 shares owned by Mr. Tookes’ wife, as to which Mr. Tookes disclaims beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

FPL Group’s directors and executive officers are required to file initial reports of ownership and reports of changes of ownership of FPL Group common stock with the Securities and Exchange Commission. Based upon a review of these filings and written representations from the FPL Group directors and executive officers, all required filings were timely made in 2005 except for a Form 4 by James L. Camaren with respect to the disposition of shares by a limited partnership in which he had a pecuniary interest, which was filed one day late.

Corporate Governance Principles & Guidelines/Code of Ethics

FPL Group has had formal corporate governance standards in place since 1994. FPL Group has reviewed internally and with its board of directors the provisions of Sarbanes-Oxley, the rules of the Securities and Exchange Commission and the current corporate governance listing standards of the NYSE regarding corporate governance policies and processes, and FPL Group is in compliance with those provisions, rules and listing standards. The Governance & Nominating Committee is responsible for reviewing the Corporate Governance Principles & Guidelines and reporting and making recommendations to the FPL Group board of directors concerning corporate governance matters. FPL Group has adopted a Code of Ethics for Senior Executive and Financial Officers, which applies to FPL Group’s principal executive and financial officers, principal accounting officer and persons performing similar functions, as well as a Code of Business Conduct & Ethics applicable to all representatives of FPL Group, including directors, officers and employees. A copy of FPL Group’s Corporate Governance Principles & Guidelines, as well as copies of FPL Group’s Code of Ethics for Senior Executive and Financial Officers and Code of Business Conduct & Ethics, are available in the “Governance” section of FPL Group’s website at www.fplgroup.com/governance/contents/fplgroup_governance.shtml. You can also write to us for printed copies of these documents, without charge, at FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, Attention: Investor Relations.

Director Independence

The FPL Group board of directors has conducted a review regarding the independence of each of its members from management of FPL Group under the criteria legislated by the Sarbanes-Oxley Act, the corporate governance independence standards in Section 303A of the NYSE Listed Company Manual (the “NYSE standards”) and FPL Group’s Corporate Governance Principles & Guidelines. The NYSE standards and FPL Group’s Corporate Governance Principles & Guidelines require that FPL Group have a majority of independent directors, require that the FPL Group board of directors make a determination as to independence, and set out certain independence criteria. The NYSE standards and FPL Group’s Corporate Governance Principles & Guidelines also require that each of the Compensation Committee, Governance & Nominating Committee and Audit Committee consist entirely of independent directors. The NYSE standards and Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) include additional independence requirements for Audit Committee members.

As part of its independence assessment, the FPL Group board of directors considered whether any non-employee director or member of his or her immediate family has a material relationship with FPL Group that would impair the director’s independence. To assist it in making this determination, the Governance & Nominating Committee and the FPL Group board of directors have adopted categorical standards of independence that are included in FPL Group’s Corporate Governance Principles & Guidelines. Under those categorical standards, except in special circumstances, as determined by a majority of the independent members of the FPL Group board of directors, a director will be considered independent if FPL Group or any of its consolidated subsidiaries has made or received payments for property or services to or from any entity of which either (1) the director is an officer or employee or in which the director is a partner or has an ownership interest of 10% or more of the outstanding voting securities or other voting interests or (2) the director’s immediate family member is an executive officer, if such payments in the last fiscal year were less than the greater of $1 million or 2% of such other entity’s consolidated gross revenues for its last fiscal year and such property or services were provided or received in the ordinary course of business of each of the parties. In addition, except in special circumstances, as determined by a majority of the independent members of the FPL Group board of directors, a director will be considered independent if FPL Group or any of its consolidated subsidiaries has a borrowing relationship with a bank or other financial institution of which the director is an officer, employee or director, or the director’s immediate family member is an executive officer, if the total amount of indebtedness does not exceed 1% of the total assets of the financial institution for the last fiscal year.

For purposes of the foregoing discussion, an “immediate family member” is defined as a spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the director’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation.

Based on its review and the categorical standards, in February 2006 the FPL Group board of directors determined that Sherry S. Barrat, Robert M. Beall, II, J. Hyatt Brown, James L. Camaren, J. Brian Ferguson, Rudy E. Schupp, Michael H. Thaman, Hansel E. Tookes II and Paul R. Tregurtha, as well as retiring directors H. Jesse Arnelle and Frank G. Zarb, being all of the non-employee directors, are independent under the Sarbanes-Oxley Act, the NYSE standards and FPL Group’s Corporate Governance Principles & Guidelines.

Director Meetings and Attendance

The FPL Group board of directors met eight times in 2005, including six regular meetings and two special meetings. Each director attended at least 75% of the total number of board meetings and meetings of the committees on which he or she served. Absent circumstances that cause a director to be unable to attend the FPL Group board of directors meeting held in conjunction with the annual shareholders’ meeting, board members are required to attend the annual shareholders’ meeting. All of the eleven directors then in office attended the 2005 annual meeting of shareholders. The FPL Group board of directors and its committees meet on a regular schedule and also hold special meetings from time to time as deemed necessary and appropriate.

Executive Sessions of Non-Management Directors

Executive sessions of non-management directors are provided for in the agenda for each regularly-scheduled board meeting. The sessions are scheduled and chaired by a Presiding Director, who is currently Robert M. Beall, II, the Chair of the Audit Committee. At the 2006 annual shareholders’ meeting, the Presiding Director position will rotate to Sherry S. Barrat, the Chair of the Compensation Committee, and thereafter will rotate annually among the non-management Chairs of the standing committees of the FPL Group board of directors, in alphabetical committee order; provided that no member of the board will serve two consecutive years as Presiding Director. See “—Post-Merger Governance and Management—Other Board of Directors Matters” beginning on page 148 for information regarding the selection of the combined company’s presiding director following completion of the merger.

Committees

The standing committees of the FPL Group board of directors are the Audit Committee, the Compensation Committee, the Governance & Nominating Committee and the Finance & Investment Committee. The membership during 2005 and function of these committees is described below. Each of the committees operates under a charter approved by the FPL Group board of directors. The charter of each of the Audit Committee, the Compensation Committee and the Governance & Nominating Committee complies with the NYSE corporate governance requirements (there are no NYSE requirements for the Finance & Investment Committee). Each of the committees is permitted by its charter to act through subcommittees, and references in this joint proxy statement/prospectus to any of those committees includes any such subcommittees. The charters of the committees are available on FPL Group’s website in the “Governance” section at www.fplgroup.com, and printed copies are available without charge by writing to us at FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, Attention: Investor Relations.

Audit Committee

FPL Group has an Audit Committee established in accordance with applicable provisions of the Exchange Act and the NYSE corporate governance listing standards. FPL Group’s Audit Committee is currently comprised of Messrs. Beall (Chair), Brown, Schupp, Thaman and Zarb. Messrs. Schupp and Thaman became members of the committee in May 2005, and during 2005 Mrs. Barrat served on the committee, as did Frederic V. Malek, until his retirement from the FPL Group board of directors in May 2005. The Audit Committee met nine times in 2005, including meeting regularly with Deloitte & Touche, LLP, FPL Group’s independent registered public accounting firm and the internal auditors, both privately and in the presence of management. The Audit Committee has the authority to appoint or replace FPL Group’s independent registered public accounting firm and approves all permitted services to be performed by the independent registered public accounting firm. The Audit Committee assists the FPL Group board of directors in monitoring the integrity of the financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of FPL Group’s internal audit function and independent registered public accounting firm, the system of disclosure controls and internal controls, and the independence and performance of the internal audit department and the independent registered public accounting firm. The Audit Committee is responsible for establishing procedures for (i) the receipt, retention and treatment of complaints, questions and other information received by FPL Group regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of FPL Group of concerns regarding questionable accounting or auditing matters. A more detailed description and discussion of the Audit Committee’s duties and responsibilities is contained in the Audit Committee Charter, a copy of which is attached as Annex I to this joint proxy statement/prospectus. A copy of the Charter is also available on the Corporate Governance section of FPL Group’s website at www.fplgroup.com/governance/contents/audit_committee.shtml. A printed copy is also available to shareholders free of charge upon written request to us at FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, Attention: Investor Relations.

The FPL Group board of directors has determined that each member of the Audit Committee is independent under the criteria established by Sarbanes-Oxley, the NYSE listing standards, Rule 10A-3 of the Securities Exchange Act of 1934 and FPL Group’s Corporate Governance Principles & Guidelines. In addition, the FPL Group board of directors has determined that each member of the Audit Committee satisfies the “financial literacy” standard of the NYSE and that at least one member of the Audit Committee, Frank G. Zarb, is an “audit committee financial expert” as that term is defined by applicable SEC regulations.

The report of the Audit Committee is included herein beginning at page 201.

Compensation Committee

The Compensation Committee is currently comprised of Mrs. Barrat (Chair) and Messrs. Camaren, Ferguson, Thaman and Tregurtha. Messrs. Thaman and Ferguson became members of the committee in May and July 2005, respectively, and Messrs. Brown (who also served as Chair) and Zarb were members of the committee for a portion of the year. The Compensation Committee met three times in 2005. The FPL Group board of directors has determined that each member of the committee is independent under the NYSE standards and FPL Group’s Corporate Governance Principles & Guidelines. The committee’s functions include reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and other senior officers, evaluating the performance of the CEO in light of those goals and objectives, approving the compensation of the CEO and other senior officers, approving any employment agreements, special supplemental benefits and severance arrangements for the CEO and other senior officers, and making recommendations to the FPL Group board of directors with respect to the compensation of certain other officers and the directors. Additional functions include preparing an annual report on executive compensation for inclusion in FPL Group’s proxy statement, making recommendations to the FPL Group board of directors with respect to incentive compensation plans and other equity-based plans, administration of FPL Group’s annual and long term incentive plans, and retaining, and approving the terms of retaining, any outside compensation consultants engaged by the Committee to assist in the evaluation of director, CEO and other senior officer compensation. A more detailed description and discussion of the Compensation Committee’s duties and responsibilities is contained in the Compensation Committee Charter, a copy of which is available on the Corporate Governance section of FPL Group’s website at www.fplgroup.com/governance/contents/compensation_committee.shtml. A printed copy is also available to shareholders free of charge upon written request to us at FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, Attention: Investor Relations.

The report of the Compensation Committee is included herein beginning at page 203.

Governance & Nominating Committee

The Governance & Nominating Committee is currently comprised of Mrs. Barrat and Messrs. Arnelle, Beall, Brown, Camaren and Tregurtha (Chair). Mr. Brown became a member of the committee in May 2005. The Governance & Nominating Committee met seven times in 2005. The FPL Group board of directors has determined that each member of the committee is independent under the NYSE standards and FPL Group’s Corporate Governance Principles & Guidelines. The committee is responsible for reviewing the size and composition of the FPL Group board of directors, identifying and evaluating potential nominees for election to the board, consistent with criteria developed by the committee and approved by the board, and recommending candidates for all directorships to be filled by the shareholders or the board. The committee will consider potential nominees recommended by any shareholder entitled to vote in elections of directors, as discussed below under “Consideration of Director Nominees.” The committee is also responsible for developing and recommending to the FPL Group board of directors FPL Group’s Corporate Governance Principles & Guidelines, and for monitoring and overseeing those principles and guidelines and FPL Group’s Code of Business Conduct & Ethics and Code of Ethics for Senior Executive and Financial Officers, and recommending any proposed changes to the FPL Group board of directors, conducting an annual self-evaluation, and overseeing the evaluation of the FPL Group board of directors, the Audit, Compensation and Finance & Investment Committees and management. The committee is also responsible for retaining, and approving the terms of retaining, any search firm engaged to identify director candidates.

A more detailed description and discussion of the Governance & Nominating Committee’s duties and responsibilities is contained in the Governance & Nominating Committee Charter, a copy of which is available on the Corporate Governance section of FPL Group’s website at www.fplgroup.com/governance/contents/governance_committee.shtml. A printed copy is also available to shareholders free of charge upon written request to us at FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, Attention: Investor Relations.

Finance & Investment Committee

The Finance & Investment Committee, is currently comprised of Messrs. Arnelle, Camaren, Thaman, Tookes, Tregurtha and Zarb (Chair). Mr. Tookes became a member of the Committee in May 2005, and Mr. Malek was a member and the Chair of the Committee until his retirement from the FPL Group board of directors, also in May 2005. The Finance & Investment Committee met four times in 2005. The Committee’s functions include reviewing and monitoring FPL Group’s financing plans, reviewing and making recommendations to the FPL Group board of directors regarding FPL Group’s dividend policy, reviewing FPL Group’s energy trading, marketing and risk management activities and exposure, and reviewing the performance of FPL Group’s pension funds.

A more detailed description and discussion of the Finance & Investment Committee’s duties and responsibilities is contained in the Finance & Investment Committee Charter, a copy of which is available on the Corporate Governance section of FPL Group’s website at www.fplgroup.com/governance/contents/finance_committee.shtml. A printed copy is also available to shareholders free of charge upon written request to us at FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, Attention: Investor Relations.

Consideration of Director Nominees

Shareholder Nominees

The policy of FPL Group’s Governance & Nominating Committee is to consider properly submitted shareholder nominations of candidates for membership on the FPL Group board of directors. See “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Governance & Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the FPL Group board of directors and to address the membership criteria set forth below under “Director Qualifications.” Any shareholder nominations proposed for consideration by the Governance & Nominating Committee should include the nominee’s name and qualifications for board membership and should be addressed to: Corporate Secretary, FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420.

There are separate requirements under regulations of the SEC and under FPL Group’s bylaws relating to shareholder nominations of persons for election to the FPL Group board of directors at a meeting of shareholders. See “Date For Submission of Shareholder Proposals — FPL Group” beginning on page 217, and “Comparison Of Stockholders’ Rights — Nomination of Directors for Election” beginning on page 219.

Director Qualifications

FPL Group’s Corporate Governance Principles & Guidelines contain board membership criteria that are considered by the Governance & Nominating Committee in recommending non-employee nominees for a position on the FPL Group board of directors. Under these criteria, members of the FPL Group board of directors should have demonstrated character and integrity; an inquiring mind; experience at a strategy and/or policy setting level, or high-level managerial experience in a relatively complex business, government or other organization, or have other similar and relevant experience in dealing with complex problems; an ability to work effectively with others; sufficient time to devote to the affairs of FPL Group; and an ability to represent the balanced interests of the FPL Group shareholders as a whole, rather than special constituencies. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties, and no Company director may serve simultaneously as a director of more than six public companies. Additional criteria include whether an individual assists in achieving a mix of directors that represents a diversity of background and experience, including age, gender, race and specialized experience; whether an individual is nearing or has reached retirement age; the individual’s independence as described in applicable listing standards, legislation and regulations; whether the individual would be considered an “audit committee financial expert” or “financially literate” as described in applicable listing standards, legislation, regulations or Audit Committee guidelines; the extent of the individual’s business experience, technical expertise, or specialized skills or experience; and whether the individual, by virtue of particular experience relevant to FPL Group’s current or future business, will add specific value as a board member. No person will be considered for board membership who is an employee or director of a business in significant competition with FPL Group or of a major or potentially major customer, supplier, contractor, counselor or consultant of FPL Group, or an executive officer of a business where a Company employee-director serves on such other business’ board. No person who shall have attained the age of 72 years by the date of election shall be eligible for election as a director.

Identifying and Evaluating Nominees for Directors

The Governance & Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The committee periodically assesses the appropriate size of the FPL Group board of directors, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee considers various potential candidates for director if deemed appropriate. Candidates may come to the attention of the committee through current board members, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the committee, and may be considered at any point during the year. As described above, the committee considers properly submitted shareholder nominations for candidates for the FPL Group board of directors. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for FPL Group’s annual meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the committee. The committee also reviews materials provided by professional search firms or other parties. In evaluating such nominations, the committee seeks to achieve a balance of knowledge, experience and capability on the FPL Group board of directors. See also “Date for Submission of Shareholder Proposals—FPL Group” on page 217 and “Comparison of Stockholders’ Rights—Nomination of Directors for Election” beginning on page 219.

J. Brian Ferguson, who was appointed to the FPL Group board of directors in July 2005, is a nominee for election to the board this year who has not previously been elected by the shareholders. A third-party search firm, which was retained to help identify and evaluate possible candidates, identified Mr. Ferguson as a possible candidate. The Governance & Nominating Committee reviewed a number of candidates submitted for consideration utilizing the criteria discussed under “Director Qualifications.” Several members of the Committee interviewed Mr. Ferguson, and Mr. Arnelle described to the other Governance & Nominating Committee members his experience with Mr. Ferguson during Mr. Arnelle’s service on the board of directors of Eastman Chemical Company, of which Mr. Ferguson is Chairman and CEO. Following its evaluation, the Governance & Nominating Committee recommended Mr. Ferguson for election to the FPL Group board of directors.

Communications with the FPL Group Board of Directors

Individuals may communicate with the FPL Group board of directors by writing to them c/o FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420. Communications that are intended specifically for non-management directors or the Presiding Director should be sent to the address above to the attention of the Presiding Director. Employees and others who wish to contact the FPL Group board of directors or any member of the Audit Committee to report complaints or concerns with respect to accounting, internal accounting controls or auditing matters, may do so anonymously using the above address.

Director Compensation

Non-Employee Director Compensation Table For Fiscal 2005

Name	Cash Retainer	Equity Compensation(1)	Per Meeting Fees	Committee Chair Fees	Value of Benefits & Perquisites(2)
H. Jesse Arnelle	$32,000	$79,640	$20,800		$3,830
Sherry S. Barrat	32,000	79,640	31,200	$3,063	2,481
Robert M. Beall, II	32,000	79,640	31,200	10,000	263
J. Hyatt Brown	32,000	79,640	28,600	2,500	263
James L. Camaren	32,000	79,640	28,600		263
J. Brian Ferguson	13,565	17,248	7,800		350
Frederic V. Malek(3)	16,000	79,640	11,700	2,500	263
Rudy E. Schupp	24,967	17,248	13,000		639
Michael H. Thaman	32,000	79,640	27,300		263
Hansel E. Tookes, II	24,967	17,248	10,400		833
Paul R. Tregurtha	32,000	79,640	32,500	5,000	263
Frank G. Zarb	32,000	79,640	29,900	3,063	263

(1)

Represents, for all FPL Group directors other that Messrs. Ferguson, Schupp and Tookes, 2,000 shares valued at $39.82 per share, the closing price of FPL Group common stock on the date of grant, as adjusted for the March 15, 2005 stock split, and for Messrs. Ferguson, Schupp and Tookes, 400 shares valued at

$43.12 per share, the closing price of FPL Group common stock on the date of grant. Shares generally may not be transferred until such time as the director ceases to be a member of the FPL Group board.

(2)	The amount listed includes the incremental cost to FPL Group for certain FPL Group directors’ spouses’ attendance at the FPL Group board’s offsite meeting and strategic planning retreat, plus, for all FPL Group directors, the premiums paid by FPL Group for travel and accident insurance covering non-employee directors for travel on company business.
(3)	Mr. Malek retired as a FPL Group director at the 2005 Annual Meeting on May 20, 2005.

Pursuant to FPL Group’s Corporate Governance Principles & Guidelines, to more closely align the interests of FPL Group directors and shareholders, FPL Group directors are encouraged to own a significant equity interest in FPL Group within a reasonable time after initial election to the FPL Group board of directors. An investment of three times the annual cash retainer within three years is the guideline amount. All independent FPL Group directors currently meet these stock ownership guidelines. See “Common Stock Ownership of Certain Beneficial Owners and FPL Group Management” beginning on page 193.

FPL Group directors who are salaried employees of FPL Group or any of its subsidiaries do not receive any additional compensation for serving as a director or committee member. Effective January 1, 2006, non-employee directors of FPL Group receive an annual retainer of $32,000 plus a number of shares of FPL Group common stock determined by dividing $100,000 by the closing price of the FPL Group common stock on the grant date, rounded up to the nearest ten shares. The grant date for the annual retainers paid for 2006 was February 16, 2006, at which time the non-employee directors of FPL Group were each granted 2,400 shares of FPL Group common stock. These shares are generally not transferable until the director ceases to be a member of the board of directors. Non-employee FPL Group committee chairpersons receive an additional annual retainer of $10,000 for the Audit Committee and $5,000 for the other committees. A fee of $1,500 is paid to non-employee directors for each FPL Group board of directors or committee meeting attended. Newly-elected non-employee directors are awarded 400 shares of FPL Group common stock when they join the FPL Group board of directors. These shares are not transferable until the director ceases to be a member of the board and are subject to forfeiture if the director ceases to be a director within five years of his initial election to the board for any reason other than death, disability or attainment of the board’s mandatory retirement age. FPL Group directors may defer all or a portion of their cash and equity compensation in FPL Group’s Deferred Compensation Plan and may participate in FPL Group’s matching gift program, which matches gifts to educational institutions to a maximum of $10,000 per donor. Travel expenses to attend FPL Group board of directors or committee meetings or while on FPL Group board of directors business are reimbursed.

Effective November 1, 1996, FPL Group’s Non-Employee Director Retirement Plan was terminated. Retirement benefits of non-employee directors in office in 1996 and not retiring at or prior to the 1997 annual shareholders’ meeting were converted to share units of FPL Group common stock. The number of share units was fixed on the conversion date, and each participating director is credited quarterly with an amount equal to the dividends that would have been paid on such number of share units, plus interest thereon. Each participating director will be entitled to payment of the then current value of these share units, plus cash dividends and interest, upon ending service as a FPL Group board member. Messrs. Arnelle, Beall and Brown participate in this program. Upon his retirement from the FPL Group board of directors in May 2005, Frederic V. Malek received a life and 120 months certain annuity valued at approximately $465,000 under this program. Mr. Arnelle, whose benefits under this program will be determined upon his retirement from the board as of the date of the Annual Meeting, would have been entitled to receive approximately $537,475 under the program, based on an assumed retirement date of March 31, 2006 and the $40.14 closing share price of FPL Group common stock on such date.

FPL Group Audit Committee Report

The Audit Committee submits the following report for 2005:

The Audit Committee of the board of directors consists of five independent directors. The responsibilities of the Committee are set forth in its written charter, which has been adopted by the board of directors. A copy of that charter, which was amended in July 2005, is included as Annex I to this joint proxy statement/prospectus.

In accordance with the Charter, the Committee assists the FPL Group board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of FPL Group. During 2005, the Committee met nine times, including four meetings where the Committee discussed the interim financial information contained in each quarterly earnings announcement with the chief accounting officer and independent auditors prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and FPL Group that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of FPL Group’s internal controls and the internal audit function’s organization, responsibilities, resources and staffing. The Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed and discussed the audited financial statements of FPL Group for the year ended December 31, 2005, with management and the independent auditors. Management has the responsibility for the preparation of FPL Group’s financial statements, and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the FPL Group board of directors that FPL Group’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

In addition, and in accordance with the Charter, the Committee reviewed and discussed with management and the independent auditors management’s internal control report, management’s assessment of the internal control structure and procedures of FPL Group for financial reporting, and the independent auditor’s attestation of management’s assessment, all as required to be included in FPL Group’s Annual Report on Form 10-K for the year ended December 31, 2005.

As specified in the Charter, it is not the duty of this Committee to plan or conduct audits or to determine that FPL Group’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. These are the responsibilities of FPL Group’s management and independent auditors. In discharging our duties as a Committee, we have relied on (i) management’s representations to us that the financial statements prepared by management have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the independent auditors with respect to such financial statements.

Respectfully submitted,

Robert M. Beall, II, Chairman

J. Hyatt Brown

Rudy E. Schupp

Michael H. Thaman

Frank G. Zarb

Compensation Committee Report

The Compensation Committee submits the following report for 2005:

Overview and Philosophy

FPL Group’s executive compensation program is designed to align compensation with FPL Group’s business strategy, its goals and values, and the return to its shareholders. The program is also designed to provide a competitive compensation package, both in terms of its components and overall, that will attract, motivate, and retain key executives critical to the long-term success of FPL Group. The Committee uses three primary compensation elements to achieve these goals: base salary, annual incentive compensation and long-term incentive compensation, each of which is discussed in detail below. Generally, compensation is weighted towards performance-based incentive compensation, and the more senior the position, the greater the portion of compensation that is based on performance.

The Committee determines an executive’s competitive total level of compensation based on information drawn from a variety of sources, including utility and general industry surveys, proxy statements, and independent compensation consultants. FPL Group’s 2005 “comparator group” consists of thirteen electric utilities (nine of which are included in the Dow Jones Utilities Index and seven of which are included in the Standard & Poor’s 500 Electric Utilities Index) and twenty-one general industry companies. Electric utility industry trends (i.e., deregulation and increasing competition) and the need to recruit from outside the industry are the principal reasons for including companies other than electric utilities in the comparator group. Compensation during 2005 for Lewis Hay, III also was required to comply with the terms of his Employment Agreement dated February 25, 2005, as amended, which is described under “Employment Agreement with CEO,” below. The Committee has reviewed the components of the CEO’s and each named executive officers’ compensation, including base salary, annual incentive compensation, long-term incentive compensation grants and payouts, costs of perquisites and other personal benefits, and annual accruals under FPL Group’s supplemental executive retirement plan. Tally sheets setting forth all of the above components of pay were prepared by a third-party executive compensation expert and reviewed by the Committee.

Compensation Elements

1. Base Salary

Base salaries are set by the Committee and are designed to be competitive with the comparator group companies described above. Generally, the Committee targets salary levels between the second and third quartiles of the comparator group, adjusted to reflect the individual’s job experience and responsibilities. Increases in base salaries are based on the comparator group’s practices, FPL Group’s performance, and the individual’s performance. The corporate performance assessment used to determine adjustments to executive officers’ base salaries is based on the same performance assessment used to determine annual incentive compensation, as discussed below in regard to the chief executive officer’s compensation. Base salaries are reviewed for adjustment annually.

2. Annual Incentive Awards

Annual incentive compensation is based on the attainment of net income goals for FPL Group, which are established by the Committee at the beginning of the year, and as reported in the annual audited financial statements of FPL Group, as determined in accordance with generally accepted accounting principles, adjusted to exclude the impact on net income of any changes in accounting principles, any changes in the mark-to-market value of non-qualifying hedges, extraordinary items, non-recurring charges or gains, discontinued operations, regulatory and/or legislative changes, labor union disruptions and acts of God such as hurricanes (“adjusted net income”). The amounts earned on the basis of this performance measure are subject to reduction based on the degree of achievement of other corporate performance measures (and in the case of Florida Power & Light, business unit performance measures), and at the discretion of the Committee. These other corporate performance measures, which for 2005 consisted of the financial, operating and growth indicators discussed below in regard to the chief executive officer’s compensation, and business unit performance measures were also established by the Committee at the beginning of the year. For 2005, the adjusted net income goal was met, and the average level of achievement of the other performance measures exceeded the targets. However, the amounts paid out for 2005 were less than the amounts that could have been paid based on maximum achievement of all targets.

3. Long-Term Incentive Awards

Since 2002, long-term incentive compensation has been comprised of performance share awards, restricted stock awards and stock option awards. Performance share awards are based primarily on the average level of achievement under the annual incentive plans over a specified period, which since 2003 has been three years. Targeted awards for performance share awards, in the form of shares granted under FPL Group’s Amended and Restated Long Term Incentive Plan, are made at the beginning of the period. Since one of the goals of the performance share program is to link directly the financial interests of the FPL Group shareholders and senior management, performance share award payouts (except for cash for the payment of incomes taxes) are made in shares of FPL Group common stock which the recipient is expected to retain in accordance with FPL Group’s policies on stock ownership and retention discussed below. Long-term incentive compensation also includes stock options and restricted stock in amounts intended to ensure that FPL Group’s total executive compensation program is competitive, in terms of both composition and amount, with the compensation programs of other companies with which FPL Group competes for executive talent. Restricted stock awards for the CEO and other officers named in FPL Group’s Summary Compensation Table include a performance-based component, as vesting requires achievement of adjusted net income targets established by the Committee. Beginning in 2004, for most officers, FPL Group reduced the use of stock options and increased the use of restricted stock awards as elements of executive incentive compensation.

Stock Ownership and Retention Policies

FPL Group’s policy on stock ownership, adopted by the Governance & Nominating Committee in May 2002, requires officers of FPL Group and its subsidiaries to have an ownership stake in FPL Group to more closely align the interests of officers and shareholders. To maintain this alignment of interests, the Compensation Committee adopted a share retention policy in March 2003, and revised that policy in December 2004, for all officers of FPL Group and its subsidiaries.

Under the stock ownership policy, officers are expected, ordinarily within three years after election to office, to own FPL Group common stock with a value of a multiple of their base salary (as adjusted from time to time) as follows:

Chief Executive Officer	three times base salary
Senior Executive Officers	two times base salary
Other Officers	one times base salary

Shares of FPL Group common stock or share units held in FPL Group’s employee benefit plans and deferred compensation plan are credited toward meeting these guidelines. Under a separate share retention policy, FPL Group expects all senior officers (as designated by the chief executive officer and including the chief executive officer) to maintain a minimum retention ratio (number of shares and share units owned divided by the sum of shares acquired after March 24, 2003 through long-term incentive plan awards plus all other shares, net of taxes) of at least two-thirds until termination of employment, retirement or age 60. Other officers are expected to maintain a minimum retention ratio of at least one-third. The minimum retention guidelines may be modified or reduced to address the special needs of a particular officer.

Compensation of the Chief Executive Officer

The Committee annually approves the compensation of Mr. Hay, FPL Group’s chief executive officer, based on their assessment of his leadership performance and effectiveness, including attainment of short-term and long-term financial and strategic objectives and other significant accomplishments. The Committee’s decisions concerning 2005 total compensation (and specific elements of compensation) paid to Mr. Hay were also made after consultation with an executive compensation expert.

For 2005, Mr. Hay was paid $1,000,000 in base salary, $1,740,000 in annual incentive compensation, and $7,060,823 in long-term incentive compensation (consisting of 169,081 shares of FPL Group common stock for the payout of performance share awards, which he elected to defer). In addition, Mr. Hay was awarded options in 2005 for 100,000 shares of FPL Group common stock and 60,000 shares of restricted FPL Group common stock, all of which vest one-third each year for three years. The base salary reflects the Committee’s assessment of Mr. Hay’s overall performance and an analysis of the salaries of the chief executive officers in the comparator group.

Mr. Hay’s annual incentive compensation for 2005 was based on the achievement of FPL Group’s adjusted net income goals, and the following performance measures for Florida Power & Light (weighted 75%) and FPL Energy LLC (weighted 25%). For Florida Power & Light, the incentive performance measures were financial indicators (weighted 40%) and operating indicators (weighted 60%). The financial indicators were operations and maintenance costs, capital expenditure levels, adjusted net income, and regulatory return on equity. The operating indicators were service reliability as measured by the frequency and duration of service interruptions and service unavailability; system reliability as measured by availability factors for the fossil power plants and an industry index for the nuclear power plants; employee safety; number of significant environmental violations; customer satisfaction survey results; and a milestone indicator related to certain significant Florida Power & Light regulatory matters. For FPL Energy, the incentive performance measures were a financial indicator (weighted 45%), operating indicators (weighted 30%) and growth indicators (weighted 25%). The financial indicator was FPL Energy adjusted net income. The operating indicators were employee safety; number of significant environmental violations; project-level and corporate budget targets; equivalent forced outage rate; and level of hedged margin. The growth indicators included targets for new development or acquisition, asset optimization and trading.

Mr. Hay’s long-term compensation for 2005 consisted of payouts under a four-year performance share award granted in 2002 and a three-year performance share award granted in 2003. The performance share award payout was based on an average level of achievement of better than 100% of target with respect to the annual incentive plan for the years ended December 31, 2002, December 31, 2003, December 31, 2004, and December 31, 2005. As in 2005, the performance measures for 2002, 2003 and 2004 were based on predefined financial, operational, and strategic objectives.

In February 2005, FPL Group entered into an employment agreement with Mr. Hay, which was amended December 15, 2005; this agreement and amendment are described under “Employment Agreement with CEO” herein. In connection with its review and approval of the agreement and of the amendment, the Committee consulted with its outside legal counsel and with an outside compensation consultant.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation exceeding $1 million paid to the chief executive officer or any of the four other highest-paid executive officers unless certain specified criteria are satisfied. Interpretations of and changes in tax laws and regulations, as well as other factors beyond the Committee’s control, can affect deductibility of compensation. For these and other reasons, it may not be possible to keep a given person’s compensation under the Section 162(m) limit or to qualify all compensation for deductibility in a particular year. Although maintaining the deductibility of compensation remains an important goal of the Committee, the Committee has approved elements of compensation for certain officers, including Mr. Hay, that are not fully deductible, and reserves the right to do so in the future in appropriate circumstances. The Committee will continue to monitor developments, assess alternatives for preserving, and take actions to preserve, the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with what the Committee considers to be a sound compensation program, which is competitive and enables us to attract and retain a highly-capable and dedicated management team in furtherance of the best interests of FPL Group and its shareholders.

Respectfully submitted,

Sherry S. Barrat, Chairman

James L. Camaren

J. Brian Ferguson

Michael H. Thaman

Paul R. Tregurtha

Executive Compensation

The following table sets forth compensation paid during the past three years to FPL Group’s chief executive officer and the other four most highly-compensated persons who served as executive officers of FPL Group or its principal subsidiaries, Florida Power & Light and FPL Energy, LLC, at December 31, 2005.

Summary Compensation Table

Long-Term Compensation
		Annual Compensation			Awards	Payouts
					Restricted Stock Award(s)(b)	Securities Underlying Options(#)
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(a)			LTIP Payouts(c)	All Other Compensation(d)
Lewis Hay, III Chairman, President and CEO of FPL Group and Chairman and CEO of Florida Power & Light	2005 2004 2003	$1,000,000 1,000,000 1,000,000	$1,740,000 1,520,000 1,271,000	$331,773 154,367 17,493	$2,217,000 1,249,710 3,501,600	100,000 150,000 150,000	$7,060,823 2,199,896 549,872	$165,298 139,837 113,256

James L. Robo President of FPL Energy, LLC	2005 2004 2003	510,390 477,000 450,000	682,391 544,257 518,000	52,293 57,567 14,080	739,000 324,600 275,600	60,000 100,000 100,000	1,637,744 300,402 —	64,042 54,754 41,425

Armando J. Olivera(e) President of Florida Power & Light	2005 2004 2003	510,390 477,000 387,171	639,482 504,189 316,800	51,422 75,386 22,697	739,000 519,360 914,960	60,000 100,000 50,000	1,122,676 448,771 246,696	65,297 46,442 66,233

Moray P. Dewhurst Vice President, Finance and Chief Financial Officer of FPL Group and Senior Vice President, Finance and Chief Financial Officer of Florida Power & Light	2005 2004 2003	519,400 519,400 490,000	532,904 476,809 452,800	36,397 55,316 17,839	739,000 324,600 275,600	60,000 100,000 100,000	1,956,581 1,079,281 353,684	55,112 52,565 48,293

John A. Stall Senior Vice President Nuclear Division of Florida Power & Light	2005 2004 2003	469,755 427,050 390,000	397,413 361,284 273,000	75,831 67,924 14,972	517,300 389,520 275,600	30,000 50,000 50,000	1,196,090 526,819 159,054	32,908 29,249 20,425

(a)	This column includes, for 2005 and 2004, the aggregate incremental cost to FPL Group of providing personal benefits to the named executive officers, earnings on long-term incentive plan compensation paid or payable during that year but deferred at the election of the individual, and amounts reimbursed for the payment of taxes. The personal benefits reported for 2005 in this column that represent at least 25% of the total dollar value of an individual’s personal benefits in 2005 are as follows: costs to FPL Group for use of a leased automobile for Mr. Robo $16,837, Mr. Olivera $15,267, Mr. Dewhurst $18,928, and Mr. Stall $21,470; the cost of premiums for personal and dependent medical insurance coverage for Mr. Stall $17,856; the cost of financial and legal planning reimbursement for Mr. Robo $10,000 and Mr. Olivera $10,000; the cost of club membership dues and fees for Mr. Hay $59,535; and payment of legal bills of $56,363 on behalf of Mr. Hay in conjunction with the negotiation of his employment agreement. The personal benefits reported for 2004 in this column that represent at least 25% of the total dollar value of an individual’s personal benefits in 2004 are as follows: costs to FPL Group for use of a leased automobile for Mr. Robo $16,220, Mr. Olivera $18,693, Mr. Dewhurst $20,385 and Mr. Stall $18,684; the cost of premiums for personal and dependent medical insurance coverage for Mr. Hay $30,540 and for Mr. Stall $16,688, and the cost of financial and legal planning reimbursement for Mr. Robo $10,000 and Mr. Olivera $10,000. This column also includes, for 2005 and 2004, respectively, amounts reimbursed for the payment of taxes on personal benefits as follows: Mr. Hay $87,112 and $18,913, Mr. Robo $13,607 and $12,490, Mr. Olivera $13,875 and $21,199, Mr. Dewhurst $9,580 and $9,043, and Mr. Stall $12,926 and $13,016. The incremental cost to FPL Group of providing personal benefits to the named executive officers in 2003 did not exceed $50,000 for any individual and therefore, consistent with SEC rules, is excluded from the table; the amounts included in this column for 2003 are amounts reimbursed for the payment of taxes on personal benefits and earnings on long-term incentive plan compensation payable during the particular year but deferred at the election of the individual.
(b)

Dollar values in this column are based on the closing price of FPL Group common stock on the date of grant of the restricted common stock. At December 30, 2005 (the last business day of 2005), based on the closing price of FPL Group common stock on that date of $41.56, Mr. Hay held 153,166 shares of restricted common stock with a value of $6,365,579, of which 60,000 shares were granted in 2005, 25,666 shares were granted in 2004, and 67,500 shares were granted in 2003 and vest as to 60,332 shares in 2006, 52,834 shares in

2007, and 40,000 shares in 2008; Mr. Robo held 30,000 shares of restricted common stock with a value of $1,246,800, of which 20,000 shares were granted in 2005, 6,666 shares were granted in 2004 and 3,334 shares were granted in 2003 and vest as to 13,334 shares in 2006, 10,000 shares in 2007 and 6,666 shares in 2008; Mr. Olivera held 41,000 shares of restricted common stock with a value of $1,703,960, of which 20,000 were granted in 2005, 10,666 shares were granted in 2004 and 10,334 shares were granted in 2003 and vest as to 22,334 shares in 2006, 12,000 shares in 2007 and 6,666 shares in 2008; Mr. Dewhurst held 30,000 shares of restricted common stock with a value of $1,246,800, of which 20,000 shares were granted in 2005, 6,666 shares were granted in 2004 and 3,334 shares were granted in 2003 and vest as to 13,336 shares in 2006, 9,998 shares in 2007 and 6,666 shares in 2008; Mr. Stall held 38,668 shares of restricted common stock with a value of $1,607,042, of which 14,000 shares were granted in 2005, 8,000 shares were granted in 2004, 3,334 shares were granted in each of 2003 and 2002 and 10,000 shares were granted in 1996 and vest as to 15,336 shares in 2006, 8,666 shares in 2007, 4,666 shares in 2008 and 10,000 shares in 2011. Dividends at normal rates are paid on normal dividend payment dates to the holders of restricted common stock.

(c)	For 2003, 2004 and 2005, payouts of vested performance share awards were made in a combination of cash (for required income tax withholding) and shares of FPL Group common stock, valued at the closing price of the FPL Group common stock on the date such payouts were approved by the Compensation Committee. During 2005, two performance share awards, one made in 2002 covering a four-year performance period, and one made in 2003 covering a three-year performance period, vested and were paid. Although generally only one long-term performance period ends each year, in 2003 the Compensation Committee determined that a three-year performance period was more appropriate, which resulted in this one-time overlap. Mr. Hay deferred his 2003, 2004 and 2005 performance share award payouts, Mr. Dewhurst deferred his 2003 performance share award payout, and Mr. Stall deferred his 2003 and 2004 performance share award payouts under FPL Group’s Deferred Compensation Plan. For 2004, payouts of vested shareholder value awards were made in cash, based on the closing price of FPL Group common stock on the date payouts were approved.
(d)	Represents employer matching contributions to thrift plans, supplemental matching contributions under the supplemental executive retirement plan, as amended (SERP), and employer contributions for life insurance. For 2005, employer matching contributions to thrift plans equaled $9,975 for each of the named officers, and supplemental matching contributions under the SERP were credited as follows: Mr. Hay $133,034, Mr. Robo $46,132, Mr. Olivera $44,303, Mr. Dewhurst $44,843, and Mr. Stall $15,003. For 2005, also represents employer contributions for life insurance as follows: Mr. Hay $22,289, Mr. Robo $7,935, Mr. Olivera $11,019, Mr. Dewhurst $249 and Mr. Stall $7,930.
(e)	Mr. Olivera served as senior vice president, power systems of Florida Power & Light from July 1999 to June 2003 and was appointed president of Florida Power & Light in June 2003.

Long Term Incentive Plan Awards

In 2005, restricted stock awards under FPL Group’s Amended and Restated Incentive Plan (“LTIP”) were made to the executive officers named in the Summary Compensation Table as set forth above. In addition, performance share awards and non-qualified stock option awards under the LTIP were made to the executive officers named in the Summary Compensation Table as set forth in the following tables.

Performance Share Awards

			Estimated Future Payouts Under Non-Stock Price- Based Plans
Name	Number of Shares (#)	Performance Period Until Payout	Target (#)	Maximum (#)
Lewis Hay, III	58,808	1/1/05-12/31/07	58,808	94,092
James L. Robo	14,326	1/1/05-12/31/07	14,326	22,921
Armando J. Olivera	14,326	1/1/05-12/31/07	14,326	22,921
Moray P. Dewhurst	14,578	1/1/05-12/31/07	14,578	23,324
John A. Stall	11,302	1/1/05-12/31/07	11,302	18,083

The performance share awards in the preceding table are, under normal circumstances, payable at the end of the performance period indicated. The amount of the payout is determined by multiplying the participant’s target number of shares by his average level of attainment, expressed as a percentage, which may not exceed 160%, of his targeted awards under the Annual Incentive Plans for each of the years encompassed by the award period. A description of the 2005 Annual Incentive Plan performance indicators is included in the Compensation Committee Report, above. The performance share award payouts for the performance periods ending December 31, 2005 are included in the Summary Compensation Table above in the column entitled “LTIP Payouts.” During 2005, two performance share awards, one made in 2002 covering a four-year performance period, and one made in 2003 covering a three-year performance period, vested and were paid. Although generally only one long-term performance period ends each year, in 2003 the Compensation Committee determined that a three-year performance period was more appropriate, which resulted in this one-time overlap.

Option Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)(a)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value ($)(b)
Lewis Hay, III	100,000	24%	36.95	1/3/2015	630,000
James L. Robo	60,000	14%	36.95	1/3/2015	378,000
Armando J. Olivera	60,000	14%	36.95	1/3/2015	378,000
Moray P. Dewhurst	60,000	14%	36.95	1/3/2015	378,000
John A. Stall	30,000	7%	36.95	1/3/2015	189,000

(a)	Options granted are non-qualified stock options. All stock options vest and become exercisable at the rate of one-third per year and are fully exercisable after three years. All options were granted at an exercise price per share of 100% of the fair market value of FPL Group common stock on the date of grant.
(b)	The hypothetical values shown were calculated using the Black-Scholes option pricing model, based on the following assumptions. For all options, the volatility rate is equal to 20.00% and the dividend yield (representing the per-share annualized dividends as of the grant date divided by the annualized fair market value of the common stock) is equal to 3.68%. The risk-free interest rate is equal to 4.08%, based on the interest rate on a U.S. Treasury zero-coupon bond on the date of grant with a maturity corresponding to the estimated time until exercise of seven years. The values do not take into account risk factors such as non-transferability or risk of forfeiture.

The preceding table sets forth information concerning individual grants of common stock options during fiscal year 2005 to the executive officers named in the Summary Compensation Table. Such awards are also listed in the Summary Compensation Table above in the column entitled “Securities Underlying Options.”

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options at Fiscal Year-End ($)
Name	Number of Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Lewis Hay, III	0	0	700,000	250,000	$8,739,000	$2,071,000
James L. Robo	0	0	250,000	160,000	3,030,663	1,349,937
Armando J. Olivera	0	0	216,668	143,332	2,602,015	1,116,585
Moray P. Dewhurst	0	0	400,000	160,000	5,536,663	1,349,937
John A. Stall	0	0	100,002	79,998	1,380,355	674,945

The preceding table sets forth information, with respect to the named officers, concerning the exercise of stock options during the fiscal year and unexercised options held at the end of the fiscal year. The named officers did not exercise any stock options during 2005. All the exercisable and unexercisable options shown in the preceding table were granted in 2001, 2002, 2003, 2004 and 2005. At December 30, 2005, the fair market value of the underlying securities (based on the closing share price of FPL Group common stock reported on the New York Stock Exchange) was $41.56 per share, and exceeded the exercise price of all of the exercisable and unexercisable options.

Retirement Plans

FPL Group maintains a non-contributory defined benefit pension plan and a supplemental executive retirement plan (SERP). The FPL Group Employee Pension Plan and SERP were converted to a cash balance accrual formula effective April 1, 1997. However, participants in the SERP as of April 1, 1997 continue to accumulate benefits pursuant to the final average pay benefit formula in place prior to the cash balance change.

The following table shows the estimated annual benefits derived using the final average pay formula used to determine the pensions of participants in the SERP as of April 1, 1997. Only two executive officers named in the Summary Compensation Table, Messrs. Olivera and Stall, will have their benefits determined in this manner. The benefits shown are the amounts that would be payable in the form of a single life annuity to participants retiring in 2005 at age 65 after working the indicated years of service. Pursuant to the final average pay benefit formula, the benefits shown are offset by a fraction of expected Social Security benefits due to employer contributions for those benefits.

Pension Plan Table

Eligible Average Annual Compensation(a)	5	10	20	30	40
$ 300,000	$29,116	$58,243	$116,475	$144,718	$152,930
400,000	39,116	78,243	156,475	194,718	205,430
500,000	49,116	98,243	196,475	244,718	257,930
600,000	59,116	118,243	236,475	294,718	310,430
700,000	69,116	138,243	276,475	344,718	362,930
800,000	79,116	158,243	316,475	394,718	415,430
900,000	89,116	178,243	356,475	444,718	467,930
1,000,000	99,116	198,243	396,475	494,718	520,430
1,100,000	109,116	218,243	436,475	544,718	572,930
1,200,000	119,116	238,243	476,475	594,718	625,430
1,300,000	129,116	258,243	516,475	644,718	677,930
1,400,000	139,116	278,243	556,475	694,718	730,430

(a)	The maximum eligible average annual compensation shown in the table is based on 120% of the 2005 pensionable earnings (which includes annual salary and bonus as shown in the Summary Compensation Table) for Mr. Olivera. He is the most highly compensated named officer who was a SERP participant in 1997 and so was not impacted by the cash balance change.

The compensation covered by the plans includes Mr. Olivera’s 2005 annual salary and bonus and Mr. Stall’s 2005 annual salary, but no other amounts shown in the Summary Compensation Table. Beginning in 2006, covered compensation for Mr. Stall will include annual salary and annual incentive award. Messrs. Olivera and Stall had completed approximately 33 and 9 years of credited service respectively as of December 31, 2005.

Messrs. Hay, Robo and Dewhurst are the named executive officers covered solely by the cash balance formula in the plans. Benefits under the cash balance formula are based upon annual salary and awards under the annual incentive plan (which are included in the “Bonus” column of the Summary Compensation Table). Under the cash balance formula, credits are accumulated in an employee’s account and are determined as a percentage of the employee’s monthly covered earnings in accordance with the following formula:

Years of Service	Percent of Compensation
0-5	4.5%
5 or more	6.0%

Effective January 1, 2006, the cash balance accruals under the plans for Messrs. Robo and Dewhurst will be determined as a percentage of their respective monthly covered earnings in accordance with the following formula:

Years of Service	Percent of Compensation
0-5	9%
5 or more	12%

In addition, the employee’s account is credited quarterly with interest at an annual rate that is based upon the yield on one-year Treasury Constant Maturities. The interest crediting rate is subject to a 4% floor, which was the rate utilized in 2005. Benefits under the cash balance formula are not reduced for employer contributions to Social Security or other offset amounts.

The estimated age 65 annual retirement benefit payable under the plans, based upon total covered compensation from FPL Group and subsidiaries, which was included in their 2005 taxable income (expressed as a joint and 50% survivor benefit) is $432,087 for Mr. Hay, $594,975 for Mr. Robo, and $259,891 for Mr. Dewhurst. These estimates assumes that the individuals’ 2005 pensionable earnings increase annually (salary by 4% per year, and annual incentive awards equal to 151% of salary for Mr. Hay, 121% of salary for Mr. Robo, and 96% of salary for Mr. Dewhurst) until age 65 and a cash balance interest crediting rate of 4.0% for 2005 and 2006 and 5.0% thereafter. The estimated age 65 cash balance account was converted to an annuity based on a 4.46% discount rate and the Revenue Ruling 2001-62 Mortality Table.

A supplemental retirement plan for Mr. Hay provides a benefit equal to 65% of Mr. Hay’s highest average annual compensation (annual salary plus annual incentive award) for the three consecutive calendar year periods out of the four consecutive calendar year period ending with the calendar year in which he retires (final average pay). This supplemental benefit will be reduced by the actuarial equivalent of the benefits to which he is entitled under the pension plan and the SERP. If Mr. Hay terminates his employment prior to age 65, the benefit will be reduced on a pro rata basis if he fails to complete at least fifteen years of service with FPL Group or its subsidiaries, and it will be further reduced on an actuarial basis as a result of its early distribution. The plan provides a minimum annual benefit, in the form of a joint and 50% survivor annuity (equal to 50% of final average pay) payable to Mr. Hay and his surviving spouse upon his termination of employment with FPL Group and its subsidiaries. If Mr. Hay’s termination of employment occurs prior to his normal retirement age (age 65), this minimum benefit will be reduced on an actuarial basis. Under the supplemental plan, Mr. Hay’s estimated age 65 annual retirement benefit (expressed as a joint and 50% survivor benefit, and calculated based on the same covered compensation and the same assumed increases in pensionable earnings as described in the preceding paragraph) would constitute an increase of approximately $2,503,747 over the estimate described above for the cash balance formula pension plan and SERP benefits, for a total estimated age 65 annual benefit of $2,935,834.

FPL Group sponsors a split-dollar life insurance plan for certain of its officers, including the executive officers named in the Summary Compensation Table with the exception of Mr. Dewhurst. Benefits under the split-dollar plan are provided by universal life insurance policies purchased by FPL Group. If the officer dies prior to retirement (defined to include age plus years of service), or for Mr. Olivera during employment or after retirement but prior to age 65, the officer’s beneficiaries generally receive two and one-half times the officer’s annual salary at the time of death. If the officer dies after retirement, or for Mr. Olivera on or after age 65, but before termination of his split-dollar agreement, the officer’s beneficiaries receive a percentage of the officer’s final annual salary (100% to 180% depending upon age at time of death for Mr. Olivera and 50% for the other named executive officers who participate in the plan). Upon termination of the agreement, which occurs after the later of 10 years from entering into the agreement, age 65, or a termination of employment which qualifies as retirement, the life insurance policies will be assigned to the officer or his beneficiary. For 2005, income was imputed to each participating executive officer for the value of the term coverage at a rate provided in the Internal Revenue Service’s Notice 2001-10 (Table 2001 Rates).

Employment Agreements

Employment Agreement with CEO

In February 2005 FPL Group entered into an employment agreement with Mr. Hay. The agreement provides for Mr. Hay to be employed as the chief executive officer and president of FPL Group (referred to in the employment agreement as the “Corporation”) and to serve as a director and chairman of FPL Group’s board of directors for an initial term of three years beginning January 1, 2005. Each January 1 beginning in 2006 the term of employment will be extended an additional year unless either party gives a notice of non-extension no later than 90 days prior thereto. If FPL Group terminates Mr. Hay’s employment without “cause,” or if Mr. Hay terminates his employment for “good reason” (each as defined in the agreement) he is entitled to receive a pro rata portion of his annual incentive bonus for the year in which termination occurs (calculated at the higher of target or the average of the bonus received for the prior two years); two times his then current base salary; two times the higher of (i) his average annual incentive bonus for the prior two years or (ii) his then current target annual incentive bonus; a pro rata portion of each outstanding and unvested performance share grant then in progress under FPL Group’s Long Term Incentive Plan (calculated as if target performance for the year of termination is achieved); continued vesting in all outstanding and unvested restricted stock awards and stock options for a period of two years following the date of termination; the cash value of two additional years of service credit under all applicable pension, 401(k), and supplemental retirement plans; and continued participation in FPL Group’s medical, dental, hospitalization, disability and group life insurance plans for up to two years. The agreement also provides for certain payments to be made upon termination because of death or disability or upon retirement. The agreement does not establish Mr. Hay’s compensation; however, reduction of his then current base salary, target annual incentive bonus, target long term incentive compensation or aggregate employee benefits (with certain exceptions) constitutes “good reason”.

Effective December 18, 2005, Mr. Hay’s employment agreement was amended to provide that “Corporation”, for purposes of the employment agreement, will be defined as FPL Group, or the ultimate parent entity of FPL Group, in the event that any entity directly or through one or more subsidiaries holds 50% or more of the outstanding voting stock of FPL Group.

In the event that Mr. Hay’s executive retention employment agreement with FPL Group (described below) becomes effective and his employment is terminated under the circumstances specified therein, he will be entitled to the compensation and benefits provided under that agreement in lieu of any entitlements payable or provided to him under the February 2005 agreement.

Executive Retention Employment Agreements

Each of the individuals named in the Summary Compensation Table is a party to an executive retention employment agreement with FPL Group. Each agreement will not become effective until the occurrence of a potential change of control or a change of control, each as defined in the agreement.

Change of control is defined in the agreements as (i) the acquisition by any individual, entity, or group of 20% or more of either FPL Group’s common stock or the combined voting power of FPL Group other than directly from FPL Group or pursuant to a merger or other business combination which does not itself constitute a change of control, (ii) the incumbent directors of FPL Group ceasing, for any reason, to constitute a majority of the FPL Group board of directors, unless each director who was not an incumbent director was elected, or nominated for election, by a majority of the incumbent directors and directors subsequently so elected or appointed (excluding those elected as a result of an actual or threatened election contest or other solicitation of proxies), (iii) the shareholders approve or, if determined by the FPL Group board of directors, there is consummated a merger, sale of assets, reorganization or other business combination of FPL Group or any subsidiary with respect to which (x) the voting securities of FPL Group outstanding immediately prior to the transaction do not, immediately following the transaction, represent more than 60% of the common stock and the voting power of all voting securities of the resulting ultimate parent entity or (y) members of the FPL Group board of directors constitute less than a majority of the members of the board of directors of the resulting ultimate parent entity, or (iv) the shareholders approve the liquidation or dissolution of FPL Group. A potential change of control is defined as (i) announcement of an intention to take or consider taking actions which, if consummated or approved by shareholders, would constitute a change of control, or (ii) the acquisition by any individual, entity, or group of 15% or more of either the FPL Group common stock or the combined voting power of FPL Group other than directly from FPL Group or pursuant to a merger or other business combination which does not itself constitute a change of control.

Once effective, each named executive officer’s agreement provides that he shall be employed by FPL Group for a period of three years (two years, in the case of Mr. Stall) in a position at least commensurate with his position with FPL Group in the ninety-day period immediately preceding the effective date of the agreement. During this two or three year employment period, each named executive officer shall be (i) paid an annual base salary at least equal to his annual base as in effect on the effective date, with annual increases consistent with those awarded to other peer officers of FPL Group, but not less than the increases in the consumer price index; (ii) paid an annual bonus (expressed as a percentage of his annual base salary) consistent with those of peer executives of FPL Group, but at least equal to the higher of (x) his targeted annual bonus for the then current fiscal year divided by his then current annual base salary or (y) the average percentage of his annual base salary (as in effect for the applicable years) that was paid or payable as an annual bonus for each of the three fiscal years preceding the fiscal year in which the effective date occurs (or, if higher, for each of the three fiscal years immediately preceding the fiscal year in which a change of control occurs, if a change of control occurs after the effective date); (iii) given the opportunity to earn long-term incentive compensation no less favorable than such opportunities given to him at any time during the 90 days preceding the effective date or, if more favorable, those provided at any time after the effective date to peer officers of FPL Group; and (iv) entitled to participate in savings, retirement and other employee benefit plans providing benefits no less favorable than those provided to him at any time during the 90 days preceding the effective date or, if more favorable, those provided at any time after the effective date to peer officers of FPL Group.

In the event of a change of control, each agreement provides that (unless the terms of the award agreement expressly provide otherwise) (i) 50% of a named executive officer’s outstanding performance stock-based awards (for example, performance share awards) shall be vested and earned at an achievement level equal to the higher of (x) the targeted level of performance of each such award or (y) the average level (expressed as a percentage of target) of achievement in respect of similar awards maturing over the three fiscal years immediately prior to the year in which the change of control occurred; (ii) all other outstanding performance stock-based awards granted to the named executive officer shall be fully vested and earned; (iii) all options and other exercisable rights granted to the named executive officer shall become exercisable and vested; and (iv) the restrictions, deferral limitations and forfeiture conditions applicable to all outstanding awards granted to the named executive officer under an incentive compensation plan shall lapse and such awards shall be deemed fully vested.

A named executive officer will receive the remaining 50% of the outstanding performance stock-based awards (calculated in the same manner as described above and unless the terms of the award agreement expressly provide otherwise) on the first anniversary of the change of control if he has remained employed by FPL Group or an affiliate through such date or upon an earlier termination of employment by FPL Group (except for death, disability or cause) or by the named executive officer for “good reason” (as defined in the agreement). Upon such a termination of employment following a change of control and during the employment period, the named executive officer is entitled to, among other things, a lump sum severance payment equal to three times (two times, in the case of Mr. Stall) the sum of his annual base salary plus his annual bonus; a payment in respect of three years (two years, in the case of Mr. Stall) of foregone supplemental retirement benefits; continued coverage under all employee benefit plans, and certain other benefits and perquisites, for three years (two years, in the case of Mr. Stall); and a full gross-up in respect of any excise tax incurred as a result of the benefits received pursuant to the agreement. Such amounts and benefits would also be provided if such a termination of a named executive officer occurs following a potential change of control and prior to an actual change of control, and during the employment period, except that 100% of the outstanding performance stock-based awards (calculated as described above) would be vested and earned. In addition, each named executive officer will also receive a pro rata portion (based upon deemed employment until the end of the two or three year employment period) of each long-term incentive compensation award granted to him on or after the date of the change of control. See “—Additional Interests of FPL Group’s Directors and Executive Officers in the Merger—Executive Retention Employment Agreements” beginning on page 115 for additional details about the agreements.

Amendments (effective December 18, 2005) were made to the executive retention employment agreements with the named executive officers. See “—Additional Interests of FPL Group’s Directors and Executive Officers in the Merger—Executive Retention Employment Agreements” beginning on page 115 for a description of such amendments, which relate specifically to the merger.

FPL GROUP PROPOSAL 3: RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE AS FPL GROUP’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006

Vote Required; Recommendation of the FPL Group Board of Directors

Approval of the proposal to ratify Deloitte & Touche LLP as FPL Group’s independent registered public accounting firm for the year 2006 requires the affirmative vote of a majority of the total number of shares represented at the meeting and entitled to vote, assuming a quorum is present.

Abstentions have the same effect as a vote against the ratification of Deloitte & Touche LLP as FPL Group’s independent registered public accounting firm for 2006 and broker non-votes have no legal effect. See “Information About the Annual Meetings and Voting” beginning on page 39.

THE FPL GROUP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FPL GROUP SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS FPL GROUP’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006.

General

In accordance with the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Audit Committee of the FPL Group board of directors appoints FPL Group’s independent registered public accounting firm. It has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit the accounts of FPL Group and its subsidiaries, as well as to attest to management’s assessment of internal control over financial reporting and audit the effectiveness of FPL Group’s internal controls over financial reporting, for the fiscal year ending December 31, 2006. If the shareholders do not ratify the appointment, it will be reconsidered by the Audit Committee.

Representatives of Deloitte & Touche LLP will be present at the 2006 Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions raised at the meeting.

Fees Paid to Deloitte & Touche LLP

The following table presents fees billed for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, Deloitte & Touche), for the fiscal years ended December 31, 2005 and 2004.

	2005	2004
Audit Fees(1)	$2,985,000	$2,983,000
Audit-Related Fees(2)	2,378,000	1,859,000
Tax Fees(3)	170,000	141,000
All Other Fees(4)	—	—

Total	$5,533,000	$4,983,000

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of FPL Group’s and Florida Power & Light’s annual consolidated financial statements for the fiscal year, the reviews of the financial statements included in FPL Group’s and Florida Power & Light’s Quarterly Reports on Form 10-Q for the fiscal year, attestation of management’s assessment of internal control over financial reporting and the audit of the effectiveness of internal controls over financial reporting, comfort letters, consents, and other services related to Securities and Exchange Commission (“SEC”) matters, services in connection with annual and semi-annual filings of FPL Group’s financial statements with the Japanese Ministry of Finance, and accounting consultations to the extent necessary for Deloitte & Touche to fulfill its responsibility under Public Company Accounting Oversight Board standards.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of FPL Group’s and Florida Power & Light’s consolidated financial statements and are not reported under “Audit Fees.” These fees primarily related to audits of subsidiary financial statements, comfort letters, consents and other services related to subsidiary (non-SEC registrant) financing activities, audits of employee benefit plans, due diligence pertaining to acquisitions, and consultation on accounting standards and on transactions.
(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. In 2005, $27,000 was paid related to tax advice and planning services. All other tax fees in 2005 and all tax fees in 2004 related to tax compliance services.
(4)	All Other Fees consist of fees for products and services other than the services reported under the other named categories. In 2005 and 2004, there were no fees incurred in this category.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

In accordance with the requirements of Sarbanes-Oxley, the FPL Group Audit Committee Charter and the Audit Committee’s pre-approval policy for services provided by the independent registered public accounting firm, all services performed by Deloitte & Touche are approved in advance by the Audit Committee. Audit and audit-related services specifically identified in an appendix to the pre-approval policy are pre-approved by the Audit Committee each year. This pre-approval allows management to request the specified audit and audit-related services on an as-needed basis during the year, provided any such services are reviewed with the Audit Committee at its next regularly scheduled meeting. Any audit or audit-related service for which the fee is expected to exceed $250,000, or that involves a service not listed on the pre-approval list, must be specifically approved by the Audit Committee prior to commencement of such work. In addition, the Audit Committee approves all services other than audit and audit-related services performed by Deloitte & Touche in advance of the commencement of such work or, in cases which meet the de minimus pre-approval exception established by Sarbanes-Oxley, prior to completion of the audit. The Audit Committee has delegated to the chairman of the committee the right to approve audit, audit-related, tax and other services, within certain limitations, between meetings of the Audit Committee, provided any such decision is presented to the Audit Committee at its next regularly scheduled meeting. The Audit Committee reviews on a quarterly basis a schedule of all services for which Deloitte & Touche has been engaged and the estimated fees for those services. In fiscal year 2005, approximately $27,000 (16% of total Tax Fees and 0.49% of total revenues paid to Deloitte & Touche during 2005) of services included in the Tax Fees category described above were approved by the Audit Committee after the services were rendered, pursuant to the de minimus exception established by Sarbanes-Oxley. No services were provided in fiscal year 2004 pursuant to this exception.

The Audit Committee has determined that the non-audit services provided by Deloitte & Touche during 2005 and 2004 were compatible with maintaining that firm’s independence.

THE FPL GROUP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS FPL GROUP’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

Constellation

For inclusion in next year’s proxy statement: Any Constellation stockholder who desires to include a proposal in the proxy statement for the 2007 annual meeting must deliver it so that it is received by [•].

For presentation at the next annual meeting of Constellation stockholders: Under the current Constellation by-laws, any Constellation stockholder who wants to propose a nominee for election as a director or to present a proposal at the 2007 annual meeting must deliver it so it is received by [•]. Under the amended and restated Constellation by-laws proposed to be effective as of the completion of the merger, any Constellation stockholder who wants to propose a nominee for election as a director or to present a proposal at the 2007 annual meeting must deliver it so it is received by not less than 90 days nor more than 120 days prior to the first anniversary of the date of notice of the immediately preceding year’s annual meeting, which would be [•]. If the merger has been completed by [•], the date on which notice would be required under the amended and restated Constellation by-laws, nominations and proposals not received by this date may not be presented at the annual meeting, and if the merger has not been completed by that date, nominations and proposals not received by [•], the date on which notice would be required under the current Constellation by-laws, may not be presented at the annual meeting.

These advance notice, informational and other provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in Constellation’s proxy statement under the rules of the SEC.

Any proposals must be sent, in writing, to the Corporate Secretary, Constellation Energy Group, Inc., 750 East Pratt Street, 18th Floor, Baltimore, Maryland 21202. Proposals will not be accepted by facsimile.

FPL Group

Proposals on matters appropriate for shareholder consideration consistent with the regulations of the Securities and Exchange Commission submitted by shareholders for inclusion in the proxy statement and form of proxy for the 2007 Annual Meeting of Shareholders must be received at FPL Group’s principal executive offices on or before [•]. Under FPL Group’s bylaws, a shareholder proposal submitted for consideration at the 2007 Annual Meeting of Shareholders, but not for inclusion in FPL Group’s proxy statement and form of proxy, must be received by the Corporate Secretary no earlier than [•] and no later than [•], and proposals received after [•] will be considered untimely and the persons named in the proxies solicited by the FPL Group board of directors for the 2007 Annual Meeting of Shareholders may exercise discretionary voting power with respect to any such proposal. In the event that the date of the 2007 Annual Meeting of Shareholders is more than 30 days earlier or more than 60 days later than [•] (which would likely be the case if the merger is not completed), a shareholder proposal must be received no earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of such meeting is first made, and proposals received after such date will be considered untimely and the persons named in the proxies solicited by the FPL Group Board of Directors for the 2007 Annual Meeting of Shareholders may exercise discretionary voting power with respect to any such proposal. Notice of such proposals must also comply with certain informational and other requirements set forth in FPL Group’s bylaws. Shareholder proposals may be mailed to the Corporate Secretary, FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420. There will be no 2007 Annual Meeting of Shareholders if the merger has been completed by that time, in which case shareholder proposals or nominations for directors should be made in compliance with the amended and restated Constellation by-laws as described above.

These advance notice, informational and other provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in FPL Group’s proxy statement under the rules of the SEC.

HOUSEHOLDING

Under a Securities and Exchange Commission rule concerning the delivery of annual disclosure documents, called “householding,” certain brokers, banks and other intermediaries may arrange for a single set of our notices of annual meeting, joint proxy statement/prospectus and proxy card to be delivered to multiple stockholders sharing an address unless those brokers, banks and other intermediaries have received contrary instructions from one or more of the stockholders. Also, you may have requested Constellation or FPL Group to deliver a single set of these materials to multiple stockholders sharing an address. The rule applies to annual reports, proxy statements or information statements. Each stockholder will continue to receive a separate proxy card or voting instruction card in this case.

Constellation will deliver promptly upon written or oral request a separate copy of this joint proxy statement/prospectus or other annual disclosure documents to a stockholder at a shared address to which a single copy of this joint proxy statement/prospectus and other disclosure documents were sent. If you would like to receive your own set of these documents, or would like to receive your own set of Constellation’s annual disclosure documents in future years, contact us in writing at Constellation Energy Group, Inc., Shareholder Services, 750 E. Pratt Street, Baltimore, Maryland 21202 or by calling (410) 783-3647. Two or more stockholders sharing an address can request delivery of a single copy of annual disclosure documents if they are receiving multiple copies by contacting Constellation in the same manner.

FPL Group will deliver promptly upon written or oral request a separate copy of this joint proxy statement/prospectus or other annual disclosure documents to a shareholder at a shared address to which a single copy of the document was sent. If you would like to receive your own set of these documents, or would like to receive your own set of FPL Group’s annual disclosure documents in future years, contact us in writing at FPL Group, Inc., Shareholder Services, P.O. Box 14000, 700 Universe Blvd., Juno Beach, Florida, 33408-0420 or by calling 561-694-4694. Two or more shareholders sharing an address can request delivery of a single copy of proxy statements or other annual disclosure documents if they are receiving multiple copies by contacting FPL Group in the same manner.

If a broker or other nominee holds your Constellation shares or FPL Group shares, please contact ADP and inform them of your request by calling them at 800-542-1061. You will need the name of your brokerage firm and your account number.

CHAPTER FIVE

CERTAIN LEGAL INFORMATION

COMPARISON OF STOCKHOLDERS’ RIGHTS

The rights of FPL Group shareholders under the Florida Business Corporation Act (“FBCA”), the FPL Group restated articles of incorporation, as amended (the “FPL Group Charter”), and the FPL Group amended and restated bylaws (the “FPL Group Bylaws”) prior to the completion of the merger are in many instances similar to the rights that they will have as Constellation stockholders following the completion of the merger under the Maryland General Corporation Law (“MGCL”), the Constellation amended and restated charter and the Constellation articles supplementary (together with the Constellation amended and restated charter, the “Constellation Charter”), as in effect prior to the merger and/or after the completion of the merger, as appropriate, and the Constellation amended and restated by-laws (the “Constellation By-laws”), as in effect prior to the merger and/or after the completion of the merger, as appropriate. Below we have summarized the material differences between the current rights of FPL Group shareholders and the rights those shareholders will have as Constellation stockholders following the merger. We have also noted where, if applicable, the rights of current Constellation stockholders will differ after the merger from the rights they now possess. The summary in the following chart is not complete, and it does not identify all differences that may, under given situations, be material to stockholders and is subject in all respects by, and qualified by reference to, the MGCL, the FBCA, the FPL Group Charter, the FPL Group Bylaws, the Constellation Charter and the Constellation By-laws.

Copies of the FPL Group Charter and the FPL Group Bylaws are incorporated by reference into this joint proxy statement/prospectus and will be sent to Constellation stockholders and FPL Group shareholders upon request. Copies of the Constellation Charter, as amended and as currently in effect, and the Constellation By-laws, as amended and as currently in effect, are incorporated by reference into this joint proxy statement/prospectus and will be sent to Constellation stockholders and FPL Group shareholders upon request. See “Where You Can Find More Information” beginning on page 235. A copy of the Constellation Charter, substantially in the form proposed for approval by Constellation stockholders at the annual meeting and proposed to be effective as of the completion of the merger, is attached as Annex F to this joint proxy statement/prospectus. Constellation and FPL Group are currently discussing a number of provisions of the amended and restated by-laws of Constellation to become effective upon completion of the merger. The complete text of the amended and restated by-laws of Constellation, substantially in the form to become effective upon completion of the merger, will be attached as Annex G to this joint proxy statement/prospectus by amendment.

	Constellation Stockholder Rights	FPL Group Shareholder Rights
Corporate Governance:	Upon completion of the merger, the rights of Constellation stockholders and former FPL Group shareholders will be governed by the MGCL, the Constellation Charter and the Constellation By-laws.	The rights of FPL Group shareholders are currently governed by the FBCA, the FPL Group Charter and the FPL Group Bylaws.

Authorized Capital Stock:	The authorized capital stock of Constellation is discussed under “Certain Legal Information—Description of Constellation Capital Stock—Authorized Capital Stock” beginning on page 233.	FPL Group’s authorized capital stock consists of 800,000,000 shares of common stock, $0.01 par value, and 100,000,000 shares of serial preferred stock, $0.01 par value.

Number of Directors:	Before the Merger: Under the existing Constellation Charter, the number of directors shall be no less than three, with the exact number to be	The FPL Group Charter provides that the number of directors shall be set forth in the bylaws. The FPL Group Bylaws provide that the number of directors may not be less than three nor more than 16,

	Constellation Stockholder Rights	FPL Group Shareholder Rights

determined as set forth in the Constellation By-laws. The Constellation board of directors currently consists of 12 directors. The directors are divided into three classes, each class consisting as nearly as possible of one-third of the total number of directors. Directors are elected for three year terms, with one class of directors up for election each year.

After the Merger:

Under the Constellation Charter, the number of directors shall be no less than seven, with the exact number to be determined as set forth in the Constellation By-laws. The Constellation board of directors will no longer be classified.

The Constellation By-laws provide that, as of the effective time of the merger, until at least the second anniversary of the effective time of the merger (the “Second Anniversary”), the number of directors will be fifteen, consisting of nine directors designated by FPL Group and six directors designated by Constellation.

Directors will be elected at each annual meeting to serve until the next annual meeting. Each director will hold office for the term for which he or she is elected and until his or her successor is elected and qualified.

the exact number to be determined from time to time by the affirmative vote of a majority of the total directors on the board of directors. The FPL Group board of directors is not classified into more than one class. FPL Group currently has 12 directors and will have 10 directors after the annual meeting. Directors are elected at each annual meeting to serve until the next annual meeting. Each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified.

Rights of Preferred Stockholders:	Constellation has not issued any shares of its authorized preferred stock.	FPL Group has not issued any shares of its authorized preferred stock.

Nomination of Directors for Election:

Before the Merger:

The Constellation By-laws provide that nominations for directors may be made at annual meetings by the board of directors or by a stockholder who complies with the advance notice procedures in the Constellation By-laws.

A stockholder who nominates a director must be a stockholder of record on the date that he or she gives the nomination notice to Constellation. The advance notice procedure in the Constellation By-laws requires that a stockholder’s

The FPL Group Bylaws provide that nominations for directors may be made at annual or special meetings pursuant to FPL Group’s notice of meeting, by the board of directors or by a shareholder who complies with the advance notice procedures in the FPL Group Bylaws.

A shareholder who nominates a director must be a shareholder of record on the date he or she gives the nomination notice to FPL Group. The advance notice procedure in the FPL Group Bylaws requires that a shareholder’s notice must

Constellation Stockholder Rights	FPL Group Shareholder Rights

notice must be given timely and in proper written form to Constellation’s Corporate Secretary.

Currently, in order to be timely, the notice must be delivered to or mailed and received at Constellation’s principal executive offices not less than 75 days prior to the anniversary date of the notice of the immediately preceding year’s annual meeting.

To be in proper written form, the notice must include, among other things, information on the nominating stockholder and information regarding the nominee required by the proxy rules of the SEC. The notice also must be accompanied by a written consent of the proposed nominee consenting to being named as a nominee and to serving as a director if elected.

After the Merger:

After the merger, in order to be timely, the stockholder notice must be delivered to or mailed and received at Constellation’s principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the notice of the immediately preceding year’s annual meeting.

Until the Second Anniversary, with respect to each election of directors by the stockholders, the board of directors will nominate to fill each position held by an existing Constellation director or an existing FPL Group director, a person designated by a majority of the remaining Constellation or FPL Group directors, as applicable.

be given timely and in proper written form to FPL Group’s Corporate Secretary.

For nominations at annual meetings to be timely, notice must be delivered in person or by facsimile, or sent by U.S. certified mail and received, at FPL Group’s principal executive offices not earlier than 120 days and not later than 90 days prior to the anniversary date of the immediately preceding annual meeting. If the date of the annual meeting is more than 30 days earlier, or 60 days later, than such anniversary date, similar timeliness requirements, based on the date of the meeting, apply. Similar requirements apply in order for shareholder nominations at special meetings to be timely.

To be in proper written form, the notice must include, among other things, information on the nominating shareholder and information regarding the nominee required by the proxy rules of the SEC and the rules of the NYSE. The notice must also be accompanied by a written consent of the proposed nominee consenting to being named as a nominee and to serving as a director if elected. See “FPL Group Proposal 2: Election of Directors—Consideration of Director Nominees” beginning on page 199.

	Constellation Stockholder Rights	FPL Group Shareholder Rights
Election of Directors:	The Constellation By-laws currently provide that directors are elected by a plurality of the votes cast at a meeting at which a quorum is present.	The FPL Group Bylaws provide that action on a matter (including the election of directors) shall be approved if the matter receives the affirmative vote of a majority of the total number of shares represented at the meeting at which a quorum is present and entitled to vote on such matter, unless the matter is one upon which the FBCA or other law requires, or permits the board of directors to require, a greater vote, or the FPL Group Charter or the FPL Group Bylaws require a different vote.

Vacancies on the Board of Directors:

Before the Merger:

The Constellation By-laws provide that vacancies on the board of directors may be filled only by the vote of a majority of the directors then in office, even if less than a quorum.

The Constellation Charter provides that vacancies that result from any cause other than vacancies created by an increase in the number of directors may be filled by the vote of a majority of the entire board of directors, even if less than a quorum, or by a sole remaining director. Any vacancy that results from an increase in the number of directors may be filled only by a majority of the board of directors.

The term of any director elected to fill a vacancy serves for the remainder of the full term of the class in which the vacancy occurred and until a successor is elected and qualified.

After the Merger:

Pursuant to the Constellation By-laws, as of the effective time of the merger, until the Second Anniversary, the board of directors will take all necessary action to ensure that any vacancy in a position on the board that was held by a director designated by Constellation or a director designated by FPL Group be filled by a person designated by a majority of the remaining Constellation or FPL Group directors, as applicable.

The FPL Group Bylaws provide that any vacancies on the board of directors, including any vacancy created by reason of an increase in the number of directors, will be filled by the majority vote of the remaining directors in office. Directors so chosen shall hold office for a term expiring at the next annual meeting of shareholders.

	Constellation Stockholder Rights	FPL Group Shareholder Rights
All other provisions relating to the filling of vacancies on the board of directors remain unchanged after the merger, except that the term of the director elected to fill the vacancy shall be until the next annual meeting of the Constellation stockholders and until his or her successor is elected and qualified.

Removal of Directors:

The Constellation Charter states that a director may be removed only by the holders of a majority of shares of capital stock then entitled to vote at an election of directors and only for cause.

“Cause” is defined as dishonesty, fraud, intentional material damage to the property or business of Constellation, commission and conviction of a felony or other actions not meeting the standard of care required of directors under the MGCL.

The FBCA provides that shareholders may remove one or more directors, with or without cause, unless the articles of incorporation provide that directors may be removed only for cause. The FBCA also provides that if a director is to be removed by the shareholders at a meeting of the shareholders, the notice of the meeting must state that the purpose or one of the purposes of the meeting is the removal of the director.

The FPL Group Charter provides that a director may be removed from office by a majority vote of the entire board of directors. A director may also be removed by the shareholders, but only for cause and only by an affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of voting stock, voting together as a single class. Except as otherwise provided by law, cause for removal will be construed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or has been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his or her duty to FPL Group in a matter of substantial importance to FPL Group and such adjudication is no longer subject to direct appeal.

	Constellation Stockholder Rights	FPL Group Shareholder Rights
Calling of Meeting of Directors:

Before the Merger:

Currently, a meeting of the Constellation board of directors may be called by the Chairman or the President, or in their absence, on order of the Executive Committee, in each case with notice by mail, telephone, facsimile, electronically or in person 48 hours in advance of the meeting.

After the Merger:

After the effective time of the merger, the Constellation By-laws will allow only the Chairman, the Chief Executive Officer or any two directors to call a meeting with notice by mail, telephone, electronically or in person 48 hours in advance of the meeting.

The FPL Group Bylaws allow the Chairman of the Board, the President or the Secretary (upon written request by any two directors) to call a board meeting on two days’ notice or a shorter period of time as would be sufficient for the convenient assembly of the directors.

Indemnification of Directors and Officers:

The Constellation Charter includes an indemnification provision under which Constellation is required to indemnify current and former directors and officers (whether serving Constellation or at its request any other entity) to the fullest extent permitted under Maryland law. Other employees and agents shall be indemnified to the extent authorized by the board of directors or the by-laws and permitted by law.

Under the Constellation By-laws, Constellation will indemnify all directors, officers and employees to the fullest extent permitted under Maryland law and shall pay or reimburse expenses in advance of final disposition of a proceeding.

Subject to certain limitations, the MGCL provides that a corporation may indemnify any person who is or was a director, officer, employee or agent of the corporation against liability incurred in any proceeding to which he or she is made party by reason of service in such capacity unless:

•     the relevant act or omission giving rise to the liability was material to the

Subject to certain limitations, the FBCA provides that a corporation may indemnify any person who is or was a director, officer, employee or agent of the corporation against liability incurred in any proceeding, if such person acted in good faith and reasonably believed that such actions were in the best interest of the corporation or, with respect to any criminal proceeding, if such person had no reasonable cause to believe such action was unlawful.

The FBCA also requires a Florida corporation to indemnify such persons to the extent they are successful on the merits or otherwise in defending a proceeding or if a court determines they should be indemnified. It also permits a Florida corporation to advance expenses incurred in defense of a proceeding on certain conditions.

The FBCA also permits a Florida corporation to further indemnify and make advances to such persons by other means (such as by contract or bylaw provision) unless a judgment or other final adjudication establishes that such person’s actions or omissions which were

Constellation Stockholder Rights	FPL Group Shareholder Rights

matter and was committed in bad faith, or was the result of active and deliberate dishonesty;

•     such person received improper personal benefit in money, property or services; or

•     in the case of a criminal proceeding, unless such director had reasonable cause to believe that the act or omission giving rise to the liability was unlawful.

Under the Constellation Charter, to the extent permitted by Maryland law, directors and officers are not personally liable to Constellation or any stockholder for monetary damages. Under applicable law, by virtue of such charter provision, a director or officer of Constellation will have no personal liability to Constellation or its stockholders for monetary damages except to the extent that (i) it is proved that the director or officer actually received an improper personal benefit or profit in money, property or services for the amount of the improper personal benefit or profit in money, property or services actually received or (ii) a judgment or other adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. These indemnity provisions survive repeal or amendment for claims arising out of periods in which the provisions were effective.

The MGCL also requires a Maryland corporation to indemnify such persons to the extent they are successful on the merits or otherwise in defending a proceeding, or if a court orders that they should be indemnified. It also permits a Maryland corporation to advance expenses incurred in defense of a proceeding on certain conditions.

material to the cause of action constitute any of the following:

•     a crime, unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it unlawful;

•     a transaction from which he derived an improper personal benefit;

•     an action in violation of Florida Statutes Section 607.0834 (which section pertains to unlawful distributions to shareholders); or

•     willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

These broader rights are applicable under the FPL Group Bylaws, which provide as a contract right that each director and officer who is made or is threatened to be made a party to, or was or is called as a witness, or was or is otherwise involved in any proceeding in connection with his or her status as a director or officer will be indemnified and held harmless by FPL Group to the fullest extent permitted under the FBCA. The FPL Group Bylaws also provide for mandatory advancement of expenses subject to certain conditions.

	Constellation Stockholder Rights	FPL Group Shareholder Rights
The MGCL also permits a Maryland corporation to further indemnify and make advances to such persons by other means (such as by contract or by-law provision).

Call of Special Meetings of Stockholders:	The Constellation By-laws provide that a special meeting of the Constellation stockholders may be called by the Chairman, the Chief Executive Officer or a majority of the board of directors. Upon the written request of the holders of shares having not less than a majority of all the votes entitled to be cast at such meeting, the Corporate Secretary must also call a special meeting of stockholders. Notice must be given not less than ten nor more than 90 days before the date of the special meeting.

The FBCA provides that a special meeting of shareholders shall be held on call of the board of directors, persons authorized to do so by the articles of incorporation or bylaws or if holders of not less than 10% (or a higher percentage less than 50% required by the articles of incorporation) sign, date and deliver a written demand for such a meeting. Only business within the purpose(s) described in the notice of the special meeting may be conducted at such a meeting.

The FPL Group Bylaws provide that a special meeting of the FPL Group shareholders may only be called by the Chairman of the Board, the President or the Secretary of FPL Group or upon the written request of a majority of all of FPL Group’s outstanding stock entitled to vote on the matters to be presented at the meeting.

Stockholders Proposals:

Before the Merger:

The Constellation By-laws provide that in order for a stockholder to bring business before the annual meeting, the stockholder must give timely notice in proper written form to Constellation’s Corporate Secretary.

Currently, a stockholder’s notice must be delivered to or mailed and received at Constellation’s principal executive offices not less than 75 days prior to the anniversary date of the notice of the previous year’s annual meeting in order to be timely.

To be in proper written form, the notice must include, among other things, a brief description of the stockholder proposal, the reasons for making the proposal, the name and address of the stockholder making the proposal, the class and

The FPL Group Bylaws provide that in order for a shareholder to propose business before an annual meeting, the shareholder must give timely notice in proper written form to FPL Group’s Corporate Secretary, and must be a shareholder of record on the date that he or she gives the notice.

In order to be timely, the notice must be delivered in person or by facsimile, or sent by U.S. certified mail and received, at FPL Group’s principal executive offices not earlier than 120 days and not later than 90 days prior to the anniversary date of the immediately preceding annual meeting. If the date of the annual meeting is more than 30 days earlier, or 60 days later, than such anniversary date, similar timeliness requirements, based on the date of the meeting, apply.

	Constellation Stockholder Rights	FPL Group Shareholder Rights

number of shares beneficially owned by such stockholder and an explanation of any material interest such stockholder may have in the subject matter of the proposal.

After the Merger:

After the effective time of the merger, in order to be timely, a stockholder’s notice must be delivered to or mailed and received at Constellation’s principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the notice of the previous year’s annual meeting.

To be in proper written form, the notice must include, among other things, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, the name and address of the shareholder making the proposal, the class and number of shares beneficially owned by such shareholder and an explanation of any material interest such shareholder may have in the proposed business. The notice must also be accompanied by a representation that the shareholder intends to appear in person or by proxy at the meeting to propose such business.

Stockholder Action by Written Consent:	The Constellation Charter is silent with respect to stockholder action by written consent. Under Maryland law, holders of common stock may not take any action by written consent concerning the election of directors unless authorized to do so by the corporation’s charter.	The FPL Group Charter provides that any action required or permitted to be taken by the shareholders of the corporation must be effected at a duly called annual or special meeting and may not be effected by any consent in writing by such shareholders.

Appointment and Removal of Officers:	The Constellation By-laws provide that the officers shall be chosen by the board of directors or by the chief executive officer if so authorized by the board of directors. Officers shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board of directors. Officers shall hold office until their successors are elected and qualified or appointed, or until their earlier resignation or removal. Any officer may be removed by a majority of the board of directors, or, if appointed by the Chief Executive Officer, by the Chief Executive Officer. Any vacancy occurring in any office shall be filled by the board of directors or by the Chief Executive Officer if authorized to do so by the board of directors.

The FPL Group Bylaws provide that the officers shall be appointed by the board of directors or by a duly appointed officer authorized to appoint officers.

Officers shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board of directors. Officers shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal.

Any officer may be removed by the board of directors at any time with or without cause. Any officer appointed by the Chief Executive Officer may be removed by the Chief Executive Officer at any time with or without cause.

	Constellation Stockholder Rights	FPL Group Shareholder Rights
Anti-Takeover Provisions and Interested Stockholders:

Before the Merger:

Constellation elected to be subject to Sections 3-803 of the MGCL (relating to the classification of the board of directors), 3-804(b) (relating to the number of directors on the board of directors), 3-804(c) (relating to filling vacancies on the board of directors) and 3-805 (relating to the calling of special meetings of stockholders).

The Maryland Business Combination Act, which is contained in the MGCL, provides that unless exempted, a Maryland corporation may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, issuances of shares of stock or other specified transactions, with an “interested stockholder” or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder became an interested stockholder, and thereafter unless certain criteria specified in the Maryland Business Combination Act are met. These criteria include approval by an 80% supermajority vote of the stockholders unless the stockholders receive, in any such business combination, a minimum price for the shares, determined in accordance with the provisions of the statute. An interested stockholder is generally a person owning or controlling, directly or indirectly, 10% or more of the voting power of the outstanding stock of a Maryland corporation. Constellation has not opted out of the Maryland Business Combination Act and therefore was subject to its provisions.

The Maryland Control Share Acquisition Act generally provides that “control shares” of a corporation acquired in a “control share acquisition” shall have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible to be cast on the matter. “Control shares” means shares of stock that, if aggregated with all other shares of

Under FBCA Section 607.0902, unless there is a provision in the articles of incorporation or bylaws electing not to be governed by this provision, “control shares” (shares that would otherwise have voting power for the election of directors in certain ranges of ownership over 20%) acquired in a control-share acquisition have the same voting rights as were accorded to the shares before such acquisition only to the extent granted by a resolution approved by the majority of all the votes entitled to be cast by each class or series of the shareholders of the issuing corporation entitled to vote on the matter. FPL Group has not opted out of this provision.

FBCA Section 607.0901 provides that, unless a specified exception is met, an interested shareholder (i.e., a person owning 10% or more of a corporation’s outstanding voting stock) may not engage in an affiliated transaction (including a merger or other significant corporate transactions) with a Florida corporation unless such transaction is approved by two-thirds of the voting shares of the corporation excluding the shares beneficially owned by the interested shareholder.

This provision is not applicable under certain circumstances, including when:

•     a majority of the disinterested directors approve the transaction,

•     the corporation has not had more than 300 shareholders of record at any time during the three years prior to the date on which the affiliated transaction was announced,

•     the interested shareholder has beneficially owned at least 80% of the outstanding voting shares of the corporation for at least five years prior to the date on which the affiliated transaction was announced,

•     the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the

Constellation Stockholder Rights	FPL Group Shareholder Rights

stock previously acquired by the acquiror, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of the voting power: one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power. “Control share acquisition” means the acquisition of control shares subject to certain exceptions. If voting rights or control shares acquired in a control share acquisition are not approved at a stockholders’ meeting, then subject to certain conditions and limitations, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights.

The Constellation By-laws contain a provision exempting any acquisitions of Constellation shares from the Maryland Control Share Acquisition Act. However, the Constellation board of directors may amend its by-laws in the future to repeal or modify this exemption, in which case any control shares of Constellation acquired in the control share acquisition will be subject to the Maryland Control Share Acquisition Act.

After the Merger:

Pursuant to the Constellation Charter, Constellation will remain subject to Sections 3-804(b), 3-804(c) and 3-805 but not Section 3-803.

The Constellation board of directors has adopted a resolution exempting the merger with FPL Group from the Maryland Business Combination Act. Constellation has not opted out of the Maryland Business Combination Act and therefore the Maryland Business Combination Act will apply to future corporation exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors,

•     the corporation is an investment company registered under the Investment Company Act of 1940, or

•     in the affiliated transaction, “fair price” consideration is paid to the holders of each class or series of voting shares and certain other conditions are met.

In addition to any affirmative vote required by law, the FPL Group Charter requires that, unless a specified exception dealing with fair price provisions and certain other conditions are met:

•     any merger or consolidation of FPL Group or any subsidiary with (a) any Interested Shareholder (as defined below) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an affiliate of an Interested Shareholder,

•     any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any affiliate of any Interested Shareholder of assets of FPL Group or any subsidiary having an aggregate fair market value of $10 million or more,

•     the issuance or transfer by FPL Group or any subsidiary (in one transaction or a series of transactions) of any securities of FPL Group or any subsidiary to any Interested Shareholder or any affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $10 million or more,

Constellation Stockholder Rights	FPL Group Shareholder Rights

transactions between Constellation and “interested stockholders” unless Constellation exempts such a transaction or transactions or the Constellation board of directors opts out entirely from the statute.

The Constellation By-laws will continue to contain a provision exempting any acquisitions of Constellation shares from the Maryland Control Share Acquisition Act. However, the Constellation board of directors may amend its by-laws in the future to repeal or modify this exemption, in which case any control shares of Constellation acquired in the control share acquisition will be subject to the Maryland Control Share Acquisition Act.

•     the adoption of any plan or proposal for the liquidation or dissolution of FPL Group proposed by or on behalf of an Interested Shareholder or any affiliate of any Interested Shareholder, or

•     any reclassification of securities (including any reverse stock split), or recapitalization of FPL Group; or any merger or consolidation of FPL Group with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of FPL Group or any subsidiary which is directly or indirectly owned by an Interested Shareholder or any affiliate of any Interested Shareholder;

shall be approved by the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of voting stock, voting together as a single class. Such affirmative vote will be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

The FPL Group Charter provides that an “Interested Shareholder” is any person (other than FPL Group or any subsidiary) who is:

•     the beneficial owner of more than 10% of the voting power of the outstanding voting stock,

•     an affiliate of FPL Group and at any time within the two year period immediately prior to the date in question was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock, or

•     an assignee of or has otherwise succeeded to any shares of voting stock which were at any time within

	Constellation Stockholder Rights	FPL Group Shareholder Rights

the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession occurred in the course of a transaction or series of transactions not involving a public offering.

Amendment to Charter and By-laws:

Before the Merger:

Currently, the Constellation Charter generally may be amended by the board of directors adopting a resolution setting forth the amendment proposed, followed by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote. The Constellation Charter also provides that Constellation reserves the right to make any amendment to its charter authorized by law, including amendments that alter the contract rights of outstanding stock.

Currently, the Constellation By-laws may be amended by a two-thirds vote of the holders of the outstanding shares of

Constellation common stock or by a majority of the board of directors.

After the Merger:

All provisions relating to amendments to Constellation’s Charter will remain unchanged after the merger.

After the effective time of the merger, the Constellation By-laws will generally provide that amendment requires the affirmative vote of at least 75% of the holders of the outstanding voting shares of Constellation common stock or by a majority of the board of directors. However, Art. II, Section 3, first sentence (relating to calling of special meetings); Art. III, Section 2, first sentence (relating to the number of directors); and Art. III, Section 3 (relating to the filling of board vacancies) may be amended, altered or repealed only by resolution of the board of directors.

After the effective time of the merger, certain provisions of the Constellation By-laws relating to its board of directors,

The FBCA provides that unless a corporation’s articles of incorporation provide otherwise, the board of directors may amend certain items of the corporation’s articles of incorporation without shareholder approval. Certain amendments required to have shareholder approval must be recommended by the board of directors and submitted to a vote at a meeting of shareholders, where such amendments must be adopted by a majority of the votes entitled to be cast on the amendment. The FBCA also provides, unless provided otherwise in the articles of incorporation or other provisions of the FBCA, or as expressly provided in bylaws adopted or amended by shareholder action, that the board of directors may amend or repeal the corporation’s bylaws.

The FPL Group Charter provides that FPL Group reserves the right to amend, alter, change or repeal any provision contained in the FPL Group Charter in the manner prescribed by statute, and all rights conferred on shareholders therein

are granted subject to this reservation. Notwithstanding the foregoing, the FPL Group Charter contains a supermajority voting requirement that requires a vote of the holders of 75% of the voting stock in respect of any attempted alteration, amendment or repeal of the following, unless unanimously recommended by the board of directors and that board of directors meets certain requirements:

•     Article VII of the FPL Group Charter (provisions relating to amending the FPL Group Charter and the FPL Group Bylaws),

•     the provisions of the first sentence of Section 3 of Article III of the FPL

	Constellation Stockholder Rights	FPL Group Shareholder Rights
board meetings and committees, headquarters and chief executive officer provide that amendment requires approval by the affirmative vote of at least 70%, in some cases, and 90%, in other cases, of the members of the entire board of directors. See “The Proposed Merger—Post-Merger Governance and Management.” beginning on page 146.

Group Charter (which contains the voting rights of common stock),

•      Article IV of the FPL Group Charter (relating to the board of directors),

•      Article V of the FPL Group Charter (relating to shareholder voting), and

•      Article VI of the FPL Group Charter (relating to certain business combinations).

The FPL Group Charter and the FPL Group Bylaws provide that the power to adopt, alter, amend or repeal the FPL Group Bylaws is vested in the board of directors. Bylaws adopted by the board of directors may be repealed or changed, and new bylaws may be adopted, by shareholders only if such repeal, change or adoption is approved by the affirmative vote of the holders of at least 75% of the then outstanding voting shares of stock, voting together as a single class.

Preemptive Rights:	Under the Constellation Charter, no Constellation stockholder shall have any preemptive rights.	The FPL Group Charter does not provide for any preemptive rights for FPL Group shareholders.

Rights of an Objecting Stockholder:	The MGCL generally provides that a stockholder of a Maryland corporation is not entitled to dissenters’ rights if the stock received in a merger is listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.	The FBCA generally provides that shareholders of a Florida corporation are not entitled to appraisal rights if the shares received in a merger are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

Stockholder Rights Plan:	None.	FPL Group has in place a shareholder rights plan containing customary terms and conditions. See “Where You Can Find More Information” beginning on page 235 for additional information related to FPL Group’s shareholder rights plan. In connection with the execution of the merger agreement, the shareholder rights plan was amended to exempt the merger agreement and the transactions contemplated by the merger agreement from the shareholder rights plan.

DESCRIPTION OF CONSTELLATION CAPITAL STOCK

The following summary of the terms of the capital stock of Constellation before and after the merger is not meant to be complete and is qualified by reference to the Constellation Charter and the Constellation By-laws. A copy of the Constellation Charter, substantially in the form proposed to be effective as of the completion of the merger, is attached as Annex F to this joint proxy statement/prospectus. Constellation and FPL Group are currently discussing a number of provisions of the amended and restated by-laws of Constellation to become effective upon completion of the merger. The complete text of the amended and restated by-laws of Constellation, substantially in the form to become effective upon completion of the merger, will be attached as Annex G to this joint proxy statement/prospectus by amendment. See “Where You Can Find More Information” beginning on page 235 and “Certain Legal Information—Comparison of Stockholders’ Rights” beginning on page 219 for additional information related to the capital stock of Constellation.

Authorized Capital Stock

As of the date of this joint proxy statement/prospectus, Constellation has the authority to issue 250,000,000 shares of common stock, no par value per share, and 25,000,000 shares of preferred stock, par value $0.01 per share. As of [•], 2006, there were issued and outstanding [•] shares of Constellation common stock. No shares of preferred stock are currently outstanding.

At the completion of the merger, the Constellation Charter will be amended to, among other things, provide for an increase in the number of authorized shares of common stock from 250,000,000 to 1,200,000,000 and an increase in the number of authorized shares of preferred stock from 25,000,000 to 125,000,000.

Constellation Common Stock

Constellation Common Stock Outstanding. The outstanding shares of Constellation common stock are, and the shares of Constellation common stock issued pursuant to the merger will be, duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of Constellation common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Constellation preferred stock which Constellation may designate and issue in the future. Shares of Constellation common stock may be certificated or uncertificated, as provided by the MGCL.

Voting Rights. Each holder of Constellation common stock is entitled to one vote for each share held on all matters submitted to a vote of stockholders of Constellation and does not have cumulative voting rights.

Dividend Rights. The holders of Constellation common stock are entitled to receive dividends, if any, as may be declared by the Constellation board of directors out of funds legally available for the payment of dividends, subject to any preferential dividend rights of outstanding Constellation preferred stock and the restrictions set forth in the MGCL. Upon the liquidation, dissolution or winding up of Constellation, the holders of Constellation common stock are entitled to share pro rata in the net assets of Constellation available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Constellation preferred stock.

Preemptive Rights. Under the Constellation Charter, the holders of Constellation common stock have no preemptive, subscription, redemption or conversion rights.

Constellation Preferred Stock

Constellation Preferred Stock Outstanding. As of the date of this joint proxy statement/prospectus, no shares of Constellation preferred stock were issued and outstanding.

Blank Check Preferred Stock. Under the Constellation Charter, the Constellation board of directors has the authority to issue preferred stock in one or more classes or series, and to fix for each class or series the voting powers (which, in any case, shall be no greater than one vote per share) and the distinctive designations, preferences and relative, participation, optional or other special rights and such qualifications, limitations or restrictions, as may be stated and expressed in the resolution or resolutions adopted by the Constellation board of directors providing for the issuance of such class or series as may be permitted by the MGCL, including dividend rates, conversion rights, terms of redemption and liquidation preferences and the number of shares constituting each such class or series, without any further vote or action by the stockholders of Constellation.

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for the Constellation common stock.

LEGAL MATTERS

Charles A. Berardesco, Esq., Constellation’s Associate General Counsel, has opined on the validity of the Constellation common stock to be issued to FPL Group shareholders pursuant to the merger. Mr. Berardesco beneficially owned 19,034 shares of Constellation common stock as of June 23, 2006, the date on which Mr. Berardesco delivered his opinion. It is a condition to the completion of the merger that each of Constellation and FPL Group receive an opinion from Kirkland & Ellis LLP and Cravath, Swaine & Moore LLP, respectively, with respect to the tax treatment of the merger.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Constellation (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated into this joint proxy statement/prospectus by reference to Constellation’s Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this joint proxy statement/prospectus by reference from FPL Group’s Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Constellation and FPL Group file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings also are available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

Constellation has filed a registration statement on Form S-4 to register with the SEC the Constellation common stock to be issued to FPL Group shareholders upon completion of the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Constellation in addition to being a proxy statement of Constellation and FPL Group for their respective meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows us to “incorporate by reference” information into this joint proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important information about our companies and their financial position.

Constellation SEC filings (File No. 001-12869)	Period (if applicable)
Annual Report on Form 10-K	Fiscal Year ended December 31, 2005

Annual Report on Form 10-K/A	Fiscal Year ended December 31, 2005, filed on May 1, 2006

Quarterly Report on Form 10-Q	Fiscal Quarter ended March 31, 2006

Current Reports on Form 8-K or Form 8-K/A	Filed on January 27, 2006, February 9, 2006, February 28, 2006, May 31, 2006, June 6, 2006, June 16, 2006 and June 23, 2006 (other than the portions of those documents not deemed to be filed)
The description of Constellation common stock contained under the caption “Proposal No. 1, Approval of the Share Exchange and Formation of the Holding Company—Capital Stock” in Constellation’s Registration Statement on Form S-4 (Registration No. 33-64799), filed pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed with the SEC for the purpose of updating this description	Filed on March 3, 1999

FPL Group SEC filings (File No. 001-08841)	Period (if applicable)
Annual Report on Form 10-K	Fiscal Year ended December 31, 2005

Annual Report on Form 10-K/A	Fiscal Year ended December 31, 2005, filed on April 28, 2006

Quarterly Report on Form 10-Q	Fiscal Quarter ended March 31, 2006

FPL Group SEC filings (File No. 001-08841)	Period (if applicable)
Current Report on Form 8-K or Form 8-K/A

Filed on January 5, 2006, January 27, 2006, January 30, 2006, April 24, 2006, May 19, 2006, May 26, 2006, June 1, 2006 and June 9, 2006 (other than the portions of those documents not deemed to be filed)

The description of FPL Group common stock set forth in FPL Group’s Registration Statement on Form S-3D (File No. 001-08841) including any amendments or reports filed for the purpose of updating such description	Filed on November 4, 2005

The description of FPL Group’s preferred share purchase rights set forth in the Registration Statement on Form 8-A dated June 20, 1996 (File No. 001-08841), including any amendments or reports filed for the purpose of updating such description (including the amendments thereto dated July 31, 2000, January 3, 2003, December 19, 2003, March 25, 2005 and December 19, 2005)	Filed on June 20, 1996; August 1, 2000; January 3, 2003; December 19, 2003; March 25, 2005 and December 19, 2005

We also are incorporating by reference additional documents that Constellation and FPL Group file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this joint proxy statement/prospectus and the date of the meetings.

All information contained or incorporated by reference into this joint proxy statement/prospectus relating to Constellation has been supplied by Constellation, and all information about FPL Group has been supplied by FPL Group.

If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. Stockholders may obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

Constellation Energy Group, Inc.

Investor Relations

750 East Pratt Street

Baltimore, MD 21202

(410) 783-3647

FPL Group, Inc.

Shareholder Services

FPL Group, Inc.

700 Universe Blvd.

Juno Beach, FL 33408

(800) 222-4511

If you are a Constellation stockholder and would like to request documents from Constellation, please do so by [•], 2006 to receive them before the Constellation annual meeting. If you are a FPL Group shareholder and would like to request documents from FPL Group, please do so by [•] to receive them before the FPL Group annual meeting.

You also can get more information by visiting Constellation’s web site at www.constellation.com and FPL Group’s web site at www.fplgroup.com. Web site materials are not part of this joint proxy statement/prospectus.

You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus to vote on the proposals to the Constellation stockholders and the FPL Group shareholders in connection with the merger, as the case may be. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [•], 2006. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of shares of Constellation common stock as contemplated by the merger agreement shall create any implication to the contrary.

ANNEX A

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Constellation or FPL Group. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings each of Constellation and FPL Group makes with the SEC, which are available without charge at www.sec.gov. See “Where You Can Find More Information.”

The merger agreement contains representations and warranties Constellation and FPL Group made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Constellation and FPL Group and may be subject to important qualifications and limitations agreed by Constellation and FPL Group in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk between Constellation and FPL Group rather than establishing matters as facts.

AGREEMENT AND PLAN OF MERGER

among

FPL GROUP, INC.,

CONSTELLATION ENERGY GROUP, INC.

and

CF MERGER CORPORATION

Dated as of December 18, 2005

GLOSSARY OF DEFINED TERMS

Term	Section
409A Authorities	3.01(k)(x)
affiliate	8.03(a)
Agreement	Preamble
AJCA	3.01(k)(x)
Applicable PSCs	3.01(d)(ii)(J)
Articles of Merger	1.03
Atomic Energy Act	3.01(d)(ii)(F)
BGE	3.01(e)(ii)
capital stock	8.03(b)
Certificates	2.02(b)
Closing	1.02
Closing Date	1.02
Code	Recitals
Confidentiality Agreement	4.03(a)
Consents	3.01(d)(ii)(L)
Constellation	Preamble
Constellation Acquisition Agreement	4.03(b)(v)
Constellation Adverse Recommendation Change	4.03(b)(i)
Constellation Applicable Period	4.03(a)
Constellation Approved VaR Limit	3.01(q)
Constellation Articles	1.05(a)
Constellation By-laws	1.05(b)
Constellation Capital Stock	3.01(b)(i)
Constellation Charter Amendment	1.05(a)
Constellation Common Stock	Recitals
Constellation Disclosure Letter	3.01(ii)
Constellation DRIP	3.01(b)(ii)
Constellation Employee Benefit Agreement	3.01(l)(ii)(B)
Constellation Employee Benefit Plan	3.01(l)(ii)(A)
Constellation Employee Stock Options	3.01(b)(i)(C)
Constellation ERISA Affiliate	3.01(l)(ii)(D)
Constellation Fair Market Value	5.07(ii)(A)
Constellation Financial Statements	3.01(e)(iii)
Constellation Information Notice	4.03(a)
Constellation Joint Venture	3.01(a)(ii)(B)
Constellation Material Business	4.03(a)
Constellation Material Business Subsidiary	4.03(a)
Constellation Nuclear Facilities	3.01(o)
Constellation Other Equity-Based Award	3.01(b)(ii)
Constellation Performance Stock Awards	3.01(b)(ii)
Constellation Performance Units	3.01(b)(i)
Constellation Preferred Stock	3.01(b)(i)
Constellation Required Statutory Approvals	3.01(d)(ii)(L)
Constellation Restricted Stock	3.01(b)(i)(A)
Constellation Restricted Units	3.01(b)(i)(C)
Constellation Savings Plan	3.01(b)(ii)
Constellation SEC Reports	3.01(e)(i)
Constellation Stock Plans	3.01(b)(i)(C)
Constellation Stockholder Approval	3.01(r)(i)

Term	Section
Constellation Stockholders Meeting	5.01(c)
Constellation Superior Proposal	4.03(b)
Constellation Takeover Proposal	4.03(a)
Constellation Taxpayers	3.01(k)(i)(A)
Constellation Termination Fee	5.10(b)(iv)
Constellation Trading Guidelines	3.01(q)
Constellation Voting Debt	3.01(b)(iii)
DOE	3.01(e)(iv)
EEOC	3.01(m)
Effective Time	1.03
employee benefit plan	3.01(l)(ii)(C)
Environmental Claim	3.01(n)(v)(A)
Environmental Laws	3.01(n)(v)(B)
Environmental Permit	3.01(n)(v)(C)
Equity Interests	3.01(a)(ii)(A)
ERISA	3.01(l)(ii)(A)
Exchange Act	3.01(d)(ii)(B)
Exchange Agent	2.02(a)
Exchange Fund	2.02(a)
Exchange Ratio	2.01(b)
FBCA	1.01
FCC	3.01(d)(ii)(K)
FCC Pre-Approvals	3.01(d)(ii)(K)
FERC	3.01(d)(ii)(E)
Filed Constellation SEC Reports	3.01(i)
Filed FPL Group SEC Reports	3.02(i)
Final Order	6.02(d)
Form S-4	3.01(d)(ii)(B)
FPL	3.02(e)(ii)
FPL Group	Preamble
FPL Group Acquisition Agreement	4.04(b)(iv)(D)
FPL Group Adjusted Awards	5.06(b)
FPL Group Adjusted Option	5.06(a)(i)
FPL Group Adjusted Other Equity-Based Award	5.06(a)(iii)
FPL Group Adjusted Restricted Stock	5.06(a)(ii)
FPL Group Adverse Recommendation Change	4.04(b)(i)(D)
FPL Group Applicable Period	4.04(a)
FPL Group Approved VaR Limit	3.02(q)
FPL Group Capital Stock	3.02(b)(i)
FPL Group Common Stock	Recitals
FPL Group Disclosure Letter	3.02(ii)
FPL Group DRIP	3.02(b)(i)(G)
FPL Group Employee Benefit Agreement	3.02(l)(ii)(B)
FPL Group Employee Benefit Plan	3.02(l)(ii)(A)
FPL Group Employee Stock Options	3.02(b)(i)(C)
FPL Group Equity Units	3.02(b)(i)(F)
FPL Group ERISA Affiliate	3.02(l)(ii)(C)
FPL Group Financial Statements	3.02(e)(iii)
FPL Group Information Notice	4.04(a)
FPL Group Joint Venture	3.02(a)(ii)
FPL Group Material Business	4.04(a)

Term	Section
FPL Group Material Business Subsidiary	4.04(a)
FPL Group Nuclear Facilities	3.02(o)
FPL Group Other Equity-Based Award	3.02(b)(ii)
FPL Group Preferred Stock	3.02(b)(i)
FPL Group Required Statutory Approvals	3.02(d)(ii)(L)
FPL Group Restricted Stock	3.02(b)(i)(A)
FPL Group Restricted Units	3.02(b)(i)(C)
FPL Group Rights	3.02(b)(i)(E)
FPL Group Rights Agreement	3.02(b)(i)(E)
FPL Group SEC Reports	3.02(e)(i)
FPL Group Series A Preferred Stock	3.02(b)(i)(E)
FPL Group Shareholder Approval	3.02(r)(i)
FPL Group Shareholders Meeting	5.01(b)
FPL Group Stock Plans	3.02(b)(i)(C)
FPL Group Superior Proposal	4.04(b)
FPL Group Takeover Proposal	4.04(a)
FPL Group Taxpayers	3.02(k)(i)(A)
FPL Group Termination Fee	5.10(c)
FPL Group Thrift Plans	3.02(b)(i)(A)
FPL Group Trading Guidelines	3.02(q)
FPL Group Unvested ESOP Stock	3.02(b)(i)(A)
FPL Group Voting Debt	3.02(b)(iii)
FPSC	3.01(d)(ii)(J)
GAAP	3.01(e)(iii)
Gexa Warrants	3.02(b)(i)(H)
Governmental Authority	3.01(d)(i)(B)
Hazardous Materials	3.01(n)(v)(D)
HSR Act	3.01(d)(ii)(A)
Initial Termination Date	7.01(b)(i)
Injured Party	7.02
I.R.S.	3.01(k)(iii)
Joint Proxy Statement	3.01(d)(ii)(B)
Joint Venture	3.01(a)(ii)(A)
knowledge	8.03(c)
Laws	3.01(d)(i)(B)
Lien	3.01(b)(vi)
material adverse effect	8.03(d)
material subsidiary	8.03(e)
Merger	Recitals
Merger Consideration	2.02(a)
Merger Sub	Preamble
MGCL	3.01(b)(ii)
MPSC	3.01(d)(ii)(J)
NLRB	3.01(m)
Nonqualified Deferred Compensation Plan	3.01(k)(x)
NRC	3.01(d)(ii)(F)
NYSE	3.01(d)(ii)(D)
Options	3.01(b)(iv)
Orders	3.01(d)(i)(B)
ordinary course of business consistent with past practice	8.03(f)

v

Term	Section
PBGC	3.01(l)(iv)
Permits	3.01(j)
person	8.03(g)
Plan	3.01(l)(ii)(C)
Pre-Closing Service	5.08(c)
Power Act	3.01(d)(ii)(E)
Release	3.01(n)(v)(E)
Restraints	6.01(b)(ii)
SEC	3.01(i)
Securities Act	3.01(e)(i)
Share Issuance	3.01(r)(i)(B)
SOX	3.01(e)(i)
Split Ratio	3.01(r)(i)
Stock Split	3.01(r)(i)
subsidiary	8.03(h)
Surviving Corporation	1.01
Tax Return	3.01(k)(xi)
Taxes	3.01(k)(xi)
Transfer Taxes	5.16
VaR	3.01(q) and 3.02(q)
WARN	3.01(m)

AGREEMENT AND PLAN OF MERGER dated as of December 18, 2005 (this “Agreement”), among FPL GROUP, INC., a Florida corporation (“FPL Group”), CONSTELLATION ENERGY GROUP, INC., a Maryland corporation (“Constellation”), and CF MERGER CORPORATION, a Florida corporation and a wholly owned subsidiary of Constellation (“Merger Sub”).

WHEREAS, the respective Boards of Directors of FPL Group, Constellation and Merger Sub have approved the consummation of the business combination provided for in this Agreement, pursuant to which Merger Sub will merge with and into FPL Group (the “Merger”), with FPL Group as the surviving corporation, whereby, subject to the terms of Article II, each share of common stock, par value $.01 per share, of FPL Group (including, except as the context otherwise requires, the associated FPL Group Rights) (the “FPL Group Common Stock”) will be converted, subject to the prior effectiveness of the Stock Split, into the right to receive one share of common stock, no par value per share, of Constellation (the “Constellation Common Stock”);

WHEREAS, immediately prior to the Effective Time, Constellation shall effect the Stock Split, pursuant to which, among other things, each issued and outstanding share of Constellation Common Stock will be converted (assuming the effectiveness of the Merger) into 1.444 shares of Constellation Common Stock;

WHEREAS, the respective Boards of Directors of FPL Group, Constellation and Merger Sub have (a) approved this Agreement, the Merger and the other transactions contemplated hereby and (b) determined that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of their respective corporations and their respective shareholders and stockholders;

WHEREAS, FPL Group, Constellation and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, for United States Federal income tax purposes, it is intended that (a) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (b) this Agreement is intended to be, and is hereby, adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and (c) FPL Group, Constellation and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into FPL Group in accordance with the Florida Business Corporation Act (the “FBCA”). FPL Group shall be the surviving corporation (the “Surviving Corporation”) in the Merger and shall continue its corporate existence under the Laws of the State of Florida and shall succeed to and assume all of the rights and obligations of Merger Sub and FPL Group in accordance with the FBCA. As a result of the Merger, FPL Group shall become a wholly-owned subsidiary of Constellation. The effects and the consequences of the Merger shall be as set forth in Section 1.04.

SECTION 1.02. Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the third business day following the satisfaction (or, to the extent permitted by applicable Law, waiver by the party or parties entitled to the benefits thereof) of all the conditions set forth in Article VI (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction of any such condition), or at such other place, time and date as shall be agreed in writing between FPL Group and Constellation; provided, however, that if all the conditions set forth in Article VI shall not have been satisfied (or, to the extent permitted by applicable Law, waived by the party or parties entitled to the benefits thereof) on such third business day, then the Closing will take place on the first business day on which all such conditions shall have been satisfied (or, to the extent permitted by applicable Law, waived by the party or parties entitled to the benefits thereof). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03. Effective Time of the Merger. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file articles of merger (the “Articles of Merger”) executed in accordance with, and containing such information as is required by, Section 607.1105 of the FBCA with the Department of State of the State of Florida and shall make all other filings or recordings required under the FBCA. The Merger shall become effective at such time as the Articles of Merger is duly filed with the Department of State of the State of Florida or such other time as specified in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the FBCA.

SECTION 1.05. Articles of Incorporation and By-laws. (a) The Amended and Restated Articles of Incorporation of Constellation (the “Constellation Articles”), as in effect immediately prior to the Effective Time, shall be amended and restated (the “Constellation Charter Amendment”) immediately prior to the Effective Time to read in the form of Exhibit A-1 hereto until thereafter changed or amended as provided therein or by applicable Law. Constellation shall file the Articles Supplementary attached hereto as Exhibit A-2 with the State Department of Assessments and Taxation of the State of Maryland immediately prior to the filing of the Constellation Charter Amendment.

(b) The By-laws of Constellation, as amended (the “Constellation By-laws”), as in effect immediately prior to the Effective Time, shall be amended and restated at the Effective Time to read in the form of Exhibit B hereto until thereafter changed or amended as provided therein, in the Constellation Articles or by applicable Law.

(c) The Restated Articles of Incorporation of FPL Group, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(d) The By-laws of FPL Group, as amended, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein, in the articles of incorporation of the Surviving Corporation, or by applicable Law.

SECTION 1.06. Board of Directors; Officers. (a) At the Effective Time, (i) the Board of Directors of Constellation, the committees of the Board of Directors of Constellation and the chairpersons thereof and certain other governance matters shall be as set forth in Exhibit C hereto and (ii) the senior officers (other than as set forth in Exhibit C hereto) of Constellation shall be such persons agreed to by FPL Group and Constellation prior to the Effective Time.

(b) From and after the Effective Time, the individuals designated by FPL Group and Constellation immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified.

SECTION 1.07. Post-Merger Operations. Following the Effective Time, Constellation shall conduct its operations in accordance with the following:

(a) Name. Constellation’s name shall remain unchanged.

(b) Dual Headquarters. Constellation shall maintain dual headquarters in Juno Beach, Florida and Baltimore, Maryland in accordance with Exhibit C.

(c) Charities. The parties agree that provision of charitable contributions and community support in their respective service areas serves a number of their important corporate goals. During the ten-year period immediately following the Effective Time, Constellation and its subsidiaries taken as a whole intend to continue to provide charitable contributions and community support within the service areas of the parties and each of their respective subsidiaries at levels substantially comparable to the levels of charitable contributions and community support provided, directly or indirectly, by FPL Group and its subsidiaries and Constellation and its subsidiaries within their service areas during the 24-month period immediately prior to the Effective Time.

ARTICLE II

Effect of the Merger on the Capital Stock of the

Constituent Corporations; Exchange of Certificates

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of FPL Group Common Stock, any shares of Constellation Common Stock or any shares of common stock of Merger Sub:

(a) Cancellation of Certain FPL Group Common Stock. Each share of FPL Group Common Stock that is owned by FPL Group or Constellation shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of FPL Group Common Stock. Each issued and outstanding share of FPL Group Common Stock (other than shares to be cancelled in accordance with Section 2.01(a)) shall be automatically converted, subject to the prior effectiveness of the Stock Split, into the right to receive one fully paid and nonassessable share of Constellation Common Stock (the “Exchange Ratio”). As of the Effective Time, all such shares of FPL Group Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of FPL Group Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Constellation Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.02(b), and the right to receive dividends and other distributions in accordance with Section 2.02(c), in each case, without interest.

(c) Conversion of Merger Sub Common Stock. Each issued and outstanding share of capital stock of Merger Sub shall be automatically converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, Constellation shall enter into an agreement with such bank or trust company as may be mutually agreed to by FPL Group and Constellation (the “Exchange Agent”), which agreement shall provide that Constellation shall deposit with the Exchange Agent as of the Effective Time, in trust for the benefit of the holders of Certificates, certificates representing the shares of Constellation Common Stock (such shares of Constellation Common Stock being hereinafter referred to as the “Merger Consideration”, and together with any dividends or other distributions with respect thereto with a record date after the Effective Time, collectively being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.01(b) in exchange for the shares of FPL Group Common Stock that were outstanding immediately prior to the Effective Time.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of FPL Group Common Stock (the “Certificates”) whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as FPL Group and Constellation may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Constellation Common Stock that such holder has the right to receive pursuant to the provisions of this Article II and certain dividends or other distributions in accordance with Section 2.02(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of FPL Group Common Stock that is not registered in the transfer records of FPL Group, a certificate representing the proper number of shares of Constellation Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance of shares of Constellation Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Constellation that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II and certain dividends or other distributions in accordance with Section 2.02(c). No interest shall be paid or will accrue on the Merger Consideration or any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Constellation Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Constellation Common Stock issuable hereunder in respect thereof, and all such dividends and other distributions shall be paid by Constellation to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar Laws, following surrender of any such Certificate to the Exchange Agent for cancellation there shall be paid to the holder of the certificate representing whole shares of Constellation Common Stock issued in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Constellation Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Constellation Common Stock.

(d) No Further Ownership Rights in FPL Group Common Stock. All shares of Constellation Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (and any dividends or other distributions, in each case, pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of FPL Group Common Stock theretofore represented by such Certificates, subject, however, to FPL Group’s obligation to pay any dividends or make any other distributions expressly permitted by the terms of this Agreement with a record date prior to the Effective Time that may have been declared or made by FPL Group on such shares of FPL Group Common Stock that remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of FPL Group of the shares of FPL Group Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Constellation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by Law.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for 12 months after the Effective Time shall be delivered to Constellation, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Constellation for payment of their claim for Merger Consideration, any dividends or other distributions with respect to Constellation Common Stock.

(f) No Liability. None of Constellation, the Surviving Corporation or the Exchange Agent or any of their respective directors, officers, employees and agents shall be liable to any person in respect of any shares of Constellation Common Stock, any dividends or other distributions with respect thereto, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration or any dividends or other distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any Governmental Authority), any such Merger Consideration, dividends or other distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Constellation, free and clear of all claims or interest of any person previously entitled thereto.

(g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Constellation, on a daily basis. Any interest and other income resulting from such investments shall be paid to Constellation.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Constellation or the Exchange Agent, the posting by such person of a bond in such reasonable amount as Constellation or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of Constellation Common Stock deliverable in respect thereof, in each case pursuant to this Agreement.

(i) Withholding Taxes. Each of the parties and the Exchange Agent will be entitled to deduct and withhold from amounts otherwise payable under this Article II any amounts that it is required to deduct and withhold with respect to such payments under any provision of Tax Law. Any amounts so deducted and withheld will be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

ARTICLE III

Representations and Warranties

SECTION 3.01. Representations and Warranties of Constellation and Merger Sub. Except (i) to the extent the qualifying nature of such disclosure is apparent therefrom, as set forth in the Constellation SEC Reports filed by Constellation with, or furnished by Constellation to, the Securities and Exchange Commission (the “SEC”) at any time on or after January 1, 2004 through the date of this Agreement and publicly available prior to the date of this Agreement (the “Filed Constellation SEC Reports”), other than risk factor disclosure contained in any such Filed Constellation SEC Report under the headings “Risk Factors”, “Forward Looking Statements” or any similar sections and any disclosure of risks that are predictive or forward looking in nature (provided that nothing in the Filed Constellation SEC Reports shall be deemed to qualify, or be deemed to have been disclosed for the purposes of, Section 3.01(b) or 3.01(c)), or (ii) as set forth in the letter dated the date of this Agreement delivered to FPL Group by Constellation concurrently with the execution and delivery of this Agreement (the “Constellation Disclosure Letter”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such letter relates; provided, however, that any information set forth in one section of the Constellation Disclosure Letter shall be deemed to apply to each other section or subsection thereof to the extent that it is apparent on the face of the applicable disclosure that such information is applicable to such other section or subsection without reference to any underlying documentation), Constellation and Merger Sub represent and warrant to FPL Group as follows:

(a) Organization and Qualification. (i) Each of Constellation and its subsidiaries, including Merger Sub, is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so organized, existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) or to have such power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Constellation. Each of Constellation and its subsidiaries, including Merger Sub, is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions that recognize the concept of good standing) that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Constellation. Section 3.01(a) of the Constellation Disclosure Letter sets forth as of the date of this Agreement the name and jurisdiction of organization of each material subsidiary of Constellation.

(ii) Section 3.01(a) of the Constellation Disclosure Letter sets forth a description as of the date of this Agreement of all Constellation Joint Ventures, including (A) the name of the project associated with each such Constellation Joint Venture and (B) a brief description of the principal line or lines of business conducted by each such entity. For purposes of this Agreement:

(A) “Joint Venture” of a person shall mean any person that is not a subsidiary of such first person, in which such first person or one or more of its subsidiaries owns directly or indirectly any share, capital stock, partnership, membership or similar interest of any person or any Option therefor (together, “Equity Interests”), other than Equity Interests that represent less than 5% of each class of the outstanding voting securities or other Equity Interests of such second person; and

(B) “Constellation Joint Venture” shall mean any Joint Venture of Constellation or any of its subsidiaries in which the invested capital associated with Constellation’s or its subsidiaries’ interest exceeds $100,000,000, as reasonably determined by Constellation.

(iii) Except for interests in the subsidiaries of Constellation, the Constellation Joint Ventures and interests acquired after the date of this Agreement without violating any covenant contained herein, Constellation does not directly or indirectly own any shares of capital stock, other voting securities or Equity Interests in any person, in which the invested capital associated with such interest individually as of the date of this Agreement exceeds $100,000,000, as reasonably determined by Constellation. Merger Sub (A) does not directly or indirectly own any shares of capital stock, other voting securities or Equity Interests in any person and (B) does not hold and has not held any material assets or incurred any material liabilities.

(b) Capital Stock. (i) Without giving effect to the Constellation Charter Amendment or the Stock Split, the authorized capital stock of Constellation consists of 250,000,000 shares of Constellation Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share (the “Constellation Preferred Stock” and, together with the Constellation Common Stock, the “Constellation Capital Stock”). At the close of business on, December 12, 2005, (A) 178,584,853 shares of Constellation Common Stock were issued and outstanding, of which 1,010,481 shares were subject to future vesting requirements or risk of forfeiture back to Constellation or a right of repurchase by Constellation (collectively, “Constellation Restricted Stock”), (B) no shares of Constellation Common Stock were held by Constellation in its treasury and (C) 12,476,987 shares of Constellation Common Stock were reserved and available for issuance pursuant to the 2002 Senior Management Long-Term Incentive Plan, Executive Long-Term Incentive Plan, Management Long-Term Incentive Plan and 1995 Long-Term Incentive Plan (such plans, collectively, the “Constellation Stock Plans”), of which 8,058,432 shares were subject to outstanding options to purchase shares of Constellation Common Stock with a weighted average exercise price of $36.23 per share (such outstanding options, together with any options to purchase shares of Constellation Common Stock granted after December 12, 2005, under the Constellation Stock Plans, the “Constellation Employee Stock Options”), 306,136 shares of Constellation Common Stock were reserved for the purpose of settling outstanding unit awards which vest based on the achievement of Constellation performance goals granted under the Constellation Stock Plans (such unit awards, together with any unit awards granted after December 12, 2005, the “Constellation Performance Units”) and 273,145 shares of Constellation Common Stock were subject to restricted stock unit awards granted under the Constellation Stock Plans (such unit awards, together with any other restricted stock unit awards granted after December 12, 2005, the “Constellation Restricted Units”). The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, of which 100 shares are issued and outstanding, all of which are beneficially owned by Constellation.

(ii) Except as set forth in Section 3.01(b)(i) above, at the close of business on December 12, 2005, no shares of capital stock or other voting securities or Equity Interests of Constellation were issued, reserved for issuance, outstanding or held by Constellation in its treasury. As of the date of this Agreement, (A) except as set forth in Section 3.01(b)(i) above, there were no outstanding options, stock appreciation rights, “phantom” stock rights, performance awards, units, dividend equivalent awards, rights to receive shares of Constellation Common Stock on a deferred basis, rights to purchase or receive Constellation Common Stock or other rights that are linked to the value of Constellation Common Stock (each, a “Constellation Other Equity-Based Award”) issued or granted by Constellation or any of its subsidiaries to any current or former director, officer, employee or consultant of Constellation or any of its subsidiaries and (B) no shares of Constellation Restricted Stock or Constellation Restricted Units were subject to performance-based vesting criteria (collectively, the “Constellation Performance Stock Awards”). All outstanding shares of Constellation Common Stock are, and all shares which may be issued pursuant to the exercise of Constellation Employee Stock Options and the vesting of Constellation Performance Units and Constellation Restricted Units will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Maryland General Corporation Law (the “MGCL”), the articles of incorporation of Constellation as in effect from time to time, the by-laws of Constellation as in effect from time to time, or any contract to which Constellation is a party or otherwise bound. During the period from December 12, 2005, to the date of this Agreement, there have been no issuances, reservations for issuance or grants by Constellation or any of its subsidiaries of any shares of Constellation Capital Stock (including Constellation Restricted Stock) or other voting securities or Equity Interests of Constellation (other than issuances or grants of shares of Constellation Common Stock pursuant to (i) the Constellation Shareholder Investment Plan (the “Constellation DRIP”), (ii) the Constellation Employee Savings Plan, the Constellation Represented Employee Savings Plan for Nine Mile Point and the Constellation Non-Represented Employee Savings Plan for Nine Mile Point (collectively, the “Constellation Savings Plans”) in the ordinary course of business consistent with past practice and (iii) the exercise of Constellation Employee Stock Options outstanding on December 12, 2005, as required by their terms as in effect on December 12, 2005).

(iii) There are no outstanding bonds, debentures, notes or other indebtedness of Constellation or any of its subsidiaries having the right to vote on any matters on which holders of capital stock or other Equity Interests of Constellation or any of its subsidiaries may vote (“Constellation Voting Debt”).

(iv) Except as set forth above in this Section 3.01(b), as of the date of this Agreement, there are (A) no options, warrants, calls, rights, convertible or exchangeable securities, commitments, contracts, arrangements or undertakings of any kind (together, “Options”) to which Constellation or any of its subsidiaries is a party or by which any of them is bound obligating Constellation or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, (1) shares of capital stock or other voting securities or Equity Interests of, or any security convertible or exercisable for or exchangeable into any capital stock or other voting securities or Equity Interests of, Constellation or any of its subsidiaries or (2) any Constellation Voting Debt and (B) no other rights the value of which is in any way based on or derived from, or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock or other voting securities or Equity Interests of Constellation or any of its subsidiaries. As of the date of this Agreement, there are no outstanding contractual obligations of Constellation or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Constellation or any of its subsidiaries.

(v) Neither Constellation nor any of its subsidiaries is a party to any voting agreement with respect to the voting of any shares of capital stock or other voting securities or Equity Interests of Constellation or any of its subsidiaries.

(vi) Except as permitted by this Agreement, all of the outstanding shares of capital stock and other voting securities or Equity Interests of each subsidiary of Constellation are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by Constellation or a subsidiary of Constellation, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a “Lien”) except for any Liens granted in connection with project financings.

(vii) All of the shares of Constellation Common Stock issuable in exchange for Certificates in the Merger in accordance with this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. The issuance of such Constellation Common Stock will be registered under the Securities Act and registered or exempt from registration under applicable state securities Laws.

(c) Authority. Each of Constellation and Merger Sub has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to obtaining Constellation Stockholder Approval, to consummate the transactions contemplated hereby. The Board of Directors of Constellation has duly and validly adopted resolutions (i) approving this Agreement, the Merger and the other transactions contemplated hereby, (ii) determining that the terms of this Agreement, the Merger, and the other transactions contemplated hereby are fair to and in the best interests of Constellation and its stockholders, (iii) declaring the Constellation Charter Amendment and the Share Issuance advisable, (iv) directing that the Constellation Charter Amendment and the Share Issuance be submitted to a vote at a meeting of Constellation’s stockholders and (v) recommending that Constellation’s stockholders approve the Constellation Charter Amendment and the Share Issuance, which resolutions have not been subsequently rescinded, modified or withdrawn in any way. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Constellation and Merger Sub, including the approval of this Agreement by Constellation as sole shareholder of Merger Sub. Except as Section 5.07 or Section 5.08 expressly contemplates further action by the Board of Directors of Constellation, no other corporate proceedings on the part of Constellation or its stockholders or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement by Constellation and Merger Sub and the consummation by Constellation and Merger Sub of the Constellation Charter Amendment, the Share Issuance, the Merger and the other transactions contemplated hereby, other than obtaining Constellation Stockholder Approval. This Agreement has been duly and validly executed and delivered by Constellation and Merger Sub and constitutes a legal, valid and binding obligation of Constellation and Merger Sub enforceable against Constellation and Merger Sub in accordance with its terms.

(d) No Conflicts; Approvals and Consents. (i) The execution and delivery of this Agreement by each of Constellation and Merger Sub do not, and the performance by each of Constellation and Merger Sub of its obligations hereunder and the consummation of the Merger and the other transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Constellation or any of its subsidiaries or any of the Constellation Joint Ventures under, any of the terms, conditions or provisions of (A) the articles or certificates of incorporation or by-laws (or other comparable organizational documents) of Constellation or any of its subsidiaries, or (B) subject to the obtaining of Constellation Stockholder Approval and the taking of the actions described in paragraph (ii) of this Section 3.01(d) and obtaining the FPL Group Required Statutory Approvals (assuming the accuracy of the representations in Section 3.02(d)), (1) any statute, law, duty or obligation created by common law, rule, regulation or ordinance (together, “Laws”), or any judgment, order, writ or decree (together, “Orders”), of any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational (each, a “Governmental Authority”) applicable to Constellation or any of its subsidiaries or any of the Constellation Joint Ventures or any of their respective assets or properties, or (2) any note, bond, mortgage, security agreement, agreement, indenture, license, franchise, Permit, concession, contract, lease or other instrument to which Constellation or any of its subsidiaries or any of the Constellation Joint Ventures is a party or by which Constellation or any of its subsidiaries or any of the Constellation Joint Ventures or any of their respective assets or properties is bound, excluding from the foregoing clause (B) such conflicts, violations, breaches, defaults, rights or Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Constellation.

(ii) Except for (A) compliance with, and filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”); (B) the filing with and, to the extent required, the declaration of effectiveness by the SEC of (1) a proxy statement relating to the approval of the Constellation Charter Amendment and the Share Issuance by Constellation’s stockholders (such proxy statement, together with the proxy statement relating to the approval of this Agreement by FPL Group’s shareholders, in each case as amended or supplemented from time to time, the “Joint Proxy Statement”) pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”), (2) the registration statement on Form S-4 prepared in connection with the issuance of Constellation Common Stock in the Merger (the “Form S-4”) and (3) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated hereby; (D) such filings with and approvals of the New York Stock Exchange (“NYSE”) to permit the consummation of the Stock Split and the listing on the NYSE of the shares of Constellation Common Stock that are to be issued pursuant to Article II; (E) notice to, and the consent and approval of, the Federal Energy Regulatory Commission (the “FERC”) under Section 203 of the Federal Power Act, as amended (the “Power Act”); (F) the filing of an application to, and consent and approval of, and transfer of or issuance of any required licenses and license amendments by, the Nuclear Regulatory Commission (the “NRC”) under the Atomic Energy Act of 1954, as amended (the “Atomic Energy Act”); (G) the filing of (1) an amendment to the Constellation Articles to effect the Constellation Charter Amendment immediately prior to the occurrence of the Effective Time with the State Department of Assessments and Taxation of the State of Maryland and (2) appropriate documents with the relevant authorities of other states in which Constellation is qualified to do business; (H) the filing of the Articles of Merger and other appropriate merger documents required by the FBCA with the Department of State of the State of Florida and appropriate documents with the relevant authorities of other states in which FPL Group is qualified to do business; (I) compliance with any such filings as may be required under applicable Environmental Laws; (J) to the extent required, notice to and the approval of (1) the Maryland Public Service Commission (“MPSC”) and (2) the Florida Public Service Commission (“FPSC” and, collectively with the MPSC, the “Applicable PSCs”); (K) required pre-approvals (the “FCC Pre-Approvals”) of license transfers with the Federal Communications Commission (the “FCC”); and (L) such other items as disclosed in Section 3.01(d) of the Constellation Disclosure Letter (the items set forth above in clauses (A) through (H) and (J), together with the items identified with an “*” in Section 3.01(d) of the Constellation Disclosure Letter, collectively, the

“Constellation Required Statutory Approvals”), no consent, approval, license, Order or authorization (“Consents”) or action of, registration, declaration or filing with or notice to any Governmental Authority is necessary or required to be obtained or made in connection with the execution and delivery of this Agreement by Constellation and Merger Sub, the performance by Constellation and Merger Sub of their respective obligations hereunder or the consummation of the Merger and the other transactions contemplated hereby by Constellation or Merger Sub, other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Constellation or on Constellation and its prospective subsidiaries.

(e) SEC Reports, Financial Statements and Utility Reports. (i) Constellation and its subsidiaries have filed or furnished each form, report, schedule, registration statement, registration exemption, if applicable, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed or furnished by Constellation or any of its subsidiaries pursuant to the Securities Act of 1933 and the rules and regulations thereunder (the “Securities Act”) or the Exchange Act with the SEC since January 1, 2002 (as such documents have since the time of their filing or furnishment been amended or supplemented, the “Constellation SEC Reports”). As of their respective dates, and after giving effect to any amendments or supplements thereto, the Constellation SEC Reports (A) complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and, to the extent in effect and applicable, the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) Each of the principal executive officer and the principal financial officer of Constellation and Baltimore Gas and Electric Company (“BGE”) (or each former principal executive officer and principal financial officer of Constellation and BGE, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Constellation SEC Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Since the effectiveness of SOX, neither Constellation nor any of its subsidiaries has arranged any “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(iii) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Constellation SEC Reports (the “Constellation Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as in effect on the respective dates thereof applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments that were not or are not expected to be, individually or in the aggregate, materially adverse to Constellation) the consolidated financial position of Constellation and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

(iv) All filings required to be made by Constellation or any of its subsidiaries since January 1, 2002, under the Power Act, the Atomic Energy Act, the Communications Act of 1934, as amended by the Telecommunications Act of 1996, and applicable state Laws and regulations, have been filed with the SEC, the FERC, the Department of Energy (the “DOE”), the NRC, the FCC or any applicable state public utility commissions (including, to the extent required, the MPSC), as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements pertaining thereto, including all rates, tariffs, franchises, service agreements and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of the applicable statute and the rules and regulations thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of the applicable statute and the rules and regulations thereunder, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Constellation.

(v) The management of Constellation has designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), or caused such disclosure controls and procedures to be designed and implemented under their supervision, to ensure that material information relating to Constellation, including its consolidated subsidiaries, is made known to the management of Constellation by others within those entities. Since the date of the filing of Constellation’s most recent quarterly report on Form 10-Q for the quarter ended September 30, 2005, Constellation’s outside auditors and the audit committee of the Board of Directors of Constellation have not been advised of (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which could reasonably be expected to adversely affect Constellation’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Constellation’s internal control over financial reporting. Since December 31, 2004, any material change in internal control over financial reporting required to be disclosed in any Constellation SEC Report has been so disclosed.

(vi) Since December 31, 2004, (A) neither Constellation nor any of its subsidiaries nor, to the knowledge of Constellation, any director, officer, employee, auditor, accountant or representative of Constellation or any of its subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Constellation or any of its subsidiaries or their respective internal accounting controls relating to periods after December 31, 2004, including any material complaint, allegation, assertion or claim that Constellation or any of its subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing received after the date of this Agreement which have no reasonable basis), and (B) to the knowledge of Constellation, no attorney representing Constellation or any of its subsidiaries, whether or not employed by Constellation or any of its subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2004, by Constellation or any of its officers, directors, employees or agents to the Board of Directors of Constellation or any committee thereof or to any director or executive officer of Constellation.

(vii) Except for BGE, none of Constellation’s subsidiaries is, or has at any time since January 1, 2003, been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(viii) Constellation is not and, at the Effective Time, will not be, an “ineligible issuer” as defined in Rule 405 (as amended by SEC Rel. No. 33-8591 as published in Vol. 70, No. 147 of the Federal Register, page 44722 et. seq. (August 3, 2005)) of the Securities Act.

(f) Absence of Certain Changes or Events. Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Since December 31, 2004, to the date of this Agreement, there has not been any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Constellation, and during such period there has not been:

(i) (A) any granting by Constellation or any of its subsidiaries to any current director or executive officer of Constellation or BGE of any increase in compensation, bonus, fringe or other benefits, other than (1) increases in fringe or other benefits that are not material and that are granted in the ordinary course of business consistent with past practice or (2) increases in salaries or bonuses of current directors or executive officers of Constellation or BGE in the ordinary course of business consistent with past practice, (B) any granting by Constellation or any of its subsidiaries to any current director or executive officer of Constellation or BGE of any change of control, severance or termination compensation or benefits or any increase therein, (C) any entry by Constellation or any of its subsidiaries into, or any amendment to or termination of, any Constellation Employee Benefit Agreement with any current director or executive officer of Constellation or BGE, or (D) any action taken to fund or in any other way secure the payment, or to accelerate the vesting or payment, of a material amount of compensation or benefits under any Constellation Employee Benefit Plan or Constellation Stock Plan (or any grant or award thereunder) or Constellation Employee Benefit Agreement;

(ii) any change in accounting methods, principles or practices by Constellation or any of its subsidiaries materially affecting the consolidated assets, liabilities or results of operations of Constellation, except insofar as may have been required by a change in GAAP; or

(iii) any authorization of, or commitment or agreement to take, any of the actions described in clauses (i) and (ii).

(g) Absence of Undisclosed Liabilities. As of the date of this Agreement, except for matters reflected or reserved against in the balance sheet (or notes thereto) as of December 31, 2004, included in the Constellation Financial Statements, neither Constellation nor any of its subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP, as in effect on the date thereof, to be reflected on a consolidated balance sheet of Constellation and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) that were incurred in the ordinary course of business consistent with past practice since December 31, 2004, or (ii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Constellation. Neither Constellation nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract relating to any transaction or relationship between or among Constellation and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Constellation or any of its subsidiaries, in Constellation’s or any of its subsidiary’s audited financial statements or other Constellation SEC Reports.

(h) Legal Proceedings. Except for environmental matters, which are the subject of Section 3.01(n), as of the date of this Agreement, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Constellation, threatened against, relating to or affecting, nor, to the knowledge of Constellation, are there any Governmental Authority investigations or audits pending or threatened against, relating to or affecting, Constellation or any of its subsidiaries or any of the Constellation Joint Ventures or any of their respective assets and properties that, in each case, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on Constellation, and (ii) neither Constellation nor any of its subsidiaries is subject to any Order of any Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Constellation.

(i) Information Supplied. None of the information supplied or to be supplied by or on behalf of Constellation or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to Constellation’s stockholders or FPL Group’s shareholders or at the time of the Constellation Stockholders Meeting or the FPL Group Shareholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Constellation or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of FPL Group for inclusion or incorporation by reference in the Joint Proxy Statement.

(j) Permits; Compliance with Laws and Orders. Constellation, its subsidiaries and the Constellation Joint Ventures hold all permits, licenses, certificates, franchises, approvals, consents, and other authorizations of all Governmental Authorities (“Permits”) necessary for the lawful conduct of their respective businesses as currently conducted, except for failures to hold such Permits that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Constellation. Constellation, its subsidiaries and the Constellation Joint Ventures, and their respective businesses as currently conducted, are in compliance with the terms of their Permits, except failures so to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Constellation. Constellation, its subsidiaries and the Constellation Joint Ventures, and their respective businesses as currently conducted, are not in violation of or default under any Law or Order of any Governmental Authority, except for such violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Constellation. Constellation is, and has been, in compliance in all material respects with the provisions of SOX applicable to it on or prior to the date of this Agreement and has implemented such programs and has taken all reasonable steps necessary to ensure Constellation’s future compliance (not later than the relevant statutory and regulatory deadlines therefor) with all provisions of SOX which shall become applicable to Constellation after the date of this Agreement. This Section 3.01(j) does not relate to matters with respect to Taxes, which are the subject of Section 3.01(k), benefit plans, which are the subject of Section 3.01(l), Environmental Laws, which are the subject of Section 3.01(n), and nuclear power plants, which are the subject of Section 3.01(o).

(k) Taxes. (i) Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Constellation, (A) each of Constellation, its subsidiaries, any predecessor thereof and any member of any consolidated group of which any of the foregoing is or has been a member (together, the “Constellation Taxpayers”) has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate and (B) the Constellation Taxpayers have paid all Taxes required to be paid by them other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings.

(ii) Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Constellation, no deficiency with respect to any Taxes has been proposed, asserted or assessed against any Constellation Taxpayer (other than any deficiency that has been paid or is being contested in good faith in appropriate proceedings) and no requests for waivers of the time to assess any such Taxes are pending.

(iii) The Federal income Tax Returns of the Constellation Taxpayers have been examined by and settled with the United States Internal Revenue Service (the “I.R.S.”) for all years through 2001. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(iv) Neither Constellation nor any of its subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. Federal income Tax Return (other than the group the common parent of which is Constellation) or (B) has any liability for the Taxes of any person (other than Constellation or any of its subsidiaries) (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or (2) as a transferee or successor.

(v) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of any Constellation Taxpayer.

(vi) Within the past two years, neither Constellation nor any of its subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(vii) Neither Constellation nor any of its subsidiaries has been a party to a transaction that constitutes a “listed transaction”, for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state Law), that is or may be subject to examination by the I.R.S. To the knowledge of Constellation, Constellation has disclosed to FPL Group all “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4(b) (or a similar provision of state Law) to which it or any of the Constellation subsidiaries has been a party.

(viii) Neither Constellation nor any of its subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

(ix) Neither Constellation nor any of its subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Constellation and its subsidiaries).

(x) Each Constellation Employee Benefit Plan and each Constellation Employee Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the Proposed Regulations issued thereunder or (2) Internal Revenue Service Notice 2005-1 (clauses (A) and (B), together, the “409A Authorities”). No Constellation Employee Benefit Plan or Constellation Employee Benefit Agreement that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities.

(xi) For purposes of this Agreement:

“Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, imposed by any level of government or Governmental Authority, or in connection with any agreement with respect to Taxes, including any direct or indirect Taxes, whatever their nature, on income or otherwise, together with all interest, surcharges and penalties imposed with respect to such amounts.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information to be filed with any level of government or Governmental Authority of the United States or elsewhere, and any amended Tax return relating to Taxes (whether or not a payment is required to be made with respect to such filing).

(l) Employee Benefit Plans; ERISA. (i) Except for such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Constellation, (A) all Constellation Employee Benefit Plans have been operated, funded and administered in compliance with their terms, the terms of any applicable collective bargaining agreements and with all applicable requirements of Law, including ERISA and the Code, (B) except for regular contribution, funding and vesting requirements of the Constellation Employee Benefit Plans, none of Constellation, any of its subsidiaries or any Constellation ERISA Affiliate has any liabilities or obligations with respect to any Constellation Employee Benefit Plans, whether accrued, contingent or otherwise, nor, to the knowledge of

Constellation, are any such liabilities or obligations reasonably expected to be incurred, (C) each Constellation Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and there are no existing circumstances or events that would reasonably be expected to adversely affect the qualified status of any such Constellation Employee Benefit Plan, (D) there are no audits, proceedings, claims or investigations by any Governmental Authority pending or, to the knowledge of Constellation, threatened in connection with any Constellation Employee Benefit Plan or Constellation Employee Benefit Agreement, (E) no litigation has been commenced with respect to any Constellation Employee Benefit Plan or Constellation Employee Benefit Agreement and, to the knowledge of Constellation, no such litigation is threatened (other than routine claims for benefits in the normal operation of such Constellation Employee Benefit Plan or Constellation Employee Benefit Agreement), (F) there have been no “prohibited transactions” as defined by Section 406 of ERISA or Section 4975 of the Code with respect to any Constellation Employee Benefit Plan and (G) no “fiduciary” within the meaning of Section 3(21) of ERISA has any liability for breach of fiduciary duty or any other act or omission with respect to the investment or administration of the assets of any Constellation Employee Benefit Plan. The only material Constellation Employee Benefit Agreements and material Constellation Employee Benefit Plans that exist on the date of this Agreement are disclosed in Section 3.01(l) of the Constellation Disclosure Letter.

(ii) As used herein:

(A) “Constellation Employee Benefit Plan” means any Plan entered into, established, maintained, sponsored, contributed to or required to be contributed to by Constellation or any of its subsidiaries or any Constellation ERISA Affiliate for the benefit of the current or former employees or directors of Constellation or any of its subsidiaries or any Constellation ERISA Affiliate and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time, and, in the case of a Plan that is subject to Part 3 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”), Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement, with respect to which Constellation or any of its subsidiaries or any other Constellation ERISA Affiliate has or could reasonably be expected to have any present or future actual or contingent liabilities;

(B) “Constellation Employee Benefit Agreement” means (1) any employment, deferred compensation, consulting, severance, loan, termination or indemnification agreement between Constellation or any of its subsidiaries, on the one hand, and any current director, executive officer or other employee of Constellation or any of its subsidiaries, on the other hand or (2) any change of control or other agreement between Constellation or any of its subsidiaries, on the one hand, and any current director, executive officer or other employee of Constellation or any of its subsidiaries, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Constellation of a nature contemplated by this Agreement;

(C) “Plan” means any employment, bonus, incentive compensation, deferred compensation, long-term incentive, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation, restricted stock, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workers’ compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy, program, scheme or arrangement of any kind, whether written or oral, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA; and

(D) “Constellation ERISA Affiliate” means any person who, on or before the Effective Time, is under common control with Constellation or any of its subsidiaries within the meaning of Section 414 of the Code.

(iii) No event has occurred, and there exists no condition or set of circumstances, in connection with any Constellation Employee Benefit Plan that has had or would reasonably be expected to have a material adverse effect on Constellation.

(iv) None of Constellation, any of its subsidiaries or any Constellation ERISA Affiliate has incurred or could reasonably be expected to incur any liability to the Pension Benefit Guaranty Corporation (the “PBGC”) or to any Constellation Employee Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) under Section 302(c), 4062, 4063, 4064 or 4069 of ERISA, or otherwise as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby (either alone or in combination with any other subsequent event), and no event or condition exists or has existed that could reasonably be expected to result in the incurrence of any such liability by Constellation, any subsidiary or any Constellation ERISA Affiliate. No such Constellation Employee Benefit Plan that is subject to Section 412 of the Code or Title IV of ERISA has been completely or partially terminated or been the subject of a “reportable event” within the meaning of Section 4043 of ERISA as to which notices would be required to be filed with the PBGC.

(v) None of Constellation, any of its subsidiaries or any Constellation ERISA Affiliate contributes to, has any obligation to contribute to or has any present or future actual or contingent liabilities (including withdrawal liability within the meaning of Section 4201 of ERISA and any liability or obligation under Section 4204 or 4212 of ERISA) with respect to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(vi) The execution of this Agreement, and the consummation of the transactions contemplated hereby, will not (either alone or in combination with any other subsequent event) (A) accelerate the time of payment or vesting of, or increase the amount of, compensation or benefits due to any current or former employee, director or officer of Constellation or its subsidiaries, (B) result in any forgiveness of indebtedness or obligation to fund benefits with respect to any such employee, director or officer, or (C) entitle any such employee, director or officer to severance pay, unemployment compensation or any other payment or other benefit.

(vii) Other than payments that may be made to the persons listed in Section 3.01(l)(vii) of the Constellation Disclosure Letter and described in Section 3.01(l)(vii) of the Constellation Disclosure Letter, based on Constellation’s reasonable good faith assumptions, (A) no amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other transactions contemplated by this Agreement (either alone or in combination with any other subsequent event) by any employee, officer or director of Constellation or any of its subsidiaries who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Constellation Employee Benefit Plan or Constellation Employee Benefit Agreement would be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) and (B) no such disqualified individual is entitled to receive any additional payment (e.g., any tax gross-up or other payment) from Constellation or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual.

(viii) Neither Constellation nor any of its subsidiaries maintains, contributes to or has any liability with respect to any Constellation Employee Benefit Plan or Constellation Employee Benefit Agreement that provides any post-employment or post-termination health, life or other welfare-type benefits, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents) or as required by Section 4980B(f) of the Code.

(m) Labor and Employee Matters. Neither Constellation nor any of its subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. As of the date of this Agreement, there are no disputes pending or, to the knowledge of Constellation, threatened between Constellation or any of its subsidiaries, on the one hand, and any trade union or other representative of their respective employees, on the other hand, and there is no charge or complaint pending or threatened in writing against Constellation or any of its subsidiaries before the National Labor Relations Board (the “NLRB”), the Equal Employment Opportunity Commission (the “EEOC”) or any other Governmental Authority responsible for enforcing labor/employment Laws, except in each case as, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Constellation, and, to the knowledge of Constellation, as of the date of this Agreement, there are no organizational efforts presently being made involving any of the employees of Constellation or any of its subsidiaries. From January 1, 2002, to the date of this Agreement, there has been no work stoppage, strike or other concerted action by employees of Constellation or any of its subsidiaries and, to the knowledge of Constellation, no such action has been threatened in writing, except in each case as, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Constellation. Since January 1, 2000, neither Constellation nor any of its subsidiaries has engaged in any “plant closing” or “mass layoff”, as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Law (collectively, the “WARN Act” or “WARN”), without complying with the notice requirements of such Laws, except for such failures to comply with the notice requirements of such Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Constellation. With respect to the transactions contemplated by this Agreement, each labor notice required to have been given under any Law or collective bargaining agreement has been given or satisfied, other than as, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Constellation.

(n) Environmental Matters. Except for any matters, individually or in the aggregate, that have not had and would not reasonably be expected to have a material adverse effect on Constellation:

(i) Each of Constellation, its subsidiaries and the Constellation Joint Ventures has been and is in compliance with all applicable Environmental Laws.

(ii) Each of Constellation, its subsidiaries and the Constellation Joint Ventures has obtained all Environmental Permits necessary for the construction of their facilities and the conduct of their operations as of the date of this Agreement, as applicable, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval. Constellation, its subsidiaries and the Constellation Joint Ventures are in compliance with all terms and conditions of such Environmental Permits, and no such Environmental Permits will be revoked, modified or not renewed as a result of the transactions contemplated by this Agreement.

(iii) There is no Environmental Claim pending or, to the knowledge of Constellation, threatened:

(A) against Constellation or any of its subsidiaries or any of the Constellation Joint Ventures;

(B) against any person or entity whose liability for such Environmental Claim has been retained or assumed either contractually or by operation of Law by Constellation or any of its subsidiaries or any of the Constellation Joint Ventures; or

(C) against any real or personal property or operations that Constellation or any of its subsidiaries or any of the Constellation Joint Ventures owns, leases or operates, in whole or in part, or, to the knowledge of Constellation, formerly owned, leased or operated, in whole or in part.

(iv) There have not been any Releases of any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against Constellation or any of its subsidiaries or any of the Constellation Joint Ventures.

(v) As used in this Agreement:

(A) “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, Orders, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance, liability or violation by any person or entity (including any Governmental Authority) alleging liability (including potential responsibility or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages or restoration, property damages, personal injuries or penalties) arising out of, based on or resulting from

(1) the presence or Release into the environment of any Hazardous Materials at any location;

(2) circumstances forming the basis of any violation of, or liability under, any Environmental Law or Environmental Permit (including any claim for revocation, modification or non-renewal of any Environmental Permit); or

(3) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of, or exposure to, any Hazardous Materials;

(B) “Environmental Laws” means all applicable Laws, principles of common Law, regulations, ordinances, directives or Orders relating to pollution, protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), atmospheric emissions, or protection of human health as it relates to the environment, including Laws relating to the presence or Release of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Materials;

(C) “Environmental Permit” means all permits, certificates, licenses, franchises, approvals, consents, emissions credits, waivers or other authorizations of a Governmental Authority issued under or pursuant to Environmental Laws;

(D) “Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials and asbestos in any form; and (b) any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law because of its dangerous or deleterious properties or characteristics; and

(E) “Release” means any actual or threatened release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

(o) Operations of Nuclear Power Plants. The operations of the nuclear generation stations owned or operated, in whole or part, by Constellation or its subsidiaries or any of the Constellation Joint Ventures, as applicable (collectively, the “Constellation Nuclear Facilities”) are and have been conducted in compliance with all applicable Laws and Permits, except for such failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Constellation. Each of the Constellation Nuclear Facilities maintains, and is in material compliance with, emergency plans designed to respond to an unplanned Release therefrom of radioactive materials and each such plan conforms with the requirements of applicable Law in all material respects. The plans for the decommissioning of each of the Constellation Nuclear Facilities and for the storage of spent nuclear fuel conform with the requirements of applicable Law in all material respects and, solely with respect to the portion of the Constellation Nuclear Facilities owned, directly or indirectly, by Constellation, the funding of decommissioning and storage of spent nuclear fuel is consistent with applicable Law. The operations of the Constellation Nuclear Facilities are not the subject of any outstanding notices of violation or requests for information from the NRC or any other agency with jurisdiction over such facility, except for such notices or requests for information that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Constellation. Constellation and its subsidiaries and each of the Constellation Joint Ventures maintain liability insurance to the full extent required by Law for operating the Constellation Nuclear Facilities, and such insurance regarding such facilities remains in full force and effect in all material respects.

(p) Insurance. Except for failures to maintain insurance or self-insurance that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Constellation, from January 1, 2004, through the date of this Agreement, each of Constellation and its subsidiaries has been continuously insured with financially responsible insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are customary for companies in the United States conducting the business conducted by Constellation and its subsidiaries during such time period. Neither Constellation nor any of its subsidiaries has received any notice of cancellation or termination with respect to any insurance policy of Constellation or any of its subsidiaries, except with respect to any cancellation or termination that, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Constellation.

(q) Trading. Constellation has established risk parameters, limits and guidelines in compliance with the risk management policies approved by Constellation’s corporate risk management committee (the “Constellation Trading Guidelines”), and Constellation’s Board of Directors has approved a VaR limit as set forth in Section 3.01(q) of the Constellation Disclosure Letter (the “Constellation Approved VaR Limit”). Compliance with the Constellation Trading Guidelines is monitored by the Senior Vice President and Chief Risk Officer of Constellation and is periodically reviewed with the audit committee of the Board of Directors of Constellation. Constellation has provided the Constellation Trading Guidelines to FPL Group prior to the date of this Agreement. As of the date of this Agreement, (i) Constellation’s VaR is in compliance with the Constellation Approved VaR Limit, and Constellation and its subsidiaries are operating in compliance with the Constellation Trading Guidelines in all material respects and (ii) the aggregate net positions in the trading portfolio of Constellation and its subsidiaries would not reasonably be expected to result in a material loss to Constellation and its subsidiaries, taken as a whole, based on market prices in existence as of the date of this Agreement. From September 30, 2005, to the date of this Agreement, neither Constellation nor any of its subsidiaries has, in accordance with its mark-to-market accounting policies, experienced an aggregate net loss in the trading portfolio of Constellation and its subsidiaries that would be material to Constellation and its subsidiaries taken as a whole. For purposes of this Section 3.01(q) and Section 4.01(h), “VaR” shall mean the value-at-risk of the mark-to-market portfolio of Constellation and its marketing and trading subsidiaries based on a four standard deviation move in prices and a one-day holding period.

(r) Vote Required. Assuming the accuracy of the representation and warranty of FPL Group contained in Section 3.02(s), (i) the affirmative vote (the “Constellation Stockholder Approval”) of (A) at least a majority of the outstanding shares of Constellation Common Stock entitled to be cast at the Constellation Stockholders Meeting is the only vote of the holders of any class or series of the capital stock of Constellation or its subsidiaries required to effect the Constellation Charter Amendment whereby, among other things, (1) the number of authorized shares of Constellation Common Stock will be increased and (2) the Constellation Common Stock shall be divided (the “Stock Split”) such that, immediately prior to the Effective Time, each issued and outstanding share of Constellation Common Stock shall be automatically converted into (assuming the effectiveness of the Merger) 1.444 (the “Split Ratio”) fully paid and nonassessable shares of Constellation Common Stock (with the resulting number of shares held by each registered holder of Constellation Common Stock being rounded down to the nearest whole number and with each such registered holder being entitled to receive from Constellation in lieu of any fractional shares of Constellation Common Stock prior to such rounding down an amount in cash (without interest) equal to the product obtained by multiplying (x) the fraction of a share of Constellation Common Stock to which such holder (after taking into account all shares of Constellation Common Stock and all certificates held immediately prior to the effective time of the Stock Split by such holder) would otherwise be entitled to and (y) the closing price per share of Constellation Common Stock as reported on the NYSE Composite Transaction Tape (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the last trading day prior to the date on which the effective time of the Stock Split occurs) and (B) at least a majority of all shares of Constellation Common Stock casting votes (provided that the total vote cast represents over 50% in interest of all Constellation Capital Stock entitled to vote) is the only vote or consent or any series or class of capital stock of Constellation or its subsidiaries required to approve, in accordance with the applicable rules of the NYSE, the issuance of Constellation Common Stock in the Merger (the “Share Issuance”) and (ii) except as set forth in clause (i) of this sentence, the affirmative vote or consent of the holders of any class or series of capital stock of Constellation or its subsidiaries is not necessary to consummate any of the transactions contemplated by this Agreement.

(s) Ownership of FPL Group Capital Stock. Neither Constellation nor any of its subsidiaries, including Merger Sub, or other affiliates beneficially owns any shares of FPL Group Common Stock or any other class or series of FPL Group Capital Stock. None of Constellation or any of its “affiliates” or “associates” is, or has been within the two-year period immediately prior to the date of this Agreement, an “interested shareholder” of FPL Group as those terms are defined in Section 607.0901 of the FBCA.

(t) State Anti-Takeover Statutes. Assuming the accuracy of the representation and warranty of FPL Group contained in Section 3.02(s), Constellation has taken all necessary actions, if any, so that the provisions of Sections 3-602 and 3-702 of the MGCL will not, before the termination of this Agreement, apply to this Agreement, the Merger or the other transactions contemplated hereby.

(u) Joint Venture Representations. Each representation or warranty made by Constellation in this Section 3.01 relating to a Constellation Joint Venture that is neither operated nor managed by Constellation or a Constellation subsidiary shall be deemed made only to the knowledge of Constellation.

(v) Opinion of Financial Advisor. Constellation has received the opinions of Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co., each dated the date of this Agreement to the effect that, as of the date of this Agreement and based upon and subject to the matters set forth therein, the Exchange Ratio, assuming the prior effectiveness of the Stock Split, is fair from a financial point of view to the holders of Constellation Common Stock.

(w) Brokers. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co., the fees and expenses of which will be paid by Constellation, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Constellation or Merger Sub.

SECTION 3.02. Representations and Warranties of FPL Group. Except (i) to the extent the qualifying nature of such disclosure is apparent therefrom, as set forth in the FPL Group SEC Reports filed by FPL Group with, or furnished by FPL Group to, the SEC at any time on or after January 1, 2004 through the date of this Agreement and publicly available prior to the date of this Agreement (the “Filed FPL Group SEC Reports”), other than risk factor disclosure contained in any such Filed FPL Group SEC Report under the headings “Risk Factors”, “Forward Looking Statements” or any similar sections and any disclosure of risks that are predictive or forward looking in nature (provided that nothing in the Filed FPL Group SEC Reports shall be deemed to qualify, or be deemed to have been disclosed for the purposes of, Section 3.02(b) or 3.02(c)) or (ii) as set forth in the letter dated the date of this Agreement delivered to Constellation by FPL Group concurrently with the execution and delivery of this Agreement (the “FPL Group Disclosure Letter”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such letter relates; provided, however, that any information set forth in one section of the FPL Group Disclosure Letter shall be deemed to apply to each other section or subsection thereof to the extent that it is apparent on the face of the applicable disclosure that such information is applicable to such other section or subsection without reference to any underlying documentation), FPL Group represents and warrants to Constellation as follows:

(a) Organization and Qualification. (i) Each of FPL Group and its subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so organized, existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) or to have such power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on FPL Group. Each of

FPL Group and its subsidiaries is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions that recognize the concept of good standing) that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on FPL Group. Section 3.02(a) of the FPL Group Disclosure Letter sets forth as of the date of this Agreement the name and jurisdiction of organization of each material subsidiary of FPL Group.

(ii) Section 3.02(a) of the FPL Group Disclosure Letter sets forth a description as of the date of this Agreement of all FPL Group Joint Ventures, including (A) the name of each such entity and (B) a brief description of the principal line or lines of business conducted by each such entity. For purposes of this Agreement “FPL Group Joint Venture” shall mean any Joint Venture of FPL Group or any of its subsidiaries in which the invested capital associated with FPL Group’s or its subsidiaries’ interest exceeds $100,000,000, as reasonably determined by FPL Group.

(iii) Except for interests in the subsidiaries of FPL Group, the FPL Group Joint Ventures and interests acquired after the date of this Agreement without violating any covenant contained herein, FPL Group does not directly or indirectly own any shares of capital stock, other voting securities or Equity Interests in any person, in which the invested capital associated with such interest individually as of the date of this Agreement exceeds $100,000,000, as reasonably determined by FPL Group.

(b) Capital Stock. (i) The authorized capital stock of FPL Group consists of 800,000,000 shares of FPL Group Common Stock and 100,000,000 shares of serial preferred stock, par value $0.01 per share (the “FPL Group Preferred Stock” and, together with the FPL Group Common Stock, the “FPL Group Capital Stock”). At the close of business on December 12, 2005, (A) 394,846,985 shares of FPL Group Common Stock were issued and outstanding, of which 1,024,245 shares were subject to future vesting requirements or risk of forfeiture back to FPL Group or a right of repurchase by FPL Group (collectively, “FPL Group Restricted Stock”; provided, however, that FPL Group Restricted Stock shall not include any shares of FPL Group Common Stock that have been allocated to participant accounts (which are accounted for in units composed of undivided interests in FPL Group Common Stock and cash) under the leveraged employee stock ownership plan provisions of the FPL Group Group Employee Thrift Plan and the FPL Group Group Bargaining Unit Employee Thrift Plan (together, the “FPL Group Thrift Plans”) but are subject to forfeiture by the participants and a return to unallocated status under the relevant vesting provisions (collectively, the “FPL Group Unvested ESOP Stock”)), (B) no shares of FPL Group Common Stock were held by FPL Group in its treasury, (C) 21,500,000 shares of FPL Group Common Stock were reserved and available for issuance pursuant to the FPL Group Amended and Restated Long-Term Incentive Plan, the Non-Employee Directors Stock Plan, the Gexa Corporation 2002 Non-Employee Director Option Plan, Gexa Corporation Amended and Restated 2004 Incentive Plan and the Gexa Corporation Stock Option Agreement with James Burke dated October 27, 2003 (such plans, collectively, the “FPL Group Stock Plans”), of which (1) 7,341,059 shares were subject to outstanding options to purchase shares of FPL Group Common Stock with a weighted average exercise price of $27.39 per share granted under the FPL Group Stock Plans (such outstanding options, together with any options to purchase shares of FPL Group Common Stock granted after December 12, 2005, under the FPL Group Stock Plans, the “FPL Group Employee Stock Options”) and (2) 2,070,000 shares were subject to deferred stock awards, “phantom” stock awards or other restricted stock unit awards, in each case required to be settled in shares of FPL Group Common Stock (such unit awards, together with any other such awards granted after December 12, 2005, the “FPL Group Restricted Units”), (D) 11,136,536 shares of FPL Group Common Stock were reserved and available for issuance pursuant to the FPL Group Thrift Plans, (E) 3,000,000 shares of FPL Group Preferred Stock were designated Series A Junior Participating Preferred Stock (the “FPL Group Series A Preferred Stock”) and reserved for issuance in accordance with the Rights Agreement dated as of July 1, 1996, as amended, by and between FPL Group and Computershare Investment Services, LLC, as successor Rights Agent (the “FPL

Group Rights Agreement”), pursuant to which FPL Group has issued rights (the “FPL Group Rights”) to purchase such shares of FPL Group Series A Preferred Stock, (F) 17,880,016 shares of FPL Group Common Stock were reserved and are subject to issuance pursuant to outstanding purchase contracts in connection with 10,120,000 Equity Units issued by FPL Group in June 2002 (the “FPL Group Equity Units”), (G) 6,887,882 shares of FPL Group Common Stock were reserved for issuance under the FPL Group Dividend Reinvestment and Common Share Purchase Plan (the “FPL Group DRIP”) and (H) 139,472 shares of FPL Group Common Stock were reserved and are subject to issuance pursuant to outstanding warrants issued by Gexa Corporation (“the Gexa Warrants”).

(ii) Except as set forth in Section 3.02(b)(i) above, at the close of business on December 12, 2005, no shares of capital stock or other voting securities or Equity Interests of FPL Group were issued, reserved for issuance, outstanding or held by FPL Group in its treasury. As of the date of this Agreement, except as set forth in Section 3.02(b)(i) above, there were no outstanding options, stock appreciation rights, “phantom” stock rights, performance awards, units, dividend equivalent awards, rights to receive shares of FPL Group Common Stock on a deferred basis, rights to purchase or receive FPL Group Common Stock or other rights that are linked to the value of FPL Group Common Stock (each, a “FPL Group Other Equity-Based Award”) issued or granted by FPL Group or any of its subsidiaries to any current or former director, officer, employee or consultant of FPL Group or any of its subsidiaries. For the avoidance of doubt, the term “FPL Group Other Equity-Based Awards” shall include FPL Group Restricted Units. All outstanding shares of FPL Group Common Stock are, and all shares which may be issued pursuant to the exercise of FPL Group Employee Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the FBCA, the articles of incorporation of FPL Group as in effect from time to time, the by-laws of FPL Group as in effect from time to time, or any contract to which FPL Group is a party or otherwise bound. During the period from December 12, 2005, to the date of this Agreement, there have been no issuances, reservations for issuance or grants by FPL Group or any of its subsidiaries of any shares of FPL Group Capital Stock (including FPL Group Restricted Stock) or other voting securities or Equity Interests of FPL Group (other than issuances or grants of shares of FPL Group Common Stock pursuant to (i) the FPL Group DRIP, (ii) the FPL Group Thrift Plans in the ordinary course of business consistent with past practice and (iii) the exercise of FPL Group Employee Stock Options and the Gexa Warrants outstanding on December 12, 2005, as required by their terms as in effect on December 12, 2005).

(iii) There are no outstanding bonds, debentures, notes or other indebtedness of FPL Group or any of its subsidiaries having the right to vote on any matters on which holders of capital stock or other Equity Interests of FPL Group or any of its subsidiaries may vote (“FPL Group Voting Debt”).

(iv) Except as set forth above in this Section 3.02(b), as of the date of this Agreement, there are (A) no Options to which FPL Group or any of its subsidiaries is a party or by which any of them is bound obligating FPL Group or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, (1) shares of capital stock or other voting securities or Equity Interests of, or any security convertible or exercisable for or exchangeable into any capital stock or other voting securities or Equity Interests of, FPL Group or any of its subsidiaries or (2) any FPL Group Voting Debt and (B) no other rights the value of which is in any way based on or derived from, or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock or other voting securities or Equity Interests of FPL Group or any of its subsidiaries. As of the date of this Agreement, there are not any outstanding contractual obligations of FPL Group or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of FPL Group or any of its subsidiaries.

(v) Neither FPL Group nor any of its subsidiaries is a party to any voting agreement with respect to the voting of any shares of capital stock or other voting securities or Equity Interests of FPL Group or any of its subsidiaries.

(vi) Except as permitted by this Agreement, all of the outstanding shares of capital stock and other voting securities or Equity Interests of each subsidiary of FPL Group are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by FPL Group or a subsidiary, free and clear of any Liens except for any Liens granted in connection with project financings.

(c) Authority. FPL Group has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to obtaining FPL Group Shareholder Approval, to consummate the transactions contemplated hereby. The Board of Directors of FPL Group has duly and validly adopted resolutions (i) adopting this Agreement and approving this Agreement, the Merger and the other transactions contemplated hereby, (ii) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of FPL Group and its shareholders, (iii) directing that this Agreement be submitted to a vote at a meeting of FPL Group’s shareholders and (iv) recommending that FPL Group’s shareholders approve this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way. Except as Section 5.06 or 5.08 expressly contemplates further action by the Board of Directors of FPL Group, no other corporate proceedings on the part of FPL Group or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement by FPL Group and the consummation by FPL Group of the Merger and the other transactions contemplated hereby, other than obtaining FPL Group Shareholder Approval. This Agreement has been duly and validly executed and delivered by FPL Group and constitutes a legal, valid and binding obligation of FPL Group enforceable against FPL Group in accordance with its terms.

(d) No Conflicts; Approvals and Consents. (i) The execution and delivery of this Agreement by FPL Group do not, and the performance by FPL Group of its obligations hereunder and the consummation of the Merger and the other transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of FPL Group or any of its subsidiaries or any of the FPL Group Joint Ventures under, any of the terms, conditions or provisions of (A) the articles or certificates of incorporation or by-laws (or other comparable organizational documents) of FPL Group or any of its subsidiaries, or (B) subject to the obtaining of FPL Group Shareholder Approval and the taking of the actions described in paragraph (ii) of this Section 3.02(d) and obtaining the Constellation Required Statutory Approvals (assuming the accuracy of the representations in Section 3.01(d)), (1) any Laws or Orders of any Governmental Authority applicable to FPL Group or any of its subsidiaries or any of the FPL Group Joint Ventures or any of their respective assets or properties, or (2) any note, bond, mortgage, security agreement, agreement, indenture, license, franchise, Permit, concession, contract, lease or other instrument to which FPL Group or any of its subsidiaries or any of the FPL Group Joint Ventures is a party or by which FPL Group or any of its subsidiaries or any of the FPL Group Joint Ventures or any of their respective assets or properties is bound, excluding from the foregoing clause (B) such conflicts, violations, breaches, defaults, rights or Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on FPL Group.

(ii) Except for (A) compliance with, and filings under, the HSR Act; (B) the filing with, and to the extent required, the declaration of effectiveness by the SEC of (1) the Joint Proxy Statement with the SEC pursuant to the Exchange Act, (2) the Form S-4 and (3) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated hereby; (D) such filings with and approvals of the NYSE to permit the consummation of the Stock Split and the listing on the NYSE of the shares of Constellation Common Stock that are to be issued pursuant to Article II; (E) notice to, and the consent and approval of, FERC under Section 203 of the Power Act; (F) the filing of an application to, and consent and approval of, and transfer of or issuance of any required licenses and license amendments by, the NRC under the

Atomic Energy Act; (G) the filing of (1) an amendment to the Constellation Articles to effect the Constellation Charter Amendment immediately prior to the occurrence of the Effective Time with the State Department of Assessments and Taxation of the State of Maryland and (2) appropriate documents with the relevant authorities of other states in which Constellation is qualified to do business; (H) the filing of the Articles of Merger and other appropriate merger documents required by the FBCA with the Department of State of the State of Florida and appropriate documents with the relevant authorities of other states in which FPL Group is qualified to do business; (I) compliance with any such filings as may be required under applicable Environmental Laws; (J) to the extent required, notice to and the approval of, the Applicable PSCs; (K) the FCC Pre-Approvals; and (L) such other items as disclosed in Section 3.02(d) of the FPL Group Disclosure Letter (the items set forth above in clauses (A) through (H) and (J), together with the items identified with an “*” in Section 3.02(d) of the FPL Group Disclosure Letter, collectively, the “FPL Group Required Statutory Approvals”), no Consents or action of, registration, declaration or filing with or notice to any Governmental Authority is necessary or required to be obtained or made in connection with the execution and delivery of this Agreement by FPL Group, the performance by FPL Group of its obligations hereunder or the consummation of the Merger and the other transactions contemplated hereby by FPL Group, other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on FPL Group or on Constellation and its prospective subsidiaries.

(e) SEC Reports, Financial Statements and Utility Reports. (i) FPL Group and its subsidiaries have filed or furnished each form, report, schedule, registration statement, registration exemption, if applicable, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed or furnished by FPL Group or any of its subsidiaries pursuant to the Securities Act or the Exchange Act with the SEC since January 1, 2002 (as such documents have since the time of their filing or furnishment been amended or supplemented, the “FPL Group SEC Reports”). As of their respective dates, and after giving effect to any amendments or supplements thereto, the FPL Group SEC Reports (A) complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and, to the extent in effect and applicable, the requirements of SOX and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) Each of the principal executive officer and the principal financial officer of FPL Group and Florida Power & Light Company (“FPL”) (or each former principal executive officer and principal financial officer of FPL Group and FPL, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the FPL Group SEC Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Since the effectiveness of SOX, neither FPL Group nor any of its subsidiaries has arranged any “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(iii) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the FPL Group SEC Reports (the “FPL Group Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP as in effect on the respective dates thereof applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments that were not or are not expected to be, individually or in the aggregate, materially adverse to FPL Group) the consolidated financial position of FPL Group and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

(iv) All filings required to be made by FPL Group or any of its subsidiaries since January 1, 2002, under the Power Act, the Atomic Energy Act, the Communications Act of 1934, as amended by the Telecommunications Act of 1996, and applicable state Laws and regulations, have been filed with the SEC, the FERC, the DOE, the NRC, the FCC or any applicable state public utility commissions (including, to the extent required, the FPSC), as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements pertaining thereto, including all rates, tariffs, franchises, service agreements and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of the applicable statute and the rules and regulations thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of the applicable statute and the rules and regulations thereunder, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on FPL Group.

(v) The management of FPL Group has designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), or caused such disclosure controls and procedures to be designed and implemented under their supervision, to ensure that material information relating FPL Group, including its consolidated subsidiaries, is made known to the management of FPL Group by others within those entities. Since the date of the filing of FPL Group’s most recent quarterly report on Form 10-Q for the quarter ended September 30, 2005, to FPL Group’s outside auditors and the audit committee of the Board of Directors of FPL Group have not been advised of (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which could reasonably be expected to adversely affect FPL Group’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in FPL Group’s internal control over financial reporting. Since December 31, 2004, any material change in internal control over financial reporting required to be disclosed in any FPL Group SEC Report has been so disclosed.

(vi) Since December 31, 2004, (A) neither FPL Group nor any of its subsidiaries nor, to the knowledge of FPL Group, any director, officer, employee, auditor, accountant or representative of FPL Group or any of its subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of FPL Group or any of its subsidiaries or their respective internal accounting controls relating to periods after December 31, 2004, including any material complaint, allegation, assertion or claim that FPL Group or any of its subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing received after the date of this Agreement which have no reasonable basis), and (B) to the knowledge of FPL Group, no attorney representing FPL Group or any of its subsidiaries, whether or not employed by FPL Group or any of its subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2004, by FPL Group or any of its officers, directors, employees or agents to the Board of Directors of FPL Group or any committee thereof or to any director or executive officer of FPL Group.

(vii) Except for FPL, none of FPL Group’s subsidiaries is, or has at any time since January 1, 2003, been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(viii) FPL Group is not and, at the Effective Time, will not be, an “ineligible issuer” as defined in Rule 405 (as amended by SEC Rel. No. 33-8591 as published in Vol. 70, No. 147 of the Federal Register, page 44722 et. seq. (August 3, 2005)) of the Securities Act.

(f) Absence of Certain Changes or Events. Since December 31, 2004 to the date of this Agreement, there has not been any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on FPL Group, and during such period there has not been:

(i) (A) any granting by FPL Group or any of its subsidiaries to any current director or executive officer of FPL Group or FPL of any increase in compensation, bonus, fringe or other benefits, other than (1) increases in fringe or other benefits that are not material and that are granted in the ordinary course of business consistent with past practice or (2) increases in salaries or bonuses of current directors or executive officers of FPL Group or FPL in the ordinary course of business consistent with past practice, (B) any granting by FPL Group or any of its subsidiaries to any current director or executive officer of FPL Group or FPL of any change of control, severance or termination compensation or benefits or any increase therein, (C) any entry by FPL Group or any of its subsidiaries into, or any amendment to or termination of, any FPL Group Employee Benefit Agreement with any current director or executive officer of FPL Group or FPL, or (D) any action taken to fund or in any other way secure the payment, or to accelerate the vesting or payment, of a material amount of compensation or benefits under any FPL Group Employee Benefit Plan or FPL Group Stock Plan (or any grant or award thereunder) or FPL Group Employee Benefit Agreement;

(ii) any change in accounting methods, principles or practices by FPL Group or any of its subsidiaries materially affecting the consolidated assets, liabilities or results of operations of FPL Group, except insofar as may have been required by a change in GAAP; or

(iii) any authorization of, or commitment or agreement to take, any of the actions described in clauses (i) and (ii).

(g) Absence of Undisclosed Liabilities. As of the date of this Agreement, except for matters reflected or reserved against in the balance sheet (or notes thereto) as of December 31, 2004, included in the FPL Group Financial Statements, neither FPL Group nor any of its subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP, as in effect on the date thereof, to be reflected on a consolidated balance sheet of FPL Group and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) that were incurred in the ordinary course of business consistent with past practice since December 31, 2004, or (ii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on FPL Group. Neither FPL Group nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract relating to any transaction or relationship between or among FPL Group and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, FPL Group or any of its subsidiaries, in FPL Group’s or any of its subsidiary’s audited financial statements or other FPL Group SEC Reports.

(h) Legal Proceedings. Except for environmental matters, which are the subject of Section 3.02(n), as of the date of this Agreement, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of FPL Group, threatened against, relating to or affecting, nor, to the knowledge of FPL Group, are there any Governmental Authority investigations or audits pending or threatened against, relating to or affecting, FPL Group or any of its subsidiaries or any of the FPL Group Joint Ventures or any of their respective assets and properties that, in each case, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on FPL Group, and (ii) neither FPL Group nor any of its subsidiaries is subject to any Order of any Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on FPL Group.

(i) Information Supplied. None of the information supplied or to be supplied by or on behalf of FPL Group for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to FPL Group’s shareholders or Constellation’s stockholders or at the time of the FPL Group Shareholders Meeting or the Constellation Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by FPL Group with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Constellation or Merger Sub for inclusion or incorporation by reference in the Joint Proxy Statement.

(j) Permits; Compliance with Laws and Orders. FPL Group, its subsidiaries and the FPL Group Joint Ventures hold all Permits necessary for the lawful conduct of their respective businesses as currently conducted, except for failures to hold such Permits that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on FPL Group. FPL Group, its subsidiaries and the FPL Group Joint Ventures, and their respective businesses as currently conducted, are in compliance with the terms of their Permits, except failures so to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on FPL Group. FPL Group, its subsidiaries and the FPL Group Joint Ventures, and their respective businesses as currently conducted, are not in violation of or default under any Law or Order of any Governmental Authority, except for such violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on FPL Group. FPL Group is, and has been, in compliance in all material respects with the provisions of SOX applicable to it on or prior to the date of this Agreement and has implemented such programs and has taken all reasonable steps necessary to ensure FPL Group’s future compliance (not later than the relevant statutory and regulatory deadlines therefor) with all provisions of SOX which shall become applicable to FPL Group after the date of this Agreement. This Section 3.02(j) does not relate to matters with respect to Taxes, which are the subject of Section 3.02(k), benefit plans, which are the subject of Section 3.02(l), Environmental Laws, which are the subject of Section 3.02(n), and nuclear power plants, which are the subject of Section 3.02(o).

(k) Taxes. (i) Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on FPL Group, (A) each of FPL Group, its subsidiaries, any predecessor thereof and any member of any consolidated group of which any of the foregoing is or has been a member (together, the “FPL Group Taxpayers”) has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate and (B) the FPL Group Taxpayers have paid all Taxes required to be paid by them other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings.

(ii) Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on FPL Group, no deficiency with respect to any Taxes has been proposed, asserted or assessed against any FPL Group Taxpayer (other than any deficiency that has been paid or is being contested in good faith in appropriate proceedings), and no requests for waivers of the time to assess any such Taxes are pending.

(iii) The Federal income Tax Returns of the FPL Group Taxpayers have been examined by and settled with the I.R.S. for all years through 1987. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(iv) Neither FPL Group nor any of its subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. Federal income Tax Return

(other than the group the common parent of which is FPL Group) or (B) has any liability for the Taxes of any person (other than FPL Group or any of its subsidiaries) (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or (2) as a transferee or successor.

(v) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of any FPL Group Taxpayer.

(vi) Within the past two years, neither FPL Group nor any of its subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(vii) Neither FPL Group nor any of its subsidiaries has been a party to a transaction that constitutes a “listed transaction”, for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state Law), that is or may be subject to examination by the I.R.S. To the knowledge of FPL Group, FPL Group has disclosed to Constellation all “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4(b) (or a similar provision of state Law) to which it or any of the FPL Group subsidiaries has been a party.

(viii) Neither FPL Group nor any of its subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

(ix) Neither FPL Group nor any of its subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among FPL Group and its subsidiaries).

(x) Each FPL Group Employee Benefit Plan and each FPL Group Employee Benefit Agreement that is a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of the 409A Authorities. No FPL Group Employee Benefit Plan or FPL Group Employee Benefit Agreement that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the AJCA, has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based on a good faith, reasonable interpretation of the AJCA and the 409A Authorities.

(l) Employee Benefit Plans; ERISA. (i) Except for such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on FPL Group, (A) all FPL Group Employee Benefit Plans have been operated, funded and administered in compliance with their terms, the terms of any applicable collective bargaining agreements and with all applicable requirements of Law, including ERISA and the Code, (B) except for regular contribution, funding and vesting requirements of the FPL Group Employee Benefit Plans, none of FPL Group, any of its subsidiaries or any FPL Group ERISA Affiliate has any liabilities or obligations with respect to any FPL Group Employee Benefit Plans, whether accrued, contingent or otherwise, nor, to the knowledge of FPL Group, are any such liabilities or obligations reasonably expected to be incurred, (C) each FPL Group Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and there are no existing circumstances or events that would reasonably be expected to adversely affect the qualified status of any such FPL Group Employee Benefit Plan, (D) there are no audits, proceedings, claims or investigations by any Governmental Authority pending or, to the knowledge of FPL Group, threatened in connection with any FPL Group Employee Benefit Plan or FPL Group Employee Benefit Agreement, (E) no litigation has been commenced with respect to any FPL Group Employee Benefit Plan or FPL Group Employee Benefit Agreement and, to the knowledge of FPL Group, no such litigation is threatened (other than routine claims for benefits in the normal operation of such FPL Group Employee Benefit Plan or FPL Group Employee Benefit Agreement), (F) there have been no “prohibited transactions” as defined by Section 406 of ERISA or Section 4975 of the Code with respect to any FPL Group Employee Benefit Plan and (G) no “fiduciary” within the meaning of Section 3(21) of ERISA has any liability for breach of fiduciary duty or any other act or omission with respect to the investment or administration of the assets of any FPL Group Employee Benefit Plan. The only material FPL Group Employee Benefit Agreements and material FPL Group Employee Benefit Plans that exist on the date of this Agreement are disclosed in Section 3.02(l) of the FPL Group Disclosure Letter.

(ii) As used herein:

(A) “FPL Group Employee Benefit Plan” means any Plan entered into, established, maintained, sponsored, contributed to or required to be contributed to by FPL Group or any of its subsidiaries or any FPL Group ERISA Affiliates for the benefit of the current or former employees or directors of FPL Group or any of its subsidiaries or any FPL Group ERISA Affiliate and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time, and, in the case of a Plan that is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement, with respect to which FPL Group or any of its subsidiaries or any other FPL Group ERISA Affiliate has or could reasonably be expected to have any present or future actual or contingent liabilities;

(B) “FPL Group Employee Benefit Agreement” means (1) any employment, deferred compensation, consulting, severance, loan, termination or indemnification agreement between FPL Group or any of its subsidiaries, on the one hand, and any current director, executive officer or other employee of FPL Group or any of its subsidiaries, on the other hand or (2) any change of control or other agreement between FPL Group or any of its subsidiaries, on the one hand, and any current director, executive officer or other employee of FPL Group or any of its subsidiaries, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving FPL Group of a nature contemplated by this Agreement; and

(C) “FPL Group ERISA Affiliate” means any person who, on or before the Effective Time, is under common control with FPL Group or any of its subsidiaries within the meaning of Section 414 of the Code.

(iii) No event has occurred, and there exists no condition or set of circumstances, in connection with any FPL Group Employee Benefit Plan that has had or would reasonably be expected to have a material adverse effect on FPL Group.

(iv) None of FPL Group, any of its subsidiaries or any FPL Group ERISA Affiliate has incurred or could reasonably be expected to incur any liability to the PBGC or to any FPL Group Employee Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) under Section 302(c), 4062, 4063, 4064 or 4069 of ERISA, or otherwise as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby (either alone or in combination with any other subsequent event), and no event or condition exists or has existed that could reasonably be expected to result in the incurrence of any such liability by FPL Group, any subsidiary or any FPL Group ERISA Affiliate. No such FPL Group Employee Benefit Plan that is subject to Section 412 of the Code or Title IV of ERISA has been completely or partially terminated or been the subject of a “reportable event” within the meaning of Section 4043 of ERISA as to which notices would be required to be filed with the PBGC.

(v) None of FPL Group, any of its subsidiaries or any FPL Group ERISA Affiliate contributes to, has any obligation to contribute to or has any present or future actual or contingent liabilities (including withdrawal liability within the meaning of Section 4201 of ERISA and any liability or obligation under Sections 4204 or 4212) with respect to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(vi) The execution of this Agreement, and the consummation of the transactions contemplated hereby, will not (either alone or in combination with any other subsequent event) (A) accelerate the time of payment or vesting of, or increase the amount of, compensation or benefits due to any current or former employee, director or officer of FPL Group or its subsidiaries, (B) result in any forgiveness of indebtedness or obligation to fund benefits with respect to any such employee, director or officer, or (C) entitle any such employee, director or officer to severance pay, unemployment compensation or any other payment or other benefit.

(vii) Other than payments that may be made to the persons listed in Section 3.02(l)(vii) of the FPL Group Disclosure Letter and described in Section 3.02(l)(vii) of the FPL Group Disclosure Letter, based on FPL Group’s reasonable good faith assumptions, (A) no amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other transactions contemplated by this Agreement (either alone or in combination with any other subsequent event) by any employee, officer or director of FPL Group or any of its subsidiaries who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or FPL Group Employee Benefit Plan or FPL Group Employee Benefit Agreement would be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) and (B) no such disqualified individual is entitled to receive any additional payment (e.g., any tax gross-up or other payment) from FPL Group or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual.

(viii) Neither FPL Group nor any of its subsidiaries maintains, contributes to or has any liability with respect to any FPL Group Employee Benefit Plan or FPL Group Employee Benefit Agreement that provides any post-employment or post-termination health, life or other welfare-type benefits, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents) or as required by Section 4980B(f) of the Code.

(m) Labor and Employee Matters. Neither FPL Group nor any of its subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. As of the date of this Agreement, there are no disputes pending or, to the knowledge of FPL Group, threatened between FPL Group or any of its subsidiaries, on the one hand, and any trade union or other representative of their respective employees, on the other hand, and there is no charge or complaint pending or threatened in writing against FPL Group or any of its subsidiaries before the NLRB, the EEOC or any other Governmental Authority responsible for enforcing labor employment Laws except in each case as, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on FPL Group, and, to the knowledge of FPL Group, as of the date of this Agreement, there are no organizational efforts presently being made involving any of the employees of FPL Group or any of its subsidiaries. From January 1, 2002, to the date of this Agreement, there has been no work stoppage, strike or other concerted action by employees of FPL Group or any of its subsidiaries and, to the knowledge of FPL Group, no such action has been threatened in writing, except in each case as, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on FPL Group. Since January 1, 2000, neither FPL Group nor any of its subsidiaries has engaged in any “plant closing” or “mass layoff”, as defined in WARN, without complying with the notice requirements of such Laws, except for such failures to comply with the notice requirements of such Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on FPL Group. With respect to the transactions contemplated by this Agreement, each labor notice required to have been given under any Law or collective bargaining agreement has been given or satisfied, other than as, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on FPL Group.

(n) Environmental Matters. Except for any matters, individually or in the aggregate, that have not had and would not reasonably be expected to have a material adverse effect on FPL Group:

(i) Each of FPL Group, its subsidiaries and the FPL Group Joint Ventures has been and is in compliance with all applicable Environmental Laws.

(ii) Each of FPL Group, its subsidiaries and the FPL Group Joint Ventures has obtained all Environmental Permits necessary for the construction of their facilities and the conduct of their operations as of the date of this Agreement, as applicable, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval. FPL Group, its subsidiaries and the FPL Group Joint Ventures are in compliance with all terms and conditions of such Environmental Permits, and no such Environmental Permits will be revoked, modified or not renewed as a result of the transactions contemplated by this Agreement.

(iii) There is no Environmental Claim pending or, to the knowledge of FPL Group, threatened:

(A) against FPL Group or any of its subsidiaries or any of the FPL Group Joint Ventures;

(B) against any person or entity whose liability for such Environmental Claim has been retained or assumed either contractually or by operation of Law by FPL Group or any of its subsidiaries or any of the FPL Group Joint Ventures; or

(C) against any real or personal property or operations that FPL Group or any of its subsidiaries or any of the FPL Group Joint Ventures owns, leases or operates in whole or in part, or, to the knowledge of FPL Group, formerly owned, leased or operated, in whole or in part.

(iv) There have not been any Releases of any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against FPL Group or any of its subsidiaries or any of the FPL Group Joint Ventures.

(o) Operations of Nuclear Power Plants. The operations of the nuclear generation stations owned or operated, in whole or part, by FPL Group or its subsidiaries or any of the FPL Group Joint Ventures, as applicable (collectively, the “FPL Group Nuclear Facilities”) are and have been conducted in compliance with all applicable Laws and Permits, except for such failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on FPL Group. Each of the FPL Group Nuclear Facilities maintains, and is in material compliance with, emergency plans designed to respond to an unplanned Release therefrom of radioactive materials and each such plan conforms with the requirements of applicable Law in all material respects. The plans for the decommissioning of each of the FPL Group Nuclear Facilities and for the storage of spent nuclear fuel conform with the requirements of applicable Law in all material respects and, solely with respect to the portion of the FPL Group Nuclear Facilities owned, directly of indirectly, by FPL Group, the funding of decommissioning and storage of spent nuclear fuel is consistent with applicable Law. The operations of the FPL Group Nuclear Facilities are not the subject of any outstanding notices of violation or requests for information from the NRC or any other agency with jurisdiction over such facility, except for such notices or requests for information that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on FPL Group. FPL Group and its subsidiaries and each of the FPL Group Joint Ventures maintain liability insurance to the full extent required by Law for operating the FPL Group Nuclear Facilities, and such insurance regarding such facilities remains in full force and effect in all material respects.

(p) Insurance. Except for failures to maintain insurance or self-insurance that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on FPL Group, from January 1, 2004, through the date of this Agreement, each of FPL Group and its subsidiaries has been continuously insured with financially responsible insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are customary for companies in the United States conducting the business conducted by FPL Group and its subsidiaries during such time period. Neither FPL Group nor any of its subsidiaries has received any notice of cancellation or termination with respect to any insurance policy of FPL Group or any of its subsidiaries, except with respect to any cancellation or termination that, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on FPL Group.

(q) Trading. FPL Group has established risk parameters, limits and guidelines in compliance with the risk management policies approved by the Finance and Investment Committee of the Board of Directors of FPL Group (the “FPL Group Trading Guidelines”) and the Chief Executive Officer of FPL Group has approved a VaR limit as set forth in Section 3.02(q) of the FPL Group Disclosure Letter (the “FPL Group Approved VaR Limit”). Compliance with the FPL Group Trading Guidelines is monitored by the Exposure Management Committee of FPL Group and reported to the Chief Executive Officer of FPL Group and is reviewed annually with the Finance and Investment Committee of the Board of Directors of FPL Group. FPL Group has provided the FPL Group Trading Guidelines to Constellation prior to the date of this Agreement. As of the date of this Agreement, (i) FPL Group’s VaR is in compliance with the FPL Group Approved VaR Limit, and FPL Group and its subsidiaries are operating in compliance with the FPL Group Trading Guidelines in all material respects and (ii) the aggregate net positions in the trading and managed hedge portfolio (i.e., mark-to-market positions excluding non-qualifying hedges) of FPL Group and its subsidiaries would not reasonably be expected to result in a material loss to FPL Group and its subsidiaries, taken as a whole, based on market prices in existence as of the date of this Agreement. From September 30, 2005, to the date of this Agreement, neither FPL Group nor any of its subsidiaries has, in accordance with its mark-to-market accounting policies, experienced an aggregate net trading loss in FPL Group’s trading and managed hedge portfolio (i.e., mark-to-market positions excluding non-qualifying hedges) that would be material to FPL Group and its subsidiaries taken as a whole. For purposes of this Section 3.01(q) and Section 4.02(h), “VaR” shall mean the value-at-risk of the mark-to-market trading and managed hedge portfolio (i.e., mark-to-market positions excluding non-qualifying hedges) of FPL Group and its marketing and trading subsidiaries based on a two standard deviation move in prices and a one-day holding period.

(r) Vote Required. Assuming the accuracy of the representation and warranty of Constellation contained in Section 3.01(s), (i) the affirmative vote of at least a majority of the outstanding shares of FPL Group Common Stock entitled to be cast at the FPL Group Stockholder Meeting (the “FPL Group Shareholder Approval”) is the only vote or consent of the holders of any class or series of the capital stock of FPL Group or its subsidiaries required to approve this Agreement and (ii) except as set forth in clause (i) of this sentence, the affirmative vote or consent of the holders of any class or series of the capital stock of FPL Group or its subsidiaries is not necessary to consummate any of the transactions contemplated by this Agreement.

(s) Ownership of Constellation Capital Stock. Neither FPL Group nor any of its subsidiaries or other affiliates beneficially owns any shares of Constellation Common Stock or any other class or series of Constellation Capital Stock. None of FPL Group or any of its “affiliates” or “associates” is, or has been within the two-year period immediately prior to the date of this Agreement, an “interested stockholder” of Constellation as those terms are defined in Section 3-601 of the MGCL.

(t) State Anti-Takeover Statutes. Assuming the accuracy of the representation and warranty of Constellation contained in Section 3.01(s), FPL Group has taken all necessary actions, if any, so that the provisions of Article VI of the restated articles of incorporation of FPL Group, as amended through the date of this Agreement, and the provisions of Sections 607.0901 and 607.0902 of the FBCA will not, before the termination of this Agreement, apply to this Agreement, the Merger or the other transactions contemplated hereby.

(u) Joint Venture Representations. Each representation or warranty made by FPL Group in this Section 3.02 relating to a FPL Group Joint Venture that is neither operated nor managed by FPL Group or a FPL Group subsidiary shall be deemed made only to the knowledge of FPL Group.

(v) Opinion of Financial Advisor. FPL Group has received the opinions of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc., each dated the date of this Agreement to the effect that, as of the date of this Agreement and based upon and subject to the matters set forth therein, the

Exchange Ratio, assuming the prior effectiveness of the Stock Split, is fair from a financial point of view to the shareholders of FPL Group.

(w) Brokers. No broker, investment banker, financial advisor or other person, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc., the fees and expenses of which will be paid by FPL Group, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of FPL Group.

(x) Rights Agreement. FPL Group has taken all actions necessary so that the execution of this Agreement and the consummation of the Merger and other transactions contemplated hereby do not and will not result in the grant of any increased rights to any person under the FPL Group Rights Agreement or enable, require or cause the FPL Group Rights to be exercised, distributed or triggered. The Board of Directors of FPL Group has approved an amendment to the FPL Group Rights Agreement to provide that the FPL Group Rights will terminate upon the Effective Time.

ARTICLE IV

Covenants

SECTION 4.01. Covenants of Constellation. From and after the date of this Agreement until the Effective Time, Constellation covenants and agrees as to itself and its subsidiaries, including Merger Sub, that (except as expressly contemplated or permitted by this Agreement, as set forth in Section 4.01 of the Constellation Disclosure Letter or to the extent that FPL Group shall otherwise previously consent in writing):

(a) Ordinary Course. Constellation and each of its subsidiaries shall conduct their businesses in all material respects in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, Constellation and its subsidiaries shall use commercially reasonable efforts to preserve intact in all material respects their present business organizations, to maintain in effect all existing Permits, subject to prudent management of workforce and business needs, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with Governmental Authorities, customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws, Orders and Permits of all Governmental Authorities applicable to them.

(b) Charter Documents. Constellation shall not amend or propose to amend its, or other than in a manner that would not materially restrict the operation of their businesses, its subsidiaries’, articles of incorporation or by-laws (or other comparable organizational documents).

(c) Dividends. Constellation shall not, nor shall it permit any of its subsidiaries to, (i) declare, set aside or pay any dividends on or make other distributions in respect of any of Constellation Capital Stock or share capital, except:

(A) that Constellation may continue the declaration and payment of regular quarterly cash dividends on Constellation Common Stock, not to exceed $0.335 per share, with usual record and payment dates for such dividends in accordance with past dividend practice; provided, that (1) the per share amount of the regular quarterly cash dividends on Constellation Common Stock declared during the 2006 calendar year may exceed $0.335 by up to 13%, (2) the per share amount of the regular quarterly cash dividends on Constellation Common Stock declared during the 2007 calendar year may exceed by up to 13% the per share amount of the final regular quarterly cash dividend on Constellation Common Stock declared during the 2006 calendar year in accordance with clause (1) above, and (3) if the Effective Time does not occur between a record date and payment date of a regular quarterly dividend, a special dividend may be declared and paid in respect of Constellation Common Stock with respect to the quarter in which the Effective Time occurs with a record date in such quarter and on or prior to the date on which the Effective Time occurs, which dividend does not exceed an amount equal to the product of (i) a fraction the (x) numerator of which is equal to the number of days between the last payment date of a regular quarterly dividend and the record date of such special dividend (excluding such last payment date but including the record date of such special dividend) and (y) the denominator of which is equal to the number of days between the last payment date of a regular quarterly dividend and the same calendar day in the third month after the month in which such last payment date occurred (excluding such last payment date but including such same calendar day), multiplied by (ii) the then permitted quarterly dividend per share,

(B) for the declaration and payment of dividends by a direct or indirect wholly-owned subsidiary of Constellation solely to its parent, or by a direct or indirect partially owned subsidiary of Constellation (provided that Constellation or a Constellation subsidiary receives or is to receive its proportionate share of such dividend or distribution), and

(C) for the declaration and payment of regular cash dividends with respect to preferred stock of Constellation’s subsidiaries outstanding as of the date of this Agreement and in accordance with their terms as in effect as of the date of this Agreement or permitted to be issued under the terms of this Agreement, and

(ii) except for the Stock Split, split, combine, reclassify or take similar action with respect to any of its capital stock or share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or comprised in its share capital,

(iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or

(iv) except as disclosed in Section 4.01(c)(iv) of the Constellation Disclosure Letter, directly or indirectly redeem, repurchase or otherwise acquire any shares of Constellation Capital Stock, any other voting securities or Equity Interest of Constellation or any of its subsidiaries, any Constellation Voting Debt, any Constellation Other Equity-Based Award or any Option with respect to any of the foregoing except:

(A) in connection with intercompany purchases of capital stock or share capital,

(B) for the purpose of funding the Constellation Stock Plans or dividend reinvestment and stock purchase plans,

(C) upon forfeiture of shares of Constellation Restricted Stock for no consideration,

(D) mandatory repurchases or redemptions of preferred stock of Constellation’s subsidiaries in accordance with the terms thereof, or

(E) in connection with the refinancing of capital stock at a lower cost of funds.

(d) Share Issuances. Except as disclosed in Section 4.01(d) of the Constellation Disclosure Letter, Constellation shall not, nor shall it permit any of its subsidiaries to (i) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of Constellation Capital Stock, any other voting security or Equity Interest of Constellation or any of its subsidiaries, any Constellation Voting Debt, any Constellation Restricted Unit, any Constellation Performance Unit, any Constellation Other Equity-Based Awards or any Option with respect to any of the foregoing (other than (A) the issuance of Constellation Common Stock upon the exercise of Constellation Employee Stock Options or the vesting of Constellation Restricted Units or Constellation Performance Units in accordance with their terms (provided that the number of shares of Constellation Common Stock that may be issued pursuant to the vesting of

Constellation Performance Units does not exceed the number of shares subject to Constellation Performance Units on the date of this Agreement (as set forth in Section 3.01(b)(i)(C))), (B) the issuance of Constellation Common Stock in respect of the vesting or exercise of Constellation Other Equity-Based Awards granted under the Constellation Stock Plans, the terms of which contemplate such issuance of Constellation Common Stock, in accordance with their terms, (C) the grant of Constellation Employee Stock Options, Constellation Restricted Stock, Constellation Restricted Units, Constellation Performance Units and Constellation Other Equity-Based Awards pursuant to the Constellation Stock Plans in accordance with their terms providing for the issuance of up to 5,100,000 additional shares, in aggregate, of Constellation Common Stock or equivalents thereof (provided, however, that any Constellation Employee Stock Options, Constellation Restricted Stock, Constellation Restricted Units, Constellation Performance Units and Constellation Other Equity-Based Awards granted after the date of this Agreement shall be granted on terms pursuant to which such Constellation Employee Stock Options, Constellation Restricted Stock, Constellation Restricted Units, Constellation Performance Units and Constellation Other Equity-Based Awards (1) shall not vest on the Constellation Stockholder Approval or otherwise in connection with the occurrence of the transactions contemplated hereby, (2) shall not be cashed out or terminated in connection with the occurrence of the transactions contemplated hereby, (3) shall not entitle the holders thereof to any future grants of stock options or other awards (including any “replacement option” grants), whether in connection with the occurrence of the transactions contemplated hereby or otherwise, and (4) shall be adjusted at the Effective Time to reflect the Stock Split), (D) the pro rata issuance by a subsidiary of its capital stock to its stockholders and (E) the issuances of Constellation Common Stock pursuant to (1) the Constellation DRIP and (2) the Constellation Savings Plan in the ordinary course of business consistent with past practice, or (ii) modify or amend any right of any holder of outstanding shares of Constellation Capital Stock, any other voting security or Equity Interest of Constellation or any of its subsidiaries, any Constellation Voting Debt, any Constellation Other Equity-Based Awards or any Option with respect to any of the foregoing, in each case other than to give effect to Section 5.07.

(e) Acquisitions; Capital Expenditures. (i) Except for acquisitions identified in Section 4.01(e) of the Constellation Disclosure Letter, Constellation shall not, nor shall it permit any of its subsidiaries to, acquire or agree to acquire (whether by merger, consolidation, purchase or otherwise) any person or assets, if (A) the amount to be expended pursuant thereto exceeds $250,000,000 in any one transaction (or series of related transactions) or $400,000,000 in the aggregate for all such acquisitions (provided that if the Effective Time shall not have occurred on or prior to December 31, 2006, then the aggregate limit set forth in this clause (A) shall automatically be increased from $400,000,000 to $650,000,000) or (B) any such acquisition is reasonably likely, alone or together with any other condition or event, to materially delay the satisfaction of the conditions set forth in Sections 6.02(d) or 6.03(d) or prevent the satisfaction of such conditions.

(ii) Except for (A) capital expenditures identified in Section 4.01(e) of the Constellation Disclosure Letter, (B) capital expenditures made in accordance with Constellation’s capital expenditure plan included in Section 4.01(e) of the Constellation Disclosure Letter, (C) capital expenditures (1) required by Law or Governmental Authorities or (2) incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), and (D) other capital expenditures in an aggregate amount not to exceed (x) $125,000,000 on or prior to December 31, 2006, and (y) if the Effective Time shall not have occurred on or prior to December 31, 2006, $125,000,000 from and after January 1, 2007, Constellation shall not, nor shall it permit any of its subsidiaries to, make any capital expenditures.

(f) Dispositions. Except as disclosed in Section 4.01(f) of the Constellation Disclosure Letter, Constellation shall not, nor shall it permit any of its subsidiaries to, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties or agree to do so, other than (i) dispositions of obsolete equipment or assets or dispositions of assets being replaced, in each case in the ordinary course of business consistent with past practice, (ii) dispositions by Constellation of its utility assets in accordance with the terms of restructuring and divestiture plans mandated or approved by applicable local or state regulatory agencies, (iii) (A) dispositions having an aggregate value of less than

$150,000,000 on or prior to December 31, 2006, and (B) if the Effective Time shall not have occurred on or prior to December 31, 2006, dispositions not counted against the foregoing clause (A) having an aggregate value of less than $150,000,000 from and after January 1, 2007, (iv) grants of Liens in connection with project financings or (v) grants of Liens by BGE in the ordinary course of business consistent with past practice in connection with the issuance of indebtedness permitted by Section 4.01(g).

(g) Indebtedness. Except as disclosed in Section 4.01(g) of the Constellation Disclosure Letter, Constellation shall not, nor shall it permit any of its subsidiaries to, (i) incur or guarantee any indebtedness or enter into any “keep well” or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing (including any capital leases, “synthetic” leases or conditional sale or other title retention agreements) other than (A) short-term borrowings (including under revolving credit facilities) in an aggregate principal amount not to exceed $300,000,000 outstanding at any time for working capital and cash collateral purposes if incurring such short-term borrowings is not reasonably likely to cause the long-term credit rating of Constellation, whether prior to or after giving effect to the transactions contemplated hereby, as determined by any nationally recognized credit agency, to fall below investment grade (provided that if the Effective Time shall not have occurred on or prior to December 31, 2006, then the aggregate limit set forth in this clause (A) shall automatically be increased from $300,000,000 to $500,000,000), (B) letters of credit obtained in the ordinary course of business consistent with past practice if obtaining such letter of credit is not reasonably likely to cause the long-term credit rating of Constellation, whether prior to or after giving effect to the transactions contemplated hereby, as determined by any nationally recognized credit agency, to fall below investment grade, (C) borrowings made in connection with the refunding of existing indebtedness or refinancing of capital stock (including any pre-funding or exchange) or any financing associated with any regulatory asset created by any Law or Order of a Governmental Authority enacted, adopted or issued after the date of this Agreement, (D) borrowings to finance capital expenditures or acquisitions permitted pursuant to Section 4.01(e), (E) continuation of guarantees existing as of the date of this Agreement, or (F) new guarantees entered into in the ordinary course of business consistent with past practice if providing such guarantee is not reasonably likely to cause the long-term credit rating of Constellation, whether prior to or after giving effect to the transactions contemplated hereby, as determined by any nationally recognized credit agency, to fall below investment grade; or (ii) make any loans or advances to any other person except Constellation or any direct or indirect wholly-owned subsidiary of Constellation, other than loans or advances in an aggregate amount not to exceed $100,000,000.

(h) Marketing of Energy; Trading. Constellation shall operate in compliance with the Constellation Trading Guidelines in all material respects. In the event of any non-compliance, Constellation shall take appropriate action to cure such non-compliance. The Constellation Trading Guidelines may be amended from time to time by Constellation’s corporate risk management committee to reflect Constellation’s business operations, provided that no such amendment may increase the Constellation Approved VaR Limit in effect on the date of this Agreement. If, at any time, Constellation’s VaR exceeds the Constellation Approved VaR Limit, Constellation shall notify FPL Group of such exceedance and shall take appropriate action to reduce Constellation’s VaR to the Constellation Approved VaR Limit.

(i) Employee Benefits. Except as required by the terms of any collective bargaining agreement or Constellation Employee Benefit Plan or Constellation Employee Benefit Agreement, in each case as in effect on the date of this Agreement, or as required by Law (including the 409A Authorities), or as disclosed in Section 4.01(i) of the Constellation Disclosure Letter, or as otherwise specifically contemplated by this Agreement, Constellation shall not, nor shall it permit any of its subsidiaries to, (i) enter into, adopt, amend or terminate any Constellation Employee Benefit Plan or Constellation Employee Benefit Agreement (other than any amendment that is immaterial or administrative in nature), or (ii) except for increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or benefits of any director, executive officer or other employee, or pay any benefit not required by any plan or arrangement in effect as of the date of this Agreement; provided, however, that the foregoing clauses (i) and (ii) shall not restrict Constellation or its subsidiaries from (A) entering into or making available to newly hired officers and employees or to officers and employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business consistent with past practice, plans, agreements, benefits and compensation arrangements (including incentive grants) that have, consistent with past practice, been made available to newly hired or promoted officers and employees in similar positions (provided, however, that, any change of control, severance or termination compensation or benefits granted or materially increased pursuant to this clause (A) shall not vest in connection with the transactions contemplated by this Agreement), (B) entering into or amending collective bargaining agreements with existing collective bargaining representatives or newly certified bargaining units regarding mandatory subjects of bargaining under applicable Law, in each of the cases described in this clause (B) in a manner consistent with past practice to the extent permitted by Law or (C) selectively increasing compensation of an employee to competitive levels on a defensive basis in an effort to retain such employee; provided that such employee is not an executive officer and has no involvement in any such compensation decision, it being understood that increases applicable to a broad group of employees are not included within the scope of this clause (C).

(j) Regulatory Status. Except as disclosed in Section 4.01(j) of the Constellation Disclosure Letter, Constellation shall not, nor shall it permit any of its subsidiaries to, agree or consent to any material agreements or material modifications of existing agreements or course of dealings with any Governmental Authority in respect of the operations of their businesses, except (i) as required by Law to renew Permits or agreements in the ordinary course of business consistent with past practice or (ii) to effect the consummation of the Merger to the extent such agreements or modifications are not reasonably likely, individually or in the aggregate, to have a material adverse effect on Constellation or to materially delay the satisfaction of the conditions set forth in Sections 6.02(d) or 6.03(d) or prevent the satisfaction of such conditions.

(k) Accounting. Except as disclosed in Section 4.01(k) of the Constellation Disclosure Letter, Constellation shall not, nor shall it permit any of its subsidiaries to, make any changes in their accounting methods, or methods of accounting for Tax purposes, materially affecting the reported consolidated assets, liabilities or results of operations of Constellation, except as required by Law or GAAP.

(l) Insurance. Except as disclosed in Section 4.01(l) of the Constellation Disclosure Letter, Constellation shall, and shall cause its subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance, consistent with past practice) insurance in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses.

(m) Taxes. Except as would not reasonably be expected to have a material adverse effect on Constellation, Constellation shall not, nor shall it permit any of its subsidiaries to (i) settle any claim, action or proceeding relating to Taxes or (ii) make any Tax election (clause (k) and this clause (m) being the sole provisions of this Section 4.01 governing Tax matters).

(n) Merger Sub Actions. Constellation shall not permit Merger Sub to take, or to commit to take, any action except for actions in connection with the Merger and the other transactions contemplated hereby as expressly set forth in this Agreement.

SECTION 4.02. Covenants of FPL Group. From and after the date of this Agreement until the Effective Time, FPL Group covenants and agrees as to itself and its subsidiaries that (except as expressly contemplated or permitted by this Agreement, as set forth in Section 4.02 of the FPL Group Disclosure Letter or to the extent that Constellation shall otherwise previously consent in writing):

(a) Ordinary Course. FPL Group and each of its subsidiaries shall conduct their businesses in all material respects in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, FPL Group and its subsidiaries shall use commercially reasonable efforts to preserve intact in all material respects their present business organizations, to maintain in effect all existing Permits, subject to prudent management of workforce and business needs, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with Governmental Authorities, customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws, Orders and Permits of all Governmental Authorities applicable to them.

(b) Charter Documents. FPL Group shall not amend or propose to amend its, or, other than in a manner that would not materially restrict the operation of their businesses, its subsidiaries’, articles of incorporation or by-laws (or other comparable organizational documents).

(c) Dividends. FPL Group shall not, nor shall it permit any of its subsidiaries to, (i) declare, set aside or pay any dividends on or make other distributions in respect of any of FPL Group Capital Stock or share capital, except:

(A) that FPL Group may continue the declaration and payment of regular quarterly cash dividends on FPL Group Common Stock, not to exceed $0.355 per share, with usual record and payment dates for such dividends in accordance with past dividend practice; provided that (1) the per share amount of the regular quarterly cash dividends on FPL Group Common Stock declared during the 2006 calendar year may exceed $0.355 by up to 6%, (2) the per share amount of the regular quarterly cash dividends on FPL Group Common Stock declared during the 2007 calendar year may exceed by up to 6% the per share amount of the final regular quarterly cash dividend declared during 2006 in accordance with clause (1) above, and (3) if the Effective Time does not occur between a record date and payment date of a regular quarterly dividend, a special dividend may be declared and paid in respect of FPL Group Common Stock with respect to the quarter in which the Effective Time occurs with a record date in such quarter and on or prior to the date on which the Effective Time occurs, which dividend does not exceed an amount equal to the product of (i) a fraction the (x) numerator of which is equal to the number of days between the last payment date of a regular quarterly dividend and the record date of such special dividend (excluding such last payment date but including the record date of such special dividend) and (y) the denominator of which is equal to the number of days between the last payment date of a regular quarterly dividend and the same calendar day in the third month after the month in which such last payment date occurred (excluding such last payment date but including such same calendar day), multiplied by (ii) the then permitted quarterly dividend per share,

(B) for the declaration and payment of dividends by a direct or indirect wholly-owned subsidiary of FPL Group solely to its parent, or by a direct or indirect partially owned subsidiary of FPL Group (provided that FPL Group or a FPL Group subsidiary receives or is to receive its proportionate share of such dividend or distribution), and

(C) for the declaration and payment of regular cash dividends with respect to preferred stock of FPL Group’s subsidiaries outstanding as of the date of this Agreement and in accordance with their terms as in effect as of the date of this Agreement or permitted to be issued under the terms of this Agreement,

and

(ii) split, combine, reclassify or take similar action with respect to any of its capital stock or share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or comprised in its share capital,

(iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or

(iv) except as disclosed in Section 4.02(c)(iv) of the FPL Group Disclosure Letter, directly or indirectly redeem, repurchase or otherwise acquire any shares of FPL Group Capital Stock, any other voting security or Equity Interest of FPL Group or any of its subsidiaries, any FPL Group

Voting Debt, any FPL Group Other Equity-Based Award or any Option with respect to any of the foregoing except:

(A) in connection with intercompany purchases of capital stock or share capital,

(B) for the purpose of funding the FPL Group Stock Plans or dividend reinvestment and stock purchase plans,

(C) upon forfeiture of shares of FPL Group Restricted Stock and FPL Group Unvested ESOP Stock for no consideration,

(D) mandatory repurchases or redemptions of preferred stock of FPL Group’s subsidiaries in accordance with the terms thereof, or

(E) in connection with the refinancing of capital stock at a lower cost of funds.

(d) Share Issuances. Except as disclosed in Section 4.02(d) of the FPL Group Disclosure Letter, FPL Group shall not, nor shall it permit any of its subsidiaries to (i) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of FPL Group Capital Stock, any other voting security or Equity Interest of FPL Group or any of its subsidiaries, any FPL Group Voting Debt, or any FPL Group Other Equity-Based Awards or any Option with respect to any of the foregoing (other than (A) the issuance of FPL Group Common Stock upon the exercise of FPL Group Employee Stock Options and Gexa Warrants in accordance with their terms, (B) the issuance of FPL Group Common Stock in respect of the vesting or exercise of FPL Group Other Equity-Based Awards granted under the FPL Group Stock Plans, the terms of which contemplate such issuance of FPL Group Common Stock, in accordance with their terms, (C) the grant of FPL Group Employee Stock Options, FPL Group Restricted Stock and FPL Group Other Equity-Based Awards pursuant to the FPL Group Stock Plans in accordance with their terms, providing for the issuance of up to 5,500,000 additional shares, in aggregate, of FPL Group Common Stock or equivalents thereof (provided, however, that any FPL Group Employee Stock Options, FPL Group Restricted Stock and FPL Group Other Equity-Based Awards granted after the date of this Agreement shall be granted on terms pursuant to which such FPL Group Employee Stock Options, FPL Group Restricted Stock and FPL Group Other Equity-Based Awards (1) shall not vest on the FPL Group Shareholder Approval or otherwise in connection with the occurrence of the transactions contemplated hereby, (2) shall not be cashed out or terminated in connection with the occurrence of the transactions contemplated hereby, (3) shall not entitle the holders thereof to any future grants of stock options or other awards (including any “replacement option” grants), whether in connection with the occurrence of the transactions contemplated hereby or otherwise, and (4) shall, at the Effective Time, be converted into options or other equity-based awards to acquire or in respect of, as applicable, Constellation Common Stock in the manner contemplated by Section 5.06), (D) the issuance of FPL Group Preferred Stock in respect of FPL Group Rights, (E) the pro rata issuance by a subsidiary of its capital stock to its shareholders, (F) the issuance of FPL Group Common Stock in accordance with the terms of the FPL Group Equity Units and (G) the issuance of FPL Group Common Stock pursuant to (1) the FPL Group DRIP and (2) the FPL Group Thrift Plans in the ordinary course of business consistent with past practice or (ii) modify or amend any right of any holder of outstanding shares of FPL Group Capital Stock, any other voting security or Equity Interest of FPL Group or any of its subsidiaries, any FPL Group Voting Debt, any FPL Group Other Equity-Based Awards or any Option with respect to any of the foregoing, in each case other than to give effect to Section 5.06.

(e) Acquisitions; Capital Expenditures. (i) Except for acquisitions identified in Section 4.02(e) of the FPL Group Disclosure Letter, FPL Group shall not, nor shall it permit any of its subsidiaries to, acquire or agree to acquire (whether by merger, consolidation, purchase or otherwise) any person or assets, if (A) the amount to be expended pursuant thereto exceeds $250,000,000 in any one transaction (or series of related transactions) or $400,000,000 in the aggregate for all such acquisitions (provided that if the Effective Time shall not have occurred on or prior to December 31, 2006, then the aggregate limit set forth in this clause (A) shall automatically be increased from $400,000,000 to $650,000,000) or (B) any such acquisition is reasonably likely, alone or together with any other condition or event, to materially delay the satisfaction of the conditions set forth in Sections 6.02(d) or 6.03(d) or prevent the satisfaction of such conditions.

(ii) Except for (A) capital expenditures identified in Section 4.02(e) of the FPL Group Disclosure Letter, (B) capital expenditures made in accordance with FPL Group’s capital expenditure plan included in Section 4.02(e) of the FPL Group Disclosure Letter, (C) capital expenditures (1) required by Law or Governmental Authorities or (2) incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), and (D) other capital expenditures in an aggregate amount not to exceed (x) $125,000,000 on or prior to December 31, 2006, and (y) if the Effective Time shall not have occurred on or prior to December 31, 2006, $125,000,000 from and after January 1, 2007, FPL Group shall not, nor shall it permit any of its subsidiaries to, make any capital expenditures.

(f) Dispositions. Except as disclosed in Section 4.02(f) of the FPL Group Disclosure Letter, FPL Group shall not, nor shall it permit any of its subsidiaries to, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties or agree to do so, other than (i) dispositions of obsolete equipment or assets or dispositions of assets being replaced, in each case in the ordinary course of business consistent with past practice, (ii) dispositions by FPL Group of its utility assets in accordance with the terms of restructuring and divestiture plans mandated or approved by applicable local or state regulatory agencies, (iii) (A) dispositions having an aggregate value of less than $150,000,000 on or prior to December 31, 2006, and (B) if the Effective Time shall not have occurred on or prior to December 31, 2006, dispositions not counted against the foregoing clause (A) having an aggregate value of less than $150,000,000 from and after January 1, 2007, (iv) grants of Liens in connection with project financings or (v) grants of Liens by FPL in the ordinary course of business consistent with past practice in connection with the issuance of indebtedness permitted by Section 4.02(g).

(g) Indebtedness. Except as disclosed in Section 4.02(g) of the FPL Group Disclosure Letter, FPL Group shall not, nor shall it permit any of its subsidiaries to, (i) incur or guarantee any indebtedness or enter into any “keep well” or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing (including any capital leases, “synthetic” leases or conditional sale or other title retention agreements) other than (A) short-term borrowings (including under revolving credit facilities) incurred in the ordinary course of business consistent with past practice if incurring such short-term borrowings is not reasonably likely to cause the long-term credit rating of FPL Group, whether prior to or after giving effect to the transactions contemplated hereby, as determined by any nationally recognized credit agency, to fall below investment grade, (B) letters of credit obtained in the ordinary course of business consistent with past practice if obtaining such letter of credit is not reasonably likely to cause the long-term credit rating of FPL Group, whether prior to or after giving effect to the transactions contemplated hereby, as determined by any nationally recognized credit agency, to fall below investment grade, (C) borrowings made in connection with the refunding of existing indebtedness or refinancing of capital stock (including any pre-funding or exchange) or any financing associated with any regulatory asset created by any Law or Order of a Governmental Authority enacted, adopted or issued after the date of this Agreement, (D) borrowings to finance capital expenditures or acquisitions permitted pursuant to Section 4.02(e), (E) continuation of guarantees existing as of the date of this Agreement or (F) new guarantees entered into in the ordinary course of business consistent with past practice if providing such guarantee is not reasonably likely to cause the long-term credit rating of FPL Group, whether prior to or after giving effect to the transactions contemplated hereby, as determined by any nationally recognized credit agency, to fall below investment grade or (ii) make any loans or advances to any other person except FPL Group or any direct or indirect wholly-owned subsidiary of FPL Group, other than loans or advances in an aggregate amount not to exceed $100,000,000.

(h) Marketing of Energy; Trading. FPL Group shall operate in compliance with the FPL Group Trading Guidelines in all material respects. In the event of any non-compliance, FPL Group shall take appropriate action to cure such non-compliance. The FPL Group Trading Guidelines may be amended from time to time by FPL Group’s corporate risk management committee to reflect FPL Group’s business operations, provided that no such amendment may increase the FPL Group Approved VaR Limit in effect on the date of this Agreement. If, at any time, FPL Group’s VaR exceeds the FPL Group Approved VaR Limit, FPL Group shall notify Constellation of such exceedance and shall take appropriate action to reduce FPL Group’s VaR to the FPL Group Approved VaR Limit.

(i) Employee Benefits. Except as required by the terms of any collective bargaining agreement or FPL Group Employee Benefit Plan or FPL Group Employee Benefit Agreement, in each case as in effect on the date of this Agreement, or as required by Law (including the 409A Authorities), or as disclosed in Section 4.02(i) of the FPL Group Disclosure Letter, or as otherwise specifically contemplated by this Agreement, FPL Group shall not, nor shall it permit any of its subsidiaries to, (i) enter into, adopt, amend or terminate any FPL Group Employee Benefit Plan or FPL Group Employee Benefit Agreement (other than any amendment that is immaterial or administrative in nature), or (ii) except for increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or benefits of any director, executive officer or other employee, or pay any benefit not required by any plan or arrangement in effect as of the date of this Agreement; provided, however, that the foregoing clauses (i) and (ii) shall not restrict FPL Group or its subsidiaries from (A) entering into or making available to newly hired officers and employees or to officers and employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business consistent with past practice, plans, agreements, benefits and compensation arrangements (including incentive grants) that have, consistent with past practice, been made available to newly hired or promoted officers and employees in similar positions (provided, however, that, any change of control, severance or termination compensation or benefits granted or materially increased pursuant to this clause (A) shall not vest in connection with the transactions contemplated by this Agreement), (B) entering into or amending collective bargaining agreements with existing collective bargaining representatives or newly certified bargaining units regarding mandatory subjects of bargaining under applicable Law, in each of the cases described in this clause (B), in a manner consistent with past practice to the extent permitted by Law or (C) selectively increasing compensation of an employee to competitive levels on a defensive basis in an effort to retain such employee; provided that such employee is not an executive officer and has no involvement in any such compensation decision, it being understood that increases applicable to a broad group of employees are not included within the scope of this clause (C).

(j) Regulatory Status. Except as disclosed in Section 4.02(j) of the FPL Group Disclosure Letter, FPL Group shall not, nor shall it permit any of its subsidiaries to, agree or consent to any material agreements or material modifications of existing agreements or course of dealings with any Governmental Authority in respect of the operations of their businesses, except (i) as required by Law to renew Permits or agreements in the ordinary course of business consistent with past practice or (ii) to effect the consummation of the Merger to the extent such agreements or modifications are not reasonably likely, individually or in the aggregate, to have a material adverse effect on FPL Group or to materially delay the satisfaction of the conditions set forth in Sections 6.02(d) or 6.03(d) or prevent the satisfaction of such conditions.

(k) Accounting. Except as disclosed in Section 4.02(k) of the FPL Group Disclosure Letter, FPL Group shall not, nor shall it permit any of its subsidiaries to, make any changes in their accounting methods, or methods of accounting for Tax purposes, materially affecting the reported consolidated assets, liabilities or results of operations of FPL Group, except as required by Law or GAAP.

(l) Insurance. Except as disclosed in Section 4.02(l) of the FPL Group Disclosure Letter, FPL Group shall, and shall cause its subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance, consistent with past practice) insurance in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses.

(m) Taxes. Except as would not reasonably be expected to have a material adverse effect on FPL Group, FPL Group shall not, nor shall it permit any of its subsidiaries to (i) settle any claim, action or proceeding relating to Taxes or (ii) make any Tax election (clause (k) and this clause (m) being the sole provisions of this Section 4.02 governing Tax matters).

SECTION 4.03. No Solicitation by Constellation. (a) Constellation, its subsidiaries, including Merger Sub, and their respective representatives immediately shall cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with respect to any Constellation Takeover Proposal. Constellation shall not, nor shall it authorize or permit any of its subsidiaries to, nor shall it authorize or permit any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative of Constellation or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to a Constellation Takeover Proposal or (ii) enter into, continue or otherwise participate in any negotiations or substantive discussions regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any Constellation Takeover Proposal; provided, however, that if, at any time prior to receipt of the Constellation Stockholder Approval (the “Constellation Applicable Period”), the Board of Directors of Constellation determines in good faith, after consultation with its legal and financial advisors, that (x) a Constellation Takeover Proposal that was not solicited by it and that did not otherwise result from a breach of this Section 4.03(a) is, or is reasonably likely to result in, a Constellation Superior Proposal, and (y) that the failure to take any of the actions described in clauses (A) or (B) below with respect to any such Constellation Takeover Proposal would be reasonably likely to result in a breach of the fiduciary obligations of the Board of Directors of Constellation to the stockholders of Constellation under applicable Law, then Constellation shall promptly (but in any event within 24 hours following the time of such determination and prior to taking the actions set forth in clauses (A) and (B) below) provide to FPL Group written notice that shall (i) state expressly that (1) it has received a Constellation Takeover Proposal and (2) Constellation’s Board of Directors has made the determination set forth in clauses (x) and (y) above with respect to such Constellation Takeover Proposal and (ii) also contain such additional information as required by Section 4.03(c), if not already provided pursuant to such section (such notice, the “Constellation Information Notice”) and subject to its continuing compliance with Section 4.03(c), Constellation may (A) furnish information with respect to Constellation and its subsidiaries to the person making such Constellation Takeover Proposal (and its representatives) pursuant to a customary confidentiality and standstill agreement containing terms no less favorable to Constellation than those set forth in the Confidentiality Agreement (the “Confidentiality Agreement”) dated September 6, 2005, between Constellation and FPL Group (provided that such confidentiality agreement shall not in any way restrict Constellation from complying with its disclosure obligations under this Agreement, including with respect to such proposal; provided further, that to the extent permitted by Law Constellation will provide to FPL Group copies of all written confidential information regarding the businesses of Constellation and its subsidiaries provided by Constellation to the person making such Constellation Takeover Proposal promptly following delivery thereof to such person unless such information has previously been provided to FPL Group, in which case Constellation shall only be obligated to promptly provide to FPL Group a list of such information provided by Constellation to such person) and (B) participate in discussions or negotiations regarding such Constellation Takeover Proposal.

For purposes of this Agreement, “Constellation Takeover Proposal” means any bona fide inquiry, proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of a business or businesses that constitutes 10% or more of the net revenues, net income or the assets (including equity securities) of Constellation and its subsidiaries, taken as a whole (a “Constellation Material Business”), (ii) any direct or indirect acquisition or purchase of 10% or more of any class of voting securities of Constellation or any subsidiary of Constellation owning, operating or controlling a Constellation Material Business (a “Constellation Material Business Subsidiary”), (iii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of voting securities of Constellation or any Constellation Material Business Subsidiary or (iv) any merger (including any triangular merger), consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Constellation or any Constellation Material Business Subsidiary as a result of which a third party or the stockholders of a third party would acquire 10% or more of the voting securities of Constellation or such Constellation Material Business Subsidiary, in each case other than the transactions, including divestitures, contemplated by this Agreement or transactions solely among wholly owned subsidiaries of Constellation.

(b) Except as contemplated by this Section 4.03, neither the Board of Directors of Constellation nor any committee thereof shall (i) (A) recommend the approval or adoption of any Constellation Takeover Proposal, (B) withdraw or modify, in a manner adverse to FPL Group, the recommendation by such Board of Directors or such committee of the Constellation Charter Amendment, the Share Issuance or any other transaction contemplated hereby, (C) recommend that the stockholders of Constellation reject the Constellation Charter Amendment or the Share Issuance or (D) resolve, agree or propose publicly to take any of the actions set forth in clauses (A) through (C) above (each such action set forth in this Section 4.03(b)(i) being referred to herein as a “Constellation Adverse Recommendation Change”), (ii) approve or adopt, or resolve, agree or propose publicly to approve or adopt, any Constellation Takeover Proposal, (iii) withdraw or modify, or resolve, agree or propose publicly to withdraw or modify, in a manner adverse to FPL Group, the approval or adoption by such Board of Directors or such committee of this Agreement, the Constellation Charter Amendment, the Share Issuance, the Merger or any other transactions contemplated hereby, (iv) determine that the Constellation Charter Amendment or the Share Issuance is no longer advisable to the extent such determination is necessary in order to validly submit the Charter Amendment or the Share Issuance to Constellation stockholders at the Constellation Stockholders Meeting or (v) cause or permit Constellation to enter into any letter of intent, agreement in principle, acquisition agreement, joint venture agreement, partnership agreement or any other agreement (each, a “Constellation Acquisition Agreement”) related to any Constellation Takeover Proposal (other than a confidentiality and standstill agreement referred to in, and in accordance with, Section 4.03(a)), or resolve, agree or propose publicly to take any such actions. Notwithstanding the foregoing, during the Constellation Applicable Period, the Board of Directors of Constellation may make a Constellation Adverse Recommendation Change, if (x) it determines in good faith, after consulting with outside counsel, that the failure to take such action would be reasonably likely to result in a breach of the fiduciary obligations of the Board of Directors of Constellation to the stockholders of Constellation under applicable Law and (y) the Board of Directors of Constellation has provided to FPL Group seven business days prior written notice of its intent to effect a Constellation Adverse Recommendation Change (which notice shall include the reasonable details regarding the cause for, and nature of, the Constellation Adverse Recommendation Change) and, if requested by FPL Group, negotiated in good faith with FPL Group during such seven business day period regarding revisions to this Agreement that would avoid such Constellation Adverse Recommendation Change; provided that, if there are less than seven business days remaining in the Constellation Applicable Period, references to “seven business days” in this clause (y) shall be deemed to be the number of business days, if any, remaining in the Constellation Applicable Period.

Notwithstanding any Constellation Adverse Recommendation Change, Constellation shall nevertheless submit the Constellation Charter Amendment and the Share Issuance to the stockholders of Constellation for the purpose of obtaining the Constellation Stockholder Approval at the Constellation Stockholders Meeting and nothing contained herein shall be deemed to relieve Constellation of such obligation, unless this Agreement shall have been terminated in accordance with its terms prior to the Constellation Stockholders Meeting.

For purposes of this Agreement, a “Constellation Superior Proposal” means any written Constellation Takeover Proposal that the Board of Directors of Constellation determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to Constellation’s stockholders than the Merger and the other transactions contemplated by this Agreement after taking into account, among other things:

(i) all financial considerations and financial aspects of such Constellation Takeover Proposal and the Merger and other transactions contemplated hereby,

(ii) all strategic considerations, including whether such Constellation Takeover Proposal is more favorable from a long-term strategic standpoint,

(iii) all legal and regulatory considerations of such Constellation Takeover Proposal and the Merger and other transactions contemplated hereby,

(iv) the identity of the third party making such Constellation Takeover Proposal,

(v) the conditions and likelihood of completion of such Constellation Takeover Proposal as compared to the Merger and other transactions contemplated hereby (taking into account any necessary regulatory approvals),

(vi) whether such Constellation Takeover Proposal is likely to impose material obligations on Constellation (or the post-closing entity in which Constellation stockholders will hold securities) in connection with obtaining necessary regulatory approvals,

(vii) whether such Constellation Takeover Proposal is subject to a financing condition and the likelihood of such Constellation Takeover Proposal being financed, and

(viii) the payment of any Constellation Termination Fee, if relevant,

provided that in the definition of “Constellation Takeover Proposal” in Section 4.03(a) (x) all of the references to “10%” shall be deemed to be references to “50%,” (y) the reference to “or any subsidiary of Constellation owning, operating or controlling a Constellation Material Business” shall be deemed to be deleted and (z) all of the references to “Constellation Material Business Subsidiary” shall be deemed to be deleted.

(c) In addition to the obligations of Constellation set forth in paragraphs (a) and (b) of this Section 4.03, to the extent permitted by Law Constellation shall provide prompt written notice to FPL Group of (i) any request for information by any person who has made or who the Board of Directors or any senior executive officer of Constellation in good faith believes is reasonably likely to make a Constellation Takeover Proposal or (ii) any Constellation Takeover Proposal, in either case within 24 hours of such request for information or the receipt of such Constellation Takeover Proposal, which notice shall specify the principal terms and conditions of such request or Constellation Takeover Proposal and the identity of the person making such request or Constellation Takeover Proposal, and Constellation shall keep FPL Group promptly informed of the status and details (including amendments or proposed amendments, other than as to non-substantive or immaterial matters) of any such request or Constellation Takeover Proposal.

(d) Nothing contained in this Section 4.03 shall prohibit or restrict Constellation from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Constellation’s stockholders if, in the good faith judgment of the Board of Directors of Constellation, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Law or (ii) taking actions permitted by Section 4.01(f).

SECTION 4.04. No Solicitation by FPL Group. (a) FPL Group, its subsidiaries and their respective representatives immediately shall cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with respect to any FPL Group Takeover Proposal. FPL Group shall not, nor shall it authorize or permit any of its subsidiaries to, nor shall it authorize or permit any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative of FPL Group or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to a FPL Group Takeover Proposal or (ii) enter into, continue or otherwise participate in any negotiations or substantive discussions regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any FPL Group Takeover Proposal; provided, however, that if, at any time prior to receipt of the FPL Group Shareholder Approval (the “FPL Group Applicable Period”), the Board of Directors of FPL Group determines in good faith, after consultation with its legal and financial advisors, that (x) a FPL Group Takeover Proposal that was not solicited by it and that did not otherwise result from a breach of this Section 4.04(a) is, or is reasonably likely to result in, a FPL Group Superior Proposal, and (y) that the failure to take any of the actions described in clauses (A) or (B) below with respect to any such FPL Group Takeover Proposal would be reasonably likely to result in a breach of the fiduciary obligations of the Board of Directors of FPL Group to the shareholders of FPL

Group under applicable Law, then FPL Group shall promptly (but in any event within 24 hours following the time of such determination and prior to taking the actions set forth in clauses (A) and (B) below) provide to Constellation written notice that shall (i) state expressly that (1) it has received a FPL Group Takeover Proposal and (2) FPL Group’s Board of Directors has made the determination set forth in clauses (x) and (y) above with respect to such FPL Group Takeover Proposal and (ii) also contain such additional information as required by Section 4.04(c), if not already provided pursuant to such section (such notice, the “FPL Group Information Notice”) and subject to its continuing compliance with Section 4.04(c), FPL Group may (A) furnish information with respect to FPL Group and its subsidiaries to the person making such FPL Group Takeover Proposal (and its representatives) pursuant to a customary confidentiality and standstill agreement containing terms no less favorable to FPL Group than those set forth in the Confidentiality Agreement (provided that such confidentiality agreement shall not in any way restrict FPL Group from complying with its disclosure obligations under this Agreement, including with respect to such proposal; provided further, that to the extent permitted by Law FPL Group will provide to Constellation copies of all written confidential information regarding the businesses of FPL Group and its subsidiaries provided by FPL Group to the person making such FPL Group Takeover Proposal promptly following delivery thereof to such person unless such information has previously been provided to Constellation, in which case FPL Group shall only be obligated to promptly provide to Constellation a list of such information provided by FPL Group to such person) and (B) participate in discussions or negotiations regarding such FPL Group Takeover Proposal.

For purposes of this Agreement, “FPL Group Takeover Proposal” means any bona fide inquiry, proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of a business or businesses that constitutes 10% or more of the net revenues, net income or the assets (including equity securities) of FPL Group and its subsidiaries, taken as a whole (a “FPL Group Material Business”), (ii) any direct or indirect acquisition or purchase of 10% or more of any class of voting securities of FPL Group or any subsidiary of FPL Group owning, operating or controlling a FPL Group Material Business (a “FPL Group Material Business Subsidiary”), (iii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of voting securities of FPL Group or any FPL Group Material Business Subsidiary or (iv) any merger (including any triangular merger), consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving FPL Group or any FPL Group Material Business Subsidiary as a result of which a third party or the stockholders of a third party would acquire 10% or more of the voting securities of FPL Group or such FPL Group Material Business Subsidiary, in each case other than the transactions, including divestitures, contemplated by this Agreement or transactions solely among wholly owned subsidiaries of FPL Group.

(b) Except as contemplated by this Section 4.04, neither the Board of Directors of FPL Group nor any committee thereof shall (i) (A) recommend the approval or adoption of any FPL Group Takeover Proposal, (B) withdraw or modify, in a manner adverse to Constellation, the recommendation by such Board of Directors or such committee of this Agreement, the Merger or any other transaction contemplated hereby, (C) recommend that the shareholders of FPL Group reject this Agreement or (D) resolve, agree or propose publicly to take any of the actions set forth in clauses (A) through (C) above (each such action set forth in this Section 4.04(b)(i) being referred to herein as a “FPL Group Adverse Recommendation Change”), (ii) approve or adopt, or resolve, agree or propose publicly to approve or adopt, any FPL Group Takeover Proposal, (iii) withdraw or modify, or resolve, agree or propose publicly to withdraw or modify, in a manner adverse to Constellation, the approval or adoption by such Board of Directors or such committee of this Agreement, the Merger or any other transactions contemplated hereby, (iv) determine that this Agreement or the Merger is no longer advisable to the extent such determination is necessary in order to validly submit the Agreement to FPL Group shareholders at the FPL Group Shareholders Meeting or (v) cause or permit FPL Group to enter into any letter of intent, agreement in principle, acquisition agreement, joint venture agreement, partnership agreement or any other agreement (each, a “FPL Group Acquisition Agreement”) related to any FPL Group Takeover Proposal (other than a confidentiality and standstill agreement referred to in, and in accordance with, Section 4.04(a)), or resolve, agree or propose publicly to take any such actions. Notwithstanding the foregoing, during the FPL Group Applicable Period, the Board of Directors of

FPL Group may make a FPL Group Adverse Recommendation Change, if (x) it determines in good faith, after consulting with outside counsel, that the failure to take such action would be reasonably likely to result in a breach of the fiduciary obligations of the Board of Directors of FPL Group to the shareholders of FPL Group under applicable Law, and (y) the Board of Directors of FPL Group has provided to Constellation seven business days prior written notice of its intent to effect a FPL Group Adverse Recommendation Change (which notice shall include the reasonable details regarding the cause for, and nature of, the FPL Group Adverse Recommendation Change) and, if requested by Constellation, negotiated in good faith with Constellation during such seven business day period regarding revisions to this Agreement that would avoid such FPL Group Adverse Recommendation Change; provided that, if there are less than seven business days remaining in the FPL Group Applicable Period, references to “seven business days” in this clause (y) shall be deemed to be the number of business days, if any, remaining in the FPL Group Applicable Period.

Notwithstanding any FPL Group Adverse Recommendation Change, FPL Group shall nevertheless submit this Agreement to the shareholders of FPL Group for the purpose of obtaining the FPL Group Shareholder Approval at the FPL Group Shareholders Meeting and nothing contained herein shall be deemed to relieve FPL Group of such obligation, unless this Agreement shall have been terminated in accordance with its terms prior to the FPL Group Shareholders Meeting.

For purposes of this Agreement, a “FPL Group Superior Proposal” means any written FPL Group Takeover Proposal that the Board of Directors of FPL Group determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to FPL Group’s shareholders than the Merger and the other transactions contemplated by this Agreement after taking into account, among other things:

(i) all financial considerations and financial aspects of such FPL Group Takeover Proposal and the Merger and other transactions contemplated hereby,

(ii) all strategic considerations, including whether such FPL Group Takeover Proposal is more favorable from a long-term strategic standpoint,

(iii) all legal and regulatory considerations of such FPL Group Takeover Proposal and the Merger and other transactions contemplated hereby,

(iv) the identity of the third party making such FPL Group Takeover Proposal,

(v) the conditions and likelihood of completion of such FPL Group Takeover Proposal as compared to the Merger and other transactions contemplated hereby (taking into account any necessary regulatory approvals),

(vi) whether such FPL Group Takeover Proposal is likely to impose material obligations on FPL Group (or the post-closing entity in which FPL Group shareholders will hold securities) in connection with obtaining necessary regulatory approvals,

(vii) whether such FPL Group Takeover Proposal is subject to a financing condition and the likelihood of such FPL Group Takeover Proposal being financed, and

(viii) the payment of any FPL Group Termination Fee, if relevant,

provided that in the definition of “FPL Group Takeover Proposal” in Section 4.04(a) (x) all references to “10%” shall be deemed to be references to “50%”, (y) the reference to “or any subsidiary of FPL Group owning, operating or controlling a FPL Group Material Business” shall be deemed to be deleted and (z) all the references to “FPL Group Material Business Subsidiary” shall be deemed to be deleted.

(c) In addition to the obligations of FPL Group set forth in paragraphs (a) and (b) of this Section 4.04, to the extent permitted by Law FPL Group shall provide prompt written notice to Constellation of (i) any request for information by any person who has made or who the Board of Directors or any senior executive officer of FPL Group in good faith believes is reasonably likely to make a FPL Group Takeover Proposal or

(ii) any FPL Group Takeover Proposal, in either case within 24 hours of such request for information or the receipt of such FPL Group Takeover Proposal, which notice shall specify the principal terms and conditions of such request or FPL Group Takeover Proposal and the identity of the person making such request or FPL Group Takeover Proposal and FPL Group shall keep Constellation promptly informed of the status and details (including amendments or proposed amendments, other than as to non-substantive or immaterial matters) of any such request or FPL Group Takeover Proposal.

(d) Nothing contained in this Section 4.04 shall prohibit or restrict FPL Group from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to FPL Group’s shareholders if, in the good faith judgment of the Board of Directors of FPL Group, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Law or (ii) taking actions permitted by Section 4.02(f).

SECTION 4.05. Other Actions. Constellation, Merger Sub and FPL Group shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that would reasonably be expected to, cause or result in (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) any condition to the Merger set forth in Article VI not being satisfied. Each of Constellation and FPL Group shall give the other prompt written notice of any (x) representation or warranty of such person that becomes inaccurate to the extent such inaccuracy, either alone or together with other inaccuracies, would reasonably be expected to result in a failure of the conditions set forth in Section 6.02(a) or 6.03(a), as applicable, or (y) material breach by such person of any covenant.

SECTION 4.06. Coordination of Dividends. From the date of this Agreement until the Effective Time, Constellation and FPL Group shall coordinate with the other regarding the declaration and payment of dividends in respect of shares of Constellation Common Stock and FPL Group Common Stock and the record dates and payment dates relating thereto, it being the intention of Constellation and FPL Group that no holder of Constellation Common Stock or FPL Group Common Stock shall receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to its shares of Constellation Common Stock or FPL Group Common Stock, as the case may be, and/or any shares of Constellation Common Stock any such holder receives in exchange therefor pursuant to the Merger.

ARTICLE V

Additional Agreements

SECTION 5.01. Preparation of the Form S-4 and the Joint Proxy Statement; Shareholders/Stockholders Meetings. (a) As soon as practicable following the date of this Agreement, FPL Group and Constellation shall prepare and file with the SEC the Joint Proxy Statement and Constellation shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included. Each of FPL Group and Constellation shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. FPL Group will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its shareholders, and Constellation will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Constellation shall also take any action required to be taken under any applicable state or provincial securities Laws in connection with the issuance of Constellation Common Stock in the Merger and each party shall furnish all information concerning itself and its shareholders and stockholders, respectively, as may be reasonably requested in connection with any such action. Constellation will advise FPL Group, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Constellation Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If prior to the Effective Time any event occurs with respect to FPL Group, Constellation or any subsidiary of FPL Group or Constellation, respectively, or any change occurs with respect to information supplied by or on behalf of FPL Group or Constellation, respectively, for inclusion in the Joint Proxy Statement or the Form S-4 that, in each case, is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, FPL Group or Constellation, as applicable, shall promptly notify the other of such event, and FPL Group or Constellation, as applicable, shall cooperate with each other in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement and the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to FPL Group’s shareholders and to Constellation’s stockholders.

(b) FPL Group shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the “FPL Group Shareholders Meeting”) for the purpose of obtaining the FPL Group Shareholder Approval. Without limiting the generality of the foregoing, FPL Group agrees that (i) its obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by (A) the commencement, public proposal, public disclosure or communication to FPL Group of any FPL Group Takeover Proposal or (B) any FPL Group Adverse Recommendation Change, and (ii) no FPL Group Takeover Proposal shall be presented to FPL Group’s shareholders for approval at the FPL Group Shareholders Meeting.

(c) Constellation shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Constellation Stockholders Meeting”) for the purpose of obtaining the Constellation Stockholder Approval. Without limiting the generality of the foregoing, Constellation agrees that (i) its obligations pursuant to the first sentence of this Section 5.01(c) shall not be affected by (A) the commencement, public proposal, public disclosure or communication to Constellation of any Constellation Takeover Proposal or (B) any Constellation Adverse Recommendation Change, and (ii) no Constellation Takeover Proposal shall be presented to Constellation’s stockholders for approval at the Constellation Stockholders Meeting.

(d) FPL Group and Constellation will use their reasonable best efforts to hold the Constellation Stockholders Meeting and the FPL Group Shareholders Meeting on the same date and as soon as practicable after the date of this Agreement.

SECTION 5.02. Letters of FPL Group’s Accountants. FPL Group shall use its reasonable best efforts to cause to be delivered to Constellation two letters from FPL Group’s independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Constellation, in form and substance reasonably satisfactory to Constellation and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

SECTION 5.03. Letters of Constellation’s Accountants. Constellation shall use its reasonable best efforts to cause to be delivered to FPL Group two letters from Constellation’s independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to FPL Group, in form and substance reasonably satisfactory to FPL Group and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

SECTION 5.04. Access to Information; Confidentiality; Effect of Review. (a) Access. Subject to the Confidentiality Agreement, to the extent permitted by applicable Law each of FPL Group and Constellation shall, and shall cause each of its respective subsidiaries to, afford to the other party, and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, pursuant to integration policies to be adopted by the integration leaders designated by each of Constellation and FPL Group, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, to the extent permitted by applicable Law, each of FPL Group and Constellation shall, and shall cause each of its respective subsidiaries to, (i) confer on a regular and reasonable basis with one or more representatives of the other party to discuss material operational and regulatory matters and the general status of its ongoing operations for purposes related to the completion of the transactions contemplated by this Agreement (including, without limitation, a party’s assessment of the proper accounting for such transactions, any public disclosures that a party is required to make regarding such transactions and reasonable access to management and systems needed for integration planning) or the fulfillment of its obligations under this Agreement, (ii) advise the other party of any change or event that has had or would reasonably be expected to have a material adverse effect on such party and (iii) furnish promptly all other information concerning its business, properties and personnel, in each case as such other party may reasonably request in connection with activities relating to the completion of the transactions contemplated by this Agreement or the fulfillment of its obligations under this Agreement; provided, however, that (A) no actions shall be taken pursuant to this Section 5.04(a) that (x) would result in a waiver of the attorney/client privilege or (y) could reasonably be expected to result in violation of applicable Law, including antitrust Laws, and (B) each of the parties shall, without being deemed to have violated this Section 5.04, be permitted to continue to limit the other party’s access to its wholesale competitive supply business, retail competitive supply business and wind business to aggregated information per business line that takes due account of competitive considerations. Subject to the Confidentiality Agreement, to the extent permitted by applicable Law, each of FPL Group and Constellation, so long as consistent with its confidentiality obligations under its applicable agreements, shall use its reasonable best efforts to cause each FPL Group Joint Venture and each Constellation Joint Venture, respectively, to afford access and take such other actions as would be required under the previous sentence as if it was a subsidiary of FPL Group or Constellation, as the case may be. Notwithstanding the foregoing, if a party requests access to proprietary information of the other party, the disclosure of which could reasonably be expected to materially impair the competitive position or operations of the other party if the Closing were not to occur (giving effect to the requesting party’s obligations under the Confidentiality Agreement), such information shall only be disclosed to the extent reasonably agreed upon by the chief financial officers (or their designees) of FPL Group and Constellation. Section 5.04(a) of each of the Constellation Disclosure Letter and the FPL Group Disclosure Letter sets forth additional procedures regarding access to information. All information exchanged pursuant to this Section 5.04(a) shall be subject to the Confidentiality Agreement.

(b) Effect of Review. No review pursuant to this Section 5.04 shall have an effect for the purpose of determining the accuracy of any representation or warranty given by any of the parties hereto to any of the other parties hereto.

SECTION 5.05. Regulatory Matters; Reasonable Best Efforts. (a) Regulatory Approvals. Each party hereto shall cooperate and promptly prepare and file all necessary documentation, applications, notices, petitions and filings, and shall use reasonable best efforts to obtain all necessary approvals and authorizations of all Governmental Authorities, necessary or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including the FPL Group Required Statutory Approvals and the Constellation Required Statutory Approvals; provided, however, that FPL Group shall have primary responsibility for the preparation and filing of any related applications, filings or other materials with the FPSC and, provided further, that Constellation shall have primary responsibility for the preparation and filing of any related applications, filings or other materials with the MPSC. FPL Group shall have the right to review and approve in advance all characterizations of the information relating to FPL Group, on the one hand, and Constellation shall have the right to review and approve in advance all characterizations of the information relating to Constellation, on the other hand, in either case, that appear in any application, notice, petition or filing made in connection with the Merger or the other transactions contemplated by this Agreement. FPL Group and Constellation agree that they will consult and cooperate with each other with respect to the obtaining of all such necessary approvals and authorizations of Governmental Authorities.

(b) Further Actions. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (ii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

Notwithstanding the foregoing, as used in this Section 5.05, “reasonable best efforts” shall not include nor require any party to (i) sell, or agree to sell, hold or agree to hold separate, or otherwise dispose or agree to dispose of any asset, in each case if such sale, separation or disposition or agreement with respect thereto would, individually or in the aggregate, reasonably be expected to have a material adverse effect on such party or on Constellation and its prospective subsidiaries, taken as a whole, or (ii) conduct or agree to conduct its business in any particular manner if such conduct or agreement with respect thereto would individually or in the aggregate, reasonably be expected to have a material adverse effect on such party or on Constellation and its prospective subsidiaries, taken as a whole.

(c) State Anti-Takeover Statutes. Without limiting the generality of Section 5.05(b), FPL Group and Constellation shall (i) take all action necessary to ensure that no state anti-takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (ii) if any state anti-takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

SECTION 5.06. FPL Group Employee Stock Options, FPL Group Restricted Stock, FPL Group Other Equity-Based Awards, and FPL Group Stock Plans. (a) Prior to the Effective Time, the Board of Directors of FPL Group (or, if appropriate, any committee administering the FPL Group Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) adjust the terms of all outstanding FPL Group Employee Stock Options granted under the FPL Group Stock Plans, whether vested or unvested, as necessary to provide that, at the Effective Time, each FPL Group Employee Stock Option outstanding immediately prior to the Effective Time shall be converted automatically, subject to the prior effectiveness of the Stock Split, into an option to acquire, on the same terms and conditions as were applicable under such FPL Group Employee Stock Option, including vesting, a number of shares of Constellation Common Stock equal to the number of shares of FPL Group Common Stock subject to such FPL Group Employee Stock Option immediately before the Effective Time at an exercise price per share equal to the exercise price per share of such FPL Group Employee Stock Option immediately before the Effective Time (each, as so adjusted, a “FPL Group Adjusted Option”);

(ii) provide that each share of FPL Group Restricted Stock shall be converted, subject to the prior effectiveness of the Stock Split, into one share of Constellation Restricted Stock (each such share, as so adjusted, the “FPL Group Adjusted Restricted Stock”), on the same terms and conditions as were applicable to such share of FPL Group Restricted Stock, including vesting;

(iii) adjust the terms of all outstanding FPL Group Other Equity-Based Awards, whether vested or unvested, as necessary to provide that each such FPL Group Other Equity-Based Award outstanding immediately prior to the Effective Time shall be amended and converted, subject to the prior effectiveness of the Stock Split, into an equity or equity-based award in respect of a number of shares of Constellation Common Stock (each, a “FPL Group Adjusted Other Equity-Based Award”) equal to the number of shares of FPL Group Common Stock subject to such FPL Group Other Equity-Based Award immediately before the Effective Time, on the same terms and conditions as were applicable to such FPL Group Other Equity-Based Award, including vesting, and, if such FPL Group Other Equity-Based Award is subject to an exercise or subscription price, the exercise or subscription price per share of such FPL Group Adjusted Other Equity-Based Award shall be equal to the exercise or subscription price per share of such FPL Group Other Equity-Based Award immediately before the Effective Time (rounded up to the nearest whole cent);

(iv) use reasonable best efforts to ensure (A) that the conversion pursuant to Section 2.01(b) of any FPL Group Common Stock held by any director or officer of FPL Group who is subject to Section 16(a) of the Exchange Act, (B) the conversion pursuant to this Section 5.06(a) of any FPL Group Employee Stock Options held by any such director or officer of FPL Group into FPL Group Adjusted Options and (C) the conversion pursuant to this Section 5.06(a) of any FPL Group Restricted Stock or FPL Group Other Equity-Based Awards held by any such director or officer of FPL Group into FPL Group Adjusted Restricted Stock or FPL Group Adjusted Other Equity-Based Awards, in each case will be eligible for exemption under Rule 16b-3(e); and

(v) make such other changes to the FPL Group Stock Plans as FPL Group and Constellation may agree are appropriate to give effect to the Merger.

(b) As soon as practicable after the Effective Time, Constellation shall deliver to the holders of FPL Group Adjusted Options, FPL Group Adjusted Restricted Stock and FPL Group Adjusted Other Equity-Based Awards (collectively, the “FPL Group Adjusted Awards”) appropriate notices setting forth such holders’ rights pursuant to the FPL Group Stock Plans and the agreements evidencing the grants of such FPL Group Adjusted Awards, and stating that such FPL Group Adjusted Awards and the related agreements shall be assumed by Constellation and shall continue in effect on the same terms and conditions, including with respect to vesting (subject to the adjustments required by this Section 5.06 after giving effect to the Merger).

(c) Except as otherwise contemplated by this Agreement and except to the extent required under the respective terms of the FPL Group Employee Stock Options, FPL Group Restricted Stock and FPL Group Other Equity-Based Awards, all restrictions or limitations on transfer and vesting with respect to such FPL Group Employee Stock Options, FPL Group Restricted Stock and FPL Group Other Equity-Based Awards, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to the applicable FPL Group Adjusted Awards after giving effect to the Merger and the assumption of such awards by Constellation as set forth above.

(d) Notwithstanding any provision of Section 5.06(a), FPL Group Employee Stock Options, FPL Group Restricted Stock and FPL Group Other Equity-Based Awards granted after the date of this Agreement, as permitted by Section 4.02(d), (i) shall not vest on the FPL Group Stockholder Approval or otherwise in connection with the occurrence of the transactions contemplated hereby, (ii) shall not be cashed out or terminated in connection with the occurrence of the transactions contemplated hereby, (iii) shall not entitle the holders thereof to any future grants of stock options or other awards (including any “replacement option” grants), (iv) shall be converted at the Effective Time into FPL Group Adjusted Awards and (v) shall otherwise remain in full force and effect and be eligible to become vested in accordance with their terms following the Effective Time.

(e) At the Effective Time, by virtue of the Merger, the FPL Group Stock Plans shall be deemed assumed by Constellation, with the result that all obligations of FPL Group under the FPL Group Stock Plans, including with respect to awards outstanding at the Effective Time under the FPL Group Stock Plans, shall be obligations of Constellation following the Effective Time. Prior to the Effective Time, Constellation shall take all necessary actions for the assumption of the FPL Group Stock Plans by Constellation, including the reservation, issuance and listing of Constellation Common Stock in a number at least equal to the number of shares of Constellation Common Stock that will be subject to FPL Group Adjusted Awards. As promptly as practicable following the Effective Time, Constellation shall use reasonable best efforts to prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Constellation Common Stock determined in accordance with the preceding sentence. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained)

at least for so long as FPL Group Adjusted Awards remain outstanding.

SECTION 5.07. Constellation Employee Stock Options, Constellation Restricted Stock and Constellation Performance Units. (a) Prior to the Effective Time, the Board of Directors of Constellation (or, if appropriate, any committee administering the Constellation Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) all unvested Constellation Employee Stock Options granted under the Constellation Stock Plans on or prior to the date of this Agreement and outstanding immediately prior to the Effective Time shall immediately vest at the Effective Time;

(ii) each holder of a Constellation Employee Stock Option granted under the Executive Long-Term Incentive Plan or the 2002 Senior Management Long-Term Incentive Plan on or prior to the date of this Agreement and outstanding immediately prior to the Effective Time will become entitled, immediately following the Effective Time, to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to (A) the excess, if any, of the fair market value (as defined in the applicable Constellation Stock Plan) (the “Constellation Fair Market Value”) per share of Constellation Common Stock over the exercise price per share of Constellation Common Stock subject to such Constellation Employee Stock Option (as adjusted to reflect the Stock Split), multiplied by (B) the number of shares of Constellation Common Stock subject to such Constellation Employee Stock Option (as adjusted to reflect the Stock Split); provided that amounts payable pursuant to this Section 5.07(a)(ii) shall be subject to any required withholding of taxes or proof of eligibility for exemption therefrom and shall be paid out within 30 days after the Effective Time, without interest;

(iii) all outstanding Constellation Employee Stock Options granted under the Management Long-Term Incentive Plan or the 1995 Long-Term Incentive Plan, regardless of whether they were granted before, on or after the date of this Agreement, (A) shall be adjusted at the Effective Time to reflect the Stock Split and shall otherwise remain in full force, (B) shall not be cashed out or terminated in connection with the occurrence of the transactions contemplated hereby, (C) shall not entitle the holders thereof to any future grants of stock options or other awards (including any “replacement option” grants) and (D) shall be eligible to continue to become vested, if unvested immediately following the Effective Time, and be exercised in accordance with their terms following the Effective Time;

(iv) each share of Constellation Restricted Stock and each Constellation Restricted Unit granted under the Executive Long-Term Incentive Plan or the 2002 Senior Management Long-Term Incentive Plan on or prior to the date of this Agreement that is outstanding immediately prior to the Effective Time that, in each case, is not a Constellation Performance Stock Award (A) shall be adjusted at the Effective Time in accordance with Section 5.18 to reflect the Stock Split and (B) shall immediately vest at the Effective Time, with the holder of such vested share of Constellation Restricted Stock or Constellation Restricted Unit becoming entitled, immediately following the Effective Time, to receive, in full satisfaction of the rights of such holder with respect to such award, an amount in cash equal to the Constellation Fair Market Value of one share of Constellation Common Stock (as adjusted to reflect the Stock Split); provided that amounts payable pursuant to this Section 5.07(a)(iv)(B) shall be subject to any required withholding of taxes or proof of eligibility for exemption therefrom and shall be paid out within 30 days after the Effective Time without interest;

(v) each share of Constellation Restricted Stock and each Constellation Restricted Unit granted under the Management Long-Term Incentive Plan or the 1995 Long-Term Incentive Plan on or prior to the date of this Agreement that is outstanding immediately prior to the Effective Time, regardless of whether or not such award is a Constellation Performance Stock Award, in each case, shall be adjusted at the Effective Time in accordance with Section 5.18 to reflect the Stock Split and (A) each such share of Constellation Restricted Stock and each such Constellation Restricted Unit that becomes vested at the Effective Time pursuant to the terms of the applicable Constellation Stock Plan shall immediately vest at the Effective Time, with the holder of such vested share of Constellation Restricted Stock or vested Constellation Restricted Unit becoming entitled, immediately following the Effective Time, to receive, in full satisfaction of the rights of such holder with respect to such award, an amount in cash equal to the Constellation Fair Market Value of one share of Constellation Common Stock (as adjusted to reflect the Stock Split) (provided that amounts payable pursuant to this Section 5.07(a)(v)(A) shall be subject to any required withholding of taxes or proof of eligibility for exemption therefrom and shall be paid out within 30 days after the Effective Time without interest), and (B) each such share of Constellation Restricted Stock and each such Constellation Restricted Unit that does not become vested at the Effective Time pursuant to the terms of the applicable Constellation Stock Plan shall remain in full force and effect and be eligible to become vested in accordance with its terms following the Effective Time; and

(vi) (A) each Constellation Performance Unit granted under the Constellation Stock Plans on or prior to the date of this Agreement that becomes vested at the Effective Time pursuant to the terms of the applicable Constellation Stock Plan (based upon the number of months from the start of the applicable performance period to the Effective Time) shall immediately vest at the Effective Time, with the holder of each such Constellation Performance Unit becoming entitled to receive, in full satisfaction of the rights of such holder with respect to such award, an amount in cash equal to $2; provided that amounts payable pursuant to this Section 5.07(a)(vi) (A) shall be subject to any required withholding of taxes or proof of eligibility for exemption therefrom and shall be paid out within 30 days after the Effective Time without interest and (B) each Constellation Performance Unit granted on or prior to the date of this Agreement that does not become vested at the Effective Time pursuant to the terms of the applicable Constellation Stock Plan shall expire at the Effective Time and the holder thereof shall be entitled to no further payments or benefits with respect thereto.

(b) Notwithstanding any provision of the preceding Section 5.07(a), Constellation Employee Stock Options, Constellation Restricted Stock, Constellation Restricted Units, Constellation Performance Units and Constellation Other Equity-Based Awards granted after the date of this Agreement, as permitted by Section 4.01(d), (i) shall not vest on the Constellation Stockholder Approval or otherwise in connection with the occurrence of the transactions contemplated hereby, (ii) shall not be cashed out or terminated in connection with the occurrence of the transactions contemplated hereby, (iii) shall not entitle the holders thereof to any future grants of stock options or other awards (including any “replacement option” grants), (iv) shall be adjusted at the Effective Time to reflect the Stock Split and (v) shall otherwise remain in full force and effect and shall be eligible to become vested in accordance with their terms following the Effective Time.

(c) The Board of Directors of Constellation (or, if appropriate, any committee administering the Constellation Stock Plans) shall use reasonable best efforts to ensure (i) that the adjustment to reflect the Stock Split in accordance with Section 5.18 of any Constellation Common Stock held by any director or officer of Constellation who is subject to Section 16(a) of the Exchange Act, (ii) that the cash-out of any Constellation Employee Stock Options and Constellation Restricted Stock held by any such director or officer of Constellation that are cashed out in accordance with Section 5.07(a) and (iii) that the adjustment of any Constellation Employee Stock Options, Constellation Restricted Stock and Constellation Other Equity-Based Awards held by such director or officer of Constellation that are adjusted to reflect the Stock Split in accordance with Section 5.07(a) or Section 5.07(b), in each case will be eligible for exemption under Rule 16b-3(e).

SECTION 5.08. Employee Matters. (a) Following the Effective Time, Constellation will (subject to Sections 5.06, 5.07, this Section 5.08 and Section 5.09), and will cause its subsidiaries to (i) honor all obligations under any contracts, agreements, collective bargaining agreements, plans and commitments (as such may be amended in accordance with this Agreement) of FPL Group and its subsidiaries that exist on the date of this Agreement (or as established or amended in accordance with or permitted by this Agreement) that apply to any current or former employee, or current or former director, of FPL Group or any of its subsidiaries and (ii) continue to honor all obligations under any contracts, agreements, collective bargaining agreements, plans and commitments (as such may be amended in accordance with this Agreement) of Constellation and its subsidiaries that exist on the date of this Agreement (or as established or amended in accordance with or permitted by this Agreement) that apply to any current or former employee, or current or former director, of

Constellation or any of its subsidiaries, including the obligation to issue “replacement options” as described in Section 4.01(i) of the Constellation Disclosure Letter; provided, however, that the undertakings set forth in this Section 5.08(a) are not intended to prevent Constellation and its subsidiaries from enforcing such contracts, agreements, collective bargaining agreements, plans and commitments (as such may be amended in accordance with this Agreement) in accordance with their respective terms, including any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment.

(b) At the Effective Time, it shall be the intent of Constellation, that (subject to obligations under applicable Law and applicable collective bargaining agreements) (i) any reductions in the employee work force of Constellation and its subsidiaries shall be made on a fair and equitable basis (as determined by Constellation and its subsidiaries), in light of the circumstances and the objectives to be achieved, giving consideration to previous work history, job experience and qualifications and such other factors as Constellation and its subsidiaries consider appropriate, without regard to whether employment prior to the Effective Time was with FPL Group and its subsidiaries or Constellation and its subsidiaries, and any employees whose employment is terminated or whose jobs are eliminated by Constellation or any of its subsidiaries during such period shall be entitled to participate on a fair and equitable basis (as determined by Constellation and its subsidiaries) in the job opportunity and employment placement programs offered by Constellation or any of its subsidiaries for which they are eligible and (ii) employees shall be entitled to participate in all job training, career development and educational programs of Constellation and its subsidiaries for which they are eligible, and shall be entitled to fair and equitable consideration (as determined by Constellation and its subsidiaries) in connection with any job opportunities with Constellation and its subsidiaries, in each case without regard to whether employment prior to the Effective Time was with FPL Group and its subsidiaries or Constellation and its subsidiaries.

(c) Subject to its obligations under applicable Law and applicable collective bargaining agreements, Constellation and its subsidiaries shall give credit under each of their respective employee benefit plans, programs and arrangements to employees for all service prior to the Effective Time with FPL Group or its subsidiaries, as applicable, or any predecessor employer (to the extent that such credit was given by FPL Group or any of its subsidiaries, as applicable) (“Pre-Closing Service”) for all purposes for which such service was taken into account or recognized by FPL Group or its subsidiaries, as applicable (including for benefit accrual purposes under any defined benefit pension plans), but not to the extent crediting such service would result in duplication of benefits. Notwithstanding the foregoing, Constellation and its subsidiaries shall only be required to provide credit for Pre-Closing Service for benefit accrual purposes under a defined benefit pension plan if such plan is a FPL Group Employee Benefit Plan or if such plan has assumed the assets or liabilities of a FPL Group Employee Benefit Plan.

SECTION 5.09. Indemnification, Exculpation and Insurance. (a) Constellation agrees that, to the fullest extent permitted under applicable Law, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees or fiduciaries under benefit plans currently indemnified by FPL Group and its subsidiaries or by Constellation and its subsidiaries, as provided in their respective articles or certificates of incorporation, by-laws (or comparable organizational documents) or other agreements providing indemnification shall survive the Merger and shall continue in full force and effect in accordance with their terms. In addition, from and after the Effective Time, directors, officers, employees and fiduciaries under benefit plans currently indemnified by FPL Group or its subsidiaries or by Constellation and its subsidiaries who become or remain directors, officers, employees or fiduciaries under benefit plans of Constellation will be entitled to the indemnity rights and protections afforded to directors, officers, employees and fiduciaries under benefit plans of Constellation.

(b) For six years after the Effective Time, Constellation shall, or shall cause the Surviving Corporations to, maintain in effect the directors and officers liability (and fiduciary) insurance policies currently maintained by Constellation and FPL Group covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by Constellation’s or FPL Group’s, as the case may be, directors and officers liability insurance policies on terms with respect to such coverage and in amounts no less favorable than those set forth in the relevant policy in effect on the date of this Agreement.

If such insurance coverage cannot be maintained, Constellation shall, or shall cause the Surviving Corporation to, maintain the most advantageous policies of directors and officers insurance otherwise obtainable.

(c) The provisions of Section 5.09(a) (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

SECTION 5.10. Fees and Expenses. (a) Except as provided in this Section 5.10, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Constellation and FPL Group shall bear and pay one-half of the costs and expenses incurred in connection with (i) the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and (ii) the filings of the premerger notification and report forms under the HSR Act (including filing fees).

(b) In the event that

(i) following the Constellation Stockholder Approval, a Constellation Takeover Proposal shall have been made known to the Board of Directors or any senior executive officer of Constellation or shall have been made directly to Constellation’s stockholders or any person shall have publicly announced an intention (whether or not conditional) to make a Constellation Takeover Proposal and thereafter this Agreement is terminated by either Constellation or FPL Group pursuant to Section 7.01(b)(i),

(ii) prior to or during the Constellation Stockholders Meeting (or any subsequent meeting of Constellation stockholders at which it is proposed that the Constellation Charter Amendment or the Share Issuance be approved), a Constellation Takeover Proposal shall have been publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make a Constellation Takeover Proposal and thereafter this Agreement is terminated by either Constellation or FPL Group pursuant to Section 7.01(b)(iii), or

(iii) this Agreement is terminated by FPL Group pursuant to Section 7.01(f)(i) then subject to clauses (A), (B) and (C) below, Constellation shall pay FPL Group, upon the first to occur of such events, a fee equal to $425,000,000 (the “Constellation Termination Fee”) in immediately available funds minus any amounts as may have been previously paid by Constellation pursuant to Section 5.10(d) and any fee as may have been previously paid pursuant to clause (B) of the next sentence.

Notwithstanding any provision herein to the contrary:

(A) no Constellation Termination Fee shall be payable to FPL Group

(I) pursuant to Section 5.10 (b)(i) unless prior to the 12 month anniversary of such termination Constellation or any of its subsidiaries enters into any Constellation Acquisition Agreement or consummates any Constellation Takeover Proposal,

(II) pursuant to Section 5.10 (b)(ii) unless prior to the 24 month anniversary of such termination Constellation or any of its subsidiaries enters into any Constellation Acquisition Agreement or consummates any Constellation Takeover Proposal or

(III) pursuant to Section 5.10 (b)(iii) unless (x) a Constellation Takeover Proposal shall have been made known to the Board of Directors or any senior executive officer of Constellation or shall have been made directly to Constellation’s stockholders or any person shall have publicly announced an intention (whether or not conditional) to make a Constellation Takeover Proposal, (y) thereafter there shall occur a Constellation Adverse Recommendation Change and (z) prior to the 24 month anniversary of the termination of this

Agreement by FPL Group pursuant to Section 7.01(f)(i) Constellation or any of its subsidiaries enters into any Constellation Acquisition Agreement or consummates any Constellation Takeover Proposal,

(for the purposes of this clause (A), the terms “Constellation Acquisition Agreement” and “Constellation Takeover Proposal” shall have the meanings assigned to such terms in Section 4.03 except that the references to “10%” in the definition of “Constellation Takeover Proposal” in Section 4.03(a) shall be deemed to be references to “35%”);

(B) If (x) a Constellation Takeover Proposal shall have been made known to the Board of Directors or any senior executive officer of Constellation or shall have been made directly to Constellation’s stockholders or any person shall have publicly announced an intention (whether or not conditional) to make a Constellation Takeover Proposal, (y) thereafter there shall occur a Constellation Adverse Recommendation Change and (z) prior to the termination of this Agreement by FPL Group pursuant to Section 7.01(f)(i), the Constellation Stockholders Meeting shall have occurred and the Constellation Stockholder Approval shall not have been obtained, then Constellation shall promptly after such Constellation Stockholder Approval was not obtained pay to FPL Group a fee equal to $100,000,000 (which fee shall not be reduced by any amounts paid by Constellation pursuant to Section 5.10(d)), and

(C) if this Agreement is terminated by FPL Group pursuant to Section 7.01(f)(i) as a result of the Board of Directors of Constellation (or any committee thereof) having made a Constellation Adverse Recommendation Change primarily due to adverse conditions, events or actions of or relating to FPL Group that would result in the failure of a condition to each of Constellation’s and Merger Sub’s obligations to effect the Merger and the other transactions contemplated hereby to be satisfied, then the Constellation Termination Fee and/or the $100,000,000 fee described in clause (B) above shall not be payable and in any related judicial, court or tribunal proceeding, whether brought or initiated by FPL Group or Constellation, Constellation shall have the burden of proving that such Constellation Adverse Recommendation Change was primarily due to such adverse conditions, events or actions of or relating to FPL Group.

In any event, the aggregate amount paid by Constellation pursuant to this Section 5.10(b) and Section 5.10(d) shall not exceed $425,000,000.

Any Constellation Termination Fee or other amount that becomes payable by Constellation pursuant to this Section 5.10(b) shall be paid as promptly as possible after the occurrence of the last requirement triggering such payment hereunder by wire transfer of immediately available funds.

(c) In the event that

(i) following the FPL Group Shareholder Approval, a FPL Group Takeover Proposal shall have been made known to the Board of Directors or any senior executive officer of FPL Group or shall have been made directly to FPL Group’s shareholders or any person shall have publicly announced an intention (whether or not conditional) to make a FPL Group Takeover Proposal and thereafter this Agreement is terminated by either Constellation or FPL Group pursuant to Section 7.01(b)(i),

(ii) prior to or during the FPL Group Shareholders Meeting (or any subsequent meeting of FPL Group shareholders at which it is proposed that this Agreement be approved), a FPL Group Takeover Proposal shall have been publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make a FPL Group Takeover Proposal and thereafter this Agreement is terminated by either Constellation or FPL Group pursuant to Section 7.01(b)(ii), or

(iii) this Agreement is terminated by Constellation pursuant to Section 7.01(e)(i),

then subject to clauses (A), (B) and (C) below FPL Group shall pay Constellation, upon the first to occur of such events, a fee equal to $650,000,000 (the “FPL Group Termination Fee”) in immediately available funds minus any amounts as may have been previously paid by FPL Group pursuant to Section 5.10(e) and any fee as may have been previously paid pursuant to clause (B) of the next sentence.

Notwithstanding any provision herein to the contrary:

(A) no FPL Group Termination Fee shall be payable to Constellation

(I) pursuant to Section 5.10 (c)(i) unless prior to the 12 month anniversary of such termination FPL Group or any of its subsidiaries enters into any FPL Group Acquisition Agreement or consummates any FPL Group Takeover Proposal,

(II) pursuant to Section 5.10 (c)(ii) unless prior to the 24 month anniversary of such termination FPL Group or any of its subsidiaries enters into any FPL Group Acquisition Agreement or consummates any FPL Group Takeover Proposal or

(III) pursuant to Section 5.10 (c)(iii) unless (x) a FPL Group Takeover Proposal shall have been made known to the Board of Directors or any senior executive officer of FPL Group or shall have been made directly to FPL Group’s shareholders or any person shall have publicly announced an intention (whether or not conditional) to make a FPL Group Takeover Proposal, (y) thereafter there shall occur a FPL Group Adverse Recommendation Change and (z) prior to the 24 month anniversary of the termination of this Agreement by Constellation pursuant to Section 7.01(e)(i) FPL Group or any of its subsidiaries enters into any FPL Group Acquisition Agreement or consummates any FPL Group Takeover Proposal,

(for the purposes of this clause (A), the terms “FPL Group Acquisition Agreement” and “FPL Group Takeover Proposal” shall have the meanings assigned to such terms in Section 4.04 except that the references to “10%” in the definition of “FPL Group Takeover Proposal” in Section 4.04(a) shall be deemed to be references to “35%”),

(B) if (x) a FPL Group Takeover Proposal shall have been made known to the Board of Directors or any senior executive officer of FPL Group or shall have been made directly to FPL Group’s shareholders or any person shall have publicly announced an intention (whether or not conditional) to make a FPL Group Takeover Proposal, (y) thereafter there shall occur a FPL Group Adverse Recommendation Change and (z) prior to the termination of this Agreement by Constellation pursuant to Section 7.01(e)(i), the FPL Group Shareholders Meeting shall have occurred and the FPL Group Shareholder Approval shall not have been obtained, then FPL Group shall promptly after such FPL Group Shareholder Approval was not obtained pay to Constellation a fee equal to $100,000,000 (which fee shall not be reduced by any amounts paid by FPL Group pursuant to Section 5.10(e)), and

(C) if this Agreement is terminated by Constellation pursuant to Section 7.01(e)(i) as a result of the Board of Directors of FPL Group (or any committee thereof) having made a FPL Group Adverse Recommendation Change primarily due to adverse conditions, events or actions of or relating to Constellation that would result in the failure of a condition to FPL Group’s obligation to effect the Merger and the other transactions contemplated hereby to be satisfied, then the FPL Group Termination Fee and/or the $100,000,000 fee described in clause (B) above shall not be payable and in any related judicial, court or tribunal proceeding, whether brought or initiated by FPL Group or Constellation, FPL Group shall have the burden of proving that such FPL Group Adverse Recommendation Change was primarily due to such adverse conditions, events or actions of or relating to Constellation.

In any event, the aggregate amount paid by FPL Group pursuant to this Section 5.10(c) and Section 5.10(e) shall not exceed $650,000,000.

Any FPL Group Termination Fee or other amount that becomes payable by FPL Group pursuant to this Section 5.10(c) shall be paid as promptly as possible after the occurrence of the last requirement triggering such payment hereunder by wire transfer of immediately available funds.

(d) If this Agreement is terminated (A) by Constellation or FPL Group pursuant to Section 7.01(b)(i) (and following the Constellation Stockholder Approval a Constellation Takeover Proposal shall have been made known to the Board of Directors of Constellation or any of its senior executive officers or shall have been made directly to Constellation’s stockholders or any person shall have publicly announced an intention (whether or not conditional) to make a Constellation Takeover Proposal), (B) by Constellation or FPL Group pursuant to Section 7.01(b)(iii) (after the public disclosure of a Constellation Takeover Proposal or the announcement by any person of the intention (whether or not conditional) to make a Constellation Takeover Proposal) or (C) by FPL Group pursuant to Section 7.01(f)(i) (if at any time prior to the Constellation Adverse Recommendation Change, a Constellation Takeover Proposal shall have been made known to the Board of Directors or any senior executive officer of Constellation or shall have been made directly to Constellation’s stockholders or any person shall have publicly announced an intention (whether or not conditional) to make a Constellation Takeover Proposal), in the case of each of the foregoing clauses (A), (B) and (C), unless Constellation has previously paid the Constellation Termination Fee in full, Constellation shall reimburse FPL Group promptly upon demand, but in no event later than three business days after the date of such demand, by wire transfer of immediately available funds, for all reasonable out-of-pocket third-party fees and expenses incurred, or paid by or on behalf of, FPL Group in connection with the Merger or the transactions contemplated by this Agreement, including all reasonable out-of-pocket fees and expenses of outside counsel, investment banking firms, outside accountants, third-party experts and third-party consultants to FPL Group; provided, however, that Constellation shall not be obligated to reimburse expenses pursuant to this Section 5.10(d) in excess of $40,000,000 in the aggregate unless Constellation is or shall have been required to pay FPL Group the $100,000,000 fee described in clause (B) of the second sentence of Section 5.10(b) (in which event the $40,000,000 limitation on Constellation’s reimbursement obligation shall not apply).

(e) If this Agreement is terminated (A) by Constellation or FPL Group pursuant to Section 7.01(b)(i) (and following the FPL Group Shareholder Approval a FPL Group Takeover Proposal shall have been made known to the Board of Directors of FPL Group or any of its senior executive officers or shall have been made directly to FPL Group’s shareholders or any person shall have publicly announced an intention (whether or not conditional) to make a FPL Group Takeover Proposal), (B) by Constellation or FPL Group pursuant to Section 7.01(b)(ii) (after the public disclosure of a FPL Group Takeover Proposal or the announcement by any person of the intention (whether or not conditional) to make a FPL Group Takeover Proposal) or (C) by Constellation pursuant to Section 7.01(e)(i) (if at any time prior to the FPL Group Adverse Recommendation Change, a FPL Group Takeover Proposal shall have been made known to the Board of Directors or any senior executive officer of FPL Group or shall have been made directly to FPL Group’s shareholders or any person shall have publicly announced an intention (whether or not conditional) to make a FPL Group Takeover Proposal), in the case of each of the foregoing clauses (A), (B) and (C), unless FPL Group has previously paid the FPL Group Termination Fee in full, FPL Group shall reimburse Constellation promptly upon demand, but in no event later than three business days after the date of such demand, by wire transfer of immediately available funds, for all reasonable out-of-pocket third-party fees and expenses incurred, or paid by or on behalf of, Constellation in connection with the Merger or the transactions contemplated by this Agreement, including all reasonable out-of-pocket fees and expenses of outside counsel, investment banking firms, outside accountants, third-party experts and third-party consultants to Constellation; provided, however, that FPL Group shall not be obligated to reimburse expenses pursuant to this Section 5.10(e) in excess of $40,000,000 in the aggregate unless the FPL Group is or shall have been required to pay Constellation the $100,000,000 fee described in clause (B) of the second sentence of Section 5.10(c) (in which event the $40,000,000 limitation on FPL Group’s reimbursement obligation shall not apply).

(f) Constellation acknowledges that the agreements contained in Sections 5.10(b) and 5.10(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, FPL Group would not enter into this Agreement; accordingly, if Constellation fails promptly to pay the amount due pursuant to Section 5.10(b) or 5.10(d), and, in order to obtain such payment, FPL Group commences a suit that results in a judgment against Constellation for the fees set forth in Section 5.10(b) or 5.10(d),

Constellation shall pay to FPL Group its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

(g) FPL Group acknowledges that the agreements contained in Sections 5.10(c) and 5.10(e) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Constellation would not enter into this Agreement; accordingly, if FPL Group fails promptly to pay the amount due pursuant to Section 5.10(c) or 5.10(e), and, in order to obtain such payment, Constellation commences a suit that results in a judgment against FPL Group for the fees set forth in Section 5.10(c) or 5.10(e), FPL Group shall pay to Constellation its costs and expenses (including attorneys fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

SECTION 5.11. Public Announcements. Constellation and FPL Group will consult with each other before issuing, and provide each other the reasonable opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as any party, after consultation with counsel, may determine is required by applicable Law.

SECTION 5.12. Affiliates. As soon as practicable after the date of this Agreement, FPL Group shall deliver to Constellation, a letter identifying all persons who are, at the time this Agreement is submitted for approval by the shareholders of FPL Group, “affiliates” of FPL Group for purposes of Rule 145 under the Securities Act. FPL Group shall use its reasonable best efforts to cause each such person to deliver to Constellation as of the Closing Date, a written agreement substantially in the form attached as Exhibit D hereto.

SECTION 5.13. NYSE Listing. Constellation shall use its reasonable best efforts to cause the shares of Constellation Common Stock issuable to FPL Group’s shareholders as contemplated by this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

SECTION 5.14. Shareholder Litigation. Each of Constellation and FPL Group shall give the other the reasonable opportunity to consult concerning the defense of any shareholder litigation against Constellation or FPL Group, as applicable, or any of their respective directors relating to the transactions contemplated by this Agreement.

SECTION 5.15. Tax Treatment. It is intended that (a) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (b) this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and (c) FPL Group, Constellation and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code. For tax purposes, each of FPL Group, Constellation and Merger Sub will report the Merger in a manner consistent with this Section. Each of Constellation and FPL Group shall not, and shall not permit any of their respective subsidiaries to, voluntarily take any action, or fail to take any action, that would, or would reasonably be expected to, result in (i) the inability of the Merger to constitute a “reorganization” within the meaning of Section 368(a) of the Code or (ii) the inability of Constellation or FPL Group to obtain the opinions of counsel referred to in Sections 6.02(c) and 6.03(c).

SECTION 5.16. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) shall be paid by FPL Group or the Surviving Corporation. For the avoidance of doubt, in no case shall Transfer Taxes be paid by shareholders of either FPL Group or Constellation.

SECTION 5.17. Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, neither Constellation nor FPL Group shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective subsidiaries is a party unless required by applicable Law (including the Board of Directors fiduciary obligations) other than any immaterial terminations, amendments, modifications or waivers. During such period, Constellation or FPL Group, as the case may be, shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof.

SECTION 5.18. Stock Split. Constellation shall take all actions necessary to cause the Stock Split to become effective immediately prior to the Effective Time (provided that Constellation’s obligation to cause the Stock Split to become effective shall be subject to the prior satisfaction or waiver (to the extent permitted by applicable Law), as applicable, of each of the conditions to the respective obligation of each party to effect the Merger set forth in Article VI (other than Section 6.01(e))).

ARTICLE VI

Conditions Precedent

SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Shareholder/Stockholder Approvals. Each of the Constellation Stockholder Approval and the FPL Group Shareholder Approval shall have been obtained.

(b) No Injunctions or Restraints. No (i) temporary restraining order or preliminary or permanent injunction or other Order by any Federal or state court of competent jurisdiction preventing consummation of the Merger or (ii) applicable Federal or state Law prohibiting consummation of the Merger (collectively, “Restraints”) shall be in effect.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(d) NYSE Listing. The shares of Constellation Common Stock issuable to FPL Group’s shareholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) Stock Split. The Stock Split shall have become effective.

SECTION 6.02. Conditions to Obligations of Constellation and Merger Sub. The obligation of each of Constellation and Merger Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of FPL Group set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) (A) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on FPL Group and (B) would not reasonably be expected to materially decrease the long-term value of FPL Group and its subsidiaries taken as a whole.

(ii) The representations and warranties of FPL Group set forth in Section 3.02(b) shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) Performance of Obligations of FPL Group. FPL Group shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Tax Opinion. Constellation shall have received from Kirkland & Ellis LLP, counsel to Constellation, on the Closing Date, its opinion, dated as of such date, stating that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) that each of FPL Group, Constellation and Merger Sub will be a “party to the reorganization” within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel for Constellation shall be entitled to rely upon representations of officers of Constellation, FPL Group and Merger Sub substantially in the form set forth in Section 6.02(c) of the Constellation Disclosure Letter.

(d) Statutory Approvals. The Constellation Required Statutory Approvals and the FPL Group Required Statutory Approvals shall have been obtained (including, in each case, the expiration or termination of the waiting periods (and any extensions thereof) under the HSR Act applicable to the Merger and the transactions contemplated by this Agreement) at or prior to the Effective Time, such approvals shall have become Final Orders and such Final Orders shall not impose terms or conditions that, individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on (A) Constellation and its prospective subsidiaries, (B) Constellation or (C) FPL Group and (ii) would reasonably be expected to materially decrease the long-term value of (A) Constellation and its prospective subsidiaries taken as a whole, (B) Constellation and its subsidiaries taken as a whole or (C) FPL Group and its subsidiaries taken as a whole. A “Final Order” means action by the relevant Governmental Authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by Law, regulation or Order have been satisfied.

(e) No Material Adverse Effect. Except as disclosed in the Filed FPL Group SEC Reports or Section 3.02(f) of the FPL Group Disclosure Letter, since December 31, 2004, there shall not have been any change, event or development that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on FPL Group and (ii) would reasonably be expected to materially decrease the long-term value of FPL Group and its subsidiaries taken as a whole.

(f) Closing Certificates. Constellation shall have received a certificate signed by an executive officer of FPL Group, dated the Effective Time, to the effect that, to such officer’s knowledge, the conditions set forth in Sections 6.02(a), 6.02(b) and 6.02(e) have been satisfied.

SECTION 6.03. Conditions to Obligations of FPL Group. The obligation of FPL Group to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Constellation and Merger Sub set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) (A) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Constellation and (B) would not reasonably be expected to materially decrease the long-term value of Constellation and its subsidiaries taken as a whole.

(ii) The representations and warranties of Constellation and Merger Sub set forth in Section 3.01(b) shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) Performance of Obligations of Constellation. Constellation shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Tax Opinion. FPL Group shall have received from Cravath, Swaine & Moore LLP, counsel to FPL Group, on the Closing Date, its opinion, dated as of such date, stating that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) that each of FPL Group,

Constellation and Merger Sub will be a “party to the reorganization” within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel for FPL Group shall be entitled to rely upon representations of officers of Constellation, FPL Group and Merger Sub substantially in the form set forth in Section 6.03(c) of the FPL Group Disclosure Letter.

(d) Statutory Approvals. The Constellation Required Statutory Approvals and the FPL Group Required Statutory Approvals shall have been obtained (including, in each case, the expiration or termination of the waiting periods (and any extensions thereof) under the HSR Act applicable to the Merger and the transactions contemplated by this Agreement) at or prior to the Effective Time, such approvals shall have become Final Orders and such Final Orders shall not impose terms or conditions that, individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on (A) Constellation and its prospective subsidiaries, (B) Constellation or (C) FPL Group and (ii) would reasonably be expected to materially decrease the long-term value of (A) Constellation and its prospective subsidiaries taken as a whole, (B) Constellation and its subsidiaries taken as a whole or (C) FPL Group and its subsidiaries taken as a whole.

(e) No Material Adverse Effect. Except as disclosed in the Filed Constellation SEC Reports or Section 3.01(f) of the Constellation Disclosure Letter, since December 31, 2004, there shall not have been any change, event or development that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on Constellation and (ii) would reasonably be expected to materially decrease the long-term value of Constellation and its subsidiaries taken as a whole.

(f) Closing Certificates. FPL Group shall have received a certificate signed by an executive officer of Constellation, dated the Effective Time, to the effect that, to such officer’s knowledge, the conditions set forth in Sections 6.03(a), 6.03(b) and 6.03(e) have been satisfied.

SECTION 6.04. Frustration of Closing Conditions. Neither Constellation, Merger Sub nor FPL Group may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s material breach of this Agreement, or failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement subject to the qualifications set forth in Section 5.05.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, only:

(a) by mutual written consent of Constellation, Merger Sub and FPL Group;

(b) by either Constellation or FPL Group:

(i) if the Merger shall not have been consummated by December 31, 2006 (the “Initial Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time; and provided, further, that, if on the Initial Termination Date the conditions to the Closing set forth in Sections 6.01(b), 6.02(d) and/or 6.03(d) shall not have been fulfilled but all other conditions to the Closing shall have been fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended to June 30, 2007;

(ii) if the FPL Group Shareholder Approval shall not have been obtained at a FPL Group Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(iii) if the Constellation Stockholder Approval shall not have been obtained at a Constellation Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(iv) if any Restraint having any of the effects set forth in Section 6.01(b) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(iv) shall have used its reasonable best efforts to prevent the entry of and to remove such Restraint; or

(v) if any condition to the obligation of such party to consummate the Merger set forth in Section 6.02 (in the case of Constellation) or in Section 6.03 (in the case of FPL Group) becomes incapable of satisfaction prior to the Initial Termination Date (or, if the Initial Termination Date is extended in accordance with the second proviso to Section 7.01(b)(i), such date as extended); provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by the party seeking to terminate this Agreement.

(c) by Constellation, if FPL Group shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or (b), and (B) is incapable of being cured by FPL Group or is not cured by FPL Group within 75 days following receipt of written notice from Constellation of such breach or failure to perform;

(d) by FPL Group, if Constellation shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or (b), and (B) is incapable of being cured by Constellation or is not cured by Constellation within 75 days following receipt of written notice from FPL Group of such breach or failure to perform;

(e) by Constellation, if the Board of Directors of FPL Group (or any committee thereof) (i) shall make any FPL Group Adverse Recommendation Change or (ii) shall fail to reaffirm its recommendation of this Agreement, the Merger and the other transactions contemplated hereby within 15 business days of receipt of Constellation’s written request at any time when a FPL Group Takeover Proposal shall have been made and not rejected by the Board of Directors of FPL Group (provided, that, such 15 business day period shall be extended for 10 business days following any material modification to such FPL Group Takeover Proposal occurring after the receipt of Constellation’s written request and provided, further, that such 15 business day period shall recommence each time a FPL Group Takeover Proposal has been made following the receipt of Constellation’s written request by a person that had not made a FPL Group Takeover Proposal prior to the receipt of Constellation’s written request), provided, that, in the event that (x) the Board of Directors of FPL Group publicly rescinds and repudiates any FPL Group Adverse Recommendation Change and reaffirms its recommendation of this Agreement, the Merger and the other transactions contemplated hereby prior to the FPL Group Shareholders Meeting or (y) the FPL Group Shareholder Approval is obtained at the FPL Group Shareholders Meeting, Constellation shall no longer be entitled to terminate this Agreement pursuant to this Section 7.01(e) if it has not done so prior to such rescission, repudiation and reaffirmation or such FPL Group Shareholder Approval, as the case may be; or

(f) by FPL Group, if the Board of Directors of Constellation (or any committee thereof) (i) shall make any Constellation Adverse Recommendation Change or (ii) shall fail to reaffirm its recommendation of the Constellation Charter Amendment, the Share Issuance and the other transactions contemplated hereby within 15 business days of receipt of FPL Group’s written request at any time when a Constellation Takeover Proposal shall have been made and not rejected by the Board of Directors of Constellation (provided, that such 15 business day period shall be extended for 10 business days following any material modification to such Constellation Takeover Proposal occurring after the receipt of FPL Group’s written request and provided, further, that such 15 business day period shall recommence each time a Constellation Takeover Proposal has been made following the receipt of FPL Group’s written request by a person that had not made a Constellation Takeover Proposal prior to the receipt of FPL Group’s written request), provided, that, in the event that (x) the Board of Directors of Constellation publicly rescinds and repudiates any Constellation Adverse Recommendation Change and reaffirms its recommendation of the Constellation Charter Amendment, the Share Issuance and the other transactions contemplated hereby prior to the Constellation Stockholders Meeting or (y) the Constellation Stockholder Approval is obtained at the

Constellation Stockholders Meeting, FPL Group shall no longer be entitled to terminate this Agreement pursuant to this Section 7.01(f) if it has not done so prior to such rescission, repudiation and reaffirmation or such Constellation Stockholder Approval, as the case may be.

SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either Constellation or FPL Group as provided in Section 7.01, this Agreement shall forthwith become null and void and have no effect, without any liability or obligation on the part of Constellation, Merger Sub or FPL Group, other than the provisions of Section 3.01(w), Section 3.02(w), the last sentence of Section 5.04(a), Section 5.10, Section 5.11, this Section 7.02 and Article VIII, which provisions survive such termination, and except to the extent that such termination results from the breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, (other than a breach of such party’s representations or warranties that is not willful), in which case such termination shall not relieve any party of any liability or damages resulting from its breach of this Agreement (including any such case in which the FPL Group Termination Fee or the Constellation Termination Fee is, or any expenses of Constellation or FPL Group in connection with the transactions contemplated by this Agreement are, payable pursuant to Section 5.10 to Constellation or FPL Group, as the case may be (the “Injured Party”), to the extent any such liability or damage suffered by the Injured Party exceeds the amount of any such payment pursuant to Section 5.10 to the Injured Party).

SECTION 7.03. Amendment. This Agreement may be amended by the parties at any time before or after the Constellation Stockholder Approval or the FPL Group Shareholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by Law requires further approval by the stockholders and shareholders, respectively, of Constellation or FPL Group without the further approval of such respective stockholders and shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 7.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or material waiver pursuant to Section 7.04 shall, in order to be effective, require, in the case of Constellation or FPL Group, action by its Board of Directors or duly authorized designee of its Board of Directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of FPL Group or the shareholders of Constellation.

ARTICLE VIII

General Provisions

SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

SECTION 8.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of confirmation) if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to FPL Group, to

FPL Group, Inc.

700 Universe Boulevard

P.O. Box 14000

Juno Beach, FL 33408

Telecopy No.: (561) 691-2988

Attention: Edward F. Tancer

Vice President and General Counsel

with a copy to:

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, NY 10019

Telecopy No.: (212) 474-3700

Attention: Philip A. Gelston, Esq.

Sarkis Jebejian, Esq.

(b) if to Constellation or Merger Sub, to

Constellation Energy Group, Inc.

750 E. Pratt Street

Baltimore, MD 21202

Telecopy No.: (410) 783-3609

Attention: Irving Yoskowitz

Executive Vice President and General Counsel

with a copy to:

Kirkland & Ellis LLP

655 Fifteenth Street, N.W.

Washington, D.C. 20005-5793

Telecopy No.: (202) 879-5200

Attention: George P. Stamas, Esq.

SECTION 8.03. Definitions. For purposes of this Agreement:

(a) an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

(b) “capital stock” or “shares of capital stock” means (a) with respect to a corporation, as determined under the Laws of the jurisdiction of organization of such entity, capital stock or such shares of capital stock; (b) with respect to a partnership, limited liability company, or similar entity, as determined under the Laws of the jurisdiction of organization of such entity, units, interests, or other partnership or limited liability company interests; or (c) any other equity ownership or participation;

(c) “knowledge” of any party means the actual knowledge, as of the date the applicable representation is made, of the executive officers (as such term is defined in Rule 3b-7 of the Exchange Act) of such party;

(d) “material adverse effect” means, when used in connection with FPL Group or Constellation, any change, effect, event, occurrence or state of facts (i) that is materially adverse to the business, assets, properties, financial condition or results of operations of such person and its subsidiaries taken as a whole (and of Constellation and its prospective subsidiaries taken as a whole in the case of references to a “material adverse effect on Constellation and its prospective subsidiaries”) other than any change, effect, event, occurrence or state of facts arising out of or resulting from (A) (1) general economic conditions in the United States or conditions of the financial or commodities markets in general or (2) conditions generally affecting the industries or business segments in which the applicable person or any of its subsidiaries operates, in the case of each of clauses (1) and (2), to the extent not disproportionately affecting the applicable person as compared to other similarly situated persons, (B) the public announcement of the Merger or the other transactions contemplated hereby, and (C) changes to GAAP, or (ii) that prevents such person from performing its material obligations under this Agreement or prevents consummation of the transactions contemplated hereby;

(e) “material subsidiary” of any person as of a given date means any “significant subsidiary” (as such term is defined under Rule 1-02(w) of Regulation S-X) of such person.

(f) “ordinary course of business consistent with past practice” means the ordinary course of business consistent with past practice, as such past practice may be reasonably affected by, or change in reasonable response to, (i) the growth of the applicable person’s business (or applicable segment thereof) and/or (ii) changes in commodities prices.

(g) “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Authority or other entity; and

(h) “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the Equity Interests of which) is owned directly or indirectly by such first person.

SECTION 8.04. Interpretation. When a reference is made in this Agreement to a Section, Subsection, Exhibit or Schedule, such reference shall be to a Section or Subsection of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereby”, “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.

SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (ii) except for the provisions of Section 5.09, are not intended to confer upon any person other than the parties any rights or remedies.

SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with (a) the Laws of the State of Maryland with respect to matters, issues and questions relating to the fiduciary duties of the board of directors and officers of Constellation, (b) the Laws of the State of Florida with respect to matters, issues and questions relating to the Merger or the fiduciary duties of the board of directors and officers of FPL Group, and (c) the Laws of the State of Delaware with respect to all other matters, issues and questions regardless of the Laws that might otherwise govern under applicable principles of conflict of Laws.

SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other party. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.09. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in any Delaware state court, or in any Federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties irrevocably agrees that any legal action or proceeding arising out of or related to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in any Federal court located in the State of Delaware or Court of Chancery in and for New Castle County in the State of Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties agrees further to accept service of process in any manner permitted by such courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts, and (d) any right to a trial by jury.

SECTION 8.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.11. Waiver of Jury Trial. Each party to this Agreement waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.

IN WITNESS WHEREOF, FPL Group, Constellation and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

FPL GROUP, INC.

by	/S/ LEWIS HAY, III
Name: Lewis Hay, III Title: Chairman, President and Chief Executive Officer

CONSTELLATION ENERGY GROUP, INC.

by	/S/ MAYO A. SHATTUCK III
Name: Mayo A. Shattuck III Title: Chairman, President and Chief Executive Officer

CF MERGER CORPORATION

by	/S/ CHARLES A. BERARDESCO
Name: Charles A. Berardesco Title: Senior Vice President

Exhibit A-1 to the Merger Agreement

{See ANNEX F}

Exhibit A-2 to the Merger Agreement

{See ANNEX F}

Exhibit B to the Merger Agreement

{See ANNEX G}

Exhibit C to the Merger Agreement

CORPORATE GOVERNANCE OF CONSTELLATION ENERGY GROUP, INC.

FOLLOWING THE EFFECTIVE TIME

Corporate Name

Following the Effective Time, the name of the Corporation shall continue to be Constellation Energy Group, Inc. (“Constellation”)

Corporate Offices

During the period from the Effective Time until the 5-year anniversary of the Effective Time, Constellation will maintain dual headquarters in Juno Beach, FL and Baltimore, MD. The provisions set forth in the previous sentence shall be set forth in the Constellation By-laws and during the period from the Effective Time until the 5-year anniversary of the Effective Time, the sections of the Constellation By-laws setting forth such provisions may not be amended, altered, repealed or waived in any respect, and the Board of Directors of Constellation (the “Board of Directors”) or Constellation shall not otherwise take any action which would have the effect of eliminating, limiting, restricting, avoiding or otherwise modifying the effect of, or waiving compliance with, the provisions of such sections without the affirmative vote of at least 90% of the entire number of directors, rounded up to the nearest whole number. Such sections of the Constellation By-laws shall be of no further effect after the 5-year anniversary of the Effective Time or upon the consummation by Constellation or any of its subsidiaries of a business combination in which a third-party is entitled to designate three or more members of the Board of Directors.

Florida Power & Light Company, the wind energy business and the fossil and renewables generation business will be headquartered at the Juno Beach headquarters, and Baltimore Gas and Electric Company and the competitive energy business will be headquartered at the Baltimore headquarters. The current CEO of Constellation, Mr. Mayo A. Shattuck, III, and the current CEO of FPL Group, Inc. (“FPL Group”), Mr. Lewis Hay, III, will have offices at both headquarters so as long as such person continues to be a senior executive of Constellation.

Board of Directors

As of the Effective Time, the Board of Directors shall be declassified so that all directors shall stand for election at each annual meeting. As of the Effective Time, the number of directors constituting the Board of Directors shall be 15, comprised of nine FPL Group Directors (as defined below) and six Constellation Directors (as defined below). As of the Effective Time, the FPL Group Directors will consist of eight non-executive directors and the CEO of FPL Group, and the Constellation Directors will consist of five non-executive directors and the CEO of Constellation. The term “FPL Group Director” means (a) any person serving as a director of FPL Group prior to the Effective Time and who becomes a director of Constellation at the Effective Time in accordance with this paragraph and (b) any person who becomes a director of Constellation following the Effective Time pursuant to the next paragraph and is designated by a majority of the FPL Group Directors serving at such time. The term “Constellation Director” means (a) any person serving as a director of Constellation prior to the Effective Time and who continues as a director of Constellation at the Effective Time in accordance with this paragraph and (b) any person who becomes a director of Constellation following the Effective Time pursuant to the next paragraph and is designated by a majority of the Constellation Directors serving at such time.

The Board of Directors shall take all necessary action to ensure that any vacancy of a position on the Board of Directors that was held by (a) a Constellation Director be promptly filled by a person designated by a majority of the Constellation Directors remaining on the Board of Directors at such time and (b) a FPL Group Director be promptly filled by a person designated by a majority of the FPL Group Directors remaining on the Board of Directors at such time. With respect to each election of directors of Constellation by its stockholders, the Board of Directors shall nominate for election to fill each position held prior to such election by a Constellation Director a person designated by a majority of the Constellation Directors serving at such time and to fill each position held prior to such election by a FPL Group Director a person designated by a majority of the FPL Group Directors serving at such time.

The Constellation By-laws will also provide that no person who shall have attained the age of 72 years by the date of election shall be eligible for election as a director of Constellation, and no director who shall have attained the age of 70 years by the date of election shall be eligible for election as chairman of the Board of Directors.

The provisions set forth under this subheading “Board of Directors” shall be set forth in the Constellation By-laws and during the period from the Effective Time until the 24-month anniversary of the Effective Time (the “Transition Period”), the sections of the Constellation By-laws setting forth such provisions may not be amended, altered, repealed or waived in any respect, and the Board of Directors or Constellation shall not otherwise take any action which would have the effect of eliminating, limiting, restricting, avoiding or otherwise modifying the effect of, or waiving compliance with, the provisions of this subheading without the affirmative vote of at least 70% of the entire number of directors, rounded up to the nearest whole number. Such sections of the Constellation By-laws shall be of no further effect after the Transition Period.

Committees of the Board of Directors and Chairpersons of Committees

As of the Effective Time, the Board of Directors will have five standing committees: Governance & Nominating, Audit, Compensation, Finance & Investment and Nuclear Power. The Board of Directors will not have an Executive Committee. During the Transition Period, (a) the chairperson of each of the Governance & Nominating Committee, the Audit Committee and the Finance & Investment Committee will be a FPL Group Director, (b) the chairperson of each of the Compensation Committee and the Nuclear Power Committee will be a Constellation Director, (c) the chairperson of the Governance & Nominating Committee will also serve as Presiding Director of the Board of Directors and (d) the representation of FPL Group Directors and Constellation Directors on each committee of the Board of Directors will be proportional to the representation of FPL Group Directors and Constellation Directors, respectively, on the entire Board of Directors.

The provisions set forth under this subheading “Committees of the Board of Directors and Chairpersons of Committees” shall be set forth in the Constellation By-laws and during the Transition Period, the sections of the Constellation By-laws setting forth such provisions may not be amended, altered, repealed or waived in any respect, and the Board of Directors or Constellation shall not otherwise take any action which would have the effect of eliminating, limiting, restricting, avoiding or otherwise modifying the effect of, or waiving compliance with, the provisions of this subheading without the affirmative vote of at least 70% of the entire number of directors, rounded up to the nearest whole number. Such sections of the Constellation By-laws shall be of no further effect after the Transition Period.

Location of Board Meetings

During the period from the Effective Time until at least the 5-year anniversary of the Effective Time, the Board of Directors shall hold at least two meetings per year in each of Baltimore, MD and Juno Beach, FL or in the general vicinity of such cities. The Board of Directors may also hold meetings in other locations and telephonic meetings.

Attendance at Board Meetings

During the Transition Period, and so long as Mr. Hay and Mr. Shattuck both continue to serve as directors of Constellation, the Board of Directors or any committee of the Board of Directors will not permit either

Mr. Hay or Mr. Shattuck to attend any formal meeting of directors (including formal meetings of a group of directors) or of any committee of the Board of Directors unless (a) both Mr. Hay and Mr. Shattuck are invited to attend such meeting, (b) the invitation of only Mr. Hay or Mr. Shattuck, as applicable, is issued by at least 70% of the entire number of directors, rounded up to the nearest whole number or (c) either Mr. Hay or Mr. Shattuck is unable to attend such meeting due to serious illness or temporary disability.

The provisions set forth under this subheading “Attendance at Board Meetings” shall be set forth in the Constellation By-laws and during the Transition Period the sections of the Constellation By-laws setting forth such provisions may not be amended, altered, repealed or waived in any respect, and the Board of Directors or Constellation shall not otherwise take any action which would have the effect of eliminating, limiting, restricting, avoiding or otherwise modifying the effect of, or waiving compliance with, the provisions of this subheading without the affirmative vote of at least 70% of the entire number of directors, rounded up to the nearest whole number. Such sections of the Constellation By-laws shall be of no further effect after the Transition Period.

General Governance Matters and Procedures

As of the Effective Time and to the extent permitted by applicable law, Constellation and the Board of Directors shall approve and adopt the corporate governance policies, practices and procedures of the board of directors of FPL Group and shall otherwise adopt the corporate governance and disclosure procedures, guidelines and standards of FPL Group, in each case in effect immediately prior to the Effective Time.

Chairman of the Board of Constellation

As of the Effective Time, Mr. Shattuck will be the Chairman of the Board of Directors. Following Mr. Shattuck’s retirement from the position of Chairman, Mr. Shattuck will continue to serve as a director of Constellation.

Chief Executive Officer of Constellation

During the period from the Effective Time until the 3-year anniversary of the Effective Time, (a) Mr. Hay will be the Chief Executive Officer of Constellation, (b) Mr. Hay shall in such capacity report directly to the Board of Directors and Mr. Hay will be the only officer or executive of Constellation to report directly to the Board of Directors and (c) all officers and executives of Constellation will report directly or indirectly to Mr. Hay. The provisions set forth in this paragraph shall be set forth in the employment agreement entered into between Constellation and Mr. Hay at or prior to the Effective Time.

The Constellation By-laws shall provide that during the period from the Effective Time until the three-year anniversary of the Effective Time, the Board of Directors or Constellation shall not take any action which would have the effect of eliminating, limiting, restricting, avoiding or otherwise modifying the roles and responsibilities of Mr. Hay during such period of time from that set forth in the preceding paragraph, without the affirmative vote (excluding Mr. Hay and Mr. Shattuck) of at least 70% of the entire number of directors (excluding Mr. Hay and Mr. Shattuck), rounded up to the nearest whole number. Such provisions of the Constellation By-laws shall be of no further effect after the three-year anniversary of the Effective Time.

Management of Competitive Energy Business

As of the Effective Time, Mr. Shattuck will have management responsibilities for Constellation’s competitive energy business. Mr. Shattuck will also assist Mr. Hay on strategy issues. The provisions set forth in this paragraph shall be set forth in the employment agreement entered into between Constellation and Mr. Shattuck, which shall have a term of three years.

Exhibit D to the Merger Agreement

Form of Affiliate Letter

Dear Sirs:

The undersigned, a holder of shares of common stock, par value $.01 per share (the “FPL Group Common Stock”), of FPL Group, Inc., a Florida corporation (the “Company”), acknowledges that the undersigned may be deemed an “affiliate” of the Company within the meaning of Rule 145 (“Rule 145”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), by the Securities and Exchange Commission (the “SEC”). Pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”) dated as of December 18, 2005, among the Company, Constellation Energy Group, Inc., a Maryland corporation (“Constellation”), and CF Merger Corporation, a Florida corporation and a wholly owned subsidiary of Constellation (“Merger Sub”), Merger Sub will be merged with and into the Company (the “Merger”) and each share of FPL Group Common Stock will be converted into one share of common stock, no par value per share, of Constellation (the “Constellation Common Stock”). Capitalized terms used but not defined in this letter have the meanings ascribed to such terms in the Merger Agreement.

If in fact the undersigned were an affiliate under the Securities Act, the undersigned’s ability to sell, assign or transfer the Constellation Common Stock received by the undersigned in exchange for any shares of FPL Group Common Stock pursuant to the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act. The undersigned understands that Constellation will not be required to maintain the effectiveness of any registration statement under the Securities Act for the purposes of resale of Constellation Common Stock by the undersigned.

The undersigned hereby represents to and covenants with Constellation that the undersigned will not sell, assign or transfer any of the Constellation Common Stock received by the undersigned in exchange for shares of FPL Group Common Stock pursuant to the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of counsel reasonably satisfactory to Constellation, or as described in a “no-action” or interpretive letter from the Staff of the SEC, is not required to be registered under the Securities Act.

In the event of a sale or other disposition by the undersigned pursuant to Rule 145 of Constellation Common Stock received by the undersigned in the Merger, the undersigned will supply Constellation with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto or the opinion of counsel or no-action letter referred to above. The undersigned understands that Constellation may instruct its transfer agent to withhold the transfer of any Constellation Common Stock disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance, Constellation shall cause the transfer agent to effectuate the transfer of the Constellation Common Stock sold as indicated in such letter.

Constellation covenants that it will take all such actions as may be reasonably available to it to permit the sale or other disposition of the shares of Constellation Common Stock by the undersigned under Rule 145 in accordance with the terms thereof.

The undersigned acknowledges and agrees that the legend set forth below will be placed on certificates representing the shares of Constellation Common Stock received by the undersigned in connection with the

Merger or held by a transferee thereof, which legend will be removed by delivery of substitute certificates (i) if the undersigned provides evidence of compliance with Rule 145 to Constellation, in the form of a letter in the form of Annex I hereto, or (ii) upon receipt of an opinion in form and substance reasonably satisfactory to Constellation from counsel reasonably satisfactory to Constellation to the effect that such legend is no longer required for purposes of the Securities Act.

There will be placed on the certificates for Constellation Common Stock issued to the undersigned pursuant to the Merger, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued pursuant to a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares may not be sold, pledged or otherwise transferred except in accordance with Rule 145 promulgated under the Securities Act of 1933, pursuant to a Registration Statement under the Securities Act of 1933 or in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Constellation Common Stock and (ii) the receipt by Constellation of this letter is an inducement and a condition to Constellation’s obligations to consummate the Merger.

Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an “affiliate” of the Company as described in the first paragraph of this letter, or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

Very truly yours,

Dated:

ANNEX B

December 18, 2005

Board of Directors

Constellation Energy Group Inc.

750 E. Pratt Street

Baltimore, MD 21202

Members of the Board:

We understand that Constellation Energy Group Inc. (“Constellation” or the “Company”), FPL Group, Inc. (“FPL”) and CF Merger Corporation, a wholly owned subsidiary of Constellation (“Merger Sub”), have entered into an Agreement and Plan of Merger, substantially in the form of the draft dated December 18, 2005 (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into FPL (the “Merger”), with FPL as the surviving corporation. Immediately prior to and as a condition to the Merger, each issued and outstanding share of common stock, no par value per share, of Constellation (the “Constellation Common Stock”) will be divided into 1.444 shares of Constellation Common Stock (the “Stock Split”). Subject to the prior effectiveness of the Stock Split and pursuant to the Merger, each outstanding share of common stock, par value of $0.01 per share, of FPL (the “FPL Common Stock”), other than shares held in treasury or held by Constellation, shall be converted into the right to receive one share (the “Exchange Ratio”) of Constellation Common Stock. The terms and conditions of the Merger and the Stock Split are more fully set forth in the Merger Agreement and certain related documents.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement, assuming the prior effectiveness of the Stock Split, is fair from a financial point of view to holders of shares of Constellation Common Stock.

For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly-available financial statements and other business and financial information of the Company and FPL, respectively;

ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company and FPL, prepared by the managements of the Company and FPL, respectively;

iii)	reviewed certain financial projections prepared by management of the Company and FPL;

iv)	discussed the past and current operations and financial condition and the prospects of the Company and FPL with senior executives of the Company and FPL, respectively;

v)	reviewed the pro forma impact of the Merger on various Constellation financial metrics;

vi)	reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger prepared by the managements of the Company and FPL with senior executives of the Company and FPL, respectively;

vii)	discussed the strategic rationale for the Merger with senior executives of the Company and FPL;

viii)	reviewed the reported prices and trading activity for the Constellation Common Stock and the FPL Common Stock;

ix)	compared the financial performance of the Company and FPL and the prices and trading activity of the Constellation Common Stock and the FPL Common Stock with that of certain other comparable publicly-traded companies and their securities;

x)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

xi)	participated in discussions and negotiations among representatives of the Company and FPL and their financial and legal advisors;

xii)	reviewed the Merger Agreement and certain related documents; and

xiii)	considered such other factors and performed such other analyses as we have deemed appropriate.

B-1

We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the Company and FPL for the purposes of this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and FPL. We have also relied on the assessments of senior management of Constellation and FPL of the strategic rationale for the Merger. We have assumed that the Stock Split will occur on the terms set forth in the Merger Agreement, including, among other things, the timing thereof. In addition, we have assumed that the Merger and the other transactions contemplated in the Merger Agreement will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended. We have assumed that in connection with the receipt of all necessary regulatory approvals for the proposed Merger, no restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or of FPL, nor have we been furnished with any such appraisals. We are not legal, regulatory or tax experts and have relied upon the assessments of the Company, after receiving advice from its other advisors, with respect to such issues. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition or business combination involving the Company or any of its assets.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a significant portion of which is subject to the consummation of the Merger. In the ordinary course of our securities, currency and commodities trading, investment management or brokerage activities, Morgan Stanley & Co. Incorporated (“Morgan Stanley”) or its affiliates may actively trade the securities or loans of Constellation or FPL, or any currency or commodity related to Constellation or FPL for our own accounts, for the accounts of investment funds or other accounts under the management of Morgan Stanley or its affiliates and for the accounts of customers, and, accordingly may at any time hold a long or short position in such securities, loans, currencies or commodity. In addition, we are a participant in certain of the credit facilities of Constellation and FPL. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for the Company and FPL and have received fees for the rendering of these services. We also may or may in the future seek to provide financial advice or financing services to Constellation and FPL and may receive fees for such services.

It is understood that this letter is for the information of the Board of Directors of the Company to assist it in evaluating the Merger and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing required to be made by the Company in respect of the Merger with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the Constellation Common Stock will trade following consummation of the Merger or at any other time, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement, assuming the prior effectiveness of the Stock Split, is fair from a financial point of view to holders of Constellation Common Stock.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/S/ JEFFREY R. HOLZSCHUH
Jeffrey R. Holzschuh Managing Director

B-2

ANNEX C

GOLDMAN, SACHS & CO. | 85 Broad Street | New York, New York 10004 Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

December 18, 2005

Board of Directors

Constellation Energy Group, Inc.

750 E. Pratt Street

Baltimore, MD 21202

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of the common stock, no par value (the “Company Common Stock”), of Constellation Energy Group, Inc. (the “Company”) of the exchange ratio (the “Exchange Ratio”) of one share of Company Common Stock to be issued, subject to the prior effectiveness of a 1.444 for one stock split (the “Stock Split”) of the Company Common Stock, for each outstanding share of the common stock, par value $.01 per share (the “FPL Common Stock”), of FPL Group, Inc. (“FPL”) pursuant to the Agreement and Plan of Merger, dated as of December 18, 2005 (the “Agreement”), among FPL Group, Inc. (“FPL”), the Company and CF Merger Corporation, a wholly owned subsidiary of the Company.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We expect to receive fees for our services in connection with the transaction contemplated by the Agreement (the “Transaction”), all of which are payable upon the delivery of this opinion, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We have been engaged solely for the purpose of undertaking a study to enable us to render our opinion as to the fairness from a financial point of view of the Exchange Ratio pursuant to the Agreement to the holders of the Company Common Stock and did not participate in the negotiations leading to the Transaction. We have provided certain investment banking and other services to the Company from time to time, including having extended an unfunded loan commitment (aggregate principal amount $155,000,000) to the Company in November 2005. We also may provide investment banking services to the Company and FPL in the future. In connection with the above-described investment banking and other services we have received, and may receive, compensation.

In addition to the foregoing, we note that Goldman Sachs Power LLC, an affiliate of Goldman, Sachs & Co. (“Goldman Sachs Power”), is party to an Amended and Restated Software Development and License Agreement, dated as of October 25, 2001 (the “Amended License Agreement”), with Constellation Power Source Inc., a subsidiary of the Company (“CPS”). The Amended License Agreement was entered into in connection and contemporaneously with the termination of certain business arrangements between Goldman Sachs Power and certain of its affiliates, on the one hand, and the Company and CPS, on the other hand. Goldman Sachs Power has advised CPS that the Amended License Agreement would remain in effect between the parties following the completion of the Transaction.

Furthermore, Indiantown Cogeneration, L.P. and Cedar Bay Generating Company, Limited Partnership, entities that are indirectly owned by Cogentrix Energy, Inc., an indirect wholly owned subsidiary of The Goldman Sachs Group, Inc., the parent company of Goldman, Sachs & Co., are currently plaintiffs in two lawsuits pending against affiliates of FPL relating to contract disputes. The captions of the cases are Indiantown Cogeneration,

C-1

L.P. v. Florida Power & Light Company (pending in the U.S. District Court for the Middle District of Florida) and Cedar Bay Generating Company, Limited Partnership v. Florida Power & Light Company (pending in the Fourth Judicial Circuit Court, Duval County Florida).

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, FPL and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and FPL for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and FPL for the five fiscal years ended December 31, 2004; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and FPL; certain other communications from the Company and FPL to their respective stockholders; certain internal financial analyses and forecasts for FPL prepared by the management of FPL; and certain internal financial analyses and forecasts for the Company and for FPL prepared by the management of the Company (collectively, the “Forecasts”), including certain cost savings and operating synergies projected by the managements of the Company and FPL to result from the Transaction. We also have held discussions with members of the senior managements of the Company and FPL regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Company Common Stock and the FPL Common Stock, compared certain financial and stock market information for the Company and FPL with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the utilities industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and FPL, as the case may be. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or FPL or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction contemplated by the Agreement will be obtained without any adverse effect on the Company or FPL or on the expected benefits of the Transaction in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction nor are we expressing any opinion as to the prices at which the Company Common Stock or the FPL Common Stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of the Company Common Stock should vote with respect to the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio, assuming the prior effectiveness of the Stock Split, pursuant to the Agreement is fair from a financial point of view to the holders of the Company Common Stock.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

C-2

ANNEX D

December 18, 2005

Board of Directors FPL Group, Inc.

700 Universe Blvd.

P.O. Box 14000

Juno Beach, FL 33408-0420

Members of the Board of Directors:

Constellation Energy Group, Inc. (“Constellation”), FPL Group, Inc. (“FPL”) and CF Merger Corporation, a wholly owned subsidiary of Constellation (“Merger Sub”), propose to enter into an Agreement and Plan of Merger dated as of December 18, 2005 (the “Agreement”) pursuant to which Merger Sub will merge with and into FPL (the “Merger”) in which each outstanding share of common stock, par value $.01 per share, of FPL (“FPL Common Stock”), other than shares of FPL Common Stock owned by FPL or Constellation, will be converted into the right to receive one fully paid and nonassessable share (the “Exchange Ratio”) of common stock, no par value per share, of Constellation (“Constellation Common Stock”), subject to the prior effectiveness of a stock split whereby (1) the number of authorized shares of Constellation Common Stock will be increased and (2) the Constellation Common Stock shall be divided such that, immediately prior to the Merger becoming effective under the Agreement, each issued and outstanding share of Constellation Common Stock shall be automatically reclassified and converted into (assuming the effectiveness of the Merger) 1.444 fully paid and nonassessable shares of Constellation Common Stock.

You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of FPL Common Stock.

In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed certain publicly available business and financial information relating to Constellation and FPL that we deemed to be relevant;

(2)	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Constellation and FPL, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Expected Synergies”) furnished to us by Constellation and FPL, respectively;

(3)	Conducted discussions with members of senior management and representatives of Constellation and FPL concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

(4)	Reviewed the market prices and valuation multiples for Constellation Common Stock and FPL Common Stock and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5)	Reviewed the results of operations of Constellation and FPL and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6)	Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

(7)	Participated in certain discussions and negotiations among representatives of Constellation and FPL and their financial and legal advisors;

(8)	Reviewed the potential pro forma impact of the Merger;

(9)	Reviewed the Agreement dated December 18, 2005; and

(10)	Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of Constellation or FPL or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of Constellation or FPL under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of Constellation or FPL. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by Constellation or FPL, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of Constellation’s or FPL’s management as to the expected future financial performance of Constellation or FPL, as the case may be, and the Expected Synergies. We express no view as to such projections or information or the assumptions on which they are based. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

In connection with the preparation of this opinion, we have not been authorized by FPL or the Board of Directors to solicit, nor have we solicited, third party indications of interest for the acquisition of all or any part of FPL.

We are acting as financial advisor to FPL in connection with the Merger and will receive a fee from FPL for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, FPL has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to FPL and Constellation and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In March 2004, we acted as lead underwriter with respect to a $275 million offering of Trust Originated Preferred SecuritiesSM by FPL Group Capital, a wholly owned subsidiary of FPL. In addition, in the ordinary course of our business, we may actively trade Constellation Common Stock and other securities of Constellation, as well as FPL Common Stock and other securities of FPL, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of FPL. Our opinion does not address the merits of the underlying decision by FPL to engage in the Merger and does not constitute a recommendation to any shareholder of FPL as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of FPL, other than the holders of the FPL Common Stock. We are not expressing any opinion herein as to the prices at which FPL Common Stock will trade following the announcement of the Merger or at which Constellation Common Stock will trade following the announcement or consummation of the Merger.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of FPL Common Stock.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

ANNEX E

LEHMAN BROTHERS

December 18, 2005

Board of Directors

FPL Group Inc.

700 Universe Boulevard

P. O. Box 14000

Juno Beach, FL 33408-0420

Members of the Board:

We understand that FPL Group Inc. (the “Company”) and Constellation Energy Group, Inc. (“Constellation”) intend to enter into an Agreement and Plan of Merger dated as of December 18, 2005 (the “Agreement”) pursuant to which, among other things, CF Merger Corporation, a wholly-owned subsidiary of Constellation will be merged with and into the Company with the Company surviving the merger (the “Proposed Transaction”). We further understand that, upon the effectiveness of the Proposed Transaction, each issued and then outstanding share of common stock of the Company (“Company Common Stock”), other than shares of Company Common Stock owned by the Company or Constellation, will be converted into the right to receive one (1) share (the “Exchange Ratio”) of common stock of Constellation (“Constellation Common Stock”) subject to the prior division and conversion of each issued and then outstanding share of Constellation Common Stock into 1.444 shares of Constellation Common Stock (the “Stock Split”) that will take place immediately prior to the effective time of the Proposed Transaction. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the shareholders of the Company of the Exchange Ratio, assuming the prior effectiveness of the Stock Split, to be offered to the shareholders of the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company and Constellation that we believe to be relevant to our analysis, including each of their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2004, Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2005, and other relevant filings with the Securities and Exchange Commission; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company and extensions of such financial projections, in each case, prepared by the Company’s management; (4) financial and operating information with respect to the business, operations and prospects of Constellation furnished to us by the Company, including financial projections of Constellation prepared by the managements of Constellation and the Company; (5) trading histories of Company Common Stock and of Constellation Common Stock from December 13, 2003 through December 13, 2005, and a comparison of each of their trading histories with each other and with those of other companies that we deemed relevant; (6) a comparison of the historical financial results and present financial condition of the Company and Constellation with each other and with those of other companies that we deemed relevant; (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant; (8) the relative contributions of the Company and Constellation to the historical and future financial performance of the combined company on a pro forma basis; and (9) the potential pro forma impact of the Proposed Transaction on the future financial condition and financial performance of the Company, including the cost savings, operating synergies and strategic benefits expected to

E-1

Board of Directors

FPL Group Inc.

December 18, 2005

result from the combination of the businesses of the Company and Constellation as estimated by the management of the Company (the “Expected Synergies”) and purchase accounting adjustments to the basis of Constellation for reporting purposes under generally accepted accounting principles in the United States as estimated by the management of the Company (the “Purchase Accounting Adjustments”). In addition, we have had discussions with the managements of the Company and Constellation concerning their respective businesses, operations, assets, liabilities, financial conditions and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the managements of the Company and Constellation that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company and Constellation, upon advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of the Company and Constellation as to the future financial performance of the Company and Constellation, respectively, and that the Company and Constellation will perform substantially in accordance with such projections. We have assumed, upon the advice of the Company, that the positions in the trading book of the Constellation Energy Commodities Group have been accurately reflected in the financial statements of Constellation and the financial impact of such positions as reflected in the financial projections of Constellation will be realized substantially in accordance with such estimates and have relied upon such financial statements and projections in performing our analysis. With respect to the Expected Synergies and Purchase Accounting Adjustments, upon advice of the Company, we have assumed that the amount and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized and the Purchase Accounting Adjustments will be recorded, in each case substantially in accordance with such estimates, and we have relied on the Expected Synergies and the Purchase Accounting Adjustments in performing our analysis. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Constellation and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Constellation. We have further assumed, upon advice of the Company, that all material governmental, regulatory or other consents or approvals necessary for the consummation of the Proposed Transaction will be obtained within the constraints contemplated by the Agreement. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

In addition, we express no opinion as to the prices at which shares of (i) Company Common Stock or Constellation Common Stock will trade at any time following the announcement of the Proposed Transaction or (ii) Constellation Common Stock will trade at any time following the consummation of the Proposed Transaction.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio, assuming the prior effectiveness of the Stock Split, to be offered to the shareholders of the Company in the Proposed Transaction is fair to the shareholders of the Company.

We have been engaged by the Company to act as advisor to the Board of Directors of the Company to render to the Board of Directors this opinion in connection with the Proposed Transaction, and will receive a fee upon delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the

E-2

Board of Directors

FPL Group Inc.

December 18, 2005

E-3

Company and Constellation in the past (including financings and advisory services) for which we have received customary fees and we expect to perform various investment banking services for the Company and Constellation in the future for which we expect to receive customary fees. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company and Constellation for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS

ANNEX F

CONSTELLATION ENERGY GROUP, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

CONSTELLATION ENERGY GROUP, INC., a Maryland corporation, having its principal office in Baltimore, Maryland (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation desires to amend its Charter as currently in effect and, as so amended, restate its Charter as currently in effect. The provisions set forth in these Articles of Amendment and Restatement and in the Articles Supplementary filed as of [the Effective Time of the Merger] are all the provisions of the Charter of the Corporation as currently in effect, as so amended. From time to time, the Corporation may elect by resolution of the Board, pursuant to Articles Supplementary filed with the State Department of Assessments and Taxation of Maryland, to be or not to be subject to any or all provisions of Title 3, Subtitle 8 of the Maryland General Corporation Law.

SECOND: The Charter of the Corporation is hereby amended by striking each of the Articles of the existing Charter of the Corporation in their entirety (other than the Articles Supplementary filed as of [the Effective Time of the Merger]), and by substituting in lieu thereof the following:

“FIRST: Corporate Name. The name of the corporation (the “Corporation”) is Constellation Energy Group, Inc.

“SECOND: Principal Office; Resident Agent. The post office address of the principal office of the Corporation in this State is 750 East Pratt Street, Baltimore, Maryland 21202. The post office address of the other principal office of the Corporation is 700 Universe Boulevard, Juno Beach, Florida 33408. The names and post office address of the Resident Agent of the

Corporation	in this State are The Corporation Trust Incorporated, 300 E. Lombard Street, Baltimore, Maryland 21202. Said Resident Agent is a Maryland corporation.

“THIRD: Purposes. The nature of the business or purposes to be conducted or promoted are:

(a) To conduct or promote the energy business, including, but not limited to, the gas and electric energy business.

(b) To engage in and carry on any other business which may conveniently be conducted in conjunction with any business of the Corporation, or otherwise, or that may benefit the interests of the Corporation.

(c) To have and exercise all powers necessary or convenient to effectuate any or all of the purposes for which the Corporation is formed.

(d) In general, to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland.

The foregoing purposes shall, except when otherwise expressed, be in no way limited or restricted by the terms of any other clause of this or any other article of the Charter or of any amendment thereto, and shall each be regarded as independent, and construed as powers as well as purposes.

The Corporation shall be authorized to exercise and enjoy all of the powers, rights and privileges granted to, or conferred upon, corporations by the general laws of the State of Maryland now or hereafter in force, and the enumeration of the foregoing powers and purposes shall not be deemed to exclude any powers, rights or privileges so granted or conferred.

“FOURTH: Duration. The duration of the Corporation is perpetual.

“FIFTH: Board of Directors.

(a) Management of Corporation. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) Number. The Board of Directors shall consist of no less than seven (7) members. The actual number of Directors shall be as set forth in the by-laws.

(c) Vacancy.

(i) Subject to Section 11(c)(i) of Article III of the by-laws of the Corporation as such section is in effect on [the date of the Effective Time of the Merger], any vacancy on the Board of Directors that results from any cause other than an increase in the number of Directors may be filled by a majority of the remaining Directors although such majority is less than a quorum, or by a sole remaining Director.

(ii) Any vacancy on the Board of Directors that results from an increase in the number of Directors may be filled only by a majority of the Board of Directors.

(d) Removal. Subject to the rights of the holders of any class separately entitled to elect one or more directors, any director, or the entire Board of Directors may be removed from office at any time, but only for cause (as defined below) and then only by the affirmative vote of the holders of at least a majority of the combined voting power of all classes of shares of capital stock entitled to vote in the election for directors voting together as a single class.

As used in this Charter, “cause” shall mean dishonesty, fraud, intentional material damage to the property or business of the Corporation, commission (resulting in conviction) of a felony or other actions not meeting the standard of care required of directors under the Maryland General Corporation Law.

(e) Other Voting Rights. Notwithstanding any other provision of this Article FIFTH, whenever the holders of any class or series of stock issued by the Corporation shall have the right, voting separately by class or series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Charter applicable thereto.

“SIXTH: Capital Stock.

(a) The total amount of capital stock which this corporation is authorized to issue is one billion three hundred twenty-five million (1,325,000,000) shares, classified as follows:

(i) one hundred twenty-five million (125,000,000) shares are Preferred Stock, $.01 par value per share, all of which are authorized but unissued and unclassified Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, by resolution adopted and filed in accordance with the Maryland General Corporation Law, to fix the number of shares in each series, the designation thereof, the voting powers, votes per share (which, in any case, shall be no greater than one vote per share), preferences, relative participating, optional or other rights thereof, conversion rights, redemption, put and sinking fund provisions, the qualifications or restrictions thereon, dividend rights, and the terms or conditions of redemption, of each series and the variations in such voting powers and preferences and rights as between series. Any shares of any class or series of Preferred Stock purchased, exchanged, converted or otherwise acquired by the Corporation, in any manner whatsoever, shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of any series of Preferred

Stock created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in these Articles of Incorporation or in such resolution or resolutions; and

(ii) the balance, one billion two hundred million (1,200,000,000) shares without par value, is Common Stock of which [            ][(            )] shares have either been issued and are now outstanding or have been reserved for issuance and [            ][(            )] shares are authorized but unissued and unreserved.

(b) The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Common Stock of the Corporation:

(i) Each share of Common Stock shall have one vote, and, except as otherwise provided in respect of any class of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock. Shares of Common Stock shall not have cumulative voting rights.

(ii) Subject to the provisions of law and any preferences of any class of stock hereafter classified or reclassified, dividends, including dividends payable in shares of another class of the Corporation’s stock, may be paid ratably on the Common Stock at such time and in such amounts as the Board of Directors may deem advisable.

(iii) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, together with the holders of any other class of stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the net assets of the Corporation remaining, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class of stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled.

“SEVENTH: Powers of the Corporation. The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and its Directors and stockholders:

(a) The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, without the approval of the stockholders of the Corporation for such consideration as is determined by the Board of Directors in accordance with applicable law.

(b) Notwithstanding any other provision contained in the Charter, the Board of Directors of the Corporation may authorize the issuance of some or all of the shares of Common Stock or Preferred Stock of any or all classes or series authorized under the Charter without certificates. This authorization shall not affect shares already represented by certificates outstanding until they are surrendered to the Corporation.

(c) No stockholder of the Corporation shall have preferential or preemptive rights to subscribe for, purchase or otherwise acquire any stock or other securities of the Corporation, now or hereafter authorized, and any and all preemptive rights are hereby denied.

(d) The Corporation reserves the right from time to time to make any amendment of its Charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the Charter, of any outstanding stock.

(e) The Board of Directors may classify and reclassify any unissued shares of stock of the Corporation (whether or not such shares have been previously classified or reclassified) by setting or changing in any one or more respects, from time to time before issuance of such shares, the class and series designations of shares of capital stock or setting or changing the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares.

(f) With respect to any corporate action to be taken by the Corporation which, under the Maryland General Corporation Law, would (in the absence of this subparagraph (f)) require the authorization or approval of a greater proportion than a majority of all votes entitled to be cast for such action to be effective and valid, such corporate action shall be effective and valid if authorized or approved by at least a majority of all the votes entitled to be cast thereon, after due authorization and/or approval and/or advice of such action by the Board of Directors as required by law.

(g) The enumeration and definition of particular powers of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Charter, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the General Laws of the State of Maryland now or hereafter in force.

“EIGHTH: Indemnification and Limitation of Liability.

(a) (i) The Corporation shall indemnify

(A) its then current and former Directors and Officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the general laws of the State of Maryland, now or hereafter in force, including the advance of expenses, under the procedures and to the full extent permitted by law, and

(B) other employees and agents, to such extent as shall be authorized by the Board of Directors or the Corporation’s by-laws and be permitted by law.

(ii) The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled.

(iii) The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to any act or omission occurring prior to such amendment or repeal.

(b) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no then current or former Director or Officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to Directors and Officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

THIRD: The authorized stock of the Corporation before this amendment was 275,000,000 shares, consisting of 250,000,000 shares of Common Stock, without par value, and 25,000,000 shares of Preferred Stock, par value $0.01 per share. The authorized stock of the Corporation after this amendment will be 1,325,000,000 shares, 1,200,000,000 of which are initially Common Stock, without par value and 125,000,000 of which are initially Preferred Stock, par value $0.01 per share. The aggregate par value of all shares having a par value was $250,000 before the amendment and is $1,250,000 as amended. The shares of capital stock of the Corporation are divided into classes, and the description, as amended and restated, of each class, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, if any, is set forth in Article SIXTH.

FOURTH: The foregoing amendment and restatement of the Charter of the Corporation has been advised by the Board of Directors and approved by the stockholders of the Corporation.

FIFTH: The resolutions of the Board of Directors of the Corporation authorize these Articles of Amendment and Restatement to be executed on their behalf by [name, TITLE] of the Corporation and attested by [name, TITLE.]

SIXTH: The current number of Directors of the Corporation is [number of directors immediately prior to the Effective Time] and the names of those currently in office who shall act until their successors are duly chosen and qualified are as follows: [names of directors immediately prior to the Effective Time].

IN WITNESS WHEREOF, Constellation Energy Group, Inc. has caused these presents to be signed in its name and on its behalf by a duly authorized [Vice President/TITLE] of the Corporation, and its corporate seal to be hereto affixed, duly attested by its [Treasurer/TITLE] on             , 200    , who each hereby (i) acknowledge that the execution of these Articles of Amendment and Restatement is the act of Constellation Energy Group, Inc. and (ii) state that to the best of their respective knowledge, information and belief, the matters and facts set forth herein are true in all material respects, such statement being made under the penalties of perjury.

CONSTELLATION ENERGY GROUP, INC.

By:
Name, Title

SEAL: CONSTELLATION ENERGY GROUP, INC.

INCORPORATED

September 22, 1995

Attest:
Name, Title

CONSTELLATION ENERGY GROUP, INC.

ARTICLES SUPPLEMENTARY

Constellation Energy Group, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “MSDAT”) that:

FIRST: The Corporation previously elected to be subject to Sections 3-803 and 3-805 of the Maryland General Corporation Law (the “MGCL”) pursuant to Articles Supplementary filed by the Corporation with the MSDAT on July 19, 1999.

SECOND: The Corporation previously elected to be subject to Sections 3-804(b) and Section 3-804(c) of the MGCL pursuant to Articles Supplementary filed by the Corporation with the MSDAT on November 21, 2001.

THIRD: Pursuant to Sections 3-802(a)(2) and 3-802(b)(3) of the MGCL, the Corporation elects not to be subject to Section 3-803 of the MGCL.

FOURTH: Pursuant to Section 3-802(a)(2) of the MGCL, the Corporation elects to remain subject to Sections 3-804(b), 3-804(c) and 3-805 of the MGCL.

FIFTH: The foregoing matters have been approved by the Board of Directors of the Corporation by resolution in the manner and by the vote required by law. Stockholder approval is not required for the filing of these Articles Supplementary.

[Signatures on following page]

IN WITNESS WHEREOF, Constellation Energy Group, Inc. has caused these presents to be signed in its name and on its behalf by its Chief Executive Officer and witnessed by its Secretary on                 , 200    .

WITNESS:		CONSTELLATION ENERGY GROUP, INC.

By:		By:
	[NAME], Secretary		[NAME], Chief Executive Officer

THE UNDERSIGNED, Chief Executive Officer of Constellation Energy Group, Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

[NAME], Chief Executive Officer

ANNEX G

Form of Amended and Restated Constellation By-laws

(To be filed by amendment.)

G-1

ANNEX H

CHARTER OF

THE AUDIT COMMITTEE OF

CONSTELLATION ENERGY GROUP, INC.

Membership

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Constellation Energy Group, Inc. (the “Company”) shall consist of at least three directors. The Board shall appoint each Committee member. In addition to meeting the criteria for Board membership set forth in the Company’s Corporate Governance Guidelines, each Committee member shall be independent as determined pursuant to the Corporate Governance Guidelines and shall meet such requirements, if any, as mandated by the New York Stock Exchange and relevant listing standards and in accordance with the requirements of applicable laws, rules and regulations. Each member of the Committee must be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee. In addition, at least one member of the Committee shall have accounting or related financial management expertise, as such qualification is interpreted by the Board in its business judgment and qualify as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission.

Committee members shall hold office for one year and until their respective successors are elected and qualified, or until their earlier resignation, removal or death. The Board shall fill all vacancies and have the right to remove members, as specified in the Company’s bylaws and/or Charter. The Board shall designate one of the members to serve as Chairman of the Committee.

Meetings/Reports

The Committee shall meet periodically, as deemed necessary by the Chairman of the Committee, but in no event less frequently than once per calendar quarter. The Chairman (or in the Chairman’s absence, another member of the Committee designated by the Chairman) shall call and preside over meetings of the Committee. The Secretary of the Company (or in the Secretary’s absence, another individual designated by the Chairman or the Secretary) shall serve as Secretary of the Committee. The Secretary shall provide notice personally or by mail, telephone, facsimile or electronically to each member of the Committee of all meetings, not later than 12:00 p.m. (Eastern Standard Time) on the day immediately preceding the scheduled meeting date, unless those members who are not able to attend such meeting waive in writing (either in advance or following such meeting) the right to such notice. Attendance at any meeting by a member shall also be deemed to constitute a waiver of the above notice requirement unless at the meeting such member clearly announces his or her objection to the failure to provide such advance notice and such member does not otherwise attend or participate in such meeting. A majority of the members of the Committee shall constitute a quorum for the transaction of business. The Secretary shall keep written minutes of the proceedings and actions of the Committee.

Periodically, the Committee will meet privately in separate executive sessions, with each of management, the internal auditors and the independent auditor.

The Committee shall periodically report on its activities to the Board and make such recommendations and findings as it deems appropriate. Each Committee member shall perform an annual evaluation of the Committee, as administered by the Nominating and Corporate Governance Committee.

Purpose

The purpose of the Committee is to assist the Board in fulfilling its oversight responsibility relating to: (i) the integrity of the Company’s financial statements; (ii) compliance with legal and regulatory requirements;

Charter of Audit Committee

Adopted October 21, 2005

(iii) the independent auditor’s qualifications and independence; (iv) the performance of the Company’s internal auditors and independent auditor; (v) risk assessment; and (vi) risk management. In addition, the Committee shall prepare the Committee report required by the proxy rules of the Securities and Exchange Commission (“SEC”) to be included in the Company’s proxy statement. The Committee is responsible for maintaining free and open communication between the Committee, the independent auditor, the internal auditors, and management of the Company and resolving any disagreements between management and the independent auditor regarding financial reporting.

In discharging its responsibilities, the Committee is not itself responsible for the planning or the performance of audits, or for any determination that the Company’s financial statements are complete and accurate, or prepared in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company, and it is the responsibility of the Company’s independent auditor to audit the Company’s financial statements.

The Committee, without having to seek Board or management approval, has the authority to conduct or authorize investigations into any matters within its scope of responsibilities, with the power to retain, at the Company’s expense, independent legal, accounting or other advisors if, in its judgment, that is appropriate. The Company shall make adequate provisions for the payment of all fees and other compensation approved by the Committee to the Company’s independent auditor, or to any consultants or experts employed by the Committee.

Responsibilities

Engagement and Oversight of Independent Auditor and Annual Audit

•	The Committee shall be responsible for the appointment (subject to shareholder ratification, if such ratification is required or sought), evaluation, termination and replacement of the Company’s independent auditor, including resolution of disagreements between management and the auditor regarding financial reporting and approval of engagement fees and terms. The independent auditor shall report directly to the Committee. The Committee shall pre-approve all audit services and permitted non-audit services to be performed for the Company by the independent auditor. The Committee may adopt policies and procedures for the pre-approval of audit and permitted non-audit services (including pre-approval of fees), as permitted by applicable laws, rules and regulations.

•	The Committee shall monitor the independence of the independent auditor. The Committee shall require that the independent auditor submit to the Committee on an annual basis the Auditor’s Statement, as defined herein. The Committee shall review with the independent auditor any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and take appropriate action in response to the independent auditor’s report to satisfy itself of the independent auditor’s independence.

•

Prior to the performance of the independent auditor’s annual audit, the Committee shall review the cost, scope and general plans for the audit and any attestations required to be provided by the independent auditor, including the adequacy of staffing and other factors that may affect the effectiveness and timeliness of such audit and/or attestation. At the conclusion of the audit and attestation, the Committee shall review the results of the audit and attestation and any comments or recommendations of the independent auditor, including management’s responses. The Committee shall review with the independent auditor any difficulties the auditor encountered in the course of the audit/attestation work, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any disagreements with management. In addition, the Committee shall review with the independent auditor any accounting adjustments that were noted or proposed by the auditor but were not

Charter of Audit Committee

Adopted October 21, 2005

included in the financial statements, and any material written communication, including any “management” or “internal control” letters issued, or proposed to be issued, by the independent auditor to the Company.

•	The Committee shall review and evaluate the qualifications, performance and independence of lead audit partners, discuss the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner and consider whether there should be a regular rotation of the independent auditor. The Committee shall ensure the regular rotation of the lead audit partner, as required by law.

Reports from Independent Auditor

•	Annually, the Committee shall review a report (the “Auditor’s Statement”) by the independent auditor describing: (i) the independent auditor’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) the relationships between the independent auditor and the Company or any affiliate, including each non-audit service provided to the Company and the matters set forth in Independence Standards Board Standard No. 1.

•	Quarterly and prior to the release of the Company’s earnings for such quarter or the fiscal year, as appropriate, the Committee shall obtain from the independent auditor a report detailing: (i) critical accounting policies and practices to be used; (ii) alternative treatments of financial information within generally accepted accounting principles that have been discussed with management of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; (iii) a summary of fees and expenses in a format sufficient for the Company to meet its reporting obligations under applicable laws, rules and regulations; and (iv) other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards, applicable laws, rules and regulations, and listing standards.

•	Annually, the Committee shall obtain from the independent auditor a report on its compliance with Section 10A of the Securities Exchange Act of 1934.

Accounting and Financial Reporting

•

The Committee shall meet to review and discuss with management and the independent auditor the Company’s annual audited financial statements to be included in the Company’s annual report on Form 10-K, including reviewing the specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (i) the independent auditor’s opinion with respect to the clarity of disclosures in the financial statements, (ii) the independent auditor’s judgment as to the quality of the accounting principles used in the preparation of the financial statements, (iii) any changes in the accounting policies or principles applied by the Company, (iv) the reasonableness of significant judgments, (v) any material correcting adjustments that have been identified by the independent auditor, and any material unadjusted differences, (vi) any major issues as to the adequacy of the Company’s internal control over financial reporting, and (vii) any special steps taken in light of any material control deficiencies or weaknesses. The Committee shall also discuss the results of the annual audit and any required attestation and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards, applicable law or listing standards, including matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as it may be amended or supplemented from time-to-time including by SAS No. 90. Based on such

Charter of Audit Committee

Adopted October 21, 2005

discussion, the Committee shall make a determination whether to recommend to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K. The Committee shall also authorize the filing of the Company’s annual report on Form 10-K.

•	The Committee shall meet to review and discuss with management and the independent auditor the Company’s quarterly financial statements to be included in the Company’s quarterly reports on Form 10-Q, including reviewing the specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and shall (i) discuss the independent auditor’s opinion with respect to such financial statements to determine that management and the independent auditor are satisfied with the content and disclosures in the financial statements that are included in the Company’s quarterly reports on Form 10-Q; (ii) discuss with the independent auditor the matters required to be discussed by SAS No. 61; and (iii) discuss the results of the independent auditor’s review of the Company’s quarterly financial information conducted in accordance with SAS No. 71.

•	Quarterly, the Committee shall discuss any issues regarding critical accounting policies, accounting principles, practices and judgments, and any significant unusual non-operating or non-recurring items.

•	Periodically, the Committee shall discuss with management, the internal auditors and the independent auditor the effect of new proposed regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements and other public disclosures.

Earnings and Other Financial Information

•	The Committee shall discuss with management the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be done generally (i.e., discussions of the types of information to be disclosed and type of presentation to be made). The Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

Proxy and Other Reports

•	The Committee shall prepare any report that is required to be prepared by the Committee and included in the Company’s proxy statement or any other required report. The Committee shall review any public disclosures to be made by the Company regarding audit and non-audit services provided by the independent auditor.

Internal Audit Function

•	Periodically, the Committee shall review the internal audit function of the Company, including the independence of its reporting obligations and the adequacy of the internal audit staffing.

•	Periodically, the Committee shall review and approve the proposed internal audit plans, and review progress reports on the conduct of the internal audit plan, a summary of findings from completed internal audits, and the status of open recommendations from previously completed internal audits.

•	The Chairman of the Committee shall be consulted prior to the appointment or removal of the head of internal audit.

Internal Controls

•	Quarterly the Committee shall discuss with management, the independent auditor and the internal auditors the Company’s disclosure controls and procedures and internal control over financial reporting

Charter of Audit Committee

Adopted October 21, 2005

(as defined by the rules of the SEC and the Public Company Accounting Oversight Board) and management’s evaluation of the effectiveness of such controls and procedures, as well as any required attestations to be provided by the independent auditor.

•	Quarterly the Committee shall discuss with management any report or certification required to be included in the Company’s quarterly reports on Form 10-Q or annual report on Form 10-K, including with respect to: (i) the design and operation of internal control over financial reporting; (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; and (iii) any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

•	Periodically, the Committee shall discuss with management, the independent auditor and the internal auditor, the adequacy and effectiveness of the Company’s other internal controls, elicit recommendations for the improvement of such other internal controls and review management’s responses thereto.

Legal/Compliance

•	Periodically, the Committee shall meet with the Company’s General Counsel to discuss any legal matters that could have a material impact on the Company’s financial statements, and the Company’s compliance with applicable laws, rules and regulations and listing standards. In addition, the Committee shall periodically meet with the General Counsel to receive and discuss a report on any material violations or potential material violations of law, breaches of duty to the Company and other substantial legal concerns, such as significant litigation and contingent liabilities, which have come to the attention of the General Counsel. The Committee shall meet at least annually in executive session with the General Counsel to review the foregoing matters.

•	Periodically, the Committee shall meet with the Chief Compliance Officer and other management with respect to the Company’s compliance program generally, and review: (i) the dissemination of the Company’s Principles of Business Integrity; (ii) the Chief Compliance Officer’s review of compliance communications and training sessions generally, including their effectiveness; (iii) the results of any audits relating to compliance with laws or standards of conduct; (iv) the reporting system established under the Company’s compliance program; and (v) any recommendations made by the Chief Compliance Officer to management and implementation actions by management. The Committee shall meet at least annually in executive session with the Chief Compliance Officer to review the foregoing matters.

•	The Committee shall provide direction to the Chief Compliance Officer, Chief Financial Officer and Chief Audit Officer regarding any reported concerns regarding accounting, internal accounting controls or auditing matters.

•	The Committee shall report to the Board as needed with respect to the Committee’s meetings with the General Counsel, Chief Compliance Officer and other management, and with respect to the compliance program generally.

Risk Management

•	Periodically, the Committee shall review and discuss with management the Company’s major risk exposures (whether financial, operating or otherwise) and the measures management has taken to monitor, measure and control such exposures, including the guidelines and policies that govern the process by which risk assessment and management is undertaken and elicit recommendations for the improvement of the Company’s risk assessment and mitigation procedures.

Charter of Audit Committee

Adopted October 21, 2005

Receipt of Complaints

•	The Committee shall establish procedures for: (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	The Committee shall periodically review with management and the independent auditor any correspondence with, or action by, regulators or government agencies or published reports that raise concerns regarding the Company’s financial statements, accounting or auditing matters.

Employment of Former Audit Staff

•	The Committee shall approve guidelines for the Company’s hiring of former employees of the independent auditor, which shall meet the requirements of applicable laws, rules and regulations and listing standards.

Delegation

•	The Committee may delegate any of its responsibilities to one or more members of the Committee, to the extent permitted by applicable laws, rules and regulations and listing standards.

Charter of Audit Committee

Adopted October 21, 2005

ANNEX I

FPL GROUP, INC. AUDIT COMMITTEE CHARTER

I.	Purpose

The Audit Committee is appointed by the Board of Directors of FPL Group, Inc. (the “Board”) to assist the Board in monitoring (1) the integrity of the financial statements of the Corporation, (2) the independent auditor’s qualifications and independence, (3) the performance of the Corporation’s internal audit function and independent auditor, (4) the compliance by the Corporation with legal and regulatory requirements, and (5) the Corporation’s system of disclosure controls and system of internal controls relating to its accounting and financial reporting processes.

The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Corporation’s annual proxy statement, and shall prepare such reports, confirmations and affirmations as may be required by the New York Stock Exchange from time to time, or requested by the Corporation in connection with any such reports, confirmations and affirmations.

II.	Membership

The Committee shall consist of no fewer than three directors. The members of the Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. At least one member of the Committee shall be an “audit committee financial expert” as defined by rules of the Commission. Committee members shall not simultaneously serve on the audit committees of more than two other public companies, unless specifically approved by the Board. The members of the Committee shall be appointed by the Board on the recommendation of the Governance & Nominating Committee, and may be replaced by the Board.

III.	Committee Chairman

One member of the Committee shall be designated its Chairman and shall preside over the meetings of the Committee and report to the Board.

IV.	Reporting

The Committee shall report its activities to the full Board on a regular basis.

V.	Review and Evaluation

The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review the Committee’s own performance.

VI.	Administrative Secretary

The Committee shall designate an administrative secretary who shall not be a member of the Committee. The administrative secretary shall keep minutes of the meetings of the Committee and perform such other functions as are designated by the Committee.

VII.	Authority and Responsibilities

General

The Committee shall have the sole authority to appoint or replace the independent auditor (the “independent auditor”) (subject, if applicable, to shareholder ratification), and the independent auditor will report directly to the Committee. The Committee will be directly responsible for the engagement, compensation, retention and oversight of the work of the independent auditor engaged for any audit, review or attest services, including the resolution of any disagreements between management and the independent auditor regarding the Corporation’s financial reporting.

The Committee will pre-approve all audit, audit related, and all permitted non-audit services to be performed for the Corporation by the independent auditor, including the fees therefor and other material terms thereof. Such pre-approval will not be required with respect to permitted non-audit services which meet the requirements of the de minimus exception described in Section 10A(i)(1)(B) of the Exchange Act. The Committee may, in its discretion and consistent with Commission rules, establish pre-approval policies and procedures with respect to audit, audit related, and permitted non-audit services, and may form and delegate authority (including the authority to pre-approve audit, audit related, and permitted non-audit services) to subcommittees consisting of one or more Committee members (provided that any subcommittee decision to pre-approve such services will be presented to the full Committee at its next scheduled meeting).

The Committee shall have the authority to retain outside counsel, accountants or other advisors for such purposes as the Committee, in its sole discretion, determines to be necessary to carry out its responsibilities. The Corporation shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services and to any other such advisors employed by the Committee.

The Committee, to the extent necessary or as it deems appropriate, will:

Financial Statement and Disclosure Matters

•	Meet to review and discuss with management and the independent auditor the annual audited financial statements of the Corporation, including reviewing disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”), and recommend to the Board whether such audited financial statements should be included in the Corporation’s Form 10-K.

•	Meet to review and discuss with management and the independent auditor the Corporation’s quarterly financial statements (including reviewing disclosures made in MD&A).

•	Review major issues regarding accounting principles and financial statement presentations, including any significant changes made in the Corporation’s selection or application of accounting principles and practices, any major issues as to the adequacy of the Corporation’s internal controls and any special steps adopted in light of material control deficiencies.

•	Review and discuss reports from the independent auditor on:

•	Critical accounting policies and practices to be used, as identified to the Committee by the independent auditor.

•	All alternative treatments of financial information within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

•	Other material written communications between the independent auditor and management, such as any schedule of unadjusted differences and any “management letter” or “internal control letter” issued or proposed to be issued by the independent auditor.

•	Review and discuss with management and the independent auditor management’s internal control report required to be included in the Corporation’s annual report on Form 10-K, management’s assessment of the internal control structure and procedures of the Corporation for financial reporting, and the independent auditor’s attestation of management’s assessment.

•	Afford the chief financial officer and chief accounting officer open lines of communication to the Committee.

•	Discuss with management the earnings press releases of the Corporation, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. This may be done generally through a discussion from time to time (and need not be in advance of each such release or provision of such guidance) of the types of information to be disclosed and the types of presentations to be made.

•	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives on the Corporation’s financial statements.

•	Discuss with management and the independent auditor the effect of off-balance sheet structures on the Corporation’s financial statements.

•	Discuss with management the Corporation’s major financial risk exposures and an overview of the steps management has taken to monitor and control such exposures, including the Corporation’s risk assessment and risk management policies.

•	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

•	Review disclosures made to the Committee by the Corporation’s CEO and CFO during their certification process for the Form 10-K and Forms 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls.

Oversight of the Corporation’s Internal Audit Function

•	Afford the Corporation’s senior internal audit officer unrestricted access to the Committee.

•	Review the appointment and replacement of the senior internal audit officer.

•	Review the significant reports to management prepared by the internal auditing department and management’s responses.

•	Discuss with management and the independent auditor the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

•	Discuss the adequacy of the internal audit program with the senior internal audit officer.

•	Review with the senior internal audit officer, on at least an annual basis, the proposed schedule for audits for the next fiscal year.

Oversight of the Corporation’s Relationship with the Independent Auditor

In addition to the matters listed above under “General”:

•

Obtain, review and evaluate a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Corporation, addressing the matters set forth in Independence Standards Board Standard No. 1. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors.

•	Review and evaluate the qualifications, independence and performance of the independent auditor, including the lead partner of the independent auditor team.

•	Based on the foregoing reviews and evaluations, present its conclusions with respect to the independent auditor’s qualifications, performance and independence to the Board.

•	Confirm the rotation of the independent auditor’s lead partner and concurring partner, as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to replace the independent auditing firm from time to time.

•	Meet with the independent auditor prior to the audit to discuss the scope, planning and staffing of the audit.

•	Determine policies for the Corporation’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Corporation, and monitor compliance with such policies.

•	Review and consider such other matters in relation to the external audit of the Corporation as the Committee, in its discretion, may determine to be advisable.

•	Provide routine open access to both the Committee and the Board to discuss any matters thought appropriate.

Compliance Oversight Responsibilities

•	Obtain from the independent auditor assurance that its audit does not require a response under Section 10A(b) of the Exchange Act.

•	Obtain from the independent auditor confirmation that neither it nor any affiliate has provided any services which are prohibited under applicable laws and regulations relating to the qualifications of accountants.

•	Obtain reports from management with respect to the conformity of the Corporation and its affiliated entities with applicable legal requirements, and review the process for monitoring compliance with the Corporation’s Code of Business Conduct and Ethics and with any code of ethics adopted for the Corporation’s chief executive officer and senior financial officers, including review of any violations and waivers of such code of ethics.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Corporation’s financial statements or accounting policies.

•	Discuss with the Corporation’s General Counsel legal matters that may have a material impact on the financial statements, internal controls or the Corporation’s compliance policies.

VIII.	Meetings

The Committee shall meet:

•	Four times during the year, at the principal offices of the Corporation or as directed by the Chairman of the Committee.

•	Quarterly, by telephone conference, prior to the Corporation’s earnings press release.

•	As otherwise called by the Chairman of the Committee or as directed by the Board. The Committee shall meet periodically with management, the internal auditors and the independent auditor in separate sessions.

While the Committee has the responsibilities and powers set forth in this Charter, the Committee’s role is one of oversight. It is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. It is not the duty of the Committee to conduct investigations or to assure compliance with laws and regulations and the Corporation’s Code of Business Conduct and Ethics.

Adopted May 1, 2003; Revised July 29, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The following description of indemnification allowed under Maryland statutory law is a summary rather than a complete description. Reference is made to Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland, which is incorporated herein by reference, and the following summary is qualified in its entirety by such reference.

By a Maryland statute, a Maryland corporation may indemnify any director who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (“Proceeding”) by reason of the fact that he or she is a present or former director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan (“Director”). Such indemnification may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him or her in connection with the Proceeding unless it is proven that (a) the act or omission of the Director was material to the matter giving rise to the Proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty; or (b) the Director actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal proceeding, the Director had reasonable cause to believe his or her act or omission was unlawful. However, the corporation may not indemnify any Director in connection with a Proceeding by or in the right of the corporation if the Director has been adjudged to be liable to the corporation. A Director or officer who has been successful in the defense of any Proceeding described above shall be indemnified against reasonable expenses incurred in connection with the Proceeding. The corporation may not indemnify a Director in respect of any Proceeding charging improper personal benefits to the Director in which the Director was adjudged to be liable on the basis that personal benefit was improperly received. The corporation may not indemnify a director or advance expenses for a proceeding brought by the director against the corporation except if the proceeding is brought to enforce indemnification by the corporation or if the corporation’s charter or by-laws, a board resolution or contract provides otherwise. Notwithstanding the above provisions, a court of appropriate jurisdiction, upon application of the Director, may order indemnification if it determines that in view of all the relevant circumstances, the Director is fairly and reasonably entitled to indemnification; however, indemnification with respect to any Proceeding by or in the right of the corporation or in which liability was adjudged on the basis that personal benefit was improperly received shall be limited to expenses. A corporation may advance reasonable expenses to a Director under certain circumstances upon receipt by the corporation of a written undertaking by or on behalf of such Director to repay the amount if it shall ultimately be determined that the standard of conduct necessary for indemnification by the corporation has not been met and a written affirmation by the Director of the Director’s good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized in Section 2-418 has been met.

A corporation may indemnify and advance expenses to an officer of the corporation to the same extent that it may indemnify Directors under the statute.

The indemnification and advancement of expenses provided by statute is not exclusive of any other rights, by indemnification or otherwise, to which a Director or officer may be entitled under the charter, by-laws, a resolution of stockholders or directors, an agreement or otherwise.

A corporation may purchase and maintain insurance on behalf of any person who is or was a Director or officer, whether or not the corporation would have the power to indemnify a Director or officer against liability under the provision of this section of Maryland law. Further, a corporation may provide similar protection, including a trust fund, letter of credit or surety bond, not inconsistent with the statute.

Article Eighth of Constellation’s charter reads as follows:

“(a)(i) The Corporation shall indemnify

(A) its then current and former Directors and Officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the general laws of the State of Maryland, now or hereafter in force, including the advance of expenses, under the procedures and to the full extent permitted by law, and

(B) other employees and agents, to such extent as shall be authorized by the Board of Directors or the Corporation’s by-laws and be permitted by law.

(ii) The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled.

(iii) The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to any act or omission occurring prior to such amendment or repeal.

(b) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no then current or former Director or Officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to Directors and Officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.”

Article V of Constellation’s by-laws reads as follows:

“The Corporation shall indemnify all Directors, Officers and employees to the fullest extent permitted by the general laws of the State of Maryland, as in effect from time to time, and, to the extent permitted thereby, shall pay or reimburse expenses in advance of final disposition of a proceeding. The Corporation will follow the procedures required by applicable law in determining persons eligible for indemnification and in making indemnification payments and advances.

The indemnification and advance of expenses provided by the Charter and these By-laws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advance of expenses may be entitled under any law (common or statutory), or any agreement, vote of stockholders or disinterested Directors or other provision that is consistent with law, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed or acting as agent for the corporation, shall continue in respect of all events occurring while a person was a Director or Officer after such person has ceased to be a Director or Officer, and shall inure to the benefits of the estate, heirs, executors and administrators of such person. All rights to indemnification and advance of expenses under the Charter of the Corporation and hereunder shall be deemed to be a contract between the Corporation and each Director or Officer of the Corporation who serves or served in such capacity at any time while this by-law is in effect. Nothing herein shall prevent the amendment of this by-law, provided that no such amendment shall diminish the rights of any person hereunder with respect to events occurring or claims made before its adoption or as to claims made after its adoption in respect of events occurring before its adoption. Any repeal or modification of this by-law shall not in any way diminish any rights to indemnification or advance of expenses of such Director or Officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this by-law or any provision hereof is in force.

The invalidity or unenforceability of any provision of this Article V shall not affect the validity or enforceability of any other provision hereof. The phrase “this by-law” in this Article V means this Article V in its entirety.”

The directors and officers of Constellation are covered by insurance indemnifying them against certain liabilities which might be incurred by them in their capacities as such, including certain liabilities arising under the Securities Act of 1933. The premium for this insurance is paid by Constellation.

Item 21.	Exhibits and Financial Statement Schedules

(a) The following Exhibits are filed herewith unless otherwise indicated:

Exhibit Number	Document
2.1	Agreement and Plan of Merger, dated as of December 18, 2005, among Constellation Energy Group, Inc., CF Merger Corporation and FPL Group, Inc. which is attached to the joint proxy statement/prospectus which forms a part of this registration statement as Annex A.

3.1	Articles of Amendment and Restatement of the Charter of Constellation Energy Group, Inc. as of April 30, 1999 (incorporated by reference to Exhibit No. 99.2 to Constellation’s Current Report on Form 8-K dated April 30, 1999).

3.2	Articles Supplementary to the Charter of Constellation Energy Group, Inc., as of July 19, 1999 (incorporated by reference to Exhibit No. 99.1 to Constellation’s Current Report on Form 8-K dated July 19, 1999).

3.3	Certificate of Correction to the Charter of Constellation Energy Group, Inc. as of September 13, 1999 (incorporated by reference to Exhibit No. 3(c) to Constellation’s Annual Report on Form 10-K for the year ended December 31, 1999).

3.4	Articles Supplementary to the Charter of Constellation Energy Group, Inc. as of November 20, 2001 (incorporated by reference to Exhibit No. 3(e) to Constellation’s Annual Report on Form 10-K for the year ended December 31, 2001).

3.5	By-laws of Constellation Energy Group, Inc., as amended to February 27, 2004 (incorporated by reference to Exhibit No. 3(a) to Constellation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).

5.1	Opinion of Charles A. Berardesco, Esq. regarding the validity of the securities being registered.

8.1	Form of opinion of Kirkland & Ellis LLP regarding material federal income tax consequences relating to the merger.

8.2	Form of opinion of Cravath, Swaine & Moore LLP regarding material federal income tax consequences relating to the merger.

10.1	Letter Agreement, dated December 18, 2005, by and between Constellation Energy Group, Inc. and Mayo A. Shattuck III (incorporated by reference to Exhibit 10.1 of Constellation’s Current Report on Form 8-K filed on December 19, 2005).

10.2	Amended and Restated Change in Control Severance Agreement, dated December 18, 2005, by and between Constellation Energy Group, Inc. and Mayo A. Shattuck III (incorporated by reference to Exhibit 10.2 of Constellation’s Current Report on Form 8-K filed on December 19, 2005).

10.3	Amended and Restated Change in Control Severance Agreement, dated January 9, 2006, by and between Constellation Energy Group, Inc. and Thomas V. Brooks (incorporated by reference to Exhibit 10(f) of Constellation’s Annual Report on Form 10-K for the year ended December 31, 2005).

10.4	Amended and Restated Change in Control Severance Agreement, dated December 20, 2005, by and between Constellation Energy Group, Inc. and Michael J. Wallace (incorporated by reference to Exhibit 10(s) of Constellation’s Annual Report on Form 10-K for the year ended December 31, 2005).

Exhibit Number	Document
10.5	Amended and Restated Change in Control Severance Agreement, dated December 16, 2005, by and between Constellation Energy Group, Inc. and E. Follin Smith (incorporated by reference to Exhibit 10(y) of Constellation’s Annual Report on Form 10-K for the year ended December 31, 2005).

10.6	Amended and Restated Change in Control Severance Agreement, dated January 27, 2006, by and between Constellation Energy Group, Inc. and John R. Collins (incorporated by reference to Exhibit 10(bb) of Constellation’s Annual Report on Form 10-K for the year ended December 31, 2005).

10.7	Amended and Restated Change in Control Severance Agreement, dated December 16, 2005, by and between Constellation Energy Group, Inc. and Marc L. Ugol (incorporated by reference to Exhibit 10(cc) of Constellation’s Annual Report on Form 10-K for the year ended December 31, 2005).

10.8	Amended and Restated Change in Control Severance Agreement, dated December 20, 2005, by and between Constellation Energy Group, Inc. and Irving B. Yoskowitz (incorporated by reference to Exhibit 10(dd) of Constellation’s Annual Report on Form 10-K for the year ended December 31, 2005).

10.9	Waiver and Release dated April 28, 2006 by Mayo A. Shattuck III (filed as Exhibit 10(ee) to Constellation’s Form 10-K/A for the year ended December 31, 2005).

10.10	Waiver and Release dated June 23, 2006 by Mayo A. Shattuck III (filed as Exhibit 10 to Constellation’s Form 8-K filed on June 23, 2006).

10.11	Form of Executive Retention Employment Agreement between FPL Group, Inc. and each of Lewis Hay, III, Armando J. Olivera and Antonio Rodriguez (filed as Exhibit 10(a) to FPL Group’s Form 10-Q for the quarter ended June 30, 2002).

10.12	Form of Executive Retention Employment Agreement between FPL Group, Inc. and each of Moray P. Dewhurst, John A. Stall and James L. Robo (filed as Exhibit 10(b) to FPL Group’s Form 10-Q for the quarter ended June 30, 2002).

10.13	Amendment to Executive Retention Employment Agreement between FPL Group, Inc. and Armando J. Olivera, dated as of October 17, 2003 (filed as Exhibit 10(a) to FPL Group’s Form 10-Q for the quarter ended September 30, 2003).

10.14	Form of Executive Retention Employment Agreement between FPL Group, Inc. and each of Robert H. Escoto, Robert L. McGrath and Edward F. Tancer (filed as Exhibit 10(x) to FPL Group’s Form 10-K for the year ended December 31, 2004).

10.15	Amendment dated as of December 18, 2005 to the Executive Retention Employment Agreement dated as of June 17, 2002 by and between FPL Group, Inc. and Lewis Hay, III (filed as Exhibit 10(y) to FPL Group’s Form 10-K for the year ended December 31, 2005).

10.16	Amendment dated as of December 18, 2005 to the Executive Retention Employment Agreement dated as of June 10, 2002 by and between FPL Group, Inc. and Moray P. Dewhurst (filed as Exhibit 10(z) to FPL Group’s Form 10-K for the year ended December 31, 2005).

10.17	Form of Amendment dated as of December 18, 2005 to the Executive Retention Employment Agreement between FPL Group, Inc. and each of Robert H. Escoto, Robert L. McGrath, Armando J. Olivera, James L. Robo, Antonio Rodriguez, John A. Stall, and Edward F. Tancer (filed as Exhibit 10(aa) to FPL Group’s Form 10-K for the year ended December 31, 2005).

10.18	Employment Agreement between FPL Group, Inc. and Lewis Hay, III dated February 25, 2005 (filed as Exhibit 10(y) to FPL group’s Form 10-K for the year ended December 31, 2004).

10.19	Amendment dated as of December 15, 2005 to the Employment Agreement dated as of February 25, 2005 between FPL Group, Inc. and Lewis Hay, III (filed as Exhibit 10(cc) to FPL Group’s Form 10-K for the year ended December 31, 2005).

Exhibit Number	Document

21.1	List of Subsidiaries of Constellation Energy Group, Inc. (incorporated by reference to Exhibit 21 of Constellation’s Annual Report on Form 10-K for the year ended December 31, 2005).

23.1	Consent of Charles A. Berardesco, Esq. (included in the opinion filed as Exhibit 5.1 to this registration statement).

23.2	Consent of PricewaterhouseCoopers LLP (for Constellation Energy Group, Inc.).

23.3	Consent of Deloitte & Touche LLP (for FPL Group, Inc.).

23.4	Consent of Kirkland & Ellis LLP (included in the opinion filed as Exhibit 8.1 to this registration statement).

23.5	Consent of Cravath, Swaine & Moore LLP (included in the opinion filed as Exhibit 8.2 to this registration statement).

24.1	Power of Attorney (included on the signature page to this registration statement).

99.1	Form of Constellation Energy Group, Inc. Proxy Card.*

99.2	Form of Constellation Energy Group, Inc. Employee Savings Plan Proxy Card.*

99.3	Form of Constellation Energy Group, Inc. Represented Employee Savings Plan for Nine Mile Point Proxy Card.*

99.4	Form of Constellation Energy Group, Inc. Long-Term Incentive Plan Proxy Card.*

99.5	Form of FPL Group, Inc. Proxy Card.*

99.6	Form of FPL Group, Inc. Employee Retirement Savings Plan Proxy Card.*

99.7	Consent of Morgan Stanley & Co. Incorporated.

99.8	Consent of Goldman, Sachs & Co.

99.9	Consent of Merrill Lynch Pierce, Fenner & Smith Incorporated.

99.10	Consent of Lehman Brothers Inc.

99.11	Consent of Lewis Hay, III to be named a director of Constellation upon completion of the merger.

*	To be filed by amendment.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(c)(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Baltimore, state of Maryland, on June 23, 2006.

CONSTELLATION ENERGY GROUP, INC.
(Registrant)

By:	/s/ MAYO A. SHATTUCK III
Mayo A. Shattuck III
Chairman, President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Mayo A. Shattuck III, Irving B. Yoskowitz and Charles A. Berardesco, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ M. A. SHATTUCK III M. A. Shattuck III	Chairman, President and Chief Executive Officer (Principal Executive Officer)	June 23, 2006

/s/ E. F. SMITH E. F. Smith	Executive Vice President, Chief Financial Officer and Chief Administrative Officer (Principal Financial and Accounting Officer)	June 23, 2006

/s/ Y. C. DE BALMANN Y. C. de Balmann	Director	June 23, 2006

/s/ D. L. BECKER D. L. Becker	Director	June 23, 2006

/s/ J. T. BRADY J. T. Brady	Director	June 23, 2006

/s/ F. P. BRAMBLE, SR. F. P. Bramble, Sr.	Director	June 23, 2006

Name	Title	Date

/s/ E. A. CROOKE E. A. Crooke	Director	June 23, 2006

/s/ J. R. CURTISS J. R. Curtiss	Director	June 23, 2006

/s/ F. A. HRABOWSKI, III F. A. Hrabowski, III	Director	June 23, 2006

/s/ N. LAMPTON N. Lampton	Director	June 23, 2006

/s/ R. J. LAWLESS R. J. Lawless	Director	June 23, 2006

/s/ L. M. MARTIN L. M. Martin	Director	June 23, 2006

/s/ M. D. SULLIVAN M. D. Sullivan	Director	June 23, 2006

INDEX TO EXHIBITS

Exhibit Number	Document
2.1	Agreement and Plan of Merger, dated as of December 18, 2005, among Constellation Energy Group, Inc., CF Merger Corporation and FPL Group, Inc. which is attached to the joint proxy statement/prospectus which forms a part of this registration statement as Annex A.

3.1	Articles of Amendment and Restatement of the Charter of Constellation Energy Group, Inc. as of April 30, 1999 (incorporated by reference to Exhibit No. 99.2 to Constellation’s Current Report on Form 8-K dated April 30, 1999).

3.2	Articles Supplementary to the Charter of Constellation Energy Group, Inc., as of July 19, 1999 (incorporated by reference to Exhibit No. 99.1 to Constellation’s Current Report on Form 8-K dated July 19, 1999).

3.3	Certificate of Correction to the Charter of Constellation Energy Group, Inc. as of September 13, 1999 (incorporated by reference to Exhibit No. 3(c) to Constellation’s Annual Report on Form 10-K for the year ended December 31, 1999).

3.4	Articles Supplementary to the Charter of Constellation Energy Group, Inc. as of November 20, 2001 (incorporated by reference to Exhibit No. 3(e) to Constellation’s Annual Report on Form 10-K for the year ended December 31, 2001).

3.5	By-laws of Constellation Energy Group, Inc., as amended to February 27, 2004 (incorporated by reference to Exhibit No. 3(a) to Constellation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).

5.1	Opinion of Charles A. Berardesco, Esq. regarding the validity of the securities being registered.

8.1	Form of opinion of Kirkland & Ellis LLP regarding material federal income tax consequences relating to the merger.

8.2	Form of opinion of Cravath, Swaine & Moore LLP regarding material federal income tax consequences relating to the merger.

10.1	Letter Agreement, dated December 18, 2005, by and between Constellation Energy Group, Inc. and Mayo A. Shattuck III (incorporated by reference to Exhibit 10.1 of Constellation’s Current Report on Form 8-K filed on December 19, 2005).

10.2	Amended and Restated Change in Control Severance Agreement, dated December 18, 2005, by and between Constellation Energy Group, Inc. and Mayo A. Shattuck III (incorporated by reference to Exhibit 10.2 of Constellation’s Current Report on Form 8-K filed on December 19, 2005).

10.3	Amended and Restated Change in Control Severance Agreement, dated January 9, 2006, by and between Constellation Energy Group, Inc. and Thomas V. Brooks (incorporated by reference to Exhibit 10(f) of Constellation’s Annual Report on Form 10-K for the year ended December 31, 2005).

10.4	Amended and Restated Change in Control Severance Agreement, dated December 20, 2005, by and between Constellation Energy Group, Inc. and Michael J. Wallace (incorporated by reference to Exhibit 10(s) of Constellation’s Annual Report on Form 10-K for the year ended December 31, 2005).

10.5	Amended and Restated Change in Control Severance Agreement, dated December 16, 2005, by and between Constellation Energy Group, Inc. and E. Follin Smith (incorporated by reference to Exhibit 10(y) of Constellation’s Annual Report on Form 10-K for the year ended December 31, 2005).

10.6	Amended and Restated Change in Control Severance Agreement, dated January 27, 2006, by and between Constellation Energy Group, Inc. and John R. Collins (incorporated by reference to Exhibit 10(bb) of Constellation’s Annual Report on Form 10-K for the year ended December 31, 2005).

Exhibit Number	Document
10.7	Amended and Restated Change in Control Severance Agreement, dated December 16, 2005, by and between Constellation Energy Group, Inc. and Marc L. Ugol (incorporated by reference to Exhibit 10(cc) of Constellation’s Annual Report on Form 10-K for the year ended December 31, 2005).

10.8	Amended and Restated Change in Control Severance Agreement, dated December 20, 2005, by and between Constellation Energy Group, Inc. and Irving B. Yoskowitz (incorporated by reference to Exhibit 10(dd) of Constellation’s Annual Report on Form 10-K for the year ended December 31, 2005).

10.9	Waiver and Release dated April 28, 2006 by Mayo A. Shattuck III (filed as Exhibit 10(ee) to Constellation’s Form 10-K/A for the year ended December 31, 2005).

10.10	Waiver and Release dated June 23, 2006 by Mayo A. Shattuck III (filed as Exhibit 10 to Constellation’s Form 8-K filed on June 23, 2006).

10.11	Form of Executive Retention Employment Agreement between FPL Group, Inc. and each of Lewis Hay, III, Armando J. Olivera and Antonio Rodriguez (filed as Exhibit 10(a) to FPL Group’s Form 10-Q for the quarter ended June 30, 2002).

10.12	Form of Executive Retention Employment Agreement between FPL Group, Inc. and each of Moray P. Dewhurst, John A. Stall and James L. Robo (filed as Exhibit 10(b) to FPL Group’s Form 10-Q for the quarter ended June 30, 2002).

10.13	Amendment to Executive Retention Employment Agreement between FPL Group, Inc. and Armando J. Olivera, dated as of October 17, 2003 (filed as Exhibit 10(a) to FPL Group’s Form 10-Q for the quarter ended September 30, 2003).

10.14	Form of Executive Retention Employment Agreement between FPL Group, Inc. and each of Robert H. Escoto, Robert L. McGrath and Edward F. Tancer (filed as Exhibit 10(x) to FPL Group’s Form 10-K for the year ended December 31, 2004).

10.15	Amendment dated as of December 18, 2005 to the Executive Retention Employment Agreement dated as of June 17, 2002 by and between FPL Group, Inc. and Lewis Hay, III (filed as Exhibit 10(y) to FPL Group’s Form 10-K for the year ended December 31, 2005).

10.16	Amendment dated as of December 18, 2005 to the Executive Retention Employment Agreement dated as of June 10, 2002 by and between FPL Group, Inc. and Moray P. Dewhurst (filed as Exhibit 10(z) to FPL Group’s Form 10-K for the year ended December 31, 2005).

10.17	Form of Amendment dated as of December 18, 2005 to the Executive Retention Employment Agreement between FPL Group, Inc. and each of Robert H. Escoto, Robert L. McGrath, Armando J. Olivera, James L. Robo, Antonio Rodriguez, John A. Stall, and Edward F. Tancer (filed as Exhibit 10(aa) to FPL Group’s Form 10-K for the year ended December 31, 2005).

10.18	Employment Agreement between FPL Group, Inc. and Lewis Hay, III dated February 25, 2005 (filed as Exhibit 10(y) to FPL group’s Form 10-K for the year ended December 31, 2004).

10.19	Amendment dated as of December 15, 2005 to the Employment Agreement dated as of February 25, 2005 between FPL Group, Inc. and Lewis Hay, III (filed as Exhibit 10(cc) to FPL Group’s Form 10-K for the year ended December 31, 2005).

21.1	List of Subsidiaries of Constellation Energy Group, Inc. (incorporated by reference to Exhibit 21 of Constellation’s Annual Report on Form 10-K for the year ended December 31, 2005).

23.1	Consent of Charles A. Berardesco, Esq. (included in the opinion filed as Exhibit 5.1 to this registration statement).

23.2	Consent of PricewaterhouseCoopers LLP (for Constellation Energy Group, Inc.).

Exhibit Number	Document

23.3	Consent of Deloitte & Touche LLP (for FPL Group, Inc.).

23.4	Consent of Kirkland & Ellis LLP (included in the opinion filed as Exhibit 8.1 to this registration statement).

23.5	Consent of Cravath, Swaine & Moore LLP (included in the opinion filed as Exhibit 8.2 to this registration statement).

24.1	Power of Attorney (included on the signature page to this registration statement).

99.1	Form of Constellation Energy Group, Inc. Proxy Card.*

99.2	Form of Constellation Energy Group, Inc. Employee Savings Plan Proxy Card.*

99.3	Form of Constellation Energy Group, Inc. Represented Employee Savings Plan for Nine Mile Point Proxy Card.*

99.4	Form of Constellation Energy Group, Inc. Long-Term Incentive Plan Proxy Card.*

99.5	Form of FPL Group, Inc. Proxy Card.*

99.6	Form of FPL Group, Inc. Employee Retirement Savings Plan Proxy Card.*

99.7	Consent of Morgan Stanley & Co. Incorporated.

99.8	Consent of Goldman, Sachs & Co.

99.9	Consent of Merrill Lynch Pierce, Fenner & Smith Incorporated.

99.10	Consent of Lehman Brothers Inc.

99.11	Consent of Lewis Hay, III to be named a director of Constellation upon completion of the merger.

*	To be filed by amendment.